     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 7, 1996


                                                       REGISTRATION NO. 333-9045

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20459

                             ---------------------


                                   AMENDMENT


                                    NO. 1 TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                          NATIONAL ENERGY GROUP, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          1311                         58-1922764
 (State or other jurisdiction    (Primary Standard Industrial          (I.R.S. Employer
               of                Classification Code Number)         Identification No.)
incorporation or organization)
                                                              MILES D. BENDER
           4925 GREENVILLE AVENUE                       NATIONAL ENERGY GROUP, INC.
                 SUITE 1400                         4925 GREENVILLE AVENUE, SUITE 1400
             DALLAS, TEXAS 75206                            DALLAS, TEXAS 75206
               (214) 692-9211                                 (214) 692-9211
 (Address, including zip code, and telephone      (Name, address, including zip code, and
        number, including area code, of          telephone number, including area code, of
   registrant's principal executive offices)                agent for service)

                            ------------------------

                                   Copies to:

                                                                     JERRY WARREN, ESQ.
        MIKE JOPLIN, ESQ.           RANDALL A. CARTER, ESQ.             MCAFEE & TAFT
   STRASBURGER & PRICE, L.L.P.    NATIONAL ENERGY GROUP, INC.    A PROFESSIONAL CORPORATION
   901 MAIN STREET, SUITE 4300     234 COLUMBINE, SUITE 240   TWO LEADERSHIP SQUARE, 10TH FLOOR
       DALLAS, TEXAS 75202          DENVER, COLORADO 80206      OKLAHOMA CITY, OKLAHOMA 73102

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and upon consummation of the merger transactions described in the enclosed Joint Proxy Statement and Prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


                             ---------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                          NATIONAL ENERGY GROUP, INC.

        CROSS-REFERENCE SHEET PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                              LOCATION IN JOINT PROXY
                      FORM S-4 ITEM                           STATEMENT AND PROSPECTUS
     ----------------------------------------------- ------------------------------------------
A.   INFORMATION ABOUT THE TRANSACTION
       1. Forepart of Registration Statement and
          Outside Front Cover Page of Prospectus.... Facing Page; Outside Front Cover Page of
                                                     Joint Proxy Statement and Prospectus
       2. Inside Front and Outside Back Cover Pages
          of Prospectus............................. Inside Front Cover Page of Joint Proxy
                                                     Statement and Prospectus; Available
                                                     Information
       3. Risk Factors, Ratio of Earnings to Fixed
          Charges and Other Information............. Summary; Risk Factors; General
                                                     Information; The Merger Proposals;
                                                     Selected Financial Information and
                                                     Operating Data
       4. Terms of the Transaction.................. Inside Front Cover Page of Proxy Statement
                                                     and Prospectus; Summary; General
                                                     Information; The Merger Proposals;
                                                     Description of Capital Stock; Comparison
                                                     of Rights of Holders of NEG Securities and
                                                     Alexander Securities; Pro Forma Combined
                                                     Condensed Financial Statements
       5. Pro Forma Financial Information........... Summary; Selected Pro Forma Combined
                                                     Financial Information and Operating Data;
                                                     Pro Forma Combined Condensed Financial
                                                     Statements
       6. Material Contracts with the Company Being
          Acquired.................................. The Merger Proposals; Management
       7. Additional Information Required for
          Reoffering by Persons and Parties Deemed
          To Be Underwriters........................ Not Applicable
       8. Interests of Named Experts and Counsel.... The Merger Proposals
       9. Disclosure of Commission Position on
          Indemnification for Securities Act
          Liabilities............................... Not Applicable
B.   INFORMATION ABOUT THE REGISTRANT
      10. Information with Respect to S-3
          Registrants............................... Not Applicable
      11. Incorporation of Certain Information by
          Reference................................. Not Applicable
      12. Information with Respect to S-2 or S-3
          Registrants............................... Not Applicable
      13. Incorporation of Certain Information by
          Reference................................. Not Applicable
      14. Information with Respect to Registrants
          Other Than S-2 or S-3 Registrants......... Special Note Regarding Forward-Looking
                                                     Statements; Summary; Market Prices and
                                                     Dividends; NEG Selected Historical
                                                     Financial Information and Operating Data;
                                                     NEG Management's Discussion and Analysis
                                                     of Financial Condition and Results of
                                                     Operations; NEG Management's Discussion
                                                     and Analysis of the Effects of the Merger
                                                     on the Future Financial Condition and
                                                     Results of Operations of NEG; Business and
                                                     Properties; Historical Financial
                                                     Statements of NEG; Pro Forma Combined
                                                     Condensed Financial Statements

                                                              LOCATION IN JOINT PROXY
                      FORM S-4 ITEM                           STATEMENT AND PROSPECTUS
     ----------------------------------------------- ------------------------------------------
C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED
      15. Information with Respect to S-3
          Companies................................. Not Applicable
      16. Information with Respect to S-2 or S-3
          Companies................................. Not Applicable
      17. Information with Respect to Companies
          Other than S-2 or S-3 Companies........... Summary; Market Prices and Dividends;
                                                     Alexander Selected Historical Financial
                                                     Information and Operating Data; Alexander
                                                     Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations; Business and Properties;
                                                     Historical Financial Statements of
                                                     Alexander
D.   VOTING AND MANAGEMENT INFORMATION
      18. Information if Proxies, Consents or
          Authorizations are to be Solicited........ Outside Front Cover Page of Joint Proxy
                                                     Statement and Prospectus; Summary; General
                                                     Information; The Merger Proposals;
                                                     Security Ownership of Certain Beneficial
                                                     Owners and Management; Certain
                                                     Relationships and Related Transactions;
                                                     Management; NEG Shareholder Proposals for
                                                     1997 Annual Meeting
      19. Information if Proxies, Consents or
          Authorizations are not to be Solicited or
          in an Exchange Offer...................... Not Applicable

PRELIMINARY COPY

                          NATIONAL ENERGY GROUP, INC.
                        4925 GREENVILLE AVE., STE. 1400
                                DALLAS, TX 75206

                                                                  August 9, 1996

Dear Shareholder,

     You are cordially invited to attend the Annual Meeting of Shareholders (the "NEG Meeting") of National Energy Group, Inc. ("NEG") to be held on Thursday, August 29, 1996, at 10:00 a.m., Central Time, at the Senator's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207.


     At the NEG Meeting, you will be asked to consider and vote upon (i) a proposal to issue shares of NEG's Common Stock in connection with the merger (the "Merger") of Alexander Energy Corporation ("Alexander"), with and into NEG-OK, Inc., a wholly owned subsidiary of NEG ("NEG-OK"), and to approve the Merger and the related Agreement and Plan of Merger dated as of June 6, 1996, as amended as of June 20, 1996, among NEG, Alexander and NEG-OK (the "Merger Agreement"); (ii) a proposal to elect five nominees as directors of NEG to serve until the next annual meeting of shareholders of NEG to be held in 1997; (iii) a proposal to amend the Certificate of Incorporation of NEG to eliminate the authorization of the Class B Common Stock, to change the name of the Class A Common Stock to "Common Stock," to increase the authorized number of shares of Common Stock from 50 million to 100 million shares, to clarify the powers of the Board of Directors to issue NEG Preferred Stock without shareholder approval, and to extend from June 14, 1997 to June 14, 1999, the period during which NEG may not redeem the NEG Series B Preferred Stock and the NEG Series C Preferred Stock; (iv) a proposal to ratify the selection of Ernst & Young LLP as NEG's independent auditors for the current fiscal year ended December 31, 1996; and
(v) any other business as may properly come before the meeting.


     In the Merger, each share of Alexander Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock (the "Exchange Ratio"). The Merger Agreement also sets forth certain circumstances in which the Merger may be terminated by Alexander or NEG if the average closing price of the NEG Common Stock for the ten trading days immediately prior to the date of the closing of the Merger is less than $2.40 or is more than $3.60 per share, respectively.


     After the Merger and consummation of the related transactions described in the Joint Proxy Statement and Prospectus accompanying this letter, including completion of the $15.0 million private placement by NEG of equity securities with certain of its existing shareholders, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of the NEG Preferred Stock and exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and 21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the number of outstanding shares of NEG Common Stock.


     As more fully described in the accompanying Joint Proxy Statement and Prospectus, Oppenheimer & Co., Inc., the investment banking firm retained by the NEG Board of Directors to act as its financial advisor in connection with the Merger, has rendered its opinion that, as of June 6, 1996, the consideration to be paid to the Alexander shareholders in the Merger is fair from a financial point of view to NEG shareholders.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ISSUANCE OF NEG COMMON STOCK IN THE MERGER, THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR AND IN THE BEST INTERESTS OF NEG AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ISSUANCE OF NEG COMMON STOCK IN THE MERGER, THE MERGER AND THE MERGER AGREEMENT, AND YOUR BOARD OF DIRECTORS ALSO RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE FIVE DIRECTORS NAMED IN THE JOINT PROXY STATEMENT AND PROSPECTUS AND FOR THE PROPOSALS TO AMEND THE NEG CERTIFICATE OF INCORPORATION (WITH MESSRS. SINNOTT AND SCHAFER ABSTAINING) AND TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS NEG'S INDEPENDENT AUDITORS.

     In the material accompanying this letter, you will find a Notice of Annual Meeting of Shareholders, a Joint Proxy Statement and Prospectus relating to the actions to be taken by NEG shareholders at the annual meeting and a proxy card. The Joint Proxy Statement and Prospectus more fully describes the proposed Merger and related transactions, including the circumstances under which the Merger may be terminated, and includes information about NEG and Alexander. I urge you to carefully review the Joint Proxy Statement and Prospectus.

     It is important that your shares be voted at the NEG Meeting. Whether or not you plan to attend in person, please complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope. If you do attend the meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.

                                        Respectfully,

                                        NATIONAL ENERGY GROUP, INC.

                                        Miles D. Bender
                                        President and Chief Executive Officer

PRELIMINARY COPY

                          NATIONAL ENERGY GROUP, INC.
                        4925 GREENVILLE AVE., STE. 1400
                                DALLAS, TX 75206

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 29, 1996

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of National Energy Group, Inc., a Delaware corporation ("NEG"), will be held at the Senator's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, at 10:00 a.m., Central Time, on Thursday, August 29, 1996, for the following purposes:

     1. To consider and vote upon a proposal to issue shares of NEG Common Stock in connection with the merger (the "Merger") of Alexander Energy Corporation ("Alexander") with and into NEG-OK, Inc., a wholly-owned subsidiary of NEG ("NEG-OK"), and to approve the Merger and the related Agreement and Plan of Merger dated as of June 6, 1996, as amended as of June 20, 1996, among NEG, Alexander and NEG-OK (the "Merger Agreement"), pursuant to which each share of Alexander Common Stock outstanding immediately prior to the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock;

     2. To elect five members of the Board of Directors of NEG to hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified;


     3. To consider and vote upon a proposal to amend the NEG Certificate of Incorporation (i) to eliminate the authorization of Class B Common Stock, (ii) to change the name of the Class A Common Stock to "Common Stock," (iii) to increase the number of authorized shares of Common Stock from 50 million to 100 million shares, (iv) to clarify the powers of the Board of Directors to issue NEG Preferred Stock without shareholder approval, and (v) to extend from June 14, 1997 to June 14, 1999, the period during which NEG may not redeem the NEG Series B Preferred Stock and the NEG Series C Preferred Stock.


     4. To consider and vote upon a proposal to ratify the selection of Ernst & Young LLP as NEG's independent auditors for the current fiscal year ended December 31, 1996; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     A form of proxy and a Joint Proxy Statement and Prospectus containing detailed information with respect to the matters to be considered at the meeting accompany this notice.

     In the Merger, each share of Alexander Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock (the "Exchange Ratio"). The Merger Agreement also sets forth certain circumstances in which the Merger may be terminated by Alexander or NEG if the average closing price of the NEG Common Stock for the ten trading days immediately prior to the date of the closing of the Merger is less than $2.40 or is more than $3.60 per share, respectively.


     After the Merger and consummation of the related transactions described in the attached Joint Proxy Statement and Prospectus, including completion of the $15.0 million private placement by NEG of equity securities with certain of its existing shareholders, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of the NEG Preferred Stock and exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and 21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the number of outstanding shares of NEG Common Stock.


     Only shareholders of record on the books of NEG at the close of business on July 19, 1996 will be entitled to notice of and to vote at the meeting or any adjournments thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at the principal executive offices of NEG, 4925 Greenville Ave., Ste. 1400, Dallas, Texas 75206.

                                             By Order of the Board of Directors

                                             Randall A. Carter
                                             General Counsel and Secretary

Dallas, Texas

August 9, 1996


SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. EVEN AFTER RETURNING YOUR PROXY, IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO.

PRELIMINARY COPY

                          ALEXANDER ENERGY CORPORATION
                            701 CEDAR LAKE BOULEVARD
                         OKLAHOMA CITY, OKLAHOMA 73114


                                                                  August 9, 1996


Dear Shareholder,

     You are cordially invited to attend the Special Meeting of Shareholders (the "Alexander Meeting") of Alexander Energy Corporation ("Alexander") to be held on Thursday, August 29, 1996, at 10:00 a.m., Central Time, at the Governor's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207.

     At the Alexander Meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger dated as of June 6, 1996, as amended as of June 20, 1996 (the "Merger Agreement"), by and among Alexander, National Energy Group, Inc. ("NEG") and NEG-OK, Inc., a wholly-owned subsidiary of NEG ("NEG-OK"), pursuant to which Alexander will merge with and into NEG-OK (the "Merger").

     In the Merger, each share of Alexander Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock. The Merger Agreement also sets forth certain circumstances in which the Merger may be terminated by Alexander or NEG if the average closing price of the NEG Common Stock for the ten trading days immediately prior to the date of the closing of the Merger is less than $2.40 or is more than $3.60 per share, respectively.

     Prudential Securities Incorporated, the investment banking firm retained by the Alexander Board of Directors to act as its financial advisor in connection with the Merger, has rendered its opinion that, as of June 6, 1996, the consideration to be received by Alexander shareholders in the Merger is fair from a financial point of view.

     In the Merger, each share of Alexander Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock (the "Exchange Ratio"). The Merger Agreement also sets forth certain circumstances in which the Merger may be terminated by Alexander or NEG if the average closing price of the NEG Common Stock for the ten trading days immediately prior to the date of the closing of the Merger is less than $2.40 or is more than $3.60 per share, respectively.


     After the Merger and consummation of the related transactions described in the Joint Proxy Statement and Prospectus accompanying this letter, including completion of the $15.0 million private placement by NEG of equity securities with certain of its existing shareholders, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of the NEG Preferred Stock and exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and 21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the number of outstanding shares of NEG Common Stock.



     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE FAIR AND IN THE BEST INTERESTS OF ALEXANDER AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AND THE MERGER AGREEMENT.


     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement and Prospectus relating to the actions to be taken by Alexander shareholders at the special meeting and a proxy card. The Joint Proxy Statement and Prospectus more fully describes the proposed Merger and related transactions, including the circumstances under which the Merger may be terminated, and includes information about NEG and Alexander.

     It is important that your shares be voted at the Alexander Meeting. Whether or not you plan to attend in person, please complete, date and sign the enclosed proxy card and return it as promptly as possible in the accompanying envelope. If you do attend the meeting and wish to vote your shares in person, even after returning your proxy, you still may do so.

                                        Respectfully,

                                        ALEXANDER ENERGY CORPORATION
                                        Bob G. Alexander
                                        President and Chief Executive Officer

PRELIMINARY COPY

                          ALEXANDER ENERGY CORPORATION
                            701 CEDAR LAKE BOULEVARD
                         OKLAHOMA CITY, OKLAHOMA 73114

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 29, 1996

To the Shareholders:

     Notice is hereby given that a Special Meeting of Shareholders of Alexander Energy Corporation, an Oklahoma corporation ("Alexander"), will be held at the Governor's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, at 10:00 a.m., Central Time, on Thursday, August 29, 1996, for the purpose of considering and voting upon the following matters:

     1. The adoption of an Agreement and Plan of Merger dated as of June 6, 1996, as amended as of June 20, 1996 (the "Merger Agreement"), by and among Alexander, National Energy Group Inc. ("NEG") and NEG-OK, Inc., a wholly-owned subsidiary of NEG ("NEG-OK"), and the approval of the merger (the "Merger") and the transactions contemplated thereby, as described in the attached Joint Proxy Statement and Prospectus; and

     2. Such other matters as may properly come before the meeting or any adjournment thereof.

     Pursuant to the Merger Agreement, Alexander will be merged with and into NEG-OK, and each share of Alexander Common Stock outstanding immediately prior to the effective time of the Merger (other than shares held by shareholders who have validly perfected their appraisal rights under Oklahoma law) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock.

     Shareholders of record on July 19, 1996, are entitled to notice of and to vote at the meeting. For a period of ten days prior to the meeting, a complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder for any purpose germane to the meeting, during normal business hours, at the offices of Alexander and at the principal executive offices of NEG, 4925 Greenville Ave., Ste. 1400, Dallas, Texas 75206.

     In the Merger, each share of Alexander Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock (the "Exchange Ratio"). The Merger Agreement also sets forth certain circumstances in which the Merger may be terminated by Alexander or NEG if the average closing price of the NEG Common Stock for the ten trading days immediately prior to the date of the closing of the Merger is less than $2.40 or is more than $3.60 per share, respectively.


     After the Merger and consummation of the related transactions described in the attached Joint Proxy Statement and Prospectus, including completion of the $15.0 million private placement by NEG of equity securities with certain of its existing shareholders, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of the NEG Preferred Stock and exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and 21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the number of outstanding shares of NEG Common Stock.


     You are cordially invited to attend the meeting. Even if you plan to attend, you are respectfully requested to date, sign and return the enclosed proxy at your earliest convenience in the enclosed return envelope. You may revoke your proxy at any time prior to its exercise.

                                          By Order of the Board of Directors

                                          Sue Barnard
                                          Secretary

Oklahoma City, Oklahoma

August 9, 1996


YOUR VOTE IS IMPORTANT. PLEASE EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                     SUBJECT TO COMPLETION, AUGUST 7, 1996

                       PRELIMINARY JOINT PROXY STATEMENT

          NATIONAL ENERGY GROUP, INC.                           ALEXANDER ENERGY CORPORATION
        Annual Meeting of Shareholders                         Special Meeting of Shareholders
          To be held August 29, 1996                             to be held August 29, 1996

                             ---------------------

                                   PROSPECTUS

                          NATIONAL ENERGY GROUP, INC.
                                   21,767,653
                             SHARES OF COMMON STOCK
                                 $.01 PAR VALUE


    This Joint Proxy Statement and Prospectus of National Energy Group, Inc., a Delaware corporation ("NEG"), and Alexander Energy Corporation, an Oklahoma corporation ("Alexander"), is being used to solicit proxies on behalf of the Board of Directors of NEG from holders of the outstanding capital stock of NEG in connection with an Annual Meeting of Shareholders of NEG to be held on August 29, 1996 (the "NEG Meeting") and to solicit proxies on behalf of the Board of Directors of Alexander from holders of the outstanding common stock of Alexander in connection with a Special Meeting of Shareholders of Alexander to be held on August 29, 1996 (the "Alexander Meeting"). The Joint Proxy Statement and Prospectus and the accompanying proxies are first being mailed to shareholders of NEG and shareholders of Alexander on or about August 9, 1996.


    At the NEG Meeting, shareholders of NEG will be asked to consider and vote upon a proposal (the "NEG Merger Proposal") to issue shares of common stock, $.01 par value per share, of NEG ("NEG Common Stock"), to shareholders of Alexander in connection with an Agreement and Plan of Merger, dated as of June 6, 1996, and an amendment as of June 20, 1996, copies of which are attached to this Joint Proxy Statement and Prospectus as Addendum A-1 and Addendum A-2, together with the related Certificate of Merger attached as an exhibit thereto (collectively, the "Merger Agreement"), which provides for the merger (the "Merger") of Alexander with and into NEG-OK, Inc., a wholly-owned subsidiary of NEG ("NEG-OK"), and to approve the Merger and the Merger Agreement. Shareholders of NEG will also be asked at the NEG Meeting to consider and vote upon (i) the election of five directors to the NEG Board of Directors (the "NEG Director Election Proposal"); (ii) a proposal to amend the Certificate of Incorporation of NEG to eliminate the authorization of the Class B Common Stock, to change the name of the Class A Common Stock to "Common Stock," to increase the number of authorized shares of Common Stock from 50 million to 100 million shares, to clarify the powers of the Board of Directors to issue NEG Preferred Stock without shareholder approval, and to extend from June 14, 1997 to June 14, 1999, the period during which NEG may not redeem the NEG Series B Preferred Stock and the NEG Series C Preferred Stock (the "NEG Certificate of Incorporation Amendment Proposal"); and (iii) a proposal to ratify the appointment of Ernst & Young LLP as NEG's independent auditors for the current fiscal year ended December 31, 1996 (the "NEG Auditor Ratification Proposal").

    At the Alexander Meeting, shareholders of Alexander will be asked to consider and vote upon a proposal (the "Alexander Merger Proposal") to approve and adopt the Merger and the Merger Agreement. Upon consummation of the Merger, among other things, (i) the identity and separate existence of Alexander will terminate and NEG-OK will remain a wholly-owned subsidiary of NEG with the combined assets and liabilities of Alexander and NEG-OK, (ii) each of the shares of Alexander common stock, par value $.03 per share ("Alexander Common Stock"), together with all rights associated with such Alexander Common Stock ("Associated Rights") pursuant to the Rights Agreement dated December 15, 1994 (the "Rights Agreement"), between Alexander and Liberty Bank and Trust Company of Oklahoma City, N.A. (the "Rights Agent"), and all related documents, outstanding immediately before the Merger (other than dissenting shares), will be converted into 1.7 shares of NEG Common Stock, and (iii) all outstanding options and warrants to purchase Alexander Common Stock will be assumed by NEG and converted into options and warrants to purchase NEG Common Stock.
    In the Merger, each share of Alexander Common Stock outstanding immediately prior to the consummation of the Merger (other than dissenting shares) and all associated rights for such share will be converted into the right to receive 1.7 shares of NEG Common Stock (the "Exchange Ratio").
    The Merger Agreement sets forth certain circumstances under which the Merger Agreement may be terminated by Alexander or NEG. It is a condition to Alexander's obligation to close the Merger that the average closing sales price for the NEG Common Stock for the ten trading days immediately prior to the closing date of the Merger (the "NEG Average Price") exceed $2.40 per share, and it is a condition to NEG's obligation to close the Merger that the NEG Average Price not exceed $3.60 per share (the range of stock prices between $2.40 and $3.60, collectively, the "Range"). Those conditions to closing, however, may be waived by the parties. At the time of executing a proxy with respect to the Merger proposals shareholders will not know the value of the consideration to be received by Alexander shareholders in the Merger. By approving the Merger proposals, shareholders will permit the NEG or Alexander Board of Directors, as the case may be, to decide whether to proceed with the Merger or to terminate the Merger Agreement if the NEG Average Price is outside the Range at the time of closing of the Merger.

    After the Merger and consummation of the related transactions described herein, including completion of the $15.0 million private placement by NEG of equity securities with certain of its existing shareholders, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and
21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of the NEG Preferred Stock and exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and 21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the number of outstanding shares of NEG Common Stock.

    Following the approval and consummation of the Merger and related transactions, the NEG Board of Directors intends to increase the size of the Board to be elected by the holders of NEG Common Stock from five to eight directors, and to appoint Bob G. Alexander and Jim L. David, executive officers and directors of Alexander, and Robert A. West, a director of Alexander, to fill the three vacancies created by such action until the next annual meeting of the shareholders of NEG.
    This Joint Proxy Statement and Prospectus also constitutes the prospectus of NEG under the Securities Act of 1933, as amended (the "Securities Act"), for the offering of an aggregate of up to 21,767,653 shares of NEG Common Stock in connection with the Merger.
    The information set forth in this Joint Proxy Statement and Prospectus concerning NEG and NEG-OK has been furnished by NEG and the information set forth in this Joint Proxy Statement and Prospectus concerning Alexander has been furnished by Alexander.

    The NEG Common Stock and the Alexander Common Stock are quoted on the Nasdaq National Market. On August 5, 1996, the closing sales prices were $3 1/2 and
$5 9/16 per share for NEG and Alexander, respectively.

    SEE "RISK FACTORS," PAGE 17, FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED IN EVALUATING THE MERGER AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.
                             ---------------------

 THE SHARES OF NEG COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE
   NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
      NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          JOINT PROXY STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------


    THE DATE OF THIS JOINT PROXY STATEMENT AND PROSPECTUS IS AUGUST 9, 1996.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The forward-looking statements provided below and in other locations throughout this document (collectively, "Forward-Looking Statements") are based on NEG's and Alexander's historical operating trends, their proved reserves as of December 31, 1995 and other information available to the management of NEG. These statements assume that market conditions for NEG's oil and gas production are comparable to those experienced in 1995 as modified for changes in the prices for oil and gas through June 1996. These statements also assume that no significant changes will occur in the operating environment for NEG's and Alexander's oil and gas properties following the Merger. Finally, the Forward-Looking Statements assume no material changes in the composition of NEG's property base as the result of any material acquisitions or divestitures and that no material changes will occur in NEG's financial facilities, except as disclosed herein. NEG cautions that the Forward-Looking Statements are subject to all the risks and uncertainties discussed under the captions "Summary Pro Forma Combined Condensed Financial Information and Operating Data;" "Risk Factors;" "Selected Pro Forma Combined Condensed Financial Information and Operating Data;" "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations;" "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations;" "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operations of NEG;" "Business and Properties;" and "Pro Forma Combined Condensed Financial Statements." Moreover, NEG may make material acquisitions, execute new contracts or terminate existing contracts, or enter into new financing transactions that may affect the accuracy of the Forward-Looking Statements. None of these events can be predicted with certainty and, accordingly, are not taken into consideration in the Forward-Looking Statements made herein. For all of the foregoing reasons, actual results may vary materially from the Forward-Looking Statements and there is no assurance that the assumptions used are necessarily the most likely to occur.

                             ---------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS JOINT PROXY STATEMENT AND PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER NEG OR ALEXANDER. THIS JOINT PROXY STATEMENT AND PROSPECTUS NEITHER CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SHARES OF NEG COMMON STOCK, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION OR IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT AND PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

     NEG and Alexander are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Reports, proxy statements and other information filed by NEG and Alexander with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the SEC in Washington, D.C. at prescribed rates.

     The NEG Common Stock and the Alexander Common Stock are traded on the Nasdaq National Market. Reports and other information can be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W. Washington, D.C. 20006.

     This Joint Proxy Statement and Prospectus forms a part of a Registration Statement filed with the SEC and does not contain all the information set forth therein. Reference to the Registration Statement is hereby made for further information with respect to NEG and Alexander and the securities offered hereby. Any statements made herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each statement is qualified entirely by such reference.


     NEG hereby undertakes to provide without charge to each NEG shareholder on the July 19, 1996 record date, upon the written request of any such person, a copy of NEG's annual report on Form 10-KSB, including financial statements, required to be filed with the SEC pursuant to Rule 13a-1 under the Securities Act for NEG's most recent fiscal year. Requests for such information should be directed to the Controller and Chief Accounting Officer of NEG at 4925 Greenville Avenue, Suite 1400, Dallas, Texas 75206.

                               TABLE OF CONTENTS



                                                                                        PAGE
                                                                                        ----
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.....................................    i
AVAILABLE INFORMATION.................................................................    i
SUMMARY...............................................................................    1
  Introduction........................................................................    1
  The Parties.........................................................................    2
  The Meetings........................................................................    2
  Reasons for the Merger..............................................................    3
  Fairness Opinions...................................................................    3
  Board Recommendations...............................................................    4
  The Merger..........................................................................    4
  Market Prices of Securities.........................................................    9
  Summary NEG Historical Financial Information and Operating Data.....................   10
  Summary Alexander Historical Financial Information and Operating Data...............   12
  Summary Pro Forma Combined Condensed Financial Information and Operating Data.......   14
  Comparative Per Share Data..........................................................   16
RISK FACTORS..........................................................................   17
GENERAL INFORMATION...................................................................   26
  Date, Time and Place of NEG Meeting and Alexander Meeting...........................   26
  Record Date and Outstanding Shares..................................................   26
  Voting Proxies......................................................................   27
  Quorum and Required Vote............................................................   27
  Proxy Solicitation; Expenses........................................................   29
THE MERGER PROPOSALS..................................................................   29
  NEG -- Background of and Reasons for the Merger.....................................   29
  Factors Considered by the NEG Board of Directors; Benefits and Detriments of the
     Merger...........................................................................   30
  Opinion of Oppenheimer..............................................................   31
  Recommendation of NEG Board of Directors............................................   34
  Alexander -- Background of and Reasons for the Merger...............................   34
  Factors Considered by the Alexander Board of Directors; Benefits and Detriments
     of the Merger....................................................................   36
  Opinion of Prudential Securities....................................................   36
  Recommendation of Alexander Board of Directors......................................   41
  Effective Time......................................................................   41
  Manner and Basis of Converting Alexander Common Stock...............................   41
  Assumption of Alexander Options and Warrants........................................   42
  Conduct of the Business Prior to the Merger.........................................   43
  Other Acquisition Offers............................................................   43
  Treatment of Alexander Employment and Severance Agreements; NEG New Employment
     Agreements.......................................................................   44
  Conduct of Business Following the Merger; Board of Directors and Management.........   44
  Conditions to the Merger; Waiver....................................................   45
  Transactions Related to the Merger..................................................   46
       The Commitment.................................................................   46
       NEG Equity Private Placement...................................................   47
  Termination or Amendment of the Merger Agreement....................................   49
  Accounting Treatment................................................................   50
  Resale of NEG Common Stock; Agreements with Alexander Affiliates....................   50
  Interests of Certain Persons in the Merger..........................................   50
  Fees and Expenses...................................................................   52
  Governmental and Regulatory Approvals...............................................   52
  Material Federal Income Tax Consequences............................................   52
  Appraisal Rights....................................................................   54
MARKET PRICES AND DIVIDENDS...........................................................   56
CAPITALIZATION........................................................................   58
NEG SELECTED HISTORICAL FINANCIAL INFORMATION AND
  OPERATING DATA......................................................................   59

                                                                                        PAGE
                                                                                        ---
ALEXANDER SELECTED HISTORICAL FINANCIAL INFORMATION AND OPERATING DATA................   61
SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION AND
  OPERATING DATA......................................................................   64
NEG MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   66
ALEXANDER MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   73
NEG MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE EFFECTS OF THE MERGER ON THE FUTURE
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEG................................   82
NEG DIRECTOR ELECTION PROPOSAL........................................................   85
NEG CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL...................................   86
NEG AUDITOR RATIFICATION PROPOSAL.....................................................   88
BUSINESS AND PROPERTIES...............................................................   89
  NEG.................................................................................   89
  ALEXANDER...........................................................................   97
MANAGEMENT............................................................................  108
  NEG.................................................................................  108
  ALEXANDER...........................................................................  118
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........................  123
  NEG.................................................................................  123
  ALEXANDER...........................................................................  130
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................................  131
  NEG.................................................................................  131
  ALEXANDER...........................................................................  132
DESCRIPTION OF CAPITAL STOCK..........................................................  132
  NEG.................................................................................  132
  ALEXANDER...........................................................................  136
COMPARISON OF RIGHTS OF HOLDERS OF NEG SECURITIES AND
  ALEXANDER SECURITIES................................................................  139
OTHER MATTERS.........................................................................  139
ALEXANDER 1996 ANNUAL MEETING.........................................................  140
LEGAL OPINIONS........................................................................  140
EXPERTS...............................................................................  140
NEG SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING.....................................  141
GLOSSARY..............................................................................  142
INDEX TO FINANCIAL STATEMENTS.........................................................  F-1


  Addendum A-1  -- Agreement and Plan of Merger
  Addendum A-2  -- First Amendment to Agreement and Plan of Merger
  Addendum B    -- Opinion of Oppenheimer & Co., Inc.
  Addendum C    -- Opinion of Prudential Securities Incorporated
  Addendum D    -- Section 1091 of Oklahoma General Corporation Act
  Addendum E    -- NEG 1995 Reserve Report prepared by Netherland, Sewell & Associates
  Addendum F    -- Alexander 1995 Reserve Report prepared by Netherland, Sewell &
                   Associates

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement and Prospectus (collectively, the "Proxy Statement"), and does not purport to be complete and is qualified in its entirety by reference to the full text hereof or to documents incorporated herein by reference. As used in this Proxy Statement, "NEG," "NEG-OK" and "Alexander" refer to National Energy Group, Inc., NEG-OK, Inc. and Alexander Energy Corporation, respectively, and, unless the context otherwise requires, such entities and their respective subsidiaries. Before the effectiveness of the NEG Certificate of Incorporation Amendment Proposal described below (which changes the name of the Class A Common Stock of NEG to "Common Stock" immediately prior to the Merger described below), references to "NEG Common Stock" refer to the "Class A Common Stock" of NEG. Thereafter, references to the "NEG Common Stock" refer to the "Common Stock" of NEG. Before the consummation of the NEG Equity Private Placement described below (which contemplates the issuance of two new series of Preferred Stock of NEG immediately after the Merger), references to "NEG Preferred Stock" refer to the NEG Series B Preferred and the NEG Series C Preferred (as defined below). Thereafter, references to the "NEG Preferred Stock" refer to the NEG Series B Preferred, the NEG Series C Preferred, the NEG Series D Preferred and the NEG Series E Preferred (as defined below).

     Unless the context indicates otherwise, this Proxy Statement assumes the NEG Equity Private Placement occurs immediately after the Effective Time of the Merger, and that the NEG New Credit Facility (described below) closes immediately after the NEG Equity Private Placement. Pro forma financial disclosures and disclosures with respect to periods after the Merger assume that the Merger and the related transactions described in this Proxy Statement, including the NEG Equity Private Placement and the NEG New Credit Facility transactions, have been consummated as described in this Proxy Statement.

     See the Glossary included elsewhere in this Proxy Statement for the definition of certain oil and gas terms used herein.

INTRODUCTION

     This Proxy Statement is for the Annual Meeting of Shareholders of NEG (the "NEG Meeting") and the Special Meeting of Shareholders of Alexander (the "Alexander Meeting"), each to be held August 29, 1996 (collectively, the "Meetings") relating (i) to the proposed issuance by NEG of shares of NEG Common Stock, par value $.01 per share ("NEG Common Stock"), in connection with the merger (the "Merger") of Alexander with and into NEG-OK, a wholly-owned subsidiary of NEG, and the approval of the Merger and related Agreement and Plan of Merger dated June 6, 1996, among NEG, Alexander and NEG-OK, as amended as of June 20, 1996 (the "Merger Agreement") to be submitted to the shareholders of NEG and Alexander and (ii) to certain other proposals to be submitted to the shareholders of NEG.


     At the NEG Meeting, the shareholders of NEG will consider and vote upon (i) a proposal to approve the Merger and the Merger Agreement and to issue shares of NEG Common Stock to shareholders of Alexander in connection with the Merger (the "NEG Merger Proposal"); (ii) a proposal to elect five nominees as members of the Board of Directors of NEG (the "NEG Director Election Proposal"); (iii) a proposal to amend NEG's Certificate of Incorporation to eliminate the authorization of the Class B Common Stock, to change the name of the Class A Common Stock to "Common Stock," to increase the number of authorized shares of Common Stock from 50 million to 100 million shares, to clarify the powers of the Board of Directors to issue NEG Preferred Stock without shareholder approval and to extend from June 14, 1997 to June 14, 1999, the period during which NEG may not redeem the NEG Series B Preferred and the NEG Series C Preferred (the "NEG Certificate of Incorporation Amendment Proposal"); and (iv) a proposal to ratify the selection of Ernst & Young LLP as NEG's independent auditors for the current fiscal year ended December 31, 1996 (the "NEG Auditor Ratification Proposal;" such NEG proposals collectively, the "NEG Proposals"). At the Alexander Meeting, the shareholders of Alexander will consider and vote upon the approval and adoption of the Merger and the Merger Agreement (the "Alexander Merger Proposal"). The NEG Merger Proposal and the Alexander Merger Proposal are sometimes referred to herein as the "Merger Proposals."

     Pursuant to the Merger Agreement, Alexander will be merged with and into NEG-OK, and NEG-OK will remain a wholly-owned subsidiary of NEG. Each outstanding share of Alexander Common Stock, together with all rights associated with such Alexander Common Stock (the "Associated Rights") pursuant to the Rights Agreement dated December 15, 1994 (the "Rights Agreement"), between Alexander and Liberty Bank and Trust Company of Oklahoma City, N.A. ("Rights Agent") and all related documents, outstanding immediately prior to the Merger (other than dissenting shares) will be converted into 1.7 shares of NEG Common Stock. See "The Merger Proposals."

THE PARTIES

  NEG

     NEG, a Delaware corporation, is a Dallas, Texas based independent oil and gas company with exploration and production operations primarily in Oklahoma, Texas, New Mexico and offshore Nueces County, Texas. See "Business and Properties -- NEG." NEG's principal executive office is located at 4925 Greenville Avenue, Ste. 1400, Dallas, Texas 75206, and its telephone number is
(214) 692-9211.

  Alexander

     Alexander, an Oklahoma corporation, is an Oklahoma City, Oklahoma based independent oil and gas company with exploration and production operations primarily in Oklahoma, Texas and Arkansas. See "Business and
Properties -- Alexander." Alexander's principal executive office is located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 73114, and its telephone number is (405) 478-8686.

  NEG-OK

     NEG-OK, a Delaware corporation, is a wholly-owned subsidiary of NEG, newly organized for the purpose of the Merger. NEG-OK has conducted no operations, except in connection with the Merger, and has no material assets. NEG-OK's principal executive office is located at 4925 Greenville Avenue, Ste. 1400, Dallas, Texas 75206, and its telephone number is (214) 692-9211.

THE MEETINGS

  NEG Meeting

     The NEG Meeting will be held on Thursday, August 29, 1996, at 10:00 a.m., Central Time, at the Senator's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207. The purpose of the meeting is to vote upon (i) the NEG Merger Proposal; (ii) the NEG Director Election Proposal; (iii) the NEG Certificate of Incorporation Amendment Proposal; (iv) the NEG Auditor Ratification Proposal; and (v) any other business as may properly come before the NEG Meeting. The record date for shareholders of NEG entitled to notice of and to vote at the NEG Meeting is as of the close of business on July 19, 1996 (the "NEG Record Date").

     As of the NEG Record Date, voting rights for NEG are vested in the holders of the NEG Common Stock, the holders of the NEG 10% Cumulative Convertible Preferred Stock, Series B (the "NEG Series B Preferred"), and the holders of the NEG 10 1/2% Cumulative Convertible Preferred Stock, Series C (the "NEG Series C Preferred"). Each share of the NEG Common Stock and the NEG Preferred Stock is entitled to one vote on each matter as to which such class or series has voting rights.

     Adoption by NEG of the NEG Merger Proposal requires (i) the favorable vote of the holders of a majority of the outstanding shares of NEG Common Stock present in person or represented by proxy at the NEG Meeting, (ii) the favorable vote of the holders of a majority of the outstanding shares of NEG Series B Preferred, voting separately as a class, and (iii) the favorable vote of the holders of a majority of the outstanding shares of NEG Series C Preferred, voting separately as a class. Adoption by NEG of the NEG Certificate of Incorporation Amendment Proposal requires the favorable vote of the holders of a majority of the outstanding shares of (i) NEG Common Stock, (ii) NEG Series B Preferred, voting separately as a class, and (iii) NEG Series C Preferred, voting separately as a class. The favorable vote of the holders of a majority of the outstanding shares of NEG Common Stock present in person or represented by proxy at the NEG Meeting is required for adoption by NEG of the NEG Auditor Ratification Proposal. The five NEG directors to be elected at the NEG Meeting will be elected by a plurality of votes of the NEG Common Stock present in person or represented by proxy at the NEG Meeting.

     At the NEG Record Date, the directors, officers and affiliates of NEG had the right to vote a total of 2,619,716 shares of NEG Common Stock, or approximately 21.5% of the number of shares of NEG Common Stock entitled to vote on the NEG Proposals. All of such holders have indicated their intention to vote their shares in favor of the NEG Proposals. In addition, each of the holders of the NEG Series B Preferred and NEG Series C Preferred have indicated their intention to vote their shares in favor of the NEG Merger Proposal and the NEG Certificate of Incorporation Amendment Proposal, the only NEG Proposals on which such holders are entitled to vote at the NEG Meeting.

  Alexander Meeting

     The Alexander Meeting will be held on Thursday, August 29, 1996 at 10:00 a.m., Central Time, at the Governor's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207. The record date for shareholders of Alexander entitled to notice of and to vote at the Alexander Meeting is as of the close of business on July 19, 1996 (the "Alexander Record Date").

     Voting rights for Alexander are vested in the holders of Alexander Common Stock, with each share entitled to one vote on each matter coming before the Alexander shareholders. The favorable vote of the holders of a majority of the outstanding shares of Alexander Common Stock is required for the approval and adoption by Alexander of the Alexander Merger Proposal.

     At the Alexander Record Date, the directors, officers and affiliates of Alexander had the right to vote a total of 675,453 shares of Alexander Common Stock, or approximately 5.42% of the total number of shares of Alexander Common Stock entitled to vote. All of such holders have indicated their intention to vote their shares in favor of the Alexander Merger Proposal.

REASONS FOR THE MERGER

     NEG and Alexander believe that the Merger is in the best interests of their respective shareholders. The combined companies provide a critical mass which the two companies believe will provide NEG, following the Merger, with access to financing opportunities to permit future growth and accelerated reserve development that were not available to either of the companies separately. Further, the increased market capitalization and liquidity of shares are expected to be beneficial to shareholders of NEG after the Merger. See "The Merger Proposals -- NEG -- Background of and Reasons for the Merger;" and "The Merger Proposals -- Alexander -- Background of and Reasons for the Merger." NEG and Alexander also considered possible disadvantages resulting from the Merger, which, after careful consideration, were determined to be outweighed by the benefits provided by the Merger. Possible disadvantages considered by NEG and Alexander include the risk of inadequate future cash flows or insufficient credit for planned capital expenditures, the risk of failure to efficiently manage the combined business and the impact of possible control of the NEG Board of Directors by certain shareholders, as well as other possible disadvantages. See "Risk Factors -- Future Capital Requirements;" "Risk Factors -- Shares Eligible for Public Sale;" "Risk Factors -- Related Parties Involved and No Assurance of Fair Market Value Received in NEG Equity Private Placement;" "Risk Factors -- Control by Principal Shareholders;" and "Risk Factors -- No Market for Shares if NEG Series D Preferred Contingent Voting Rights Exercised."

FAIRNESS OPINIONS

     Oppenheimer & Co., Inc. ("Oppenheimer") has delivered an opinion to the Board of Directors of NEG to the effect that the consideration to be paid to the holders of Alexander Common Stock pursuant to the Merger is fair from a financial point of view, as of June 6, 1996, to the holders of NEG Common Stock. A copy of the written opinion of Oppenheimer, dated June 6, 1996, setting forth the assumptions made, the matters considered, the scope and limitations on the review undertaken and the procedures followed by

Oppenheimer in rendering such opinion is attached to this Proxy Statement as Addendum B. Such opinion should be carefully read in its entirety by shareholders of NEG. For a more particular description of this opinion and information regarding fees and expenses payable to Oppenheimer by NEG, see "The Merger Proposals -- Opinion of Oppenheimer."

     Alexander engaged Prudential Securities Incorporated ("Prudential Securities") to act as financial advisor in connection with the Merger and to render its opinion as to the fairness, from a financial point of view, of the Merger consideration to be received by the shareholders of Alexander. A copy of the full text of the written opinion of Prudential Securities dated June 6, 1996, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Addendum C to this Proxy Statement. Shareholders of Alexander are urged to read carefully the opinion in its entirety. For a more particular description of this opinion and information regarding fees and expenses payable to Prudential Securities by Alexander or NEG upon consummation of the Merger, see "The Merger Proposals -- Opinion of Prudential Securities."

BOARD RECOMMENDATIONS

     The Boards of Directors of NEG and of Alexander have each unanimously approved the Merger and the Merger Agreement and recommend the adoption of the Merger Proposals by their respective shareholders. In evaluating the Merger Proposals, the Boards of Directors of NEG and Alexander considered many factors, including financial information relating to the two companies. See "The Merger Proposals -- NEG -- Background of and Reasons for the Merger;" "The Merger Proposals -- Alexander -- Background of and Reasons for the Merger;" "The Merger Proposals -- Recommendation of NEG Board of Directors;" and "The Merger Proposals -- Recommendation of Alexander Board of Directors."

THE MERGER

  Effective Time

     The Merger is expected to be consummated immediately after the Meetings, but no later than October 1, 1996, the date the Merger Agreement may be terminated by either party if the conditions to the closing of the Merger have not been satisfied. The Merger will become effective on the date of filing of the Certificate of Merger with the Secretary of State of Oklahoma and the Secretary of State of Delaware or such later date and time as is specified in the Certificate of Merger (the "Effective Time"). The Certificate of Merger will be filed as soon as practicable after all conditions to the obligations of NEG and Alexander to consummate the Merger have been satisfied or waived and the transactions contemplated by the Merger Agreement are closed, which is expected to be on the date of the Meetings (the "Closing"). See "The Merger
Proposals -- Effective Time;" and "The Merger Proposals -- Conditions to the Merger; Waiver."

  Conversion of Stock; Fractional Shares

     Upon the consummation of the Merger, Alexander will merge with and into NEG-OK. The separate identity of Alexander will cease to exist, NEG-OK will continue to be a wholly-owned subsidiary of NEG and each share of Alexander Common Stock outstanding immediately prior to the Merger (other than dissenting shares) and all Associated Rights for such share will be converted into 1.7 shares of NEG Common Stock (the "Exchange Ratio"). No fractional shares of NEG Common Stock will be issued as a result of the Merger. In lieu of fractional shares, cash will be paid based on the closing sales price of the NEG Common Stock on the last trading day preceding the Effective Time of the Merger. The Exchange Ratio will not be adjusted for any fluctuations in the market prices of NEG Common Stock or Alexander Common Stock occurring prior to the Effective Time of the Merger. See "The Merger Proposals -- Manner and Basis of Converting Alexander Common Stock -- Exchange Ratio;" "The Merger Proposals -- Manner and Basis of Converting Alexander Common Stock -- Fractional Shares;" and "Risk Factors -- Volatility of Share Prices."

  Exchange of Certificates

     Following the Effective Time, each holder of Alexander Common Stock will be instructed to surrender to Liberty Bank and Trust Company of Oklahoma City, N.A., or such other bank as may be selected by NEG as the exchange agent (the "Exchange Agent"), certificate(s) representing such holder's shares of Alexander Common Stock and all Associated Rights immediately prior to the Merger (the "Certificates"), together with a properly completed and duly executed letter of transmittal and any other required documents, and will receive in exchange a certificate registered in the holder's name representing the number of full shares of NEG Common Stock to which the holder is entitled pursuant to the Merger Agreement. See "The Merger Proposals -- Manner and Basis of Converting Alexander Common Stock -- Exchange of Certificates."

  Fully Diluted and Outstanding Shares of NEG after the Merger


     Based on the number of shares of NEG Common Stock and Alexander Common Stock outstanding on the respective Record Dates for the Meetings, after the Merger and the NEG Equity Private Placement, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the fully diluted number of shares of NEG Common Stock (assuming conversion of the NEG Preferred Stock and the exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and 21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the outstanding shares of NEG Common Stock. If securities to be issued in the NEG Equity Private Placement are excluded from these calculations, NEG shareholders and former Alexander shareholders will hold approximately 19.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 47.7% and 52.3%, respectively, of the fully diluted shares of NEG Common Stock.


  Alexander Options and Warrants

     All options and warrants for Alexander Common Stock outstanding at the Effective Time will be converted into options and warrants to receive NEG Common Stock. See "The Merger Proposals -- Assumption of Alexander Options and Warrants."

  Conduct of the Business Pending Closing

     Pending the Closing of the Merger, NEG and Alexander agreed to certain restrictions with respect to the conduct of their respective businesses, including limitations on capital expenditures. See "The Merger
Proposals -- Conduct of Business Prior to the Merger."

  Directors of NEG after the Merger

     Upon consummation of the Merger, the NEG Board of Directors will increase the number of NEG directors to be elected by the holders of the NEG Common Stock from five to eight, and Bob G. Alexander and Jim L. David, executive officers and directors of Alexander, and Robert A. West, a director of Alexander, will be appointed to the NEG Board of Directors to fill the vacancies created by the increase in the size of the Board of Directors until the next annual meeting of the shareholders of NEG. Messrs. Robert V. Sinnott, Elwood W. Schafer and Robert
J. Mitchell as appointees of the holders of the NEG Series B Preferred, NEG Series C Preferred and NEG Series D Preferred, respectively, will also be members of the Board of Directors of NEG after the Merger, bringing the total number of NEG directors to 11. See "The Merger Proposals -- Conduct of Business Following the Merger; Board of Directors and Management;" and "NEG Director Election Proposal."

  Conditions to the Closing of the Merger


     It is a condition to Alexander's obligation to close the Merger that the average closing sales price for the NEG Common Stock for the ten trading days immediately prior to the closing date of the Merger (the "NEG Average Price") exceed $2.40 per share, and it is a condition to NEG's obligation to close the Merger that the NEG Average Price not exceed $3.60 per share (the range of stock prices between $2.40 and $3.60, the "Range"). Those conditions to closing, however, may be waived by the parties. At the time of executing a proxy with respect to the Merger Proposals shareholders will not know the value of the consideration to be received by Alexander shareholders in the Merger. By approving the Merger Proposals, shareholders will permit the NEG or Alexander Board of Directors, as the case may be, to determine to proceed with the Merger even if the NEG Average Price is outside the Range. Shareholders may, however, revoke their proxies at any time before their shares are voted. See "General Information -- Voting Proxies."

     At present, neither the NEG nor the Alexander Board of Directors intends to terminate the Merger Agreement if the NEG Average Price is not within the Range. Those decisions could later change if circumstances are different at the time of Closing, but the Boards of Directors do not expect to resolicit the shareholders based on such changed circumstances unless the parties agree to change the Exchange Ratio. Neither party expects, however, that it will renegotiate the Exchange Ratio. In determining later whether to elect to terminate the Merger Agreement or to complete the Merger if the NEG Average Price is outside the Range, the Board of Directors of the entity with the right to so terminate the Merger Agreement will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for oil and gas exploration and development stocks in general, the relative values of the NEG and Alexander Common Stock in the market, whether the parties are prepared to change the Exchange Ratio, and the advice of its financial advisors and legal counsel. See "Risk Factors -- Volatility of Share Prices;" and "The Merger Proposals -- Conditions to the Merger; Waiver."

     Consummation of the Merger is subject to a number of other conditions, including (i) approval of the Merger Proposals by the shareholders of NEG and Alexander; (ii) no more than 12,850,000 shares of Alexander Common Stock being outstanding immediately prior to the Merger on a fully diluted basis; (iii) no material adverse change shall have occurred to either NEG or Alexander; (iv) the payment on or before the Closing of the Merger of certain fees and expenses to Prudential Securities and to McAfee & Taft A Professional Corporation ("McAfee & Taft"), lawyers for Alexander; (v) the delivery of a tax opinion; (vi) the delivery by affiliates of Alexander of letters to NEG recognizing the restrictions on transfer of the NEG Common Stock imposed upon them by Rule 145 of the Securities Act of 1933, as amended (the "Securities Act"); and (vii) NEG obtaining financing for not less than $65 million after the Merger (the "Financing Condition") so long as the aggregate cost of refinancing the NEG and Alexander existing debt and the cash costs of the Merger (including dissenting shares) shall not exceed $80.0 million. See "-- Financing Condition to the Merger;" and "-- NEG Equity Private Placement." Except for matters required by law, each of the parties to the Merger Agreement may, at its option, waive compliance with any condition to its obligation to consummate the Merger. As a result, all of the conditions to the Merger, except the shareholder approval condition, may be waived by the parties. See "The Merger Proposals -- Conditions to the Merger; Waiver."

  Financing Condition to the Merger

     To satisfy the Financing Condition to the Closing of the Merger, NEG has received a commitment letter dated June 6, 1996, which expires August 31, 1996 (the "Commitment"), from BankOne, Texas, N.A. and Credit Lyonnais New York Branch (collectively, the "Banks") that would fund up to $65 million upon the Closing of the Merger (the "NEG New Credit Facility"). See "The Merger
Proposals -- Transactions Related to the Merger -- The Commitment." Among other conditions to funding the NEG New Credit Facility, the Commitment requires that NEG raise an additional $12.5 million in equity. Under the Merger Agreement, NEG is not obligated to consummate the Merger if the sum of the amount necessary to refinance the existing debt of NEG and Alexander and the costs of closing the transactions contemplated by the Merger (including payments for dissenting shares) exceed $80.0 million. Currently the sum of the amount required to refinance the NEG and Alexander existing debt and the cash costs of the Merger is expected to be approximately $72.1 million (excluding payments for dissenting shares, if any). See "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operations of NEG."

  NEG Equity Private Placement

     NEG has obtained commitments to raise $15.0 million in equity in two private placement transactions with certain of its shareholders that will close immediately after the Effective Time of the Merger (collectively, the "NEG Equity Private Placement"). See "The Merger Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement;" "The Merger Proposals -- Interests of Certain Persons in the Merger;" and "Risk Factors -- Related Parties Involved and No Assurance Fair Market Value Received in NEG Equity Private Placement."

     On August 7, 1996, NEG entered into a definitive agreement (the "High River Agreement") with High River Limited Partnership, a Delaware limited partnership ("High River"), whose general partner, Riverdale Investors Corp., Inc. ("Riverdale"), is owned by Carl C. Icahn ("Icahn"). High River is obligated to purchase 100,000 shares of Series D Convertible Preferred Stock, $1.00 par value per share, of NEG (the "NEG Series D Preferred") at $100 a share for $10.0 million if the Merger occurs on or before September 30, 1996. The NEG Series D Preferred has the rights and preferences described under "Description of Capital Stock -- NEG -- NEG Series D Preferred," which include the immediate right to convert all of the shares of the NEG Series D Preferred into 4,444,444 shares of NEG Common Stock, based upon the initial conversion price of $2.25 per share. In addition, High River will receive warrants to purchase 700,000 shares of NEG Common Stock exercisable immediately at $2.50 per share, which warrants will expire five years after the date of the issuance of the warrants.


     The holders of the NEG Series D Preferred will have the right to appoint one director to the NEG Board of Directors. The holders of the NEG Series D Preferred or the director appointed by them will also have certain other voting rights that are contingent upon the occurrence of certain events that indicate NEG is experiencing significant financial difficulties (collectively, the "NEG Series D Preferred Contingent Voting Rights"). NEG may not, without the consent of the director appointed by the holders of the NEG Series D Preferred, voluntarily file for protection under federal or other bankruptcy laws. In addition, the holders of the NEG Series D Preferred will have the right to choose to appoint one-half of the members of the NEG Board of Directors plus one member (including the member to be appointed by the holders of NEG Series D Preferred) if involuntary bankruptcy or similar proceedings are brought against NEG or if NEG defaults on indebtedness in excess of $10.0 million, and NEG does not cause such proceedings to be dismissed or does not cure the default within certain time periods. See "Description of Capital Stock -- NEG -- NEG Series D Preferred." As a result, if the NEG Series D Preferred Contingent Voting Rights are triggered and the holders of the NEG Series D Preferred exercise their rights, such holders will control the NEG Board of Directors. See "Risk
Factors -- Control by Principal Shareholders." In addition, the Nasdaq has advised NEG that it may seek to terminate the inclusion of the NEG Common Stock on the Nasdaq National Market if such rights are ever exercised. See "Risk Factors -- No Market for Shares if NEG Series D Preferred Contingent Voting Rights Exercised."


     Under the High River Agreement, High River has the right to receive certain fees from NEG including if the Merger does not close by September 30, 1996 or if the NEG Certificate of Incorporation Amendment Proposal is not approved by the NEG shareholders and High River elects not to purchase securities in the NEG Equity Private Placement, to purchase a portion of the securities even if the Merger is not consummated, and to exercise certain rights of first refusal if NEG determines to raise additional equity in connection with the Merger, if NEG later completes a business combination with Alexander after termination of the Merger Agreement, or if NEG raises additional equity in private placement transactions within five years of July 19, 1996. See "The Merger
Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement;" and "Risk Factors -- Merger Dependent Upon Completion of Related Transactions."



     On July 25, 1996, NEG entered into a term sheet (the "Kayne Anderson Term Sheet") with Kayne, Anderson Investment Management, Inc. ("KAIM"), a registered investment adviser, pursuant to which KAIM expressed the intention, on behalf of certain investment partnerships or accounts managed by KAIM (the "Kayne Anderson Investors"), to purchase 50,000 shares of Series E Convertible Preferred Stock, $1.00 par value per share, of NEG (the "NEG Series E Preferred") at $100 a share for $5.0 million. The transaction with the Kayne Anderson Investors is subject to certain conditions, including execution of a definitive agreement. The NEG Series E Preferred has the rights and preferences described under "Description of Capital Stock -- NEG -- NEG Series E Preferred," which include the immediate right to convert all of the shares of the NEG Series E Preferred into 2,222,222 shares of NEG Common Stock, based upon the initial conversion price of $2.25 per share. In addition, the Kayne Anderson Investors will receive warrants to purchase 350,000 shares of NEG Common Stock exercisable immediately at $2.50 per share, which warrants will expire five years after the issuance. In the Kayne Anderson Term Sheet NEG also agreed to amend the Certificate of Incorporation with respect to the NEG Series B Preferred and the NEG Series C Preferred to extend the period during which such series cannot be redeemed by NEG from June 14, 1997 to June 14, 1999.

See "NEG Certificate of Incorporation Amendment Proposal;" and "The Merger Proposals -- Interests of Certain Persons in the Merger."

     NEG has agreed to pay certain expenses of High River and the Kayne Anderson Investors in connection with the NEG Equity Private Placement and has granted to such investors certain registration rights, including the right to demand registration of the securities sold in the NEG Equity Private Placement commencing nine months after closing.

     Both High River and affiliates of the Kayne Anderson Investors are more than five percent holders of NEG Common Stock (assuming in the case of the Kayne Anderson Investors, conversion of the NEG Preferred Stock). In addition, High River owns more than five percent of the outstanding shares of Alexander Common Stock. See "Security Ownership of Certain Beneficial Owners and Management;" "The Merger Proposal -- Interests of Certain Persons in the Merger" and "Risk Factors -- Control by Principal Shareholders."

  Termination or Amendment of the Merger Agreement

     Either party may terminate the Merger Agreement if the Closing does not occur by October 1, 1996. The Merger Agreement also may be terminated by mutual consent of the Boards of Directors of NEG and Alexander at any time prior to consummation of the Merger. The Merger Agreement may be amended by the mutual consent of the parties at any time before or after approval of the Merger Proposals by the shareholders of NEG and Alexander and prior to the Effective Time, except that after approval by the shareholders of NEG and Alexander of the Merger Proposals, no amendment with respect to the Exchange Ratio (or any other amendment which by law requires the approval of the shareholders of NEG or Alexander) may be made without further approval by the shareholders of NEG and Alexander, respectively. See "The Merger Proposals -- Termination or Amendment of the Merger Agreement."

  Risk Factors

     The consummation of the Merger and an investment in shares of NEG Common Stock each involve certain risks. Before voting on the Alexander Merger Proposal and acquiring the securities offered by NEG, the shareholders of Alexander should carefully consider the information set forth in "Risk Factors," which immediately follows this Summary. Similarly, before voting on the NEG Merger Proposal, shareholders of NEG should carefully consider such information.

  Interests of Certain Persons in the Merger and in the NEG Certificate of Incorporation Amendment Proposal

     In considering the recommendations of the Boards of Directors of Alexander and NEG, shareholders should be aware that certain officers, directors and shareholders of NEG and Alexander have interests in the Merger Proposals and in the NEG Certificate of Incorporation Amendment Proposal. These interests with respect to the Merger include (i) the execution of employment or other agreements by Alexander executive officers with NEG or NEG-OK; (ii) the appointment of certain Alexander directors to the NEG Board of Directors; (iii) the ownership of NEG Common Stock and NEG options and warrants by Alexander officers and directors following the Merger; (iv) the acceleration of the vesting of the outstanding options of certain officers of Alexander as a result of the Merger; (v) the purchase of securities of NEG by NEG shareholders in the NEG Equity Private Placement; (vi) the ownership of both NEG Common Stock and Alexander Common Stock by certain shareholders of NEG and Alexander; and (vii) the payment of certain financial consultants' fees with NEG Common Stock and warrants to purchase NEG Common Stock. See "The Merger Proposals -- Interests of Certain Persons in the Merger;" "Risk Factors -- Related Parties Involved and No Assurance Fair Market Value Received in NEG Equity Private Placement;" and "Risk Factors -- Control by Principal Shareholders." In addition, certain shareholders of NEG have an interest in the NEG Certificate of Incorporation Amendment Proposal. See "NEG Certificate of Incorporation Amendment Proposal."

  Accounting Treatment

     The Merger will be accounted for as a purchase of Alexander by NEG utilizing the purchase method of accounting. As a result, after the Effective Time, Alexander's consolidated results of operations will be included in NEG's consolidated results of operations. See "The Merger Proposals -- Accounting Treatment."

  Federal Income Tax Consequences

     An Alexander shareholder will recognize no gain or loss upon the conversion or exchange of the Common Stock of Alexander into NEG Common Stock pursuant to the Merger Agreement, and an Alexander shareholder's tax basis in the shares of NEG Common Stock will be the same as that shareholder's tax basis in such Common Stock of Alexander. A shareholder's holding period in the shares of NEG Common Stock will include the period during which the shareholder's shares of Alexander Common Stock being converted or exchanged were held, provided that such shares of Alexander Common Stock were held as capital assets at the time of the Merger. See "The Merger Proposals -- Material Federal Income Tax Consequences."

  Appraisal Rights

     Under applicable Oklahoma law, holders of Alexander Common Stock who deliver to Alexander a proper written demand for appraisal prior to the Alexander Meeting, and who do not vote in favor of the Merger, will be entitled to appraisal rights under the Oklahoma General Corporation Act (the "Oklahoma Act"). See "The Merger Proposals -- Appraisal Rights." A copy of Section 1091 of the Oklahoma Act describing such appraisal rights and the procedures to be followed to perfect such rights is attached to this Proxy Statement as Addendum
D. Failure to follow the procedures established by Section 1091 may result in the loss of appraisal rights.

MARKET PRICES OF SECURITIES

     Since September 1, 1995 NEG Common Stock has been traded on the Nasdaq National Market under the symbol "NEGX," and prior to that time NEG Common Stock was traded in the Nasdaq SmallCap Market under the symbol "NRGIA." Alexander Common Stock is traded on the Nasdaq National Market under the symbol "AEOK."


     The following table sets forth the closing sales price per share of NEG Common Stock and Alexander Common Stock, as reported on the Nasdaq National Market on (i) December 29, 1995, the last full trading day before the public announcement of the signing of the letter of intent between NEG and Alexander, and (ii) August 5, 1996, the latest practicable trading day before printing this Proxy Statement, and the equivalent pro forma per share value of Alexander Common Stock based on NEG Common Stock prices on such dates. It is a condition to Alexander's obligation to close the Merger that the NEG Average Price exceed $2.40 and it is a condition to NEG's obligation to close the Merger that the NEG Average Price not exceed $3.60 per share. The following table also sets forth the equivalent pro forma per share value of Alexander Common Stock based on the NEG Average Prices that define the Range. See "Risk Factors -- Volatility of Share Prices;" and "The Merger Proposals -- Conditions to the Merger; Waiver." Shareholders of NEG and shareholders of Alexander are encouraged to obtain current market information for shares of NEG Common Stock and Alexander Common Stock. See "Market Prices and Dividends."



                                                     NEG           ALEXANDER         ALEXANDER
                                                 COMMON STOCK     COMMON STOCK       PRO FORMA
                                                    PRICE            PRICE         EQUIVALENT(1)
                                                 ------------     ------------     -------------
    Closing Sales Prices
    December 29, 1995..........................     $3 1/2           $4 9/16           $5.95
    August 5, 1996.............................     $3 1/2           $5 9/16           $5.95
    NEG Average Price
    Low Value of Range.........................     $ 2.40               --            $4.08
    High Value of Range........................     $ 3.60               --            $6.12


- ---------------

(1) Represents the equivalent pro forma value of one share of Alexander Common Stock calculated by multiplying the closing sales price of one share of NEG Common Stock on the dates listed above, or the NEG Average Price, as the case may be, by the Exchange Ratio.

                  SUMMARY NEG HISTORICAL FINANCIAL INFORMATION
                               AND OPERATING DATA

                  SUMMARY NEG HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial information presented below has been derived from the financial statements of NEG for each of the three years in the period ended December 31, 1995 and from unaudited financial statements for the three months ended March 31, 1995 and 1996. The data should be read in conjunction with the financial statements and the related notes thereto of NEG included elsewhere in this Proxy Statement.


                                                                                   THREE MONTHS
                                                         YEAR ENDED                    ENDED
                                                        DECEMBER 31,                 MARCH 31,
                                                -----------------------------    -----------------
                                                 1993       1994       1995       1995      1996
                                                -------    -------    -------    ------    -------
STATEMENT OF OPERATIONS DATA:(1)
  Oil and gas sales...........................  $ 1,803    $ 3,159    $ 7,858    $1,091    $ 3,795
  Other income................................       27        109         91        31         23
  Net income (loss)...........................     (299)      (611)(2)    (226)(2)    105      433
  Net income (loss) per common and common
     equivalent share.........................    (0.05)     (0.10)     (0.09)     0.00       0.02
  Weighted average common and common
     equivalent shares outstanding............    6,121      8,477     10,702     9,268     12,043
STATEMENT OF CASH FLOWS DATA(1), (3):
  Net cash provided by operating activities...  $   519    $   373    $ 3,077    $  258    $   860
  Additions to oil and gas properties.........    3,335      2,850     16,913     1,539      5,399
  Net cash provided by (used in) financing
     activities...............................    2,647      5,871     17,352        --       (429)
OTHER DATA(1), (4):
  EBITDA......................................      568      1,058      4,387       593      2,560


                                                         DECEMBER 31,
                                                 -----------------------------         MARCH 31,
                                                  1993       1994       1995             1996
                                                 -------    -------    -------     -----------------
BALANCE SHEET DATA:
  Working capital (deficit)....................  $(1,213)   $ 3,561    $(2,315)         $(4,692)
  Current assets...............................    1,014      4,956      9,907            5,300
  Total assets.................................   12,710     18,746     43,491           43,585
  Note payable and current portion of long-term
     debt......................................      862         --      6,500            4,709
  Long-term debt, less current portion.........    3,799      6,000     13,475           14,779
  Stockholders' equity.........................    6,320     11,328     17,775           18,797
  Book value per common share(5)...............     0.78       0.58       0.72             0.79

                     SUMMARY NEG HISTORICAL OPERATING DATA

                                                                                      THREE MONTHS
                                                          YEAR ENDED                      ENDED
                                                         DECEMBER 31,                   MARCH 31,
                                                 -----------------------------     -------------------
                                                  1993       1994       1995        1995        1996
                                                 -------    -------    -------     -------     -------
Production:
  Oil (Mbbls)..................................       49        116        283          41         111
  Gas (Mmcf)...................................      483        621      1,753         174         833
  Oil Equivalent (MBoe)........................      129        219        576          70         249
Average sales prices:
  Oil (per Bbl)................................  $ 16.46    $ 16.01    $ 17.22     $ 17.20     $ 18.73
  Gas (per Mcf)................................     2.07       2.11       1.70        2.19        2.07
Lease operating expense per Boe................     4.45       5.51       3.01        4.22        2.43

             SUMMARY NEG HISTORICAL OIL AND GAS RESERVE INFORMATION

                                                                         DECEMBER 31,
                                                                -------------------------------
                                                                 1993        1994        1995
                                                                -------     -------     -------
Proved reserves(6):
  Oil (Mbbls).................................................    3,721       5,156       3,921
  Gas (Mmcf)..................................................   11,047      13,380      30,869
  Total proved reserves (MBoe)................................    5,562       7,386       9,066
  Proved developed reserves (MBoe)............................    3,105       3,067       3,850
PV10% (in thousands)(7).......................................  $14,374     $27,445     $36,279
Standardized Measure (in thousands)(7)........................   11,679      20,840      32,127

- ---------------

(1) Reflects the revenues and results of operations subsequent to the dates of acquisitions of various oil and gas properties that affect the comparability of the data presented. NEG acquired a 63.8% working interest in the Goldsmith Adobe Unit located in Ector County, Texas ("GAU") in December 1993 and an additional interest of 17% in the GAU during 1994. In addition, during 1995, NEG acquired interests in producing oil and gas properties in the Mustang Island area, the Oak Hill Field, and in Eddy County, New Mexico. See Note 2 of Notes to the historical financial statements of NEG.

(2) Includes extraordinary losses on early extinguishments of debt of $121,917 and $431,762 in 1994 and 1995, respectively.


(3) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and gas acquisition, exploration, and development expenditures, NEG also has significant cash flows which are provided by or used by other investing activities. See "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the historical financial statements of NEG.



(4) See the Glossary included elsewhere in this Proxy Statement for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. NEG has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining NEG's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of NEG's operating performance or liquidity.


(5) Book value per common share is computed as total stockholders' equity less the aggregate liquidation preference of the NEG Series B Preferred and the NEG Series C Preferred, where applicable, divided by the number of shares of NEG Common Stock outstanding (including shares issuable under an asset acquisition agreement and upon conversion of the NEG Class B Common Stock) at the dates indicated.

(6) Represents proved reserves based on estimates prepared by Netherland, Sewell & Associates, independent petroleum engineers ("Netherland & Sewell"), for 1995 and estimates prepared by other independent petroleum engineers for 1993 and 1994. See "Business and Properties -- NEG -- Oil and Natural Gas Reserves."

(7) Discounted at an annual rate of 10%. See the Glossary included elsewhere in this Proxy Statement for the definitions of "PV10%" and "Standardized Measure." NEG believes that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

               SUMMARY ALEXANDER HISTORICAL FINANCIAL INFORMATION
                               AND OPERATING DATA

               SUMMARY ALEXANDER HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The summary financial information presented below has been derived from the consolidated financial statements of Alexander for each of the three years in the period ended December 31, 1995 and from unaudited consolidated financial statements for the three months ended March 31, 1995 and 1996. The data should be read in conjunction with the consolidated financial statements and the related notes thereto of Alexander included elsewhere in this Proxy Statement.


                                                                                   THREE MONTHS
                                                        YEAR ENDED                    ENDED
                                                       DECEMBER 31,                 MARCH 31,
                                               -----------------------------    ------------------
                                                1993      1994(1)     1995       1995       1996
                                               -------    -------    -------    -------    -------
STATEMENT OF OPERATIONS DATA:
  Oil and gas sales..........................  $17,708    $17,390    $16,599    $ 4,524    $ 4,511
  Management fees and other income...........    4,201      3,293      3,013        733        599
  Net income (loss)(2).......................    2,490     (1,242)    (4,459)      (441)       200
  Net income (loss) per common and common
     equivalent share........................     0.24      (0.10)     (0.36)     (0.04)      0.02
  Weighted average common and common
     equivalent shares outstanding...........   10,149     12,168     12,345     12,273     12,505
STATEMENT OF CASH FLOWS DATA(3):
  Net cash provided by operating
     activities..............................  $12,065    $ 1,465    $ 3,382    $ 1,625    $   861
  Additions to oil and gas properties........   17,940     36,010      5,881      2,181      1,348
  Net cash provided by financing
     activities..............................    5,345     30,320      1,441      1,999         24
OTHER DATA(4):
  EBITDA.....................................   12,730      7,348      9,310      2,527      3,305


                                                       DECEMBER 31,
                                               -----------------------------        MARCH 31,
                                                1993      1994(1)     1995            1996
                                               -------    -------    -------    -----------------
BALANCE SHEET DATA:
  Working capital (deficit)..................  $(7,100)   $(5,581)   $(6,495)        $(6,303)
  Current assets.............................    8,104      6,647      6,173           6,492
  Total assets...............................   75,769     99,814     91,867          90,274
  Long-term debt due within one year.........    1,037      1,016      4,162           5,962
  Long-term debt due after one year..........   16,764     46,514     44,351          42,512
  Stockholders' equity.......................   34,351     34,225     30,628          30,921
  Book value per common share................     2.93       2.79       2.46            2.48

                  SUMMARY ALEXANDER HISTORICAL OPERATING DATA

                                                                                THREE MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                                               -----------------------------    ------------------
                                                1993      1994(1)     1995       1995       1996
                                               -------    -------    -------    -------    -------
Production:
  Oil (Mbbls)................................      283        224        181         54         32
  Gas (Mmcf).................................    6,332      8,051      9,068      2,503      1,989
  Gas Equivalent (Mmcfe).....................    8,031      9,396     10,154      2,829      2,183
Average sales prices:
  Oil (per Bbl)..............................  $ 16.99    $ 15.44    $ 16.57    $ 16.88    $ 17.96
  Gas (per Mcf)..............................     2.04       1.73       1.50       1.44       1.98
Production cost per Mcfe(5)..................      .66        .65        .60        .60        .56

          SUMMARY ALEXANDER HISTORICAL OIL AND GAS RESERVE INFORMATION

                                                                        DECEMBER 31,
                                                              ---------------------------------
                                                                1993       1994(1)       1995
                                                              --------     --------     -------
Proved reserves(6):
  Oil (Mbbls)...............................................     3,940        3,932       2,308
  Gas (Mmcf)................................................   121,921      145,203      99,070
  Total proved reserves (Mmcfe).............................   145,560      168,794     112,918
  Proved developed reserves (Mmcfe).........................    75,851       96,615      73,993
PV10% (in thousands)(7).....................................  $116,892     $108,189     $85,448
Standardized Measure (in thousands)(7)......................    94,665       98,893      84,048

- ---------------

(1) Includes the JMC Exploration, Inc. producing property acquisition which occurred in November 1994, as discussed in Note 2 of Notes to Consolidated Financial Statements of Alexander.

(2) Includes (a) in 1993, a loss from an extraordinary item of $510,000 associated with the early extinguishment of debt and the cumulative effect of adopting SFAS 109 "Accounting for Income Taxes," the effect of which was to increase net income by $425,000 as discussed in Note 12 of Notes to Consolidated Financial Statements of Alexander, (b) in 1994, $2.4 million and $734,000 of costs, before the effect of income taxes, related to the Merger with American Natural Energy Corporation ("ANEC") and costs to settle litigation against ANEC, respectively, as discussed in Notes 2 and 10 of Notes to Consolidated Financial Statements of Alexander, and (c) in 1995, $300,00 and $452,000 of abandoned merger costs and terminated Senior Subordinated Note offering expenses, before the effect of income taxes, respectively, as discussed in Note 10 of Notes to Consolidated Financial Statements of Alexander.


(3) In addition to cash flows provided by operating and financing activities and used by oil and gas acquisition, exploration, and development expendi-tures, Alexander also has significant cash flows which are provided by or used by other investing activities. See "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the consolidated historical financial statements of Alexander.



(4) See the Glossary included elsewhere in this Proxy Statement for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. Alexander has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining Alexander's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of Alexander's operating performance or liquidity.


(5)  Includes direct lifting costs and gross production and severance taxes.

(6) Includes proved reserves which are based on estimates prepared by Nether-land & Sewell for 1995, proved producing reserves which are based on estimates by other independent petroleum engineers for 1993 and 1994, and proved non-producing and proved undeveloped reserves, which are based on estimates prepared by Alexander's in-house reservoir engineers for 1993 and 1994. See "Business and Properties -- Alexander -- Oil and Natural Gas Reserves."

(7) Discounted at an annual rate of 10%. See the Glossary included elsewhere in this Proxy Statement for the definitions of "PV10%" and "Standardized Measure." Alexander believes that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                      SUMMARY PRO FORMA COMBINED CONDENSED
                    FINANCIAL INFORMATION AND OPERATING DATA

           SUMMARY PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table presents summary pro forma financial and operating data and oil and gas reserve information which reflects the Merger and certain historical acquisitions of NEG using the purchase method of accounting. The pro forma statement of operations data, the operating data and reserve information has been prepared as if the Merger and related transactions described in this Proxy Statement and the other acquisitions of NEG had been consummated on January 1, 1995. The pro forma balance sheet data has been prepared as if the Merger and related transactions described in this Proxy Statement had been consummated on March 31, 1996. The summary pro forma combined condensed financial information should be read in conjunction with the Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of NEG and Alexander and the related notes thereto included elsewhere in this Proxy Statement. The pro forma combined condensed financial and operating data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger and related transactions been effective at the date or during the periods presented or the results that may be obtained in the future.


                                                                                         THREE MONTHS
                                                       YEAR ENDED                           ENDED
                                                    DECEMBER 31, 1995                   MARCH 31, 1996
                                                    -----------------                   --------------
STATEMENT OF OPERATIONS DATA(1):
  Oil and gas sales...............................       $26,011                           $  8,306
  Operating income (loss).........................        (2,192)                             2,170
  Net income (loss) per common and common
     equivalent share before extraordinary item...         (0.19)                              0.02
  Weighted average common and common equivalent
     shares outstanding...........................        32,814                             40,171
OTHER DATA(2)(3):
  Net cash provided by operating activities.......         6,511                              1,883
  Additions to oil and gas properties.............        22,794                              6,747
  Net cash provided by (used in) financing
     activities...................................        18,792                               (406)
  EBITDA..........................................        14,890                              5,891


                                                                          MARCH 31,
                                                                            1996
                                                                          ---------
BALANCE SHEET DATA(1):
  Working capital (deficit).......................                        $  (7,340)
  Total assets....................................                          143,169
  Note payable and current portion of long-term
     debt.........................................                           17,012
  Long-term debt, less current portion............                           49,462
  Stockholders' equity............................                           61,483
  Book value per common share(4)..................                             1.12

                   SUMMARY PRO FORMA COMBINED OPERATING DATA

                                                                                         THREE MONTHS
                                                       YEAR ENDED                           ENDED
                                                    DECEMBER 31, 1995                   MARCH 31, 1996
                                                    -----------------                   --------------
Production:
  Oil (Mbbls).....................................           475                                143
  Gas (Mmcf)......................................        11,830                              2,823
  Gas Equivalent (Mmcfe)..........................        14,680                              3,681
Average sales prices:
  Oil (per Bbl)...................................       $ 16.61                           $  18.56
  Gas (per Mcf)...................................          1.41                               2.01
Lease operating expense per Mcfe..................          0.49                               0.42

           SUMMARY PRO FORMA COMBINED OIL AND GAS RESERVE INFORMATION

                                                                    DECEMBER 31, 1995
                                                                    -----------------
Proved reserves(5):
Oil (Mbbls).....................................................            6,229
Gas (Mmcf)......................................................          128,207
Total proved reserves (Mmcfe)...................................          165,581
Proved developed reserves (Mmcfe)...............................           95,358
PV10% (in thousands)(6).........................................        $ 121,727
Standardized Measure (in thousands)(6)..........................          114,190

- ---------------

(1) The Merger will be accounted for as a purchase of Alexander by NEG utilizing the purchase method of accounting. The purchase price has been allocated to the consolidated assets and liabilities of Alexander based on preliminary estimates of fair values with the remaining purchase price allocated to proved oil and gas properties. No goodwill has been recorded in this transaction. Substantial costs are expected to occur as a result of the combination of the two companies, including transaction costs, costs with respect to the elimination of duplicate facilities, severance and related benefits and other costs related to the combination of the two companies. Such costs are expected to total approximately $5.4 million and are included in the aggregate cost of the Merger. The pro forma results of operations exclude a noncash writedown of oil and gas properties which is estimated as of March 31, 1996 to be approximately $37.2 million in accordance with the full cost method of accounting. Such writedown will be charged to expense in the period the Merger is consummated.


(2) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and gas acquisition, exploration, and development expenditures, NEG and Alexander also have significant cash flows which are provided or used by other investing activities. Pro forma cash flows from operating activities have been computed by adjusting the combined cash flows by pro forma adjustments for the operating revenues and direct operating expenses of the NEG acquisitions in 1995 and the pro forma adjustments for interest expense. Pro forma net cash flows provided by (used in) financing activities represent the combined cash flows from financing activities of NEG and Alexander. See "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources;" "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources;" "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operations of NEG;" the historical financial statements of NEG and Alexander; and the pro forma combined condensed financial statements included elsewhere in this Proxy Statement.



(3) See the Glossary included elsewhere in this Proxy Statement for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. NEG has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining a company's historical ability to service indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.


(4) Book value per common share is computed as total stockholders' equity less the aggregate liquidation preference of outstanding NEG Preferred Stock, divided by the number of shares of NEG Common Stock outstanding.

(5) Includes proved reserves of NEG and Alexander based on estimates prepared by Netherland & Sewell for 1995. Alexander's proved reserves have been adjusted to conform Alexander's method of accounting for natural gas imbalances to the method utilized by NEG. See "Business and Properties -- NEG -- Oil and Natural Gas Reserves;" and "Business and Properties -- Alexander -- Oil and Natural Gas Reserves."

(6) Discounted at an annual rate of 10%. See the Glossary included elsewhere in this Proxy Statement for the definitions of "PV10%" and "Standardized Measure." NEG believes that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth per share data for NEG and Alexander on an historical and on a pro forma basis giving effect to the Merger and related transactions described in this Proxy Statement and certain historical acquisitions of NEG on the basis described in the Pro Forma Combined Condensed Financial Statements included elsewhere herein. This table should be read in conjunction with the historical financial statements and the related notes thereto of NEG and Alexander, and in conjunction with the Pro Forma Combined Condensed Financial Statements appearing elsewhere in this Proxy Statement. The pro forma combined per share data are not necessarily indicative of actual results had the Merger occurred on the dates indicated or of future results. There were no common stock dividends paid by NEG or Alexander in the three year period ended December 31, 1995 or in the first quarter ended March 31, 1996.

                                                                              PRO        EQUIVALENT
                                                                             FORMA        PRO FORMA
                                                                            COMBINED      COMBINED
                                                         HISTORICAL           (PER       (PER SHARE
                                                     -------------------     SHARE           OF
                                                      NEG      ALEXANDER    OF NEG)     ALEXANDER)(1)
                                                     ------    ---------    --------    -------------
Net income (loss) per common and common equivalent
  share before extraordinary item:
  Year ended December 31, 1995.....................  $(0.05)    $  (0.36)    $(0.19)       $ (0.32)
  Three months ended March 31, 1996................    0.02         0.02       0.02           0.03
Book value per common share as of March 31,
  1996(2)..........................................    0.79         2.48       1.12           1.90

- ---------------

(1) Equivalent pro forma combined per share information for Alexander is presented on an equivalent per share basis assuming the Exchange Ratio of
    1.7 shares of NEG Common Stock for each share of Alexander Common Stock. See "The Merger Proposals -- Manner and Basis of Converting Alexander Common Stock -- Exchange Ratio."

(2) Historical and pro forma book value per common share of NEG is computed as total stockholders' equity less the aggregate liquidation preference of outstanding NEG Preferred Stock, divided by the number of shares of NEG Common Stock outstanding.

                                  RISK FACTORS

     In addition to the other information contained in this Proxy Statement, the following factors should be considered carefully in evaluating the Merger Proposals and the NEG Common Stock to be issued if the Merger is consummated.

VOLATILITY OF OIL AND GAS PRICES AND MARKETS

     NEG profitability will be substantially dependent on prevailing prices for oil and natural gas. The amounts of and prices obtainable for NEG's oil and gas production will be affected by market factors beyond NEG's control. Such factors include the extent of domestic production, the level of imports of foreign oil and gas, the general level of market demand on a regional, national and worldwide basis, domestic and foreign economic conditions that determine levels of industrial production, political events in foreign oil producing regions, and variations in governmental regulations and tax laws or the imposition of new governmental requirements upon the oil and gas industry. Prices for oil and gas are subject to wide fluctuation in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of NEG. A substantial and prolonged decline in oil and gas prices could have a material adverse effect upon NEG, including the inability of NEG to fund planned operations and capital expenditures, writedowns of the carrying value of its oil and gas properties, and NEG's inability to meet debt service requirements resulting in defaults under bank loans. See "The Merger Proposals -- Certain Transactions Related to the Merger -- The Commitment." In addition, the marketability of NEG's production will depend in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities.

FUTURE CAPITAL REQUIREMENTS

     NEG and Alexander have made, and will continue to make, substantial capital expenditures for acquisition, development and production of oil and natural gas reserves, particularly since a substantial portion of the proved reserves of NEG and Alexander consist of proved undeveloped reserves, which require substantial capital expenditures to prove and develop. Following the Merger, NEG has budgeted capital expenditures of $15 million and $19 million for the four months ended December 31, 1996 and for the year ended 1997, respectively. NEG is not contractually committed to expend these funds. Additionally, initial scheduled principal payments under the NEG New Credit Facility are $3 million and $17 million for the 1996 period after the Merger and 1997, respectively. Future cash flows and the availability of credit are subject to a number of variables, including the level of production from existing wells, prices of oil and natural gas and NEG's success in drilling and acquiring additional producing reserves. NEG currently expects that cash flows from operations and proceeds from the NEG Equity Private Placement will be sufficient to fund budgeted capital expenditures and debt service requirements under the NEG New Credit Facility for the 1996 period after the Merger and for 1997; however, if oil and gas prices decline significantly from prevailing market prices experienced in the second quarter of 1996, if principal payments under the NEG New Credit Facility are accelerated from those initially scheduled, or if interest rates or the rate of drilling success change adversely from expected rates, cash flows from operations will be adversely affected and NEG may be required to delay or reduce capital expenditures from its budgeted amounts.


     Following the Merger, NEG expects to seek additional capital from traditional reserve base borrowing, equity and debt offerings or joint ventures to further develop and explore its properties and to acquire additional properties. Presently NEG is discussing with several underwriters the feasibility of making a high yield debt offering of medium term notes to be completed before the end of the first quarter of 1997, to raise between $75 and $125 million for those purposes. NEG's ability to access additional capital, including in the proposed high yield debt offering, will depend on its continued success in exploring for and developing its oil and gas reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to NEG from any source or that, if available, it will be at prices or on terms acceptable to NEG. Moreover, the rights granted to the holders of the NEG Series D Preferred, such as the NEG Series D Contingent Voting Rights and rights of first refusal, may adversely impact NEG's ability to access capital markets and the terms of such offerings, including a high yield debt offering. Should

NEG be unable to access the capital markets or should sufficient capital not be available, the development and exploration of NEG's properties could be delayed or reduced and, accordingly, NEG oil and gas revenues and operating results may be adversely affected. See "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operations of NEG."

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

     There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond the control of NEG. The reserve information set forth in this Proxy Statement represents estimates based on reports prepared by NEG's and Alexander's independent petroleum engineers, as well as internally generated reports. Petroleum engineering is not an exact science. Information relating to NEG's and Alexander's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to NEG's and Alexander's reserves will likely vary from estimates, and such variances may be material. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. See "Business and Properties -- NEG -- Oil and Natural Gas Reserves;" and "Business and Properties -- Alexander -- Oil and Natural Gas Reserves."

EXPLORATION AND DEVELOPMENT RISKS

     Exploration and development of oil and gas resources involve a high degree of risk that no commercial production will be obtained or that the production will be insufficient to recover drilling and completion costs. The cost of drilling, completing and operating wells is often uncertain. NEG's drilling operations may be curtailed, delayed or canceled as a result of numerous factors, including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. Furthermore, completion of a well does not assure a profit on the investment or a recovery of drilling, completion and operating costs. See "Business and Properties -- NEG -- Drilling Activity."

OPERATING HAZARDS AND UNINSURED RISKS

     In addition to the substantial risk that wells drilled will not be productive, hazards such as unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, pollution and other physical and environmental risks are inherent in oil and gas exploration and production. These hazards could result in substantial losses to NEG due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. NEG carries insurance which it believes is in accordance with customary industry practices, but, as is common in the oil and gas industry, NEG does not fully insure against all risks associated with its business either because such insurance is not available or because the cost thereof is considered prohibitive. See "Business and Properties -- NEG -- Operational Hazards and Insurance."

REPLACEMENT OF RESERVES

     NEG's success will be largely dependent on its ability to replace and expand its oil and gas reserves through the acquisition of producing properties and the exploration for and development of oil and gas reserves, both of which involve substantial risks. Without successful acquisition or drilling ventures, NEG will be unable to replace the reserves being depleted by production, and its assets and revenues, including the reserves, will decline. There can be no assurance that NEG's acquisition and exploration and development activities will result in the replacement of, or additions to, NEG's reserves. Similarly, there can be no assurance that NEG will have sufficient capital to engage in its acquisition, exploration or development activities. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact, and as estimates their accuracy is inherently uncertain.

RISKS OF PURCHASING INTERESTS IN PRODUCING PROPERTIES

     Acquisitions of producing oil and gas properties have been a key element of NEG's and Alexander's operations, and NEG expects to continue to make acquisitions of producing properties in the future. NEG generally focuses most of its time and valuation efforts on the more significant properties. It is generally not feasible for NEG to review in-depth every property it purchases and all records with respect to such properties. However, even an in-depth review of properties and records may not necessarily reveal existing or potential problems, nor will it permit NEG to become familiar enough with the properties to assess fully their deficiencies and capabilities. Evaluation of future recoverable reserves of oil, gas and natural gas liquids, which is an integral part of the property selection process, is a process that depends upon evaluation of existing geological, engineering and production data, some or all of which may prove to be unreliable or not indicative of future performance. To the extent the seller does not operate the properties, obtaining access to properties and records may be more difficult. Even when problems are identified, the seller may not be willing or financially able to give contractual protection against such problems, and NEG may decide to assume environmental and other liabilities in connection with acquired properties.

EFFECT OF PRICE RISK HEDGING

     Currently NEG has various swap agreements to fix the selling price of a portion of its oil and gas. See "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations -- Changes in Price and Inflation." Pursuant to the NEG New Credit Facility, which is expected to contain the same terms as the Commitment, NEG may not engage in hedging, forward sales or swaps of crude oil, natural gas or other commodities unless approval is received from the Banks. In addition, NEG may be required, under certain circumstances, to hedge pricing risks under the NEG New Credit Facility. See "The Merger Proposals -- Transactions Related to the Merger -- The Commitment." While the use of hedging arrangements limits the downside of adverse price movements, it may also limit future gains from favorable price movements.

GOVERNMENTAL REGULATION

     NEG's operations are affected by extensive regulation pursuant to various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and gas. Although NEG and Alexander believe that they are in material compliance with all such laws and regulations, there can be no assurance that new laws or regulations or new interpretations of existing laws and regulations will not increase substantially the cost of compliance or otherwise adversely affect NEG's exploration for and development, production, gathering and marketing of oil and gas. See "Business and Properties -- NEG -- Regulation;" and "Business and Properties -- Alexander -- Regulation."

ENVIRONMENTAL REGULATION

     The activities of NEG are subject to various federal, state and local laws and regulations covering the discharge of material into the environment or otherwise relating to protection of the environment. In particular, NEG's oil and gas exploration, development and production, and its activities in connection with storage and transportation of liquid hydrocarbons are subject to stringent environmental regulation by governmental authorities in the United States and in foreign jurisdictions. Such regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning oil and gas wells and other related facilities.

     NEG and Alexander have each expended significant resources, both financial and managerial, to comply with environmental regulations and permitting requirements and each anticipates that it will continue to do so in the future. Although NEG and Alexander believe that their respective operations are in general compliance with applicable environmental laws and regulations, risks of substantial costs and liabilities are inherent in oil and gas operations, and there can be no assurance that significant costs and liabilities will not be incurred in the future. Moreover, it is possible that other developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property, employees, other persons and the environment resulting from NEG's operations, could result in substantial costs and liabilities in the future. See "Business and Properties -- NEG -- Regulation -- Environmental and Occupational;" and "Business and Properties -- Alexander -- Regulation -- Environmental and Occupational."

COMPETITION

     The oil and gas industry is highly competitive. NEG will compete in acquisitions and the development, production and marketing of oil and gas with major oil companies, other independent oil and gas concerns, and individual producers and operators. Many of these competitors have substantially greater financial and other resources than NEG. Furthermore, the oil and gas industry competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. See "Business and Properties --
NEG -- Competition;" and "Business and Properties -- Alexander -- Competition."

FINANCIAL REPORTING IMPACT OF FULL COST METHOD OF ACCOUNTING

     NEG and Alexander follow the full cost method of accounting for oil and gas properties. Under such method, the net book value of such properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly and yearly basis. The excess, if any, of the net book value above the ceiling is required to be written off as a noncash expense. With the exception of Alexander's writedown of $2.3 million in 1995, neither NEG nor Alexander has recognized such an expense over the last three years of operation. However, as a result of allocating additional cost, under the purchase method of accounting, to the oil and gas properties in connection with the Merger, as of March 31, 1996 it is estimated that NEG will be required under such method of accounting to writedown oil and gas properties by approximately $37.2 million upon completion of the Merger. The actual amount of the writedown may change when the purchase price allocation is finalized and changes in estimated reserves are determined at the Effective Time. Thereafter, NEG will be at or near the ceiling and there can be no assurances that there will not be any future writedowns under the full cost method of accounting. Any decrease in oil and gas prices could result in additional writedowns. See Note 16 of Notes to the Pro Forma Combined Condensed Financial Statements. Under SEC full cost accounting rules, any expense recorded as the result of the full cost ceiling calculation may not be reversed even though higher oil and gas prices may increase the ceiling applicable to future periods.

LOSSES FROM OPERATIONS OF NEG AND ALEXANDER

     NEG reported net losses for the fiscal years ended December 31, 1994 and 1995 of $611,286 and $225,969, respectively. However, for 1995 NEG reported income before extraordinary item of $205,793, compared with a loss before extraordinary item of $489,369 for 1994. The income before extraordinary item for 1995 includes a $220,582 gain on the sale of marketable securities. The extraordinary losses reported for 1995 and 1994 of $431,762 and $121,917, respectively, were due to early extinguishment of long-term debt which resulted in the write-off of unamortized loan costs of such debt. Alexander reported net losses for the fiscal years ended December 31, 1994 and 1995 of $1.2 million and $4.5 million, respectively. The $4.5 million loss in fiscal year 1995 included $2.3 million resulting from a writedown required under the full cost method of accounting. See "-- Financial Reporting Impact of Full Cost Method of Accounting." Both NEG and Alexander reported net income in the first quarter of 1996. However, there can be no assurance that, following the Merger, NEG will have profitable operations and therefore generate sufficient cash flow to fund future working capital requirements and budgeted capital expenditures.

INCREASE IN SCOPE OF OPERATIONS

     NEG and Alexander believe that the Merger will offer opportunities for long-term efficiencies in operations that should positively affect future operating results of NEG. However, after the Merger, the increased scope of operations will present difficult changes to NEG due to the increased time and resources required in the management effort. While the managements and Boards of Directors of both NEG and Alexander believe that the combination can be effected in a manner that will realize the value of the two companies, NEG does not have experience in combinations of this size. Accordingly, there can be no assurance that the process of effecting the business combination can be effectively managed to realize the operational efficiencies anticipated to result from the Merger.

     Following the Merger, in order to maintain and increase profitability, NEG and Alexander will need to successfully integrate and streamline overlapping functions. NEG and Alexander have different systems and procedures in many operational areas which must be integrated. There can be no assurance that integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations following the Merger will require the dedication of management resources which may temporarily distract attention from the day-to-day business of NEG after the Merger. Failure to effectively accomplish the integration of operations could have an adverse effect on NEG's results of operations and financial condition. See "The Merger Proposals -- Conduct of Business Following the Merger; Board of Directors and Management."

RELIANCE ON KEY PERSONNEL; DEMANDS OF RAPID GROWTH

     NEG will be dependent upon its executive officers and key employees which, following the Merger, will include Alexander personnel. The unexpected loss of services of one or more of these individuals could have a detrimental effect on NEG. NEG does not have, and currently does not plan to purchase, key employee insurance to compensate it for any loss of such key employees. In addition, the continued growth and expansion of NEG will depend, among other factors, on the ability to recruit and retain skilled and experienced management and technical personnel, especially in connection with expanding development programs, exploration efforts and any future acquisitions. There can be no assurance that NEG will be successful in such efforts. See "Management -- NEG" and "Management -- Alexander."

SHARES ELIGIBLE FOR PUBLIC SALE

     Sales of substantial amounts of NEG Common Stock in the public market after the consummation of the Merger could adversely affect prevailing market prices. Following the Merger, of the approximately 49.5 million shares of NEG Common Stock outstanding on a fully-diluted basis, approximately 41,163,276 shares of NEG Common Stock will be eligible for immediate sale in the public market, subject to certain limitations under the Securities Act applicable to affiliates of Alexander. In addition, should the investors in the NEG Equity Private Placement convert the NEG Series D Preferred and the NEG Series E Preferred, exercise their warrants and exercise their demand registration rights when such rights first become available nine months after the closing of the NEG Equity Private Placement, an additional 7,716,666 shares of NEG Common Stock on a fully diluted basis may be eligible for immediate resale nine months after the closing of the NEG Equity Private Placement, and the availability of such shares for sale in the public market could adversely affect prevailing market prices. See "The Merger Proposals -- Resale of NEG Common Stock; Agreements with Alexander Affiliates;" "The Merger Proposals -- Assumption of Alexander Options and Warrants;" "The Merger Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement;" and "The Merger Proposals -- Interests of Certain Persons in the Merger."

ABSENCE OF DIVIDENDS

     Although NEG has paid cash dividends to holders of the NEG Preferred Stock, neither NEG nor Alexander has paid any cash dividends to holders of NEG or Alexander Common Stock and, after the Merger, NEG does not anticipate paying cash dividends to holders of NEG Common Stock for the foreseeable future. See "Market Prices and Dividends."

     It is anticipated that the NEG New Credit Facility will prohibit NEG from making any cash dividends on its Common Stock or Preferred Stock while the Term Loan (as later defined) is outstanding. Cash dividends on NEG Preferred Stock will be allowed only after the Term Loan (including principal and interest) is repaid in full and only if no event of default exists or would exist as a result of the payment thereof. Until payment of the Term Loan, NEG intends to pay dividends to the holders of NEG Series B Preferred and NEG Series C Preferred in additional shares of NEG Series B Preferred and NEG Series C Preferred, respectively, which will be dilutive to the holders of NEG Common Stock on a fully diluted basis. See "The Merger Proposals -- Transactions Related to the Merger -- The Commitment."

VOLATILITY OF SHARE PRICES

     The market price for shares of NEG Common Stock and Alexander Common Stock may change between the time of the printing of this Proxy Statement and the time shareholders vote on the Merger Proposals and from the time shareholders vote on the Merger Proposals to the Effective Time of the Merger depending on various factors, including, but not limited to, factors that relate to NEG and Alexander but also due to factors that are unrelated to either of them, such as the state of the national economy, stock market conditions, industry reports, actions by governmental agencies, actions by their competitors and general world economic conditions. See "Market Prices and Dividends." As a result, at the time of executing a proxy with respect to the Merger Proposals, shareholders will not know the value of the consideration to be received by Alexander shareholders in Merger.

     If, as a result of changes in the market price of the NEG Common Stock or volatility in the market, the NEG Average Price is outside of the Range, one of the parties will have the right to terminate the Merger Agreement, even if shareholder approval of the Merger Proposals is obtained. The Board of Directors of the entity having the right to terminate may elect to close the Merger even if the NEG Average Price is outside the Range. As a result, a vote for the Merger Proposals will authorize the Boards of Directors of NEG or of Alexander to decide whether to proceed with the Merger even if the NEG Average Price is outside the Range. Shareholders may, however, later revoke their proxy. See "General Information -- Voting Proxies." Based on the average closing price of the NEG Common Stock for the ten trading days immediately prior to the NEG Record Date, the NEG Average Price was $3.6625, which is outside the Range. At present, although the Oppenheimer Opinion does not address an NEG Average Price outside the Range, the NEG Board of Directors does not intend to terminate the Merger Agreement and does not intend to resolicit holders of NEG capital stock if the NEG Average Price were to remain above the Range. However, the NEG Board of Directors may decide to reevaluate that decision if circumstances change. See "The Merger Proposals -- Conditions to the Closing of the Merger; Waiver."

MERGER DEPENDENT UPON COMPLETION OF RELATED TRANSACTIONS


     NEG's obligation to close the Merger is dependent upon obtaining funding simultaneous with or immediately after the Closing of the Merger to refinance the existing indebtedness of NEG and Alexander. The NEG New Credit Facility is for the purpose of providing that funding, and requires NEG to raise $12.5 million in equity. As a result, even if shareholders approve the Merger Proposals, the Merger may not close if the closings of the NEG New Credit Facility and the NEG Equity Private Placement are not timely consummated. The Commitment for the NEG New Credit Facility expires August 31, 1996. The obligation of High River under the High River Agreement terminates if the Merger has not been consummated by September 30, 1996 and may terminate at the option of High River if the NEG Certificate of Incorporation Amendment Proposal is not approved by the NEG shareholders. A definitive agreement has not yet been reached with the Kayne Anderson Investors. At present, NEG intends to close all transactions on either August 29, 1996 or August 30, 1996, the date of or date after the Meetings. No assurances can be made, however, that NEG will reach definitive agreements with parties to letters of intent, that such definitive agreements will contain terms identical to those in the letters of intent or that such transactions will close on a timely basis. See "The Merger Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement."

RELATED PARTIES INVOLVED AND NO ASSURANCE FAIR MARKET VALUE RECEIVED IN NEG EQUITY PRIVATE PLACEMENT

     Both High River and affiliates of the Kayne Anderson Investors are more than five percent holders of NEG Common Stock (assuming, in the case of the Kayne Anderson Investors, conversion of the NEG Preferred Stock). In addition, High River owns more than five percent of the outstanding shares of Alexander Common Stock. See "Security Ownership of Certain Beneficial Owners and Management;" and "The Merger Proposals -- Interests of Certain Persons in the Merger."


     When management of NEG commenced discussions with the investors in the NEG Equity Private Placement, and when the initial understanding regarding the price term was reached, the closing price of the NEG Common Stock on the Nasdaq National Market was $2 5/8. On June 6, 1996 the NEG Board of Directors approved in principle the offering of $12.5 million of equity securities at $2.25 a share to the purchasers in the NEG Equity Private Placement. On such date, the NEG Common Stock closed at $3 1/8 on the Nasdaq National Market. Based on that price, the $2.25 conversion price for the NEG Series D Preferred and for the NEG Series E Preferred issued in the NEG Equity Private Placement represents a discount of 28%. Based on the closing price of the NEG Common Stock on the Nasdaq National Market of $3 1/2 on August 5, 1996, the latest practicable trading date before printing this Proxy Statement, such conversion price represents a 36% discount. The respective discounts on the warrant exercise price of $2.50 per share are 20% (based on the closing price for the NEG Common Stock on June 6, 1996) and 29% (based on the closing price for the NEG Common Stock on August 5, 1996).


     There can be no assurance that the purchase price received by NEG in the NEG Equity Private Placement represents the fair market value of the securities sold by NEG since no market for the NEG Series D Preferred or the NEG Series E Preferred exists and all securities issued, including the NEG Common Stock to be received upon conversion of the NEG Series D Preferred or NEG Series E Preferred and upon exercise of the warrants, will be restricted from resale for a period of two years unless the holders exercise their registration rights. Nonetheless, the Board of Directors of NEG (with Messrs. Sinnott and Schafer abstaining with respect to the purchase by the Kayne Anderson Investors) believes that the purchase price agreed upon for the securities in the NEG Equity Private Placement is similar to that which would have been reached with independent third parties, the discount is within the range of discounts typical to private placements of securities and of those given to other purchasers of NEG Common Stock that were not NEG related parties, the transactions are fair to NEG, and provide the equity needed to satisfy the condition to funding contained in the Commitment to raise additional equity. All of the members of the NEG Board of Directors who are not affiliated with the investors in the NEG Equity Private Placement approved the terms of the NEG Equity Private Placement. See "The Merger Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement."

CONTROL BY PRINCIPAL SHAREHOLDERS


     Upon completion of the Merger, Richard A. Kayne, as the President and a director of KAIM ("Kayne"), the general partner of KAIM Non-Traditional L.P. ("L.P."), and investment adviser to the Kayne Anderson Investors and the other investment partnerships holding the NEG Series B Preferred and NEG Series C Preferred, and KAIM, as general partner of L.P., will be deemed beneficially to own approximately 7,802,991 shares, or 15.8%, of the NEG Common Stock on a fully diluted basis. Due primarily to the class vote that each of the NEG Series B Preferred and NEG Series C Preferred has with respect to certain extraordinary transactions, such as mergers, the KAIM affiliates may be able, either by themselves or in concert with others, to delay or prevent a change in control of NEG. In addition, the KAIM affiliates, as the owners of the NEG B Preferred and NEG Series C Preferred, beneficially share the right to elect one-third of the NEG Board of Directors if, with respect to four dividend payments, NEG does not pay dividends or pays them in shares of NEG Series B Preferred or NEG Series C Preferred, as the case may be. If the holders of the NEG Series B Preferred and NEG Series C Preferred are each entitled to exercise this right, however, the holders of NEG

Series C Preferred may not exercise their rights until the rights of the holders of the NEG Series B Preferred terminate. One payment on the NEG Series B Preferred has been paid in NEG Series B Preferred. In addition, until the Term Loan under the NEG New Credit Facility is paid, which is scheduled to occur in February 1997, NEG is prohibited from making cash dividend payments. As a result, unless such condition is waived or NEG prepays the Term Loan, any payment of dividends on the NEG Series B Preferred and the NEG Series C Preferred due in December 1996 will have to be made in shares of preferred stock. If such payment is made in shares, holders of the NEG Series B Preferred will have received two of the four payments triggering the right to appoint one-third of the NEG Board of Directors and holders of the NEG Series C Preferred will have received one such payment. See "Description of Capital
Stock -- NEG."

     Upon completion of the Merger, under the Exchange Act, High River, Riverdale and Icahn will be deemed beneficially to own approximately 8,212,544 shares, or 16.6%, of the NEG Common Stock on a fully diluted basis. The member of the NEG Board of Directors appointed by High River has the right to veto any voluntary bankruptcy filing by NEG, which filing might be in the best interests of NEG or its shareholders. In addition, High River will have the right to elect one-half of the members of the Board of Directors of NEG plus one member (including the member appointed by the holders of NEG Series D Preferred) if certain events occur and High River chooses to exercise the NEG Series D Preferred Contingent Voting Rights. See "Description of Capital Stock -- NEG." If such NEG Series D Preferred Contingent Voting Rights are exercised, Icahn affiliates will control the Board and may be able to delay, prevent or cause a change in control of NEG and such exercise may cause the exclusion of the NEG Common Stock from the Nasdaq National Market. See "-- No Market for Shares if NEG Series D Preferred Contingent Voting Rights Exercised."

     If NEG experiences financial difficulties for a prolonged period of time so that the NEG Series D Preferred Contingent Voting Rights are triggered and exercised and if NEG fails to make four dividend payments, or makes such payments in stock, with respect to the NEG Series B Preferred or the NEG Series C Preferred, High River and KAIM affiliates will have the right to elect at least 83% of the NEG Board of Directors.

     Due to their respective ownership positions and the lack of other holders of significant blocks of NEG Common Stock, even without exercise of the additional voting rights they may acquire if NEG experiences certain financial difficulties, either or all of the Icahn affiliates, on the one hand, and the KAIM affiliates, on the other hand, may be able, in concert with others, to direct the election of the entire Board of Directors of NEG and, in general, to determine the outcome of other matters submitted to NEG shareholders for approval, including mergers, consolidations or the sale of all or substantially all of NEG's assets or to delay or prevent a change in control of NEG. See "Security Ownership of Certain Beneficial Owners and Management -- NEG."

NO MARKET FOR SHARES IF NEG SERIES D PREFERRED CONTINGENT VOTING RIGHTS
EXERCISED

     The NEG Common Stock currently is listed for trading on the Nasdaq National Market. The Nasdaq has a voting rights policy that prohibits continued listing of securities of issuers that disenfranchise public common stockholders by any corporate action or issuance that disparately reduces or restricts the voting rights of existing common stock shareholders (the "Voting Rights Policy").

     Holders of the NEG Series D Preferred have the right to exercise the NEG Series D Preferred Contingent Voting Rights. See "Description of Capital
Stock -- NEG -- NEG Series D Preferred." If rights similar to the NEG Series D Preferred Contingent Voting Rights were to be granted to holders of common stock of an issuer and such holders had not paid for their proportionate share of the vote, the Nasdaq would deem the exercise of such rights a violation of the Voting Rights Policy.

     The Voting Rights Policy does not apply, however, to any class of security having a preference or priority over the issuer's common stock as to dividends, interest payments, redemption or payments on liquidation, if the voting rights of such securities only become effective as a result of specified events which reasonably can be expected to jeopardize the issuer's financial ability to meet its payment obligations to that class of securities. NEG believes that the NEG Series D Preferred falls within this exclusion from the Voting Rights Policy, as it has a liquidation preference over NEG Common Stock and the events triggering the NEG

Series D Preferred Contingent Voting Rights reasonably can be expected to jeopardize NEG's ability to pay the liquidation preference. The Nasdaq has advised NEG, however, that while it does not consider the grant of the NEG Series D Preferred Contingent Voting Rights a violation of the Voting Rights Policy which would cause the Nasdaq to take any action, any exercise of those rights would constitute a violation of the Voting Rights Policy as currently interpreted by the Nasdaq. As a result, the Nasdaq may exclude the NEG Common Stock from trading on the Nasdaq National Market. If that happens, no market may exist for the NEG Common Stock.

     The Nasdaq may suspend or terminate inclusion of an otherwise qualified security on the Nasdaq National Market and may halt trading if an issuer files for protection under any provision of the federal bankruptcy laws and under certain other circumstances that indicate a listed issuer is experiencing financial difficulties. Thus, the Nasdaq already has discretion to suspend the listing of the NEG Common Stock under some of the circumstances under which NEG Series D Preferred Contingent Voting Rights may be exercised. Nonetheless, there are other circumstances under which such rights may be exercised, such as loan agreement defaults, where no other Nasdaq policy would expressly exclude the NEG Common Stock from trading on the Nasdaq National Market.

     If the Nasdaq excluded the NEG Common Stock from the Nasdaq National Market, NEG would explore other options to provide a means to trade shares of NEG Common Stock, including trading the NEG Common Stock in the over the counter market or in the pink sheets or providing other means by which potential sellers and buyers of NEG Common Stock may contact each other for purposes of trading in the NEG Common Stock. There can be no assurance these means will provide a market for, or not adversely affect the price of, the NEG Common Stock.

                              GENERAL INFORMATION


     This Proxy Statement is furnished in connection with the solicitation of proxies by the Boards of Directors of NEG and Alexander for use in connection with, respectively, the NEG Meeting and the Alexander Meeting, each of which is to be held on August 29, 1996, and any adjournment of either Meeting. This Proxy Statement is first being sent to the shareholders of NEG and Alexander on or about August 9, 1996.


                      THE NEG PROXY IS SOLICITED ON BEHALF
                       OF THE BOARD OF DIRECTORS OF NEG,
                           AND THE ALEXANDER PROXY IS
                        SOLICITED ON BEHALF OF THE BOARD
                           OF DIRECTORS OF ALEXANDER

     At the Meetings, the shareholders of each of NEG and Alexander will consider and vote upon the approval and adoption of its Merger Proposal relating to the Merger Agreement among NEG, NEG-OK and Alexander pursuant to which Alexander would be merged with and into NEG-OK. Upon consummation of the Merger, each outstanding share of Alexander Common Stock, together with all Associated Rights, will be converted into 1.7 shares of NEG Common Stock. See "The Merger Proposals." The NEG shareholders will also consider the NEG Director Election Proposal, the NEG Certificate of Incorporation Amendment Proposal and the NEG Auditor Ratification Proposal. See "NEG Director Election Proposal;" "NEG Certification of Incorporation Amendment Proposal;" and "NEG Auditor Ratification Proposal." The shareholders of NEG and Alexander also will consider and vote upon such other business as may properly come before the Meetings or any adjournment thereof.

     The Board of Directors of NEG has unanimously determined that the issuance of NEG Common Stock in the Merger, the Merger, the Merger Agreement, and the transactions contemplated thereby are fair to and in the best interests of NEG and its shareholders and unanimously recommends that the shareholders of NEG approve the NEG Merger Proposal. The Board of Directions of NEG also unanimously recommends that its shareholders vote for the NEG Director Election Proposal, the NEG Certificate of Incorporation Amendment Proposal and the NEG Auditor Ratification Proposal.

     The Board of Directors of Alexander has unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of Alexander and its shareholders and unanimously recommends that the shareholders of Alexander approve the Alexander Merger Proposal.

DATE, TIME AND PLACE OF NEG MEETING AND ALEXANDER MEETING

     The NEG Meeting will be held at the Senator's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, on August 29, 1996, at 10:00 a.m., Central Time. The Alexander Meeting will be held at the Governor's Lecture Hall, Wyndham Anatole Hotel, 2201 Stemmons Freeway, Dallas, Texas 75207, August 29, 1996, at 10:00 a.m., Central Time.

RECORD DATE AND OUTSTANDING SHARES

  NEG

     NEG shareholders of record at the NEG Record Date are entitled to notice of and to vote at the NEG Meeting. On the NEG Record Date there were 12,170,682 issued and outstanding shares of NEG Common Stock, 52,500 issued and outstanding shares of NEG Series B Preferred and 40,000 issued and outstanding shares of NEG Series C Preferred held by NEG shareholders entitled to vote at the NEG Meeting.

  Alexander

     Alexander shareholders of record at the Alexander Record Date are entitled to notice of and to vote at the Alexander Meeting. On the Alexander Record Date there were 12,466,262 shares of Alexander Common Stock issued and outstanding.

VOTING PROXIES

     A proxy card accompanies this Proxy Statement. All properly executed proxies that are not revoked will be voted at the NEG Meeting or the Alexander Meeting, as the case may be, and at any postponements or adjournments thereof in accordance with the instructions contained therein. Proxies containing no instructions regarding the proposals specified in the form of proxy will be voted, in the case of the NEG Meeting, in favor of the NEG Proposals and, in the case of the Alexander Meeting, in favor of the Alexander Merger Proposal. If any other matters are properly brought before either the NEG Meeting or the Alexander Meeting, all proxies will be voted in accordance with the judgment of the persons voting the proxies. Either Meeting may be adjourned, and additional proxies solicited, if the vote necessary to approve a proposal has not been obtained. Any adjournment of either Meeting will require the affirmative vote of the holders of at least a majority of the shares represented, whether in person or by proxy, at such Meeting (regardless of whether those shares constitute a quorum).

     An NEG shareholder or an Alexander shareholder who has executed and returned a proxy may revoke such proxy at any time before it is voted at the NEG Meeting or the Alexander Meeting, respectively, by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of NEG or the Secretary of Alexander, as appropriate, stating that such proxy is revoked, or by attending the NEG Meeting or the Alexander Meeting, as the case may be, and voting in person.

QUORUM AND REQUIRED VOTE

  NEG

     Quorum. The presence, in person or proxy, of holders of NEG Common Stock, NEG Series B Preferred and NEG Series C Preferred, representing not less than a majority of the outstanding shares of each of such class or series on the NEG Record Date, will constitute a quorum for the NEG Meeting.

     Required Vote. At the NEG Meeting, the holders of NEG Common Stock on the NEG Record Date will be entitled to one vote per share on each matter of business properly brought before the NEG Meeting including one vote per share on each of the NEG Proposals. Holders of the NEG Preferred Stock are entitled to one vote for each share of NEG Preferred Stock held on the NEG Record Date, but only as to matters upon which by law they are entitled to vote or as specified in the NEG Certificate of Incorporation. Under the NEG Certificate of Incorporation, approval of the holders of a majority of the shares of the NEG Series B Preferred and the NEG Series C Preferred, each series voting separately as a class, is required for adoption by the NEG shareholders of the NEG Merger Proposal and the NEG Certificate of Incorporation Amendment Proposal.

     The Delaware General Corporation Law ("DGCL") does not require the shareholders of NEG to approve the Merger since Alexander is being merged into NEG-OK, and not into NEG. Nonetheless, criteria relating to the trading of the NEG Common Stock on the Nasdaq National Market require NEG to submit the issuance of shares of NEG Common Stock to Alexander shareholders pursuant to the Merger to a vote of the NEG shareholders because (i) the number of shares of NEG Common Stock to be issued in the Merger exceeds 20% of the number of shares of NEG Common Stock outstanding prior to the Merger and (ii) a greater than five percent shareholder of NEG, High River, also has more than a five percent interest in Alexander. Adoption by NEG of the NEG Merger Proposal requires (i) the favorable vote of the holders of a majority of the outstanding shares of NEG Common Stock present in person or represented by proxy at the NEG Meeting, (ii) the favorable vote of the holders of a majority of the outstanding shares of NEG Series B Preferred, voting separately as a class, and (iii) the favorable vote of the holders of a majority of the outstanding shares of NEG Series C Preferred, voting separately as a class.

     Adoption by NEG of the NEG Certificate of Incorporation Amendment Proposal requires the favorable vote of the holders of a majority of the outstanding shares of (i) NEG Common Stock, (ii) NEG Series B Preferred, voting separately as a class, and (iii) NEG Series C Preferred, voting separately as a class. The favorable vote of the holders of a majority of the outstanding shares of NEG Common Stock present in person or represented by proxy at the NEG Meeting is required for adoption by NEG of the NEG Auditor Ratification Proposal.

     Holders of NEG Common Stock have the right to elect five members of the NEG Board of Directors, as proposed in the NEG Director Election Proposal. Every holder of NEG Common Stock on the NEG Record Date shall have the right to vote, in person or by proxy, the number of shares owned by such holder for as many persons as there are directors to be elected at that time. Cumulative voting in the election of directors is not permitted. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election.

     Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the NEG Meeting, nor will such abstentions and broker non-votes be counted toward determining a quorum. With respect to the NEG Certificate of Incorporation Amendment Proposal, abstentions and broker non-votes will have the effect of a "no" vote since those proposals must be authorized and approved by the affirmative vote of not less than a majority of the votes of each class entitled to be cast at the NEG Meeting. FAILURE TO RETURN THE ENCLOSED PROXY OR TO VOTE AT THE NEG MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE NEG CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL.

     Vote by NEG Directors, Officers and Affiliates. At the NEG Record Date, directors, officers and affiliates of NEG had the right to vote, through proxy, beneficial ownership or otherwise, 2,619,716 shares of NEG Common Stock, or 21.5% of the issued and outstanding NEG Common Stock. NEG has been advised that the directors, officers and affiliates of NEG intend to vote FOR all NEG Proposals described in this Proxy Statement and that the holders of the NEG Series B Preferred and the NEG Series C Preferred intend to vote for the NEG Merger Proposal and the NEG Certificate of Incorporation Amendment Proposal. See "Security Ownership of Certain Beneficial Owners and Management -- NEG."

  Alexander

     Quorum. The presence, in person or proxy, of holders of Alexander Common Stock representing not less than a majority of the outstanding shares of Alexander Common Stock on the Alexander Record Date will constitute a quorum at the Alexander Meeting.

     Required Vote. Voting rights for Alexander are vested in the holders of Alexander Common Stock, with each share entitled to one vote on each matter to be voted upon by the Alexander shareholders. The favorable vote of the holders of a majority of the outstanding shares of Alexander Common Stock is required for adoption by Alexander of the Alexander Merger Proposal.

     Abstentions and broker non-votes will not be counted as votes either "for" or "against" any matters coming before the Alexander Meeting, nor will such abstentions and broker non-votes be counted toward determining a quorum. With respect to the Alexander Merger Proposal, abstentions and broker non-votes will have the effect of a "no" vote since the Alexander Merger Proposal must be authorized and approved by the affirmative vote of not less than a majority of the votes entitled to be cast at the Alexander Meeting. FAILURE TO RETURN THE ENCLOSED PROXY OR TO VOTE AT THE ALEXANDER MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE ALEXANDER MERGER PROPOSAL.

     Vote by Alexander Directors, Officers and Affiliates and by NEG. At the Alexander Record Date, directors, officers and affiliates of Alexander beneficially owned 675,453 of the outstanding shares of Alexander Common Stock, representing 5.4% of the outstanding shares of Alexander Common Stock entitled to vote, and have indicated their intent to vote all of such shares for adoption of the Alexander Merger Proposal. See "Security Ownership of Certain Beneficial Owners and Management -- Alexander." In addition, on the Alexander Record Date NEG beneficially owned 62,200 shares of Alexander Common Stock. NEG has indicated its intent to vote all of such shares for adoption of the Alexander Merger Proposal.

PROXY SOLICITATION; EXPENSES

     Solicitation of proxies may be made by mail by directors, officers and employees of NEG and Alexander. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, fax and telegraph, and by directors, officers and regular employees of NEG and Alexander, without special compensation therefor, except that directors, officers and employees of NEG and Alexander may be reimbursed for out-of-pocket expenses in connection with any solicitation of proxies. NEG and Alexander will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation material to the beneficial owners of capital stock held of record by such persons, and NEG and Alexander will reimburse reasonable forwarding expenses upon the request of such record holders.

     Although neither NEG nor Alexander presently anticipates doing so, either or both may retain a proxy solicitation firm to aid in the solicitation of proxies from its shareholders. If such a firm is retained by either NEG or Alexander, it would be paid customary fees (which are not expected to exceed $10,000) and would be reimbursed for out-of-pocket expenses.

                              THE MERGER PROPOSALS

     The following description of the Merger contains, among other information, summaries of certain provisions of the Merger Agreement, a copy of which and the amendment thereto are attached to this Proxy Statement as Addendum A-1 and Addendum A-2 and incorporated herein by reference. The Merger Agreement sets forth the representations, warranties and covenants of NEG and Alexander, the conditions to consummation of the Merger and the manner and basis of converting shares of Alexander Common Stock and all Associated Rights into shares of NEG Common Stock. The information in this Proxy Statement with respect to the Merger Agreement is qualified in its entirety by reference to the complete text thereof.

NEG -- BACKGROUND OF AND REASONS FOR THE MERGER

     The Board of Directors of NEG has long held the strategic goal of building a large base of oil and gas reserves through the acquisition of oil and gas properties and companies with oil and gas producing properties and the exploration and exploitation of the properties, and has encouraged management to explore possible merger opportunities with NEG being the surviving company to accomplish that goal. After investigating a limited number of possible merger prospects, NEG management determined that Alexander represented the best current prospect for a merger consistent with its strategic goal although such goal is an ongoing goal, and NEG will from time to time consider and initiate discussions with other companies for the acquisition of oil and gas companies and properties. In addition, Alexander would provide the critical mass to enable NEG to be attractive to financial institutions and underwriters, thereby giving it financing sources that could enhance NEG's operating income from continued operations.

     In November 1994, NEG's Chief Executive Officer was authorized to submit a letter of intent to Alexander which proposed a merger of the two companies. Alexander issued a press release on November 30, 1994, announcing that it was receiving and considering proposals. All interested parties were required to sign confidentiality and standstill agreements in order to obtain access to information concerning Alexander. NEG declined to sign such agreements at that time.

     In early fall 1995 NEG again had contact with Alexander as a result of a reintroduction to Alexander by Gaines Berland, Inc., a financial consultant to NEG ("Gaines Berland"). See "The Merger Proposals -- Interest of Certain Persons in the Merger." In December 1995, NEG submitted another letter of intent to Alexander. At that time, Alexander indicated an interest in opening discussions with NEG concerning the possibility of a merger between the two companies. Following this contact, further discussions ensued to determine the seriousness of the possibility of the potential transaction. Such discussions resulted in a signed letter of intent between the two companies dated as of December 29, 1995 calling for the merger of Alexander with NEG and the receipt by the Alexander shareholders of 1.8 shares of NEG Common Stock in exchange for one share of Alexander Common Stock. The exchange ratio was determined in negotiations between Messrs. Bender and Bob Alexander and other representatives of NEG and Alexander largely based upon the relative net asset values per share of the outstanding shares of NEG Common Stock and Alexander Common Stock, with the relative net asset values being determined to be roughly 35% for NEG and 65% for Alexander based on the then outstanding number of shares of NEG Common Stock and Alexander Common Stock. A subsequent amendment to the letter of intent dated March 25, 1996, changed the exchange ratio of NEG Common Stock from 1.8 to 1.7 for each share of Alexander, as a result of the need for additional working capital primarily due to downward revisions in estimates of Alexander's reserves and cash flows. From January 1996 through June 6, 1996 NEG conducted extensive investigation of all aspects of Alexander's financial condition, personnel and operations. Although essentially complete at the date of signing the Merger Agreement, that investigation will continue until the Closing of the Merger.

     At a special meeting of the Board of Directors of NEG held on June 6, 1996, the Board of Directors of NEG considered the Merger with Alexander. The Board had previously been provided with a draft of the Merger Agreement, a draft of Oppenheimer's fairness opinion and written presentation, a draft of the tax opinion of Strasburger & Price, L.L.P. and a draft of the Commitment. The meeting was attended in person or by telephone by all of the directors of NEG. Also in attendance were Randy Carter, General Counsel and Corporate Secretary of NEG, and representatives of the law firm of Strasburger & Price, L.L.P. After hearing the oral presentations from management and Oppenheimer personnel, the Board of Directors of NEG authorized the issuance of NEG Common Stock in the Merger, the Merger and the execution and delivery of the Merger Agreement in substantially the form as was presented to the Board of Directors.

FACTORS CONSIDERED BY THE NEG BOARD OF DIRECTORS; BENEFITS AND DETRIMENTS OF THE MERGER

     In reaching its determination that the issuance of NEG Common Stock in the Merger, the Merger, the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the NEG shareholders, the NEG Board of Directors considered, among other significant factors and considerations, the following: (i) the inability of NEG to achieve a critical mass in size by internal growth, which, in the opinion of the NEG Board of Directors, was necessary in order to attract and secure financing opportunities for the further growth and expansion of NEG, including debt or equity financing to pursue property or business acquisitions, if available, on terms that would be favorable to the shareholders; (ii) the ability to obtain significant technical and administrative staffing from Alexander, particularly in geology, exploration and gas marketing; (iii) the ability to obtain through the Merger a balanced oil and gas company, since NEG's reserves are primarily oil, while Alexander's are primarily gas; (iv) an increase in the liquidity of the NEG shares when combined with Alexander shares; (v) the opportunities for operating efficiencies that could result from the Merger, particularly through the integration of office facilities and support functions of the two companies;
(vi) Alexander's operating losses; (vii) the reasonableness of achieving prospective future revenues from the combined operation; (viii) Alexander's acquisitions during the past several years; (ix) the development opportunities with respect to Alexander's properties; (x) the recent and prior market prices of NEG Common Stock and Alexander Common Stock; (xi) the structure of the Merger and the terms of the Merger Agreement, which were the result of arms-length negotiations between NEG and Alexander; (xii) the opinion of Oppenheimer described below; and (xiii) the expectation that the Merger will be accomplished as a non-taxable transaction for federal income tax purposes. Possible detriments to the Merger and the related transactions described in this Proxy Statement are discussed under "Risk Factors." However, many of those risks apply with respect to NEG continuing as an independent company and do not relate specifically to the Merger. Those factors specific to NEG after the Merger are "Future Capital Requirements" (but only as to the magnitude of capital required); "Financial Reporting Impact of Full Cost Method of Accounting;" "Increase in Scope of Operations;" "Shares Eligible for Public Sale;" "Related Parties Involved and No Assurance of Fair Market Value Received in NEG Equity Private Placement;" "Control by Principal Shareholders" and "No Market for Shares if NEG Series D Preferred Contingent Voting Rights Exercised." In determining whether the Merger is fair to and in the best interests of its shareholders, the NEG Board of Directors considered the factors above as a whole and did not assign specific or relative weights to such factors other than the NEG Board of Directors determined that the benefits of the Merger outweighed its disadvantages.

OPINION OF OPPENHEIMER

     Oppenheimer initially delivered a draft opinion and orally reported its findings to NEG's Board of Directors on June 6, 1996, which was confirmed in writing as of June 6, 1996 (the "Oppenheimer Opinion") to the effect that the consideration paid to Alexander shareholders is fair from a financial point of view to the holders of NEG Common Stock. The Oppenheimer Opinion, which was directed to the Board of Directors of NEG, relates only to an assessment of the financial terms of the Merger Agreement which were determined by NEG and Alexander (and which were not recommended with respect to the amount or form of consideration by Oppenheimer) and does not constitute a recommendation to any shareholder of NEG as to how such shareholder should vote on any particular matter presented in this Proxy Statement.

     The Oppenheimer Opinion is reproduced in full as Addendum B to this Proxy Statement. NEG shareholders are urged to read the Oppenheimer Opinion carefully and in its entirety for a description of the procedures followed, the factors considered, the assumptions and qualifications made by Oppenheimer of its opinion and other factors relating to Oppenheimer's engagement by NEG's Board of Directors. The Oppenheimer Opinion contemplates facts and conditions existing as of June 6, 1996. Events and conditions subsequent to such date have not been considered and may materially alter the assumptions relied upon and the conclusions stated by Oppenheimer in the Oppenheimer Opinion. Oppenheimer has no obligation to update, revise, or reaffirm the fairness opinion rendered in the Oppenheimer Opinion, and NEG does not intend to seek any such updating, revisions or reaffirmation by Oppenheimer.

     In arriving at its opinion, Oppenheimer reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of NEG and of Alexander concerning the business, operations and prospects of NEG and of Alexander. Oppenheimer examined certain publicly available business and financial information relating to NEG and Alexander as well as certain financial forecasts and other data which were provided to Oppenheimer by the senior managements of NEG and of Alexander. Oppenheimer reviewed the financial terms set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the NEG and Alexander Common Stock; NEG's and Alexander's historical and projected earnings and cash flow; and the capitalization and financial condition of NEG and of Alexander. Oppenheimer also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Oppenheimer considered comparable to the transaction set forth in the Merger Agreement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations it considered comparable to those of NEG and Alexander. In addition to the foregoing, Oppenheimer conducted such other analyses and examinations and considered such other financial, economic and market criteria as Oppenheimer deemed necessary to arrive at its opinion.

     In rendering its opinion, Oppenheimer assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, including such information furnished to Oppenheimer or otherwise discussed with Oppenheimer by management of NEG and of Alexander. With respect to financial forecasts and other information so provided or otherwise discussed with Oppenheimer, Oppenheimer assumed, with the consent of the Board of Directors of NEG, that such forecasts and other information were reasonably prepared to reflect the best currently available estimates and judgments of the management of NEG and of Alexander as to the expected future financial performance of NEG and Alexander. Other than reserve reports prepared by Netherland & Sewell as of December 31, 1995 for NEG and as of January 1, 1996 for Alexander, which are attached hereto as Addendum E and Addendum F, respectively (the "Reserve Reports"), Oppenheimer did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of NEG or of Alexander nor has Oppenheimer made physical inspection of all of the properties or assets of NEG or of Alexander.

     The following is a summary of the material factors considered and principal financial analyses performed by Oppenheimer to arrive at the Oppenheimer Opinion. Oppenheimer performed certain procedures, including each of the financial analyses described below, and reviewed with the management of NEG the assumptions on which such analyses were based and other factors, including the historical financial results and the estimated financial results for NEG and Alexander.

     The Oppenheimer Opinion was necessarily based on economic, market, financial and other conditions as they existed on June 3, 1996, and on the information made available to Oppenheimer as of such date and on the review and analyses conducted by Oppenheimer as of such date. Oppenheimer's analysis of the Merger indicated, as of June 3, 1996, an implied price pursuant to terms of the Merger for each share of Alexander Common Stock of $4.68 (the "Consideration"), based on an exchange ratio of 1.7 shares of NEG Common Stock per one share of Alexander Common Stock and a $2.75 per share price for NEG Common Stock. Although the Consideration is used as a point of comparison in some of the analyses described below, the Oppenheimer Opinion does not depend upon the price of the NEG Common Stock as long as it is between $2.40 and $3.60 per share.

  Analysis of Certain Publicly Traded Companies

     To provide contextual data and comparative market information, Oppenheimer compared selected historical and projected operating and financial ratios for Alexander to the corresponding data and ratios of certain publicly traded oil and natural gas companies considered by Oppenheimer to be reasonably comparable to Alexander, including Abraxas Petroleum Corporation, Bellwether Exploration Company, Cairn Energy USA, Inc., Chieftain International, Inc., Coho Energy, Inc., Comstock Resources, Inc., Flores & Rucks, Inc., Lomak Petroleum, Inc., McFarland Energy, Inc., Panaco, Inc., PetroCorp, Inc., Plains Resources, Inc., Stone Energy Corporation, Swift Energy Company, Texas Meridian Resources Corporation and Wiser Oil Company (the "Comparable Companies").

     Such analysis included, among other things, consideration of the ratios of the market capitalization of the common stock as of June 3, 1996 (the "Market Capitalization") and operating cash flow ("OCF") for the latest twelve month period ("LTM") applicable. OCF is defined as net income before extraordinary items plus deferred taxes, depreciation, depletion and amortization and any other non-cash charges excluding changes to working capital. Such analysis also compared the ratios of the Market Capitalization to estimated fiscal years 1996 and 1997 OCF (as derived principally from Oppenheimer research analysts' estimates and, in certain cases, estimates compiled by Institutional Brokers Estimating Service (I.B.E.S.)). In addition, such analysis included consideration of the ratios of the Market Capitalization plus total debt and preferred stock less cash and cash equivalents ("Aggregate Value") to LTM EBITDA. Such analysis also included consideration of the ratio of Aggregate Value to PV10%.

     Although Oppenheimer used the information with respect to these companies for comparison purposes, none of such companies are identical to Alexander. Such analysis indicated that the average values excluding highest and lowest values (the "adjusted average values") of Market Capitalization as a multiple of LTM OCF and estimated fiscal years 1996 and 1997 OCF, were 9.1x, 6.0x and 4.3x, respectively, as compared to the implied multiples for Alexander, based on the Consideration, of 9.0x, 6.6x and 6.7x, respectively. The adjusted average values of Aggregate Value to LTM EBITDA and Aggregate Value to PV10% indicated by the analysis were 9.4x and 131%, respectively, as compared to the implied multiples for Alexander, based on the Consideration, of 9.9x and 122%, respectively.

  Transaction Analysis

     Oppenheimer reviewed publicly available information relating to certain acquisition transactions of oil and natural gas companies which were announced from January 1994 through May 1996. These transactions include Apache Corporation and Phoenix Resource Companies, Inc.; HS Resources, Inc. and Tide West Oil Co.; Enron Oil & Gas Company and Coda Energy, Inc.; Hugoton Energy Corporation and Consolidated Oil & Gas, Inc.; YPF Sociedad Anonima and Maxus Energy Corporation; Lomak Petroleum, Inc. and Red Eagle Resources Corporation; United Meridian Corporation and General Atlantic Resources, Inc.; Alexander Energy Corporation and American Natural Energy Corporation; and Devon Energy Corporation and Alta Energy Corporation. The selected transactions were not intended to represent the complete list of oil and natural gas transactions which have occurred or been announced, rather such transactions included only selected recent transactions involving publicly traded oil and natural gas companies engaged in oil and gas exploration and production activities. Such companies were used in this analysis because they were deemed by Oppenheimer to operate in similar producing basins or have similar financial and operating characteristics to NEG and Alexander.

     Oppenheimer reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Purchase Price") as a multiple of LTM OCF. In addition, Oppenheimer reviewed the Equity Purchase Price plus total debt, preferred stock and transaction costs less cash and cash equivalents ("Total Transaction Value") of such transactions as a multiple of LTM EBITDA, PV10% and total proved reserves.

     The analysis of Equity Purchase Price as a multiple of LTM OCF indicated a range of these transaction values of 6.0x to 24.7x and an adjusted average value of 9.9x compared to the implied value for Alexander, based on the Consideration, of 10.0x. The analysis of Total Transaction Value to LTM EBITDA, PV10% and total proved reserves indicated a range of these transaction values of 4.5x to 19.1x and an adjusted average value of 9.6x, 50% to 188% and an adjusted average value of 112% and $2.19 to $13.18 per Boe and an adjusted average value of $4.83 per Boe, respectively, as compared to the implied value for Alexander, based on the Consideration, of 10.6x, 125% and $5.66 per Boe.

     No company or transaction used in the analysis described above was directly comparable to NEG, Alexander or the proposed transaction. Accordingly, analysis of the results of the foregoing was not simply mathematical nor necessarily precise; rather, it involved complex consideration and judgments concerning differences in financial and operating characteristics of companies and other factors that could affect public trading values.

  Pro Forma Merger Analysis

     Oppenheimer analyzed certain pro forma financial effects resulting from the Merger. In conducting its analysis, Oppenheimer relied upon certain assumptions described above and financial projections and tax and accounting assumptions provided by the management of NEG. Oppenheimer analyzed the pro forma financial effect of combining NEG and Alexander, based on the Consideration; and the analysis indicated, among other things, that the estimated fiscal year 1996 and 1997 OCF per share for the pro forma combined company would be modestly less and greater, respectively, as compared to estimated fiscal year 1996 and 1997 OCF per share for NEG alone.

  Net Asset Appraisal

     Oppenheimer determined a net asset appraisal value for Alexander by calculating a gross asset value net of long-term debt and other non-current liabilities outstanding as estimated at the time of the Merger. Alexander's gross asset value was based on (i) the PV10% of Alexander's proved reserves,
(ii) the net working capital estimated at the time of the Merger, and (iii) certain other assets deemed appropriate by Oppenheimer. As a result, Oppenheimer calculated a net asset appraisal value for Alexander of $51 million. In addition, Oppenheimer reviewed the Equity Purchase Price as a multiple of the net asset appraisal value for the Comparable Companies. The analysis of Market Capitalization as a multiple of net asset value for the Comparable Companies indicated an adjusted average value of 176% as compared to the implied value for Alexander, based on the Consideration, of 117%.

     The summary set forth above does not purport to be a complete description of the analyses performed by Oppenheimer. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires Oppenheimer to exercise its professional judgment based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Oppenheimer was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Oppenheimer did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Oppenheimer considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Oppenheimer did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Oppenheimer made numerous assumptions with respect to industry performances, business and economic conditions and other matters. The analyses performed by Oppenheimer are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  NEG Financial Advisor Fee

     The Board of Directors of NEG selected Oppenheimer as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger and is familiar with NEG, its operations and the oil and natural gas industry. Pursuant to the terms of an engagement letter dated April 15, 1996, NEG paid Oppenheimer $50,000 upon signing the engagement letter and $125,000 upon delivery of the Oppenheimer Opinion. NEG also agreed to reimburse Oppenheimer promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by Oppenheimer in connection with its engagement, and to indemnify Oppenheimer and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. In addition, if the transaction is not consummated within six months of the engagement letter or if the consideration to be offered is materially changed, Oppenheimer's continuation of its engagement letter would be subject to NEG's and Oppenheimer's agreement to pay additional compensation to Oppenheimer. The terms of the fee arrangement with Oppenheimer, which Oppenheimer and NEG believe are customary in transactions of this nature, were negotiated at arms' length between NEG and Oppenheimer, and the Board of Directors of NEG was aware of such arrangement. Oppenheimer is currently assisting NEG in evaluating post-Merger financing options and may provide investment banking services to NEG in the future for which Oppenheimer will receive customary fees. In the ordinary course of its business, Oppenheimer and its affiliates may actively trade the securities of NEG, for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer has informed NEG that certain of its employees have, prior to their employment by Oppenheimer, performed investment banking services for Alexander. NEG has acknowledged this fact and has agreed to waive any potential conflicts relating to those prior services.

RECOMMENDATION OF NEG BOARD OF DIRECTORS

     The Board of Directors of NEG believes that the terms of the Merger are fair to, and in the best interests of, NEG and its shareholders. Accordingly, the Board has unanimously approved the issuance of NEG Common Stock in the Merger, the Merger and the Merger Agreement and unanimously recommends that NEG shareholders vote FOR adoption of the NEG Merger Proposal.

ALEXANDER -- BACKGROUND OF AND REASONS FOR THE MERGER

     In November 1994, Alexander received two acquisition proposals, including one from NEG proposing to acquire all outstanding shares of Alexander Common Stock for $7.00 per share in cash. On November 14, 1994, Alexander's board of directors met to consider the proposals and the retention of an investment banking firm as advisors. On November 15, 1994, Alexander issued a press release concerning the proposals and announcing the retention of Prudential Securities as its investment banker for the purpose of soliciting and considering proposals and determining the best course of action for Alexander's shareholders. On November 29, 1994, NEG revised its proposal to acquire Alexander's stock for $5.00 in cash and $2.50 in "NEG 8% Subordinated Convertible Notes."

     Alexander issued a press release on November 30, 1994, announcing that it was receiving and considering proposals. All interested parties were required to sign confidentiality and standstill agreements in order to obtain access to information concerning Alexander. NEG declined to sign such agreements at that time.

     After the execution of confidentiality agreements, representatives of several companies visited the data room established by Alexander at its offices in Oklahoma City, Oklahoma, containing material information about Alexander. Such interested parties were also given complete access to the management and other personnel of Alexander for the purpose of making additional inquiries and obtaining other available information.

     At a special meeting held on February 20, 1995, the Alexander Board of Directors reviewed and discussed, among other things, the status of acquisition inquiries and proposals. The discussion included a letter of intent from Abraxas Petroleum Corporation ("Abraxas") that was deemed at that time to be unacceptable by the Alexander Board of Directors. At a special meeting held on March 13, 1995, that was also attended by Prudential Securities and McAfee & Taft representatives, Prudential Securities advised Alexander that 55 companies had been contacted and four acquisition proposals had been made. The Alexander Board of Directors reviewed the proposal process to date and determined that it was in the best interest of its shareholders to enter an exclusive 45-day agreement with Abraxas to negotiate a possible merger and conduct due diligence. On March 14, 1995, a press release was issued announcing the Abraxas agreement. On May 10, 1995, Alexander announced that negotiations with Abraxas had been terminated.

     On May 18, 1995, the Alexander Board of Directors met to discuss other options available to Alexander. At that meeting it was determined that no viable offers were available to acquire Alexander and that Alexander should pursue a proposed debt offering of $100 million of Senior Subordinated Notes (the "Senior Subordinated Notes"). On June 29, 1995, the Alexander Board of Directors met to discuss a letter of intent from Gothic Energy Corporation and a written indication of interest from Paladin Energy Corp. After a lengthy discussion, it was determined that Alexander could not pursue both merger negotiations and the offering of the Senior Subordinated Notes. The Board of Directors, by resolution, reiterated its support of the debt offering to the exclusion of all other activities. On July 27, 1995, Alexander announced that a shareholders' derivative suit had been filed against Alexander and its Board of Directors on July 25, 1995, alleging breach of fiduciary duties for adoption of the Rights Agreement, the Severance Agreements (as hereinafter defined), and the offering of the Senior Subordinated Notes. On August 4, 1995, Alexander announced that it had deferred the offering of the Senior Subordinated Notes.

     On November 10, 1995, the Alexander Board of Directors met to discuss, among other things, the renewed interest shown by four of its former merger suitors, one of which was NEG. Alexander and NEG subsequently negotiated an agreement in principle for the combination of the two companies and, thereafter, Alexander and NEG executed a letter of intent to merge dated December 29, 1995. Pursuant to the NEG letter of intent, the Alexander shareholders would receive
1.8 shares of NEG Common Stock in exchange for each share of Alexander Common Stock. On February 15, 1996, the Alexander Board of Directors held a special meeting to discuss, among other things, the extension of the NEG letter of intent. Alexander announced on February 15, 1996 that the deadline was extended to April 10, 1996. On March 25, 1996, the original letter of intent was modified to reduce the exchange ratio from 1.8 to 1.7 shares of NEG Common Stock for each share of Alexander Common Stock. The exchange ratio was determined in negotiations between Messrs. Bender and Bob Alexander and other representatives of NEG and Alexander largely based upon the relative net asset values per share of the outstanding shares of NEG Common Stock and Alexander Common Stock, with the relative net asset values being determined to be roughly 35% for NEG and 65% for Alexander based on the then outstanding number of shares of NEG Common Stock and Alexander Common Stock. The exchange ratio was reduced after reviewing Alexander's expected reduction in cash flow resulting from a reduction in production volumes. On May 6, 1996, Alexander announced that the standstill provision of its agreement in principle with NEG expired April 30, 1996. Alexander's Board of Directors decided that although exclusive negotiations with NEG were not in the best interests of the Alexander shareholders, Alexander would continue to negotiate a definitive agreement with NEG. Thereafter, representatives of Prudential Securities met with representatives of NEG and Alexander for the purpose of discussing their respective financial conditions, reserves, development programs, strategies and other pertinent information for the purpose of preparing its opinion on the Merger. From January 1996 through June 6, 1996, Alexander conducted an extensive due diligence investigation of NEG and negotiated the terms of the Merger Agreement.

     At a special meeting of the Board of Directors of Alexander held on June 6, 1996, the Alexander Board of Directors considered the definitive Merger Agreement. The meeting was attended in person or by telephone by Bob G. Alexander, Jim L. David, Robert A. West, David E. Grose, Roger G. Alexander and Brian F. Egolf. Also in attendance were representatives of Prudential Securities and McAfee & Taft. Representatives of Prudential Securities discussed the matters considered, the limitations on and scope of Prudential Securities' fairness analysis and delivered Prudential Securities' written opinion that the consideration to be received in the Merger by the holders of Alexander Common Stock was fair to such holders from a financial point of view. See "- Opinion of Prudential Securities." After discussion, the Alexander Board of Directors unanimously authorized Alexander's president and chief executive officer to execute and deliver to NEG the Merger Agreement in substantially the form presented to the Alexander Board of Directors.

FACTORS CONSIDERED BY THE ALEXANDER BOARD OF DIRECTORS; BENEFITS AND DETRIMENTS OF THE MERGER

     Among the factors considered by the Alexander Board of Directors in evaluating the Merger were that the shareholders of Alexander would benefit financially from the consolidation of NEG and Alexander through, among other things, the premium provided to Alexander shareholders based on the Exchange Ratio and the market prices of the Alexander and NEG Common Stock, increased market capitalization, liquidity of shares, reserves, operating cash flows, profitability, and development activities. The increased size and cash flow of the combined companies could, among other things, allow for participation in larger and potentially more rewarding exploration programs and might also facilitate larger borrowings on better terms with lenders to finance further expansion. Possible detriments to the Merger are discussed under "Risk Factors." However, many of those risks apply with respect to Alexander continuing as an independent company and do not relate specifically to the Merger. Those factors specific to NEG after the Merger are "Future Capital Requirements" (but only as to the magnitude of capital required and the negative impact of certain rights of NEG preferred shareholders); "Shares Eligible for Public Sale;" "Related Parties Involved and No Assurance of Fair Market Value Received in NEG Equity Private Placement;" "Control by Principal Shareholders" and "No Market for Shares if NEG Series D Preferred Contingent Voting Rights Exercised." In addition, there is no assurance that the management of NEG after the Merger will operate the combined companies in the same manner as Alexander, e.g., as to allocation of available capital to drilling (including exploration or development allocations), acquisitions or other operations. After considering the various factors, without assigning specific or relative weight to any factors, the Alexander Board of Directors concluded that the best interests of Alexander shareholders would be well served by the Merger.

OPINION OF PRUDENTIAL SECURITIES

     Alexander engaged Prudential Securities to act as financial advisor in connection with the Merger and to render its opinion as to the fairness, from a financial point of view, of the Merger consideration to be received by the shareholders of Alexander.

     On June 6, 1996, in connection with the evaluation of the Merger Agreement, Prudential Securities delivered its written opinion that, as of such date and subject to certain assumptions, factors and limitations, the Merger consideration to be received by the shareholders of Alexander was fair to such holders, from a financial point of view. A copy of the full text of the opinion of Prudential Securities, dated June 6, 1996, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Addendum C to this Proxy Statement and is incorporated herein by reference. Although the following discussion summarizes the material terms of the opinion of Prudential Securities, shareholders of Alexander are urged to read carefully the opinion in its entirety.

     Prudential Securities' opinion is directed only to the fairness from a financial point of view of the consideration to be received by the shareholders of Alexander at any NEG Average Price which is $2.40 or higher. The opinion is for the use and benefit of the Alexander Board of Directors in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Alexander Meeting. The consideration to be received by the shareholders of Alexander was determined through negotiations between Alexander and NEG and was unanimously approved by the Alexander Board of Directors. Prudential Securities provided advice during the course of such negotiations, but did not make a recommendation with respect to the amount or form of the consideration to be received by the shareholders of Alexander. Prudential Securities was not requested to render an opinion as to, and the opinion does not in any manner address, Alexander's underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion, Prudential Securities reviewed and analyzed, among other things: (a) the Merger Agreement and the specific terms of the Merger; (b) publicly available information concerning Alexander and NEG which Prudential believed to be relevant to its inquiry; (c) financial and operating information with respect to the business, operations, assets, financial condition and prospects (including financial projections) of Alexander and NEG furnished to Prudential Securities by Alexander and NEG; (d) the trading histories of the Alexander Common Stock and the NEG Common Stock from January 1, 1994 to June 6, 1996 and a comparison of the trading histories with those of other companies which Prudential Securities deemed relevant; (e) the Reserve Reports; (f) a comparison of the historical financial results and present financial condition of Alexander and NEG with those of other companies that Prudential Securities deemed relevant; and (g) a comparison of the financial terms of the Merger with the terms of certain other transactions which Prudential Securities deemed relevant. In addition, Prudential Securities had discussions with the managements of Alexander and NEG concerning their respective businesses, operations, assets, financial condition and prospects (including financial projections) and undertook such other studies, analyses and investigations as Prudential Securities deemed appropriate, including Prudential Securities' assessment of general economic, market and monetary conditions.

     In arriving at its opinion, Prudential Securities relied on the accuracy and completeness of all information supplied or otherwise made available to it by Alexander and NEG, and Prudential Securities did not independently verify such information or undertake an independent appraisal of the assets or liabilities of Alexander or NEG and further relied upon the assurances of the managements of Alexander and NEG that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the reserve related information furnished by Alexander and NEG, Prudential Securities assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of the managements of Alexander and NEG as to the reserves of Alexander or NEG, as the case may be. With respect to the financial forecasts furnished by Alexander and NEG, Prudential Securities assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of Alexander's or NEG's management as to the expected future financial performance of Alexander and NEG, as the case may be. In addition, Prudential Securities assumed that the NEG New Credit Facility and the NEG Equity Private Placement, as contemplated in the projections of the pro forma combined company, will occur at or prior to consummation of the Merger.

     Prudential Securities' opinion was based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of such opinion. Events and conditions subsequent to such date have not been considered and may materially alter the assumptions relied upon and the conclusions stated by Prudential Securities in its opinion. Prudential Securities has no obligation to update, revise or reaffirm its fairness opinion rendered on June 6, 1996, and Alexander does not intend to seek any such updating, revisions or reaffirmation by Prudential Securities.

     In developing its opinion, Prudential Securities assumed that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     The following is a brief summary of the analyses performed by Prudential Securities in connection with its opinion dated June 6, 1996, which it discussed with the Alexander Board of Directors at its meeting held on June 6, 1996.

  Purchase Price Analysis and Stock Price Performance

     Prudential Securities performed an analysis of the Merger which indicated an implied purchase price pursuant to terms of the Merger for each share of Alexander Common Stock of $4.68, based on an exchange ratio of 1.7 shares of NEG Common Stock per share of Alexander Common Stock and a $2.75 per share price for NEG Common Stock. This analysis indicated that the pro forma ownership percentage of the shareholders of Alexander of the pro forma combined company would be approximately 55% following the Merger, but before consummation of the NEG Equity Private Placement, issuance of NEG Common Stock to Prudential Securities as part of its fees for issuing its fairness opinion and issuance of warrants to Gaines Berland for services rendered in connection with the Merger and the NEG Equity Private Placement, on a fully diluted basis. See "-- Alexander Financial Advisor Fee" and "-- Interests of Certain Persons in the Merger." Prudential Securities also examined the trading history of the Alexander Common Stock and NEG Common Stock in terms of both price and volume during the period from January 1, 1994 through June 6, 1996.

  Discounted Cash Flow Analysis of Alexander

     Using a discounted cash flow analysis, Prudential Securities estimated the present value of the future cash flows that Alexander could be expected to generate from January 1, 1996 and beyond based upon a reserve report prepared by Netherland & Sewell (containing proved, probable and possible reserve estimates and the production profile relating to such reserves) for Alexander and Prudential Securities' oil and gas price and inflation forecasts. Projected production volumes were risked by reserve category. The natural gas price forecast was based on forecasts for natural gas at Henry Hub and on a standard heating value of 1,000 British Thermal Units per cubic foot of gas. Adjustments were made to the natural gas price forecast to reflect transportation charges and quality differentials. Henry Hub gas prices were assumed to be $2.35 per Mcf and $2.15 per Mcf for 1996 and 1997, respectively, and were assumed to escalate at 3% per annum thereafter. The oil price forecast was based on West Texas Intermediate ("WTI") equivalent crude oil on the spot market and was then adjusted for the transportation and quality of Alexander's crude oil. For 1996 and 1997, WTI oil prices were assumed to be $19.30 per barrel and $18.00 per barrel, respectively, and were assumed to escalate to 3% per annum thereafter.

     Operating expenses and maintenance capital expenditures necessary to lift and produce the proved, probable and possible reserves estimated in the Netherland & Sewell engineering report, were assumed to escalate at a rate of 2% per annum. The cash flows were discounted at rates ranging from 8% to 15%.

     By discounting the projected cash flows generated by Alexander, adding assessed values for other assets, deducting the present value of estimated general and administrative expenses and deducting net liabilities, Prudential Securities arrived at a net asset reference value range per share of Alexander Common Stock of $1.27 to $3.40. Per share amounts were determined using 12.5 million shares of Alexander Common Stock outstanding.

  Analysis of Selected Publicly Traded Comparable Companies

     Using publicly available information, Prudential Securities compared selected financial data of Alexander with similar data of selected publicly-traded companies engaged in the exploration and development business considered by Prudential Securities to be comparable to those of Alexander and NEG. Specifically, Prudential Securities included in its review: Abraxas Petroleum Corporation, Comstock Resources, Inc., Cross Timbers Oil Company, DLB Oil & Gas, Inc., Hugoton Energy Corporation, Lomak Petroleum, Inc., PetroCorp Incorporated, St. Mary Land & Exploration Corporation, Unit Corporation and Wiser Oil Company. An analysis of the ratio of total market capitalization (defined as market value of equity plus debt and preferred stock less available cash) at June 3, 1996 to EBITDA for the 12 months ended March 31, 1996 yielded a multiple range of 6.0 times to 10.6 times and a median value of 7.5 times. The application of these values to Alexander's EBITDA for the 12 months ended March 31, 1996, less net long-term debt and working capital, yielded a net asset reference value range per share of $1.33 to $5.22 and a median value of $2.60. An analysis of the ratio of equity market value at June 3, 1996 to estimated 1996 after-tax, after leverage cash flow from operations before changes in working capital (defined as CFFO) yielded a multiple range of 4.3 times to 7.2 times and a median value of 5.0 times. The application of these values to Alexander's estimated 1996 CFFO yielded a net asset reference value range per share of $3.21 to $5.38 and a median value of $3.74. The ratio of equity market value at June 3, 1996 to estimated 1997 CFFO yielded a multiple range of 3.6 times to 6.8 times and a median value of 4.5 times. The application of these values to Alexander's estimated 1997 CFFO yielded a net asset reference value range per share of $2.07 to $3.91 and a median value of $2.59. The ratio of estimated total market capital of reserves (defined as TMCR and calculated as total market capitalization plus other long-term liabilities less non-cash working capital, net other tangible assets and undeveloped acreage) to Mcfe of proved reserves as of January 1, 1996 yielded a multiple range of $0.55 to $1.34 and a median value of $0.93. The application of these values to Alexander's proved reserves as of such date, plus other long-term liabilities less non-cash working capital, net other tangible assets and undeveloped acreage, yielded a net asset reference value range per share of $1.60 to $8.75 and a median value of $5.04. The ratio of TMCR to PV10% value as of January 1, 1996 yielded a range of 69% to 143% and a median value of 111%. The application of these values to Alexander's PV10% value as of such date, plus other long-term liabilities less non-cash working capital, net other tangible assets and undeveloped acreage, yielded a net asset reference value range per share of $1.34 to $6.41 and a median value of $4.24.

     Prudential Securities also compared selected financial data of NEG with similar data of the same selected publicly-traded companies referenced above. An analysis of the ratio of total market capitalization at June 3, 1996 to EBITDA for the 12 months ended March 31, 1996 yielded a multiple range of 6.0 times to
10.6 times and a median value of 7.5 times. The application of these values to NEG's EBITDA for the 12 months ended March 31, 1996, less net long-term debt and working capital, yielded a net asset reference value range per share of $1.14 to $2.75 and a median value of $2.60. An analysis of the ratio of equity market value at June 3, 1996 to estimated 1996 CFFO yielded a multiple range of 4.3 times to 7.2 times and a median value of 5.0 times. The application of these values to NEG's estimated 1996 CFFO yielded a net asset reference value range per share of $2.42 to $4.06 and a median value of $2.82. The ratio of equity market value at June 3, 1996 to estimated 1997 CFFO yielded a multiple range of
3.6 times to 6.8 times and a median value of 4.5 times. The application of these values to NEG's estimated 1997 CFFO yielded a net asset reference value range per share of $1.75 to $3.31 and a median value of $2.19. The ratio of estimated TMCR to Mcfe of proved reserves as of January 1, 1996 yielded a multiple range of $0.55 to $1.34 and a median value of $0.93. The application of these values to NEG's proved reserves as of such date, plus other long-term liabilities less non-cash working capital, net other tangible assets and undeveloped acreage, yielded a net asset reference value range per share of $.71 to $3.13 and a median value of $1.88. The ratio of TMCR to PV10% value as of January 1, 1996 yielded a range of 69% to 143% and a median value of 111%. The application of these values to NEG's PV10% value as of such date, plus other long-term liabilities less non-cash working capital, net other tangible assets and undeveloped acreage, yielded a net asset reference value range per share of $0.43 to $1.94 and a median value of $1.30.

     Because of the inherent differences between the businesses, operations and prospects of Alexander, NEG and the companies included in the comparable group, Prudential Securities believes that it would be inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Alexander, NEG and the companies in the comparable group that would affect the public trading values of Alexander, NEG and such other companies.

  Analysis of Selected Comparable Acquisition Transactions

     Prudential Securities reviewed the prices paid, to the extent publicly available, of selected acquisition transactions which involved certain oil and gas companies similar to Alexander's operations which took place between January 1994 and June 1996. Transactions reviewed by Prudential Securities include HS Resources, Inc./Tide West Oil Company, Enron Corp./Coda Energy, Inc. and Barrett Resources, Inc./Plains Petroleum, Inc.

     Prudential Securities examined multiples based on the total consideration for each of the transactions to, among other things, such acquired companies' respective proved reserves. In particular, Prudential Securities calculated offer value expressed in terms of dollars per Mcfe of proved reserves. The calculations yielded a range of offer values, calculated on a six Mcfe to one barrel basis, of $0.71 per Mcfe to $0.93 per Mcfe and a median value of $0.80 per Mcfe. Prudential Securities then calculated the aggregate and per share (assuming 12.5 million shares of Alexander Common Stock outstanding) imputed equity values for Alexander by applying Alexander's proved reserves to the multiples derived from its analysis of the comparable acquisition transactions. These imputed equity values per share for Alexander ranged from $3.05 to $5.04 and a median value of $3.87.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Alexander and the acquired businesses analyzed, Prudential Securities believes that it would be inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis, and accordingly, also made qualitative judgments concerning differences between the characteristics of these transactions and the Merger that would affect the acquisition values of Alexander and such acquired companies.

  Pro Forma Merger Analysis

     Prudential Securities analyzed certain pro forma effects which could result from the Merger. In connection with such analyses, Prudential Securities reviewed the projections provided by the managements of Alexander and NEG with respect to the future financial performance of Alexander, NEG and the pro forma combined company for the years 1996 and 1997. This analysis indicated that the CFFO per share would be accretive to NEG in 1996 and 1997. For the purposes of such analysis, Prudential Securities defined CFFO per share as (a) net income to common stock plus depreciation, depletion, amortization and exploration expenses plus deferred taxes and other non-cash charges, but not including changes in working capital, divided by (b) the pro forma shares outstanding.

     The summary set forth above does not purport to be a complete description of the analyses conducted by Prudential Securities or Prudential Securities' presentation to the Alexander Board. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all factors and analyses, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In performing its analysis, Prudential Securities made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Alexander or NEG. Any estimates contained in the analyses performed by Prudential Securities are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the business do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. Because such estimates are inherently subject to uncertainty, neither Alexander, NEG, Prudential Securities nor any other person assumes responsibility for their accuracy.

     Prudential Securities is an internationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate or other purposes.

  Alexander Financial Advisor Fee

     On November 14, 1994 the Board of Directors of Alexander entered into an agreement with Prudential Securities which provided for Prudential Securities to act as the Alexander financial advisor in connection with any transaction in which the control of or material interest in Alexander or its businesses, assets or properties is sold. Such agreement provided for Prudential Securities to receive a fee of one percent of the total consideration received by Alexander shareholders in such a transaction. NEG, in connection with the Merger, has negotiated an arrangement with Prudential Securities, which provides for Prudential Securities to receive, in lieu of the one percent provided in its agreement with Alexander, $500,000 in cash at the Closing, $500,000 of NEG Common Stock at the NEG Average Price, a warrant for 100,000 shares of NEG Common Stock at an exercise price equal to the NEG Average Price, and out-of-pocket expenses estimated at $75,000. Such agreement also provided for the registration for immediate sale of the NEG Common Stock received by Prudential Securities (including that received upon exercise of the warrants).

     In the ordinary course of Prudential Securities' business, it may actively trade the securities of Alexander and NEG for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

RECOMMENDATION OF ALEXANDER BOARD OF DIRECTORS

     The Board of Directors of Alexander believes that the terms of the Merger are fair to, and in the best interests of, Alexander and its shareholders and unanimously approved the Merger and the Merger Agreement and recommends that holders of Alexander Common Stock vote FOR adoption and approval of the Alexander Merger Proposal.

EFFECTIVE TIME

     Under the Merger Agreement, the Merger will become effective when (i) the Alexander Merger Proposal has been approved by the shareholders of Alexander and the NEG Merger Proposal has been approved by the shareholders of NEG; (ii) the various other conditions described in the Merger Agreement have been satisfied and the Closing has occurred under the terms of the Merger Agreement; (iii) Certificates of Merger substantially in the form of Exhibit B to the Merger Agreement have been filed in the Offices of the Secretary of State of the States of Delaware and Oklahoma; and (iv) the time and date for the effectiveness of the Merger set forth in the Certificates of Merger shall have passed. It is anticipated that if the necessary approvals of the Merger Proposals are obtained at the Meetings and all other conditions have been satisfied or waived, the Closing and the Effective Time of the Merger will occur as soon as practicable following the conclusion of such Meetings.

     At the Effective Time of the Merger, Alexander will cease to exist and NEG-OK will continue as a wholly-owned subsidiary of NEG. NEG-OK, as the surviving corporation in the Merger, will possess all the assets, rights, privileges, powers and franchises and be subject to all of the restrictions, liabilities and duties of Alexander and NEG-OK.

MANNER AND BASIS OF CONVERTING ALEXANDER COMMON STOCK

  Exchange Ratio

     At the Effective Time, each outstanding share of Alexander Common Stock, except for shares of Alexander Common Stock and Associated Rights as to which appraisal rights have been perfected (see "-- Appraisal Rights"), will automatically and without any action on the part of the holder thereof, cease to be outstanding and be converted into the right to receive 1.7 shares of NEG Common Stock. Shares of Alexander Common Stock held by NEG at the Effective Time of the Merger will be converted into NEG treasury shares.

  Fractional Shares

     No fractional shares of NEG Common Stock will be issued in connection with the Merger. All shares of NEG Common Stock to which a holder of shares of Alexander Common Stock is entitled will be aggregated. If a fractional share of NEG Common Stock results from such aggregation, in lieu of such fractional share, such holder will be entitled to receive a cash payment equal to such fraction multiplied by the closing price on the Nasdaq National Market of NEG Common Stock on the last business day prior to the Effective Time.

  Exchange of Certificates

     As soon as practicable following the Merger, there will be mailed to all holders of record of Alexander Common Stock at the Effective Time a form letter of transmittal and instructions (the "Letter of Transmittal") to be used by such holders in surrendering Certificates to the Exchange Agent. Alexander shareholders should not surrender their Certificates until they have received the Letter of Transmittal after completion of the Merger.

     Each holder of Alexander Common Stock will be entitled to receive, upon surrender to the Exchange Agent of the holder's Certificates, together with a properly completed and duly executed Letter of Transmittal and any other required documents, a certificate representing the number of full shares of NEG Common Stock to which such holder is entitled pursuant to the Merger Agreement. If cash for a fractional share is to be paid to, or a certificate representing NEG Common Stock is to be issued in the name of, a person other than the person in whose name a surrendered Certificate is registered, the Certificate so surrendered must be endorsed and otherwise be in proper form for transfer and the person requesting such issuance must pay to the Exchange Agent any transfer taxes required by reason of such issuance in a name other than that of the holder of record or must establish to the satisfaction of the Exchange Agent that such taxes either have been paid or are not payable. The Exchange Agent will pay cash for a fractional share and issue the NEG Common Stock attributable to any Certificate which has been lost or destroyed only upon receipt of satisfactory evidence of ownership of the shares of Alexander Common Stock represented thereby and after appropriate indemnification.

     Following the Merger, holders of Certificates formerly representing shares of Alexander Common Stock and the Associated Rights will cease to have any rights with respect to the shares and rights formerly represented thereby, except the right to receive the NEG Common Stock, plus cash in lieu of any fractional share, into which it has been converted as a result of the Merger. In addition, holders of such Certificates will not be entitled to receive dividends, if any, payable to holders of record of NEG Common Stock after the Effective Time until surrender of the Certificates to the Exchange Agent. Upon surrender of such Certificates, holders will receive, subject to applicable escheat laws, the amount of dividends (without interest) which have become payable subsequent to the Effective Time of the Merger with respect to the full shares of NEG Common Stock into which the shares of Alexander Common Stock previously represented by such Certificates have been converted pursuant to the Merger. NEG has no present plan to declare dividends with respect to the NEG Common Stock.

  Fully Diluted and Outstanding Shares of NEG after the Merger


     Based on the number of shares of NEG Common Stock and Alexander Common Stock outstanding on the respective Record Dates for the Meetings, immediately after the Merger and the NEG Equity Private Placement, NEG shareholders and former Alexander shareholders will hold (i) approximately 27.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 56.1% and 43.9%, respectively, of the fully diluted number of shares of NEG Common Stock (assuming conversion of the NEG Preferred Stock and the exercise of all NEG stock options and warrants), and (ii) approximately 12.3 million and
21.1 million shares of NEG Common Stock, respectively, representing approximately 36.9% and 63.1%, respectively, of the outstanding shares of NEG Common Stock. If securities to be issued in the NEG Equity Private Placement are excluded from these calculations, NEG shareholders and former Alexander shareholders will hold approximately 19.8 million and 21.7 million shares of NEG Common Stock, respectively, representing approximately 47.7% and 52.3%, respectively, of the fully diluted shares of NEG Common Stock.


ASSUMPTION OF ALEXANDER OPTIONS AND WARRANTS

     The Merger Agreement provides that NEG and Alexander will take such action as may be necessary to permit NEG to assume, at the Effective Time, each Alexander option and warrant that remains unexercised in whole or in part and to substitute shares of NEG Common Stock for shares of Alexander Common Stock. The assumed option or warrant will not give the holder any additional benefits, and shall be assumed on substantially the same terms and conditions as exist under the Alexander option or warrant except as described below.

     The number of shares of NEG Common Stock purchasable under any Alexander option or warrant assumed by NEG will be equal to the number of whole shares of NEG Common Stock that the holder of the Alexander option or warrant would have received upon consummation of the Merger had such Alexander option or warrant been exercised (without regard to any vesting schedule) in full immediately prior to the Effective Time. The option or warrant exercise price per share of NEG Common Stock will be equal to the previous option or warrant exercise price per share under the Alexander option or warrant divided by 1.7. Each holder of such Alexander option and warrant will be issued a written instrument evidencing the assumption and specifying the adjusted number of shares of NEG Common Stock subject thereto and the adjusted exercise price, if any.

     Alexander has adopted a 1981 Nonqualified Stock Option Plan, pursuant to which 1,999 shares of Alexander Common Stock remain reserved for issuance, a 1986 Incentive Stock Option Plan pursuant to which 133,333 shares of Alexander Common Stock remain reserved for issuance, and a 1993 Stock Option Plan pursuant to which 250,000 shares of Alexander Common Stock have been reserved for issuance. The 1981 Nonqualified Stock Option Plan, the 1986 Incentive Stock Option Plan and the 1993 Stock Option Plan are hereinafter collectively referred to as the "Alexander Plans." For a description of the Alexander Plans, see the notes to the Alexander Financial Statements.

     As of the Alexander Record Date there were outstanding options to purchase 105,290 shares of Alexander Common Stock under the Alexander Plans, at exercise prices ranging from $1.50 to $5.00. In addition, there were warrants outstanding on such date to purchase 232,950 shares of Alexander Common Stock with exercise prices ranging from $3.52 to $5.10.

     All recipients of Alexander stock options under the Alexander Plans will receive fully vested options to purchase NEG Common Stock regardless of the vesting status of such options as consummation of the Merger constitutes a change in control under the Alexander Plans, automatically accelerating the vesting schedule of the Alexander options. As a result, options for 19,574 shares of Alexander Common Stock will be accelerated upon consummation of the Merger.

     Under the terms of the Merger Agreement, NEG is obligated to file a registration statement on Form S-8 under the Securities Act covering the shares of NEG Common Stock issuable upon the exercise of the NEG stock options and warrants created by the assumption by NEG of the Alexander stock options and warrants and to cause such registration statement to become effective at the Effective Time or as soon thereafter as practicable.

     On June 5, 1996, the Compensation Committee of the Board of Directors of Alexander approved an amendment to the Alexander 1993 Restricted Stock Award Plan (the "Stock Award Plan") to permit the acceleration of a total of 35,125 forfeitable awards issued under the Stock Award Plan. Immediately thereafter, the Compensation Committee of the Board of Directors of Alexander accelerated all forfeitable awards under the Stock Award Plan, and all shares subject to the Stock Award Plan were distributed to award holders free of any restrictions.

CONDUCT OF THE BUSINESS PRIOR TO THE MERGER

     Pending consummation of the Merger, unless otherwise permitted by the Merger Agreement, each party has agreed, among other things, to conduct its business only in the ordinary course. Neither party may engage in certain transactions or take certain corporate actions without the consent of the other as more fully set forth in Article IV of the Merger Agreement. Pending consummation of the Merger, neither party may make, in addition to capital expenditures agreed upon by NEG and Alexander in the Merger Agreement, capital expenditures exceeding $100,000 in any one case or $150,000 in the aggregate. None of the parties shall, through the Effective Time, knowingly take or fail to take any action which would jeopardize the treatment of the Merger as a tax free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). Each has also agreed to permit the other party to have access to its offices, properties, books and records and to furnish the other party with information reasonably necessary to evaluate its business, operations and condition, financial and otherwise pending the closing of the Merger.

OTHER ACQUISITION OFFERS

     Pending the Closing of the Merger, Alexander has agreed that it will not directly or indirectly solicit, initiate or participate in negotiations relating to any disposition of any of the equity securities of Alexander or any options with respect thereto, any merger of Alexander with another corporation, or any disposition of all or any significant portion of the assets of Alexander not in the ordinary course of business, or similar transaction (an "Alexander Acquisition Proposal"), or disclose any non-public information relating to Alexander to any person or entity that may be considering making or has made an Alexander Acquisition Proposal, and will notify NEG with respect to certain events concerning Alexander Acquisition Proposals and requests for information, unless the Board of Directors of Alexander has been advised by counsel that participation in such negotiations or the provision of such information in response to any unsolicited offer is required by the fiduciary duties of Alexander's Board of Directors under applicable law. Pending the Closing of the Merger, NEG has agreed to similar provisions with respect to "NEG Acquisition Proposals" for the benefit of Alexander.

TREATMENT OF ALEXANDER EMPLOYMENT AND SEVERANCE AGREEMENTS; NEG NEW EMPLOYMENT AGREEMENTS

     Alexander has adopted certain employment and severance agreements for certain of its executive officers, special severance agreements for certain of its technical staff and a separation policy for its remaining employees (collectively, the "Severance Agreements"). The Severance Agreements provide benefits if the officer or employee is terminated without cause within a two or three year period after a change in control and the benefit does not decrease based on any period of employment after a change in control. See
"Management -- Alexander -- Executive Compensation -- Termination of Employment and Change-in-Control Arrangements." If these Severance Agreements were to remain in effect after the Merger, and if NEG were to terminate the Alexander employees entitled to benefits under the Severance Agreements during the applicable severance period after the Merger, NEG would be obligated to pay to Alexander employees approximately $4.1 million in severance benefits under the Severance Agreements.

     As of June 6, 1996, NEG and NEG-OK had entered into new employment agreements with 28 Alexander officers and employees to be effective as of the Effective Time (the "NEG New Employment Agreements"), all of which provide that the employment agreements are in lieu of the benefits under the Severance Agreements and that employees are not entitled to any payments under the Severance Agreements. See "Management -- NEG -- Executive Compensation -- NEG New Employment Agreements" for the terms of the NEG New Employment Agreements with the officers of Alexander who will become officers of NEG after the Merger and with Messrs. Bob Alexander and Roger Alexander. The NEG New Employment Agreements generally are for a term ranging between six months and 30 months, and, with the exception of agreements with three of the executive officers of Alexander who will become officers of NEG, do not contain change in control provisions. However, if NEG terminates any employee under the NEG New Employment Agreements without cause before its term expires, NEG will be obligated to pay the remaining amount due under the contract. NEG has guaranteed NEG-OK's obligations under the NEG New Employment Agreements. The Severance Agreements for the employees of Alexander who have not signed NEG New Employment Agreements would obligate NEG to pay such employees approximately $230,000 if NEG were to terminate such employees during the term of the Severance Agreements.

CONDUCT OF BUSINESS FOLLOWING THE MERGER; BOARD OF DIRECTORS AND MANAGEMENT

     Currently, the Board of Directors of NEG consists of seven members. Five of those members will be elected at the NEG Meeting by the holders of the NEG Common Stock pursuant to the NEG Director Election Proposal. Two of the members will be appointed, to be effective as of the election of the directors elected by the NEG Common Stock, by the holders of the NEG Series B Preferred and NEG Series C Preferred. Mr. Robert V. Sinnott will be appointed by the holders of the NEG Series B Preferred and Mr. Elwood W. Schafer will be appointed by the holders of the NEG Series C Preferred.

     Immediately after the effectiveness of the Merger, the Board of Directors of NEG will increase the number of members of the Board of Directors to eleven, and will increase the number of members to be elected by the NEG Common Stock from five to eight commencing with the 1997 NEG annual meeting of shareholders. Thereafter, the Board of Directors will appoint to the Board of Directors Bob G. Alexander and Jim L. David, executive officers and directors of Alexander, and Robert A. West, a director of Alexander, to fill the three vacant positions on the Board of NEG that are to be designated by Alexander as provided in the Merger Agreement. The Merger Agreement does not contain any agreements with respect to the election of directors after the Effective Time of the Merger except as described in this paragraph.

     Immediately after completion of the NEG Equity Private Placement, the holders of the NEG Series D Preferred will appoint one member to the NEG Board of Directors. High River has indicated that it intends to appoint Robert J. Mitchell to fill such position. See
"Management -- NEG -- Directors and Executive Officers" for certain biographical information regarding Mr. Mitchell.

     After the consummation of the Merger, the Certificate of Incorporation and bylaws of NEG-OK will be those of the company surviving the Merger. Until his successor is duly elected or appointed and qualified in accordance with applicable law, Miles D. Bender, the sole director of NEG-OK at the time of the Merger, will remain the sole director of NEG-OK. After the Merger, Miles D. Bender, as President and Treasurer, and Sue Barnard as Secretary, will be the officers of NEG-OK.

     Upon consummation of the Merger, NEG has agreed to appoint David E. Grose, Jim L. David and Sue Barnard as the Vice President -- Finance and Treasurer, Vice President -- Exploration (Mid-Continent) and Vice
President -- Administration and Human Resources and Secretary of NEG, respectively, and have entered into NEG New Employment Agreements with such individuals to such effect. In addition, NEG has entered into NEG New Employment Agreements with Messrs. Bob Alexander and Roger Alexander. See
"Management -- Alexander;" and "Management -- NEG."

     Following the Merger, NEG intends to conduct Oklahoma and Arkansas exploration activity out of Oklahoma City. Geology, land activities and support staff will office in Oklahoma City. NEG expects that all accounting functions and administrative activities previously associated with Alexander will be moved to Dallas prior to year end 1996.


     NEG is exploring issuing additional debt and/or equity securities to raise capital for working capital, capital expenditures, repayment of the Term Loan and repayment of all or a portion of the remaining NEG New Credit Facility. The terms and conditions of any such offering, as well as any impact on NEG shareholders, are as of yet not known, although NEG is focusing on, and is currently talking to several underwriters, about the feasibility of conducting a high yield debt offering, most likely in the range of $75 to $125 million, to be commenced sometime after the Merger, and most likely before the end of the first quarter of 1997 for such purposes.


CONDITIONS TO THE MERGER; WAIVER

     The respective obligations of NEG, Alexander and NEG-OK are subject to the fulfillment or satisfaction, on and as of the Closing under the Merger Agreement, among other things, of each of the following conditions:

          (i) NEG's shareholders shall have duly approved the NEG Merger Proposal and Alexander's shareholders shall have duly approved the Alexander Merger Proposal;

          (ii) Alexander shall have no more than 12,850,000 shares of Alexander Common Stock outstanding, on a fully diluted basis, immediately prior to the Effective Time;

          (iii) Since December 31, 1995, no material adverse change in the business, properties, results of operations or financial condition of the other party has occurred and no loss or damage to property of the other party will have a material adverse effect on such other party;

          (iv) Alexander, and if Alexander is financially unable, NEG, shall pay all fees and expenses due to Prudential Securities and to McAfee & Taft at or immediately prior to the Closing;

          (v) NEG and Alexander shall have received from counsel an opinion to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

          (vi) NEG shall have received from each person or entity who may be deemed to be an affiliate of Alexander a duly executed Alexander Affiliate Agreement in the form attached as Exhibit C to the Merger Agreement (see "-- Resale of NEG Common Stock; Agreements with Alexander Affiliates"); and

          (vii) The Commitment shall not have been amended or terminated on or before the Effective Time and funding must occur under the terms described in the Commitment simultaneously with or immediately after the Closing of the Merger; provided, however, that NEG is not obligated to close the

     Merger if the sum of the refinancing of the existing debt of NEG and Alexander and the costs of closing the Merger transaction (including estimated costs under Section 1091 of the Oklahoma Act) exceeds $80.0 million (see "-- Transactions Related to the Merger -- The Commitment").

     If the NEG Average Price exceeds $3.60, NEG will have the right to terminate the Merger Agreement or to waive the condition to closing that the NEG Average Price not exceed that amount. At the time of executing a proxy with respect to the NEG Merger Proposal NEG shareholders will not know the value of the consideration to be received by Alexander shareholders in the Merger. By approving the NEG Merger Proposal, the NEG shareholders will permit the NEG Board of Directors to determine, in the exercise of its fiduciary duties, to proceed with the Merger even if the NEG Average Price is greater than $3.60. Currently, NEG does not intend to terminate the Merger Agreement or to resolicit shareholders if the NEG Average Price is outside the Range. If the NEG Average Price is outside the Range and circumstances have changed, in determining later whether to elect to terminate the Merger Agreement, the NEG Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for oil and gas exploration and development stocks in general, the relative value of the Alexander Common Stock in the market, whether Alexander is prepared to decrease the Exchange Ratio, and the advice of its financial advisors and legal counsel. See "Risk Factors -- Volatility of Share Prices."

     Alternatively, if the NEG Average Price falls below $2.40, Alexander will have the right to terminate the Merger Agreement on the grounds that not all conditions to the Merger have been satisfied. By approving the Alexander Merger Proposal, the Alexander shareholders will permit the Alexander Board of Directors to close the Merger even if the NEG Average Price is below $2.40 or to terminate the Merger Agreement even if the Alexander shareholders approve the Alexander Merger Proposal. At present, the Alexander Board of Directors currently does not intend to terminate the Merger Agreement or to resolicit if the NEG Average Price were to fall below $2.40. If the NEG Average Price is outside the Range and circumstances have changed, in determining later whether to elect to terminate the Merger Agreement the Alexander Board of Directors will take into account, consistent with its fiduciary duties, all relevant facts and circumstances existing at the time, including, without limitation, the market for oil and gas exploration and development stocks in general, the relative value of the NEG Common Stock in the market, whether NEG is prepared to increase the Exchange Ratio, and the advice of its financial advisors and legal counsel. See "Risk Factors -- Volatility of Share Prices."

     For a complete list of the conditions to consummation of the Merger, see
Article V of the Merger Agreement. The Merger Agreement authorizes NEG or Alexander to waive any condition to be satisfied by the other, other than requisite shareholder approval, and to proceed with the Merger.

TRANSACTIONS RELATED TO THE MERGER

  The Commitment

     With respect to the Financing Condition, on May 29, 1996, NEG received the Commitment from the Banks for the NEG New Credit Facility to provide funds to refinance the existing debt of NEG and Alexander and for general corporate purposes. The NEG New Credit Facility will consist of up to a $100.0 million reducing revolving line of credit (the "Reducing Revolver"), with an initial borrowing base of $60.0 million, and a $5.0 million term loan (the "Term Loan"). The Borrowing Base will be determined at least semi-annually and will be reduced monthly by an amount determined by the Banks ("Monthly Commitment Reduction"), which amount shall initially be $1 million per month. The principal under the Reducing Revolver will be due at maturity, four years from the date of closing. Interest will be payable monthly and will be calculated at the BankOne Base Rate, as determined from time to time by BankOne (which increases by .25% if the outstanding loan balance is greater than 75% of the Borrowing Base). After the Term Loan is repaid in full, NEG may elect to calculate interest under the Eurodollar Rate, as defined in the Commitment.

     The Term Loan provides funds to bridge the issuance of a debt and/or equity offering by NEG. Interest on the Term Loan will be payable monthly at a rate of the BankOne Base Rate plus 2%, and the principal of the Term Loan is payable six months after the date of closing.

     NEG will be required to pay an unused commitment fee on the Reducing Revolver equal to 3/8ths of 1% per annum and will also pay a facility fee equal to 3/4% of the initial Borrowing Base on the Reducing Revolver and 2% on the Term Loan.

     NEG will grant to the Banks liens on a minimum of 90% of the present worth of NEG's and Alexander's oil and gas properties, whether currently owned or hereafter acquired, and a negative pledge on all other oil and gas properties. The facility will require semi-annual engineering reports covering oil and gas properties, a ratio of current assets to current liabilities, excluding amounts due within one year under the NEG New Credit Facility, of at least 1.0 to 1.0, a debt service coverage ratio of at least 1.1 to 1.0 determined quarterly, and a minimum tangible net worth of $49 million. Following the Merger, NEG should have a net worth significantly in excess of the bank covenant; however, a decline in product prices of approximately $.10 to $.15 on an Mcfe basis could cause net worth to decline below that required. Should this occur, NEG would attempt to amend the covenant.


     Presently, NEG is discussing with several underwriters the feasibility of making a high yield debt offering of medium term notes to be completed in September or October 1996 to raise between $75 and $125 million. The closing and funding under the NEG New Credit Facility will be subject to normal and customary conditions precedent, including the Banks' satisfactory review of title information covering the oil and gas properties to be mortgaged, a satisfactory environmental Phase I study of Alexander's assets, the closing of the Merger on or before August 31, 1996, and the raising by NEG of an additional $12.5 million of equity or "quasi" equity prior to the funding. The NEG New Credit Facility will also include covenants prohibiting cash dividends, distributions, loans or advances to third parties, except that cash dividends on NEG Preferred Stock will be allowed only after the Term Loan is repaid in full and if no event of default exists or would exist as a result of the payment thereof. NEG intends to pay holders of NEG Series B Preferred and NEG Series C Preferred dividends in additional shares of such NEG Series B Preferred or NEG Series C Preferred, as the case may be, until such time as cash dividends are permitted and available to be paid. If either the NEG Series B Preferred or the NEG Series C Preferred receive four such dividend payments in additional shares, the holders thereof will have the right to elect one-third of the NEG Board of Directors. See "Risk Factors -- Control by Principal Shareholders."


  NEG Equity Private Placement

     The Commitment from the Banks requires NEG to have raised $12.5 million of equity or "quasi" equity at or prior to the closing of the NEG New Credit Facility. In addition, NEG desires to obtain additional working capital for use after the Merger. NEG has obtained commitments from certain of its existing shareholders to raise $15.0 million in equity in the NEG Equity Private Placement. NEG anticipates that the NEG Equity Private Placement will close immediately after the Effective Time of the Merger and immediately before the closing of the NEG New Credit Facility transaction.


     On August 7, 1996, the High River Agreement was executed which obligates High River, subject to certain conditions, to purchase 100,000 shares of NEG Series D Preferred at $100 a share for $10.0 million if the Merger occurs on or before September 30, 1996. The NEG Series D Preferred has the rights and preferences described under "Description of Capital Stock -- NEG -- NEG Series D Preferred," which include the right immediately to convert the NEG Series D Preferred into 4,444,444 shares of NEG Common Stock based on the initial conversion price of $2.25 per share. In addition, NEG will issue to High River warrants to purchase 700,000 shares of NEG Common Stock immediately exercisable at $2.50 per share, which warrants will expire five years after the date of the issuance of the warrants.


     If the Merger does not close on or before September 30, 1996, for 30 days thereafter High River has the right, but not the obligation, to purchase 50,000 shares of NEG Series D Preferred and warrants to purchase 350,000 shares of NEG Common Stock for $5.0 million and to receive a fee of $150,000 from NEG on

October 31, 1996. If High River does not purchase such securities in that period, or if the NEG Certificate of Incorporation Amendment Proposal is not approved by the NEG shareholders, NEG must pay a fee of $300,000 to High River on October 31, 1996.


     If NEG is obligated to pay a fee to High River for any reason, High River will have the right to purchase the NEG Series D Preferred and warrants on the terms set forth in the definitive agreement if NEG merges with Alexander at any time within five years after July 19, 1996. So long as the High River Agreement is in effect, NEG may not raise equity in connection with the Merger in addition to that raised in the NEG Equity Private Placement without first offering the right to acquire such additional equity to High River. In addition, if High River purchases securities, until July 19, 2001 High River will have a right of first refusal with respect to equity sold by NEG for cash in private placement transactions.

     The holders of the NEG Series D Preferred have the right to appoint one director to the NEG Board of Directors. NEG may not, without the consent of the director designated by the NEG Series D Preferred, file a voluntary petition in bankruptcy. In addition, if certain events occur, the holders of the NEG Series D Preferred will have the right to choose to exercise the NEG Series D Preferred Contingent Voting Rights, which rights permit the holders to choose to elect one-half of the members of the NEG Board of Directors plus one member (including the member to be appointed by holders of NEG Series D Preferred). See "Description of Capital Stock -- NEG -- NEG Series D Preferred."

     On July 25, 1996, NEG entered into the Kayne Anderson Term Sheet under which KAIM evidenced the intent of the Kayne Anderson Investors to purchase 50,000 shares of NEG Series E Preferred at $100 a share for $5.0 million. The transaction with the Kayne Anderson Investors is subject to certain conditions, including execution of a definitive agreement. The NEG Series E Preferred has the rights and preferences described under "Description of Capital
Stock -- NEG -- NEG Series E Preferred," which include the immediate right to convert all of the shares of the NEG Series E Preferred into 2,222,222 shares of NEG Common Stock based upon the initial conversion price of $2.25 per share. In addition, the Kayne Anderson Investors will receive warrants to purchase 350,000 shares of NEG Common Stock immediately exercisable at $2.50 per share, which warrants will expire five years after the issuance. The NEG Series E Preferred will vote together with the NEG Common Stock on all matters submitted to the holders of NEG Common Stock, and shall have that number of votes per share equal to the number of shares of NEG Common Stock into which such share is convertible as of the record date for the vote.

     In consideration of the purchase by the Kayne Anderson Investors of the shares in the NEG Equity Private Placement, NEG agreed to extend the period during which the NEG Series B Preferred and the NEG Series C Preferred cannot be redeemed by NEG from June 14, 1997 to June 14, 1999, and to amend the NEG Certificate of Incorporation to so prohibit such redemption, which amendment is a part of the NEG Certificate of Incorporation Amendment Proposal. See "NEG Certificate of Incorporation Amendment Proposal;" "Description of Capital
Stock -- NEG -- NEG Series B Preferred;" and "Description of Capital
Stock -- NEG -- NEG Series C Preferred."


     The securities will be issued to High River and the Kayne Anderson Investors pursuant to an exemption from registration of such securities under Regulation D or Section 4(2) of the Securities Act, and certificates evidencing such securities will bear appropriate restrictive legends. Such holders will have the right but not the obligation to demand registration of the securities commencing nine months after the closing of the NEG Equity Private Placement. Such holders also will have piggyback registration rights with respect to any registration statements filed by NEG or selling shareholders except for those relating to the Merger or to other merger or employee benefit plans registrations. NEG will incur costs and will pay certain expenses of such investors if the investors exercise their registration rights. In addition, NEG has agreed to pay the expenses of the investors in connection with the NEG Equity Private Placement, which NEG reimbursed expenses are capped at $45,000 and $25,000 for High River and the Kayne Anderson Investors, respectively. NEG also has agreed to approve the transactions under Section 203 of the DGCL. See "Description of Capital Stock -- NEG -- Section 203 of the DGCL."


     Shareholder approval of the NEG Equity Private Placement is not required under Delaware law since NEG's certificate of incorporation authorizes the issuance by the NEG Board of Directors of series of preferred stock of NEG so long as a sufficient number of shares of NEG Preferred Stock are authorized for issuance. NEG has authorized 1.0 million shares of Preferred Stock, of which a total of 180,000 shares are reserved for issuance as NEG Series B Preferred and NEG Series C Preferred. See the "NEG Certificate of Incorporation Amendment Proposal" for an amendment to the Certificate of Incorporation that clarifies the powers of the NEG Board of Directors to issue NEG Preferred Stock without shareholder approval.


     The NEG Board of Directors unanimously has approved the terms of the NEG Equity Private Placement, with Messrs. Sinnott and Schafer abstaining with respect to the sale of securities to the Kayne Anderson Investors. This approval occurred after due consideration of the appropriate fair market value of the shares sold in the NEG Equity Private Placement, taking into account the restrictions on resale or transfer of the shares and the difficulty of selling large blocks of shares in a short period of time. After disclosure of the material facts as to the interests of the parties in the transactions, the NEG Board of Directors believes that the purchase price to be received for the securities issued in the NEG Equity Private Placement is similar to that which would have been received from independent third parties, the discount is within the range of discounts typical to private placements of securities even when securities of the same class or series are traded on a public market and is within the range of discounts given to other unrelated purchasers of NEG Common Stock, the transactions are fair to NEG and provide the equity needed to satisfy the condition to funding contained in the Commitment to raise additional equity.


     When management of NEG commenced discussions with the investors in the NEG Equity Private Placement, and when the initial understanding regarding the price term was reached, the closing price for the NEG Common Stock on the Nasdaq National Market was $2 5/8. The NEG Board of Directors approved in principle the offering of $12.5 million of NEG securities in the NEG Equity Private Placement at $2.25 per share on June 6, 1996, when the closing price of the NEG Common Stock on the Nasdaq National Market was $3 1/8 per share. Based on such closing price, the conversion price on the NEG Series D Preferred and the NEG Series E Preferred represents a 28% discount from such closing price. Based on the closing price of $3 1/2 of the NEG Common Stock on the Nasdaq National Market on August 5, 1996, the latest practicable trading date before printing this Proxy Statement, such conversion price represents a 36% discount. The respective discounts from the warrant exercise price of $2.50 per share are 20% (based on the closing price for the NEG Common Stock on June 6, 1996) and 29% (based on the closing price for the NEG Common Stock on August 5, 1996). See "Risk
Factors -- Related Parties Involved and No Assurance Fair Market Value Received in NEG Equity Private Placement."


TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     The Merger Agreement provides that, subject to applicable law, the Merger Agreement may be amended by the Board of Directors of the parties thereto, either before or after the Meetings, but prior to consummation of the Merger, except that no amendment after the Meetings can affect the Exchange Ratio provided for in the Merger Agreement.

     The Oklahoma Act provides that the boards of directors of the constituent corporations in a merger may amend the merger agreement after shareholder approval has been obtained by a constituent corporation, provided the amendment does not (i) alter the amount or kind of shares, securities, cash, property or rights to be received in exchange for or on conversion of shares of such constituent corporation, (ii) alter the certificate of incorporation of the surviving corporation or (iii) alter the terms of the agreement if such alteration would adversely affect the holders of shares of such constituent corporation. The DGCL provides that any agreement of merger may contain a provision substantially similar to that provided by the Oklahoma Act.

     Any amendment to the Merger Agreement, which under the Oklahoma Act, the DGCL or applicable securities laws requires shareholder approval, including any change in the Exchange Ratio, would only be made after appropriate filings with the SEC and after notice to NEG and Alexander shareholders and opportunity to submit new proxies and rescind previously granted proxies. Other amendments to the Merger Agreement which, under the Oklahoma Act or the DGCL, may be done by the Board of Directors without additional shareholder approval may be made without further notice to the shareholders of either company. Waivers of conditions, if such waiver would not constitute an amendment which is impermissible under the

Oklahoma Act or the DGCL, may be made without further notice to shareholders. See "-- Conditions to the Merger; Waiver."

     The Merger Agreement may be terminated by the mutual consent of the Boards of Directors of NEG and Alexander or by either party if the conditions to such party's obligations to effect the Merger have not been satisfied or waived by October 1, 1996.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase of Alexander by NEG utilizing the purchase method of accounting. Accordingly, from and after the Effective Time, Alexander's results of operations will be included in NEG's consolidated results of operations.

     Under the purchase method of accounting, the purchase price paid by NEG for the Alexander Common Stock will be allocated to the consolidated assets and liabilities of Alexander based on fair value with the remaining purchase price allocated to proved oil and gas properties. No goodwill will be recorded in this transaction. As a result of allocating additional cost, under the purchase method of accounting, to the oil and gas properties in connection with the Merger, a noncash writedown of oil and gas properties will be made. As of March 31, 1996 such write down is estimated to be approximately $37.2 million, and will be charged to expense in the period the Merger is consummated. See the Pro Forma Combined Condensed Financial Statements.

RESALE OF NEG COMMON STOCK; AGREEMENTS WITH ALEXANDER AFFILIATES

     The shares of NEG Common Stock to be issued to shareholders of Alexander in the Merger have been registered under the Securities Act and will be freely transferable by shareholders of Alexander not deemed to be "affiliates" of Alexander at the time the Alexander Merger Proposal is submitted to a vote of the Alexander shareholders. Transfers by such affiliates will, under existing law, require (i) the further registration under the Securities Act of the NEG Common Stock to be sold, (ii) compliance with Rule 145 promulgated under the Securities Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from such registration requirement. An "affiliate" of Alexander, as defined in the rules under the Securities Act, is a person who, directly or indirectly, controls, or is controlled by, or is under common control with, Alexander. Prior to the Effective Time of the Merger, Alexander is obligated to provide to NEG a list of all persons who are or may be deemed to be affiliates of Alexander.

     Alexander affiliates are currently limited under the Securities Act as to the number of shares of Alexander Common Stock which they can sell during any three-month period, and following the Merger their ability to sell shares of NEG Common Stock received in the Merger will be similarly restricted. However, because of the larger number of shares of NEG Common Stock to be outstanding following consummation of the Merger, the affiliates of Alexander may be provided with a degree of liquidity not available to them if the Merger is not consummated. Persons who are affiliates of Alexander at the time the Alexander shareholders vote on the Merger will be able to publicly sell after the Merger, in any three-month period, a number of shares of NEG Common Stock equal to the greater of (i) one percent of the outstanding shares of NEG Common Stock, or
(ii) the average weekly trading volume during the four preceding weeks.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Directors and Officers

     In considering the recommendation of the Board of Directors of Alexander with respect to the Alexander Merger Proposal, shareholders should be aware that certain directors and officers of Alexander have interests in connection with the Merger.

     As of the Alexander Record Date, members of the Board of Directors and executive officers of Alexander beneficially owned 730,658 shares of Alexander Common Stock, which number includes 55,205 shares issuable upon the exercise of stock options. Following the consummation of the Merger and assuming they will own the same number of shares of Alexander Common Stock at the time of the Merger as they did at the

Alexander Record Date, the officers and members of the Board of Directors of Alexander will beneficially own 1,287,199 shares of NEG Common Stock representing 2.6 percent of the NEG Common Stock on a fully diluted basis immediately after the Merger. See "Security Ownership of Certain Beneficial Owners and Management -- Alexander."

     NEG has entered into NEG New Employment Agreements with all five of Alexander's executive officers and with 23 employees which are effective upon consummation of the Merger. See "-- Treatment of Alexander Employment and Severance Agreements; NEG New Employment Agreements."

     Upon consummation of the Merger, the NEG Board of Directors will increase the size of the NEG Board of Directors from seven to eleven directors and will appoint Bob G. Alexander and Jim L. David, executive officers and directors of Alexander, and Robert A. West, a director of Alexander, to fill the vacancies created by such action except for the vacancy to be filled by the appointment of the holders of the NEG Series D Preferred. See "-- Conduct of Business Following the Merger; Board of Directors and Management."

     Pursuant to the Merger Agreement, all outstanding options and warrants with respect to Alexander Common Stock will be assumed by NEG and converted into options or warrants to purchase NEG Common Stock. All holders of non-vested stock options under the Alexander Plans (a total of 19,574 shares) will receive fully vested options to purchase NEG Common Stock, as a result of the acceleration of vesting triggered by the change in control provisions of the Alexander Plans. See "-- Assumption of Alexander Options and Warrants."

     On June 5, 1996, the Compensation Committee of the Board of Directors of Alexander approved an amendment of the Stock Award Plan to permit the acceleration of forfeitable awards issued under the Stock Award Plan. The Compensation Committee of the Board of Directors of Alexander accelerated all awards under the Stock Award Plan and thereafter all shares subject to the Stock Award Plan were distributed to award holders free of any restrictions.

     The Certificate of Incorporation and bylaws of Alexander provide for indemnification of its directors and officers against liabilities arising in the course of performance of their duties to Alexander, subject to certain limitations imposed by law. In the Merger Agreement, NEG agreed to provide indemnification to the officers and directors of Alexander that is similar to the indemnification provided under Alexander's Certificate of Incorporation and bylaws.

  Shareholders

     Investors in NEG Equity Private Placement are Shareholders of NEG and Alexander. In connection with the Merger, NEG will issue securities and will enter into certain other agreements with the investors in the NEG Equity Private Placement. See "The Merger Proposals -- Transactions Related to the
Merger -- NEG Equity Private Placement." Both the investors or affiliates of the investors in the NEG Equity Private Placement beneficially own more than five percent of the NEG Common Stock (assuming, in the case of Kayne Anderson Investors, conversion of the NEG Preferred Stock). In addition, High River owns more than five percent of the outstanding shares of Alexander Common Stock. See "Security Ownership of Certain Beneficial Ownership and Management;" "Risk Factors -- Related Parties Involved and No Assurance Fair Market Value Received in NEG Equity Private Placement;" and "Risk Factors -- Control by Principal Shareholders."

     As of the NEG Record Date, High River owned 1,040,000 shares of NEG Common Stock, representing 5.5% of the shares of NEG Common Stock on a fully diluted basis, and, as of the Alexander Record Date, High River owned 1,193,000 shares of Alexander Common Stock, representing 9.3% of the shares of Alexander Common Stock on a fully diluted basis. After the Merger, the Icahn affiliates will be deemed under the Exchange Act to beneficially own 8,212,544 shares, or 16.6%, of the NEG Common Stock on a fully diluted basis.

     All shares of the issued and outstanding NEG Series B Preferred and NEG Series C Preferred are owned by investment partnerships that, like the Kayne Anderson Investors, are managed by L.P., of which KAIM is the general partner. KAIM has shared voting power with respect to such shares with each of the investment partnerships, L.P. and Kayne. As of the NEG Record Date, the KAIM affiliates beneficially owned 5,230,769 shares, or 27.8%, of the NEG Common Stock on a fully diluted basis. After the Merger, the KAIM affiliates will be deemed under the Exchange Act to beneficially own 7,802,991 shares, or approximately 15.8%, of the NEG Common Stock on a fully diluted basis.

     NEG has agreed to extend the period during which the NEG Series B Preferred and the NEG Series C Preferred cannot be redeemed by NEG from June 14, 1997 to June 14, 1999 and to amend the NEG Certificate of Incorporation to so prohibit such redemption, which amendment is a part of the NEG Certificate of Incorporation Amendment Proposal. As a result, dividends at a rate of 10% and 10 1/2% per annum, respectively, or $525,000 and $420,000 per year, respectively, will accrue and be payable to holders of such NEG Preferred Stock. Such holders are KAIM affiliates. See "NEG Certificate of Incorporation Amendment Proposal;" "Description of Capital Stock -- NEG -- NEG Series B Preferred;" and "Description of Capital Stock -- NEG -- NEG Series C Preferred."

     NEG Owns Shares in Alexander. As of the Alexander Record Date, NEG owned 62,200 shares of Alexander Common Stock. NEG intends to vote its shares of Alexander Common Stock in favor of the Alexander Merger Proposal.

  Financial Advisors

     Gaines Berland has acted as investment advisor to NEG for the past one and one-half years. Gaines Berland presently holds warrants to purchase 300,000 shares of NEG Common Stock, representing 1.6% of the outstanding NEG Common Stock on a fully diluted basis. Gaines Berland also presently holds warrants to purchase 157,950 shares of Alexander Common Stock, representing 1.2% of the outstanding Alexander Common Stock on a fully diluted basis, as a result of services rendered to ANEC and the assumption by Alexander of ANEC's obligations. Gaines Berland was responsible for re-introducing NEG to Alexander in connection with the Merger, and for locating purchasers for the NEG Equity Private Placement. NEG entered into agreements with Gaines Berland providing for Gaines Berland to receive warrants for the purchase of 700,000 shares and 300,000 shares, respectively, of NEG Common Stock at a price of $2.875 per share for its services rendered in connection with the Merger and the NEG Equity Private Placement. These warrants are exercisable for a period of five years after their issuance and provide registration rights for Gaines Berland. As a result of these transactions, Gaines Berland will own warrants which, if exercised, will represent 3.2% of the NEG Common Stock on a fully diluted basis after the Effective Time of the Merger.

     See also "The Merger Proposals -- Opinion of Prudential
Securities -- Alexander Financial Advisor Fee" for a discussion of fees payable to Prudential Securities, as financial advisor to Alexander and "The Merger Proposals -- Opinion of Oppenheimer -- NEG Financial Advisor Fee" for a discussion of fees payable to Oppenheimer, as financial advisor to NEG.

FEES AND EXPENSES

     All fees and expenses, including attorneys fees, will be borne by the respective party who has incurred such fee or expense, except that all or a portion of the fees due Prudential Securities will be paid by NEG. See "The Merger Proposals -- Opinion of Prudential Securities -- Alexander Financial Advisor Fee."

GOVERNMENTAL AND REGULATORY APPROVALS

     To the knowledge of NEG and Alexander, no federal or state governmental or regulatory approvals are required for consummation of the Merger, other than compliance with the provisions of applicable securities and "blue sky" laws of various jurisdictions.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the material federal income tax consequences of the Merger under the Code. It is not feasible to describe all of the tax consequences associated with the Merger. CONSEQUENTLY, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR

WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE MERGER APPLICABLE TO HIS OR HER SPECIFIC CIRCUMSTANCES, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

     In particular, the following discussion does not address the potential tax consequences applicable to Alexander shareholders who are not citizens or residents of the United States, who are dealers in securities, who acquired their Alexander Common Stock through stock option or stock purchase programs or other employee plans, or who are subject to special treatment under the Code (such as insurance companies or tax-exempt organizations), nor any potential tax consequences applicable to the holders of Alexander stock options and warrants. The following summary is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to NEG, Alexander and their respective shareholders. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the Merger or other transactions described in this Proxy Statement.

  Opinion of Tax Counsel

     Neither NEG nor Alexander has requested a ruling from the Internal Revenue Service as to the federal income tax consequences of the Merger. However, the Merger has been structured with the intention that it qualify as a reorganization under Section 368(a) of the Code by reason of meeting the requirements for qualification under Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. The respective obligations of NEG and Alexander to consummate the Merger are conditioned upon receiving an opinion of counsel to the effect that the Merger will qualify as a reorganization under Section 368(a) of the Code. Strasburger & Price, L.L.P. has rendered such an opinion to NEG and Alexander. Such opinion is subject to certain assumptions and qualifications and is based on (i) various representations of the management of NEG and Alexander and certain Alexander shareholders, including representations from Alexander and certain of Alexander's shareholders that they are not aware of any plan or intention on the part of Alexander's shareholders to sell or otherwise dispose of a number of shares of NEG Common Stock received in the Merger so as to jeopardize the qualification of the Merger as a reorganization for federal income tax purposes, and (ii) the assumption that the Merger will be consummated as described in the Merger Agreement and this Proxy Statement. Such opinion of counsel is not binding on the Internal Revenue Service or the courts, and will not preclude either from adopting a contrary position.

     As provided in above-described opinion received from Strasburger & Price, L.L.P., the material federal income tax consequences of the Merger will be as follows, assuming that holders of Alexander Common Stock hold such shares as capital assets within the meaning of Section 1221 of the Code:

          (i) The Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Code, and Alexander, NEG and NEG-OK will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

          (ii) No gain or loss will be recognized by NEG, NEG-OK or Alexander as a result of the Merger.

          (iii) No gain or loss will be recognized by holders of Alexander Common Stock who are United States persons (within the meaning of the Code) upon the exchange of their shares of Alexander Common Stock for shares of NEG Common Stock pursuant to the conversion of shares that will occur in the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares of NEG Common Stock. Any cash received by a holder of Alexander Common Stock in lieu of a fractional share of NEG Common Stock will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will constitute capital gain or loss equal to the difference between the cash received and the portion of the holder's basis in Alexander Common Stock allocable to such fractional share interest.

          (iv) The basis of the shares of NEG Common Stock received in exchange for shares of Alexander Common Stock pursuant to the Merger will be the same as the basis of the Alexander Common Stock surrendered in exchange therefor.

          (v) The holding period of the shares of NEG Common Stock received in exchange for shares of Alexander Common Stock will include the holding period of such shares of Alexander Common Stock.

  State and Local Tax Consequences

     Although it is not anticipated that state or local income tax consequences to shareholders exchanging shares of Alexander Common Stock for NEG Common Stock will vary substantially from the federal income tax consequences described above, holders of Alexander Common Stock are urged to consult with their own tax advisors with respect thereto, as well as with respect to any foreign taxes applicable to foreign shareholders.

  Net Operating Loss and Other Tax Attribute Carryforwards

     As of December 31, 1995, NEG and its subsidiaries had net operating loss carryforwards available for federal income tax purposes of approximately $2.4 million, which expire beginning in the year 2003. As a result of an asset acquisition in April 1992, utilization of approximately $1.4 million of the net operating loss carryforwards for income tax purposes is restricted to approximately $160,000 per year because of a change in ownership, as defined by the Code. The Merger is expected to result in another change in ownership with respect to NEG.


     As of December 31, 1995, Alexander and its subsidiaries had net operating loss carryforwards available for federal income tax purposes of approximately $33.3 million, which begin to expire in 1996. As of December 31, 1995, for federal income tax purposes, Alexander and its subsidiaries also had investment tax credit and statutory depletion carryforwards of approximately $201,000 and $3.8 million, respectively. The sale by Alexander of a new issue of Alexander Common Stock in March 1993 resulted in a change in ownership, as defined by the Code. As a result, utilization of approximately $26 million of the net operating loss and other carryforwards for income tax purposes is restricted to the equivalent of approximately $2 million per year. Alexander has established a valuation allowance on such deferred tax assets as of December 31, 1995 of approximately $3.7 million due principally to the 1993 change in ownership and the uncertainty of future taxable income. The Merger is expected to result in another change in ownership with respect to Alexander and its subsidiaries.


     The utilization of the pre-merger net operating loss and other carryforwards of Alexander and subsidiaries is expected to be further restricted under the Separate Return Limitation Year ("SRLY") rules set forth in the Treasury Regulations governing consolidated federal income tax returns. Under the SRLY rules, the pre-merger net operating loss and other carryforwards of Alexander and its subsidiaries will become SRLY carryforwards and will be available only to reduce taxable profits earned by Alexander and its subsidiaries.

     Even though the Merger is expected to result in (i) an ownership change of both NEG and Alexander, and (ii) Alexander's carryforwards becoming SRLY carryforwards, NEG does not expect that the Merger will have any significant impact on the utilization of the respective carryforwards of NEG and Alexander.

APPRAISAL RIGHTS

     If the proposed Merger Agreement is adopted, dissenting shareholders of Alexander who perfect their rights in accordance with Section 1091 of the Oklahoma Act, a complete copy of which is attached hereto as Addendum D, will be entitled to an appraisal by an appropriate Oklahoma district court of the fair value of their stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid thereon. An appropriate Oklahoma district court includes the Oklahoma district court in Oklahoma City.

     Each holder of record of Alexander Common Stock who intends to perfect his or her appraisal rights (a "Dissenting Shareholder"), and thereby receive the value of the Alexander Common Stock owned by the holder as determined by the district court, must satisfy all of the following conditions:

     1. The Dissenting Shareholder must submit a written demand for appraisal of the Dissenting Shareholder's Alexander Common Stock prior to the taking of the vote on the Merger Agreement at the Alexander

Meeting. The Dissenting Shareholder must not have voted any of his or her shares in favor of adoption of the Merger Agreement; however, a shareholder who complies with the procedure to dissent will not waive his or her appraisal rights by abstaining from voting, failing to vote, or voting against the adoption of the Merger Agreement. Merely voting or delivering a proxy directing a vote against the adoption of the Merger Agreement will not satisfy this condition. A written demand of the shareholder of record for appraisal is essential. Demand can only be made by the record owner. Consequently, a beneficial owner who is not a record owner must instruct a record owner to make an appropriate demand on his or her behalf. The written demand must be signed exactly as the Dissenting Shareholder's name appears on the certificate representing these shares or on the form of proxy accompanying the Proxy Statement. A demand for the appraisal of shares owned jointly by more than one person must identify and be signed by all such persons. Any person signing a demand for appraisal on behalf of a partnership or corporation or in any other representative capacity (as such attorney-in-fact, executor, administrator, trustee or guardian) must indicate his or her title and, if Alexander so requests, must furnish written proof of capacity and authority to sign the demand. Demands for appraisal should be sent to Alexander Energy Corporation, at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma 74115-7800, Attention: Chief Financial Officer. Alexander will notify each Dissenting Shareholder of the Effective Time of the Merger within 10 days thereafter.

     2. Within 120 days after the Effective Time of the Merger, the Dissenting Shareholder (or NEG) may file a petition in the district court demanding a determination of the value of the Alexander Common Stock held by all Dissenting Shareholders. If a Dissenting Shareholder files such a petition, NEG must file with the court a list of the names and addresses of all Dissenting Shareholders within 20 days after receiving service of a copy of the petition. The court may order NEG to notify all Dissenting Shareholders on the list of the hearing set to consider the petition. If an action is not filed within 120 days after the Effective Time, the shareholder's right to dissent will be deemed waived. If no such petition is filed, appraisal rights will be lost for all shareholders who had previously demanded appraisal for their Alexander Common Stock. Shareholders of Alexander seeking to exercise appraisal rights should not assume that NEG will file a petition, and it is not NEG's intent to file a petition, with respect to the appraisal of the value of the Alexander Common Stock or to initiate any negotiations with respect to the "fair value" of such Alexander Common Stock. Accordingly, such shareholders should regard it as their responsibility to take all steps necessary to perfect their appraisal rights in the manner prescribed in Section 1091.

     3. At any time within 60 days after the Effective Time, any Dissenting Shareholder has the right to withdraw the demand for appraisal and receive the NEG Common Stock into which the Alexander Common Stock would have been converted but for the appraisal proceedings; at any time after such 60 day period, a Dissenting Shareholder may withdraw his or her demand for appraisal and accept the NEG Common Stock into which the Alexander Common Stock would have been converted but for the appraisal proceedings only with the consent of NEG.

     4. Within 120 days after the Effective Time, a Dissenting Shareholder shall be entitled upon written request to receive from NEG a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

     5. The court may appoint one or more appraisers to determine the fair value of the Alexander Common Stock and to make a recommendation to the court. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable. Upon application of a Dissenting Shareholder, the court may order all or a portion of the expenses incurred by any Dissenting Shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     The right of any Dissenting Shareholder to be paid the fair value of his or her Alexander Common Stock will cease if (a) the Merger is not consummated; (b) the demand for appraisal is timely withdrawn by the Dissenting Shareholder; (c) no demand or petition for appraisal is made or filed within the required time period; or (d) a court of competent jurisdiction determines that the shareholder is not entitled to exercise dissenters' rights.

     From the time a Dissenting Shareholder demands appraisal rights until the termination of the rights arising from the demand for the payment of appraisal value, all rights accruing to Alexander Common Stock, including dividend and voting rights, will be suspended. After consummation of the Merger, if the right of the shareholder to be paid the appraisal value of the shares of Alexander Common Stock owned by the shareholder has ceased, the shareholder's only such right will be to receive the NEG Common Stock pursuant to the terms of the Merger Agreement.

     Although Alexander believes that the consideration to be received in the Merger is fair, no representation is made as to the outcome of an appraisal of fair value as determined by a court, and shareholders should recognize that such appraisal could result in a determination of value higher or lower than, or the same as, the value of the NEG Common Stock to be issued pursuant to the Merger.

     A VOTE AGAINST ADOPTION OF THE ALEXANDER MERGER PROPOSAL ALONE WILL NOT SATISFY THE REQUIREMENTS OF THE SEPARATE WRITTEN DEMAND FOR APPRAISAL REFERRED TO IN THE STATUTORY PROCEDURE SUMMARIZED ABOVE.

     Under the Merger Agreement, NEG is not obligated to consummate the Merger if the sum of the amount necessary to refinance the existing debt of NEG and Alexander and the costs of closing the transactions contemplated by the Merger (including payments for dissenting shares) exceed $80.0 million. Currently the sum of the amount required to refinance the NEG and Alexander existing debt and the cash costs of the Merger is expected to be approximately $72.1 million (excluding payments for dissenting shares, if any). As a result, if Dissenting Shareholders have provided notice of intent to exercise appraisal rights which are expected to exceed approximately $7.9 million, NEG may elect not to close the Merger transaction.

                          MARKET PRICES AND DIVIDENDS
NEG

     Since September 1995, NEG Common Stock has traded on the Nasdaq National Market (symbol "NEGX") and prior to such time NEG Common Stock traded on the Nasdaq SmallCap Market (symbol "NRGIA"). The following sets forth the high and low closing sales prices for NEG Common Stock as reported by the Nasdaq National Market for each quarterly period indicated.


                                                                           HIGH      LOW
                                                                           ----     -----
    1994
      First Quarter......................................................  $1 3/8   $1  1/16
      Second Quarter.....................................................   1 9/16     15/16
      Third Quarter......................................................   2 5/16   1  7/16
      Fourth Quarter.....................................................   2 7/16   1  3/4
    1995
      First Quarter......................................................  $2 3/8   $1 19/32
      Second Quarter.....................................................   3 3/8    2 11/32
      Third Quarter......................................................   4 1/8    3
      Fourth Quarter.....................................................   4 1/8    2 13/16
    1996
      First Quarter......................................................  $3 1/2   $2  5/8
      Second Quarter.....................................................   3 7/8    2  1/2
      Third Quarter (through August 5)...................................   4 1/16   3  1/16

ALEXANDER

     The following sets forth the high and low closing sales prices for Alexander Common Stock as reported by the Nasdaq National Market (symbol "AEOK") for each quarterly period indicated.


                                                                           HIGH      LOW
                                                                           -----     ----
    1994
      First Quarter...................................................... $5 7/8     $4 7/8
      Second Quarter.....................................................  5 1/4      4 3/8
      Third Quarter......................................................  5 1/2      4 1/2
      Fourth Quarter.....................................................  6 7/8      4 1/2
    1995
      First Quarter...................................................... $6 3/44    $4 3/8
      Second Quarter.....................................................  5 5/16     3 5/8
      Third Quarter......................................................  5          4
      Fourth Quarter.....................................................  4 5/8      3 3/8
    1996
      First Quarter...................................................... $4 13/16   $3 3/8
      Second Quarter.....................................................  5          3 1/2
      Third Quarter (through August 5)...................................  5 7/8      4 13/16



     On December 29, 1995, the last full trading day prior to the announcement of the letter of intent between NEG and Alexander, the reported high and low sales prices of NEG Common Stock were $3 5/8 and $3 1/4 per share, respectively, and the reported high and low sales prices of Alexander Common Stock were $4 9/16 and $4 7/16 per share, respectively, and $6.16 and $5.53 per share, respectively, for Alexander Common Stock on an equivalent basis assuming an exchange ratio of 1.7 shares of NEG Common Stock per share of Alexander Common Stock. On June 6, 1996, the last full trading day prior to the announcement of the signing of the Merger Agreement between NEG and Alexander, the reported high and low sales prices of NEG Common Stock were $3 3/8 and $2 15/16 per share, respectively, and the reported high and low sales prices of Alexander Common Stock were $3 7/8 and $3 5/8 per share, respectively, and $6.59 and $6.16 per share, respectively, for Alexander Common Stock on an equivalent basis assuming an exchange ratio of 1.7 shares of NEG Common Stock per share of Alexander Common Stock. On August 5, 1996, the latest practicable trading day prior to printing this Proxy Statement, the reported high and low sales prices for NEG Common Stock and Alexander Common Stock were $3 5/8 and $3 3/8 per share, respectively, and $6.16 and $5.74 per share, respectively, for Alexander Common Stock on an equivalent basis assuming an exchange ratio of 1.7 shares of NEG Common Stock per share of Alexander Common Stock.



     As of the NEG Record Date, there were 2,525 record owners and approximately 3,350 beneficial owners of NEG Common Stock. As of the Alexander Record Date, there were 1,923 record owners and approximately 3,420 beneficial owners of Alexander Common Stock.


DIVIDENDS

     Neither NEG nor Alexander have paid any dividends on NEG or Alexander Common Stock since their respective formations, and the NEG Board of Directors has no present plans to declare dividends on NEG Common Stock. Pursuant to the terms of certain loan agreements, NEG and Alexander are prohibited from declaring or paying any dividends on their respective Common Stock until their respective indebtedness to the lenders is paid in full or the lender otherwise consents thereto.

     Without the consent of the other party, the Merger Agreement prohibits NEG and Alexander from paying any dividends (other than the $5.00 and $5.25 semi-annual dividends owed by NEG with respect to the NEG Series B Preferred and NEG Series C Preferred, respectively) until the Closing of the Merger.

     The NEG New Credit Facility will prohibit NEG from making any cash dividends on the NEG Common Stock or NEG Preferred Stock while the Term Loan is outstanding. Cash dividends on the NEG Series B Preferred and the NEG Series C Preferred will be allowed only after the Term Loan, including principal and interest, is repaid in full and if no event of default exists or would exist as a result of the payment thereof.

                                 CAPITALIZATION

     The following table sets forth the capitalization of NEG at March 31, 1996, on an historical basis, and as adjusted to give effect to the Merger and related transactions described in this Proxy Statement, on the basis described in the Pro Forma Combined Condensed Financial Statements included elsewhere herein. The data should be read in conjunction with the historical financial statements of NEG included elsewhere herein. All amounts in the table are in thousands.

                                                                            MARCH 31, 1996
                                                                    -------------------------------
                                                                       NEG
                                                                    HISTORICAL       AS ADJUSTED(1)
                                                                    ----------       --------------
Note payable and current portion of long-term debt................   $  4,709           $ 17,012
Long-term debt, less current portion:
  NEG Existing Facility(2)........................................     14,779                 --
  NEG New Credit Facility(2)......................................         --             48,000
  Other long-term debt............................................         --              1,462
                                                                     --------           --------
  Total long-term debt............................................     14,779             49,462
                                                                     --------           --------
Stockholders' equity:
  Convertible preferred stock.....................................         93                243
  Common stock....................................................        121                333
  Additional paid-in capital......................................     22,037            101,778
  Unrealized loss on marketable securities, net...................       (213)              (173)
  Deficit.........................................................     (3,241)           (40,698)
                                                                     --------           --------
          Total stockholders' equity..............................     18,797             61,483
                                                                     --------           --------
  Total capitalization............................................   $ 38,285           $127,957
                                                                     ========           ========
Shares authorized:
  Preferred stock.................................................      1,000              1,000
  Common stock....................................................     50,000            100,000
Shares issued and outstanding:
  Preferred stock:
     Series B.....................................................         53                 53
     Series C.....................................................         40                 40
     Series D.....................................................         --                100
     Series E.....................................................         --                 50
  Common stock....................................................     12,057             33,294(3)

- ---------------

(1) Assumes passage of the NEG Certificate of Incorporation Amendment Proposal, funding of the NEG New Credit Facility, the issuance of 100,000 shares of NEG Series D Preferred convertible into 4,444,444 shares of NEG Common Stock and the issuance of 50,000 shares of NEG Series E Preferred convertible into 2,222,222 shares of NEG Common Stock pursuant to the NEG Equity Private Placement, the issuance of approximately 21.1 million shares of NEG Common Stock to the shareholders of Alexander pursuant to the Merger, and the issuance of 166,667 shares of NEG Common Stock to certain investment advisors in connection with the Merger.

(2) For further discussion, see "The Merger Proposals -- Transactions Related to the Merger -- The Commitment;" and Note 5 of the historical financial statements of NEG, contained elsewhere herein.

(3) Excludes outstanding stock options and warrants to purchase NEG Common Stock, including warrants to purchase 1,050,000 shares of NEG Common Stock issued in connection with the NEG Equity Private Placement and an aggregate of 800,000 and 300,000 warrants, respectively, to purchase NEG Common Stock issued to financial advisors in connection with the Merger and the NEG Equity Private Placement.

                 NEG SELECTED HISTORICAL FINANCIAL INFORMATION
                               AND OPERATING DATA

                 SELECTED NEG HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected historical financial and operating data with respect to NEG as of and for each of the five years in the period ended December 31, 1995, and as of and for the three-month periods ended March 31, 1995 and 1996. NEG acquired significant producing oil and natural gas properties in all the periods presented which affects the comparability of the historical financial and operating data for the periods presented. The financial data was derived from the historical financial statements of NEG. This information is not necessarily indicative of NEG's future performance. NEG has never declared or paid dividends on the NEG Common Stock. The financial data set forth below should be read in conjunction with "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes thereto of NEG included elsewhere in this Proxy Statement.


                                                                                       THREE MONTHS
                                                                                          ENDED
                                                 YEAR ENDED DECEMBER 31,                MARCH 31,
                                       -------------------------------------------   ----------------
                                        1991     1992     1993     1994     1995      1995     1996
                                       ------   ------   ------   ------   -------   ------   -------
STATEMENT OF OPERATIONS DATA:(1)
  Oil and gas sales................... $  996   $1,626   $1,803   $3,159   $ 7,858   $1,091   $ 3,795
  Cost and expenses:
     Lease operating costs............    316      670      576    1,207     1,732      296       607
     Oil and gas production taxes.....     60      109      110      176       416       61       188
     Depreciation, depletion, and
       amortization...................    249      466      679    1,030     3,149      334     1,651
     General and administrative
       costs..........................    355      427      567      826     1,634      237       455
  Operating income (loss).............     64      (46)    (129)     (81)      926      163       894
  Interest expense....................    (88)     174     (188)    (517)   (1,032)    (154)     (476)
  Net income (loss) before income
     taxes and extraordinary item.....    (26)    (221)    (299)    (489)      206      105       433
  Net income (loss)(2)................    (26)    (221)    (299)    (611)     (226)     105       433
  Income (loss) per common share
     before extraordinary item........  (0.01)   (0.05)   (0.05)   (0.09)    (0.05)    0.00      0.02
  Loss per common share...............  (0.01)   (0.05)   (0.05)   (0.10)    (0.09)    0.00      0.02
  Weighted average number of common
     and common equivalent shares
     outstanding......................  2,248    4,456    6,121    8,477    10,702    9,268    12,043
STATEMENT OF CASH FLOWS DATA(1),(3):
  Net cash provided by operating
     activities....................... $   17   $  642   $  519   $  373   $ 3,077   $  258   $   860
  Oil and gas acquisition,
     exploration, and development
     expenditures.....................     18      254    3,335    2,850    16,913    1,539     5,399
  Net cash provided by (used in)
     financing activities.............    358      802    2,647    5,871    17,352       --      (429)
OTHER DATA(1),(4):
  EBITDA..............................    311      419      568    1,058     4,387      593     2,560


                                                         DECEMBER 31,
                                     ---------------------------------------------------    MARCH 31,
                                       1991       1992       1993       1994       1995       1996
                                      -------    -------    -------    -------    -------   ---------
BALANCE SHEET DATA:(1)
  Working capital (deficit).........  $(1,066)   $(2,155)   $(1,213)   $ 3,561    $(2,315)   $(4,692)
  Net property and equipment........    3,146      6,400     10,734     13,113     32,971     37,670
  Total assets......................    4,413      8,742     12,710     18,746     43,491     43,585
  Note payable and current portion
     of long-term debt..............    1,200      2,165        862         --      6,500      4,709
  Long-term debt, less current
     portion........................       --        120      3,799      6,000     13,475     14,779
  Stockholders' equity..............    2,692      4,864      6,320     11,328     17,775     18,797
  Book value per common share(5)....     0.87       0.86       0.78       0.58       0.72       0.79

                     SELECTED NEG HISTORICAL OPERATING DATA

                                                                                       THREE MONTHS
                                                                                          ENDED
                                              YEAR ENDED DECEMBER 31,                   MARCH 31,
                                   ----------------------------------------------    ----------------
                                    1991      1992      1993      1994      1995      1995      1996
                                   ------    ------    ------    ------    ------    ------    ------
Production:
  Oil (Mbbls)....................      27        40        49       116       283        41       111
  Gas (Mmcf).....................     280       420       483       621     1,753       174       833
  Oil Equivalent (Mboe)..........      74       110       129       219       576        70       249
Average sales prices:
  Oil (per Bbl)..................  $20.16    $20.43    $16.46    $16.01    $17.22    $17.20    $18.73
  Gas (per Mcf)..................    1.59      1.92      2.07      2.11      1.70      2.19      2.07
Lease operating expense per
  Boe............................    4.25      5.39      4.45      5.51      3.01      4.22      2.43
Depreciation, depletion and
  amortization per Boe...........    2.89      3.12      4.08      4.20      5.97      4.74      6.62
General and administrative costs
  per Boe........................    4.80      3.87      4.38      3.77      2.84      3.37      1.83

            SELECTED NEG HISTORICAL OIL AND GAS RESERVE INFORMATION

                                                                   DECEMBER 31,
                                                --------------------------------------------------
                                                 1991      1992       1993       1994       1995
                                                ------    -------    -------    -------    -------
Proved reserves(6):
  Oil (Mbbls).................................     305        956      3,721      5,156      3,921
  Gas (Mmcf)..................................   4,946      7,785     11,047     13,380     30,869
  Total proved reserves (Mboe)................   1,129      2,253      5,562      7,386      9,066
  Proved developed reserves (Mboe)............   1,022      1,881      3,105      3,067      3,850
  PV10% (in thousands)(7).....................  $8,682    $10,894    $14,374    $27,445    $36,279
Standardized Measure (in thousands)(7)........   5,015      8,713     11,679     20,840     32,127

- ---------------

(1) Reflects the revenues and results of operations subsequent to the dates of acquisitions of various oil and gas properties that affect the comparability of the data presented. In April 1992, NEG acquired substantially all of the assets of TriSearch, Inc. NEG acquired a 63.8% working interest in the GAU in December 1993 and an additional interest of 17% in the GAU during 1994. In addition, during 1995, NEG acquired interests in producing oil and gas properties in the Mustang Island area, the Oak Hill Field, and in Eddy County, New Mexico. See Note 2 of Notes to the historical financial statements of NEG.

(2) Includes extraordinary losses on early extinguishments of debt of $121,917 and $431,762 in 1994 and 1995, respectively.


(3) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and gas acquisition, exploration, and development expenditures, NEG also has significant cash flows which are provided by or used by other investing activities. See "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the historical financial statements of NEG.



(4) See the Glossary included elsewhere in this Proxy Statement for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. NEG has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining a company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of NEG's operating performance or liquidity.


(5) Book value per share is computed as total stockholders' equity less the aggregate liquidation preference of the NEG Series B Preferred and NEG Series C Preferred, when applicable, divided by the number of shares of common stock outstanding (including shares issuable under an asset acquisition agreement and upon the conversion of Class B Common Stock) at the dates indicated.

(6) Represents proved reserves based on estimates prepared by Netherland & Sewell for 1995 and estimates prepared by other independent petroleum engineers for 1991 through 1994. See "Business and Properties -- NEG -- Oil and Natural Gas Reserves."

(7) Discounted at an annual rate of 10%. See the Glossary included elsewhere in this Proxy Statement for the definitions of "PV10%" and "Standardized Measure." NEG believes that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                    ALEXANDER SELECTED HISTORICAL FINANCIAL
                         INFORMATION AND OPERATING DATA

              SELECTED ALEXANDER HISTORICAL FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table sets forth selected historical financial and operating data with respect to Alexander as of and for each of the five years in the period ended December 31, 1995, and as of and for the three-month periods ended March 31, 1995 and 1996. The financial data was derived from the consolidated financial statements of Alexander. This information is not necessarily indicative of Alexander's future performance. Alexander has never declared or paid dividends on the Alexander Common Stock. The financial data set forth below should be read in conjunction with "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto of Alexander included elsewhere in this Proxy Statement. The information reflects the accounts of Alexander and its wholly-owned subsidiaries, and their proportionate share of the assets, liabilities, revenues and costs and expenses of oil and gas limited partnerships in which they act as general partner.

                                                                                                            THREE MONTHS
                                                                                                                ENDED
                                                             YEAR ENDED DECEMBER 31,                          MARCH 31,
                                             -------------------------------------------------------     -------------------
                                              1991       1992(1)      1993       1994(2)      1995        1995        1996
                                             -------     -------     -------     -------     -------     -------     -------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Oil and gas sales.....................   $ 8,942     $13,107     $17,708     $17,390     $16,599     $ 4,524     $ 4,511
    Well operator and management fees.....     2,116       2,663       2,668       2,615       2,642         698         493
    Marketing fees, interest and other....       554         247       1,533         678         371          35         106
    Total revenues........................    11,612      16,017      21,909      20,683      19,612       5,257       5,110
  Costs and expenses:
    Direct lifting costs..................     2,888       3,610       4,129       4,959       5,031       1,406         944
    Gross production and severance tax....       605       1,007       1,170       1,176       1,077         277         276
    Amortization and depreciation.........     3,557       4,583       5,762       7,246       9,252       2,257       2,083
    Provisions for impairment of oil and
      gas properties......................        --          --          --          --       2,300          --          --
    General and administrative............     2,779       3,241       3,879       4,034       3,442         747         585
    Interest expense......................     2,388       3,029       2,063       2,396       3,961         971         920
    Nonrecurring expenses(3)..............        --          --          --       3,166         752         300          --
  Income (loss) before provision for
    income taxes, discontinued operations
    extraordinary items and cumulative
    effect of change in accounting for
    income taxes..........................      (605)        547       4,906      (2,294)     (6,203)       (701)        302
  Income (loss) before discontinued
    operations, extraordinary items and
    cumulative effect of change in
    accounting for income taxes...........      (880)        542       2,575      (2,294)     (4,459)       (441)        200
  Net income (loss)(4)....................      (880)       (139)      2,490      (1,242)     (4,459)       (441)        200
  Net income (loss) applicable to common
    stock.................................    (1,006)       (300)      2,453      (1,242)     (4,459)       (441)        200
  Net income (loss) per common share
    before discontinued operations,
    extraordinary items and cumulative
    effect of change in accounting for
    income taxes..........................     (0.22)       0.07        0.25       (0.19)      (0.36)      (0.04)       0.02
  Net income (loss) per common share......     (0.22)      (0.06)       0.24       (0.10)      (0.36)      (0.04)       0.02
  Weighted average common and common
    equivalent shares outstanding.........     4,701       5,434      10,149      12,168      12,345      12,273      12,505

                                                                                       THREE MONTHS
                                                                                          ENDED
                                                  YEAR ENDED DECEMBER 31,               MARCH 31,
                                          ---------------------------------------    ----------------
                                          1992(1)     1993      1994(2)     1995      1995      1996
                                          -------    -------    -------    ------    ------    ------
STATEMENT OF CASH FLOWS DATA:(5)
  Net cash provided by operating
     activities.........................  $4,717     $12,065    $ 1,465    $3,382    $1,625    $  861
  Additions to oil and gas properties...   3,462      17,940     36,010     5,881     2,181     1,348
  Net cash provided by (used in)
     financing activities...............     (25)      5,345     30,320     1,441     1,999        24
OTHER DATA(6):
  EBITDA................................   8,159      12,730      7,348     9,310     2,527     3,305


                                                         DECEMBER 31,
                                      ---------------------------------------------------   MARCH 31,
                                       1991      1992(1)     1993      1994(2)     1995       1996
                                      -------    -------    -------    -------    -------   ---------
BALANCE SHEET DATA:
  Working capital (deficit).........  $(4,588)   $(7,912)   $(7,100)   $(5,581)   $(6,495)   $(6,303)
  Net properties and equipment......   43,639     56,332     66,504     91,545     84,156     82,277
  Total assets......................   52,024     65,832     75,769     99,814     91,867     90,274
  Long-term debt due within one
     year...........................    1,607      3,654      1,037      1,016      4,162      5,962
  Long-term debt due after one
     year...........................   23,034     24,194     16,764     46,514     44,351     42,512
  Shareholders' equity..............   14,397     17,644     34,351     34,225     30,628     30,921
  Book value per common share.......     3.06       3.25       2.93       2.79       2.46       2.48

                  SELECTED ALEXANDER HISTORICAL OPERATING DATA

                                                                                      THREE MONTHS
                                                                                         ENDED
                                                  YEAR ENDED DECEMBER 31,              MARCH 31,
                                           -------------------------------------    ----------------
                                           1992(1)    1993     1994(2)    1995       1995      1996
                                           ------    ------    ------    -------    ------    ------
Production:
  Oil (Mbbls)............................     215       283       224        181        54        32
  Gas (Mmcf).............................   5,257     6,332     8,051      9,068     2,503     1,989
  Gas Equivalent (Mmcfe).................   6,547     8,031     9,396     10,154     2,829     2,183
Average sales prices:
  Oil (per Bbl)..........................  $18.70    $16.99    $15.44    $ 16.57    $16.88    $17.96
  Gas (per Mcf)..........................    1.73      2.04      1.73       1.50      1.44      1.98
Production costs per Mcfe(7).............     .71       .66       .65        .60       .60       .56
Depreciation, depletion and amortization
  per Mcfe(8)............................     .70       .72       .77        .91       .80       .95
General and administrative costs per
  Mcfe...................................     .50       .48       .43        .34       .26       .27

         SELECTED ALEXANDER HISTORICAL OIL AND GAS RESERVE INFORMATION

                                                                 DECEMBER 31,
                                             -----------------------------------------------------
                                              1991      1992(1)      1993      1994(2)      1995
                                             -------    -------    --------    --------    -------
Proved reserves(9):
  Oil (Mbbls)..............................    3,390      3,968       3,940       3,932      2,308
  Gas (Mmcf)...............................   71,168    101,511     121,921     145,203     99,070
  Total proved reserves (Mmcfe)............   91,506    125,319     145,560     168,794    112,918
  Proved developed reserves (Mmcfe)........   43,158     58,209      75,851      96,615     73,993
PV10% (in thousands)(10)...................      N/A    $97,420    $116,892    $108,189    $85,448
Standardized Measure (in thousands)(10)....  $54,091     84,879      94,665      98,893     84,048

- ---------------

N/A Not Available

 (1) Includes the acquisition of Bradmar, which was consummated on March 18, 1992.

 (2) Includes the JMC acquisition which occurred in November 1994. See Note 2 of Notes to Consolidated Financial Statements of Alexander.

 (3) Includes $2.4 million and $734,000 in 1994 of costs related to the merger with ANEC and costs to settle litigation against ANEC, respectively, as discussed in Notes 2 and 10 of Notes to Consolidated Financial Statements of Alexander. Includes $300,000 and $452,000 in 1995 of abandoned merger costs and terminated Senior Subordinated Note offering expenses, respectively, as discussed in Note 10 of Notes to Consolidated Financial Statements of Alexander.

 (4) Includes (a) loss from discontinued operations of $681,000 in 1992, (b) a loss from an extraordinary item of $510,000, net of income taxes associated with the early extinguishment of debt in 1993, and (c) a gain from an extraordinary item of $1.1 million associated with the extinguishment of a long-term obligation in 1994. Also includes the cumulative effect of adopting SFAS 109, "Accounting for Income Taxes," the effect of which was to increase net income by $425,000 in 1993. See Notes 1 and 12 of Notes to Consolidated Financial Statements of Alexander.


 (5) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and gas acquisition, exploration, and development expenditures, Alexander also has significant cash flows which are provided by or used by other investing activities. See "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and the consolidated historical financial statements of Alexander.



 (6) See the Glossary included elsewhere in this Proxy Statement for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. Alexander has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining a company's historical ability to service its indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of Alexander's operating performance or liquidity.


 (7) Includes direct lifting costs and gross production and severance tax.

 (8) Excludes the $2.3 million provision for impairment of oil and gas properties in 1995.

 (9) Includes proved reserves which are based on estimates prepared by Netherland & Sewell for 1995, proved producing reserves which are based on estimates by other independent petroleum engineers for 1991 through 1994, and proved non-producing and proved undeveloped reserves which are based on estimates prepared by Alexander's in-house reservoir engineers for 1991 through 1994. See "Business and Properties -- Alexander -- Oil and Natural Gas Reserves."

(10) Discounted at an annual rate of 10%. See the Glossary included elsewhere in this Proxy Statement for the definitions of "PV10%" and "Standardized Measure." Alexander believes that the PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                          SELECTED PRO FORMA COMBINED
                    FINANCIAL INFORMATION AND OPERATING DATA

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following summary pro forma combined financial information should be read in conjunction with the Pro Forma Combined Condensed Financial Statements and the separate historical financial statements of NEG and Alexander and notes thereto included elsewhere in this Proxy Statement. The pro forma combined financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger and related transactions described in this Proxy Statement been effective at the date or during the periods presented or the results that may be obtained in the future.


                                                                                       THREE MONTHS
                                                                   YEAR ENDED             ENDED
                                                                DECEMBER 31, 1995     MARCH 31, 1996
                                                                -----------------     --------------
STATEMENT OF OPERATIONS DATA(1):
  Revenues:
     Oil and gas sales........................................       $26,011             $  8,306
     Well operator and management fees........................         2,779                  546
  Costs and expenses:
     Lease operating..........................................         7,177                1,551
     Oil and gas production taxes.............................         1,544                  464
     Depreciation, depletion, and amortization................        14,100                3,600
     Provision for impairment of oil and gas properties.......         2,300                   --
     Abandoned merger and note offering expenses..............           752                   --
     General and administrative...............................         5,109                1,067
  Operating income (loss).....................................        (2,192)               2,170
  Interest expense............................................         6,160                1,234
  Income (loss) before income taxes and extraordinary item....        (7,670)               1,057
  Income (loss) before extraordinary item.....................        (5,413)                 842
  Income (loss) per common share before extraordinary item....         (0.19)                0.02
  Weighted average number of common and common equivalent
     shares outstanding.......................................        32,814               40,171
OTHER DATA(2)(3):
  Net cash provided by operating activities...................       $ 6,511             $  1,883
  Additions to oil and gas properties.........................        22,794                6,747
  Net cash provided by (used in) financing activities.........        18,792                 (406)
  EBITDA......................................................        14,890                5,891


                                                                                   MARCH 31,
                                                                                      1996
                                                                                 --------------
BALANCE SHEET DATA(1):
  Working capital (deficit)..................................................       $ (7,340)
  Net property and equipment.................................................        121,551
  Total assets...............................................................        143,169
  Note payable and current portion of long-term debt.........................         17,012
  Long-term debt, less current portion.......................................         49,462
  Stockholders' equity.......................................................         61,483
  Book value per common share(4).............................................           1.12

                   SELECTED PRO FORMA COMBINED OPERATING DATA

                                                                                   THREE MONTHS
                                                               YEAR ENDED             ENDED
                                                            DECEMBER 31, 1995     MARCH 31, 1996
                                                            -----------------     --------------
    Production:
      Oil (Mbbls).........................................           475                 143
      Gas (Mmcf)..........................................        11,830               2,823
      Gas Equivalent (Mmcfe)..............................        14,680               3,681
    Average sales prices:
      Oil (per Bbl).......................................       $ 16.61              $18.56
      Gas (per Mcf).......................................          1.41                2.01
    Lease operating expenses per Mcfe.....................          0.49                0.42
    Depreciation, depletion and amortization per Mcfe.....          0.97                0.97
    General and administrative costs per Mcfe.............          0.35                0.29

          SELECTED PRO FORMA COMBINED OIL AND GAS RESERVE INFORMATION

                                                                              DECEMBER 31,
                                                                                  1995
                                                                             --------------
    Proved reserves(5):
      Oil (Mbbls)........................................................          6,229
      Gas (Mmcf).........................................................        128,207
      Total proved reserves (Mmcfe)......................................        165,581
      Proved developed reserves (Mmcfe)..................................         95,358
    PV10% (in thousands)(6)..............................................       $121,727
    Standardized Measure (in thousands)(6)...............................        114,190

- ---------------

(1) The Merger is expected to be accounted for as a purchase of Alexander by NEG utilizing the purchase method of accounting. The purchase price has been allocated to the consolidated assets and liabilities of Alexander based on preliminary estimates of fair values with the remaining purchase price allocated to proved oil and gas properties. No goodwill has been recorded in this transaction. Substantial costs are expected to occur as a result of the combination of the two companies, including transaction costs, costs with respect to the elimination of duplicate facilities, severance and related benefits and other costs related to the combination of the two companies. Such costs are expected to total approximately $5.4 million and are included in the aggregate cost of the Merger. The pro forma results of operations exclude a noncash writedown of oil and gas properties which is estimated as of March 31, 1996 to be approximately $37.2 million in accordance with the full cost method of accounting. Such writedown will be charged to expense in the period the Merger is consummated.


(2) In addition to cash flows provided by operating activities, provided by or used in financing activities and used by oil and gas acquisition, exploration, and development expenditures, NEG and Alexander also have significant cash flows which are provided or used by other investing activities. Pro forma cash flow from operating activities has been computed by adjusting the combined cash flows by pro forma adjustments for the operating revenues and direct operating expenses of the NEG acquisitions in 1995 and the pro forma adjustments for interest expense. Pro forma net cash flows provided by (used in) financing activities represent the combined cash flows from financing activities of NEG and Alexander. See "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources;" "NEG Management's Discussion and Analysis of Financial Condition and Results of Operations -Liquidity and Capital Resources;" and "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operations of NEG."



(3) See the Glossary included elsewhere in this Proxy Statement for the definition of EBITDA. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. NEG has included information concerning EBITDA because EBITDA is a measure used by certain investors in determining a company's historical ability to service indebtedness; however, this measure may not be comparable to similarly titled measures of other companies. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.


(4) Book value per common share is computed as total stockholder's equity less the aggregate liquidation value of the outstanding NEG Preferred Stock divided by number of shares of NEG Common Stock outstanding.

(5) Includes proved reserves based on estimates prepared by Netherland & Sewell for 1995. See "Business and Properties -- NEG -- Oil and Natural Gas Reserves" and "Business and Properties -- Alexander -- Oil and Natural Gas Reserves."

(6) Discounted at an annual rate of 10%. See the Glossary included elsewhere in this Proxy Statement for the definitions of "PV10%" and "Standardized Measure." NEG and Alexander believe that PV10%, while not determined in accordance with generally accepted accounting principles, is an important financial measure used by investors in independent oil and natural gas producing companies for evaluating the relative significance of oil and natural gas properties and acquisitions. PV10% should not be construed as an alternative to the Standardized Measure, as determined in accordance with generally accepted accounting principles.

                  NEG MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     During 1995, NEG acquired an estimated 4,487,639 Boe in proved reserves (based on reserve estimates at the date of acquisition). As a result of acquisitions and efforts to increase production from the GAU, proved reserves, as estimated by Netherland & Sewell increased to 9,065,928 Boe at December 31, 1995. Production increased to 575,605 Boe in 1995 from 219,116 Boe in 1994, and increased to 249,456 Boe for the first quarter of 1996 compared to 70,304 for the same period in 1995.

     During 1995, oil and gas sales, net of lease operating expenses and production taxes, increased more rapidly than general and administrative expenses and depreciation, depletion and amortization. As a consequence, NEG was able to recognize net income of $433,291 for the first quarter of 1996 and was able to recognize income from operations of $926,432 for 1995 after recording losses from operations in each year from 1992 through 1994.

RESULTS OF OPERATIONS

     The following table sets forth certain information regarding the production volumes, oil and gas sales, average sales prices, average lease operating expenses and general and administrative expenses associated with NEG's oil and gas sales for the periods indicated.

                                          YEAR ENDED DECEMBER 31,           THREE MONTHS ENDED MARCH 31,
                                   --------------------------------------   ----------------------------
                                      1993          1994          1995           1995          1996
                                   ----------    ----------    ----------     ----------    ----------
Net Production:
  Oil (Bbls).....................      48,819       115,642       283,440         41,284       110,541
  Gas (Mcf)......................     483,241       620,843     1,752,990        174,152       833,490
                                   ----------    ----------    ----------     ----------    ----------
  Boe............................     129,359       219,116       575,605         70,304       249,456
                                   ==========    ==========    ==========     ==========    ==========
Oil and Gas Sales:
  Oil............................  $  803,561    $1,851,443    $4,880,313     $  710,058    $2,070,746
  Gas............................     999,723     1,307,273     2,978,003        380,690     1,724,457
                                   ----------    ----------    ----------     ----------    ----------
          Total..................  $1,803,284    $3,158,716    $7,858,316     $1,090,748    $3,795,203
                                   ==========    ==========    ==========     ==========    ==========
Average Sales Price:
  Oil (Bbls).....................  $    16.46    $    16.01    $    17.22     $    17.20    $    18.73
  Gas (Mcf)......................  $     2.07    $     2.11    $     1.70     $     2.19    $     2.07
Average Lease Operating Expenses:
  Per Boe........................  $     4.45    $     5.51    $     3.01     $     4.22    $     2.43
General and Administrative
  Expenses:
  Per Boe........................  $     4.38    $     3.77    $     2.84     $     3.37    $     1.83

  Three months ended March 31, 1996 compared with three months ended March 31, 1995

     Revenues. Total revenues increased by $2,704,455 (247.9%) to $3,795,203 for 1996 from $1,090,748 for 1995. The increase in revenues is due to the increase in production from the development of the GAU, acquisitions completed during 1995, and the acquisition of two oil and gas wells on one offshore block and interests in five other offshore blocks in the Mustang Island area in offshore Nueces County, Texas from UMC Petroleum Corporation (the "UMC Acquisition") and the acquisition of oil and gas properties, including interests in five wells, in the Mustang Island area from C/A Limited, Charter Petroleum and Petrotex Engineering Company (the "CA Acquisition"), both completed during the first quarter of 1996. In 1996, NEG produced 110,541 barrels of oil, an increase of 167.8% over 41,284 barrels in 1995, and 833,490 Mcf of gas, an increase of 378.6% over 174,152 Mcf in 1995. The increase in oil production from development of the GAU accounted for 64,771 barrels (93.5%) of such increase in oil production. The increase in gas production from the 1995 and 1996 acquisitions accounted for 666,475 Mcf (108.8%) of such increase in gas production offset in part by declines in gas production from some of NEG's other properties. Also contributing to the increase in revenues was the increase in average oil prices of $1.53 per barrel to $18.73 for 1996 from $17.20 for 1995. The slight decline in average gas prices of $.12 per Mcf to $2.07 for 1996 down from $2.19 for 1995 was offset by the aforementioned 378.6% increase in gas production. Also, in 1996, NEG recognized $112,875 in hedging gains from commodity swap agreements (see "-- Changes in Prices and Inflation" below).

     Costs and Expenses. Total costs and expenses increased $1,973,165 (212.7%) to $2,900,759 for 1996 from $927,694 for 1995. Lease operating expenses and production taxes increased $437,335 (122.3%) to $794,850 for 1996 from $357,515 for 1995 primarily due to the development of GAU and acquisitions completed during 1995 and 1996. Lease operating expenses and production taxes attributable to the GAU increased $102,935 from 1995 to 1996 representing 23.5% of the total increase for NEG. Lease operating expenses and production taxes attributable to the 1995 and 1996 acquisitions totalled $203,961 for 1996, which accounts for 46.6% of the total increase for NEG since these acquisitions were made after the first quarter of 1995. Lease operating expenses as a percent of oil and gas sales decreased to 16.0% for 1996 from 27.2% for 1995. This decrease is a result of the lower operating costs of the acquired properties combined with reductions in costs at the GAU obtained through economies of scale resulting from the additional wells drilled since August 1994.

     Depreciation, depletion and amortization increased $1,317,146 (394.9%) to $1,650,654 for 1996 compared to $333,508 for 1995. This increase is due to the increased production from the GAU and the acquisitions noted above. The depletion rate per Boe was $6.62 for 1996 compared to $4.74 for 1995. This increase in the depletion rate is primarily due to downward revisions in estimated proved reserves at December 31, 1995.

     Although general and administrative expenses ("G & A") increased $218,684 to $455,355 for 1996, G & A per Boe decreased to $1.83 (45.7%) for 1996 from $3.37 for 1995. This decrease is attributable to the increase in production from the GAU and the acquisitions made during 1995 and 1996, without a proportionate increase in the G & A costs to NEG.

     Other Income and Expenses. The increase of $321,696 (208.7%) in interest expense to $475,821 for 1996 from $154,125 for 1995, was due to the increase in the amount of outstanding debt as a result of borrowings under the $33.0 million reducing revolving line of credit facility with BankOne, Texas, N.A. (the "NEG Existing Facility") during 1996 and was partially offset by the decline in weighted average interest rates. The average debt outstanding for 1996 was $15,612,667 as compared to only $6,000,000 for 1995. The weighted average interest rate for 1996 was 9.44% as compared to 10.16% for 1995. See
"-- Liquidity and Capital Resources -- NEG Existing Facility."

     Net Income. Net income of $433,291 was generated for 1996, compared with net income of $104,986 for 1995. This increase is primarily the result of the increased production on the GAU and the increase in production resulting from acquisitions completed during 1995 and the UMC Acquisition and the CA Acquisition completed during the first quarter of 1996. This increase was offset, in part, by higher costs and expenses.

  Year ended December 31, 1995 compared with year ended December 31, 1994

     Revenues. Total revenues increased by $4,699,600 (148.8%) to $7,858,316 for 1995 from $3,158,716 for 1994. The increase in revenues is principally due to the continued development of the GAU and the increase in production due to the acquisition of a producing oil and gas property in the Mustang Island area in offshore Nueces County, Texas from Sierra Mineral Development and LLOG Production Company (the Company assumed Sierra Mineral Development, L.C.'s contractual rights and obligations with LLOG) (the "Sierra Acquisition") and acquisitions of producing gas properties in the Oak Hill Field in Rush County, Texas (the "Oak Hill Acquisition") from Sierra 1994 I Limited Partnership and producing oil and gas properties in Eddy County, New Mexico from Enron Oil and Gas Company (the "Enron Properties Acquisition"). The Sierra

Acquisition, the Oak Hill Acquisition and the Enron Properties Acquisition are collectively referred to herein as the "1995 Acquisitions." In 1995, NEG produced 283,440 barrels of oil, an increase of 145.1% over 115,642 barrels in 1994, and 1,752,990 Mcf of gas, an increase of 182.4% over 620,843 Mcf in 1994.
The increase in oil production is almost entirely a result of the GAU's increased oil production resulting from the development since August 1994. The 1995 Acquisitions accounted for the increased gas production. Also contributing to the increase in revenues was the increase in average oil prices of $1.21 per barrel to $17.22 for 1995 from $16.01 for 1994. The decline in average gas prices of $.41 per Mcf to $1.70 for 1995 down from $2.11 for 1994 was offset by the 182.4% increase in gas production.

     Costs and Expenses. Total costs and expenses increased $3,691,868 (114.0%) to $6,931,884 for 1995 from $3,240,016 for 1994. Lease operating expenses and production taxes increased $764,420 (55.3%) to $2,147,991 for 1995 from $1,383,571 for 1994 primarily due to the development of the GAU and the 1995 Acquisitions. Lease operating expenses and production taxes attributable to the GAU increased $487,706 from 1994 to 1995, representing 63.8% of the total increase for NEG. Lease operating expenses and production taxes attributable to the 1995 Acquisitions totalled $256,059 for 1995, representing 33.5% of the total increase for NEG since those properties were not purchased until 1995. Lease operating expenses as a percent of oil and gas sales decreased to 22.0% for 1995 from 38.2% for 1994. This decrease is a result of the lower operating costs of the acquired properties, reductions in costs at the GAU obtained through economies of scale resulting from the additional wells drilled since August 1994 and fewer workovers performed during 1995 than during 1994.

     Depreciation, depletion and amortization increased $2,119,478 (205.8%) to $3,149,464 for 1995 compared to $1,029,986 for 1994. This increase was, in part, related to the increased production from the GAU and the 1995 Acquisitions. In addition, the depletion rate increased to $6.31 per Boe for the fourth quarter from $4.71 per Boe due to downward revisions in estimated proved reserves at December 31, 1995.

     Although G & A increased $807,970 to $1,634,429 for 1995, G & A per Boe decreased to $2.84 (24.7%) for 1995 from $3.77 for 1994. This decrease is attributable to the increase in production from the GAU and the 1995 Acquisitions, without a proportionate increase in G & A costs to NEG.

     Other Income and Expenses. The increase of $515,010 (99.6%) in interest expense to $1,032,096 for 1995 from $517,086 for 1994, was due to the increase in the amount of outstanding debt as a result of borrowings under the NEG Existing Facility during 1995 and was partially offset by a decline in weighted average interest rates. The average debt outstanding for 1995 was $10,590,598 as compared to only $5,183,333 for 1994. The weighted average interest rate for 1995 was 9.66% as compared to 10.44% for 1994. During 1995, NEG realized a gain of $220,582 on the sale of marketable securities.

     Net Loss. Income before extraordinary item of $205,793 was generated for 1995, compared with a loss before extraordinary item of $489,369 for 1994. This increase is directly the result of the increased production on the GAU and the increase in production resulting from the 1995 Acquisitions. Also contributing to this increase was a realized gain of $220,582 on the sale of marketable securities in 1995.

     A net loss of $225,969, after an extraordinary charge of $431,762, was generated for 1995, compared with a net loss of $611,286, after an extraordinary charge of $121,917, in 1994. The extraordinary charge in 1995 resulting from the write-off of unamortized loan costs attributable to the Texas Gas Fund I facility which was paid off out of proceeds from the NEG Existing Facility. The extraordinary charge in 1994 was in connection with the write-off of unamortized loan costs attributable to NEG's prior credit facility with BankOne, which was paid off in 1994 with proceeds from the Texas Gas Fund I facility.

  Year ended December 31, 1994 compared with year ended December 31, 1993

     Revenues. Total revenues increased by $1,355,432 (75.2%) to $3,158,716 for 1994 from $1,803,284 for 1993. The increase in revenues is entirely due to the increase in production from the GAU working interests acquired from Bligh Petroleum, Inc. in December 1993 (the "Bligh Acquisition"). In 1994, NEG produced 115,642 barrels of oil, an increase of 136.9% over 48,819 barrels in 1993, and 620,843 Mcf of gas, an increase of 28.5% over 483,241 Mcf in 1993. As previously stated, the increase in oil and gas production is due to the

Bligh Acquisition. The decline in average oil prices of $.45 per barrel to $16.01 for 1994 down from $16.46 for 1993 partially offset the increase in revenues. The slight increase in average gas prices of $.04 per Mcf to $2.11 for 1994 from $2.07 for 1993 did not significantly impact 1994 revenues.

     Costs and Expenses. Total costs and expenses increased $1,327,292 (68.7%) to $3,259,130 for 1994 from $1,931,838 for 1993. Lease operating expenses and production taxes increased $697,998 (101.8%) to $1,383,571 for 1994 from $685,573 for 1993 almost entirely due to the acquisition of working interests in the GAU during 1993 and 1994. Lease operating expenses as a percent of oil and gas sales increased to 38.2% for 1994 from 31.9% for 1993, primarily from workovers performed during 1994.

     Depreciation, depletion and amortization increased $369,941 (54.5%) to $1,049,100 for 1994 compared to $679,159 for 1993. This increase is due to the increased production from the additional GAU working interest purchased in the Bligh Acquisition.

     Although G & A expenses increased $259,353 to $826,459 for 1994 from $567,106 for 1993, G & A per Boe decreased to $3.77 (13.9%) for 1994 from $4.38 for 1993. This decrease is attributable to the increase in production from the Bligh Acquisition without a proportionate increase in G & A costs to NEG.

     Other Income and Expenses. The increase of $328,946 (174.8%) in interest expense to $517,086 for 1994 from $188,140 for 1993, was due to the increase in the amount of outstanding debt as a result of borrowings under the Texas Gas Fund I Facility during 1994 and the increase in the weighted average interest rates. The average debt outstanding for 1994 was $5,183,333 as compared to $2,763,150 for 1993. The weighted average interest rate was 10.44% as compared to 8.86% for 1993.

     Net Income. A loss before extraordinary item of $489,369 was generated for 1994, compared with a net loss of $299,493 for 1993. The increase in net loss before extraordinary item was primarily the result of an increase in interest expense due to the Bligh Acquisition and the Texas Gas Fund I Facility, which was partially offset by investment income and improved operating results. In 1994, NEG recorded on extraordinary charge for early extinguishment of debt of $121,917, as the BankOne loan was paid off out of proceeds from the Texas Gas Fund I Facility.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flows

  Three months ended March 31, 1996 compared with three months ended March 31, 1995

     Net cash provided by operating activities was $859,747 for the three months ended March 31, 1996, compared to $258,286 for the same period in 1995. The increase in cash flow from operating activities is primary due to the significant increase in income from operations before depreciation, depletion and amortization as discussed above.

     Net cash used in investing activities was $5,501,394 for 1996 compared with $1,955,431 for 1995. This increase was principally due to expenditures for development of the GAU and the cash used in the UMC Acquisition and the CA Acquisition.

     Net cash used by financing activities was $429,434 for 1996 compared with $164 for 1995. The cash used by financing activities during 1996 primarily consisted of repayments under the NEG Existing Facility of $3,737,000 offset by borrowings under the NEG Existing Facility of $3,250,000. Borrowings under the NEG Existing Facility were used to fund acquisitions, development of GAU and working capital.

     The Company's working capital deficit at March 31, 1996 was $4,692,018. This deficit is primarily attributable to the inclusion of the current portion of the NEG Existing Facility which totals $4,709,000, of this amount, $3.0 million is not due until March 31, 1997.

     Current cash flows from NEG's properties are adequate for NEG's general requirements and are sufficient to meet its debt service requirements under the NEG Existing Facility. Excluding the impact of the Merger, anticipated cash flows from operations, however, are not sufficient to fund the planned capital expenditures for development and enhancement of the GAU and NEG's other existing properties, which capital expenditures will require additional advances under the NEG Existing Facility.

     Because NEG's oil and gas reserves are depleted by production, the success of its business strategy depends on a continuous development and/or exploration program. Thus, NEG's capital requirements relate primarily to the further development of the GAU and certain other properties, acquisitions of producing oil and gas properties and/or companies with oil and gas production and exploratory drilling. Excluding the impact of the Merger and subject to sufficient funding, NEG expects to incur approximately $18.9 million in capital expenditures over the next twelve months. NEG anticipates funding the development of the GAU primarily from working capital and advances under the NEG Existing Facility pursuant to anticipated increases to the borrowing base under the NEG Existing Facility. Acquisitions may be funded from advances under the NEG Existing Facility, proceeds from the issuance of debt or equity securities, currently available cash and/or internally generated funds. However, there can be no assurances that such sources of funds will actually be available to fund future development and acquisition activities.

  Year ended December 31, 1995 compared with year ended December 31, 1994

     At December 31, 1995, NEG had existing cash and cash equivalents of $6,076,199. Net cash provided by operating activities was $3,077,082 for 1995, compared to $373,292 for 1994. The increase in cash flow from operating activities is primarily due to the significant increase in income from operations before depreciation, depletion and amortization.

     Net cash used in investing activities was $16,946,221 for 1995 compared with $3,826,739 for 1994. This increase was principally due to expenditures for development of the GAU and the cash used in the 1995 Acquisitions.

     Net cash provided by financing activities was $17,351,693 for 1995 compared with $5,885,628 for 1994. The cash provided by financing activities during 1995 primarily consisted of increased borrowings under the NEG Existing Facility of $20,514,077 and the net proceeds from the issuance of the NEG Series C Preferred of $3,980,343. Borrowings under the NEG Existing Facility were used to repay outstanding borrowings under the Texas Gas Fund I facility of $6.0 million and to fund acquisitions, development of GAU and working capital.

     NEG's working capital deficit at December 31, 1995 was $2,315,854. This deficit is primarily attributable to the inclusion of the current portion of the NEG Existing Facility which totals $6.5 million, which was offset in part, by an increased cash and accounts receivable position. Also contributing to the working capital deficit was the increase in accounts payable resulting from increased development activities during 1995.

  NEG Existing Facility

     In June 1995, NEG consummated the NEG Existing Facility which consisted of a $33.0 million reducing revolving line of credit Facility with BankOne, Texas, N.A. The initial advance of $12.5 million was used to pay off NEG's credit facility with Texas Gas Fund I, to make the Oak Hill Acquisition and the Enron Properties Acquisition and for closing fees. Subsequent advances have been used for development of the GAU, other acquisitions of oil and gas properties and exploration activities.

     The NEG Existing Facility consists of a Revolving Note of up to $30.0 million, subject to a borrowing base, and an Advance Note of up to $3.0 million (primarily for the development of GAU). Interest on the Revolving Note is at a rate of prime plus 1% (subject to reduction in certain circumstances) or LIBOR plus 3.75% (subject to reduction in certain circumstances), at NEG's option. Interest on the Advance Note is at a rate of prime plus 4%. Payments of interest and principal are made monthly. The NEG Existing Facility is secured by all of NEG's principal oil and gas properties and related equipment, oil and gas inventory, and related receivables. Prepayments are allowed at any time. At May 31, 1996, NEG had $20.5 million outstanding under the Revolving Note and $1.8 million outstanding under the Advance Note.

     The Revolving Note has a maturity date of June 30, 1999. In April 1996, a new Advance Note of up to $3.0 million was issued to NEG with a maturity date of March 31, 1997. The Advance Note is to be used for specific development of the GAU and Oak Hill. NEG's ability to borrow under the Revolving Note is dependent upon the reserve value of its oil and gas properties. At December 31, 1995, the borrowing base was $17.0 million and in April 1996, the borrowing base was increased to $21.5 million. The borrowing base is subject to adjustment quarterly based on the reserve value. BankOne has substantial discretion in determining the reserve value and borrowing base. In addition, the borrowing base is reduced monthly by an amount redetermined semiannually by BankOne. The amount of such automatic reduction was $175,000 per month for the period July 31, 1995 through January 31, 1996. Effective February 1, 1996 the amount of the monthly reduction was adjusted to $256,000, and effective May 1, 1996 the amount of the monthly reduction was further adjusted to $315,000. If the amount outstanding under the Revolving Note exceeds the borrowing base, NEG is required to repay such excess.

     The NEG Existing Facility contains restrictive and affirmative covenants, and maintenance of required financial ratios. In addition, NEG cannot pay any dividends on or redeem Common Stock. However, cash dividends on and redemptions of NEG Preferred Stock are allowed, so long as no event of default, as defined, has occurred and is continuing or would occur as a result of such payment. At March 31, 1996, NEG was not in violation of any covenants of the NEG Existing Facility.

     It is anticipated that the NEG Existing Facility will be repaid in full from the proceeds from the NEG New Credit Facility. See "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operation of NEG -- NEG New Credit Facility."

  Preferred Stock

     In June 1994, NEG consummated the sale of $5.0 million of NEG Series B Preferred. Fifty thousand shares of NEG Series B Preferred were sold by NEG at $100.00 per share. The NEG Series B Preferred is convertible into shares of Common Stock at a conversion price of $1.625 per share.

     In June 1995, NEG consummated the sale of $4.0 million of NEG Series C Preferred. Forty thousand shares of Series C Preferred were sold by NEG at $100.00 per share. The Series C Preferred is convertible into shares of Common Stock at a conversion price of $2.00 per share. The NEG Series B Preferred and NEG Series C Preferred require that dividends be paid on the NEG Series B Preferred and NEG Series C Preferred before any dividends are paid on NEG Common Stock. See Note 5 of Notes to Financial Statements of NEG.

CHANGES IN PRICES AND INFLATION

     NEG's revenues and the value of its oil and gas properties have been and will continue to be affected by changes in oil and gas prices. Oil and gas prices are subject to seasonal and other fluctuations that are beyond NEG's ability to control or predict.

     NEG hedges crude oil and natural gas prices through the use of commodity swap agreements in an effort to reduce the effects of the volatility of the price of crude oil and natural gas on NEG's operations. These agreements involve the receipt of fixed-price amounts in exchange for variable payments based on NYMEX prices and specific volumes. In connection with the commodity swap agreements, NEG may also enter into basis swap agreements to reduce the effects of unusual fluctuations between prices actually received at the well head and NYMEX prices. Through the use of commodity price and basis swap agreements, NEG can fix the price to be received for specified volumes of production to the commodity swap price less the basis swap price. The differential to be paid or received, under the swap agreement, is accrued in the month of the related production and recognized as a component of crude oil and natural gas sales. NEG does not hold or issue financial instruments for trading purposes.

     While the use of hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to swap agreements based upon standard forms. NEG addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. Credit risk related to hedging activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations. NEG has not been required to provide collateral relating to its hedging activities.

     At March 31, 1996, NEG has entered into various swap agreements to fix the selling prices for natural gas at a weighted average NYMEX price of $2.064 per Mcf for 1,000,000 Mcf of natural gas to be produced during 1996. NEG has also entered into swap agreements to fix the selling price of crude at a weighted average NYMEX price of $19.75 per barrel for 15,000 barrels of oil to be produced during 1996. In addition, NEG entered into a basis swap agreement with a basis differential of $.205 covering 900,000 Mcf of natural gas to be produced during 1996.

     NEG had closed positions prior to March 31, 1996, resulting in a deferred loss of $76,400 which was recognized in the second quarter of 1996. During the first quarter of 1996, NEG recognized a gain of $112,875 related to hedging transactions.

     Although certain of NEG's costs and expenses are affected by the level of inflation, inflation has not had a significant effect on NEG's results of operations during the years ended 1995, 1994 or 1993, or on results of operations for the quarter ended March 31, 1996.

                 ALEXANDER MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Alexander follows the full cost method of accounting for its oil and natural gas properties. Under such method, the net book value of such properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and natural gas properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense. In the fourth quarter of 1995, Alexander recognized a writedown of its net book value of oil and gas properties in excess of the ceiling of $2.3 million ($2.0 million, net of the deferred tax credit). See Notes 1, 11 and 14 of Notes to Consolidated Financial Statements of Alexander. Under the SEC's full cost accounting rules, any write-off recorded may not be reversed even though higher oil and natural gas prices may increase the ceiling applicable to future periods. There is no assurance that future oil and gas reserve volume or product price decreases will not result in additional reductions in the net book value of the oil and gas properties of Alexander.

     Alexander records natural gas sales on the entitlement method, recognizing only its net share of production as revenues. Any amount received in excess of Alexander's revenue interest is recorded as a natural gas balancing liability and conversely any deficiency is recorded as a natural gas balancing asset. Alexander has also received non-interest bearing prepayments on future natural gas production which provide for recoupment, most of which are refundable upon the earlier of the end of the productive life of the respective well or expiration of the natural gas purchase contract. The natural gas prepayments will be recognized as revenue when, and if, the natural gas is delivered.

     Amortization of oil and natural gas properties is computed using a unit of revenue method based on current gross revenues from production in relation to estimated future gross revenues from production of proved oil and natural gas reserves. The amortization rates for future periods will increase or decrease corresponding with the fluctuations in oil and natural gas prices, reserve volumes and production.

     To manage its acquisition, exploitation and drilling activities, Alexander maintains a professional staff of geologists, engineers, landmen and others. Although maintaining such staff increases general and administrative expenses on an absolute basis, Alexander's experienced technical staff has been a key to its ability to generate sufficient drilling prospects and exploitation opportunities to replace produced reserves. By managing operations for a substantial number of its wells, Alexander has been able to maintain efficiencies in operations as well as obtain operator and management fees which offset the majority of its general and administrative expenses.

     In 1996 and 1995, Alexander sold numerous nonstrategic oil and gas properties, the cash proceeds of which amounted to approximately $800,000 and $1.8 million, respectively. As discussed in further detail below in Oil and Gas Sales, Well Operator and Management Fees and Oil and Gas Operating Expenses, the 1996 and 1995 oil and gas property sales are expected to reduce Alexander's annual 1996 operating income before amortization and depreciation by approximately $500,000 and $300,000, respectively, from the amount reported in 1995.

RESULTS OF OPERATIONS

  Three Months Ended March 31, 1996 and 1995

     Total Revenues; Oil and Gas Sales. Total revenues decreased for the three months ended March 31, 1996 compared to the three months ended March 31, 1995. The decrease in total revenues was comprised of decreased oil and natural gas sales and decreased well operator reimbursements due to the sale of certain properties during 1995 and the first quarter of 1996. The decreased oil and natural gas sales are attributable to lower production volumes for both oil and natural gas as a result of certain wells sold during 1995 and January 1996, offset by higher product prices for both oil and natural gas. The annual 1996 and 1995 oil and gas property sales are expected to reduce 1996 oil and gas sales by approximately $900,000 and $300,000, respectively, from the amount reported in 1995.

     The decrease in oil and gas sales consisted of decreased production for both oil and natural gas. Oil revenues decreased by 37% due to a 40% decrease in production quantities and a 6% increase in the average price per Bbl of production for the three months ended March 31, 1996 as compared to 1995. Natural gas revenues increased by 9% due to a 38% increase in the average price per Mcf of natural gas produced, offset by a 21% decrease in product quantities for the three months ended March 31, 1996 as compared to 1995.

     Well Operator and Management Fees. Well operator and management fees decreased 29% for the three months ended March 31, 1996 compared to the same period in 1995. This decrease is attributable to a reduction in the number of operated producing properties, due to the sale of certain properties during 1995 and the first quarter of 1996. The 1996 and 1995 oil and gas property sales are expected to reduce annual 1996 well operator fees by approximately $500,000 and $100,000, respectively, from the amount reported in 1995. Included in the management fees were reimbursements of overhead expense of $5,000 per month from the AEJH 1987 Limited Partnership and $10,000 per month from the AEJH 1989 Limited Partnership. In May 1996, Alexander agreed to liquidate and terminate the AEJH 1985, AEJH 1987 and AEJH 1989 Limited Partnerships in the second quarter of 1996, the net income effect of which was not significant.

     Interest and Other Revenues. The increase in interest and other revenue for the three months ended March 31, 1996 compared to 1995 resulted from interest income on invested cash and marketing fees for both oil and natural gas.

     Oil and Gas Prices. Oil prices received by Alexander increased 6% during the three months ended March 31, 1996, resulting in an average price of $17.96 per Bbl compared to the average price per Bbl of $16.88 for the same period in 1995. Revenues and operating results for future periods will continue to be impacted by price fluctuations which are largely influenced by market conditions and the quantity of the oil sold by OPEC.

     During the three months ended March 31, 1996, Alexander experienced an increase in natural gas prices. In recent years, Alexander has sold much of its natural gas under short-term (typically month-to-month) contracts. Natural gas prices received by Alexander increased 38% during the three months ended March 31, 1996, resulting in an average price of $1.98 per Mcf compared to an average price per Mcf of $1.44 for the same period in 1995. Future sales prices will be dependent upon the future supply and demand of natural gas in the market and the quantities of gas sold under short-term contracts as opposed to quantities sold under long-term contracts, which currently command higher prices.

     Oil and Gas Production. Production and average prices received per Bbl and Mcf are as follows:

                                                                      THREE MONTHS ENDED
                                                                          MARCH 31,
                                                                  --------------------------
                                                                     1995            1996
                                                                  ----------      ----------
    Crude oil:
      Production (Bbls).........................................      54,369          32,397
      Average price received per barrel.........................      $16.88          $17.96
    Natural gas:
      Production (Mcf)..........................................   2,502,863       1,989,022
      Average price received per Mcf............................       $1.44           $1.98

     Oil and natural gas production volumes for the three months ended March 31, 1996 on an Mcfe basis decreased from such volumes for the same period in 1995 by 23%. This decrease in production was due to the sale of certain producing properties during the three months ended March 31, 1996 and during the year ended 1995. Although Alexander experienced some curtailments of gas production, these curtailments have not been material. The curtailments were primarily attributable to excess supply and price competitiveness with oil. There can be no assurance that Alexander will not experience future curtailments.

     Oil and natural gas production volumes for the year ended December 31, 1996 are expected to be lower than 1995. This expected decrease is primarily attributable to a decrease in development activities in 1995 and 1996 due to the sale of certain properties during 1995 and the three months ended March 1996.

     Total Expenses; Oil and Gas Operating Expenses. Total costs and expenses decreased for the three months ended March 31, 1996 compared to the same period in 1995. Oil and gas operating expenses decreased for the three months ended March 31, 1996 compared to the same period in 1995, due to reduced operating expenses attributable to a lesser number of producing wells, which were sold during 1995 and the three months ended March 1996. The 1996 and 1995 oil and gas property sales are expected to reduce annual 1996 oil and gas operating expenses by approximately $900,000 and $100,000, respectively, from the amount reported in 1995. Oil and gas operating expenses decreased on an Mcfe basis to $.56 for the three months ended March 31, 1996 compared to $.60 for the same period in 1995.

     Amortization and Depreciation. The amortization and depreciation rate per dollar of oil and gas sales for the three months ended March 31, 1996 decreased to $.46 compared to $.50 for the same period in 1995. The decreased rate for the three months ended March 31, 1996 was primarily due to the increased estimated future gross revenues resulting from the higher product price for both oil and natural gas for the three months ended March 31, 1996. The amortization and depreciation rates for future periods will increase or decrease corresponding with the fluctuations in oil and gas prices, reserve volumes and production.

     General and Administrative Expenses. General and administrative expenses decreased for the three months ended March 31, 1996 compared to the same period in 1995. This decrease was primarily related to a lesser number of personnel comprising general and administrative expenses for the three months ended March 31, 1996 compared to the same period in 1995. Well operator and management fees offset 84% of net general and administrative expenses during the three months ended March 31, 1996 compared to 94% during the same period in 1995.

     Interest Expense. Interest expense decreased for the three months ended March 31, 1996 compared to the same period in 1995 due to the decrease in the outstanding borrowings and interest rate. The weighted average outstanding borrowings decreased to $48.5 million for the three months ended March 31, 1996, a 4% decrease from $50.5 million for the three months ended March 31, 1995. The weighted average interest rate decreased to 7.6% for the three months ended March 31, 1996 compared to 7.7% for the three months ended March 31, 1995. Alexander's credit facility bears interest at LIBOR plus 1.5% (a rate of 6.9375% at March 31, 1996). Alexander's outstanding borrowings under certain long-term debt agreements will bear interest at rates higher than the 1995 rates or the rates for the three months ended March 31, 1996 due to modifications to certain debt agreements in May 1996.

     Nonrecurring Abandoned Merger Costs. Alexander had no such expenses for the three months ended March 31, 1996. On May 10, 1995, Alexander announced the termination of discussions regarding the possible outstanding merger with Abraxas and, accordingly, expensed $300,000 of related costs.

     Taxes. As a result of the public offerings in 1993, Alexander had an ownership change pursuant to Section 382 of the Code. Accordingly, in 1996 and 1995, Alexander's provision or benefit for income taxes approximated the statutory federal rate.

  Years Ended December 31, 1995, 1994 and 1993

     Total Revenues; Oil and Gas Sales. Total revenues decreased for 1995 compared to 1994. The decrease in total revenues was comprised of decreased oil and natural gas sales, a slight increase in well operator reimbursements and decreased other revenues. The decreased oil and natural gas sales are attributable to lower oil production and a decrease in product price for natural gas offset by increased oil prices and higher production volumes for natural gas as a result of the wells drilled during 1994 and 1995 and the producing gas properties acquired from JMC Exploration, Inc. ("JMC") in November 1994 (the "JMC Acquisition"). See "Business and Properties -- Alexander -- Business Strategy."

     Oil revenues decreased by 13% due to a 19% decrease in production quantities partially offset by a 7% increase in the average price per Bbl of production for the year ended December 31, 1995 as compared to 1994. Natural gas revenues decreased by 2% due to a 13% decrease in the average price per Mcf of natural gas produced for the year ended December 31, 1995 as compared to 1994, offset by a 13% increase in production quantities.

     Total revenues decreased for 1994 compared to 1993. The decrease in total revenues consisted of decreased oil and natural gas sales and a nonrecurring item in other revenues in 1993 of approximately $1.25 million from the proceeds of settlement of a lawsuit. The decrease in oil and natural gas sales was due to lower product prices, partially offset by higher production volumes of natural gas attributable to wells drilled in 1994.

     Oil revenues decreased by 28% due to a 21% decrease in production quantities and an 9% decrease in the average price per Bbl of production for the year ended December 31, 1994 as compared to 1993. Natural gas revenues increased by 8% due to a 27% increase in production quantities, offset by a 15% decrease in the average price per Mcf of natural gas produced for the year ended December 31, 1994 as compared to 1993.

     Well Operator and Management Fees. Well operator and management fees reflect a slight increase for the year ended December 31, 1995 compared to the same period in 1994. This slight increase is attributable to the inclusion of the JMC Acquisition operated properties for a full year in 1995, as the JMC Acquisition closed in mid November 1994, offset by the sale of certain operated properties in the latter half of 1995. Included in the 1995 management fees were reimbursements of overhead expense of $10,000 per month from each of the AEJH 1987 and AEJH 1989 Limited Partnerships.

     Well operator and management fees remained fairly constant for the year ended December 31, 1994 compared to the same period in 1993. Included in the management fees were reimbursements of overhead expense of $10,000 per month from each of the AEJH 1987 and AEJH 1989 Limited Partnerships and an average of $4,750 per month for six months from the AEJH 1987-A Limited Partnership, which ceased operations during mid 1994.

     Marketing Fees, Interest and Other Revenues. The 19% increase in interest and other revenue (excluding the gains from Alexander's sale of other property and equipment of approximately $130,000 and the finalization and termination of a take-or-pay contract of approximately $235,000 in 1994) during the year ended December 31, 1995 compared to 1994 resulted from additional interest income on invested cash and increased marketing fees for both oil and natural gas.

     The increase in interest and other revenue (excluding the settlement of a lawsuit of approximately $1.25 million in 1993) during the year December 31, 1994 compared to 1993 resulted from gains on the sale of real estate and the settlement of a take-or-pay contract recorded as deferred revenue in 1993.

     Oil and Gas Prices. Oil prices received by Alexander increased 7% during 1995, resulting in an average price of $16.57 per Bbl compared to the average price per Bbl of $15.44 for 1994. Revenues and operating results for future periods will continue to be impacted by price fluctuations which are largely influenced by market conditions and the quantity of the oil sold by OPEC.

     During 1995, Alexander experienced a decrease in natural gas prices. In recent years, Alexander has sold much of its natural gas under short-term (typically month-to-month) contracts. Natural gas prices received by Alexander decreased 13% during 1995, resulting in an average price of $1.50 per Mcf compared to an average price per Mcf of $1.73 for 1994. Future sales prices will be dependent upon the future supply and demand of natural gas in the market and the quantities of gas sold under short-term contracts as opposed to quantities sold under long-term contracts, which currently command higher prices.

     Oil prices received by Alexander decreased 9% during 1994, resulting in an average price of $15.44 per Bbl compared to the average price per Bbl of $16.99 for 1993. Average gas price received by Alexander during 1994 was $1.73 per Mcf, a decrease of 15% compared to an average gas price received in 1993 of $2.04 per Mcf.

     Oil and Gas Production. Production and average prices received per Bbl and Mcf for each of the last three years are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                          -----------------------------------
                                                            1993         1994         1995
                                                          ---------    ---------    ---------
    Crude Oil:
      Production (Bbls).................................    283,190      224,230      181,022
      Average price per Bbl.............................     $16.99       $15.44       $16.57
    Natural Gas
      Production (Mcf)..................................  6,332,015    8,050,688    9,067,588
      Average price per Mcf.............................      $2.04        $1.73        $1.50

     Oil and natural gas production volumes for 1995 on an Mcfe basis exceeded such volumes for the same period in 1994 by 8% and oil and natural gas production volumes for 1994 on an Mcfe basis exceeded such volumes for 1993 by 17%. These increases in production were from participation in new wells drilled over the past three years through Alexander and the AEJH 1985 and AEJH 1989 Limited Partnerships, from recompletions in the Cotton Valley properties in 1994 by Alexander and from production on properties acquired in the JMC Acquisition after closing in mid November 1994. Although Alexander experienced some curtailments of gas production, these curtailments have not been material. The curtailments were primarily attributable to excess supply and price competitiveness with oil. There can be no assurance that Alexander will not experience future curtailments.

     Oil and natural gas production volumes for the year ended December 31, 1996 are expected to be lower than 1995. This expected decrease is primarily attributable to a decrease in development activities in 1995 compared to such activities in 1993 and 1994.

     Total Expenses; Oil and Gas Operating Expenses. Total costs and expenses increased for 1995 compared to 1994 due in part to nonrecurring expenses, an increase in interest expense, depreciation and amortization expense and a provision for impairment of oil and gas properties. Oil and gas operating expenses remained fairly constant for 1995 compared to 1994. Alexander recognized additional operating expenses attributable to a greater number of producing wells and workovers in the first half of 1995, offset by reduced operating expenses attributable to the sale of certain producing properties during the third quarter of 1995 and reduced remedial workovers performed during the latter half of the year. Oil and gas operating expenses continue to decrease on an Mcfe basis to $.60 for 1995, compared to $.65 per Mcfe for 1994 and $.66 per Mcfe for 1993.

     Oil and gas operating expenses increased for 1994 compared to 1993, due to additional operating expenses attributable to a greater number of producing wells, which were drilled and completed during 1994 and the latter part of 1993 and due to workover costs performed on certain properties in 1994.

     Amortization and Depreciation. The oil and gas property amortization and depreciation rate per dollar of oil and gas sales for 1995 increased to $.55 compared to $.41 for 1994. The increased rate for 1995 was due principally to the decreased estimated future gross revenues resulting from the decreased oil and gas reserve volumes in 1995 as a result of downward revisions to previous reserve estimates. The amortization and depreciation rates for future periods will increase or decrease corresponding with the fluctuations in oil and gas prices, reserve volumes and production.

     The oil and gas property amortization and depreciation rate per dollar of oil and gas sales for 1994 increased to $.41 compared to $.32 for 1993. The increased rate for 1994 was due to the decreased estimated future gross revenues resulting from lower product prices in 1994.

     Impairment of Oil and Gas Properties. As of December 31, 1995, Alexander's net book value of oil and gas properties exceeded the ceiling limitations prescribed under the full cost method of accounting for oil and gas properties. Accordingly, a provision was recognized in the fourth quarter of 1995 of $2.3 million ($2.0 million, net of the deferred tax credit). The provision for impairment is primarily attributable to declines in estimated reserves due to downward revisions to reserve estimates (see Note 14 of Notes to Consolidated Financial Statements of Alexander).

     General and Administrative Expenses. General and administrative expenses decreased 15% for 1995 compared to 1994. This decrease was primarily related to fewer personnel for 1995 compared to 1994, as 1994 included personnel and other general and administrative expenses of ANEC, most of which were not retained following the merger in July 1994. Well operator and management fees offset 77% of general and administrative expenses during 1995 compared to 65% during 1994.

     General and administrative expenses increased for 1994 compared to 1993. This increase was primarily related to management bonuses and increased personnel costs associated with Alexander's growth. Well operator and management fees offset 65% of general and administrative expenses during 1994 compared to 69% during 1993.

     Interest Expense. Interest expense increased for 1995 compared to 1994 due to the amount of outstanding borrowings for the twelve-month period ended December 31, 1995, as compared to 1994 due principally to the JMC Acquisition, which closed mid November 1994. The weighted average outstanding borrowings increased to $49.8 million in 1995, a 90.0% increase from $26.3 million in 1994. The weighted average interest rate decreased to 8.0% in 1995 compared to 9.1% in 1994. At December 31, 1995, Alexander's credit facility bore interest at LIBOR plus 1.5% (a rate of 7.3125%). As discussed under Liquidity and Capital Resources -- Existing Long-term Debt, Alexander's outstanding borrowings under certain long-term debt agreements will bear interest at rates higher than the 1995 rates due to modifications to such agreements in May 1996.

     Interest expense increased for 1994 compared to 1993 due to an increase in the outstanding borrowings associated with property development and the JMC Acquisition. The weighted average outstanding borrowings increased to $26.3 million in 1994, a 47.5% increase from $17.8 million in 1993. The weighted average interest rate decreased to 9.1% in 1994 compared to 11.6% in 1993.

     Nonrecurring Expenses. On May 10, 1995, Alexander announced the termination of discussions regarding the possible outstanding merger with Abraxas and, accordingly, expensed $300,000 of related costs. In August 1995, Alexander postponed the offering of its Senior Subordinated Notes and subsequent thereto expensed $452,000 of related costs.

     In connection with the merger between Alexander and ANEC, Alexander incurred nonrecurring charges to operations in 1994 of $2.4 million. These costs include legal, accounting, investment banking, printing and other costs.

     Litigation Settlement. In the fourth quarter of 1994, in an effort to resolve ANEC's litigation with various parties which had been ongoing since 1992, Alexander acquired certain creditor claims against the operator of a well in which ANEC had an interest and agreed to mediation with the primary plaintiffs of the outstanding litigation. Although management believed its actions against the well operator were meritorious and believed the counterclaims of this party were without merit, after having mediated this matter in December 1994, management of Alexander believed it was in Alexander's best interest to resolve such litigation and terminate the costs associated therewith. Accordingly, in late December 1994, Alexander agreed to a negotiated settlement, the effect of which resulted in a charge to 1994 operations, including legal fees, of approximately $734,000.

     Taxes. As a result of Alexander's and ANEC's secondary public offerings in 1993, both entities had an ownership change pursuant to Section 382 of the Code. In 1995, Alexander recorded a tax credit of $1.7 million on pretax loss of $6.2 million, an effective rate of 28%. This credit was less than the combined statutory federal and state rates due to the estimated timing of future taxable temporary differences and limitations on the utilization of Alexander's net operating loss and statutory depletion carryforwards as discussed below. In 1994, Alexander's provision for income taxes approximated statutory rates after considering permanent differences. In 1993, Alexander sustained a nonrecurring non-cash charge to operations of $1.2 million due to an increase in the valuation allowance associated with the change in ownership in the first quarter of 1993 discussed above. Alexander also recorded a deferred tax provision of approximately $1.1 million on pretax income of $4.9 million, representing an effective rate of 23%. The lower tax rate for 1993 was primarily attributable to the reduction of a valuation allowance previously established on pre-acquisition net operating loss carryforwards of ANEC.

     In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS 109"). Alexander adopted SFAS 109 on January 1, 1993. Among other changes, SFAS 109 relaxed the recognition and measurement criteria for deferred tax assets and alternative minimum tax from that provided for under its previous method of accounting for income taxes under Statement of Financial Accounting Standards No. 96 ("SFAS 96"). Adoption of this standard resulted in the elimination of deferred income taxes payable of $425,000, related entirely to alternative minimum tax, which is reflected in the 1993 statement of operations as the cumulative effect of a change in accounting principle.

LIQUIDITY AND CAPITAL RESOURCES

  Years Ended December 31, 1995 and 1994

     General. Alexander's capital requirements relate primarily to exploitation, development, exploration and acquisition activities. In general, because Alexander's oil and gas reserves are depleted by production, the success of its business strategy is dependent upon a continuous exploitation, development, exploration and acquisition program.

     Historically, Alexander has funded its capital requirements through cash flow from operations, bank borrowings, various carried interest arrangements (whereby other parties paid a portion of Alexander's share of costs) and equity sales. Alexander's capital resources available to fund capital requirements consist primarily of cash flow from operations, not otherwise used to retire outstanding long-term debt. As of December 1995, Alexander has capital expenditure commitments of approximately $1.6 million, which Alexander believes can be funded through cash flow from operations. Alexander's capital expenditure budget for 1996 is approximately $13 million, substantially all of which represents the development of Alexander proved undeveloped locations. If the Merger with NEG is not consummated, substantially all of the budget amount in excess of that expected to be available from operations, after debt service, will have to be funded through various financing alternatives, including equity sales, debt offerings, and/or non-key property sales. Proceeds from the financing alternatives will have to be sufficient in amount to also retire Alexander's outstanding term note with a bank, which had a balance at December 31, 1995 of $11.0 million. See Note 4 of Notes to Consolidated Financial Statements of Alexander. If the Merger with NEG is not consummated, Alexander believes it has the capability of executing such financing alternatives on a timely basis; however, there are no assurances of that. Alexander may defer budgeted expenditures to future periods. Deferral of the budgeted capital expenditures may cause a delay in the realization of undeveloped oil and gas reserves.

     Cash Flows. In 1995, Alexander's net cash provided by operating activities was $3.4 million, compared to $1.5 million for the year ended December 31, 1994. This increase was primarily attributable to the decrease in nonrecurring and litigation expenses of $2.4 million, reduced general and administrative expenses of $592,000, an increase of $1.1 million due to net changes in operating assets and liabilities, partially offset by reduced oil and gas sales of $791,000 and increased interest expense of $1.6 million. The changes in operating assets and liabilities were primarily attributable to the reduced oil and gas property development at December 31, 1995 compared with 1994 and events in 1994, explained below, which did not recur in 1995. At December 31, 1995, Alexander had a $3.5 million net gas balancing and gas prepayment liability attributable to 2.5 Bcf of natural gas production in excess of Alexander's entitled natural gas volumes. The majority of the excess sales are from properties that have gas balancing agreements which provide for recoupments by the underproduced owners from 25% of volumes attributable to Alexander's interest. Additionally, most gas prepayments are refundable upon the end of the productive life of the respective wells. At December 31, 1995, approximately $1.6 million are classified as due within one year.

     Net cash used by investing activities in 1995 decreased by $28.1 million to $4.2 million due primarily to reduced oil and gas property acquisitions and development offset by reduced proceeds from property sales.

     Net cash provided by financing activities in 1995 decreased by $28.9 million to $1.4 million due primarily to reduced long-term debt borrowings in 1995 compared to 1994.

     In 1994, Alexander's cash provided by operating activities was $1.5 million compared to $12.1 million for the year ended December 31, 1993. This decrease was primarily attributable to $3.2 million of nonrecurring expenses associated with the ANEC merger and the settlement of ANEC litigation, the nonrecurrence of the 1993 $1.25 million gas contract settlement proceeds and the net change in assets and liabilities resulting from operating activities of $4.8 million. The $4.8 million net change in assets and liabilities resulting from operating activities in 1994 is the result of reduced drilling activities, the availability of additional borrowing capacity associated with the new credit facility and the nonrecurrence of a natural gas prepayment agreement at December 31, 1994, compared with December 31, 1993, all of which caused a reduction in accounts payable, oil and gas proceeds due others and other liabilities at December 31, 1994 compared with the related balances at December 31, 1993.

     Net cash used by investing activities in 1994 increased approximately $15.3 million to $32.3 million from $17.0 million in 1993. Additions to oil and gas properties increased by approximately $18.1 million to $36.0 million due to the JMC acquisition of $18.2 million and the continued redirection of activities toward exploration and development of reserves after completing the secondary public offering in 1993. The acquisition added 25 billion cubic feet of natural gas reserves to Alexander's asset base. The properties acquired are located in the Arkoma Basin in Oklahoma and Arkansas. During 1994, Alexander also sold its interest in the MFS Properties for approximately $3.2 million which were acquired in 1990 for $3.0 million.

     At December 31, 1995, Alexander had a working capital deficit of $6.5 million and had no availability under its revolving line of credit. See "-- General" above and "-- Existing Long-term Debt" below.

  Three Months Ended March 31, 1996 and 1995

     Cash Flows. For the three months ended March 31, 1996, Alexander's cash provided by operating activities was approximately $.9 million, a decrease of 47% compared to $1.6 for the same period in 1995. The $1.6 million net change in assets and liabilities resulting from operating activities is primarily the result of reduced drilling activities and reduced oil and gas production volumes which caused a reduction in accounts payable and accounts receivable, respectively, for the three months ended March 31, 1996 compared with the same period in 1995. Alexander has a $2.9 million net gas balancing liability attributable to 2.1 Bcf of natural gas production in excess of Alexander's entitled natural gas volumes. The majority of these excess sales are from properties that have gas balancing agreements which provide for recoupments by the underproduced owners from 25% of volumes attributable to Alexander's interest. At March 31, 1996, approximately $1.5 million was included in current liabilities associated with such net excess sales liability.

     Net cash used by investing activities for the three months ended March 31, 1996 decreased approximately $1.9 million from the same period in 1995. Additions to oil and gas properties decreased by approximately $.8 million due primarily to reduced oil and gas property acquisitions and development. Proceeds from the sale of properties and equipment increased by approximately $756,000 in 1996 to approximately $802,000, resulting from the sale of oil and gas properties in January 1996.

     Net cash provided by financing activities was approximately $24,000 for the three months ended March 31, 1996 compared to $2.0 million for the corresponding period in 1995. Net cash provided for the three months ended March 31, 1996 resulted from proceeds from the exercise of employee stock options, offset partially by payments on long-term debt. At March 31, 1996, Alexander had a working capital deficit of $6.3 million and had no availability under its revolving line of credit. See "-- Existing Long-term Debt."

     Existing Long-term Debt. At March 31, 1996, Alexander had $44.0 million outstanding under its revolving credit facility with a bank. Subsequent to December 31, 1995, the lender reduced the borrowing base to $33.0 million, effective to December 31, 1995, requiring the $11.0 million excess borrowings to be converted to a term note. In May 1996, Alexander amended the credit agreement (the "Amended Agreement"). Under the Amended Agreement, the term note requires, among other things, application of $750,000 of proceeds from property sales and monthly payments of principal of $350,000 plus interest, beginning effective April 1996, through its maturity date of April 1, 1997 at which time the remaining unpaid principal and interest become due. The term note will bear interest at the prime rate plus 3% (an aggregate rate of 11.25% at March 31, 1996) through October 15, 1996 and the prime rate plus 4% thereafter.

     The borrowings associated with the revolving credit facility cannot exceed the borrowing base, which relates to Alexander's oil and gas reserve base. The borrowing base is subject to semi-annual redeterminations each April and October until April 1, 1997, at which time the borrowing base is reduced quarterly by 1/16th through December 31, 2000. The revolving credit facility interest rate (6.9375% at March 31, 1996) was increased to LIBOR plus 2.0%, under the Amended Agreement, beginning effective April 1996. All of the borrowings outstanding with this lender, under the Amended Agreement, are secured by a first and prior lien on substantially all of Alexander's assets.

     In connection with the Amended Agreement, the lender also reduced the minimum requirements related to certain financial covenants. Alexander expects to be able to comply with the amended financial requirements in future periods.

     At March 31, 1996, Alexander also had $3.0 million outstanding under a term note with a shareholder which contains various financial covenants. In May 1996, Alexander obtained a waiver through April 1, 1997 from the shareholder for noncompliance with certain covenants. Under the waiver, Alexander is required to make its scheduled principal payment of $1.0 million in June 1996. The shareholder may, at its sole discretion, require the remaining $2 million of unpaid principal and accumulated interest due any time after April 1, 1997. Alexander also secured the shareholder loan on an equal basis with the bank debt discussed above and agreed to liquidate and distribute the assets of the AEJH 1985, AEJH 1987 and AEJH 1989 Limited Partnerships.

     If the Merger with NEG is consummated, the revolving credit facility and term note with a bank and the balance outstanding under the term note with a shareholder will be paid in connection with the NEG bank refinancing. See "NEG Management's Discussion and Analysis of the Effects of the Merger on the Future Financial Condition and Results of Operations of NEG."

     NEG Merger. On June 6, 1996, the Board of Directors approved the Merger Agreement and related transactions. If the Merger is not consummated, Alexander believes its development program may be accomplished, subject to obtaining financing on a timely basis, sometime during the first or second quarter of 1997.

                NEG MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE
                      EFFECTS OF THE MERGER ON THE FUTURE
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEG

THE MERGER

     The Merger will be accounted for as a purchase of Alexander by NEG utilizing the purchase method of accounting. As such, NEG's costs of acquiring Alexander will be allocated to the assets and liabilities acquired using estimated fair values with the remainder of the purchase price allocated to proved oil and gas properties. No goodwill will be recorded in this transaction.

     The anticipated sources and uses of funds related to financing the Merger are as follows:

                         SOURCES OF FUNDS (IN MILLIONS)

    NEG New Credit Facility, net.................................................  $64.3
    NEG Equity Private Placement.................................................   15.0
                                                                                   -----
                                                                                   $79.3
                                                                                   =====

                          USES OF FUNDS (IN MILLIONS)

    Repayment of former credit facilities........................................  $68.1
    Transaction costs and other merger related expenses..........................    4.0
    Working capital..............................................................    7.2
                                                                                   -----
                                                                                   $79.3
                                                                                   =====

     Following the Merger, NEG expects to have a working capital deficit of approximately $7.2 million. This working capital deficit will include approximately $17.0 million of long-term debt due within one year from the NEG New Credit Facility. As discussed below, while future cash flows are subject to a number of variables, NEG currently expects net cash flows from operations to be sufficient to fund these debt service requirements and other liabilities as they come due. NEG also expects to have a working capital deficit in future periods, consistent with many of its peers in the industry. NEG believes such a working capital deficit is manageable and will not adversely impact its future operations, particularly given its intent to limit capital expenditures to its cash availability and its intent to actively pursue the feasibility of issuing high yield medium term notes in September or October 1996.

     Following the Merger, NEG has budgeted capital expenditures of $15 million and $19 million for the four months ended December 31, 1996 and for the year ended 1997, respectively. NEG is not contractually committed to expend these funds. Additionally, initial scheduled principal payments under the NEG New Credit Facility are $3 million and $17 million for the 1996 period and 1997, respectively. Future cash flows and the availability of credit are subject to a number of variables, including the level of production from existing wells, prices of oil and natural gas and NEG's success in drilling and acquiring additional producing reserves. NEG currently expects that cash flows from operations and proceeds from the NEG Equity Private Placement will be sufficient to fund budgeted capital expenditures and debt service requirements under the NEG New Credit Facility for the 1996 period after the Merger and for 1997; however, if oil and gas prices decline significantly from prevailing market prices experienced in the second quarter of 1996, if principal payments under the NEG New Credit Facility are accelerated from those initially scheduled, or if interest rates or the rate of drilling success change adversely from expected rates, cash flows from operations will be adversely affected and NEG may be required to delay or reduce capital expenditures from its budgeted amounts.

     Following the Merger, NEG expects to seek additional capital from traditional reserve base borrowing, equity and debt offerings or joint ventures to further develop and explore its properties and to acquire additional properties. Presently NEG is discussing with underwriters the feasibility of making a high yield debt offering of medium term notes to be completed before the end of the first quarter of 1997, with the object of raising between $75 -- $125 million for these purposes. NEG's ability to access additional capital, including in connection with any such proposed high yield debt offering, will depend on its continued success in exploring for and developing its oil and gas reserves and the status of the capital markets at the time such capital is sought. Accordingly, there can be no assurance that capital will be available to NEG from any source or that, if available, it will be at prices or on terms acceptable to NEG. Moreover, the rights granted to the holders of the NEG Series D Preferred, such as the NEG Series D Contingent Voting Rights and the rights of first refusal, may adversely impact NEG's ability to access capital markets and the terms of such offerings. Should sufficient capital not be available, the development and exploration of NEG's properties could be delayed or reduced and, accordingly, NEG oil and gas revenues and operating results may be adversely affected.


NEG NEW CREDIT FACILITY

     On May 29, 1996, NEG received a commitment letter from the Banks for a credit facility to provide funds to refinance existing debt of NEG and Alexander and for general corporate purposes. The NEG New Credit Facility consists of up to a $100.0 million Reducing Revolver, with an initial borrowing base of $60.0 million and a $5.0 million Term Loan. The Borrowing Base will be redetermined at least semi-annually and will be reduced monthly by an amount determined by the Banks on each Borrowing Base determination date. The Monthly Commitment Reduction initially will be $1 million per month. The principal under the Reducing Revolver will be due at maturity, four years from the date of closing. Interest will be payable monthly and will be calculated at the BankOne Base Rate, as determined from time to time by BankOne (which increases by .25% if the outstanding loan balance is greater than 75% of the Borrowing Base). After the Term Loan is repaid in full, NEG may elect to calculate interest under the Eurodollar Rate, as defined in the Commitment.

     The Commitment provides for a $5.0 million Term Loan to provide funds to bridge the issuance of a debt and/or equity offering by NEG. Interest on the Term Loan will be payable monthly at a rate of the BankOne Base Rate plus 2%, and the principal of the Term Loan is payable at maturity, which is six months after the date of closing.

     The NEG New Credit Facility prohibits cash dividends on NEG Common Stock or NEG Preferred Stock. Cash dividends on NEG Common Stock or Preferred Stock will be allowed only after the principal and interest on the Term Loan is paid in full, and as long as no event of default exists or would exist as a result of the payment thereof.

     For further discussion of the NEG New Credit Facility, see "The Merger Proposals -- Transactions Related to the Merger -- The Commitment."

     NEG expects that cash flows provided by the NEG Equity Private Placement and from the combined operations will be sufficient to service its indebtedness. However, NEG may be required to issue additional debt and equity securities to service such indebtedness and make necessary capital expenditures, and currently is considering the feasibility of a high yield debt offering in the range of $75 to $125 million. There can be no assurance such funds will be available to NEG.

NEG EQUITY PRIVATE PLACEMENT

     The Commitment for the Banks requires NEG to have raised equity or "quasi" equity in an amount of $12.5 million at or prior to the closing of the NEG New Credit Facility.


     On August 7, 1996, NEG executed the High River Agreement with High River, pursuant to which High River agreed to purchase 100,000 shares of NEG Series D Preferred at $100 a share and warrants to purchase 700,000 shares of NEG Common Stock exercisable at $2.50 per share for $10.0 million.


     On July 25, 1996, NEG entered into the Kayne Anderson Term Sheet under which KAIM expressed the intent of the Kayne Anderson Investors, subject to certain conditions, to purchase 50,000 shares of NEG Series E Preferred at $100 a share and warrants to purchase 350,000 shares of NEG Common Stock exercisable at $2.50 per share for $5.0 million. In consideration of the purchase by the Kayne Anderson

Investors of the shares in the NEG Equity Private Placement, NEG agreed to extend the period during which the NEG Series B Preferred and the NEG Series C Preferred cannot be redeemed by NEG from June 14, 1997 to June 14, 1999. As a result, dividends on the NEG Series B Preferred and NEG Series C Preferred will continue to accrue and be payable at rates of 10% and 10.5% per annum, respectively. See "Description of Capital Stock -- NEG -- NEG Series B Preferred;" and "Description of Capital Stock -- NEG -- NEG Series C Preferred."

     For further discussion of the NEG Equity Private Placement, see "The Merger Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement."

RESULTS OF OPERATIONS

     On a pro forma basis reflecting the Merger, the NEG Equity Private Placement and NEG's other acquisitions, as if such transactions had occurred on January 1, 1995, the pro forma loss before extraordinary item for the year ended 1995 was $5.4 million and the pro forma net income for the first quarter of 1996 was $842,000. The pro forma results of operations exclude a writedown of oil and gas properties of approximately $37.2 million, net of related deferred taxes, in accordance with the full cost method of accounting, resulting from allocating additional cost, under the purchase method of accounting, to the oil and gas properties in connection with the Merger. Such writedown, which will increase or decrease at the Effective Time of the Merger based on increase or decrease in NEG's stock price from $3.00 per share and the increase or decrease in NEG's and Alexander's oil and gas reserve value, will be charged to expense in the period the Merger is consummated.

     Pro forma oil and gas revenues were $26.0 million for 1995 and $8.3 million for three months ended March 31, 1996. Absent significant declines in the prices for oil and natural gas, NEG expects combined oil and gas revenues and operating income to increase during the remainder of 1996 and during 1997 as a result of the current drilling program and budgeted capital expenditures. However, if NEG is unable to generate sufficient cash flows from operations or other sources of liquidity to make the necessary capital expenditures, development of oil and gas properties will be delayed. As a result, oil and gas revenues and operating results may be adversely affected.

     G & A expenses are not expected to change significantly from the combined historical G & A expenses as a result of the Merger. Pro forma interest expense was $6.2 million for 1995 compared to $5.0 million for the combined companies on a historical basis as a result of expected borrowings under the NEG New Credit Facility to fund the cash requirements of the Merger and to provide working capital requirements for capital expenditures. Pro forma interest expense was $1.2 million for the three months ended March 31, 1996. NEG will also continue to pay an annual cumulative dividend of $945,000 on the outstanding NEG Series B Preferred and NEG Series C Preferred.

     At December 31, 1995, NEG and Alexander had approximately $2.4 million and $33.3 million, respectively, in available net operating loss carryforwards ("NOLs"). While the Merger is expected to result in a change in ownership of both NEG and Alexander pursuant to Section 382 of the Code, NEG does not expect such change to have any significant impact on its ability to utilize the NOLs. See "The Merger Proposals -- Certain Federal Income Tax Consequences."

     For additional information of the pro forma effects of the Merger on the NEG's results of operations, see the Pro Forma Combined Condensed Financial Statements included elsewhere herein.

                         NEG DIRECTOR ELECTION PROPOSAL

     NEG's by-laws provide that the Board of Directors of NEG will consist of one or more members, the number of which is to be determined from time to time by the NEG Board of Directors. The Board of Directors of NEG presently consists of seven members, one of whom is appointed by the holders of NEG Series B Preferred and one of whom is appointed by the holders of NEG Series C Preferred, each voting separately as a class, and five of whom are elected by the holders of NEG Common Stock. Directors of NEG generally serve for a term of one year (until the next annual meeting of shareholders) and until their successors are duly elected or appointed and qualified, or until their death, resignation or removal. Each of the persons nominated to hold office as provided below is currently a member of the Board of Directors.

     Unless authority to vote in the election of Directors is withheld, it is the intention of the persons named in the proxy to nominate and vote for the five persons named in the table below, each of whom has consented to serve if elected. If any of the nominees becomes unavailable for election as a Director, which event is not expected to occur, the proxies will be voted for such substitute as shall be designated by the NEG Board of Directors. In contemplating the enclosed proxy card, if a shareholder desires to withhold authority to vote for any of the director nominees, such shareholder should mark the WITHHOLD AUTHORITY box and line through such nominee(s) name in Item 2 on the proxy card.

     Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     There are no family relationships between or among any of the Directors of NEG.

NOMINEES FOR ELECTION AT THE NEG MEETING

                  NAME                    AGE         PRESENT POSITION WITH NEG(1)
- ----------------------------------------  ---     -------------------------------------
George B. McCullough....................  71      Chairman of the Board of Directors
Norman C. Miller........................  76      Director and Chairman of the
                                                  Executive Committee
Miles D. Bender.........................  59      President, Chief Executive Officer,
                                                  Treasurer and Director
Robert H. Kite..........................  41      Director
George N. McDonald......................  62      Director

- ---------------

(1) Messrs. McCullough, Miller, Bender, Kite, and McDonald have been Directors of NEG since December 17, 1990.

     For certain biographical information regarding the directors of NEG and information regarding committees of the Board of Directors and director compensation, see "Management -- NEG."

APPOINTMENTS OF NEG SERIES B PREFERRED AND NEG SERIES C PREFERRED DIRECTORS

     Pursuant to the terms of the NEG Series B Preferred and NEG Series C Preferred, the holders of a majority of the outstanding shares of NEG Series B Preferred and NEG Series C Preferred, respectively, each have the right to appoint one member to NEG's Board of Directors at all times, and to collectively appoint one-third of the members of NEG's Board of Directors if NEG fails to make four dividend payments or if NEG makes four dividend payments on the NEG Series B Preferred or NEG Series C Preferred in shares of NEG Series B Preferred or NEG Series C Preferred, as the case may be (as opposed to cash dividends). Effective immediately following the election of five members of the Board of Directors at the NEG Meeting, a majority of the holders of the NEG Series B Preferred will appoint Robert V. Sinnott as the director of NEG representing the NEG Series B Preferred and a majority of the holders of the NEG Series C Preferred will appoint Elwood W. Schafer as a director of NEG representing the NEG Series C Preferred. For certain biographical information regarding Messrs. Sinnott and Schafer, See "Management -- NEG."

INCREASE IN SIZE OF NEG BOARD, APPOINTMENT OF THREE DIRECTORS BY ALEXANDER AND APPOINTMENT OF ONE DIRECTOR BY HOLDERS OF THE NEG SERIES D PREFERRED

     In accordance with the Merger Agreement, immediately after the Effective Time of the Merger, the NEG Board of Directors will increase the size of the Board from seven to eleven directors and appoint Bob G. Alexander, Jim L. David and Robert A. West to fill three of the vacancies created by such action. For certain biographical information regarding Messrs. Alexander, David and West, see "Management -- Alexander -- Directors and Executive Officers."

     Immediately after completion of the NEG Equity Private Placement, the holders of the NEG Series D Preferred will appoint one member to the NEG Board of Directors. High River has indicated that it intends to appoint Robert J. Mitchell to fill such position. See "Management -- NEG -- Directors and Executive Officers" for certain biographical information regarding Mr. Mitchell.

              NEG CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL


     The NEG Board of Directors has unanimously (with Messrs. Sinnott and Schafer abstaining with respect to the amendments to the NEG Certificate of Incorporation prohibiting redemption of the NEG Series B Preferred and NEG Series C Preferred until June 14, 1999) approved and recommended to its shareholders amendments to its Certificate of Incorporation eliminating the authorization of Class B Common Stock, of which no shares are issued or outstanding, changing the name of Class A Common Stock to "Common Stock," increasing the number of shares of Common Stock which NEG has the authority to issue from 50 million to 100 million shares, clarifying the powers of the Board of Directors to issue NEG Preferred Stock without Shareholder approval and amending the Certificates of Designation relating to the NEG Series B Preferred and the NEG Series C Preferred by extending from June 14, 1997 to June 14, 1999, the period during which NEG may not redeem the NEG Series B Preferred and the NEG Series C Preferred. The NEG Certificate of Incorporation Amendment Proposal will become effective upon the filing of a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware, which is expected to occur immediately after the NEG Meeting but before the Effective Time of the Merger. Upon the effectiveness of the proposed amendments, the following revisions will be made to the NEG Certificate of
Incorporation:



     1. Article Fourth of NEG's Certificate of Incorporation will be amended to read in its entirety as follows:



          "The total number of shares of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of 100,000,000 shares of Common Stock, $.01 par value per share, and 1,000,000 shares of Preferred Stock, $1.00 par value per share issuable in series.



          The Board of Directors of the Corporation is expressly authorized to cause the Preferred Stock to be issued from time to time, in one or more series, and in connection with each such series to determine and fix by the resolution or resolutions providing for the creation and issuance of such shares of Preferred Stock the number and designation thereof, the powers (including without limitation any type of voting powers -- special, no or otherwise), designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, to the full extent permitted by the General Corporation Law of Delaware. The Certificate of Designations of National Energy Group, Inc. of 10% Cumulative Convertible Preferred Stock, Series B and the Certificate of Designations of National Energy Group, Inc. of 10 1/2% Cumulative Convertible Preferred Stock, Series C, filed with the Delaware Secretary of State on June 2, 1994 and June 14, 1995, respectively, are each incorporated herein by reference."



     2. The first paragraph of Section 2(vi), Redemption Rights, of the Certificate of Designation of 10% Cumulative Convertible Preferred Stock, Series B will be amended to read in its entirety as follows:


          "(vi) Redemption Rights. The Series B may not be redeemed before June 14, 1999. Thereafter, the Company, at the option of the Board of Directors, may redeem, in cash, the whole or any part of the shares of Series B at the time outstanding, upon notice given as hereinafter specified, at the following redemption prices: from June 14, 1999, to June 14, 2000, $110 per share of Series B and, thereafter, $100 per share of Series B, together with all accrued and unpaid dividends to the redemption date."



     3. The first paragraph of Section 2(vi), Redemption Rights, of the Certificate of Designation of 10 1/2% Cumulative Convertible Preferred Stock, Series C will be amended to read in its entirety as follows:



          "(vi) Redemption Rights. The Series C may not be redeemed before June 14, 1999. Thereafter, the Company, at the option of the Board of Directors, may redeem, in cash, the whole or any part of the shares of Series C at the time outstanding, upon notice given as hereinafter specified, at the following redemption prices: from June 14, 1999, to June 14, 2000, $110 per share of Series C and, thereafter, $100 per share of Series C, together with all accrued and unpaid dividends to the redemption date. No shares of Series B shall be redeemed by the Company unless and until all outstanding shares of Series C have been redeemed by the Company."


     4. All references in the Certificate of Incorporation of NEG to "Class A Common Stock," including references in the Certificates of Designations for the NEG Series B Preferred and NEG Series C Preferred, will be deemed to be references to the "Common Stock."

     After the Merger, approximately 49.5 million of the 50.0 million authorized shares of NEG Common Stock will be outstanding or reserved for issuance. Management of NEG believes that it is important for NEG to have a sufficient reserve of shares of NEG Common Stock available for the future needs of NEG, and that less than 500,000 shares is not sufficient. Increasing the number of authorized shares of NEG Common Stock will facilitate the acquisition of other companies and properties and make shares available for other corporate purposes, including any future issuances of NEG Common Stock in public or private financings, payment of stock dividends, or upon subdivision of outstanding shares through stock splits, or upon conversion of or exercise of any convertible securities, options, warrants or rights which may hereafter be issued in one or more of such acquisitions. At this time, except as otherwise described in this Proxy Statement, there are no agreements, arrangements, commitments, or understandings with respect to the issuance of additional shares of NEG Common Stock or NEG Preferred Stock involving acquisitions of companies or properties, although part of NEG's strategic plan is to acquire additional reserves and NEG periodically engages in discussions with third parties about the acquisition of oil and gas properties or companies and such discussions may involve discussions about the issuance of NEG Common Stock. Except as discussed in this Proxy Statement, there is no present intent to issue shares in public or private offerings, stock dividends, stock splits, options, warrants, or any other issuances involving the NEG Common Stock or NEG Preferred Stock. Having additional authorized shares of NEG Common Stock available for issuance in the future will give NEG greater flexibility and may result in future acquisitions or issuances of NEG Common Stock being effected without shareholder approval by means of a special meeting. Issuance of such shares, however, could dilute existing shareholders.

     Under certain circumstances, the shares available for additional issuance could be used to create voting impediments and make it more difficult for persons seeking to effect a merger or otherwise gain control of NEG. Such action could have an adverse impact on the market price and liquidity of the NEG Common Stock. Also, any of such additional shares of NEG Common Stock could be privately placed with purchasers who might side with management of NEG in opposing a tender offer by a third party. The NEG Certificate of Incorporation Amendment Proposal, however, is not being sought in order to delay any attempt to acquire control of NEG, and NEG is not aware of any such attempt.


     Since the formation of NEG, the NEG Certificate of Incorporation has granted to the NEG Board of Directors the authority to issue "blank check" preferred stock. The term "blank check" preferred stock refers to preferred stock where the designations, preferences, conversion rights, cumulative, relative, participation, optional or other rights are determined by the board of directors without shareholder approval. Since Article Fourth was otherwise being amended (to eliminate authorization of the Class B Common Stock, to change the name of the Class A Common Stock to "Common Stock" and to increase the number of authorized shares of NEG Common Stock from 50 million to 100 million), a determination was made to clarify the NEG Board of Directors' powers with respect to its authority to issue "blank check" preferred stock. The current

Certificate of Incorporation states that the Board of Directors has the right to set forth the relative rights and preferences of series of NEG Preferred Stock to the extent permitted by the DGCL. The amendments to "blank check" preferred stock authority contained in Article Fourth enumerate in greater detail what powers the Board of Directors has and specifies that the NEG Board of Directors is authorized to fix the powers (including without limitation any type of voting powers -- special, no or otherwise), designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, to the full extent permitted by the DGCL. This language makes it expressly clear that among the powers that the NEG Board of Directors has with respect to "blank check" preferred stock is the power to grant special voting powers, such as those to be granted to the holders of the NEG Series D Preferred.


     As a result of the amendments to the Certificate of Designations of the rights and preferences of the NEG Series B Preferred and the NEG Series C Preferred, dividends at a rate of 10% and 10 1/2% per annum, respectively, or $525,000 and $420,000 per year, respectively, will continue to accrue and be payable to holders of such NEG Preferred Stock. Such holders are KAIM affiliates. The Kayne Anderson Investors in the NEG Equity Private Placement are also KAIM affiliates. See "The Merger Proposals -- Interests of Certain Persons in the Merger."

     The approval of the NEG Certificate of Incorporation Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of (i) NEG Common Stock, (ii) NEG Series B Preferred voting separately as a class and (iii) NEG Series C Preferred voting separately as a class.

     The Board of Directors (with Messrs. Sinnott and Schafer abstaining with respect to the amendments to the Certificate of Incorporation prohibiting redemption of the NEG Series B Preferred and NEG Series C Preferred until June 14, 1999) recommends a vote FOR approval of the NEG Certificate of Incorporation Amendment Proposal.

                       NEG AUDITOR RATIFICATION PROPOSAL

     Ernst & Young LLP is being recommended to shareholders for ratification as NEG's independent public auditors for the current fiscal year ended December 31, 1996. Ernst & Young LLP was NEG's independent public accounting firm for the fiscal year ended December 31, 1995.

     Representatives of Ernst & Young LLP are expected to be (i) present at the NEG Meeting, (ii) have the opportunity to make a statement if they so desire and
(iii) be available to respond to appropriate questions at the NEG Meeting.

     The approval of the NEG Auditor Ratification Proposal requires the affirmative vote of the holders of a majority of the shares of NEG Common Stock present, or represented by proxy, at the NEG Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE NEG AUDITOR RATIFICATION PROPOSAL.

                            BUSINESS AND PROPERTIES

                                      NEG

GENERAL

     NEG was incorporated under the laws of the State of Delaware on November 20, 1990. Effective June 11, 1991, Big Piney Oil and Gas Company ("Big Piney") and VP Oil, Inc. ("VP") merged with and into NEG. NEG's administrative offices are located at 4925 Greenville Ave., Ste. 1400, Dallas, Texas 75206, and its telephone number is (214) 692-9211.

     NEG is engaged in oil and natural gas exploration, production and development, and as of March 31, 1996 owns an interest in 221 producing properties, of which 157 are operated by NEG. NEG's principal properties include an approximate 95% working interest in the GAU located in Ector County, Texas, producing oil and gas properties in Oak Hill Field located in Rusk County, Texas, and the Mustang Island area located in offshore Nueces County, Texas ("Mustang Island"). NEG does not refine or otherwise process any of its products. NEG primarily sells its oil at the lease to various oil companies and sells its natural gas to gas companies through pipelines located near its gas producing properties.

     At December 31, 1995, NEG's proved reserves, as estimated by Netherland & Sewell, were estimated to be 9,065,928 Boe, consisting of 3,921,076 barrels of oil and 30,869,112 Mcf of natural gas. Also, at December 31, 1995, PV10% of NEG's proved reserves was $36,278,600, with approximately 49.6% attributable to the GAU, 31.9% attributable to Oak Hill and 7.2% attributable to Mustang Island. At the same date, the Standardized Measure was $32,127,101, as estimated by NEG.

BUSINESS STRATEGY

     Management intends to pursue various strategies for increasing NEG's oil and gas reserves and production, obtaining higher prices for its production and reducing its costs of production. The strategies for increasing reserves and production include additional development of the GAU, Oak Hill and Mustang Island and certain other properties, the enhancement and exploitation of NEG's other existing properties, acquisitions of producing oil and gas properties, and acquisitions of companies with oil and gas production and exploratory drilling. NEG anticipates funding additional development of the GAU, Oak Hill, Mustang Island and certain other properties primarily from advances under the NEG Existing Facility. Acquisitions may be funded through borrowings under the NEG Existing Facility, the issuance of new debt and/or equity securities, currently available cash and/or internally generated funds. However, there can be no assurances that such sources of funds will actually be available to fund future acquisitions. Also, in January 1996, NEG entered into an agreement with Sandefer Oil and Gas, Inc., a Texas corporation ("SOG"), whereby SOG generates prospects in Louisiana, Texas and Mississippi for NEG's review and participates with NEG in the evaluation of such prospects. If the prospects are deemed favorable and NEG acquires an interest, SOG participates in the acquisition of oil and gas interests therein.

     In an effort to reduce the effects of the volatility of the price of gas on NEG's operations, NEG began hedging crude oil and natural gas prices through the use of commodity price and basis swap agreements. The use of these agreements allows NEG to fix the price to be received for specified volumes of products to the commodity swap price less the basis swap price. NEG does not hold or issue financial instruments for trading purposes.

     During 1995 and the first two quarters of 1996, NEG expanded its areas of concentration to include offshore oil and gas properties and exploratory drilling. In particular, NEG has recently purchased interests in eight wells and three leases in Mustang Island. In early April 1996 NEG won exploration rights on 16 offshore tracts (covering 7,765 acres) in the Mustang Island area through bids with the State of Texas. NEG now has 13,815 total exploration and production acres in the Mustang Island area. NEG expects to engage in development and exploratory drilling in Mustang Island. In addition, during 1996, NEG has participated in the drilling of five exploratory wells in Texas and Louisiana, three of which were dry and the fourth resulted in a junked hole after logging a productive interval, which will be redrilled during 1996. The fifth well, the Schwing #1 at East Bayou Sorrell in Iberville Parish, Louisiana showed successful production test results. The Schwing #1 flowed at a sustained rate of 1,026 barrels of oil per day and 980 Mcf per day. NEG has an approximate 17% working interest in the Schwing #1 and will operate the well after the drilling and completion phases are completed. NEG expects offshore and exploratory prospects to become a more important part of its business in the future.


     NEG entered into a letter of intent in June 1996 to purchase 100% of the interests in properties located in Lafourche Parish, Louisiana for $8.25 million payable in shares of NEG Common Stock based upon the average closing price per share during the ten trading days prior to closing, but not to exceed $3.25 per share. Although the parties continue to discuss the possibility of entering into a definitive agreement with respect to the transaction, the letter of intent has expired and NEG has no contractual obligation to complete the transaction. Completion of any acquisition also is contingent upon other factors beyond the control of NEG. A third party owns 50% of the interest in the properties. The acquisition of the fifty percent interest owned by the seller is dependent upon NEG either obtaining the remaining fifty percent of the interest which is owned by such third party or obtaining operatorship of any wells on the property. In addition, execution of the definitive agreement and closing of any transaction contemplated by a definitive agreement will be subject to a number of other conditions, including the completion of a due diligence review, which investigation has not yet commenced. While the letter of intent sets forth a $8.25 million purchase price for the properties, that price is for 100% of the properties. The seller that executed the letter of intent owns only fifty percent of the properties and the letter of intent specifies that the purchase price is to be reduced proportionately to the seller's interest, or to $4.125 million.


     Periodically, management of NEG will review NEG's properties and attempt to dispose of its lower value and marginal properties. In July 1996, NEG sold 33 oil and gas properties of which three were operated. The proceeds from this sale were less than $100,000. As a result of this sale, as of July 19, 1996, NEG owns an interest in 188 producing properties, of which 154 are operated by NEG. In the event that major changes occur in hydrocarbon pricing or any other unforeseen event occurs, or if NEG's financial condition changes materially, management of NEG will reevaluate its business strategy.

OIL AND NATURAL GAS RESERVES

     The estimated reserves and related future net revenues are based on reports prepared by the following independent petroleum engineers: Netherland & Sewell for the year ended December 31, 1995, and by other independent petroleum engineers for the years ended December 31, 1994 and 1993. All such reserves are located in the United States. These reserve reports have been prepared using constant prices and costs in accordance with the guidelines of the SEC. All of NEG's oil and gas reserves are pledged to Bank One Texas, N.A. pursuant to the NEG Existing Facility and will also be pledged pursuant to the NEG New Credit Facility.

     NEG has not filed any estimates of proved oil and gas reserves with any federal authority or agency other than with the SEC.

     The net weighted average prices used in NEG's reserve reports at December 31, 1995, 1994 and 1993 were $18.71, $16.59 and $13.03 Bbl, respectively and
$1.91, $1.62 and $1.86 per Mcf of natural gas, respectively.

     The following table sets forth certain information on NEG's total proved oil and gas reserves and the PV10% of estimated future net revenues from such reserves, at December 31, 1995, as prepared by Netherland & Sewell. Also presented is the Standardized Measure of NEG's total proved oil and gas reserves:

                             TOTAL PROVED RESERVES

                                                                DECEMBER 31, 1995
                                                     ----------------------------------------
                                                        OIL           GAS
                                                      (BBLS)         (MCF)           PV10%
                                                     ---------     ----------     -----------
    Proved developed reserves......................  1,632,404     13,304,031     $21,338,900
    Proved undeveloped reserves....................  2,288,672     17,565,081      14,939,700
                                                     ---------     ----------     -----------
              Total proved reserves................  3,921,076     30,869,112     $36,278,600
                                                     =========     ==========     ===========
    Standardized Measure...........................                               $32,127,101
                                                                                  ===========

PRINCIPAL AREAS OF OPERATIONS

     The following table sets forth for NEG's principal areas of operation NEG's proved oil and gas reserves and PV10% of the estimated future net revenues from such reserves at December 31, 1995:

                          LOCATIONS OF PROVED RESERVES

                                               OIL AND       NATURAL                      % OF
                                              CONDENSATE       GAS                       TOTAL
                     FIELDS                     (BBLS)        (MCF)          PV10%       PV10%
    ----------------------------------------  ----------    ----------    -----------    ------
    ONSHORE:
      Goldsmith Adobe Unit..................   3,613,605     3,318,754    $17,978,200     49.6%
      Oak Hill..............................      43,306    19,795,956     11,579,800     31.9%
      Bishop................................      10,626       756,012        861,800      2.4%
      Malaga................................         906       897,331        797,400      2.2%
      Other Onshore.........................     132,987     2,491,056      2,446,600      6.7%
                                              ----------    ----------    -----------    ------
              Total Onshore.................   3,801,430    27,259,109     33,663,800     92.8%
                                              ----------    ----------    -----------    ------
    OFFSHORE:
    Mustang Island..........................     119,646     3,610,003      2,614,800      7.2%
                                              ----------    ----------    -----------    ------
              TOTAL.........................   3,921,076    30,869,112    $36,278,600    100.0%
                                              ==========    ==========    ===========    ======

     The GAU, NEG's largest single property, is operated by NEG and consists of 96 producing wells. Due to acquisitions in 1993 and 1994 NEG now holds approximately a 95% working interest in the GAU. During 1995, the GAU produced $4,568,146 in oil and gas sales, or 58.1% of NEG's total oil and gas sales. For the first quarter of 1996, the GAU produced $1,654,485 in oil and gas sales, or 43.6% of NEG's total oil and gas sales. The GAU is a 7,880 acre unit which was originally drilled on 40 acre spacing. Previous operators drilled several wells on 20 acre spacing and based on the results of this drilling and 20 acre development on adjoining leases, NEG began a drilling program in July, 1994 to develop the unit on 20 acre spacing. NEG drilled 28 wells during 1994 and 1995 and during 1996 continues to drill wells at the rate of two per month. Gross production has stabilized at over 40,000 Bbls and over 42,000 Mcf of natural gas per month. Prior to the commencement of drilling, the GAU had approximately 150 infill locations if the lease were fully developed on 20 acre spacing. Data gained from the drilling and coring of new wells suggest that the reservoir has significant secondary recovery potential from a waterflood.

     Oak Hill consists of nine productive wells and is operated by NEG. NEG owns approximately a 99% working interest in Oak Hill. From June to December 1995, Oak Hill produced $1,062,138 in oil and gas sales, or 13.5% of NEG's total oil and gas sales, and for the first quarter of 1996, Oak Hill produced $1,164,455 in oil and gas sales, or 30.7% of NEG's total oil and gas sales. NEG has initiated a major development program for Oak Hill involving workovers, recompletion and/or completion of existing wells and additional development drilling. NEG has performed three workovers and one completion and has drilled one development well, and expects to drill eight more development wells during 1996. Gross daily production is 7,500 Mcf per day.

     Mustang Island consists of a 100% interest in one producing well and 770 acres of leases, an approximate 72% working interest in five additional wells and 1,440 acres of leases, a 100% interest in approximately 10 miles of pipeline and a shore tank facility, and a 50% interest in three wells and 3,840 acres of leases. In April 1996 NEG purchased from the State of Texas 16 tracts totaling 7,765 acres in the Mustang Island area. The total acreage controlled by NEG at Mustang Island is now 13,815 gross acres.

OIL AND GAS PRODUCTION

     The following table shows the approximate net production attributable to NEG's oil and gas interests for the periods indicated:

                             OIL AND GAS PRODUCTION

                                                                             THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,            MARCH 31,
                                          -------------------------------    ------------------
                                           1993       1994        1995        1995       1996
                                          -------    -------    ---------    -------    -------
    Oil (Bbls)..........................   48,819    115,642      283,440     41,284    110,541
    Gas (Mcf)...........................  483,241    620,843    1,752,990    174,152    833,490

PRODUCTIVE WELL SUMMARY

     NEG's production of oil and gas is primarily derived from wells located in Texas, Oklahoma and New Mexico. The following table sets forth NEG's interests in productive wells, by state, as of March 31, 1996:

                                PRODUCTIVE WELLS

                                               OIL                  GAS                TOTAL
                                         ----------------     ---------------     ----------------
                                         GROSS      NET       GROSS      NET      GROSS      NET
                                         -----     ------     -----     -----     -----     ------
    Texas..............................   117      104.99       23      12.58      140      117.57
    Oklahoma...........................    12        4.18       39      13.24       51       17.42
    New Mexico.........................     9        2.18        9       3.56       18        5.70
    Wyoming............................    --          --        9       2.33        9        2.33
    Other..............................     3         .17       --         --        3         .17
                                                                --
                                          ---      ------               -----      ---      ------
              Total....................   141      111.52       80      31.67      221      143.19
                                          ===      ======       ==      =====      ===      ======

PRODUCTION ECONOMICS

     The following table sets forth the average sales price per barrel of oil and Mcf of natural gas produced, the average lease operating expenses and depletion, depreciation and amortization rates attributable to NEG's oil and gas production for the periods indicated. For purposes of calculating production cost per equivalent barrel of oil, Mcfs of gas have been converted to barrels of oil at a ratio of six Mcf of gas for each barrel of oil.

                              PRODUCTION ECONOMICS

                                                                                THREE MONTHS
                                                                                    ENDED
                                                    YEAR ENDED DECEMBER 31,       MARCH 31,
                                                    ------------------------   ---------------
                                                     1993     1994     1995     1995     1996
                                                    ------   ------   ------   ------   ------
    Average Sales Price(1)
      Oil (Bbl)...................................  $16.46   $16.01   $17.22   $17.22   $18.73
      Gas (Mcf)...................................  $ 2.07   $ 2.11   $ 1.70   $ 2.19   $ 2.07
    Average Lease Operating Expense
      Per Boe.....................................  $ 4.45   $ 5.51   $ 3.01   $ 4.22   $ 2.43
    Depletion, Depreciation and Amortization
      Per Boe.....................................  $ 4.08   $ 4.20   $ 5.29   $ 4.74   $ 6.62

- ---------------

(1) Prices shown are before deduction of production taxes.

ACREAGE

     The following table shows the approximate gross and net acres in which NEG had a leasehold interest as of March 31, 1996:

                               LEASEHOLD ACREAGE

                                                            DEVELOPED           UNDEVELOPED
                                                        -----------------     ---------------
                                                        GROSS       NET       GROSS      NET
                                                        ------     ------     -----     -----
    Texas.............................................  17,597     13,332     2,402     1,108
    Oklahoma..........................................  14,074      4,181        --        --
    New Mexico........................................   3,414      1,290        --        --
    Wyoming...........................................   1,800        429     1,400       200
    Other.............................................     960         52       320        80
                                                        ------     ------     -----     -----
              Total...................................  37,925     19,284     4,122     1,388
                                                        ======     ======     =====     =====

     In addition, in April 1996 NEG purchased 16 tracts totalling 7,765 acres in the Mustang Island area.

     Substantially all of NEG's producing oil and gas properties are located on leases held by NEG for an indeterminate number of years for so long as production is maintained. All of NEG's non-producing acreage is held under leases from mineral owners or a government entity which expire at varying dates. NEG is obligated to pay annual delay rentals to the lessors of certain properties in order to prevent the leases from terminating. Because substantially all of NEG's undeveloped acreage is held by production, annual delay rentals for fiscal 1995 and the first quarter of 1996 were nominal.

DRILLING ACTIVITY

     The following table sets forth the drilling results of NEG for the periods indicated:

                                DRILLING RESULTS


                                               YEAR ENDED DECEMBER 31,                THREE MONTHS
                                        --------------------------------------            ENDED
                                             1994                   1995             MARCH 31, 1996
                                        ---------------       ----------------       ---------------
                          PRODUCT       GROSS       NET       GROSS       NET        GROSS       NET
                          -------       -----       ---       -----       ----       -----       ---
    Exploratory
    Louisiana                Dry           1        .5           1          .4          1        .2
    Texas                    Dry           1        .5           1          .4          2        .7
                                           -                    --                      -
                                                    ---                   ----                   ---
              Total                        2        1.0          2          .8          3        .9
                                           =        ===         ==        ====          =        ===
    Development
    Texas                    Oil           6        5.6         22        20.2          6        5.7
    Texas                    Gas           3        .8           2          .5          1        1.0
    Wyoming                  Dry          --        --           1          .6         --        --
                                           -                    --                      -
                                                    ---                   ----                   ---
              Total                        9        6.4         25        21.3          7        6.7
                                           =        ===         ==        ====          =        ===

     NEG did not drill any development or exploratory wells during 1993. The oil developmental wells drilled in Texas during 1996, 1995 and 1994 represent wells drilled on the GAU and are the primary cause of the increase in production. See "-- NEG -- Business Strategy" above for recent drilling activities.

TITLE TO OIL AND GAS PROPERTIES

     NEG has acquired interests in producing and nonproducing acreage in the form of working interests, royalty interests and overriding royalty interests. To reduce NEG's financial exposure in any one prospect, NEG often acquires less than 100% of the working interest in a prospect. Working interests held by NEG may, from time to time, become subject to minor liens. Furthermore, updated title opinions may not be received prior to the acquisition of a producing oil and gas property. It is contemplated, however, that investigations will be made in accordance with standard practices in the industry before the acquisition of such properties and before drilling.

PRODUCTION AND SALES PRICES

     NEG's production of oil and gas is derived solely from the United States. NEG is not obligated to provide a fixed and determinable quantity of oil and/or gas in the future under existing contracts or agreements. NEG does not plan to refine or process the oil and natural gas it produces, but plans to sell the production to unaffiliated oil and gas purchasing companies in the area in which it is produced. NEG expects to sell crude oil on a market price basis and to sell natural gas under contracts to both interstate and intrastate gas pipeline companies. NEG currently sells a significant portion of its oil pursuant to a contract with Plains Marketing and Transportation, Inc. ("Plains"). See
"-- Markets and Customers" below.

LEASE INTERESTS

     NEG generally acquires a leasehold interest in the properties to be explored. The leases grant the lessee the right to explore for and extract oil and gas from a specified area. Rentals usually consist of fixed annual charges prior to production and, once production has been established, a royalty based upon the gross proceeds from the sale of oil and gas. Once wells are drilled, a lease generally continues as long as production of oil and gas continues. In some cases, leases may be acquired in exchange for a commitment to drill or finance the drilling of a specified number of wells to predetermined depth.

CONTROL OVER PRODUCTION ACTIVITIES

     NEG operates 157 of the 221 wells in which it owns an interest as of March 31, 1996. The non-operated properties are being operated by unrelated third parties pursuant to operating agreements which are, for the most part, standard to the industry. Decisions about operations regarding non-operated properties may be determined by the outside operator rather than NEG. If NEG declines to participate in additional activities proposed by the outside operator, under certain operating agreements, NEG will not receive revenues from, and/or lose its interest in, the activity in which it declined to participate.

FACTORS BEYOND NEG'S CONTROL

     Although the demand for oil is steady, there are seasonal variations in the demand for natural gas; that is, demand typically decreases in warmer months. NEG's oil and gas business is also affected by factors which are beyond its control and the exact effects of which cannot be accurately predicted. These factors include war, the extent of domestic production, imports of crude oil, production by and agreements among OPEC members, the availability of adequate pipeline and other transportation facilities, the marketing of competitive fuel, government regulation of prices, production, transportation and marketing of energy, fluctuating supply and demand, and other matters affecting the availability of a ready market.

MARKETS AND CUSTOMERS

     The availability of a ready market for any oil and gas produced by NEG and the price obtained for such oil and gas depends upon numerous factors beyond its control, including the demand for and supply of oil and gas, fluctuations in production and seasonal demand, proximity of the wells to adequate transmission facilities, weather conditions, economic conditions, and the effects of state and federal governmental regulations on the import, production, transportation and sale of oil and gas. The occurrence of any factor which affects a ready market for NEG's oil and gas or reduces the price obtained for such oil and gas may adversely affect NEG.

     A large percentage of NEG's oil and gas sales are made to a small number of purchasers. During the year ended December 31, 1995, two customers, Plains and Energy Source, Inc., accounted for 59% and 11%, respectively, of NEG's oil and gas sales. During the quarter ended March 31, 1996, Plains and Energy Source, Inc. accounted for 58.9% and 21.9%, respectively, of NEG's oil and gas sales. Since that time ComStock National Gas Inc. has accounted for approximately 25% of NEG's oil and gas sales. NEG, in 1993, entered into agreements with Plains, pursuant to which Plains purchases the oil produced from the major oil-producing properties that NEG operates at West Texas Intermediate posted prices plus a small premium. Such agreements with Plains expire mid 1997. NEG does not believe that the loss of any customer would have a material and adverse effect on its business because, under prevailing market conditions, such customer could be replaced.

OFFICE SPACE AND OTHER

     NEG leases approximately 11,934 square feet of office space in Dallas, Texas. Minimum lease payments under future operating lease commitments are as follows: 1996 -- $160,522; 1997 -- $172,326 and 1998 -- $58,749. Other than oil and gas properties and securities of oil and gas companies, NEG does not intend to invest in real estate, real estate mortgages or securities of, or interests in, persons primarily engaged in real estate activities for the foreseeable future.

REGULATION

  General

     NEG's oil and gas exploration, production and related operations are subject to extensive rules and regulations promulgated by federal and state agencies. Failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and gas industry increases NEG's cost of doing business and affects its profitability. Because such rules and regulations are frequently amended or interpreted, NEG is unable to predict the future cost or impact of complying with such laws.

  Exploration and Production

     Many state authorities require permits for drilling operations, drilling bonds and reports concerning operations and impose other requirements relating to the exploration and production of oil and gas. Such states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of the federal authorities, as well as many state authorities, limit the rates at which oil and gas can be produced from NEG's properties.

  Environmental and Occupational

     NEG is subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of various substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas and impose substantial liabilities for pollution resulting from operations. Moreover, the recent trend toward stricter standards in environmental legislation and regulation is likely to continue. For instance, legislation has been proposed in Congress from time to time that would reclassify certain oil and gas production wastes as "hazardous wastes", which reclassification would make such wastes subject to much more stringent handling, disposal and clean-up requirements. If such legislation were to be enacted, it could have a significant impact on the operating costs of NEG, as well as the oil and gas industry in general. It is not anticipated that NEG will be required in the near future to expend amounts that are material in relation to its total capital expenditure program by reason of environmental laws and regulations, but because such laws and regulations are frequently changed, NEG is unable to predict the ultimate cost and effects of such compliance.

     The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), also known as the "Superfund" law, imposes liability, without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of the hazardous substances and under CERCLA such persons or companies would be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substance released into the environment.

     NEG is also subject to laws and regulations concerning occupational safety and health. While it is not anticipated that NEG will be required in the near future to expend amounts that are material in the aggregate to NEG's overall operations by reason of occupational safety and health laws and regulations, NEG is unable to predict the ultimate cost of compliance.

  Marketing and Transportation

     The Natural Gas Wellhead Decontrol Act of 1989 eliminated, effective January 1, 1993, most price controls set out in the Natural Gas Policy Act of 1978 ("NGPA"). Neither law has a material impact on the prices received by NEG for its natural gas. The sale of oil and gas is not currently subject to governmental price controls.

     Several major regulatory changes have been implemented by the Federal Energy Regulatory Commission ("FERC") from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry that remain subject to the FERC's jurisdiction. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the gas industry. The ultimate impact of the complex and overlapping rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions.

OPERATIONAL HAZARDS AND INSURANCE

     NEG's operations are subject to all of the risks inherent in oil and gas exploration, drilling and production, including blowouts, extreme weather conditions, pollution, cratering and fires. Any of these occurrences could result in damage to or destruction of oil and gas wells or production facilities or harm to persons and property. NEG believes it is insured prudently against certain of these risks. Ultimate limits provided under NEG's insurance policies are $15.0 million. In addition, NEG maintains operator's extra expense coverage that provides for care, custody and control of wells drilled by NEG. The occurrence of an event not fully insured against may have a material and adverse effect on NEG's financial position. NEG believes that it operates in compliance with government regulations and in accordance with safety standards which meet or exceed industry standards.

COMPETITION

     The oil and gas industry is intensely competitive in all of its phases, particularly with respect to the acquisition of desirable producing oil and gas leases and oil and gas companies with production. NEG, which is a minor competitive factor in the industry, encounters strong competition from major oil companies, independent oil and gas concerns, and individual producers and operators, many of which have financial resources, staffs, facilities and experience substantially greater than those of NEG. Furthermore, in times of high drilling activity, exploration for and production of oil and gas may be affected by the availability of equipment, labor, supplies and by competition for drilling rigs. NEG cannot predict the effect these factors will have on its operations. NEG owns no drilling rigs, and it is anticipated that its drilling will be conducted by third parties. Furthermore, the oil and gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

EMPLOYEES

     At July 19, 1996, NEG had 19 employees, all but one of whom were full-time. Of the 19 employees, four are field related personnel. NEG does not have any collective bargaining agreements with employees and believes that relations with its employees are generally good.

LEGAL PROCEEDINGS

     On August 30, 1995, NEG filed a lawsuit against R.E. Steakley in which NEG seeks to enjoin Mr. Steakley from interfering with its operations on the surface property controlled by Mr. Steakley. The lawsuit alleges that Mr. Steakley is interfering with NEG's access to its operations and is also harassing NEG's personnel.

     On August 31, 1995, in a matter involving the same property described above, R.E. Steakley and N.M. Steakley filed a lawsuit in the District Court of Harris County, Texas against Amoco Production Company, Phillips Petroleum Company, NEG and others. The lawsuit alleges certain environmental claims and related tortious and contractual claims. The plaintiffs seek unspecified damages which include remediation and various tortious and contractual damages.

     NEG believes that it is operating in compliance with applicable environmental laws and regulations and believes, based on advice from legal counsel, that the ultimate resolution of the lawsuit will not have a material effect on NEG's financial condition or results of operations.

                                   ALEXANDER

GENERAL

     Alexander, an independent energy company engaged in the acquisition, exploration, development, production and marketing of natural gas and crude oil, was organized as an Oklahoma corporation in 1980 by a group of executive, professional and technical personnel who had previously been employees of Reserve Oil and Gas Company prior to its acquisition by Getty Petroleum. Alexander was initially organized to provide technical and operating services to another independent oil and natural gas company, but it commenced independent operations after its initial public offering in 1981. Beginning in 1985, Alexander participated in two drilling partnerships with John Hancock Mutual Life Insurance Company and Midwest Capital Group, Inc., a wholly-owned subsidiary of an Iowa-based public utility holding company. These partnerships invested over $37.6 million to acquire and develop properties, drilling a total of 176 wells. The partnerships were dissolved prior to June 15, 1996. See "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Existing Long-term Debt." In March 1993, Alexander completed a second offering of its common stock. Proceeds of such offering, along with Alexander's cash flow and a bank credit facility, were used to finance its drilling, exploitation and acquisition program. Since completion of the 1993 offering of common stock, Alexander has drilled 64 wells, with an average working interest of 38%, resulting in 53 completions for a successful completion rate of 83%. Unless the context otherwise requires, all information herein has been restated to give effect to Alexander's merger with ANEC in July 1994.

     In June 1995, Alexander merged ANEC, Bradmar and Edwards & Leach Oil Company, former subsidiaries, into itself. The merger was accomplished in order to attain accounting and other efficiencies. After giving effect to this merger, none of Alexander's remaining subsidiaries, individually or in the aggregate, has significant assets, indebtedness, revenues or cash flow.

     Alexander's properties are located primarily in the Anadarko Basin in Oklahoma, the Cotton Valley Trend of eastern Texas and in the Arkoma Basin in eastern Oklahoma and western Arkansas. The remainder of Alexander's holdings and operations are located in the Austin Chalk Trend of central Texas, the Golden Trend of south central Oklahoma, and in Colorado, Kansas, Nebraska and Wyoming. Alexander's estimated proved reserves as of December 31, 1995 consisted of approximately 99 Bcf of natural gas and 2,308 Mbbls of crude oil with an aggregate PV10% of approximately $85 million based on average prices of $1.96 per Mcf and $18.40 per Bbl. Net daily production averaged 24,843 Mcf and 496 Bbls, or a total of 27,818 Mcfe in 1995, up 8% from 1994. Approximately 88% of Alexander's reserves are natural gas.

     In 1995, Alexander's proved reserves were estimated by Netherland & Sewell. Approximately 31 Bcfe was reclassified from proved undeveloped to probable and possible at December 31, 1995. Alexander believes this is the result of a more conservative application of engineering assumptions than used previously.

Additionally, in 1995 Alexander experienced approximately 11 Bcfe of additional downward reserve revisions. A significant portion of these revisions relates to certain undeveloped locations which Alexander now believes is being depleted through existing proved producing properties, previously thought to be accessible only through recompletions and/or additional development drilling. As a result of these reclassifications and reserve adjustments, approximately 66% of Alexander's proved reserves are classified as proved developed, an increase of 8% from 1994. See Note 14 of Notes to Consolidated Financial Statements of Alexander.

BUSINESS STRATEGY

     Since 1984, Alexander has increased its proved reserves, production and operating cash flow by executing its strategy of (i) acquiring mid-continent reserves that are predominantly natural gas and have significant development potential; (ii) increasing reserves and production by enhancing and exploiting its reserves through low risk development drilling and improved operating practices and recovery techniques including workovers, redrills, compression adjustments and renegotiating natural gas sales contracts; (iii) controlling operating costs and obtaining reimbursement for overhead expenses; and (iv) engaging in controlled exploratory drilling.

  Acquisitions

     In the past ten years, Alexander has made acquisitions directly or indirectly through limited partnerships formed with institutional partners. During this period, Alexander has completed six acquisitions of approximately
128.6 Bcfe of proved reserves with an aggregate cost of approximately $99.4 million or $0.77 per Mcfe. Two significant acquisitions in Alexander's core areas of operations were consummated in 1994.

     Alexander actively pursues property acquisitions. Since 1984, Alexander has continually evaluated potential acquisitions of producing and nonproducing properties, with an emphasis on producing properties with the following objectives: (i) established production histories, (ii) existing reserve estimates, (iii) potential opportunities to increase reserves through additional recovery or enhancement techniques, (iv) close proximity to Alexander's existing operations, (v) the possibility of reducing expenses associated with the properties, and (vi) control of operations. Alexander relies upon advanced technology, as well as its trained and experienced personnel, to determine whether a property meets Alexander's acquisition objectives.

     In July 1994, Alexander acquired ANEC in a transaction accounted for as a pooling of interests. The ANEC merger added approximately 400 gross wells, 200 of which are now operated by Alexander, and nearly doubled Alexander's reserves. The ANEC properties are concentrated in the central Oklahoma portion of the Anadarko Basin and in the Cotton Valley Trend in eastern Texas where ANEC experienced success drilling infill wells since 1985. Subsequent to the merger, Alexander conducted workovers on the Cotton Valley Trend properties.

     In November 1994, Alexander acquired 78 natural gas properties located in the Arkoma Basin in Oklahoma and Arkansas from JMC for total consideration of $18.2 million. The 78 properties, one-half of which are operated by Alexander, initially contributed an estimated 21.4 Bcf of natural gas to Alexander's reserves. The JMC properties reestablished Alexander in the Arkoma Basin, a significant area of development for Alexander in its early years, with a strong position of proved reserves, 26% of which remain to be developed. Planned exploitation efforts and expected development of PUDs are expected to add to the ultimate value of the acquisition.

     The acquisitions of ANEC and the JMC properties greatly increased Alexander's proved reserves, production and cash flow. As a result of these acquisitions, Alexander's proved reserves increased 38% from 81.7 Bcfe at December 31, 1993 to 112.9 Bcfe at December 31, 1995. The natural gas component of Alexander's reserves increased from 77% at December 31, 1993 to 88% at December 31, 1995. In addition, approximately 34% of Alexander's reserves are proved undeveloped, providing Alexander with an inventory of low risk development drilling opportunities. These transactions increased Alexander's production from 13.4 Mmcfe per day in 1993 to 27.8 Mmcfe per day in 1995.

     In addition to the acquisitions of ANEC and JMC properties, since its inception Alexander has increased its producing capabilities through the acquisitions of (i) Bradmar in 1992; (ii) producing oil and gas properties in Oklahoma in 1990 (the "MFS Properties"); (iii) leasehold interests in Oklahoma and Texas through a joint venture in 1990 (the "Zilkha Properties"); and (iv) oil and gas wells formerly owned by Brooks Hall Energy Corporation in 1984 (the "Brooks Hall Properties").

  Development of Acquisitions

     When evaluating possible acquisitions, Alexander's geologists and engineers analyze various means by which production may be increased or related operating expenses may be decreased. In addition, Alexander's personnel will attempt to identify the existence of any previously unreported proved undeveloped reserves. For example, Bradmar did not report proved undeveloped reserves with respect to its properties primarily because it lacked sufficient capital to identify and develop these reserves; accordingly, proved undeveloped reserves were not included in the estimated proved reserves identified at the time of execution of the Bradmar acquisition agreement. However, Alexander's familiarity with the areas in which Bradmar operated allowed Alexander to assume in its acquisition analysis that an unspecified quantity of proved undeveloped reserves existed.

  Drilling and Development Program

     Alexander's development program includes (i) identifying and drilling development prospects, (ii) drilling increased density locations, (iii) adding production equipment, and (iv) renegotiating natural gas contracts. The impact of these programs on Alexander's six major acquisitions completed since 1984 has been significant. Approximately 34% of Alexander's reserves were classified as proved undeveloped at December 31, 1995. At that date, Alexander had identified 80 proved undeveloped locations on its properties with estimated proved undeveloped reserves of 38.9 Bcfe, which will require approximately $21.7 million of capital costs to develop. Subject to further study and drilling results, Alexander believes that there are numerous potential drilling locations on Alexander's existing properties that should result in additional proved reserves.

     Alexander has tentatively budgeted approximately $13 million for its 1996 drilling and development program, substantially all of which relates to proved undeveloped locations. The actual capital expenditures will be subject to cash flow from operations, after required debt service, Alexander's ability to complete one or a combination of financing alternatives, and consummation of the Merger. Proceeds from the financing alternatives will have to be sufficient in amount to also retire Alexander's term note with a bank. See Note 4 of Notes to Consolidated Financial Statements of Alexander. As of March 1996, Alexander has commitments to drill $1.0 million of such properties. Subject to consummation of the Merger, any properties not drilled in 1996 may be deferred until future periods; however, if these properties are not drilled in 1996 and Alexander does not complete a significant acquisition, there is no assurance that Alexander will be successful in replacing reserves expected to be produced in 1996. See "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

  Controlled Exploration Opportunities

     Alexander conducts a controlled exploration program which is designed to provide exposure to selected higher risk, higher potential rate of return prospects. Alexander manages its exploration risks by limiting its exploration expenditures to approximately 5% to 15% of its overall capital budget and applying advanced technology to identifying prospects. Since completion of the 1993 public offering of common stock, Alexander has drilled four exploratory wells with one successful completion at an aggregate cost of $1.3 million. In addition, in May 1996, Alexander participated in an exploratory well at an estimated completion cost to Alexander of approximately $400,000, resulting in no commercial production quantities from the targeted payzone, however, several upper payzones are undergoing completion and testing.

  Operating and Administrative Expenses

     As of March 31, 1996, Alexander owns working interests in 552 wells, of which it operates 297 wells representing approximately 80% of PV10% as of March 31, 1996. By serving as operator, Alexander is able to maintain efficiencies in operations and obtain operator and management fees which offset the majority of its general and administrative expenses. Operator and management fees offset 69%, 65%, 77% and 84% of general and administrative expenses in 1993, 1994 and 1995, and for the first quarter ended March 31, 1996, respectively. Also, Alexander has pursued a strategy of selling marginal and non-strategic properties to reduce well operating expenses, both on an absolute and on a per-unit-of-production basis.

OIL AND NATURAL GAS RESERVES

     The following table sets forth estimated proved reserves, the estimated future net revenues therefrom and the present value thereof as of December 31, 1995. The proved reserves are based upon the Estimate of Reserves and Future Revenue to the Alexander Interest in Certain Oil and Gas Properties as of December 31, 1995 of Netherland & Sewell. The calculations used in preparation of such report were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC guidelines (as described in the notes below). These correspond with the method used in presenting the supplemental information on oil and gas operations in the Notes to the Consolidated Financial Statements of Alexander, except that income taxes otherwise attributable to such future net revenues have been disregarded in the presentation below. For supplemental disclosure of the estimated net quantities of oil and natural gas reserves, see Note 14 of Notes to Consolidated Financial Statements of Alexander.

                                                                 NATURAL
                                                     NATURAL       GAS          PRETAX
                                            OIL        GAS      EQUIVALENT    FUTURE NET
                                           (MBBL)    (MMCF)      (MMCFE)      REVENUE(1)     PV10%
                                           ------    -------    ----------    ----------    -------
                                                                                 (IN THOUSANDS)
    Proved Reserves......................  2,308      99,070      112,918      $142,983     $85,448
    Proved Developed Reserves............  1,216      66,698       73,993        97,630      61,374

- ---------------

(1) Estimated future net revenue represents estimated future gross revenues to be generated from the production of proved reserves, net of estimated production and future development costs, using costs and prices in effect as of December 31, 1995. In certain circumstances, the actual natural gas price received was less than the December 31, 1995 contract price, in which case the lower actual price was used. These prices were not changed except where different prices were fixed and determinable from applicable contracts. These assumptions yield average prices of $1.96 per Mcf of natural gas and $18.40 per Bbl of oil over the life of the properties. The amounts shown do not give effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization.

     No estimates of Alexander's proved reserves have been included in reports to any federal agency other than the SEC.

     The prices used in calculating the estimated future net revenues attributable to proved reserves do not necessarily reflect market prices for oil and natural gas production subsequent to December 31, 1995. See "Alexander Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations." There can be no assurance that all of the proved reserves will be produced and sold within the periods indicated, that the assumed prices will be realized or that existing contracts will be honored or judicially enforced.

     The process of estimating oil and natural gas reserves contains numerous inherent uncertainties and requires significant subjective decisions in the evaluation of available geological, engineering and economic data for each reservoir. The data for a given reservoir may change substantially over time as a result of, among other things, additional development activity, production history and viability of production under varying economic conditions. Consequently, reserve estimates are often materially different from the quantities of oil and natural gas that are ultimately recovered, and material revisions to existing reserve estimates may occur in the future. See Note 14 of Notes to Consolidated Financial Statements of Alexander.

PRINCIPAL AREAS OF OPERATIONS

     Proved reserves within Alexander's principal areas of operation at December 31, 1995 are summarized as follows:

                                                                   NATURAL      PERCENT      NUMBER
                                                       NATURAL       GAS           OF        OF PDNP
                                              OIL        GAS      EQUIVALENT     PROVED      AND PUD
                     FIELD                   (MBBL)    (MMCF)      (MMCFE)      RESERVES    LOCATIONS
    ---------------------------------------  ------    -------    ----------    --------    ---------
    Anadarko Basin.........................  1,556      59,514      68,850         61%          73
    Cotton Valley Trend....................    215      18,863      20,153         18%          14
    Arkoma Basin...........................     --      16,807      16,807         15%          18
    Other(1)...............................    537       3,886       7,108          6%          16

- ---------------

(1) Consists of proved reserves of 4.0 Bcfe located in the Austin Chalk Trend of central Texas, 2.8 Bcfe located in the Golden Trend Field in south central Oklahoma and 0.3 Bcfe located throughout Alexander's other holdings.

     The table above and all other discussion of reserves contained herein excludes those reserves that are based on geologic and/or engineering data similar to that used in estimating proved reserves, but technical, contractual, economic or regulatory uncertainties preclude such reserves from being classified as proved ("probable and possible"). As of December 31, 1995, Alexander had identified probable and possible locations that add another 31 Bcfe to Alexander's reserve base.

  Anadarko Basin

     Approximately 61% (68.9 Bcfe) of Alexander's proved reserves are located in the Anadarko Basin primarily in Canadian, Kingfisher, Major and Logan counties of Oklahoma. Alexander has been operating in the Anadarko Basin since its inception. The Anadarko Basin is considered a mature natural gas producing area that is characterized by multiple producing horizons. Wells in the Anadarko Basin are completed in rocks varying in age from Pennsylvania through CambroOrdovician at depths ranging from 2,000 to 25,000 feet. Alexander's Anadarko properties are generally spaced across 640 acres and Alexander has been actively engaged in increased density drilling in the area. As of December 31, 1995, Alexander had identified 31 PDNP and 42 PUD locations in the Anadarko Basin with estimated proved reserves of 23.3 Bcfe. The typical well in the Anadarko Basin inventory is expected to range from 7,500 to 15,000 feet and cost approximately $680,000 (gross) to drill and complete and have approximately 1.9 Bcfe of recoverable reserves.

  Cotton Valley Trend

     Approximately 18% (20.2 Bcfe) of Alexander's proved reserves are located in the Cotton Valley Trend in Harrison and Rusk counties in eastern Texas. Alexander acquired its properties in the Cotton Valley as a result of the merger with ANEC, which had been operating in the area since 1985. The Cotton Valley producing formation is 1,500 to 2,000 feet thick, is located at depths of 8,500 to 10,500 feet and consists of interbedded sandstones and shales. Although the Cotton Valley consists of low permeability sandstones, numerous wells have been successfully completed with the use of hydraulic fracture stimulation. Original development in the Cotton Valley was drilled on 640 acre spacing, but production performance has revealed that wells drilled on this spacing are insufficient to adequately drain the reservoir. New studies show developing these tight sands on 80 acre spacing is necessary to recover all commercially producible reserves.

     The lowermost zone of the Cotton Valley sands, known as the Taylor Sand, was initially considered the best producing interval, having crossplot porosity from 2% to in excess of 6% and a thickness of over 100 feet. Recent completions of the upper and middle sections of the Cotton Valley formation have proved to be as productive as the Taylor Sand. Intervals to be completed are determined from a combination of electric log analysis and natural gas shows from mud logs.

     As of December 31, 1995, Alexander had identified two PDNP and 12 PUD locations in the Cotton Valley. The typical well in this inventory is expected to cost approximately $900,000 (gross) to drill and complete and to have approximately 1.6 Bcfe of recoverable reserves.

  Arkoma Basin

     Approximately 15% (16.8 Bcfe) of Alexander's proved reserves are located in the Arkoma Basin in eastern Oklahoma and western Arkansas. This east-west trending basin consists of complexly faulted anticlinal and synclinal folds with parallel complex fault systems, crisscrossed by shallow Pennsylvanian age sandstone reservoirs. North-south trending reservoir sands trapped against these faults and folds result in commercial natural gas accumulations. Deep structures within the confines of the producing "fairway" produce natural gas from massive carbonates, highly fractured by structural movement.

     Natural gas is produced from several sandstone reservoirs and deep massive carbonates along the south flank of the Arkoma Basin. Most of these channel sands follow structural grain and are prolific natural gas producers when trapped by faulting. Drilling ranges from 1,000 feet for shallow Pennsylvanian age sands to over 15,000 feet for massive Arbuckle carbonates. Most of Alexander's production is from the Red Oak, Cromwell, Spiro and Wapanucka sands with depths of 7,000 to 8,000 feet.

     As of December 31, 1995, Alexander had identified 3 PDNP and 15 PUD locations in the Arkoma Basin. Alexander has recently started to fully evaluate the Arkoma properties acquired from JMC and anticipates that numerous additional drill sites will be developed. The typical Arkoma Basin well in this inventory is expected to cost approximately $350,000 (gross) to drill and complete and have approximately 2.0 Bcfe of ultimate recoverable reserves.

PRODUCTION, PRICE AND COST HISTORY

     The following table sets forth for the periods indicated certain historical information concerning Alexander's oil and natural gas production and prices, net of all royalties, overriding royalties, and other third party interests.

                                                                               THREE MONTHS
                                                                                   ENDED
                                                 YEAR ENDED DECEMBER 31,         MARCH 31,
                                               ---------------------------   -----------------
                                                1993      1994      1995      1995      1996
                                               -------   -------   -------   -------   -------
    Average net daily production:
      Oil (Bbls).............................      776       614       496       604       356
      Natural gas (Mcf)......................   17,348    22,057    24,843    27,810    21,857
      Natural gas equivalent (Mcfe)..........   22,004    25,741    27,818    31,434    23,993
    Average sales price:
      Oil (Per Bbl)..........................  $ 16.99   $ 15.44   $ 16.57   $ 16.88   $ 17.96
      Natural gas (Per Mcf)..................     2.04      1.73      1.50      1.44      1.98
      Natural gas equivalent (Per Mcfe)......     2.20      1.85      1.64      1.60      2.07
    Average net production cost per
      Mcfe(1)................................  $   .66   $   .65   $   .60   $   .60   $   .56

- ---------------

     (1) Production cost consists of lease operating expenses and production taxes.

DRILLING ACTIVITIES

     In each of the years ended December 31, 1993, 1994 and 1995, and the first quarter ended March 31, 1996, Alexander incurred net exploration and development costs of $11.3 million, $12.3 million, $3.3 million, and $.5 million, respectively. The following table sets forth Alexander's historical drilling activities for the periods indicated:

                                              YEAR ENDED DECEMBER 31,                   THREE MONTHS
                                ----------------------------------------------------     ENDED MARCH
                                     1993               1994               1995           31, 1996
                                ---------------    ---------------    --------------    -------------
                                GROSS     NET      GROSS     NET      GROSS     NET     GROSS    NET
                                -----    ------    -----    ------    -----    -----    -----    ----
    Development
      Oil......................   12      3.431       7       .998      3       .714      0      .000
      Gas......................   17      5.967      22      7.320      2      1.520      3      .197
      Non-productive...........    1      1.000       4      2.155      3      1.823      1      .146
                                  --     ------      --     ------      -      -----      -      ----
              Total............   30     10.398      33     10.473      8      4.057      4      .343
                                  ==     ======      ==     ======      =      =====      =      ====
    Exploratory
      Oil......................    1       .247       0       .000      0       .000      0      .000
      Gas......................    0       .000       0       .000      0       .000      0      .000
      Non-productive...........    0       .000       2      1.495      1       .978      0      .000
                                  --     ------      --     ------      -      -----      -      ----
              Total............    1       .247       2      1.495      1       .978      0      .000
                                  ==     ======      ==     ======      =      =====      =      ====

     The table above only reflects those interests attributable to Alexander either through direct working interests or through Alexander's proportionate share of its partnership's participation; i.e., the interests shown do not include overriding royalty interests, carried working interests, reversionary interests or partners' proportionate share of participation.

PRODUCTIVE WELLS AND ACREAGE

     The following table reflects the wells and acreage in which Alexander owned a working interest, directly or indirectly, as of March 31, 1996. The table shows producing oil (including casinghead natural gas) and natural gas wells, including shut-in oil and natural gas wells capable of producing natural gas which are (i) awaiting the construction or completion of natural gas plants or gathering facilities, (ii) shut-in until sufficient reserves of natural gas are established to justify construction of such facilities, or (iii) shut-in due to the absence of a market. The table does not include 64 gross wells that Alexander has a revenue interest other than as a working interest owner. Alexander additionally owns overriding royalty interests or other revenue interests in approximately 173 of the gross wells reflected below.

                                     PRODUCING WELLS                         SHUT-IN WELLS
                          -------------------------------------    ----------------------------------
                                OIL                  GAS                 OIL                GAS
                          ----------------    -----------------    ---------------    ---------------
            STATE         GROSS      NET      GROSS      NET       GROSS     NET      GROSS     NET
    --------------------- -----    -------    -----    --------    -----    ------    -----    ------
    Arkansas.............    0       .0000      35      11.0586      0       .0000       8     2.3044
    Colorado.............    8       .0094       0        .0000      0       .0000       0      .0000
    Kansas...............    5      2.7655       0        .0000      0       .0000       0      .0000
    Nebraska.............    3       .0116       0        .0000      0       .0000       0      .0000
    Oklahoma.............  160     64.1514     272     120.7342      3      1.5556      10     1.8098
    Texas................   14      4.4437      22      12.2349      2       .1354       3      .2518
    Wyoming..............    2       .0020       4        .0004      0        .000       1      .0001
                           ---     -------     ---     --------      -      ------      --     ------
              Totals.....  192     71.3836     333     144.0281      5      1.6910      22     4.3661
                           ===     =======     ===     ========      =      ======      ==     ======

                                                                               UNDEVELOPED
                                                     DEVELOPED ACREAGE           ACREAGE
                                                     ------------------     -----------------
                         STATE                        GROSS       NET       GROSS        NET
    -----------------------------------------------  -------     ------     -----       -----
    Arkansas.......................................   19,071      6,410     1,144          68
    Colorado.......................................      440          1        --          --
    Kansas.........................................      320        190        --          --
    Nebraska.......................................      360          1        --          --
    Oklahoma.......................................  125,970     51,374     7,349       4,588
    Texas..........................................   12,346      5,119     1,286         733
    Wyoming........................................      440          1        --          --
                                                     -------     ------     -----       -----
              Totals...............................  158,947     63,096     9,779       5,389
                                                     =======     ======     =====       =====

     Undeveloped acres are those on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves. The amount of acreage held by Alexander increases or decreases in the normal course of business as interests in new acreage are acquired (including acreage by pooling), as interests are sold or contributed to others, as wells are drilled, as properties are abandoned (if determined not to warrant exploration or development) or as leases expire. It is Alexander's policy to formulate drilling plans for the orderly development of undeveloped acreage within the primary terms of the leases involved.

TITLE TO PROPERTIES

     Substantially all of Alexander's property interests are held pursuant to leases from third parties. Title to properties is subject to royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil and natural gas industry, liens incident to operating agreements, liens relating to amounts owed to the operator, liens for current taxes not yet due and other encumbrances. Alexander believes that such burdens neither materially detract from the value of such properties nor from the respective interests therein, or materially interfere with their use in the operation of the business.

OFFICE FACILITIES

     Alexander owns a 19,000 square foot office building located at 701 Cedar Lake Boulevard, Oklahoma City, Oklahoma where it maintains its corporate headquarters. In August 1994, Alexander purchased approximately 1.5 acres adjacent to its corporate headquarters for $216,000.

MARKETS AND CUSTOMERS

     Alexander operates exclusively in the oil and gas industry. Its revenues are derived from its proportionate interest in domestic oil and gas producing properties. Alexander does not consider its business seasonal; however, market demand (and the resulting prices received for crude oil and natural gas) can be affected by weather conditions, economic conditions, import quotas, the availability and cost of alternative fuels, the proximity to, and capacity of, natural gas pipelines and other systems of transportation, the effect of state regulation of production, and federal regulation of oil and gas sold in intrastate and interstate commerce. All of these factors are beyond the control of Alexander.

     Alexander sells its crude oil at posted field prices in effect in the producing fields within which its operations are conducted. During the years ended December 31, 1994 and 1995, the price for Alexander's oil ranged from $10.65 per Bbl to $20.59 per Bbl and from $15.25 per Bbl to $18.58 per Bbl, respectively. Because of restrictions on flaring natural gas, wells which produce both oil and gas may be shut-in when there is not a market for the gas, even though a market is otherwise available for the oil.

     Natural gas production of Alexander is sold under long-term and spot market contracts to intrastate and interstate pipeline companies and natural gas marketing companies. Prices received by Alexander for natural gas production during the years ended December 31, 1994 and 1995 varied from $0.65 per Mcf to $4.90 per Mcf and from $0.60 per Mcf to $4.37 per Mcf, respectively.

     For the year ended December 31, 1995, approximately 46% of Alexander's natural gas is sold on the spot market or under short-term contracts (one year or less) providing for variable or "market-sensitive" prices. Approximately 54% of Alexander's natural gas is marketed under various long-term contracts which dedicate the natural gas to a purchaser for an extended period of time, but which still involve variable or market-sensitive pricing of Alexander's natural gas.

     Alexander's natural gas production is sold under contracts with various purchasers. Natural gas sales to GPM Gas Corporation ("GPM") and Cowboy Pipeline Service Company ("Cowboy") individually accounted for 12% and 13% of total revenues for the years ended December 31, 1993 and 1994. During 1995, natural gas sales to GPM accounted for 13% of total revenues.

     Alexander does not believe that the loss of any of its existing customers would have a material adverse effect on the results of operations of Alexander.

REGULATION

  General

     The oil and natural gas industry is extensively regulated by federal, state and local authorities. Legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. In October 1992, comprehensive national energy legislation was enacted which focuses on electric power, renewable energy sources and conservation. The legislation, among other things, guarantees equal treatment of domestic and imported natural gas supplies, mandates expanded use of natural gas and other alternative fuel vehicles, funds natural gas research and development, permits continued offshore drilling and use of natural gas for electric generation and adopts various conservation measures designed to reduce consumption of imported oil.

     Numerous governmental departments and agencies, both federal and state, have issued rules and regulations binding on the oil and natural gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and natural gas industry increases its cost of doing business and, consequently, affects its profitability. Inasmuch as such laws and regulations are frequently amended or reinterpreted, Alexander is unable to predict the future cost or impact of complying with such regulations.

  Exploration and Production

     Alexander's exploration and development operations are subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; and regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled and the plugging and abandoning of wells. Alexander's operations are also subject to various conservation matters and rules to protect the correlative rights of subsurface owners. These include the regulation of the size of drilling and spacing units or proration units and the density of wells which may be drilled and the unitization or pooling of oil and natural gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of land and leases. In addition, state conservation laws establish maximum rates of production from oil and natural gas wells, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding the ratability of production. The effect of these regulations is to limit the amounts of oil and natural gas Alexander can produce from its wells and to limit the number of wells or the locations at which Alexander can drill. Recently enacted legislation in Oklahoma and regulatory action in Texas modifies the methodology by which the regulatory agencies establish permissible monthly production allowables. Such action has generated substantial controversy, especially at the federal level, and has been labeled as being intended to reduce the total production of natural gas in order to increase natural gas prices. A recent attempt to enact a federal prohibition of these recent state proration rule initiatives was defeated, but various members of Congress and some federal regulators have declared an intent to monitor the states' actions very carefully. Alexander cannot predict what effect these new prorationing regulations will have on its production and sales of natural gas.

     Certain of Alexander's oil and natural gas leases are granted by the federal government and administered by various federal agencies. Such leases require compliance with detailed federal regulations and orders which regulate, among other matters, drilling and operations on these leases and calculation and disbursement of royalty payments to the federal government. The Mineral Lands Leasing Act of 1920 (the "MLLA") places limitations on the number of acres under federal leases that may be owned in any one state. Additionally, the MLLA and related regulations also may restrict a corporation from holding federal onshore oil and natural gas leases if stock of such corporation is owned by citizens of foreign countries which are not deemed reciprocal under the MLLA. Reciprocity depends, in large part, on whether the laws of the foreign jurisdiction discriminate against a United States citizen's ownership of rights to minerals in such jurisdiction. The purchase of shares in Alexander by citizens of foreign countries with laws which are not deemed to be reciprocal under the MLLA could have an impact on Alexander's ownership of federal leases.

  Environmental and Occupational

     Alexander has an engineer who also serves as an environmental compliance officer with the responsibility to implement an environmental compliance program and to monitor environmental compliance and potential environmental liabilities of Alexander. Operations of Alexander are subject to numerous laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, limit or prohibit drilling activities on certain lands lying within wilderness or wetlands and other protected areas and impose substantial liabilities for pollution resulting from drilling operations. Such laws and regulations may also restrict air or other pollution resulting from Alexander's operations. Moreover, many commentators believe that the state and federal environmental laws and regulations will become more stringent in the future. For instance, legislation has been proposed in Congress in connection with the pending reauthorization of the federal Resource Conservation and Recovery Act ("RCRA"), which would amend RCRA to reclassify oil and natural gas production wastes as "hazardous waste." If such legislation were to be enacted, it could have a significant impact on the operating costs of Alexander, as well as the oil and natural gas industry in general. State initiatives to further regulate the disposal of oil and natural gas wastes are also pending in certain states and these various initiatives could have a similar impact on Alexander. Management believes that compliance with current applicable environmental laws and regulations will not have a material adverse impact on Alexander. However, many of these laws and regulations increase Alexander's overall operating expenses, and future changes to environmental laws and regulations could have a material adverse impact on Alexander.

     Alexander is also subject to laws and regulations concerning occupational safety and health. While it is not anticipated that Alexander will be required in the near future to expend amounts that are material in the aggregate to Alexander's overall operations by reason of occupational safety and health laws and regulations, Alexander is unable to predict the ultimate cost of compliance.

  Marketing and Transportation

     Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the NGPA, and the regulations promulgated thereunder by the FERC. From 1978 until January 1, 1993, maximum selling prices of certain categories of natural gas sold in "first sales," whether sold in interstate or intrastate commerce, were regulated pursuant to the NGPA. The NGPA established various categories of natural gas and provided for graduated deregulation of price controls of several categories of natural gas and the deregulation of sales of certain categories of natural gas.

     Several major regulatory changes have been implemented by FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies, which remain subject to FERC's jurisdiction. These initiatives may also affect the intrastate transportation of natural gas under certain circumstances. The stated purposes of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry. The ultimate impact of these complex and overlapping rules and regulations, many of which are repeatedly subjected to judicial challenge and interpretation, cannot be predicted.

     Various rules, regulations and orders, as well as statutory provisions, may affect the price of natural gas production and the transportation and marketing of natural gas.

  No Price Controls on Liquid Hydrocarbons

     In the past there have been regulations of the sales price of liquid hydrocarbons, however, there are currently no price controls on crude oil, condensate or natural gas liquids.

OPERATIONAL HAZARDS AND INSURANCE

     Alexander's operations are subject to the usual hazards incident to the exploration for and production of oil and natural gas, such as blowouts, cratering, abnormally pressured formations, explosions, uncontrollable flows of oil, natural gas or well fluids into the environment, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can result in substantial losses to Alexander due to personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage or suspension of operations.

     Alexander maintains insurance of various types customary in the industry to cover its operations. Alexander's insurance does not cover every potential risk associated with the drilling and production of oil and natural gas. In particular, coverage is not obtainable for certain types of environmental hazards. The occurrence of a significant adverse event, the risks of which are not fully covered by insurance, could have a material adverse effect on Alexander's financial condition and results of operations. Moreover, no assurance can be given that Alexander will be able to maintain adequate insurance in the future at rates it considers reasonable.

     Alexander maintains levels of insurance customary in the industry to limit its financial exposure in the event of a substantial environmental claim resulting from sudden and accidental discharges; however, 100% coverage is not maintained. Unreimbursed expenditures in 1993, 1994, 1995 and the first quarter of 1996 were immaterial.

COMPETITION

     Alexander operates in a highly competitive environment, particularly with respect to the acquisition of producing properties and proved undeveloped acreage. Many of Alexander's competitors have financial resources and exploration and development budgets that substantially exceed those of Alexander, and have the ability to pay more for desirable leases and to evaluate, bid for and purchase a greater number of properties or prospects than the financial or personnel resources of Alexander permit.

EMPLOYEES

     As of July 19, 1996, Alexander employed 34 full-time employees, none of which was subject to a collective bargaining agreement. Alexander's professional staff includes two landmen, four geologists, two engineers, five accountants, one division order analysts and a marketing specialist. Alexander considers relations with its employees to be good.

LEGAL PROCEEDINGS

     A petition was filed in Oklahoma County District Court on July 25, 1995, against Alexander and its directors by Bill V. Dean and Elliott Associates, L.P. ("Elliott"). The suit purported to be a derivative action on behalf of Alexander against the Board of Directors of Alexander for breach of fiduciary duties in enacting the Rights Agreement, approving the Severance Agreements, and proposing the offer of the Senior Subordinated Notes. No damages are being sought against Alexander. The suit asks that the Rights Agreement and Severance Agreements be invalidated, seeks an injunction against the offer of Alexander's Senior Subordinated Notes and requests damages to Alexander from the directors in excess of $10,000. In August 1995, Alexander elected to defer its proposed offer of the Senior Subordinated Notes. Alexander filed a motion to dismiss which was granted by the court in 1995 dismissing Elliott as plaintiff. The court granted

Elliott leave to file an amended petition. Elliott declined to file an amended petition and is appealing its dismissal to the Oklahoma Court of Appeals. Alexander and its directors have filed their answer denying all allegations. The suit is currently in discovery. Alexander believes the derivative action is without merit and will vigorously defend against this action.

     Alexander and its subsidiaries are named defendants in lawsuits and are involved from time to time in governmental proceedings, all arising in the ordinary course of business. Although the outcome of these lawsuits and proceedings cannot be predicted with certainty, management does not expect these matters will have a material adverse effect on the financial position of Alexander.

                                   MANAGEMENT

                                      NEG

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the names, ages and present position with NEG for all of NEG's Directors and executive officers:

                     NAME                    AGE        PRESENT POSITION WITH NEG(1)
    ---------------------------------------  ---   ---------------------------------------
    George B. McCullough(2)................  71    Chairman of the Board of Directors
    Norman C. Miller(2)....................  76    Director and Chairman of the Executive
                                                   Committee
    Miles D. Bender(2).....................  59    President, Chief Executive Officer,
                                                   Treasurer and Director
    Robert H. Kite(2)......................  41    Director
    George N. McDonald(2)..................  63    Director
    Robert V. Sinnott......................  47    Director
    Elwood W. Schafer......................  68    Director
    R. Thomas Fetters, Jr..................  56    Senior Vice President -- Offshore
                                                   Operations and Exploration
    William T. Jones.......................  50    Vice President -- Production and
                                                   Engineering
    Randall A. Carter......................  35    General Counsel and Secretary
    Robert A. Imel.........................  38    Chief Financial Officer
    Melissa H. Rutledge....................  30    Controller and Chief Accounting Officer

- ---------------

(1) Messrs. McCullough, Miller, Bender, Kite, and McDonald have been Directors of NEG since December 17, 1990. Mr. Sinnott was appointed to the Board on June 3, 1994 and Mr. Schafer was appointed to the Board effective September 26, 1995. Pursuant to the terms of the NEG Series B Preferred and the NEG Series C Preferred, the holders of a majority of the outstanding shares of each of the NEG Series B Preferred and NEG Series C Preferred have the right to appoint one member to NEG's Board of Directors at all times while such series are outstanding. After consummation of the NEG Equity Private Placement, the holders of a majority of the NEG Series D Preferred will have the right to appoint one member to NEG's Board of Directors at all times while such series is outstanding. Directors of NEG generally serve for a term of one year (until the next annual meeting of shareholders) and until their successors are duly elected and qualified, or until their death, resignation or removal.

(2) See "NEG Director Election Proposal" for the proposal to elect at the NEG Meeting Messrs. McCullough, Miller, Bender, Kite and McDonald for new terms as directors of NEG.

     George B. McCullough. Effective December 17, 1990, Mr. McCullough was appointed Chairman of the Board of Directors of NEG. From July 20, 1990 to June 11, 1991, Mr. McCullough was a Director of Big Piney. From October 1986 to June 11, 1991, Mr. McCullough served as Chairman of the Board of Directors of VP. From 1948 to 1986, Mr. McCullough worked for Exxon Corporation ("Exxon"). Mr. McCullough was elected as a Vice President of Exxon in 1980. He was responsible for all employee relations for Exxon. Mr. McCullough holds B.A. and M.B.A. degrees from Tulane University.

     Norman C. Miller. Effective December 17, 1990, Mr. Miller was appointed a Director of NEG and to the office of Chairman of the Executive Committee of NEG. Mr. Miller had been a Director of Big Piney and Chairman of its Executive Committee from July 20, 1990 until June 11, 1991. From September 1988 to June 11, 1991, Mr. Miller had been a Director of and Chairman of the Executive Committee of VP. Mr. Miller was President and CEO of Delhi International Oil Corporation from 1974 to 1981. Delhi was listed on the American Stock Exchange and had operations in the United States, Australia, Canada, Columbia, Guatemala and Panama. Mr. Miller was a Director of Woodbine Petroleum, a public company, from 1983 to 1985. He received his B.S. degree in Geology from the University of Oklahoma in 1947.

     Miles D. Bender. Since December 17, 1990, Mr. Bender has been President, Chief Executive Officer, Treasurer and a Director of NEG. From July 20, 1990 to June 11, 1991, Mr. Bender served as President, Chief Executive Officer, Treasurer and a Director of Big Piney. Mr. Bender was President, Chief Executive Officer, Treasurer and a Director of VP from its inception in July, 1986 until June 11, 1991. He was also President and a Director of Tierra Energy, Inc., from 1984 until 1990. From 1981 to 1984, he was general partner of Rio Colorado Mining, Ltd., which was engaged in the minerals and natural resources businesses. From 1970 to 1980, Mr. Bender was President and Chairman of the Board of Syncom Incorporated ("Syncom"), a publicly-held company that manufactured magnetic computer supplies. Syncom was listed on the Boston Stock Exchange. Mr. Bender received his B.A. degree from and attended law school at the University of Buffalo, and attended the advanced management program of Harvard University Business School.

     Robert H. Kite. Effective December 17, 1990, Mr. Kite was appointed a Director of NEG. From November 1987 until June 11, 1991, Mr. Kite served as a Director of VP. Since 1980, Mr. Kite has been Chief Operating Officer of KFT, Ltd., a family-owned company with operations which include land holdings, industrial and commercial developments, and equity and commodity investments. He has also been Chief Executive Officer of Roamin' Korp., Inc. since 1982, which is engaged in the businesses of construction, recording, mining and equity investments. Mr. Kite graduated from Southern Methodist University in 1977 with a B.S. degree in Psychology and Political Science. Mr. Kite is currently serving as a member of the Board of Directors of the FBI Citizens Academy in Phoenix.

     George N. McDonald. Effective December 17, 1990, Mr. McDonald was appointed a Director of NEG. For more than five years prior to June 11, 1991, Mr. McDonald was a Director of Big Piney, and, from 1982 to July 20, 1990, he served as Vice President of Big Piney. From July 20, 1990 until June 11, 1991, Mr. McDonald was a Director of VP. From 1973 to present, Mr. McDonald has been the President and Owner of Canyon Courts, Inc. From 1985 to present, Mr. McDonald has also been a Director of Ion Laser Technology, Inc. Mr. McDonald was also President of Ion Laser Technology from 1985 to 1988, Chairman of the Board from 1985 to 1992 and Secretary from 1990 to 1992. Since 1988, Mr. McDonald has also been President/Owner of Medical Alignment Systems. From 1960 to 1972, Mr. McDonald was an account executive with Merrill Lynch, Pierce, Fenner and Smith, Inc. and certain predecessor firms. Mr. McDonald holds B.S. and M.B.A. degrees from the University of Utah.

     Robert V. Sinnott. Effective June 3, 1994, Mr. Sinnott was appointed a Director of NEG. Mr. Sinnott has been Senior Vice President and Senior Investment Officer of KAIM since 1992. From 1986 to 1992, Mr. Sinnott was Vice President and Senior Securities Officer of Citicorp. From 1981 to 1986, Mr. Sinnott was Director of Corporate Finance at United Energy Resources. From 1976 to 1981, he was Vice President at Bank of America. Mr. Sinnott received a Bachelor of Arts from the University of Virginia in 1971, and in 1976, a MBA from the Graduate School of Business Administration at Harvard University. Mr. Sinnott is on the Board of Directors of Glacier Water Services, an AMEX-listed vended water company, as well as KA

Industries, a privately-owned specialty bakery, and Plains Resources, Inc., an AMEX listed oil and gas company.

     Elwood W. Schafer. Effective September 26, 1995, Mr. Schafer was appointed a Director of NEG. Mr. Schafer has been a consultant to KAIM since January 1993. Mr. Schafer was Managing Director and Chief Petroleum Engineer of Chemical Bank from December 1991 (when Chemical Bank and Manufacturers Hanover Trust merged) until July 1992. From 1974 until December 1991, Mr. Schafer worked for Manufacturers Hanover Trust and reached the position of Managing Director and Chief Petroleum Engineer. Mr. Schafer was Vice President and head of the oil department at the Bank of New York from 1970 until he joined Manufacturers Hanover Trust. From 1955 to 1970, Mr. Schafer worked at General American Oil Company. Prior to that he spent four years with Core Labs doing Rocky Mountain well-site geology. Mr. Schafer graduated from University of Illinois with a B.S. in geology in 1950.

     R. Thomas Fetters, Jr. Mr. Fetters was appointed Senior Vice
President -- Offshore Operations and Exploration of NEG effective September 18, 1995. Mr. Fetters has 30 years of exploration, production and management experience, both domestic and foreign. Mr. Fetters was President and Chief Operating Officer of XCL Exploration and Production, Inc. and XCL-China Ltd. (both wholly owned subsidiaries of XCL Ltd., formerly The Exploration Company of Louisiana, Inc.), from February 1990 until September 1995. From March 1989 to February 1990 Mr. Fetters held the position of Chairman of Independent Energy Corporation which was acquired by The Exploration Company of Louisiana. From May 1983 to March 1989, Mr. Fetters served as President and Chief Executive Officer of CNG Producing Company in New Orleans and, from August 1966 to May 1983, held various positions, from Geologist to Exploration Manager with several divisions of Exxon, primarily in the Gulf Coast region and offshore Gulf of Mexico of the U.S., and in Malaysia and Australia. At Exxon USA, Mr. Fetters held the positions of Division Manager of Production Research and Exploration Planning Manager. Mr. Fetters holds B.S. and M.S. degrees in geology from the University of Tennessee.

     William T. Jones. Since July 1994, Mr. Jones has been Vice
President -- Production and Engineering of NEG. From April 1991 to July 1994, Mr. Jones was Chief Operating Officer for Ard Drilling Company in Abilene, Texas. From July 1989 to April 1991, Mr. Jones was Senior Petroleum Engineer for Snyder Oil Company in Fort Worth, Texas. Mr. Jones also worked at Shell Oil Company as an Engineer from June 1968 to May 1973. Mr. Jones received a B.S. in Petroleum Engineering from Mississippi State University.

     Randall A. Carter. Effective December 17, 1990, Mr. Carter was appointed General Counsel and Secretary of NEG. From July 20, 1990 to June 11, 1991, Mr. Carter was Vice President, General Counsel, Secretary and a Director of Big Piney. Mr. Carter was also General Counsel of VP from June 1990 to June 11, 1991. From July 1993 to the present, Mr. Carter has also been President and owner of BeneFactor Funding Corp., a factoring company. From October 1991 to March 1993 (when Mr. Carter sold the firm), Mr. Carter was President and owner of Mutual Funds Corporation, a National Association of Securities Dealers, Inc. member firm. From 1988 to 1989, Mr. Carter was Vice President and General Counsel of Wichita River Oil Corporation, an American Stock Exchange listed oil and gas company. From 1987 to 1988, Mr. Carter was Vice President/Investment Banking of Stern Brothers & Co. From 1984 to 1987, Mr. Carter was an attorney at Sullivan & Cromwell in New York, N.Y. Mr. Carter received a J.D. degree from the University of Virginia School of Law in 1984.

     Robert A. Imel. Effective September 8, 1993, Mr. Imel was appointed Chief Financial Officer of NEG on a contract basis and currently is President of Imel and Hayes, P.C. From March 1991 to August 1993, Mr. Imel was President and Chief Financial Officer of Murexco Petroleum, Inc., Dallas, Texas. In May, 1992, Murexco Petroleum, Inc. filed a voluntary bankruptcy petition and is currently in bankruptcy court. In addition, from March 1988 to February 1991, Mr. Imel served as Vice President and Chief Financial Officer of Phoenix Operating Company in Dallas. From September 1984 until February 1988, Mr. Imel was Vice President and Chief Financial Officer of Murexco Petroleum, Inc. and from February 1983 to August 1984 he was Controller of Atlas Energy Corporation in Dallas. He was Senior Accountant with Peat, Marwick, Mitchell & Co. in Dallas from June 1980 until January 1983. Mr. Imel received his B.S. degree in Accounting and Finance from Oklahoma State University and is currently licensed as a CPA in the State of Texas.

     Melissa H. Rutledge. Effective August 15, 1994, Ms. Rutledge was appointed Controller and Chief Accounting Officer of NEG. From September 1991 to August 1994, Ms. Rutledge was a Senior Auditor for Ernst & Young LLP in Dallas. Ms. Rutledge received her B.S. degree in Accounting from Texas Tech University and is currently licensed as a CPA in the State of Texas.

     The Board of Directors of NEG met four times, and acted twice by unanimous written consent, during the fiscal year ended December 31, 1995. Each of the incumbent directors attended seventy-five percent or more of the aggregate of
(i) the number of meetings of the Board of Directors held during the period for which he has been a director and (ii) the number of meetings of the Board committees on which each such director served (Mr. Schafer has attended all of the meetings since his appointment to the Board on September 26, 1995). NEG has the following committees: Executive, consisting of Messrs. Miller, Bender and McCullough; Finance and Audit, consisting of Messrs. Kite, McDonald and McCullough; and Personnel and Compensation, consisting of Messrs. McCullough, Miller, Kite, Bender and Sinnott. During the fiscal year ended December 31, 1995, the Executive Committee met four times and did not act by written consent, the Finance and Audit Committee met once and did not act by written consent, and the Personnel and Compensation Committee met twice and did not act by written consent.

     The functions of the Finance and Audit Committee are to review and discuss with NEG's independent auditors the financial records of NEG and report to the Board of Directors of NEG with respect to such financial records. The Executive Committee may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of NEG, except that the Executive Committee does not have power or authority to amend the Certificate of Incorporation or by-laws, adopt an agreement of merger or consolidation or sale of substantially all of NEG's assets, dissolve NEG or remove or indemnify a director. The Executive Committee governs the conduct of NEG's business in the intervals between Board of Directors meetings. The Personnel and Compensation Committee advises NEG's management concerning executive officers and sets compensation for executive officers. No other committees have been formed by the Board.

     The executive officers of NEG are elected annually at the first meeting of NEG's Board of Directors held after each annual meeting of shareholders. Each executive officer will hold office until the first meeting of the Board after the annual meeting of shareholders next succeeding his or her election and until his or her successor is duly elected and qualified, or until his or her death or resignation or until he or she shall have been removed in the manner provided in NEG's by-laws.

     Effective immediately following the Merger, the following directors and officers of Alexander will become officers of NEG, holding the following respective offices: Sue Barnard, Vice President -- Administration and Human Resources and Secretary; David E. Grose, Vice President -- Finance and Treasurer; and Jim L. David, Vice President -- Exploration (Mid-Continent). For certain biographical information regarding Ms. Barnard and Messrs. Grose and David, see "Management -- Alexander -- Directors and Executive Officers." See also "-- Executive Compensation -- NEG New Employment Agreements."

     NEG has been advised that, effective immediately following the NEG Equity Private Placement, Robert J. Mitchell will be appointed a director of NEG by the holders of the NEG Series D Preferred. Mr. Mitchell has been Senior Vice President -- Finance of ACF Industries Inc. since March 1995 and was Treasurer of ACF Industries Inc. from December 1984 to March 1995. Mr. Mitchell has also served as President and Treasurer of ACF Industries Holdings Inc. since August 1993 and as Vice President, Liaison Officer of Icahn & Co., Inc. since November 1984. From 1987 to January 1993, Mr. Mitchell served as Treasurer of TransWorld Airlines, Inc. and was the Treasurer of TransWorld Airlines, Inc. when it filed for reorganization under Chapter 11 of the United States Bankruptcy Code, as amended, in January 1992. Mr. Mitchell is also a director of Cauds Pharmaceutical Corporation. See "The Merger Proposals -- Conduct of Business Following the Merger; Board of Directors and Management."

SECTION 16 REPORTING

     Section 16(a) of the Exchange Act requires NEG's officers and Directors, and persons who own more than 10% of a registered class of the NEG's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors, and greater than 10% shareholders are also required by SEC regulations to furnish NEG with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of such forms received by it, NEG believes that, during the period January 1, 1995 to December 31, 1995, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with except as noted below. In 1996, each of the following filed one Form 4 late and each Form 4 covered one transaction: George
B. McCullough, Norman C. Miller, Miles D. Bender, Robert H. Kite, George N. McDonald, Robert V. Sinnott, Robert A. Imel, William T. Jones and Melissa H. Rutledge. In addition, in 1996, R. Thomas Fetters, Jr. and Elwood W. Schafer each filed one Form 3 late and each Form 3 reported one transaction.

EXECUTIVE COMPENSATION

     The following tables set forth the cash compensation received by NEG's Chief Executive Officer, Chief Financial Officer and Vice
President -- Production & Engineering during the fiscal years ended December 31, 1995, 1994 and 1993, and aggregate option/SAR exercises during the last fiscal year and year end option/SAR values. None of the other executive officers' cash compensation for all services rendered in all capacities to NEG exceeded $100,000 during 1995, 1994 or 1993.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                                     AWARDS
                                               ANNUAL COMPENSATION(1)     -----------------------------
                                                                            RESTRICTED       SECURITIES        OTHER
              NAME AND                         ----------------------     STOCK AWARD(S)     UNDERLYING     COMPENSATION
         PRINCIPAL POSITION           YEAR     SALARY($)     BONUS($)          ($)           OPTION(#)          ($)
- ------------------------------------  ----     ---------     --------     --------------     ----------     ------------
Miles D. Bender                       1995      181,250       50,000              --           200,000         78,971(4)
  President &                         1994      139,583       15,000           3,871(3)             --
  Chief Executive Officer             1993      123,456           --              --                --
Robert A. Imel                        1995      101,670       10,000          13,000(3)        110,000             --
  Chief Financial Officer(2)          1994       86,292           --          21,575(3)             --             --
                                      1993       45,319           --              --                --             --
William T. Jones                      1995       99,000       10,000              --           110,000             --
  Vice President, Production &
  Engineering

- ---------------

(1) Excludes the aggregate, incremental cost to NEG of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2) Mr. Imel is currently employed by NEG on a contract basis. Mr. Imel began working with NEG in September 1993.

(3) At December 31, 1995, Mr. Bender held 247,500 shares of restricted NEG Common Stock, with a value of $804,375; at December 31, 1995, Mr. Imel held 80,500 shares of restricted NEG Common Stock, with a value of $261,625; and at December 31, 1995, Mr. Jones held 50,000 shares of restricted NEG Common Stock, with a value of $162,500.

(4) During 1995, the Board of Directors approved payment of $78,971 to Mr. Bender for services rendered without pay in prior years, and for reimbursement of certain other expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
- ---------------------------------------------------------------------------------       VALUE AT ASSUMED
                  NUMBER OF       % OF TOTAL                                            ANNUAL RATES OF
                  SECURITIES       OPTIONS                                                STOCK PRICE
                  UNDERLYING      GRANTED TO      EXERCISE                              APPRECIATION FOR
                   OPTIONS        EMPLOYEES       OR BASE                                 OPTION TERM
                   GRANTED        IN FISCAL        PRICE                              --------------------
      NAME           (#)             YEAR          ($/SH)        EXPIRATION DATE       5%($)       10%($)
- ----------------  ----------      ----------      --------      -----------------     -------      -------
Miles D. Bender     100,000(1)        13%           1.625       January 4, 1999       207,396      261,708
                    100,000(2)        13%            2.81       December 1, 2000      376,567      497,809
Robert A. Imel       60,000(1)         8%           1.625       January 4, 1999       124,437      157,025
                     50,000(2)         7%            2.81       December 1, 2000      188,283      248,904
William T. Jones     60,000(1)         8%           1.625       January 4, 1999       124,437      157,025
                     50,000(2)         7%            2.81       December 1, 2000      188,283      248,904

- ---------------

(1) These option grants became 100% exercisable on January 4, 1996.

(2) These option grants are 50% exercisable on December 1, 1996 and 100% exercisable on December 1, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                                           VALUE OF
                                                                     NUMBER OF           UNEXERCISED
                                                                    UNEXERCISED            IN-THE-
                                                                   OPTIONS AT FY-      MONEY OPTIONS AT
                                                                       END(#)            FY-END($)(1)
                                                      VALUE       ----------------    ------------------
                                 SHARES ACQUIRED     REALIZED       EXERCISABLE/         EXERCISABLE/
             NAME                ON EXERCISE(#)        ($)         UNEXERCISABLE        UNEXERCISABLE
- -------------------------------  ---------------     --------     ----------------    ------------------
Miles D. Bender                           --              --      100,000/150,000     $237,500/$162,750
Robert A. Imel                        25,000          60,938       30,000/80,000       $56,250/$90,750
William T. Jones                          --              --       30,000/80,000       $56,250/$90,750

- ---------------

(1) Based on the closing price of NEG Common Stock on December 29, 1995 of
    $3.50.

     Mr. Bender and Mr. Jones did not exercise any options during the fiscal year ended December 31, 1995.

     NEG does not have any long-term incentive plans or defined benefit or actuarial plans. Therefore, the tables on long-term incentive plan awards and pension plans are omitted from this Proxy Statement.

  Compensation of Directors

     NEG compensates non-employee Board of Directors members in the amount of $500 for each official Board of Directors meeting and $500 for each Board of Directors committee meeting unless such committee meeting is held at the time of, or in conjunction with, an official Board of Directors meeting.

     During 1995, the Directors received options to purchase Common Stock for services rendered to NEG. The number of options granted were as follows: Miles
D. Bender -- 100,000 and 100,000 at exercise prices of $1.625 and $2.81, respectively; George McCullough -- 20,000 and 30,000 at exercise prices of $1.625 and $2.81, respectively; Norman C. Miller -- 20,000 and 30,000 at exercise prices of $1.625 and $2.81, respectively; Robert H. Kite -- 20,000 and 15,000 at exercise prices of $1.625 and $2.81, respectively; George N.
McDonald -- 20,000 and 15,000 at exercise prices of $1.625 and $2.81, respectively; Elwood W. Schafer -- 15,000 at an exercise price of $2.81; and Robert Sinnott -- 20,000 and 15,000 at exercise prices of $1.625 and $2.81, respectively.

     During 1994, the Directors received grants of restricted Class B Common Stock for services rendered to NEG. The values of the stock awarded were as follows: Miles D. Bender -- $3,871, George B. McCullough -- $3,871, Norman C. Miller -- $3,871, Robert H. Kite -- $3,871, and George N. McDonald -- $2,241.

Effective June 9, 1995, all outstanding shares of NEG's Class B Common Stock were converted pursuant to its terms into NEG Common Stock.

     During 1992, NEG's Board of Directors and shareholders approved NEG's 1992 Stock Option Plan (the "NEG Plan"). Awards may be granted to key employees or non-employee directors of NEG. Awards may consist of options to purchase shares of NEG Common Stock or stock appreciation rights (SARs) or a combination thereof. The aggregate number of shares that NEG may issue under the NEG Plan will not, at the time of the grant, exceed an amount equal to 10% of the number of then-outstanding shares of NEG Common Stock. Furthermore, no more than 30% of the shares of NEG Common Stock for which awards may be granted under the NEG Plan may be granted to NEG's directors, and no one director may be granted awards covering more than 75,000 shares of NEG Common Stock. No more than 50% of the shares of NEG Common Stock for which awards may be granted under the NEG Plan may be granted to officers of NEG who are not directors, and no one officer who is not a director may be granted awards covering more than 125,000 shares. The exercise price of an option or SAR may not be less than the fair market value of NEG Common Stock on the date of grant. Payment due to NEG upon the exercise of any option may be made in cash or in shares of NEG Common Stock or a combination thereof. All options granted under the NEG Plan expire no later than the tenth anniversary of the date of grant. As of July 19, 1996, options to purchase 15,000 shares of NEG Common Stock had been granted pursuant to the NEG Plan.

     Mr. Norman Miller received $22,500 in 1995 for work performed for NEG. In 1994, Mr. Miller received a bonus of $5,000 for work on Company matters and effective November 11, 1994, Mr. Miller began to receive $500 for each day he works on Company matters.

     In addition, NEG pays other incidental compensation to executive officers and directors from time to time, consisting primarily of reimbursement for travel and entertainment expenses on behalf of NEG.

  Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     In January 1996, NEG executed employment agreements (the "Employment Agreements") with Miles D. Bender, President and Chief Executive Officer, R. Thomas Fetters, Jr., Senior Vice President -- Offshore Operations and Exploration, William T. Jones, Vice President -- Production and Engineering, and Melissa H. Rutledge, Controller and Chief Accounting Officer. In addition, in January 1996, NEG executed similar agreements (the "Officer Agreements") with Robert A. Imel, Chief Financial Officer, and Randall A. Carter, General Counsel and Secretary. The Employment Agreements and Officer Agreements each provides that the three-year term will be rolling (so that at any time during the term of such agreements there is a remaining term of three years, but in no event beyond the time the executive and/or officer reaches age 65); and each have a term of three years from the effective date of a change in control.

     The Employment Agreements and Officer Agreements define the "change in control" to have occurred when (i) a person, entity or group becomes the beneficial owner of a majority of the securities of NEG ordinarily having the right to vote for election of directors, (ii) during any consecutive two year period, the directors at the beginning of the period, (together with directors approved by a vote of 66 2/3% of such initial directors plus directors previously approved by such 66 2/3% margin) cease to constitute a majority of NEG's Board of Directors, (iii) any sale, lease, exchange or transfer of all, or substantially all, of NEG's assets occurs, or (iv) a merger or consolidation occurs with the effect that any person, entity or group, or the shareholders thereof, become the owner of securities of the surviving corporation representing a majority of the voting power of such surviving corporation for the election of directors. NEG's proposed merger with Alexander is specifically excluded from the definition of a change in control.

     The Employment Agreements and Officer Agreements provide for a three year employment period during which the executive and/or officer receives for each year (i) 100% of the average of the executives annual base salary at the time in question and of the executives annual base salary for each of the preceding two years (for Messrs. Imel and Carter, this clause (i) is 100% of the average of gross cash compensation for each of the last three years), and (ii) 100% of the average of the bonuses paid to the executive and/or officer for each of the preceding three fiscal years. If the executive and/or officer is discharged without cause or resigns for "good reason" after a change in control then, in lieu of the compensation described in the preceding sentence, the executive and/or officer is entitled to a lump sum cash severance payment equal to three times the sum of (i) the executives annual base salary then in effect (or, for Messrs. Carter and Imel, the average of gross cash compensation for each of the three previous years), (ii) the average of cash bonuses for each of the three previous years, and (ii) the average of fully-vested NEG contributions to retirement plans for such executive and/or officer for each of the three preceding years. In addition, at such time, all options and all other retirement or pension contributions or benefits shall become fully vested and shall remain fully exercisable for 360 days.

     If the payments to an executive and/or officer, however, would result in an "excess parachute payment" as defined in Section 280G of the Code, then such payments will be reduced to the minimum extent necessary so that no portion of such payments constitute an excess parachute payment. If any amount paid to an executive and/or officer is determined to be subject to the excise tax imposed by Section 4999 of the Code, NEG will pay such executive and/or officer an additional cash amount so such person receives, net of such tax, the amount such person would have received without such tax.

     Pursuant to the Employment Agreements and Officer Agreements, the surviving corporation can discharge the executive and/or officer for cause only if such person has willfully breached or habitually neglected his or her duties, or has been convicted of a felony. An executive and/or officer can resign for "good reason" under the Employment Agreements and Officer Agreements if he or she is assigned less significant responsibilities after a change in control, cash compensation is reduced, the surviving corporation takes actions with the purpose or intent and effect of inducing the executive and/or officers resignation; or the surviving corporation declines to extend the term of the Employment Agreements or Officer Agreements.

  NEG New Employment Agreements

     In connection with their appointment, following the Merger, as officers of NEG, Sue Barnard, David E. Grose and Jim L. David have entered into NEG New Employment Agreements to commence upon consummation of the Merger. See "Management -- NEG -- Directors and Executive Officers." Mr. David's agreement is for a two year term, provides for annual compensation of at least $102,000, with at least a $10,000 annual bonus, and shares of NEG Common Stock in an amount equal to $42,540. Ms. Barnard's and Mr. Grose's agreements are for 30 month terms, provide for annual compensation of at least $60,000 and $110,000, respectively, and shares of NEG Common Stock in the amounts of $20,000 and $37,650, respectively. Each of the above NEG New Employment Agreements provides registration rights to Ms. Barnard and Messrs. David and Grose, and severance benefits if NEG discharges such officer without cause or the officer resigns for good reason after a change of control, as defined under the NEG New Employment Agreements. Each of Ms. Barnard's and Mr. Grose's agreements also contain severance provisions which generally entitle such persons to a payment in an amount equal to two times their annual salary in the event their employment is voluntarily terminated (either by NEG or the employee) within the first six months of the term of their NEG New Employment Agreements. In addition, each of Bob G. Alexander and Roger G. Alexander have entered into NEG New Employment Agreements, effective upon consummation of the Merger, which terminate such persons' Severance Agreements with Alexander. Such agreements provide for annual compensation of $150,000 for Bob G. Alexander for the three year term of his agreement and $8,333.33 per month for Roger G. Alexander during the first year, which decreases to $5,208.33 per month during the remaining two years of his three year agreement. Under each of such agreements, the aggregate compensation amounts will be accelerated upon such person's termination by NEG or death.

  Compensation Committee Interlocks and Insider Participation

     Miles D. Bender served both as a member of the Personnel and Compensation Committee of the Board of Directors of NEG (the "Compensation Committee") and as the President and CEO of NEG during 1995. Robert V. Sinnott served as a member of Compensation Committee during 1995 and as a director of Plains Resources, Inc., the parent company of Plains to whom NEG sold 59% of its total oil and gas sales during 1995. See "Certain Relationships and Related Transactions -- NEG."

  Personnel and Compensation Committee Report on Executive Compensation

     The Compensation Committee is composed of four Directors and the President and CEO of NEG. The Compensation Committee advises NEG's Board of Directors and management concerning compensation for its executive officers. Compensation for executive officers is based on the principles that compensation must be competitive to enable NEG to motivate and retain highly qualified and talented employees to lead and grow NEG's business and, at the same time, provide rewards which are closely linked to NEG's and the individual's performance.

     The Compensation Committee considers management skills, long term performance, operating results, unusual accomplishments as well as economic conditions and other external events that affect NEG's operations.

     In addition to salaries, bonuses and stock options are generally granted once or twice annually based on performance, length of service or other noted accomplishments in helping to increase reserves and/or cash flows of NEG. Options are currently not granted under a formal plan, but are generally issued annually to executives at market price on the grant date.

     During the fiscal year ended December 31, 1995, the base compensation for Miles D. Bender, President and Chief Executive Officer, was $200,000 which represented a 33% increase from the prior year. The Compensation Committee believes the increase is reasonable based on the significant increase in the oil and gas reserves and related cash flows for NEG, along with Mr. Bender's performance and responsibilities. In addition, the increase served to provide competitive compensation more reflective of other companies within the industry. Based on the foregoing, the Compensation Committee also granted Mr. Bender a $50,000 bonus and 200,000 options during 1995.

                                            COMPENSATION COMMITTEE

                                            George McCullough
                                            Norman Miller
                                            Robert Kite
                                            Robert Sinnott
                                            Miles Bender

  Corporate Performance

     The following graph shows a five-year comparison of cumulative total stockholder returns for NEG, the Nasdaq Market Index and an index of peer companies in the oil and gas industry selected by NEG (the "Peer Group").

                                 National En-
      Measurement Period          ergy Group,     Nasdaq Mar-     Peer Group
    (Fiscal Year Covered)            Inc.          ket Index         Index
1990                                    100.00          100.00          100.00
1991                                     50.00          128.38           60.13
1992                                     75.00          129.64           88.89
1993                                    120.00          155.50           94.80
1994                                    160.00          163.26          107.05
1995                                    280.00          211.77          112.73

     The total cumulative return on investment (change in the year end stock price plus reinvested dividends) for each of the years for NEG, the Nasdaq Market Index and the Peer Group is based on the stock price or composite index beginning at the end of the calendar year 1990. NEG has never paid dividends on the NEG Common Stock.

     The Peer Group Index, is a diversified group of independent oil and gas companies comprised of Abraxas Petroleum, C.P.N.V., Arch Petroleum, Inc., Basin Exploration, Inc., Cairn Energy USA, Inc., Coho Energy, Inc., Comstock Resources, Inc., Gothic Energy Corp., Hugoton Energy Corp., Lomak Petroleum, Inc., Panaco, Inc. and Petrocorp, Inc.

                                   ALEXANDER

DIRECTORS AND EXECUTIVE OFFICERS

     The executive officers and directors of Alexander are identified below. The officers serve at the pleasure of the Board of Directors. Roger G. Alexander is the son of Bob G. Alexander.

             NAME               AGE                    POSITION                   SINCE
- ------------------------------  ---    ----------------------------------------   -----
Bob G. Alexander..............  62     President, Chief Executive Officer and      1980
                                       Director
David E. Grose................  43     Vice President, Treasurer, Chief            1983
                                       Financial Officer and Director
Jim L. David..................  56     Executive Vice President and Director       1980
Roger G. Alexander............  41     Vice President (Land) and Director          1987
Phillip J. Lohmann............  57     Vice President (Operations)                 1996
Sue Barnard...................  51     Secretary                                   1982
Brian F. Egolf................  46     Director                                    1992
Robert A. West................  56     Director                                    1994

     Bob G. Alexander, a founder of Alexander, has been a director and the President and Chief Executive Officer of Alexander since inception in 1980. From 1976 to 1980, Mr. Alexander was Vice President and General Manager of the Northern Division of Reserve Oil, Inc. and President of Basin Drilling Corp. (subsidiaries of Reserve Oil and Gas Company). Mr. Alexander attended the University of Oklahoma and graduated in 1959 with a bachelor of science degree in geological engineering. He has extensive experience in exploration, drilling and production in the Mid-Continent, West Texas and Gulf Coast regions and Utah for major and independent oil and natural gas companies. Professional memberships include the Independent Petroleum Association of America ("IPAA"), of which he currently serves as a member of the Executive and Economic Committees, and the Oklahoma Independent Petroleum Association ("OIPA"), of which he serves as a director, treasurer and a member of the OIPA Federal Energy Policy Task Force. He is former vice-chairman of the Natural Gas Task Force of Oklahoma and former chairman of The Commission on Natural Gas Policy.

     David E. Grose, joined Alexander at its inception in March 1980 as a financial accountant and served as Assistant Treasurer from October 1983 until his election in 1987 as a director and Vice President, Treasurer and Chief Financial Officer. From 1977 to 1980, he held a position in the corporate accounting department of Reserve Oil and Gas Company and was the rig accountant for Basin Drilling Corporation. Mr. Grose received a bachelor of arts degree in political science from Oklahoma State University in 1974 and a masters degree in business administration from Central State University in 1977. Professional memberships include the Petroleum Accountants Society of Oklahoma City and the IPAA. Mr. Grose formerly served on the Tax Committee of the IPAA.

     Jim L. David, a founder of Alexander, has served as a director and Vice President since its inception in March 1980. In August 1987, he was elected Executive Vice President. Mr. David began his career in oil and gas exploration with Mobil Oil Corporation as an exploration and development geologist. He worked in this capacity in Shreveport, Louisiana; Corpus Christi, Texas; New Orleans, Louisiana; Denver, Colorado; and Anchorage, Alaska. From October 1973 to October 1976, Mr. David served as Alaska chief geologist and senior staff geologist for Texas International in Oklahoma City. Thereafter, he was employed as exploration manager for Reserve Oil, Inc., Northern Division, in Oklahoma City from January 1977 until formation of Alexander. Mr. David graduated with a bachelor of arts degree in geology from Louisiana Tech University in 1962 and obtained a master of arts in geology from the University of Missouri in 1964. Professional memberships include the American Association of Geologists and the Oklahoma City Geological Society. Mr. David is a certified petroleum geologist.

     Roger G. Alexander, a certified petroleum landman, has served as Vice President (Land) and director of Alexander since February 1987. Mr. Alexander joined Alexander as a landman in August 1983 and became senior landman in August 1984. In July 1985, he was named land manager. He was employed as a landman by Texas Oil & Gas Corporation in its West Texas District, Midland, Texas, from June 1981 to August 1983. Mr. Alexander graduated with a bachelor of business administration degree, with a major in petroleum land management, from the University of Oklahoma in 1981. Professional memberships include the American Association of Petroleum Landmen and the Oklahoma City Association of Petroleum Landmen.

     Phillip J. Lohmann, was elected Vice President (Operations) in February 1996. Prior to joining Alexander he served as President of Lohmann & Associates, Inc., Norman, Oklahoma, a petroleum operating and engineering consulting firm. From 1974 to 1979, Mr. Lohmann was Vice President of Jasper & Lohmann Engineering, Inc. He held several engineering positions in Oklahoma City and was the District Manager for McCulloch Oil Corporation in Bakersfield, California, from 1972 to 1974. He has extensive experience in exploration, drilling and production in the Mid-Continent, Texas and California. Mr. Lohmann graduated from the University of Oklahoma in 1962 with a bachelor of science degree in industrial engineering and is a member of the Society of Petroleum Engineers.

     Sue Barnard, has served as Corporate Secretary since 1985 and director of investor relations since June 1988. Additionally, since 1986 she has served Alexander in the capacities of Risk Manager and Manager of Human Resources. Ms. Barnard joined Alexander in June 1982 as assistant to the Vice President -- Administration and as Assistant Corporate Secretary. Professional memberships include the American Society of Corporate Secretaries.

     Brian F. Egolf, received a bachelor of arts degree in political science and history from Stanford University in 1970. Since graduation, Mr. Egolf has had an extensive career in the oil and natural gas industry. He was a director and the president of Bradmar from its inception in 1989 until Alexander acquired Bradmar in March 1992. Mr. Egolf has been a general partner of The Egolf Company since its formation in 1979. The Egolf Company served as the general partner of Bradmar's predecessor, Petroleum Investments, Ltd., and served as the general partner of nine oil and natural gas drilling partnerships.

     Robert A. West, a 1961 graduate of The University of Tulsa, has had a varied career in the energy business spanning more than 30 years. Since 1973, Mr. West has owned and/or invested in various energy industry service companies including Alexander Well Services, Inc. and Beacon Fluid Services (formerly Beacon Well Services, Inc.). Since 1989, he has served as president and majority shareholder of The West Group, Inc., a vacuum transport and completion fluids service company. Mr. West's trade association memberships include the Oklahoma Independent Petroleum Association. His civic contributions include serving since 1988 in various capacities on the Board of Trustees of The University of Tulsa.

     Immediately after the Effective Time of the Merger, Messrs. Bob Alexander, David and West will be appointed to the Board of Directors of NEG pursuant to the Merger Agreement. See "The Merger Proposals -- Conduct of Business following the Merger; Board of Directors and Management." In addition, Ms. Barnard and Messrs. Grose and David will become officers of NEG effective immediately following the Merger. See "-- NEG -- Directors and Executive Officers," and
"-- NEG -- Executive Compensation -- NEG New Employment Agreements."

EXECUTIVE COMPENSATION

     The following information is set forth with respect to the total cash compensation paid to Alexander's five executive officers (including Alexander's chief executive officer) whose cash compensation exceeded $100,000 during each of the three years ending December 31, 1995, 1994 and 1993. None of the other executive officers' cash compensations for all services rendered in all capacities to Alexander and its subsidiaries exceeded $100,000 during 1995, 1994 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM COMPENSATION
                                                                                             AWARDS
                                             ANNUAL COMPENSATION(1)                  ----------------------
                                 -----------------------------------------------     RESTRICTED
                                                                    OTHER ANNUAL       STOCK
      NAME AND PRINCIPAL         FISCAL     SALARY       BONUS      COMPENSATION      AWARD(S)      OPTIONS
           POSITION               YEAR      ($)(2)      ($)(3)          ($)            ($)(4)         (#)
- -------------------------------  ------     -------     -------     ------------     ----------     -------
Bob G. Alexander                  1995      137,121          --          --                 --          --
  President and Chief             1994      133,021     233,156(5)       --                 --          --
  Executive Officer               1993      122,424      69,553          --                 --          --
Jim L. David                      1995       89,847          --          --                 --          --
  Executive Vice President        1994       88,315      48,370                                         --
                                  1993       79,973      69,553          --                 --          --
David E. Grose                    1995       79,778          --          --                 --          --
  Vice President, Treasurer       1994       78,631      48,370          --            189,250       4,000
  and Chief Financial Officer     1993       71,308      69,553          --             10,500       3,000
Roger G. Alexander                1995       78,708          --          --                 --          --
  Vice President (Land)           1994       76,599      48,370          --            189,250       4,000
                                  1993       71,256      69,553          --             10,500       3,000
James S. Wilson(6)                1995       79,383          --          --                 --          --
  Vice President                  1994       76,881      48,370          --            189,250       4,000
  (Operations)                    1993       71,308      69,553          --             10,500       3,000

- ---------------

(1) Excludes the aggregate, incremental cost to Alexander of perquisites and other personal benefits, securities or property, the aggregate amount of which, with respect to the named individual, does not exceed the lesser of $50,000 or 10% of reported annual salary and bonus for such person.

(2) Includes amounts paid by Alexander which were deferred pursuant to Section 401(k) of the Code and accrued during the years ended December 31, 1995, 1994 and 1993.

(3) Alexander has a policy whereby bonuses may be awarded only if Alexander has replaced produced reserves in the previous year. In those years in which this occurs, 10% of the difference between internally generated cash flow and the estimated finding cost for reserve replacement may be awarded to key employees managing key corporate functions. Bonuses were awarded equally among five executive officers of Alexander in 1994 and 1993. No bonuses were paid in 1995. Included in the amount of bonus awarded for 1993, $9,853 was paid as discretionary performance bonuses for successful completion of Alexander's second public offering of common stock to each of the named individuals.

(4) For 1994, the values of the grants are based on $4.625 and $6.00, the closing sale prices of Alexander's common stock at October 5 and December 8, the respective dates of grants of 2,000 and 30,000 shares, respectively, to each of Messrs. Roger Alexander and Grose. Value for 1993 is based on $5.25, the closing sale price at November 30, the date of grant. Restricted stock awards of 32,000 shares in 1994 and 2,000 shares in 1993 to each of Messrs. Roger Alexander and Grose were made pursuant to the Alexander 1993 Restricted Stock Plan. At December 31, 1995, there were held in escrow for each of Messrs. Roger Alexander and Grose 16,500 restricted shares with a value of $75,281. Vesting of the restricted stock awards was accelerated on June 5, 1996.

(5) Includes $184,786 of debt forgiveness in the form of a one-time bonus. In June 1988, Mr. Bob Alexander purchased 200,000 shares of Alexander's treasury stock for a sum aggregating $322,500. In connection with this transaction, Alexander advanced Mr. Bob Alexander $77,500 bearing interest at 10% repayable in ten annual installments. In November 1994, the Board of Directors approved a resolution to forgive the outstanding receivable from Mr. Bob Alexander and to also fund the principal and interest previously paid to Alexander, resulting in an aggregate bonus of $184,786.

(6) Mr. Wilson resigned his position with Alexander on January 9, 1996.

  Compensation of Directors

     Through June 30, 1994, non-employee directors of Alexander were entitled to receive a fee of $500 for each meeting attended. Effective July 1, 1994, non-employee directors receive a fee of $2,000 for each meeting attended in person and $500 for each meeting attended telephonically.

  Option Exercises and Year End Option Values

     The following information is set forth with respect to each exercise of stock options during the year ended December 31, 1995 by each of Alexander's named executive officers, and the year-end value of outstanding in-the-money options held by those executive officers.

                AGGREGATED OPTION EXERCISES FOR LAST FISCAL YEAR
                           AND YEAR-END OPTION VALUES

                                                                                                 VALUE OF
                                                                          NUMBER OF         UNEXERCISED IN-THE-
                                                                         UNEXERCISED         MONEY OPTIONS AT
                                                                      OPTIONS AT FISCAL       FISCAL YEAR-END
                                                                         YEAR-END(#)              ($)(1)
                                       SHARES                         -----------------     -------------------
                                    ACQUIRED ON         VALUE           EXERCISABLE/           EXERCISABLE/
               NAME                 EXERCISE(#)      REALIZED($)        UNEXERCISABLE          UNEXERCISABLE
- ----------------------------------  ------------     ------------     -----------------     -------------------
Bob G. Alexander..................         --              --                    --                     --
Jim L. David......................         --              --                    --                     --
David E. Grose....................         --              --             33,665/--              63,567/--
Roger G. Alexander................      3,333             896              5,833/--              29,638/--
James S. Wilson...................         --              --             20,665/--              34,300/--

- ---------------

(1) Based on the closing sale price of Alexander's common stock on December 31, 1995 of $4.5625.

  Option Grants in Last Fiscal Year

     There were no stock options granted during the year ended December 31, 1995.

  Termination of Employment and Change-in-Control Arrangements

     In December 1994, Alexander executed Severance Agreements with its executive officers. The Severance Agreements become effective only upon a change in control or ownership. The Severance Agreements define "change in control" to have occurred when (i) a person, entity or group acquires beneficial ownership of (a) 30% or more of the outstanding shares of the Alexander Common Stock and the Alexander Board of Directors deems the acquisition to be a change in control or (b) 40% or more of the outstanding shares of Alexander Common Stock; (ii) either the directors who constitute Alexander's Board of Directors at the time of execution of the Severance Agreements (the "Incumbent Board"), or the directors who are elected by Alexander's shareholders subsequent to execution of the Severance Agreements and are approved by a majority of the Incumbent Board, cease to hold at least a majority of the Board of Directors seats; or (iii) the shareholders of Alexander have approved a reorganization, share exchange, merger or consolidation which results in the shareholders of Alexander owning less than 50% of the combined voting power of the then outstanding voting securities, or a liquidation or dissolution of Alexander or the sale of all or substantially all of the assets of Alexander.

     The Severance Agreements provide for an employment period ending on the earlier to occur of (i) three years from the change in control or (ii) the first day of the month next following the executive's attainment of age 65. During such period, the executive is to receive a base salary at least equal to the highest monthly base salary paid to the executive during the 36-month period immediately preceding the month in which the change in control occurs. In addition to base salary, the executive will be awarded for each fiscal year an annual bonus in cash at least equal to the highest bonus paid by Alexander to the executive during the last five fiscal years immediately preceding the fiscal year in which the change in control occurs. Prior to execution of the NEG New Employment Agreements, Alexander estimated the maximum severance obligation for executive employees to be $2.9 million, occurring only in the event that all five of the executives that are parties to the agreements are terminated during the three-year period subsequent to change in control of Alexander. See "The Merger Proposals -- Treatment of Alexander Employment and Severance Agreements; NEG New Employment Agreements."

  Compensation Committee Interlocks and Insider Participation

     Alexander's Compensation Committee consists of Brian F. Egolf, Chairman, and Jim L. David. Mr. David served as Vice President of Exploration from the inception of Alexander in 1980 until his election in 1987 to his current position of Executive Vice President. Effective January 1, 1996, Alexander sold 228 wells to Petroleum Properties Management Company ("PPMC"). PPMC is wholly-owned by a trust of which Brian F. Egolf, a director of Alexander, is a beneficiary. Alexander operated 83 of the 228 wells. Of several prospective buyers, PPMC offered Alexander the highest purchase price, which consisted of approximately $800,000 of cash and the assumption of net gas balancing liabilities of approximately $260,000.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

                                      NEG

     The following table sets forth the total number of shares of NEG's Common Stock and Preferred Stock beneficially owned by (a) each person who, to the knowledge of NEG, is the beneficial owner of 5% or more of the outstanding shares of a class of NEG's capital stock, (b) each of NEG's present Directors and officers and certain other parties, and (c) the Directors and officers of NEG as a group, all as reported by each such person, as of July 19, 1996. In addition, the following table sets forth the number of shares and the percent of each class of currently outstanding NEG capital stock owned by each such person immediately after the Effective Time of the Merger. Except as otherwise indicated, ownership of shares by the persons named below includes sole voting and investment power held by such persons.

                                                                         POST-MERGER
                                         PRE-MERGER                        AMOUNT
                                           AMOUNT                        AND NATURE
                                         AND NATURE       PRE-MERGER         OF          POST-MERGER
     NAME AND ADDRESS OF BENEFICIAL    OF BENEFICIAL      PERCENT OF     BENEFICIAL      PERCENT OF
                  OWNER                  OWNERSHIP        CLASS (1)       OWNERSHIP       CLASS(2)
    ---------------------------------  --------------     ----------     -----------     -----------
                                              COMMON STOCK

    Richard A. Kayne                      5,230,769(3)       30.1%        7,802,991(3)       18.9%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, California 90067
    Kayne, Anderson Investment            5,230,769(3)       30.1%        7,802,991(3)       18.9%
      Mgmt, Inc.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, California 90067
    Miles D. Bender                       1,298,144(4)       10.5%        1,298,144(4)        3.9%
      4925 Greenville Ave., Ste. 1400
      Dallas, Texas 75206
    Carl C. Icahn                         1,040,000(5)        8.5%        8,212,544(5)       21.3%
      114 West 47th Street, 19th
         Floor
      New York, New York 10036
    George B. McCullough                    391,852(6)        3.2%          391,852(6)        1.2%
      6510 Pauma Dr.
      Houston, Texas 77069
    Robert H. Kite                          369,455(7)        3.0%          369,455(7)        1.1%
      2722 N. 7th Street
      Phoenix, Arizona 85006
    Norman C. Miller                        324,860(8)        2.7%          324,860(8)        1.0%
      P. O. Box 1566
      Griffin, Georgia 30224
    Robert A. Imel                          165,500(9)        1.4%          165,500(9)           (17)
      4925 Greenville Ave, Ste. 1400
      Dallas, TX 75206
    Randall A. Carter                       164,882(10)       1.4%          164,882(10)          (17)
      234 Columbine, Suite 240
      Denver, Colorado 80206
    George N. McDonald                      123,023(11)       1.0%          123,023(11)          (17)
      3656 Macintosh Lane
      Salt Lake City, Utah 84121

                                                                         POST-MERGER
                                         PRE-MERGER                        AMOUNT
                                           AMOUNT                        AND NATURE
                                         AND NATURE       PRE-MERGER         OF          POST-MERGER
     NAME AND ADDRESS OF BENEFICIAL    OF BENEFICIAL      PERCENT OF     BENEFICIAL      PERCENT OF
                  OWNER                  OWNERSHIP        CLASS (1)       OWNERSHIP       CLASS(2)
    ---------------------------------  --------------     ----------     -----------     -----------
    William T. Jones                        110,000(12)          (17)       110,000(12)          (17)
      4925 Greenville Ave, Ste. 1400
      Dallas, TX 75206
    R. Thomas Fetters, Jr.                   50,000(13)          (17)        50,000(13)          (17)
      4925 Greenville Ave, Ste 1400
      Dallas, TX 75206
    Melissa H. Rutledge                      30,000(14)          (17)        30,000(14)          (17)
      4925 Greenville Ave, Ste. 1400
      Dallas, TX 75206
    Robert V. Sinnott                        20,000(15)          (17)        20,000(15)          (17)
      1800 Ave of Stars, Ste. 1424
      Los Angeles, California 90067
    Elwood W. Schafer                         2,000(16)          (17)         2,000(16)          (17)
      7018 Blackwood Drive
      Dallas, TX 75231
    All Directors and Officers as a       3,049,716(18)      24.2%        4,214,179(18)      12.4%
      group (12 people before the
      Merger and 18 people after the
      Merger)

                                        SERIES B PREFERRED STOCK

    Richard A. Kayne                         52,500(19)       100%           52,500(19)       100%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Kayne, Anderson Investment               52,500(19)       100%           52,500(19)       100%
      Mgmt., Inc.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Arbco Associates L.P.                    18,900(19)      36.0%           18,900(19)      36.0%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Offense Group Associates L.P.            15,750(19)      30.0%           15,750(19)      30.0%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, California 90067
    Kayne, Anderson Nontraditional           14,700(19)      28.0%           14,700(19)      28.0%
      Investments, L.P.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, California 90067
    Opportunity Associates L.P.               3,150(19)       6.0%            3,150(19)       6.0%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, California 90067
    All Directors and Officers as a               0           0.0%                0           0.0%
      Group (12 people before the
      Merger and 18 people after the
      Merger)

                                                                         POST-MERGER
                                         PRE-MERGER                        AMOUNT
                                           AMOUNT                        AND NATURE
                                         AND NATURE       PRE-MERGER         OF          POST-MERGER
     NAME AND ADDRESS OF BENEFICIAL    OF BENEFICIAL      PERCENT OF     BENEFICIAL      PERCENT OF
                  OWNER                  OWNERSHIP        CLASS (1)       OWNERSHIP       CLASS(2)
    ---------------------------------  --------------     ----------     -----------     -----------
                                                SERIES C PREFERRED STOCK

    Richard A. Kayne                         40,000(20)       100%           40,000(20)       100%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Kayne, Anderson Investment               40,000(20)       100%           40,000(20)       100%
      Mgmt., Inc.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Arbco Associates L.P.                    14,400(20)      36.0%           14,400(20)      36.0%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Offense Group Associates L.P.            12,000(20)      30.0%           12,000(20)      30.0%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Kayne, Anderson Nontraditional           11,200(20)      28.0%           11,200(20)      28.0%
      Investments, L.P.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Opportunity Associates L.P.               2,400(20)       6.0%            2,400(20)       6.0%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    All Directors and Officers as a               0           0.0%                0           0.0%
      Group (12 people before the
      Merger and 18 people after the
      Merger)

                                                SERIES D PREFERRED STOCK

    High River Limited Partnership                0           0.0%          100,000(5)        100%
      100 South Bedford Road
      Mount Kisco, NY 10549
    All directors and officers as a               0           0.0%                0           0.0%
      group (12 people before the
      Merger and 18 people after the
      Merger)

                                                SERIES E PREFERRED STOCK

    Richard A. Kayne                              0           0.0%           50,000(21)       100%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Kayne, Anderson Investment                    0           0.0%           50,000(21)       100%
      Mgmt., Inc.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Foremost Insurance Company                    0           0.0%           20,000(21)        40%
      c/o Kayne, Anderson
        Investment Mgmt., Inc.
      1800 Ave. of Stars, Suite 1424
      Los Angeles, CA 90067

                                                                         POST-MERGER
                                         PRE-MERGER                        AMOUNT
                                           AMOUNT                        AND NATURE
                                         AND NATURE       PRE-MERGER         OF          POST-MERGER
     NAME AND ADDRESS OF BENEFICIAL    OF BENEFICIAL      PERCENT OF     BENEFICIAL      PERCENT OF
                  OWNER                  OWNERSHIP        CLASS (1)       OWNERSHIP       CLASS(2)
    ---------------------------------  --------------     ----------     -----------     -----------
    Arbco Associates L.P.                         0           0.0%            6,750(21)      13.5%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Offense Group Associates L.P.                 0           0.0%            6,750(21)      13.5%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Kayne, Anderson Nontraditional                0           0.0%            6,750(21)      13.5%
      Investments, L.P.
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    Topa Insurance Company                        0           0.0%            5,000(21)        10%
      c/o Kayne, Anderson
        Investment Mgmt., Inc.
      1800 Ave. of Stars, Suite 1424
      Los Angeles, CA 90067
    Kayne, Anderson Offshore Limited              0           0.0%            2,500(21)         5%
      4800 Ave. of Stars, Ste. 1424
      Los Angeles, CA 90067
    Opportunity Associates L.P.                   0           0.0%            2,250(21)       4.5%
      1800 Ave of Stars, Ste. 1424
      Los Angeles, CA 90067
    All directors and officers as a               0           0.0%                0           0.0%
      group (12 people before the
      Merger and 18 people after the
      Merger)


- ---------------

 (1) Based upon the 12,170,682 shares of issued and outstanding NEG Common Stock and 52,500 shares of issued and outstanding NEG Series B Preferred and 40,000 shares of issued and outstanding NEG Series C Preferred, as of July 19, 1996; for each person or group, the percentages, are calculated on the basis of the amount of outstanding securities of the particular class plus any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

 (2) Based upon the approximately 33,457,650 shares of NEG Common Stock that are outstanding and 52,500 shares of issued and outstanding NEG Series B Preferred, 40,000 shares of issued and outstanding NEG Series C Preferred, 100,000 shares of issued and outstanding NEG Series D Preferred and 50,000 shares of issued and outstanding NEG Series E Preferred as of immediately after the Effective Time of the Merger, including securities issued in the NEG Equity Private Placement; for each person or group the percentages, are calculated on the basis of the amount of outstanding securities of the particular class plus any securities that such person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.


 (3) Richard A. Kayne is President, Chief Executive Officer and Director of KAIM, a registered investment advisor, and of Kayne, Anderson Associates, Inc. a registered broker/dealer. KAIM is the general partner of KAIM Non-Traditional L.P. ("L.P.") which is the general partner of and investment advisor to the four investment partnerships referred to in this footnote. Mr. Kayne is also a limited partner in each investment partnership and a general partner of one of them. Mr. Kayne and KAIM have shared dispositive and voting power through four investment partnerships for 52,500 shares of NEG Series B Preferred, which may be converted at any time into 3,230,769 shares of NEG Common Stock, and 40,000 shares of NEG Series C Preferred, which may be converted at any time into 2,000,000 shares of

     NEG Common Stock, and, after the Merger, through several investment partnerships or accounts, for 50,000 shares of NEG Series E Preferred, which may be converted at anytime into 2,222,222 shares of NEG Common Stock and for warrants to purchase 350,000 shares of NEG Common Stock. The percentage ownership figures in the table assume that all shares of NEG Series B Preferred and NEG Series C Preferred are converted and 5,230,769 shares of NEG Common Stock are issued, and such shares are added to the shares of NEG Common Stock outstanding as of July 19, 1996. In addition, the post-Merger percentage ownership figures assume that 50,000 shares of NEG Series E Preferred and warrants to purchase 350,000 shares of NEG Common Stock are sold to the Kayne Anderson Investors in the NEG Equity Private Placement, all shares of the NEG Series E Preferred are converted, all warrants are exercised and 2,572,222 shares of NEG Common Stock are issued, and such shares are added to the shares of NEG Common Stock outstanding. For additional information on the record ownership of the NEG Series B Preferred and NEG Series C Preferred and the shares of NEG Common Stock into which they convert, see footnotes (19) and (20) below. For additional information on the record ownership of the NEG Series E Preferred and the shares of NEG Common Stock into which it converts, see footnote (21) below. Mr. Kayne disclaims beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to him by virtue of his direct interest as a limited or general partner and by virtue of his indirect interest in KAIM's interest in the investment partnerships. KAIM and L.P. disclaim beneficial ownership of the shares held by the investment partnerships in excess of the amount attributable to them by virtue of their percentage interest in the investment partnerships. Mr. Robert V. Sinnott is Senior Vice President and Senior Investment Officer of L.P. and Mr. Elwood W. Schafer is a consultant to KAIM. Both are Directors of NEG; neither Mr. Sinnott nor Mr. Schafer have dispositive or voting power over the 52,500 shares of NEG Series B Preferred, the 40,000 shares of NEG Series C Preferred, the 50,000 shares of NEG Series E Preferred or the 350,000 warrants to purchase NEG Common Stock or the 7,802,991 shares of NEG Common Stock into which such shares convert or which are received upon exercise of the Warrants.


(4) Mr. Bender's shares include the following: 1,148,144 shares held directly by Mr. Bender and options to purchase 150,000 shares; does not include options to purchase 100,000 shares which are not yet exercisable.

(5) High River, the record owner of these shares, is a Delaware limited partnership. Riverdale is a Delaware corporation and is the general partner of High River. Icahn is the sole shareholder and a director of Riverdale. Riverdale's principal business address is 90 South Bedford Road, Mount Kisco, New York 10549 and Mr. Icahn's principal business address is c/o Icahn Associates Corp., 114 West 47th Street, 19th Floor, New York, New York 10036. The post-Merger ownership figures in the table assume that all the shares of NEG Series D Preferred are converted, the warrants for 700,000 shares of NEG Common Stock are exercised and 5,144,444 shares of NEG Common Stock are added to the shares of NEG Common Stock outstanding. Riverdale and Mr. Icahn, by virtue of their relationships to High River, may be deemed to beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the shares which High River directly beneficially owns. Each of Riverdale and Mr. Icahn disclaims beneficial ownership of such shares for all other purposes. After the Merger, Mr. Robert J. Mitchell will be appointed a director of NEG as the representative of the holders of the NEG Series D Preferred. Mr. Mitchell does not have dispositive or voting power over any of the shares owned by High River.

(6) Includes 351,852 shares held directly by Mr. McCullough and options to purchase 40,000 shares; does not include options to purchase 30,000 shares which are not yet exercisable. The figures in the table do not include 5,405 shares owned by Mr. McCullough's sons, for which Mr. McCullough disclaims beneficial ownership. Mr. McCullough is Chairman of the Board of Directors of NEG.


(7) Robert H. Kite, a Director of NEG, is Chief Operating Officer and 33.0% beneficial owner of KFT, Ltd. and may be deemed to be the beneficial owner of shares held by KFT, Ltd. KFT, Ltd. holds 176,297 shares and Mr. Kite holds 153,158 shares directly. The share figure in the table also includes options to purchase 40,000 shares, but does not include options to purchase 15,000 shares which are not yet exercisable.

(8) Mr. Miller owns 234,860 shares directly, and 50,000 shares through Incorp, Inc., of which Mr. Miller is owner. Includes options to purchase 40,000 shares but does not include options to purchase 30,000 shares which are not yet exercisable. Mr. Miller is a Director and Chairman of the Executive Committee of NEG.

(9) Includes 105,500 shares held directly by Mr. Imel and options to purchase 60,000 shares; does not include options to purchase 50,000 shares which are not yet exercisable. Mr. Imel is Chief Financial Officer of NEG.

(10) Includes 164,882 shares held directly by Mr. Carter; does not include options to purchase 20,000 shares which are not yet exercisable. Mr. Carter is General Counsel and Secretary of NEG.

(11) Includes 123,023 shares held directly by Mr. McDonald, does not include options to purchase 15,000 shares which are not yet exercisable. Mr. McDonald is a Director of NEG.

(12) Includes 50,000 shares held directly by Mr. Jones and options to purchase 60,000 shares; does not include options to purchase 50,000 shares which are not yet exercisable. Mr. Jones is Vice President -- Production & Engineering of NEG.

(13) Includes 50,000 shares held directly by Mr. Fetters. Does not include options to purchase 50,000 shares which are not yet exercisable. Mr. Fetters is Senior Vice President -- Offshore Operations and Exploration.

(14) Includes 10,000 shares held directly by Ms. Rutledge and options to purchase 20,000 shares; does not include options to purchase 10,000 shares which are not yet exercisable. Ms. Rutledge is Controller and Chief Accounting Officer of NEG.


(15) Includes options to purchase 20,000 shares held by Mr. Sinnott; does not include options to purchase 15,000 shares which are not yet exercisable. Mr. Sinnott is a Director of NEG and is Senior Vice President and Senior Investment Officer of L.P. See footnote (3) above, footnotes (16), (19),
     (20) and (21) below, and "Certain Relationships and Related
     Transactions -- NEG" below.


(16) Includes 2,000 shares held directly by Mr. Schafer; does not include options to purchase 15,000 shares which are not yet exercisable. Mr. Schafer is a Director of NEG, and is a consultant to KAIM. See footnotes
     (3) and (15) above, footnotes (19), (20) and (21) below and "Certain Relationships and Related Transactions -- NEG" below.

(17) Less than one percent.

(18) Includes a total of 2,619,716 shares held directly or indirectly by the officers and directors and options to purchase 430,000 shares prior to the Merger and includes a total of 3,700,460 shares held directly or indirectly by the officers and directors and options to purchase 513,719 shares after the Merger.

(19) For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shared dispositive and voting power with Mr. Kayne and KAIM of 18,900 shares of NEG Series B Preferred, which converts into 1,163,077 shares of NEG Common Stock (or 7.6% of NEG's Common Stock before the Merger, assuming all of the NEG Series B Preferred is converted and the NEG Series C Preferred is not converted). Offense Group Associates has shared dispositive and voting power with Mr. Kayne and KAIM for 15,750 shares of NEG Series B Preferred, which converts into 969,231 shares of NEG Common Stock (or 6.3% of NEG Common Stock before the Merger, assuming all NEG Series B Preferred is converted and the NEG Series C Preferred is not converted). Kayne, Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne and KAIM for 14,700 shares of NEG Series B Preferred, which converts into 904,615 shares of NEG Common Stock (or 5.9% of NEG Common Stock before the Merger, assuming all of the NEG Series B Preferred is converted and the NEG Series C Preferred is not converted). Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne and KAIM of 3,150 shares of NEG Series B Preferred, which converts into 193,846 shares of NEG Common Stock.

(20) For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Arbco Associates L.P. has shared dispositive and voting power with Mr. Kayne and KAIM of 14,400 shares of NEG Series C Preferred, which converts into 720,000 shares of NEG Common Stock (or 5.1% of NEG's Common Stock before the Merger, assuming all of the NEG Series C Preferred is converted and the NEG Series B Preferred is not converted). Offense Group Associates has shared dispositive and voting power with Mr. Kayne and KAIM for 12,000 shares of NEG Series C Preferred, which converts into 600,000 shares of NEG Common Stock. Kayne, Anderson Non-Traditional Investments has shared dispositive and voting power with Mr. Kayne and KAIM for 11,200 shares of NEG Series C Preferred, which converts into 560,000 shares of NEG Common Stock. Opportunity Associates L.P. has shared dispositive and voting power with Mr. Kayne and KAIM of 2,400 shares of NEG Series C Preferred, which converts into 120,000 shares of NEG Common Stock.


(21) For information on Richard A. Kayne, KAIM and L.P., see footnote (3) above. Foremost Insurance Company will share dispositive and voting power with Mr. Kayne and KAIM of 20,000 shares of NEG Series E Preferred, which converts into 888,888 shares of NEG Common Stock. Arbco Associates L.P. will share dispositive and voting power with Mr. Kayne and KAIM of 6,750 shares of NEG Series E Preferred, which converts into 300,000 shares of NEG Common Stock. Offense Group Associates will share dispositive and voting power with Mr. Kayne and KAIM for 6,750 shares of NEG Series E Preferred, which converts into 300,000 shares of NEG Common Stock. Kayne, Anderson Non-Traditional Investments will share dispositive and voting power with Mr. Kayne and KAIM for 6,750 shares of NEG Series E Preferred, which converts into 300,000 shares of NEG Common Stock. Topa Insurance Company will share dispositive and voting power with Mr. Kayne and KAIM for 5,000 shares of NEG Series E Preferred, which converts into 222,222 shares of NEG Common Stock. Kayne, Anderson Offshore Limited will share dispositive and voting power with Mr. Kayne and KAIM for 2,500 shares of NEG Series E Preferred, which converts into 111,111 shares of NEG Common Stock. Opportunity Associates L.P. will share dispositive and voting power with Mr. Kayne and KAIM of 2,250 shares of NEG Series E Preferred, which converts into 100,000 shares of NEG Common Stock.


     Under the terms of the NEG Series D Preferred, a change in control of NEG may occur if either of the events occur that trigger the NEG Series D Preferred Contingent Voting Rights to elect one-half of the Board of Directors of NEG plus one member and if such rights are exercised by such holders. See "Description of Capital Stock -- NEG -- NEG Series D Preferred," and "Risk Factors -- Control by Principal Shareholders."

                                   ALEXANDER

     The following table and notes thereto set forth, as of July 19, 1996, the number of shares of common stock of Alexander owned by those known by Alexander to own beneficially more than five percent (5%) of the outstanding shares of Alexander's Common Stock, as well as all shares beneficially owned by each director, each named executive officer, and all directors and officers of Alexander as a group. In addition, the following table sets forth the number of shares of NEG Common Stock and percent of NEG Common Stock beneficially owned by each person who will be an director, officer or five percent owner of NEG Common Stock after the Merger. Unless otherwise noted, the person named has sole voting and investment power over the shares reflected opposite his name. Alexander has been provided such information by its directors and officers.

                                                                            AMOUNT OF        PERCENT OF CLASS
                                                         PERCENT OF        BENEFICIAL         OF NEG COMMON
      NAME OF BENEFICIAL       AMOUNT AND NATURE        CLASS BEFORE     OWNERSHIP AFTER       STOCK AFTER
            OWNER           OF BENEFICIAL OWNERSHIP      THE MERGER        THE MERGER           THE MERGER
    ----------------------  -----------------------     ------------     ---------------     ----------------
    Carl C. Icahn(1)......         1,193,000                  9.6%          8,212,544              21.3%
    Elliott Associates,
      L.P.(2).............         1,226,843                  9.8%          2,085,633               6.2%
    Bob G.
      Alexander**(3)......           294,548                  2.4%            500,731               1.5%
    Jim L. David**(4).....           266,166                  2.1%            466,662               1.4%
    David E. Grose**(5)...            81,915                   (8)            156,480                (8)
    Roger G.
      Alexander**(6)......            68,448                   (8)            121,036                (8)
    Robert A. West*.......             7,066                   (8)             12,012                (8)
    Brian F. Egolf*.......                --                   (8)                 --                (8)
    All Officers and
      Directors as a group
      (8 persons)(7)......           730,658                  5.8%          1,287,199               3.8%

- ---------------

  * Director

 ** Director and officer

(1) Reflects ownership as reported on Schedule 13D by High River, Riverdale and Carl C. Icahn, an individual. Riverdale is the general partner of High River and Mr. Icahn is the sole shareholder of Riverdale. The corporate address for Mr. Icahn is 114 West 47th Street, 19th Floor, New York, NY 10036. The post-Merger ownership number includes NEG Common Stock beneficially owned by Mr. Icahn prior to the Merger and as a result of the NEG Equity Private Placement.

(2) Reflects ownership as reported on Schedule 13D of the number of shares of Common Stock of Alexander held by Elliott (together with its affiliates Westgate International, L.P. and Martley International, Inc.). The address for Elliott is 712 Fifth Avenue, New York, NY 10019.

(3) The amount shown owned by Mr. Alexander includes 83,882 shares owned by Mr. Alexander's wife, Donna Ports Alexander. Mr. Alexander disclaims any beneficial interest in the shares owned by his wife.

(4) The post-Merger ownership number includes 14,180 shares to be issued pursuant to a NEG New Employment Agreement assuming a $3.00 NEG Average Price.

(5) Includes the right to acquire 37,915 and 69,130 shares pursuant to stock options, pre-Merger and post-Merger, respectively, which are or will be exercisable, but which have not been exercised. The post-Merger ownership number also includes 12,550 shares to be issued pursuant to a NEG New Employment Agreement, assuming a $3.00 NEG Average Price.

(6) Includes the right to acquire 10,083 and 21,816 shares pursuant to stock options, pre-Merger and post-Merger, respectively, which are or will be exercisable, but which have not been exercised.

(7) Includes the right to acquire 55,205 and 105,535 shares pursuant to employee stock options, pre-Merger and post-Merger, respectively, which are or will be exercisable, but which have not been exercised. The post-Merger ownership number also includes 33,396 shares to be issued pursuant to NEG New Employment Agreements, assuming a $3.00 NEG Average Price.

(8) Less than one percent.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

                                      NEG

     During the year ended December 31, 1995, NEG sold $4,618,136 of oil and gas, or 59% of NEG's total oil and gas sales, to Plains. During the year ended December 31, 1994, NEG sold $1,614,711 of oil and gas, or 51.1% of its total oil and gas sales, to Plains. Robert V. Sinnott is a director of both NEG and Plains Resources, Inc., which is the parent company of Plains. For information on the ownership of NEG's securities by KAIM and investment partnerships associated with KAIM, see the table, and footnotes 3, 19, 20 and 21 thereto under "Security Ownership of Certain Beneficial Owners and Management -- NEG." KAIM and investment partnerships associated with KAIM, and other accounts managed by affiliates of KAIM, own on a fully diluted basis, 2,751,173 shares of Common Stock of Plains Resources, Inc., or approximately 18.6% of the issued and outstanding shares of Common Stock of Plains Resources, Inc. NEG has agreements with Plains pursuant to which Plains purchases oil produced from the major oil-producing properties which NEG operates, at West Texas Intermediate posted prices plus a small premium. The premium is based on Plains purchasing substantially all the production of NEG. If the agreements continue in 1996, sales to Plains will account for a significant percentage of NEG's total oil and gas sales in 1996.

     On June 14, 1995, NEG consummated the sale of $4.0 million of NEG Series C Preferred which was privately placed with investment partnerships associated with KAIM (the "Purchasers"). 40,000 shares of NEG Series C Preferred were sold by NEG at $100 per share, and the NEG Series C Preferred is convertible into shares of the Common Stock at a conversion price of $2.00 per share of Common Stock. The Purchasers own all of NEG's currently outstanding NEG Series C Preferred. The Purchasers were Arbco Associates L.P, which purchased 14,400 shares of NEG Series C Preferred, or 36.0% of the NEG Series C Preferred; Offense Group Associates L.P., which purchased 12,000 shares of NEG Series C Preferred, or 30.0% of the NEG Series C Preferred; Kayne, Anderson Nontraditional Investments L.P., which purchased 11,200 shares of NEG Series C Preferred or 28.0% of the NEG Series C Preferred and Opportunity Associates L.P., which purchased 2,400 shares of NEG Series C Preferred or 6.0% of the NEG Series C Preferred. For more information on the Purchasers, see "Security Ownership of Certain Beneficial Owners and Management -- NEG" and footnotes 3, 19, 20 and 21 thereto.

     Additionally, Elwood Schafer, a consultant to KAIM, was appointed to the Board of Directors of NEG pursuant to the NEG Series C Preferred Purchasers' right to appoint one member of NEG's Board of Directors. Mr. Schafer does not have dispositive or voting power over the 40,000 shares of NEG Series C Preferred, the 52,500 shares of NEG Series B Preferred or any shares of NEG Common Stock into which the NEG Series B Preferred or NEG Series C Preferred are convertible. See footnotes 3, 16, 19, 20 and 21 to the table under "Security Ownership of Certain Beneficial Owners and Management -- NEG."

     On June 3, 1994, NEG consummated the sale of $5.0 million of NEG Series B Preferred which was privately placed with the same Purchasers as the NEG Series C Preferred. San Jacinto Securities, Inc. of Dallas, Texas acted as agent for the placement. 50,000 shares of NEG Series B Preferred were sold by NEG at $100 per share, and the NEG Series B Preferred is convertible into shares of the NEG Common Stock at a conversion price of $1.625 per share of NEG Common Stock. The Purchasers own all of NEG's currently outstanding NEG Series B Preferred. The Purchasers were Arbco Associates L.P., which purchased 18,000 shares of NEG Series B Preferred, or 36.0% of the NEG Series B Preferred; Offense Group Associates L.P., which purchased 15,000 shares of NEG Series B Preferred, or 30.0% of the NEG Series B Preferred; Kayne, Anderson Nontraditional Investments L.P., which purchased 14,000 shares of NEG Series B Preferred, or 28.0% of the NEG Series B Preferred and Opportunity Associates L.P., which purchased 3,000 shares of NEG Series B Preferred, or 6.0% of the NEG Series B Preferred.

     Additionally, in June 1994, Robert V. Sinnott, Senior Vice President and Senior Investment Officer of KAIM was appointed to the Board of Directors of NEG pursuant to the NEG Series B Preferred Purchasers' right to appoint one member of NEG's Board of Directors. Mr. Sinnott does not have dispositive or voting power over the 52,500 shares of NEG Series B Preferred, the 40,000 shares of NEG Series C Preferred, or any shares of NEG Common Stock into which the NEG Series B Preferred or NEG Series C Preferred are convertible. See footnotes 3, 15, 19, 20 and 21 to the table under "Security Ownership of Certain Beneficial Owners and Management -- NEG."

     Pursuant to the Bligh Acquisition, in December 1993, NEG acquired a 63.8% working interest in the GAU. In connection with the Bligh Acquisition, NEG borrowed funds from three directors in the form of subordinated notes, and sold NEG Common Stock to two directors (one of which is also an officer). NEG borrowed the following amounts from the following directors of NEG:
$100,000 -- George B. McCullough; $80,000 -- KFT Ltd., which is 29.0% owned by Robert H. Kite; and $50,000 -- Norman C. Miller. In April 1994, KFT Ltd. converted $30,000 in principal amount of its subordinated note into 48,000 shares of NEG Common Stock. In June 1994, KFT Ltd. converted an additional $38,750 of its subordinated note into 62,000 shares of NEG Common Stock, and Mr. McCullough converted $62,500 of his subordinated note into 100,000 shares of NEG Common Stock and the remaining $37,500 was paid in cash. Also in June 1994, Mr. Miller converted the full $50,000 principal amount of his subordinated note into 80,000 shares of NEG Common Stock and in July 1994, the remaining $11,250 owed to KFT, Ltd. was paid in cash.

     In addition, in connection with the Bligh Acquisition, NEG issued 792,000 shares of NEG Common Stock at a purchase price of $.625 per share. Robert H. Kite, Director, bought 32,000 shares, for a total purchase price of $20,000. Miles D. Bender, President and Chief Executive Officer of NEG and a director, subscribed for 200,000 shares, for a total purchase price of $125,000, and completed his transaction in April 1994.

     See also "The Merger Proposals -- Interests of Certain Persons in the Merger."

                                   ALEXANDER

     In March 1992, Alexander completed the acquisition of Bradmar. A condition to closing the acquisition was that Petroleum Investments Securities Corp. ("PISC") would enter into a consulting/noncompetitive agreement with Alexander. Brian F. Egolf, a non-employee director of Alexander, is an executive officer and director of PISC. Mr. Egolf was a principal shareholder, executive officer and director of Bradmar prior to the acquisition. Since consummation of the acquisition on March 19, 1992, he has served as a director of Alexander. Alexander has paid PISC an amount equal to $440,000 per year for a period of three years in accordance with the consulting agreement. The consulting agreement expired on March 18, 1995.

     Effective January 1, 1996, Alexander sold 228 wells to PPMC. PPMC is wholly-owned by a trust of which Brian F. Egolf, a director of Alexander, is a beneficiary. Alexander operated 83 of the 228 wells. Of several prospective buyers, PPMC offered Alexander the highest purchase price, which consisted of approximately $800,000 of cash and the assumption of net gas balancing liabilities of approximately $260,000.

     See also "The Merger Proposals -- Interests of Certain Persons in the Merger."

                          DESCRIPTION OF CAPITAL STOCK

                                      NEG

CAPITAL STOCK

     The authorized capital stock of NEG consists of 50,000,000 shares of Class A Common Stock, par value $.01 per share; 200,000 shares of Class B common stock ("Class B"), par value $.01 per share; and 1,000,000 shares of preferred stock, par value $1.00 per share. No shares of Class B were outstanding at December 31, 1995. NEG proposes to amend its authorized capital stock. See "NEG Certificate of Incorporation Amendment Proposal."

NEG SERIES B PREFERRED

     The NEG Series B Preferred is convertible into shares of NEG Common Stock at a conversion price of $1.625 per share. The NEG Series B Preferred has a liquidation and dividend preference over the NEG Common Stock. The NEG Series B Preferred has a 10% dividend, payable semi-annually, and requires the dividends be paid on the NEG Series B Preferred before any dividends are paid on NEG Common Stock.

NEG has the option to make dividend payments in shares of NEG Series B Preferred; after the sixth such payment, the holders of NEG Series B Preferred have the option to receive additional dividends in shares of NEG Series B Preferred or to accrue such dividends in cash. If NEG pays dividends in shares of NEG Series B Preferred, or does not pay dividends in either stock or cash, for four dividend payments, the holders of NEG Series B Preferred have the right to appoint one-third of the members of NEG's Board of Directors.



     The NEG Series B Preferred initially was redeemable by NEG, between January 3, 1995 and June 3, 1997, at $110 per share and after June 3, 1997 at $100 per share, plus accrued and unpaid dividends; however, NEG cannot redeem any shares of NEG Series B Preferred unless and until all outstanding shares of the NEG Series C Preferred have been redeemed by NEG. If the NEG Certificate of Incorporation Amendment Proposal is approved by the NEG shareholders, no shares of NEG Series B Preferred may be redeemed by NEG before June 14, 1999. See
"-- NEG Series C Preferred;" and "NEG Certificate of Incorporation Amendment Proposal." The holders of NEG Series B Preferred currently have the right to appoint one member to the NEG Board of Directors.



     The holders of NEG Series B Preferred are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the NEG Series B Preferred, voting separately as a class, is required to make changes to NEG's Certificate of Incorporation or By-Laws which adversely affect the NEG Series B Preferred, to authorize or issue additional shares of NEG Series B Preferred or to issue preferred stock equal to or senior to the NEG Series B Preferred as to dividends or liquidation, to effect a reclassification of the NEG Series B Preferred or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of NEG's shareholders. As a result, a class vote of the holders of NEG Series B Preferred would be required for NEG to merge or be acquired and may therefore delay, deter, or prevent a change in control of NEG. See "Risk Factors -- Control by Principal Shareholders."


NEG SERIES C PREFERRED


     The NEG Series C Preferred is convertible into shares of NEG Common Stock at a conversion price of $2.00 per share. The NEG Series C Preferred has a liquidation and dividend preference over the NEG Common Stock, and is parity stock to the NEG Series B Preferred. The NEG Series C Preferred has a 10 1/2% dividend, payable semi-annually. NEG has the option to make dividend payments in shares of NEG Series C Preferred; after the sixth such payment, the holders of NEG Series C Preferred have the option to receive additional dividends in shares of NEG Series C Preferred or to accrue such dividends in cash. If NEG pays dividends in shares of NEG Series C Preferred, or does not pay dividends in either stock or cash, for four dividend payments, the holders of NEG Series C Preferred (voting as a class with other affected series of preferred stock with similar voting rights) have the right to appoint one-third of the members of NEG's Board of Directors; however, if the holders of NEG Series B Preferred are presently entitled to a similar right, then the holders of NEG Series C Preferred shall have no such right until the right of the holders of NEG Series B Preferred terminates.



     The NEG Series C Preferred presently is redeemable by NEG between June 14, 1997 and June 14, 1998, at $110 per share, and thereafter, at $100 per share, plus accrued and unpaid dividends. If the NEG Certificate of Incorporation Amendment Proposal is approved by the NEG shareholders, the NEG Series C Preferred may not be redeemed by NEG until June 14, 1999. See "NEG Certificate of Incorporation Amendment Proposal." No shares of NEG Series B Preferred may be redeemed until all the shares of NEG Series C Preferred have been redeemed.



     The holders of the NEG Series C Preferred currently have the right to appoint one member to the Board of Directors. The holders of NEG Series C Preferred are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the NEG Series C Preferred, voting separately as a class, is required to make changes to NEG's Certificate of Incorporation or By-Laws which adversely affect the NEG Series C Preferred, to authorize or issue additional shares of NEG Series C Preferred or to issue preferred stock equal to or senior to the NEG Series C Preferred as to dividends or liquidation, to effect a reclassification of the NEG Series C Preferred, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of NEG shareholders. As a result, a class vote of the holders of NEG Series C Preferred, as well as the NEG Series B Preferred, would be required for NEG to merge or be acquired and may therefore delay, deter, or prevent a change in control of NEG. See "Risk Factors -- Control by Principal Shareholders."

NEG SERIES D PREFERRED

     The NEG Series D Preferred immediately is convertible into shares of NEG Common Stock initially at a conversion price of $2.25 per share, entitling the holders to receive 4,444,444 shares of NEG Common Stock. Such conversion price is subject to certain antidilution adjustments, including adjustments that may occur if shares of NEG Common Stock are issued by NEG below the conversion price of the NEG Series D Preferred. The NEG Series D Preferred has a liquidation preference over the NEG Common Stock, but each of the NEG Series B Preferred and the NEG Series C Preferred has a liquidation preference over the NEG Series D Preferred. The NEG Series D Preferred liquidation preference ranks pari passu with the NEG Series E Preferred liquidation preference. See "-- NEG Series E Preferred." The NEG Series D Preferred does not require the payment of any dividends but will participate with the NEG Common Stock in any dividends or distributions to the NEG Common Stock on an as converted basis.

     The holders of NEG Series D Preferred are entitled to one vote for each share when entitled to vote as described below and as to matters upon which by law they are entitled to vote as a class. The holders of NEG Series D Preferred will have the right to appoint one member to NEG's Board of Directors. NEG may not, without the consent of the director appointed by the holders of the NEG Series D Preferred, voluntarily file for protection under federal or other bankruptcy laws. In addition, the holders of the NEG Series D Preferred will have the right to choose to appoint one-half of the members of the NEG Board of Directors plus one member (including the member appointed by the NEG Series D Preferred holders) if the NEG Series D Preferred Contingent Voting Rights are triggered and the holders of the NEG Series D Preferred exercise their rights. Thereafter, such holders will control the NEG Board of Directors. See "Risk Factors -- Control by Principal Shareholders."

     The right of the holders of NEG Series D Preferred to choose to appoint one-half of the Board of Directors of NEG plus one member (including the member appointed by the NEG Series D Preferred holders) is triggered by the following events: (i) if an involuntary case under federal bankruptcy laws or other applicable federal or state insolvency laws is commenced against NEG (including a case for the appointment of a receiver, liquidator, custodian, trustee or similar official for NEG or its assets) which does not seek emergency or expedited relief if such case is not dismissed or stayed within 15 days or, if such case seeks emergency or expedited relief against NEG, permanent relief is granted or, if temporary relief is granted, NEG does not provide to the holders of NEG Series D Preferred an opinion of counsel which states that NEG, without condition, will prevail on the petition for permanent relief, or (ii) if a default shall have occurred under notes or other evidences of indebtedness of NEG where the aggregate outstanding principal amount exceeds $10.0 million, and one of the following three circumstances exists. First, such indebtedness is due in full by reason of failure to pay such indebtedness and the default is not cured within 30 days. Second, such indebtedness is accelerated and such acceleration is not rescinded within 15 days. Third, notice of foreclosure on collateral securing such indebtedness has been given to NEG and has not been rescinded after five days or the proposed date of the sale of the collateral is less than five days away.

     The holders of NEG Series D Preferred are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the NEG Series D Preferred, voting separately as a class, is required to make changes to NEG's Certificate of Incorporation or By-Laws which adversely affect the NEG Series D Preferred, or to authorize or issue additional shares of NEG Series D Preferred or to issue preferred stock equal to or senior to the NEG Series D Preferred as to liquidation.

     The NEG Series D Preferred automatically will be converted into NEG Common Stock if High River and its affiliates own less than 7.5% of the NEG Common Stock on a fully diluted basis. To determine the percentage of NEG Common Stock on a fully diluted basis that High River and its affiliates own as of any day, the number of shares owned by High River and its affiliates on a fully diluted basis (assuming conversion of all preferred stock and exercise of all outstanding options and warrants owned by High River and its affiliates) as of such date will be divided by the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of all preferred stock and exercise of all options and warrants by all holders) as of the date after Closing of the Merger and after closing of the NEG Equity Private Placement (as adjusted by any antidilution adjustments made with respect to the shares of NEG Common Stock owned by High River and its affiliates).

NEG SERIES E PREFERRED

     The NEG Series E Preferred immediately is convertible into shares of NEG Common Stock initially at a conversion price of $2.25 per share, entitling the holders to receive 2,222,222 shares of NEG Common Stock. Such conversion price is subject to certain antidilution adjustments, including adjustments that may occur if shares of NEG Common Stock are issued by NEG below the conversion price of the NEG Series E Preferred. The NEG Series E Preferred has a liquidation preference over the NEG Common Stock, but each of the NEG Series B Preferred and the NEG Series C Preferred has a liquidation preference over the NEG Series E Preferred. The NEG Series E Preferred liquidation preference ranks pari passu with the NEG Series D Preferred liquidation preference. The NEG Series E Preferred does not require the payment of any dividends but will participate with the NEG Common Stock in any dividends or distributions to the NEG Common Stock on an as converted basis.

     The holders of NEG Series E Preferred are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class. The approval of a majority of the NEG Series E Preferred, voting separately as a class, is required to make changes to NEG's Certificate of Incorporation or By-Laws which adversely affect the NEG Series E Preferred, or to authorize or issue additional shares of NEG Series E Preferred or to issue preferred stock equal to or senior to the NEG Series E Preferred as to liquidation. The holders of NEG Series E Preferred will be entitled to vote with the NEG Common Stock on all matters submitted to the holders of NEG Common Stock, and such holders will have the number of votes per share of NEG Series E Preferred as is equal to the number of shares of NEG Common Stock into which such share is convertible on the record date for such vote.

     The NEG Series E Preferred automatically will be converted into NEG Common Stock if investment partnerships or accounts managed by KAIM own less than 7.5% of the NEG Common Stock on a fully diluted basis. To determine the percentage of NEG Common Stock on a fully diluted basis that investment partnerships or accounts managed by KAIM own as of any day, the number of shares owned by investment partnerships or accounts managed by KAIM on a fully diluted basis (assuming conversion of all preferred stock and exercise of all outstanding options and warrants owned by investment partnerships or accounts managed by
KAIM) as of such date will be divided by the number of shares of NEG Common Stock on a fully diluted basis (assuming conversion of all preferred stock and exercise of all options and warrants by all holders) as of the date after Closing of the Merger and after closing of the NEG Equity Private Placement (as adjusted by any antidilution adjustments made with respect to the shares of NEG Common Stock owned by investment partnerships or accounts managed by KAIM).

NEG COMMON STOCK

     Holders of NEG Common Stock are entitled to one vote for each share held of record on all matters voted on by shareholders. The shares of the NEG Common Stock do not have cumulative voting rights with respect to election of directors, which means that before the Merger the holders of more than 50% of the shares of the NEG Common Stock voting for the election of the directors can elect all of the directors to be elected by holders of the NEG Common Stock, in which event the holders of the remaining shares of NEG Common Stock will not be able to elect any directors. After the Merger, subject to the NEG Series D Preferred Contingent Voting Rights, the holders of more than 50% of the shares of the NEG Common Stock (including the number of shares of NEG Common Stock into which the NEG Series E Preferred is converted for purposes of voting with the NEG Common Stock) voting for the election of the directors can elect all of the directors to be elected by holders of the NEG Common Stock and NEG Series E Preferred, in which case the holders of the remaining shares of NEG Common Stock and remaining shares of NEG Series E Preferred will not be able to elect any directors. Upon any liquidation, dissolution, or winding-up of the affairs of NEG, holders of the NEG Common Stock would be entitled to receive, pro rata, all of the assets of NEG available for distribution to shareholders, after payment of any liquidation preference of any NEG Preferred Stock that may be issued and outstanding at the time. Holders of the NEG Common Stock have no subscription, redemption, sinking fund, or preemptive rights.

     The Class B was entitled to special conversion rights. In June 1995, as a result of NEG's proven crude oil and natural gas reserves reaching a value in excess of $25.0 million, the 129,644 shares of Class B Common Stock which were outstanding at December 31, 1994, were converted into 1,296,440 shares of NEG Common Stock, in accordance with the terms of the Class B Common Stock. Under the terms of the Class B, such shares cannot be reissued. Under the terms of the NEG Certificate of Incorporation Amendment Proposal, the Class B Common Stock will be eliminated. See "NEG Certificate of Incorporation Amendment Proposal."

SECTION 203 OF THE DGCL

     Under Section 203 of the DGCL, certain "business combinations" (defined generally to include (i) mergers or consolidations between a Delaware corporation and an interested shareholder (as defined below) and (ii) transactions between a Delaware corporation and an interested shareholder involving the assets or stock of such corporation or its majority-owned subsidiaries, including transactions which increase the interested shareholder's percentage ownership of stock) between a Delaware corporation, whose stock generally is publicly traded or held or record by more than 2,000 shareholders, and an interested shareholder (defined generally as those shareholders who on or after December 23, 1987, become beneficial owners of 15 percent or more of a Delaware corporation's voting stock) are prohibited for a three-year period following the date that such shareholder became an interested shareholder, unless (i) the corporation has elected in its certificate of incorporation not to be so governed, (ii) the business combination or transaction was approved by the board of directors of the corporation before the other party to the business combination or transaction became an interested shareholder, (iii) upon consummation of the transaction that made it an interested shareholder, the interested shareholder owned at least 85 percent of the voting stock of the corporation outstanding at the time the transaction commenced (excluding voting stock owned by officers who also are directors and voting stock held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan), or (iv) the business combination was approved by the board of directors of the corporation and ratified by two-thirds of the voting stock which the interested shareholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested shareholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested shareholder during the previous three years or who became an interested shareholder with the approval of a majority of the corporation's directors.

     NEG has not opted out of being governed by the above described provisions of Delaware law. Consequently, business combinations between NEG and an interested shareholder would be subject to its provisions.

TRANSFER AGENT AND REGISTRAR

     To date, NEG has acted as its own transfer agent and registrar. Effective as of the Effective Time, NEG has appointed Liberty Bank and Trust of Oklahoma City, N.A., of Oklahoma City, Oklahoma transfer agent and registrar with respect to the NEG Common Stock.

                                   ALEXANDER

     Alexander is authorized to issue up to 50 million shares of Alexander Common Stock, par value $.03 per share, and up to 2 million shares of Preferred Stock, par value $.01 per share (the "Alexander Preferred Stock"). As of July 19, 1996, there were 12,466,262 shares of Alexander Common Stock outstanding and no shares of Alexander Preferred Stock outstanding.

COMMON STOCK

     All shares of Alexander Common Stock have equal rights to participate in dividends and, in the event of liquidation, in Alexander's assets, subject to any preference established with respect to the Alexander Preferred Stock. Each holder of Alexander Common Stock is entitled to one vote for each share held, and voting rights for the election of directors are noncumulative. Shares of Alexander Common Stock carry no conversion, preemptive or subscription rights and are not subject to redemption.

PREFERRED STOCK

     Alexander has an authorized class of undesignated Alexander Preferred Stock consisting of 2 million shares. The Board of Directors is authorized, subject to any limitation prescribed by law, without further shareholder approval, to issue all of such shares of Alexander Preferred Stock, from time to time, in one or more series. Each series of Alexander Preferred Stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by the Alexander Board of Directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences and conversion rights.

     In connection with the Rights Agreement, on December 15, 1994, Alexander filed a Certificate of Designation with the Oklahoma Secretary of State authorizing the Series A Junior Participating Preferred Stock. See
"-- Anti-Takeover Provisions -- Rights Agreement" for a description of such stock.

ANTI-TAKEOVER PROVISIONS

     The Certificate of Incorporation of Alexander, the Rights Agreement and the Oklahoma Act include provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral take-over proposals to negotiate with the Board of Directors rather than pursue non-negotiated take-over attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations, restrictions on voting "control shares," and the Associated Rights.

  Blank Check Preferred Stock

     Alexander's Certificate of Incorporation authorizes the issuance of blank check preferred stock. The Board of Directors can establish the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock without approval of the shareholders and could issue such stock in either a private or public transaction. In some circumstances, the preferred stock could be issued and have the effect of preventing a merger, tender offer or other take-over attempt which the Board of Directors opposes.

  Business Combinations

     The Oklahoma Act generally contains limitations upon business combinations with an "interested shareholder" or affiliate thereof. For purposes of this law, an "interested shareholder" is one who is the beneficial owner of 15% or more of all voting power of a public corporation. The law prohibits business combinations with an interested shareholder for a period of three years following the date such person becomes an interested shareholder. Business combinations with an interested shareholder can be effected if (i) prior to such date the Board of Directors approved either the business combination or the transaction which resulted in such a party becoming an interested shareholder,
(ii) pursuant to the transaction which resulted in his becoming an interested shareholder, the interested shareholder acquired at least 85% of all voting power of the corporation excluding voting power held by officers and directors and certain employee stock plans, or (iii) the business combination is approved by the Board of Directors and authorized at an annual or special meeting by the affirmative vote of at least 66 2/3% of the outstanding voting stock of Alexander not owned by the interested shareholder.

  Control Shares

     The Oklahoma Act provides that when a person acquires control shares (initially 1/5 or more of the voting power) of an issuer, with certain exceptions such as the acquisition of control shares pursuant to a merger to which the issuer is a party, the voting power of such control shares is reduced to zero. See "Comparison of Rights of Holders of NEG Securities and Alexander Securities."

  Rights Agreement

     Under the Rights Agreement, Alexander stockholders have one right with respect to each share of Alexander Common Stock held. Pursuant to the Rights Agreement, separate right certificates will be distributed (the "Distribution Date") upon the earlier to occur of ten business days following (i) a public announcement that a person or group (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Alexander Common Stock (the "Stock Acquisition Date") or
(ii) the commencement of a tender offer or exchange offer that could result in a person or group beneficially owning 20% or more of the outstanding shares of Alexander Common Stock. The rights are not exercisable until the separate right certificates have been distributed and will expire at the close of business on December 15, 2004, unless earlier redeemed by Alexander. Except as otherwise determined by the Board of Directors, only shares of Alexander Common Stock issued prior to the Distribution Date will be issued with rights.

     Each right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock ("Alexander Series A Preferred") at a purchase price of $25, subject to adjustment in certain circumstances. Holders of the Alexander Series A Preferred will be entitled to receive cumulative quarterly dividends in an amount per share equal to the greater of $10 or 100 times the aggregate per share amount of all dividends (other than stock dividends) declared on Alexander Common Stock since the first issuance of Alexander Series A Preferred. Holders of the Alexander Series A Preferred will be entitled to 100 votes per share (subject to adjustment to prevent dilution) on all matters submitted to a vote of the shareholders. The Alexander Series A Preferred is neither redeemable nor convertible. Before the holders of Alexander Common Stock or any other junior stock receive any liquidating distributions, the holders of shares of Alexander Series A Preferred are entitled to a liquidation preference from available assets of Alexander of $100 per share, plus accrued and unpaid dividends, but in any event such holders are entitled to receive an aggregate distribution per share which is equal to 100 times the aggregate amount to be distributed per share of Alexander Common Stock subject to adjustment to prevent dilution.

     In the event that an Acquiring Person becomes the beneficial owner of more than 20% of the then outstanding shares of Alexander Common Stock, each right not beneficially owned by an Acquiring Person entitles its holder to purchase, in lieu of Series A Preferred Stock, Alexander Common Stock having a value equal to two times the exercise price of the right ($25, subject to adjustment to prevent dilution).

     Following a Stock Acquisition Date, if (i) Alexander is acquired in a merger or consolidation or sells or transfers 50% or more of its total assets or of those assets generating 50% or more of its gross earnings or (ii) a recapitalization, reclassification or issuance of securities has the effect of increasing the proportionate ownership of Alexander's securities by any Acquiring Person by more than 1%, each holder of an exercisable right will have the right to receive, upon exercise of the right, common stock of the acquiring company having a value equal to two times the exercise price of the right ($25, subject to adjustment to prevent dilution).

     Until ten business days following the Stock Acquisition Date, Alexander may redeem the rights in whole, but not in part, at a price of $0.01 per right. Under certain circumstances, the decision to redeem requires the concurrence of a majority of the directors who were directors prior to the Stock Acquisition Date and successors nominated or approved by them. After the redemption period has expired, Alexander's right of redemption may be reinstated if the beneficial ownership of an Acquiring Person is reduced to 10% or less of the outstanding shares of Alexander Common Stock in one or more transactions not involving Alexander. Upon proper action of the Board of Directors, the rights will terminate and the holders of rights will be entitled to receive only the $0.01 redemption price.

     Until a right is exercised, the holder thereof, as such, has no rights as a shareholder. While the distribution of the rights will not be taxable to shareholders or to Alexander, shareholders may, depending upon the circumstances, recognize taxable income in the event that the rights become exercisable for Alexander Common Stock of Alexander or for common stock of the Acquiring Person as set forth above.

     Any of the provisions of the Rights Agreement, other than the provisions relating to the principal economic terms of the rights, may be amended by the Board of Directors of Alexander prior to the Distribution Date. After the Distribution Date, the Board may amend the Rights Agreement to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement (except the time period governing redemption of the rights).

                        COMPARISON OF RIGHTS OF HOLDERS
                   OF NEG SECURITIES AND ALEXANDER SECURITIES

     The attributes associated with the NEG Common Stock are controlled by NEG's Certificate of Incorporation and the DGCL, whereas the attributes associated with the Alexander Common Stock are controlled by Alexander's Certificate of Incorporation, the Rights Agreement and the Oklahoma Act. See "Description of Capital Stock" for a discussion of the attributes of each company's stock controlled by their respective Certificates of Incorporation, business combination statutes under the Oklahoma Act and the DGCL, and, in the case of Alexander Common Stock, the Rights Agreement.

     The Oklahoma Act is substantially equivalent to the DGCL. As a result, the Merger will not result in any material change to the laws governing the rights and obligations of Alexander shareholders, except as noted below.

     Control Share Acquisition Act. The Oklahoma legislature enacted the Control Share Acquisition Act in 1987 (the "Control Share Act"), and has enacted several amendments since that time. The purpose of the Control Share Act is to discourage hostile takeover attempts or the acquisition of a potentially controlling ownership position without the approval of the Board of Directors. The Control Share Act is not currently applicable to corporations which are not incorporated under Oklahoma law and there are no provisions in the DGCL comparable to the Control Share Act. The Control Share Act permits an Oklahoma corporation which would otherwise be subject to the Control Share Act to be excluded from its application by having an appropriate provision in its Certificate of Incorporation to such effect.

     Shareholder Written Consents. The Oklahoma Act contains provisions which restrict the ability of shareholders of publicly-held, Oklahoma-incorporated corporations to act by shareholder consent. Under the DGCL and for Oklahoma corporations which are not publicly-held, any action required or permitted to be taken by shareholders may be effected by written consent executed by holders of stock having not less than the minimum number of shares required to approve such action, which in most instances would be a majority of the outstanding shares. Under the Oklahoma Act, actions by written shareholder consent require unanimous approval for publicly-held corporations unless the corporation's certificate of incorporation provides otherwise. This unanimous consent requirement is intended to effectively preclude action by shareholder written consent for publicly-held corporations and to require any shareholder vote to be taken at a meeting only after proper notice and appropriate disclosure.

                                 OTHER MATTERS

     Neither NEG nor Alexander knows of any other matters to be brought before the Meetings. If other matters are properly brought before the Meetings, it is the intention of the persons named in the solicited proxy for such Meetings to vote such proxy in accordance with their best judgment.

                         ALEXANDER 1996 ANNUAL MEETING

     If the Merger is not consummated, it is anticipated that the 1996 Annual Meeting of Shareholders of Alexander will be held in November 1996.

     Under rules promulgated by the SEC, if the Merger is not consummated, Alexander shareholders who desire to submit proposals for inclusion in the proxy statement of Alexander to be utilized in connection with the 1997 Annual Meeting of Shareholders of Alexander, to be held in June 1997, must submit such proposals to the Secretary of Alexander no later than December 30, 1996.

     Holders of Alexander Common Stock desiring to have proposals submitted for consideration at future meetings of the shareholders of Alexander should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                                 LEGAL OPINIONS

     The validity of the NEG Common Stock to be issued in connection with the Merger will be passed upon by Strasburger & Price, L.L.P., Dallas, Texas. The tax opinion referred to under "The Merger Proposals -- Material Federal Income Tax Consequences" has been rendered by Strasburger & Price, L.L.P.

                                    EXPERTS

     The financial statements of NEG at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, and the statements of operating revenues and direct operating expenses of the Mustang Island Interest, the Oak Hill Interest and the Enron Interest for the years ended December 31, 1994 and 1993 included in this Proxy Statement, have been audited by Ernst & Young LLP independent auditors, as set forth in their reports thereon appearing elsewhere herein. Such financial statements are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Alexander at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their report appearing herein. The financial statements of ANEC (not presented herein), included in Alexander's 1993 financial statements, were audited by Coopers & Lybrand L.L.P. independent accountants, to the extent indicated in their report appearing herein. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The opinion attached hereto as Addendum B has been rendered by Oppenheimer, and the information appearing herein and based upon such report, has been included in reliance upon such opinion and upon the authority of such firm as an expert with respect to the matters covered by such opinion and in giving such opinions.

     The opinion attached hereto as Addendum C has been rendered by Prudential Securities, and the information appearing herein and based upon such report, has been included in reliance upon such opinion and upon the authority of such firm as an expert with respect to the matters covered by such opinion and in giving such opinions.

     The NEG Summary Reserve and Appraisal Report of Netherland & Sewell, independent petroleum engineers, containing estimates of proved oil and gas reserves and related future net revenues and the present value thereof, set forth as Addendum E hereto, and the estimates of proved oil and gas reserves and related future net revenues and the present value thereof as of December 31, 1995 included in this Proxy Statement have been derived from the reserve report of such firm. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

     The Alexander Summary Reserve and Appraisal Report of Netherland & Sewell containing estimates of proved oil and gas reserves and related future net revenues and the present value thereof, set forth as Addendum F hereto, and the estimates of proved oil and gas reserves and related future net revenues and the present value thereof as of December 31, 1995 included in this Proxy Statement have been derived from the reserve report of such firm. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

               NEG SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     Under rules promulgated by the SEC, NEG shareholders who desire to submit proposals for inclusion in the proxy statement of NEG to be utilized in connection with the 1997 Annual Meeting of Shareholders of NEG, to be held in June 1997, must submit such proposals to the Secretary of NEG no later than December 30, 1996.

     Holders of NEG Common Stock desiring to have proposals submitted for consideration at future meetings of the shareholders of NEG should consult the applicable rules and regulations of the SEC with respect to such proposals, including the permissible number and length of proposals and other matters governed by such rules and regulations.

                                    GLOSSARY

     Wherever used herein, the following terms shall have the meanings specified.

Bbl -- One stock tank barrel, or 42 US gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

Bcf -- One billion cubic feet.

Bcfe -- One billion cubic feet of natural gas equivalent.

Boe -- Barrels of oil equivalent (converting six Mcf of natural gas to one Bbl of oil).

Developed Acreage -- Acres which are allocated or assignable to producing wells or wells capable of production.

Development Well -- A well drilled within the proved area of an oil and gas reservoir to the depth of a stratigraphic horizon known to be productive.

Dry Well -- A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

EBITDA -- Earnings before interest, income taxes, depletion, depreciation and amortization, which is computed by adding interest expense, income taxes, depletion, depreciation and amortization, and the provision for impairment of oil and gas properties to income (loss) before extraordinary items and cumulative effect of change in accounting method. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles. EBITDA information has been included in this Proxy Statement because EBITDA is a measure used by certain investors in determining historical ability to service indebtedness. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows as determined in accordance with generally accepted accounting principles as an indicator of operating performance or liquidity.

Exploratory Well -- A well drilled to find and produce oil or gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

Gross Acres or Gross Wells -- The total acres or wells, as the case may be, in which a working interest is owned.

Mbbl -- One thousand Bbl.

Mmbbl -- One million Bbl.

Mboe -- One thousand barrels of oil equivalent.

Mcf -- One thousand cubic feet.

Mcfe -- One thousand cubic feet of natural gas equivalent, using the ratio of one Bbl of crude oil to six Mcf of natural gas.

Mmcf -- One million cubic feet.

Mmcfe -- One million cubic feet of natural gas equivalent.

Net Acres or Net Wells -- The sum of the fractional working interests owned in gross acres or gross wells.

Oil and Gas Lease -- An instrument by which a mineral fee owner grants to a lessee the right for a specific period of time to explore for oil and gas underlying the lands covered by the lease and the right to produce any oil and gas so discovered generally for so long as there is production in economic quantities from such lands.

Overriding Royalty Interest -- A fractional undivided interest in an oil and gas property entitling the owner to a share of oil and gas production, in addition to the usual royalty paid to the owner, free of costs of production.

PDNP -- Proved developed, nonproducing or behind the pipe reserves.

Productive Well -- A well that is producing oil or gas or that is capable of production.

Proved Developed Reserves -- Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Proved Reserves -- The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

Proved Undeveloped Reserves or PUD -- Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for completion.

PV10% -- The discounted future net cash flows for proved oil and gas reserves computed on the same basis as the Standardized Measure, but without deducting income taxes, which is not in accordance with generally accepted accounting principles. PV10% is an important financial measure for evaluating the relative significance of oil and gas properties and acquisitions, but should not be construed as an alternative to the Standardized Measure (as determined in accordance with generally accepted accounting principles).

Royalty Interest -- An interest in an oil and gas property entitling the owner to a share of oil and gas production free of costs of production.

Secondary Recovery -- A method of oil and gas extraction in which energy sources extrinsic to the reservoir are utilized.

Standardized Measure -- The estimated future net cash flows from proved oil and gas reserves computed using prices and costs, at the dates indicated, after income taxes and discounted at 10%.

Undeveloped Acreage -- Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether such acreage contains proved reserves.

Working Interest -- The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property and a share of production, subject to all royalties, overriding royalties and other burdens and to all costs of exploration, development and operations and all risks in connection therewith.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Pro Forma Combined Condensed Financial Statements (unaudited):
     Pro Forma Combined Condensed Statements of Operations............................   F-3
     Pro Forma Combined Condensed Balance Sheet at March 31, 1996.....................   F-5
     Notes to Pro Forma Combined Condensed Financial Statements.......................   F-6
Historical Financial Statements:
  NEG:
     Report of Independent Auditors...................................................  F-11
     Balance Sheets at December 31, 1994 and 1995 and March 31, 1996 (unaudited)......  F-12
     Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (unaudited)......................  F-13
     Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and the three months ended March 31, 1995 and 1996 (unaudited)......................  F-14
     Statements of Changes in Stockholders' Equity for the years ended December 31,
      1993, 1994 and 1995 and the three months ended March 31, 1996 (unaudited).......  F-15
     Notes to Financial Statements....................................................  F-16
  Alexander:
     Annual Financial Statements:
       Reports of Independent Auditors................................................  F-31
       Consolidated Balance Sheets at December 31, 1994 and 1995......................  F-33
       Consolidated Statements of Operations for the years ended December 31, 1993,
        1994 and 1995.................................................................  F-34
       Consolidated Statements of Stockholders' Equity for the years ended December
        31, 1993, 1994 and 1995.......................................................  F-35
       Consolidated Statements of Cash Flows for the years ended December 31, 1993,
        1994 and 1995.................................................................  F-36
       Notes to Consolidated Financial Statements.....................................  F-37
     Interim Financial Statements (unaudited):
       Condensed Consolidated Balance Sheets at December 31, 1995 and March 31,
        1996..........................................................................  F-54
       Condensed Consolidated Statements of Operations for the three months ended
        March 31, 1995 and 1996.......................................................  F-55
       Condensed Consolidated Statements of Cash Flows for the three months ended
        March 31, 1995 and 1996.......................................................  F-56
       Notes to Condensed Consolidated Financial Statements...........................  F-57
  NEG Acquisitions:
     Mustang Island Interest:
       Report of Independent Auditors.................................................  F-58
       Statements of Operating Revenues and Direct Operating Expenses for the
        Three-Month Period Ended March 31, 1995 (Unaudited) and the Years Ended
        December 31, 1994
          and 1993....................................................................  F-59
       Notes to Statements of Operating Revenues and Direct Operating Expenses........  F-60
     Oak Hill Interest:
       Report of Independent Auditors.................................................  F-62
       Statements of Operating Revenues and Direct Operating Expenses for the
        Five-Month Period Ended May 31, 1995 (Unaudited) and the Years Ended December
        31, 1994
          and 1993....................................................................  F-63
       Notes to Statements of Operating Revenues and Direct Operating Expenses........  F-64
     Enron Interest:
       Report of Independent Auditors.................................................  F-66
       Statements of Operating Revenues and Direct Operating Expenses for the
        Five-Month Period Ended May 31, 1995 (Unaudited) and the Years Ended December
        31, 1994
          and 1993....................................................................  F-67
       Notes to Statements of Operating Revenues and Direct Operating Expenses........  F-68

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The accompanying pro forma combined condensed financial statements assume the Merger is accounted for using the purchase method of accounting. The pro forma combined condensed financial statements are based on the historical financial statements of NEG and Alexander included in this Proxy Statement. The pro forma combined condensed financial statements are also based, in part, on the respective historical statements of operating revenues and direct operating expenses of certain oil and gas properties previously acquired by NEG and accounted for as purchases (the "NEG Acquisitions"). Such statements of operating revenues and direct operating expenses are included elsewhere herein.

     The Pro Forma Combined Condensed Balance Sheet as of March 31, 1996 assumes the Merger and the NEG Equity Private Placement had been consummated on that date. The Pro Forma Combined Condensed Statements of Operations for the three months ended March 31, 1996 and the year ended December 31, 1995 have been prepared assuming the Merger and the NEG Equity Private Placement had been consummated on January 1, 1995. The Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1995, has been prepared with additional pro forma adjustments for the NEG Acquisitions, assuming such acquisitions had been consummated on January 1, 1995.

     The pro forma adjustments are based upon available information and assumptions that managements of NEG and Alexander believe are reasonable. The pro forma combined condensed financial statements do not purport to represent the financial position or results of operations which would have occurred had such transactions been consummated on the dates indicated or NEG's financial position or results of operations for any future date or period. These pro forma combined condensed financial statements and notes thereto should be read in conjunction with the historical financial statements and notes thereto described above.

                          NATIONAL ENERGY GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              NEG ACQUISITIONS
                                                                       ------------------------------------------------------------
                                                                           MUSTANG        OAK HILL        ENRON
                                                                       ISLAND INTEREST    INTEREST      INTEREST
                                                                        THREE MONTHS     FIVE MONTHS   FIVE MONTHS
                                                             NEG       ENDED MARCH 31,    ENDED MAY     ENDED MAY     PRO FORMA
                                                          HISTORICAL        1995          31, 1995      31, 1995     ADJUSTMENTS
                                                          ----------   ---------------   -----------   -----------   -----------
Revenues:
  Oil and gas sales.....................................   $  7,858         $ 127           $ 868         $ 401        $    --
  Well operator and management fees:
    Related parties.....................................         --            --              --            --             --
    Others..............................................         --            --              --            --             --
                                                            -------          ----            ----          ----        -------
                                                              7,858           127             868           401             --
Cost and expenses:
  Lease operating.......................................      1,732            57             212           145             --
  Oil and gas production taxes..........................        416             7               3            30             --
  Depreciation, depletion, and amortization.............      3,149            --              --            --            870(1)
  Provision for impairment of oil and gas properties....         --            --              --            --             --
  Abandoned merger and note offering expenses...........         --            --              --            --             --
  General and administrative............................      1,635            --              --            --             --
                                                            -------          ----            ----          ----        -------
                                                              6,932            64             215           175            870
                                                            -------          ----            ----          ----        -------
Operating income (loss).................................        926            63             653           226           (870)
Interest expense:
  Stockholder...........................................         --            --              --            --             --
  Others................................................     (1,032)           --              --            --           (278)(2)
Gain (loss) on securities...............................        221            --              --            --             --
Interest income and other...............................         91            --              --            --             --
                                                            -------          ----            ----          ----        -------
Income (loss) before income taxes and extraordinary
  item..................................................        206            63             653           226         (1,148)
Income tax benefit......................................         --            --              --            --             --
                                                            -------          ----            ----          ----        -------
Income (loss) before extraordinary item.................   $    206         $  63           $ 653         $ 226        $(1,148)
                                                           ========         =====           =====         =====        =======
Loss per common share before extraordinary item.........   $  (0.05)
                                                           ========
Weighted average number of common and common equivalent
  shares outstanding....................................     10,702                                                      1,065(3)
                                                           ========                                                    =======


                                                                                      PRO FORMA
                                                                                     ADJUSTMENTS
                                                                                    FOR THE MERGER
                                                             NEG       ALEXANDER     AND RELATED      PRO FORMA
                                                          PRO FORMA    HISTORICAL    TRANSACTIONS     COMBINED
                                                          ---------    ---------    --------------    ---------
                                                          <
Revenues:
  Oil and gas sales.....................................   $ 9,254      $16,599         $   158(4)     $26,011
  Well operator and management fees:
    Related parties.....................................        --          308              --            308
    Others..............................................        --        2,334             137(7)       2,471
                                                           -------      -------         -------        -------
                                                             9,254       19,241             295         28,790
Cost and expenses:
  Lease operating.......................................     2,146        5,031              --          7,177
  Oil and gas production taxes..........................       456        1,077              11(4)       1,544
  Depreciation, depletion, and amortization.............     4,019        9,252              63(4)      14,100
                                                                                          766  (5)
  Provision for impairment of oil and gas properties....        --        2,300              --          2,300
  Abandoned merger and note offering expenses...........        --          752              --            752
  General and administrative............................     1,635        3,442            (105)(6)      5,109
                                                                                          137  (7)
                                                           -------      -------         -------        -------
                                                             8,256       21,854             872         30,982
                                                           -------      -------         -------        -------
Operating income (loss).................................       998       (2,613)           (577)        (2,192)
Interest expense:
  Stockholder...........................................        --         (447)            350(6)         (97)
  Others................................................    (1,310)      (3,513)         (1,240)(6)     (6,063)
Gain (loss) on securities...............................       221           --              --            221
Interest income and other...............................        91          370              --            461
                                                           -------      -------         -------        -------
Income (loss) before income taxes and extraordinary
  item..................................................        --       (6,203)         (1,467)        (7,670)
Income tax benefit......................................        --        1,744             513(8)       2,257
                                                           -------      -------         -------        -------
Income (loss) before extraordinary item.................   $    --      $(4,459)        $  (954)       $(5,413)
                                                           =======      =======         =======        =======
Loss per common share before extraordinary item.........   $ (0.06)(3)  $ (0.36)                       $ (0.19)(9)
                                                           =======      =======                        =======
Weighted average number of common and common equivalent
  shares outstanding....................................    11,767       12,345           8,702(9)      32,814
                                                           =======      =======         =======        =======

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                PRO FORMA
                                                                               ADJUSTMENTS
                                                                              FOR THE MERGER
                                                      NEG        ALEXANDER     AND RELATED      PRO FORMA
                                                   HISTORICAL    HISTORICAL    TRANSACTIONS     COMBINED
                                                   ----------    ---------    --------------    ---------
Revenues:
  Oil and gas sales..............................   $ 3,795       $ 4,511                        $ 8,306
  Well operator and management fees:
     Related parties.............................        --            45                             45
     Others......................................        --           448         $   53(7)          501
                                                    -------       -------         ------         -------
                                                      3,795         5,004             53           8,852
Cost and expenses:
  Lease operating................................       607           944             --           1,551
  Oil and gas production taxes...................       188           276             --             464
  Depreciation, depletion, and amortization......     1,651         2,083             12(4)        3,600
                                                                                    (146)(5)
  General and administrative.....................       455           585            (26)(6)       1,067
                                                                                      53(7)
                                                    -------       -------         ------         -------
                                                      2,901         3,888           (107)          6,682
                                                    -------       -------         ------         -------
Operating income.................................       894         1,116            160           2,170
Interest expense:
  Stockholder....................................        --           (99)            75(6)          (24)
  Others.........................................      (476)         (821)            87(6)       (1,210)
Gain (loss) on securities........................        (8)           --             --              (8)
Interest income and other........................        23           106             --             129
                                                    -------       -------         ------         -------
Income before income taxes.......................       433           302            322           1,057
Provision for income taxes.......................        --          (102)          (113)(8)        (215)
                                                    -------       -------         ------         -------
Net income.......................................   $   433       $   200         $  209         $   842
                                                    =======       =======         ======         =======
Income per common share..........................   $  0.02       $  0.02                        $  0.02(9)
                                                    =======       =======                        =======
Weighted average number of common and common                                       6,809(9)
  equivalent shares outstanding..................    12,043        12,505          8,814(9)       40,171
                                                    =======       =======         ======         =======

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                                             PRO FORMA
                                                                                            ADJUSTMENTS
                                                                                           FOR THE MERGER
                                                                NEG         ALEXANDER       AND RELATED         PRO FORMA
                                                             HISTORICAL     HISTORICAL      TRANSACTIONS        COMBINED
                                                             ----------     ----------     --------------       ---------
Current assets:
  Cash and cash equivalents................................   $  1,005       $  1,824         $ 15,000 (10)
                                                                                                64,337 (11)
                                                                                                                $ 11,678
                                                                                                (4,000)(12)
                                                                                               (66,488)(13)
  Marketable securities....................................      1,473             --             (250)(12)        1,223
  Accounts receivable......................................      1,780          4,008             (130)(14)        5,658
  Other....................................................      1,042            660               --             1,702
                                                              --------       --------         --------          --------
Total current assets.......................................      5,300          6,492            8,469            20,261
Investment in Alexander....................................         --             --           69,393 (12)
                                                                                                                      --
                                                                                               (69,393)(15)
Property and equipment:
  Oil and gas properties, net:
    Proved.................................................     35,043         80,184           (2,396)(14)
                                                                                                57,205 (15)      112,831
                                                                                               (57,205)(16)
    Unproved...............................................      2,021            701            4,000 (15)        6,722
                                                              --------       --------         --------          --------
  Total oil and gas properties, net........................     37,064         80,885            1,604           119,553
  Other property and equipment, net........................        606          1,392               --             1,998
                                                              --------       --------         --------          --------
Total property and equipment, net..........................     37,670         82,277            1,604           121,551
Other assets...............................................        615          1,504              663 (11)
                                                                                                  (406)(13)        1,357
                                                                                                (1,019)(14)
                                                              --------       --------         --------          --------
Total assets...............................................   $ 43,585       $ 90,273         $  9,311          $143,169
                                                              ========       ========         ========          ========

                                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable.........................................   $  4,007       $  1,862         $     --          $  5,869
  Gas balancing, deferred revenue and oil and gas
    proceeds...............................................      1,029          4,971           (1,526)(14)        4,474
  Other accrued liabilities................................        246             --               --               246
  Note payable and current portion of long-term debt.......      4,709          5,962           17,000 (11)
                                                                                                                  17,012
                                                                                               (10,659)(13)
                                                              --------       --------         --------          --------
Total current liabilities..................................      9,991         12,795            4,815            27,601
Long-term debt, less current portion.......................     14,779         42,512           48,000 (11)
                                                                                                                  49,462
                                                                                               (55,829)(13)
Noncurrent gas balancing, gas prepayments and other
  noncurrent
  liabilities..............................................         18          2,886           (1,158)(14)
                                                                                                                   2,064
                                                                                                   318 (15)
Deferred income taxes......................................                     1,159           21,422 (15)
                                                                                                                   2,559
                                                                                               (20,022)(16)
Stockholders' equity:
  Convertible preferred stock..............................         93             --              150 (10)          243
  Common stock.............................................        121            374              212 (12)
                                                                                                                     333
                                                                                                  (374)(15)
  Additional paid-in capital...............................     22,037         40,355           14,850 (10)
                                                                                                64,891 (12)      101,778
                                                                                               (40,355)(15)
  Unrealized loss on available-for-sale securities, net....       (213)            --               40 (12)         (173)
  Deficit..................................................     (3,241)        (9,808)            (406)(13)
                                                                                                  (861)(14)
                                                                                                                 (40,698)
                                                                                                10,801 (15)
                                                                                               (37,183)(16)
                                                              --------       --------         --------          --------
Total stockholders' equity.................................     18,797         30,921           11,765            61,483
                                                              --------       --------         --------          --------
Total liabilities and stockholders' equity.................   $ 43,585       $ 90,273         $  9,311          $143,169
                                                              ========       ========         ========          ========
Shares of common stock outstanding.........................
                                                                12,057         12,457            8,780 (9)        33,294
                                                              ========       ========         ========          ========
Book value per common share................................   $    .79       $   2.48                           $   1.12
                                                              ========       ========                           ========

  See accompanying notes to pro forma combined condensed financial statements.

                          NATIONAL ENERGY GROUP, INC.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE A -- PRO FORMA ADJUSTMENTS FOR THE NEG ACQUISITIONS

     In April 1995, NEG acquired a producing oil and gas property in the Mustang Island Field in offshore Nueces County, Texas ("Mustang Island Interest") from Sierra Mineral Development, L.C. and LLOG Production Company (NEG assumed Sierra Mineral's contractual rights and obligations with LLOG). In June 1995, NEG completed the acquisition of producing gas properties in the Oak Hill Field in Rusk County, Texas ("Oak Hill Interest") from Sierra 1994 I Limited Partnership ("Sierra"). In June 1995, NEG also completed the acquisition of producing oil and gas properties in Eddy County, New Mexico, from Enron Oil and Gas Company ("Enron Interest"). Collectively, these properties are referred to as the NEG Acquisitions.

     The consideration given for the acquisition of the Mustang Island Interest consisted on $900,000 in cash and 352,500 shares of the NEG Common Stock. NEG funded the cash portion of the Mustang Island acquisition with available cash balances. The consideration paid by the NEG to Sierra for the Oak Hill Interest consisted of $7.2 million in cash, 612,311 shares of NEG Common Stock and warrants to purchase 200,000 shares of NEG's Common Stock at a price per share of $2.00. The cash portion of the acquisition was funded primarily by NEG's existing reducing, revolving credit facility with Bank One, Texas, N.A. ("Bank One"). The consideration given for the acquisition of the Enron Interest was approximately $2.1 million in cash. This acquisition was funded by borrowings under NEG's existing credit facility with Bank One and available cash balances.

     The results of operations of the NEG Acquisitions are included in the historical results of operations of NEG for periods subsequent to their respective dates of acquisition. The accompanying Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1995 has been prepared as if the NEG Acquisitions had occurred on January 1, 1995, and it reflects the following adjustments:

          (1) To adjust depletion, depreciation, and amortization to reflect the effect of the NEG Acquisitions. Depletion, depreciation, and amortization of the oil and gas properties is computed using the unit-of-production method.

          (2) To adjust interest expense to reflect $9.3 million additional borrowings under NEG's existing credit facility with Bank One directly related to the acquisition of the Oak Hill interest and the Enron Interest. The adjustment was computed using the actual interest rate applicable to borrowings under such agreement during the periods presented. The acquisition of the Mustang Island Interest was funded with available cash balances.

          (3) To adjust the weighted average number of common shares outstanding for shares of NEG Common Stock issued as a result of the acquisition of the Mustang Island Interest and the Oak Hill Interest and to reduce Texas Gas Fund I's NPI interest in the GAU. The loss per common share is computed by dividing the net loss, adjusted for preferred stock dividend requirements of $735,000 for the year ended December 31, 1995, by the pro forma weighted average common shares outstanding.

NOTE B -- PRO FORMA ADJUSTMENTS FOR THE MERGER AND RELATED TRANSACTIONS

     On June 6, 1996, NEG and Alexander entered into the Merger Agreement whereby Alexander will merge with a newly formed wholly owned subsidiary of NEG. The Merger will be accounted for using the purchase method of accounting. In completing the Merger, NEG will issue approximately 21.1 million shares of NEG Common Stock in exchange for all of the issued and outstanding Alexander Common Stock, based on the exchange ratio of 1.7 shares of NEG Common Stock for each outstanding share of Alexander Common Stock and the number of shares of Alexander Common Stock outstanding at March 31, 1996. The actual number of shares of NEG Common Stock to be issued will be determined at the Effective Time of the Merger based on the exchange ratio and the number of shares of Alexander Common Stock then outstanding.

                          NATIONAL ENERGY GROUP, INC.

     The Merger will be accounted for as a purchase of Alexander by NEG because, at the date of Merger, NEG shareholders will hold securities representing more than fifty percent of the total common and common equivalent shares of the combined entity. In addition, the management and Board of Directors of the combined company will consist substantially of individuals holding such positions in NEG. As a result of the purchase method of accounting, NEG's cost of acquiring Alexander will be allocated to the assets and liabilities acquired based on estimated fair values.

     The combined company will incur substantial costs related to the Merger. The investment banking, legal, accounting, printing, mailing and similar expenses are expected to be approximately $3.4 million, of which $1.4 million consists of the estimated fair value of NEG Common Stock and warrants to purchase NEG Common Stock to be issued to investment advisors. Other costs of integrating operations of the two companies, including employee severance and benefits; duplicate facilities and equipment; and integration of management information and accounting, systems and other functions of NEG and Alexander are expected to be approximately $2.0 million. Such costs will be accrued and included as a cost of the Merger.

     The accompanying Pro Forma Combined Condensed Statements of Operations reflect the following adjustments for the Merger:

          (4) To conform Alexander's method of accounting for natural gas imbalances with the method utilized by NEG.

          (5) To adjust depletion, depreciation, and amortization to reflect NEG's purchase price allocated to property and equipment using the unit of production method utilized by NEG. The pro forma results of operations exclude a noncash writedown of oil and gas properties which is estimated to be approximately $37.2 million in accordance with the full cost method of accounting. See Note 16 of Notes to pro forma combined condensed financial statements.

          (6) To adjust interest expense and amortization of loan origination costs to reflect $65.0 million of initial borrowings under the NEG New Credit Facility and repayment of $66.5 million of borrowings under the existing credit facilities of NEG and Alexander. The calculation of interest expense assumes repayment of the initial borrowings beginning in January 1995 in accordance with the terms of the NEG New Credit Facility. The interest on borrowings under the NEG New Credit Facility was computed using the applicable bank base rate in effect during the periods presented. An increase of .125% in the assumed interest rate would increase pro forma interest expense by $78,000 and $4,000 for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.

          (7) To reclassify overhead charges billed to working interest owners by NEG.

          (8) To adjust the provision for income taxes for the change in financial taxable income as a result of entries (4), (5) and (6).

          (9) To reflect the issuance of 100,000 shares of NEG Series D Preferred and 50,000 shares of NEG Series E Preferred pursuant to the NEG Equity Private Placement and the incremental effect of the issuance of shares of NEG Common Stock pursuant to the Merger, including 166,667 shares to be issued for services provided by investment advisors. Pro forma net income (loss) per common share information is computed by dividing net income (loss), adjusted for preferred stock dividend requirements of $945,000 for the year ended December 31, 1995 and $236,250 for the three months ended March 31, 1996 by the pro forma weighted average common and common equivalent shares outstanding. Shares issuable upon exercise of options and warrants and upon the conversion of preferred stock are included in the computations of pro forma income per common and common equivalent share if the effect is dilutive.

                          NATIONAL ENERGY GROUP, INC.

          The accompanying Pro Forma Combined Balance Sheet as of March 31, 1996 has been prepared as if the Merger had occurred on that date and includes the following adjustments:

          (10) To record the issuance of 100,000 shares of NEG Series D Preferred, 50,000 shares of Series E Preferred and immediately exercisable warrants to purchase 1,050,000 shares of NEG Common Stock for $2.50 per share for an aggregate consideration of $15.0 million in cash pursuant to the NEG Equity Private Placement. See "The Merger Proposals -- Transactions Related to the Merger -- NEG Equity Private Placement." In connection with this transaction, NEG will also issue warrants for 300,000 shares of NEG Common Stock at an exercise price equal to $2 7/8 to certain investment advisors. On a pro forma basis, there would be 33.3 million shares of NEG Common Stock and 242,500 shares of NEG Preferred Stock outstanding as of March 31, 1996. See "Capitalization."

          (11) To record borrowings of $65.0 million under the NEG New Credit Facility and related loan costs of $663,000.

          (12) To record NEG's cost of acquiring Alexander (in thousands):

        Estimated fair value of 21.1 million shares NEG Common Stock
          issued.........................................................    $63,210
        Cost of 62,200 shares of Alexander Common Stock owned by NEG.....        290
        Alexander stock options and warrants assumed.....................        443
        Estimated fair value of 166,667 shares of NEG Common Stock and
          800,000 warrants issued for services provided by investment
          advisors.......................................................      1,450
        Other investment advisor, legal, accounting and professional
          fees...........................................................      2,000
        Other merger related costs.......................................      2,000
                                                                             -------
                                                                             $69,393
                                                                             =======


          The fair value of the securities to be issued in connection with the Merger has been calculated assuming the price of the NEG Common Stock is $3.00 per share.


          (13) To record repayment of borrowings under existing credit facilities of NEG and Alexander and to write off the unamortized balance of related loan origination costs. Such write off is not reflected in the pro forma combined condensed statement of operations for the year ended December 31, 1995, because it will be an extraordinary item.

          (14) To conform Alexander's method of accounting for natural gas imbalances with the method utilized by NEG.

          (15) To adjust assets and liabilities under the purchase method of accounting based on NEG's purchase price. NEG's purchase price has been allocated to the consolidated assets and liabilities of Alexander based on preliminary estimates of fair values with the remaining purchase price allocated to proved oil and gas properties. No goodwill has been recorded in this transaction. The information presented herein may differ from the actual purchase price allocation.

                          NATIONAL ENERGY GROUP, INC.

     The preliminary allocation of the purchase price included in the pro forma balance sheet is summarized as follows: (in thousands)

                Working capital assumed, excluding current portion
                  of long-term debt...............................  $  1,055
                Oil and gas properties:
                  Proved..........................................   134,993
                  Unproved........................................     4,701
                Other property and equipment......................     1,392
                Other noncurrent assets...........................       353
                Long-term debt assumed and refinanced.............   (48,474)
                Other noncurrent liabilities assumed..............    (2,046)
                Deferred income taxes.............................   (22,581)
                                                                    --------
                                                                    $ 69,393
                                                                    ========

          (16) To adjust the carrying value of proved oil and gas properties pursuant to the full cost method of accounting. Under the full cost method of accounting, the carrying value of oil and gas properties (net of related deferred taxes) is generally not permitted to exceed the sum of the present value (10% discount rate) of estimated future net cash flows from proved reserves, based on current prices and costs, plus the lower of cost or estimated fair value of unproved properties (the "cost center ceiling"). Based upon NEG and Alexander being at the ceiling amount at March 31, 1996 and the preliminary allocation of NEG's purchase price and Alexander's estimated proved reserves and product prices in effect at March 31, 1996, the purchase price allocated to oil and gas properties (net of related deferred taxes) would be in excess of the cost center ceiling by approximately $37.2 million, net of related deferred income taxes. The resulting writedown will be included in the results of operations in the period the Merger is consummated. The actual amount of such writedown will increase or decrease as a result of finalization of the purchase price allocation and changes in estimated proved reserves at the date of the Merger.

NOTE C -- PRO FORMA COMBINED SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED
          MEASURE INFORMATION

     The following is a summary of the pro forma combined quantities of proved reserves prepared by combining the historical information of NEG and Alexander, derived from estimates prepared by NEG's and Alexander's respective independent engineers, adjusted for the NEG Acquisitions and conforming Alexander's method of accounting for natural gas imbalances to the method utilized by NEG. See the historical financial statements of NEG and Alexander, contained elsewhere herein.

                                                                         OIL         GAS
                                                                        (MBBL)     (MMCF)
                                                                        ------     -------
                                                                          (IN THOUSANDS)
    December 31, 1994.................................................   9,266     185,808
      Purchases of reserves in place..................................      21         360
      Sales of minerals in place......................................    (374)     (4,384)
      Extensions, discoveries, and other additions....................      78       2,042
      Revisions of previous estimates.................................  (2,287)    (43,789)
      Production......................................................    (475)    (11,830)
                                                                        ------     -------
    December 31, 1995.................................................   6,229     128,207
                                                                        ======     =======
    Proved developed reserves:
      December 31, 1994...............................................   3,395     106,375
      December 31, 1995...............................................   2,848      78,270

     The following is a summary of the pro forma combined standardized measure of discounted net cash flows related to the proved crude oil and natural gas reserves of NEG and Alexander. For these calculations,

                          NATIONAL ENERGY GROUP, INC.

estimated future cash flows from estimated future production of proved reserves were computed using crude oil and natural gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future. Estimated future income tax expenses were calculated by applying future statutory tax rates (based on the current tax law adjusted for permanent differences and tax credits) to the estimated future pretax net cash flows related to proved crude oil and natural gas reserves, less the tax basis of the properties involved.

     NEG and Alexander caution against using this data to determine the fair value of its crude oil and natural gas properties. To obtain the best estimate of fair value of the crude oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

     The pro forma combined standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves is summarized as follows (in thousands):

                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
    Future cash inflows.....................................................    $ 365,666
    Future production and development costs.................................     (164,952)
    Future income tax expense...............................................      (28,792)
                                                                                ---------
    Future net cash flows...................................................      171,922
    10% annual discount for estimated timing of cash flows..................      (57,732)
                                                                                ---------
    Standardized measure of discounted future net cash flows................    $ 114,190
                                                                                =========

     The following are the principal sources of change in the pro forma combined standardized measure of discounted future net cash flows (in thousands):

                                                                               YEAR ENDED
                                                                              DECEMBER 31,
                                                                                  1995
                                                                              ------------
    Balance at beginning of year............................................    $132,972
    Sales and transfers of oil and gas produced, net of production costs....     (17,302)
    Net changes in prices and production cost...............................      21,593
    Purchases of reserves in place..........................................         400
    Extensions and discoveries, less related costs..........................       2,394
    Revisions of previous quantity estimates................................     (47,028)
    Sales of reserves in place..............................................      (3,723)
    Accretion of discount...................................................      10,275
    Previously estimated development costs incurred during the year and
      change future development costs.......................................       2,681
    Net change in income taxes..............................................      13,465
    Change in production rates and other....................................      (1,537)
                                                                                --------
    Net change..............................................................     (18,782)
                                                                                --------
    Balance at end of year..................................................    $114,190
                                                                                ========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
National Energy Group, Inc.

     We have audited the accompanying balance sheets of National Energy Group, Inc., as of December 31, 1994 and 1995, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of National Energy Group, Inc., at December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
March 27, 1996

                          NATIONAL ENERGY GROUP, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                         DECEMBER 31,
                                                                  --------------------------     MARCH 31,
                                                                     1994           1995           1996
                                                                  -----------    -----------    -----------
                                                                                                (UNAUDITED)
Current assets:
  Cash and cash equivalents.....................................  $ 2,593,645    $ 6,076,199    $ 1,005,118
  Marketable securities.........................................    1,182,150      1,824,724      1,472,550
  Accounts receivable -- oil and gas sales......................      344,972      1,407,349      1,366,081
  Accounts receivable -- joint interest and other...............      543,771        262,619        414,011
  Accounts receivable -- related parties........................       23,999             --             --
  Other.........................................................      267,731        335,751      1,042,070
                                                                  -----------    -----------    -----------
         Total current assets...................................    4,956,268      9,906,642      5,299,830
Property and equipment:
  Oil and gas properties, at cost (full cost method)............   15,284,453     38,201,307     44,054,703
  Pipeline......................................................           --             --        481,108
  Furniture, fixtures, and equipment............................      329,445        372,395        381,345
                                                                  -----------    -----------    -----------
                                                                   15,613,898     38,573,702     44,917,156
  Accumulated depreciation, depletion, and amortization.........    2,501,047      5,602,571      7,246,890
                                                                  -----------    -----------    -----------
Net property and equipment......................................   13,112,851     32,971,131     37,670,266
Other assets....................................................      677,056        613,593        615,354
                                                                  -----------    -----------    -----------
         Total assets...........................................  $18,746,175    $43,491,366    $43,585,450
                                                                  ===========    ===========    ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable -- trade.....................................  $   820,377    $ 3,630,603    $ 3,243,666
  Accounts payable -- revenue and other.........................      495,178        984,299      1,028,860
  Accounts payable -- broker margin.............................           --        978,656        763,851
  Accrued interest..............................................       79,917        128,938        246,471
  Note payable and current portion of long-term debt............           --      6,500,000      4,709,000
                                                                  -----------    -----------    -----------
         Total current liabilities..............................    1,395,472     12,222,496      9,991,848
Long-term debt, less current portion............................    6,000,000     13,475,000     14,779,000
Other long-term liabilities.....................................       23,189         19,303         18,052
Stockholders' equity:
  Convertible preferred stock, $1.00 par:
    Authorized shares 1,000,000
      Series B:
         Authorized shares -- 100,000
         Issued shares -- 52,500
         Aggregate liquidation preference -- $5,250,000.........       52,500         52,500         52,500
      Series C:
         Authorized shares -- 80,000
         Issued shares -- 40,000
         Aggregate liquidation preference -- $4,000,000.........           --         40,000         40,000
  Class A common stock $.01 par value:
    Authorized shares -- 50,000,000
      Issued shares -- 8,875,892, 11,880,125 and 12,056,532 at
      December 31, 1994 and 1995 and March 31, 1996,
      respectively..............................................       88,778        118,801        120,565
  Class B common stock $.01 par value:
    Authorized convertible shares -- 200,000
    Issued shares -- 129,644 at December 31, 1994...............        1,296             --             --
  Common stock issuable under asset acquisition agreement.......      136,035             --             --
  Additional paid-in capital....................................   13,626,117     21,485,224     22,037,359
  Unrealized gain (loss) on marketable securities, net..........      136,285       (247,492)      (212,699)
  Deficit.......................................................   (2,713,497)    (3,674,466)    (3,241,175)
                                                                  -----------    -----------    -----------
Total stockholders' equity......................................   11,327,514     17,774,567     18,796,550
                                                                  -----------    -----------    -----------
Total liabilities and stockholders' equity......................  $18,746,175    $43,491,366    $43,585,450
                                                                  ===========    ===========    ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                            STATEMENTS OF OPERATIONS

                                                                               THREE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                    MARCH 31,
                                 ---------------------------------------    -------------------------
                                    1993          1994          1995           1995          1996
                                 ----------    ----------    -----------    ----------    -----------
                                                                                   (UNAUDITED)
Revenue:
  Oil and gas sales............  $1,803,284    $3,158,716    $ 7,858,316    $1,090,748    $ 3,795,203
Costs and expenses:
  Lease operating..............     575,697     1,207,251      1,732,124       296,359        607,064
  Oil and gas production
     taxes.....................     109,876       176,320        415,867        61,156        187,786
  Depreciation, depletion, and
     amortization..............     679,159     1,029,986      3,149,464       333,508      1,650,654
  General and administrative...     567,106       826,459      1,634,429       236,671        455,355
                                 ----------    ----------    -----------    ----------    -----------
                                  1,931,838     3,240,016      6,931,884       927,694      2,900,859
                                 ----------    ----------    -----------    ----------    -----------
Operating income (loss)........    (128,554)      (81,300)       926,432       163,054        894,344
Interest expense...............    (188,140)     (517,086)    (1,032,096)     (154,125)      (475,821)
Interest income and other,
  net..........................      27,266       109,017         90,875        30,653         22,872
Gain on sale of marketable
  securities...................     (10,065)           --        220,582        65,404         (8,104)
                                 ----------    ----------    -----------    ----------    -----------
Income (loss) before income
  taxes........................    (299,493)     (489,369)       205,793       104,986        433,291
Provision for income taxes.....          --            --             --            --             --
                                 ----------    ----------    -----------    ----------    -----------
Income (loss) before
  extraordinary item...........    (299,493)     (489,369)       205,793       104,986        433,291
Extraordinary loss on early
  extinguishments of debt......          --      (121,917)      (431,762)           --             --
                                 ----------    ----------    -----------    ----------    -----------
Net income (loss)..............  $ (299,493)   $ (611,286)   $  (225,969)   $  104,986    $   433,291
                                 ==========    ==========    ===========    ==========    ===========
Income (loss) per common share:
  Loss before extraordinary
     item......................  $     (.05)   $     (.09)   $      (.05)   $      .00    $       .02
                                 ==========    ==========    ===========    ==========    ===========
  Net income (loss)............  $     (.05)   $     (.10)   $      (.09)   $      .00    $       .02
                                 ==========    ==========    ===========    ==========    ===========
Weighted average number of
  common and common equivalent
  shares outstanding...........   6,121,025     8,476,821     10,701,635     9,267,536     12,043,247
                                 ==========    ==========    ===========    ==========    ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                     THREE MONTHS ENDED
                                                            YEAR ENDED DECEMBER 31,                      MARCH 31,
                                                   ------------------------------------------    --------------------------
                                                      1993           1994            1995           1995           1996
                                                   -----------    -----------    ------------    -----------    -----------
                                                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net loss.......................................... $  (299,493)   $  (611,286)   $   (225,969)   $   104,986    $   433,291
Adjustments to reconcile net loss to net cash
  provided by operating activities:
  Depreciation, depletion and amortization........     679,159      1,029,986       3,149,464        333,508      1,650,654
  Amortization of loan costs......................          --         19,114          21,060          9,968         21,060
  Amortization of deferred compensation...........      39,808         41,694          39,809         10,501          8,751
  Extraordinary loss on early extinguishments of
    debt..........................................          --        121,917         431,762             --             --
  Common stock and warrants issued for services...      25,000         64,290         104,614             --          3,333
  Restricted stock grants.........................          --             --              --             --          3,999
  Loss on sale of real estate.....................      10,065             --              --             --             --
  Changes in operating assets and liabilities:
    Accounts receivable...........................     (80,602)      (217,192)       (784,668)      (130,721)      (110,124)
    Accounts receivable from related parties......      63,761             --          23,999             --             --
    Other current assets..........................     (40,980)      (101,530)       (108,615)       (31,263)      (710,318)
    Accounts payable and accrued liabilities......     122,168         26,299         425,626        (38,693)      (440,899)
                                                   -----------    -----------    ------------    -----------    -----------
Net cash provided by operating activities.........     518,886        373,292       3,077,082        258,286        859,747
                                                   -----------    -----------    ------------    -----------    -----------
INVESTING ACTIVITIES
Purchases of marketable securities................          --     (1,081,041)     (2,917,659)    (1,095,010)        (9,008)
Proceeds from sale of marketable securities.......          --         35,176       1,891,308        631,668        395,975
Proceeds from broker margin.......................          --             --         978,656             --             --
Purchases of furniture, fixtures, and equipment...     (12,570)       (48,632)        (42,950)       (11,029)        (8,950)
Oil and gas acquisition, exploration, and
  development expenditures........................  (3,335,469)    (2,849,508)    (16,912,919)    (1,539,277)    (5,399,368)
Proceeds from sales of oil and gas properties.....      30,766         90,500          69,306         69,306             --
Purchases of long-term assets and other...........     (53,087)        41,471         (11,963)       (11,089)      (480,043)
                                                   -----------    -----------    ------------    -----------    -----------
Net cash used in investing activities.............  (3,370,360)    (3,812,034)    (16,946,221)    (1,955,431)    (5,501,394)
                                                   -----------    -----------    ------------    -----------    -----------
FINANCING ACTIVITIES
Proceeds from issuance of long-term debt, net.....   4,580,000      5,691,366      17,514,077             --      3,250,000
Proceeds from issuance of note payable............          --             --       3,000,000             --             --
Repayments of long-term debt......................  (2,315,000)    (4,200,000)     (6,875,000)            --     (3,737,000)
Repayments of other long-term liabilities.........          --        (77,571)             --             --             --
Proceeds from sale of common stock................     370,000             --              --             --             --
Proceeds from exercise of stock options and
  warrants........................................      32,500         35,938         467,987             --         57,769
Proceeds from issuance of Series B Preferred
  Stock, net......................................          --      4,436,372              --             --             --
Proceeds from issuance of Series C Preferred
  Stock, net......................................          --             --       3,980,343             --             --
Preferred stock dividends.........................     (17,502)       (14,705)       (735,000)            --             --
Payments for redemption of fractional shares......        (325)          (477)           (714)          (164)          (203)
Other.............................................      (2,647)            --              --             --             --
                                                   -----------    -----------    ------------    -----------    -----------
Net cash provided by financing activities.........   2,647,026      5,870,923      17,351,693           (164)      (429,434)
                                                   -----------    -----------    ------------    -----------    -----------
Increase (decrease) in cash and cash
  equivalents.....................................    (204,448)     2,432,181       3,482,554     (1,697,309)    (5,071,081)
Cash and cash equivalents at beginning of
  period..........................................     365,912        161,464       2,593,645      2,593,645      6,076,199
                                                   -----------    -----------    ------------    -----------    -----------
Cash and cash equivalents at end of period........ $   161,464    $ 2,593,645    $  6,076,199    $   896,336    $ 1,005,118
                                                   ===========    ===========    ============    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid in cash............................. $   166,313    $   457,949    $    983,075    $   160,564    $   358,288
                                                   ===========    ===========    ============    ===========    ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                   SERIES B           SERIES C              CLASS A
                                                               PREFERRED STOCK    PREFERRED STOCK        COMMON STOCK
                                                               ----------------   ----------------   ---------------------
                                                               SHARES   AMOUNT    SHARES   AMOUNT      SHARES      AMOUNT
                                                               ------   -------   ------   -------   ----------   --------
Balance at December 31, 1992.................................     --    $   --       --    $   --     5,425,838   $ 54,258
Common stock issuable under asset acquisition agreement......     --        --       --        --            --         --
Common stock issued for acquisition of certain limited
 partnership interests.......................................     --        --       --        --       700,000      7,000
Common stock issued in litigation settlement.................     --        --       --        --        15,000        150
Common stock issued upon exercise of options.................     --        --       --        --        80,000        800
Stock issued for services....................................     --        --       --        --        40,000        400
Sale of common stock for cash................................     --        --       --        --       592,000      5,920
Common stock issued for acquisition of Goldsmith Adobe Unit
 working interest............................................     --        --       --        --       900,000      9,000
Dividends on Series A Preferred Stock........................     --        --       --        --            --         --
Other........................................................     --        --       --        --            --         --
Net loss.....................................................     --        --       --        --            --         --
                                                               ------   -------   ------   -------   ----------   --------
Balance at December 31, 1993.................................     --        --       --        --     7,752,838     77,528
Common stock issued upon exercise of options.................     --        --       --        --        62,500        625
Common stock issued or issuable under asset acquisition
 agreements..................................................     --        --       --        --       200,000      2,000
Issuance of Series B Preferred Stock.........................  50,000   50,000       --        --            --         --
Common stock issued for services.............................     --        --       --        --        22,500        225
Common stock issued upon conversion of Series A Preferred
 Stock.......................................................     --        --       --        --       425,000      4,250
Common stock issued on conversion of long-term debt..........     --        --       --        --       415,054      4,151
Unrealized gain on marketable securities.....................     --        --       --        --            --         --
Dividends on Series A Preferred Stock........................     --        --       --        --            --         --
Dividends on Series B Preferred Stock........................  2,500     2,500       --        --            --         --
Net loss.....................................................     --        --       --        --            --         --
                                                               ------   -------   ------   -------   ----------   --------
Balance at December 31, 1994.................................  52,500   52,500       --        --     8,877,892     88,779
Common stock issued upon exercise of options and warrants....     --        --       --        --       327,992      3,280
Common stock issued under asset acquisition agreement........     --        --       --        --       300,000      3,000
Common stock and warrants issued for services................     --        --       --        --        13,000        130
Common stock issued upon conversion of Class B Common
 Stock.......................................................     --        --       --        --     1,296,440     12,964
Common stock and warrants issued to acquire interests in oil
 and gas properties..........................................     --        --       --        --     1,064,801     10,648
Issuance of Series C Preferred Stock.........................     --        --    40,000   40,000            --         --
Dividends on Series B Preferred Stock........................     --        --       --        --            --         --
Dividends on Series C Preferred Stock........................     --        --       --        --            --         --
Unrealized loss on marketable securities.....................     --        --       --        --            --         --
Net loss.....................................................     --        --       --        --            --         --
                                                               ------   -------   ------   -------   ----------   --------
Balance at December 31, 1995.................................  52,500   52,500    40,000   40,000    11,880,125    118,801
Common stock issued upon exercise of options and warrants
 (unaudited).................................................     --        --       --        --        35,550        355
Warrants issued for services (unaudited).....................     --        --       --        --            --         --
Common stock issued to acquire interests in oil and gas
 properties (unaudited)......................................     --        --       --        --       140,857      1,409
Unrealized loss on marketable securities (unaudited).........     --        --       --        --            --         --
Net loss (unaudited).........................................     --        --       --        --            --         --
                                                               ------   -------   ------   -------   ----------   --------
Balance at March 31, 1996 (unaudited)........................  52,500   $52,500   40,000   $40,000   12,056,532   $120,565
                                                               ======   =======   ======   =======   ==========   ========

                                                                                    COMMON STOCK                  UNREALIZED
                                                                    CLASS B           ISSUABLE                    GAIN (LOSS)
                                                                  COMMON STOCK      UNDER ASSET    ADDITIONAL    ON AVAILABLE-
                                                               ------------------   ACQUISITION      PAID-IN       FOR-SALE
                                                                SHARES    AMOUNT     AGREEMENT       CAPITAL      SECURITIES
                                                               --------   -------   ------------   -----------   -------------
Balance at December 31, 1992.................................    91,894   $  919     $   33,960    $ 6,295,633     $      --
Common stock issuable under asset acquisition agreement......        --       --         63,950             --            --
Common stock issued for acquisition of certain limited
 partnership interests.......................................        --       --             --        699,601            --
Common stock issued in litigation settlement.................        --       --             --         14,850            --
Common stock issued upon exercise of options.................        --       --             --         31,700            --
Stock issued for services....................................        --       --             --         24,600            --
Sale of common stock for cash................................        --       --             --        364,080            --
Common stock issued for acquisition of Goldsmith Adobe Unit
 working interest............................................        --       --             --        553,500            --
Dividends on Series A Preferred Stock........................        --       --             --             --            --
Other........................................................        --       --             --         (2,972)           --
Net loss.....................................................        --       --             --             --            --
                                                               --------   ------      ---------    -----------     ---------
Balance at December 31, 1993.................................    91,894      919         97,910      7,980,992            --
Common stock issued upon exercise of options.................        --       --             --         35,313            --
Common stock issued or issuable under asset acquisition
 agreements..................................................        --       --         38,125        123,000            --
Issuance of Series B Preferred Stock.........................        --       --             --      4,386,372            --
Common stock issued for services.............................    37,750      377             --         51,908            --
Common stock issued upon conversion of Series A Preferred
 Stock.......................................................        --       --             --        420,720            --
Common stock issued on conversion of long-term debt..........        --       --             --        380,311            --
Unrealized gain on marketable securities.....................        --       --             --             --       136,285
Dividends on Series A Preferred Stock........................        --       --             --             --            --
Dividends on Series B Preferred Stock........................        --       --             --        247,500            --
Net loss.....................................................        --       --             --             --            --
                                                               --------   ------      ---------    -----------     ---------
Balance at December 31, 1994.................................   129,644    1,296        136,035     13,626,116       136,285
Common stock issued upon exercise of options and warrants....        --       --             --        464,707            --
Common stock issued under asset acquisition agreement........        --       --       (136,035)       133,035            --
Common stock and warrants issued for services................        --       --             --         79,203            --
Common stock issued upon conversion of Class B Common
 Stock.......................................................  (129,644)  (1,296 )           --        (11,668)           --
Common stock and warrants issued to acquire interests in oil
 and gas properties..........................................        --       --             --      3,269,003            --
Issuance of Series C Preferred Stock.........................        --       --             --      3,924,828            --
Dividends on Series B Preferred Stock........................        --       --             --             --            --
Dividends on Series C Preferred Stock........................        --       --             --             --            --
Unrealized loss on marketable securities.....................        --       --             --             --      (383,777)
Net loss.....................................................        --       --             --             --            --
                                                               --------   ------      ---------    -----------     ---------
Balance at December 31, 1995.................................        --       --             --     21,485,224      (247,492)
Common stock issued upon exercise of options and warrants
 (unaudited).................................................        --       --             --         57,414            --
Warrants issued for services (unaudited).....................        --       --             --          3,333            --
Common stock issued to acquire interests in oil and gas
 properties (unaudited)......................................        --       --             --        491,388            --
Unrealized loss on marketable securities (unaudited).........        --       --             --             --        34,793
Net loss (unaudited).........................................        --       --             --             --            --
                                                               --------   ------      ---------    -----------     ---------
Balance at March 31, 1996 (unaudited)........................        --   $   --     $       --    $22,037,359     $(212,699)
                                                               ========   ======      =========    ===========     =========


                                                                                 TOTAL
                                                                             STOCKHOLDERS'
                                                                 DEFICIT        EQUITY
                                                               -----------   -------------
Balance at December 31, 1992.................................  $(1,520,511)   $ 4,864,259
Common stock issuable under asset acquisition agreement......           --         63,950
Common stock issued for acquisition of certain limited
 partnership interests.......................................           --        706,601
Common stock issued in litigation settlement.................           --         15,000
Common stock issued upon exercise of options.................           --         32,500
Stock issued for services....................................           --         25,000
Sale of common stock for cash................................           --        370,000
Common stock issued for acquisition of Goldsmith Adobe Unit
 working interest............................................           --        562,500
Dividends on Series A Preferred Stock........................      (17,502)       (17,502)
Other........................................................           --         (2,972)
Net loss.....................................................     (299,493)      (299,493)
                                                               -----------    -----------
Balance at December 31, 1993.................................   (1,837,506)     6,319,843
Common stock issued upon exercise of options.................           --         35,938
Common stock issued or issuable under asset acquisition
 agreements..................................................           --        163,125
Issuance of Series B Preferred Stock.........................           --      4,436,372
Common stock issued for services.............................           --         52,510
Common stock issued upon conversion of Series A Preferred
 Stock.......................................................           --        424,970
Common stock issued on conversion of long-term debt..........           --        384,462
Unrealized gain on marketable securities.....................           --        136,285
Dividends on Series A Preferred Stock........................      (14,705)       (14,705)
Dividends on Series B Preferred Stock........................     (250,000)            --
Net loss.....................................................     (611,286)      (611,286)
                                                               -----------    -----------
Balance at December 31, 1994.................................   (2,713,497)    11,327,514
Common stock issued upon exercise of options and warrants....           --        467,987
Common stock issued under asset acquisition agreement........           --             --
Common stock and warrants issued for services................           --         79,333
Common stock issued upon conversion of Class B Common
 Stock.......................................................           --             --
Common stock and warrants issued to acquire interests in oil
 and gas properties..........................................           --      3,279,651
Issuance of Series C Preferred Stock.........................           --      3,964,828
Dividends on Series B Preferred Stock........................     (525,000)      (525,000)
Dividends on Series C Preferred Stock........................     (210,000)      (210,000)
Unrealized loss on marketable securities.....................           --       (383,777)
Net loss.....................................................     (225,969)      (225,969)
                                                               -----------    -----------
Balance at December 31, 1995.................................   (3,674,466)    17,774,567
Common stock issued upon exercise of options and warrants
 (unaudited).................................................           --         57,769
Warrants issued for services (unaudited).....................           --          3,333
Common stock issued to acquire interests in oil and gas
 properties (unaudited)......................................           --        492,797
Unrealized loss on marketable securities (unaudited).........           --         34,793
Net loss (unaudited).........................................      433,291        433,291
                                                               -----------    -----------
Balance at March 31, 1996 (unaudited)........................  $(3,241,175)   $18,796,550
                                                               ===========    ===========

                            See accompanying notes.

                          NATIONAL ENERGY GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  Organization and Business

     National Energy Group, Inc. (the "Company") was incorporated under the laws of the State of Delaware on November 20, 1990. The Company is engaged in the acquisition, development, and production of crude oil and natural gas.

  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     Cash and cash equivalents include demand deposits and money-market investments with maturities of three months or less when purchased. At December 31, 1995 all cash and cash equivalents were invested with Bank One, Texas, N.A. ("Bank One").

  Marketable Securities

     The Company's marketable securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary are included in interest income. The cost of securities sold is based on the specific identification method.

     The marketable securities are comprised of other independent oil and gas companies. The common stock of one oil and gas company accounted for 86% and 62% of the estimated fair market value of the total marketable securities held at December 31, 1994 and 1995, respectively.

     The following is a summary of available-for-sale securities at December 31, 1994 and 1995:

                                                               DECEMBER 31, 1994
                                              ----------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                                 COST         GAINS         LOSSES      FAIR VALUE
                                              ----------    ----------    ----------    ----------
    Common stocks...........................  $1,045,864     $ 138,178      $1,893      $1,182,149
                                              ==========      ========      ======      ==========

                                                               DECEMBER 31, 1995
                                              ----------------------------------------------------
                                                              GROSS         GROSS
                                                            UNREALIZED    UNREALIZED    ESTIMATED
                                                 COST         GAINS         LOSSES      FAIR VALUE
                                              ----------    ----------    ----------    ----------
    Common stocks...........................  $2,072,216     $   1,026     $ 248,518    $1,824,724
                                              ==========        ======      ========    ==========

     During the years ended December 31, 1994 and 1995, available-for-sale securities with a fair value at the date of sale of $51,156 and $2,111,890, respectively, were sold. The gross realized gains on such sales totaled $14,954 and $224,443, respectively. The gross realized losses on such sales totaled $3,861 during 1995, and there were no realized losses during 1994.

                          NATIONAL ENERGY GROUP, INC.

  Accounts Receivable

     The Company sells crude oil and natural gas to various customers. In addition, the Company participates with other parties in the operation of crude oil and natural gas wells. Substantially all of the Company's accounts receivable are due from either purchasers of crude oil and natural gas or participants in crude oil and natural gas wells for which the Company serves as the operator. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operated wells. Crude oil and natural gas sales are generally unsecured.

  Natural Gas Production Imbalances

     The Company accounts for natural gas production imbalances using the sales method, whereby the Company recognizes revenue on all natural gas sold to its customers notwithstanding the fact that its ownership may be less than 100% of the natural gas sold.

  Crude Oil and Natural Gas Properties

     The Company utilizes the full cost method of accounting for its crude oil and natural gas properties. Under the full cost method, all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of crude oil and natural gas reserves are capitalized and amortized on the units-of-production method based upon total proved reserves. The costs of unproven properties are excluded from the amortization calculation until the individual properties are evaluated and a determination is made as to whether reserves exist. Capitalized costs are limited to the aggregate of the present value of future net reserves plus the lower of cost or fair market value of unproved properties. Conveyances of properties, including gains or losses on abandonments of properties, are treated as adjustments to the cost of crude oil and natural gas properties, with no gain or loss recognized. The Company does not believe that future costs related to dismantlement, site restoration, and abandonment costs, net of estimated salvage values, will have a significant effect on its results of operations or financial position because the salvage value of equipment and related facilities should approximate or exceed any future expenditures for dismantlement, restoration, or abandonment. The Company has not incurred any net expenditures for costs of this nature during the last two years.

     The Company has capitalized internal costs of $117,379, $158,961 and $141,516 for the years ended December 31, 1993, 1994 and 1995, respectively, and $27,150 and $33,400 for the three months ended March 31, 1995 and 1996, respectively. Such capitalized costs include salaries and related benefits of individuals directly involved in the Company's acquisition, exploration and development activities based on percentage of their time devoted to such activities.

  Furniture, Fixtures, and Equipment

     Furniture, fixtures, and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method.

     Maintenance and repairs are charged against income when incurred; and renewals and betterments, which extend the useful lives of furniture, fixtures, and equipment, are capitalized.

  Overhead Reimbursement Fees

     Fees from overhead charges billed to working interest owners of $427,165, $157,845 and $136,943, for the years ended December 31, 1993, 1994 and 1995, respectively, and $32,340 and $53,214 for the three months ended March 31, 1995 and 1996, respectively, have been classified as a reduction of general and administrative expenses in the accompanying statements of operations.

                          NATIONAL ENERGY GROUP, INC.

  Income Taxes

     The Company uses the liability method in accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

  Earnings (Loss) Per Share

     Primary earnings (loss) per common and common equivalent share data is computed by dividing net income (loss), adjusted for preferred stock dividend requirements of $17,500, $264,705 and $735,000 in 1993, 1994, and 1995,
respectively, and $131,250, and $236,250 for the three months ended March 31, 1995 and 1996, respectively, by the weighted average number of common and common equivalent shares outstanding during each period. Shares issuable upon exercise of options and warrants are included in the computation of earnings per common and common equivalent share to the extent that they are dilutive. Fully diluted earnings (loss) per share computations also assume the conversion of the Company's preferred stock (Note 5) if such conversion has a dilutive effect.

     For the years ended December 31, 1993, 1994 and 1995, and the three months ended March 31, 1995 and 1996, neither the common equivalent shares nor the assumed conversion of the preferred stock had a dilutive effect on the loss per share calculations. Accordingly, the loss per share calculations for such periods are based on the weighted average number of common shares outstanding during each year.

  Natural Gas Hedging Activities

     In December 1995, the Company began hedging natural gas prices through the use of commodity price swap agreements, in an effort to reduce the effects of the volatility of the price of natural gas on the Company's operations. These agreements involve the receipt of fixed-price amounts in exchange for variable payments based on NYMEX prices and specific volumes. In connection with the commodity price swap agreements, the Company may also enter into basis swap agreements to reduce the effects of unusual fluctuations between prices actually received at the well head and NYMEX prices. Through the use of commodity price and basis swap agreements the Company can fix the price to be received for specified volumes of production to the commodity swap price less the basis swap price. The differential to be paid or received under the swap agreement is accrued in the month of the related production and recognized as an adjustment to oil and gas sales. The Company does not hold or issue financial instruments for trading purposes.

  New Accounting Pronouncement

     In October 1995, the Financial Accounting Standards Board ("FASB") issued its statement No. 123, "Accounting for Stock Based Compensation" ("FAS 123") which establishes an alternative method of accounting for stock based compensation to the method set forth in Accounting Principles Board Opinion No. 25 ("APB 25"). FAS 123 encourages, but does not require, adoption of a fair value based method of accounting for stock options and similar equity instruments granted to employees. The Company will continue to account for such grants under the provisions of APB 25 and will adopt the disclosure provisions of FAS 123 in the first quarter of 1996. Accordingly, adoption of FAS 123 will not affect the Company's financial statements for the year ended December 31, 1995.

  Interim Financial Information

     In management's opinion, the accompanying interim financial statements contain all adjustments (consisting solely of normal recurring accruals) necessary to present fairly the financial position of the Company as of March 31, 1996, the related results of operations for the three month periods ended March 31,

                          NATIONAL ENERGY GROUP, INC.

1996 and 1995 and cash flows for the three month periods ended March 31, 1996 and 1995. The results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results expected for the full year.

  Reclassifications

     Certain previously reported amounts have been reclassified to conform with the 1995 presentation.

2. ACQUISITIONS

     Effective January 1, 1993, the Company acquired all of the limited partnership interests of OilSearch Leasing Partners, Ltd., and OilSearch Acquisition Group One, Ltd., and the crude oil and natural gas assets related to the limited partnership interests. The consideration paid by the Company to the limited partners consisted of 700,000 shares of Class A Common Stock ("Common Stock"). The impact of this acquisition was not material to the Company's results of operations or financial position.

     In December 1993, the Company completed the acquisition of a 63.8% working interest in the Goldsmith Adobe Unit ("GAU"), located in the Permian Basin of West Texas, from Bligh Petroleum, Inc. ("Bligh"). This acquisition added approximately 3.0 million barrels of crude oil and 2.5 billion cubic feet of natural gas to the Company's proved reserves.

     The consideration paid by the Company to Bligh for the acquisition consisted of $2,775,000 in cash and 900,000 shares of Common Stock. The cash portion of the acquisition was funded primarily by $2,150,000 increase in borrowings under the Company's former credit agreement with Bank One. The Company also used the proceeds from the issuance of 10% subordinated notes, with a principal amount of $230,000, and 792,000 shares of Common Stock, of which 200,000 restricted shares of Common Stock were issued in 1994, to fund the acquisition.

     During 1994, the Company acquired an additional 17.0% working interest in the GAU. Such interests were acquired for $584,095 in cash. The Company is the operator of the GAU and holds a 91.8% working interest in the GAU.

     In April 1995, the Company purchased a 100% working interest (77% net revenue interest) in State of Texas Lease No. 69153 and the State Tract 901-S Field, Nueces County, Texas ("Mustang Island") for $900,000 in cash and 352,500 shares of Common Stock. The cash portion of the acquisition was funded from available cash.

     In June 1995, the Company completed the acquisition of producing gas properties in the Oak Hill Field in Rusk County, Texas ("Oak Hill"). The consideration paid by the Company for Oak Hill consisted of $7,200,000 in cash, 612,301 shares of Common Stock and warrants to purchase 200,000 shares of Common Stock at a price per share of $2.00. The cash portion of the acquisition was funded primarily by borrowings under the Company's current credit facility with Bank One. See Note 3.

     In addition, in June 1995, the Company completed the acquisition of producing oil and gas properties in Eddy County, New Mexico from Enron Oil and Gas Company (the "Enron Properties") for $2,119,295 in cash. This acquisition was funded by borrowings under the credit facility with Bank One and available cash.

                          NATIONAL ENERGY GROUP, INC.

     The following pro forma data presents the results of the Company for the years ended December 31, 1994 and 1995, as if the acquisition of Mustang Island, Oak Hill and the Enron Properties had occurred on January 1, 1994. The pro forma results of operations are presented for comparative purposes only and are not necessarily indicative of the results which would have been obtained had the acquisitions been consummated as presented. The following data reflect pro forma adjustments for the oil and gas revenues, production costs, and depreciation and depletion related to the properties and additional interest on borrowed funds.

                                                                          PRO FORMA
                                                                   YEAR ENDED DECEMBER 31
                                                                  -------------------------
                                                                     1994           1995
                                                                  ----------     ----------
                                                                         (UNAUDITED)
    Revenues....................................................  $5,051,222     $9,253,803
                                                                  ==========     ==========
    Loss before extraordinary item..............................  $ (573,522)    $      (73)
                                                                  ==========     ==========
    Loss before extraordinary item per common share.............  $     (.06)    $     (.06)
                                                                  ==========     ==========

     In January 1996, the Company completed the acquisition of oil and gas properties in offshore Nueces County, Texas, adjacent to the Company's Mustang Island property, from C/A Limited, Chartex Petroleum Company and Petrotex Engineering Company. The acquisition includes interests in five wells, a pipeline and separation facility related to Mustang Island. The consideration for this acquisition consisted of 140,857 shares of the Company's Common Stock and $675,000 in cash.

     In February 1996, the Company completed the acquisition of two oil and gas wells on one offshore block, interests in five other offshore blocks, and a related production platform and equipment in offshore Nueces County, Texas, adjacent to the Company's Mustang Island property, from UMC Petroleum Corporation (the "UMC Acquisition). The Company paid UMC Petroleum Corporation $1,500,000 in cash.

     In April 1996, the Company won exploration rights on 16 offshore tracts (covering 7,765 acres) in the Mustang Island area in offshore Nueces County, Texas through successful bids with the State of Texas. The Company paid $1,437,302 in cash for these rights.

3. NOTE PAYABLE AND LONG-TERM DEBT

     Note payable and long-term debt consists of the following:

                                                                        DECEMBER 31
                                                                 --------------------------
                                                                    1994           1995
                                                                 ----------     -----------
    Bank One credit facility...................................  $       --     $19,975,000
    Gas Fund credit facility...................................   6,000,000              --
                                                                 ----------     -----------
                                                                  6,000,000      19,975,000
    Less current maturities:
      Advance Note.............................................          --       3,000,000
      Current portion of Revolving Note........................          --       3,500,000
                                                                 ----------     -----------
                                                                 $6,000,000     $13,475,000
                                                                 ==========     ===========

     In June 1995, the Company consummated a $33,000,000 reducing revolving line of credit facility (the "Facility") with Bank One. The initial advance under the Facility of $12,500,000 was used to pay off the Company's credit facility with Texas Gas Fund I, to purchase Oak Hill and the Enron Properties (Note 2), and for closing fees. Subsequent advances have been used for development of the GAU, other acquisitions of oil and gas properties (Note 2), and exploration activities.

                          NATIONAL ENERGY GROUP, INC.

     The Facility consists of a Revolving Note of up to $30,000,000, subject to a borrowing base, and an Advance Note of up to $3,000,000 (primarily for the development of GAU). Interest on the Revolving Note is at a rate of prime plus 1% (subject to reduction in certain circumstances) or LIBOR plus 3.75% (subject to reduction in certain circumstances), at the Company's option. Interest on the Advance Note is at a rate of prime plus 4%. Payments of interest and principal are made monthly. The Facility is secured by all of the Company's principal oil and gas properties and related equipment, oil and gas inventory, and related receivables. Prepayments are allowed at any time. At December 31, 1995, the Company had $16,975,000 outstanding under the Revolving Note and $3,000,000 outstanding under the Advance Note.

     The Revolving Note has a maturity date of June 30, 1999, and the Advance Note has a maturity date of June 30, 1996. The Company's ability to borrow under the Revolving Note is dependent upon the reserve value of its oil and gas properties. At December 31, 1995, the borrowing base was $17.0 million. The borrowing base is subject to adjustment quarterly based on the reserve value. Bank One has substantial discretion in determining the reserve value and borrowing base. In addition, the borrowing base is reduced monthly by an amount redetermined semiannually by Bank One. The amount of such automatic reduction was $175,000 per month for the period July 31, 1995 through January 31, 1996. Effective February 1, 1996 the amount of the monthly reduction was adjusted to $256,000. If the amount outstanding under the Revolving Note exceeds the borrowing base, the Company is required to repay such excess. In January 1996, the Company repaid $3.5 million of borrowings outstanding under the Revolving Note.

     In April 1996, a new Advance Note of up to $3,000,000 was issued to the Company with a maturity date of March 31, 1997 and the borrowing base was increased to $21,500,000. Effective May 1, 1996, the amount of the monthly reduction of the borrowing base was adjusted to $315,000.

     The Facility contains restrictive and affirmative covenants, and maintenance of required financial ratios. In addition, the Company cannot pay any dividends on or redeem common stock. However, cash dividends on and redemptions of preferred stock are allowed, so long as no event of default, as defined, has occurred and is continuing or would occur as a result of such payment. At December 31, 1995, the Company was not in violation of any covenants of the Facility.

     Borrowings of $6,000,000 were outstanding at December 31, 1994, under the credit facility with Texas Gas Fund I. A portion of the proceeds from the Texas Gas Fund I facility were used to repay the Company's previous loan with Bank One which resulted in an extraordinary charge of $121,917, or $.01 per common share, in 1994. Borrowings under the Texas Gas Fund I facility were repaid using proceeds from the Facility, resulting in an extraordinary charge of $431,762 or $.04 per common share, in 1995.

     Effective June 9, 1994, the full principal amount and accrued interest on the 8.5% subordinated notes payable, which were issued in connection with the acquisition of certain oil and gas assets in 1992, were converted into 125,054 shares of Common Stock.

     In connection with the acquisition of the GAU working interest in December 1993, the Company borrowed $230,000 from three directors in the form of 10% subordinated notes. During 1994, $181,250 principal amount of the subordinated notes were converted into 290,000 shares of Common Stock and the remaining $48,750 principal amount was retired for cash.

     The carrying value of the Company's note payable and long-term debt approximates their fair values.

                          NATIONAL ENERGY GROUP, INC.

4. LEASE

     The Company leases office space under an operating lease. Rental expense charged to operations was approximately $70,851, $80,132 and $100,493 during the years ended December 31, 1993, 1994 and 1995, respectively. Minimum lease payments under future operating lease commitments at December 31, 1995, are as follows:

                1996..............................................  $147,792
                1997..............................................   156,551
                1998..............................................    53,491
                                                                    --------
                                                                    $357,834
                                                                    ========

5. STOCKHOLDERS' EQUITY

  Capital Stock

     The authorized capital stock of the Company consists of 50,000,000 shares of Class A common stock, par value $.01 per share ("Common Stock"); 200,000 shares of Class B common stock ("Class B"), par value $.01 per share; and 1,000,000 shares of convertible preferred stock par value $1.00 per share. The management of the Company plans to recommend to the Company's stockholders, at the next Annual Meeting of Stockholders, that the Company's Certificate of Incorporation be amended to eliminate Class B. No shares of Class B were outstanding at December 31, 1995.

  Preferred Stock

     In connection with the acquisition of certain oil and gas assets in 1992, the Company's Board of Directors authorized the issuance of up to 5,000 shares of redeemable convertible preferred stock designated as 5% Redeemable Convertible Preferred Stock, Series A, par value, $1.00 per share ("Series A Preferred Stock"). The Series A Preferred Stock was converted into 425,000 shares of Common Stock during 1994.

     On June 3, 1994, the Company consummated the sale of $5,000,000 of the Company's 10% Cumulative Convertible Preferred Stock, Series B ("Series B"). Fifty thousand shares of Series B were sold by the Company at $100.00 per share. The Series B is convertible into shares of Common Stock at a conversion price of $1.625 per share. The Series B has a liquidation and dividend preference over the Common Stock. The Series B has a 10% dividend, payable semi-annually. The Company has the option to make six dividend payments in shares of Series B; after the sixth such payment, the holders of Series B have the option to receive additional dividends in shares of Series B or to accrue such dividends in cash. If the Company makes four dividend payments in shares of Series B, the holders of Series B have the right to appoint one-third of the members of the Company's Board of Directors. The Series B would be redeemable by the Company, until June 3, 1997, at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends; provided, however, that the Company cannot redeem any shares of Series B unless and until all outstanding shares of the Series C have been redeemed by the Company. As a result, no shares of Series B can be redeemed before June 14, 1997. The holders of Series B currently have the right to appoint one member to the Company's Board of Directors. The Series B requires that dividends be paid on the Series B before any dividends are paid on Common Stock.

     The holders of Series B are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series B, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series B, to authorize or issue additional shares of Series B or to issue preferred stock equal to or senior to the Series B as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company's stockholders. As a result, a class vote of the holders of

                          NATIONAL ENERGY GROUP, INC.

Series B would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company.

     In June 1995, the Company consummated the sale of $4,000,000 of the Company's 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C"). Forty thousand shares of Series C were sold by the Company at $100.00 per share. The Series C is convertible into shares of Common Stock at a conversion price of $2.00 per share.

     The Series C has a liquidation and dividend preference over the Common Stock, and is parity stock to the previously issued Series B. The Series C has a 10 1/2% dividend, payable semi-annually. The Company has the option to make six dividend payments in shares of Series C; after the sixth such payment, the holders of Series C have the option to receive additional dividends in shares of Series C or to accrue such dividends in cash.

     If the Company makes four dividend payments in shares of Series C, the holders of Series C (voting as a class with other affected series of preferred stock with similar voting rights) have the right to appoint one-third of the members of the Company's Board of Directors; provided, however, that if the holders of Series B are presently entitled to a similar right, then the holders of Series C shall have no such right until the right of the holders of Series B terminates. The Series C is redeemable by the Company between June 14, 1997 and June 14, 1998, at $110.00 per share and, thereafter, at $100.00 per share, plus accrued and unpaid dividends. No shares of Series B may be redeemed until all the shares of Series C have been redeemed. The holders of the Series C currently have the right to appoint one member to the Company's Board of Directors. The holders of Series C are entitled to one vote for each share as to matters upon which by law they are entitled to vote as a class, and the approval of a majority of the Series C, voting separately as a class, is required to make changes to the Company's Certificate of Incorporation or By-Laws which adversely affect the Series C, to authorize or issue additional shares of Series C or to issue preferred stock equal to or senior to the Series C as to dividends or liquidation, or, subject to certain exceptions, to effect an extraordinary transaction that requires a vote of the Company stockholders. As a result, a class vote of the holders of Series C, as well as the Series B, would be required for the Company to merge or be acquired and may therefore delay, deter, or prevent a change in control of the Company.

  Common Stock

     Holders of Common Stock are entitled to one vote for each share held of record on all matters voted on by stockholders. The shares of the Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of the shares of the Common Stock voting for the election of the directors can elect all of the directors to be elected by holders of the Common Stock, in which event the holders of the remaining shares of Common Stock will not be able to elect any director. Upon any liquidation, dissolution, or winding-up of the affairs of the Company, holders of the Common Stock would be entitled to receive, pro rata, all of the assets of the Company available for distribution to stockholders, after payment of any liquidation preference of any Preferred Stock that may be issued and outstanding at the time. Holders of the Common Stock have no subscription, redemption, sinking fund, or preemptive rights.

     The Class B was entitled to special conversion rights. In June 1995, as a result of the Company's proven crude oil and natural gas reserves reaching a value in excess of $25,000,000, the 129,644 shares of Class B common stock which were outstanding at December 31, 1994, were converted into 1,296,440 shares of Common Stock, in accordance with the terms of the Class B. Under the terms of the Class B, such shares cannot be reissued.

     In connection with the repayment of borrowings under the Texas Gas Fund I credit facility, the Company issued 100,000 shares of Common Stock to reduce a net profits interest in the GAU held by Texas Gas Fund I.

                          NATIONAL ENERGY GROUP, INC.

     Common Stock issuable under asset acquisition agreement at December 31, 1993 and 1994, represents additional consideration related to the acquisition of certain oil and gas assets in 1992. In January 1995, 300,000 shares of Common Stock were issued in satisfaction of this obligation.

  Warrants

     In June 1994, in connection with the sale of the Series B Preferred Stock, the Company issued warrants to purchase 307,692 shares of Common Stock at a price of $1.625 per share. During 1995, 255,492 of these warrants were exercised. These warrants expire June 3, 1997.

     In 1995, the Company granted warrants to purchase 300,000 shares of Common Stock at a price of $1.625 per share, pursuant to a consulting agreement. The first 100,000 warrants were exercisable immediately and expire July 31, 1997, the next 100,000 became exercisable on July 31, 1995 and expire July 31, 1998, and the remaining 100,000 become exercisable on July 31, 1996 and expire July 31, 1999. The estimated fair value of the warrants was deferred at the date of grant and is being charged to general and administrative expenses over the vesting period.

     In June 1995, in connection with the acquisition of Oak Hill (Note 2), the Company issued warrants to purchase 200,000 shares of Common Stock at a price of $2.00 per share. These warrants will become exercisable on June 28, 1996 and expire June 30, 1998.

     The following table summarizes warrants outstanding at December 31, 1995:

NUMBER OF SHARES                                          EXPIRATION       WARRANTS      EXERCISE
 UNDER WARRANT                                               DATE         EXERCISABLE     PRICE
- ----------------                                         -------------    -----------    --------
    52,200............................................   June 3, 1997        52,200      $1.625
   100,000............................................   July 31, 1997      100,000      $1.625
   100,000............................................   July 31, 1998      100,000      $1.625
   100,000............................................   July 31, 1999           --      $1.625
   200,000............................................   June 30, 1998           --      $2.00
   -------                                                                  -------
   552,200                                                                  252,200
   =======                                                                  =======

  Stock Options

     During 1992, the Company's Board of Directors and stockholders approved the Company's 1992 Stock Option Plan (the "Plan"). Awards may be granted to key employees or nonemployee directors of the Company. Awards may consist of options to purchase shares of Common Stock or stock appreciation rights ("SARs") or a combination thereof. The aggregate number of shares that the Company may issue under the Plan will not, at the time of the grant, exceed an amount equal to 10% of the number of then-outstanding shares of Common Stock. Furthermore, no more than 30% of the shares of Common Stock for which awards may be granted under the Plan may be granted to the Company's directors, and no one director may be granted awards covering more than 75,000 shares of Common Stock. No more than 50% of the shares of Common Stock for which awards may be granted under the Plan may be granted to officers of the Company who are not directors, and no one officer who is not a director may be granted awards covering more than 125,000 shares. The exercise price of an option or SAR may not be less than the fair market value of Common Stock on the date of grant. All options granted under the Plan expire no later than the tenth anniversary of the date of grant. At December 31, 1995, 15,000 options had been granted pursuant to the Plan. At present, the Company does not plan to issue further options under the Plan.

     In addition, during 1993, 1994 and 1995, the Company's Board of Directors issued options to purchase 272,500, 40,000 and 765,000 shares of Common Stock, respectively, to certain officers and directors. These options were issued outside of the Plan.

                          NATIONAL ENERGY GROUP, INC.

     Option transactions are summarized below:

                                                                  NUMBER OF       OPTION
                                                                   SHARES       PRICE RANGE
                                                                  ---------    -------------
    Outstanding (90,000 options exercisable) at December 31,
      1992.......................................................  105,000     $ .25 -$ .50
    Granted......................................................  272,500     $ .625-$1.06
    Exercised....................................................  (80,000)    $ .25 -$1.06
                                                                   -------
    Outstanding (297,500 options exercisable) at December 31,
      1993.......................................................  297,500     $ .50 -$1.06
    Granted......................................................   40,000        $1.625
    Canceled.....................................................  (35,000)    $ .625-$1.06
    Exercised....................................................  (62,500)    $ .50 -$ .625
                                                                   -------
    Outstanding (200,000 options exercisable) at December 31,
      1994.......................................................  240,000     $ .625-$1.625
    Granted......................................................  765,000     $1.625-$2.875
    Exercised....................................................  (72,500)    $ .625-$1.625
                                                                   -------
    Outstanding (347,500 options exercisable) at December 31,
      1995.......................................................  932,500     $ .625-$2.875
                                                                   =======

6. INCOME TAXES

     The reconciliation of income taxes computed at the U.S. federal statutory tax rates to the benefit for income taxes on the income (loss) before extraordinary item is as follows:

                                                              YEAR ENDED DECEMBER 31
                                                       ------------------------------------
                                                         1993          1994          1995
                                                       ---------     ---------     --------
    Income tax (benefit) at statutory rate...........  $(100,380)    $(166,385)    $ 69,970
    Utilization of net operating loss carryforward...         --            --      (69,970)
    Benefit of net operating loss not recognized.....    100,380       166,385           --
                                                       ---------     ---------     --------
                                                       $      --     $      --     $     --
                                                       =========     =========     ========

     The computation of the net deferred tax (liability) follows:

                                                                         DECEMBER 31
                                                                   -----------------------
                                                                     1994          1995
                                                                   ---------     ---------
    Deferred tax liabilities:
      Property and equipment.....................................  $(357,330)    $(198,790)
      Other......................................................    (14,677)       (8,378)
    Deferred tax assets:
      Net operating loss carryforward............................    915,268       823,319
      Other......................................................      6,499            --
                                                                   ---------     ---------
                                                                     549,760       616,151
    Less valuation allowance.....................................   (549,760)     (616,151)
                                                                   ---------     ---------
                                                                   $      --     $      --
                                                                   =========     =========

     At December 31, 1995, the Company had net operating loss carryforwards available for federal income tax purposes of approximately $2,424,000, which expire beginning in the year 2003. As a result of an asset acquisition in April 1992, utilization of $1,447,000 of the net operating loss carryforward for income tax purposes is restricted to approximately $160,000 per year because of a change in ownership, as defined by the Tax Reform Act of 1986.

                          NATIONAL ENERGY GROUP, INC.

7. GAS HEDGING ACTIVITIES AND COMMITMENTS

     While the use of hedging arrangements limits the downside risk of adverse price movements, it may also limit future gains from favorable movements. All hedging is accomplished pursuant to swap agreements based upon standard forms. The Company addresses market risk by selecting instruments whose value fluctuations correlate strongly with the underlying commodity being hedged. Credit risk related to hedging activities is managed by requiring minimum credit standards for counterparties, periodic settlements, and mark to market valuations. The Company has not been required to provide collateral relating to its hedging activities.

     In December 1995, the Company had entered into various swap agreements to fix the selling prices for natural gas at a weighted average NYMEX price of $2.805 per Mcf for 225,000 Mcf of natural gas to be produced during 1996. The Company closed the positions prior to December 31, 1995, resulting in a deferred gain of approximately $70,875 which will be recognized in 1996.

     Subsequent to December 31, 1995 and as of March 25, 1996, the Company has entered into additional swap agreements to fix selling prices for natural gas at a weighted average NYMEX price of $2.19 per Mcf for 1,300,000 Mcf of natural gas to be produced during 1996. In addition, the Company entered into a basis swap agreement with a basis differential of $.205 covering 900,000 Mcf of natural gas to be produced during 1996.

8. CRUDE OIL AND NATURAL GAS PRODUCING ACTIVITIES

     Capitalized costs relating to crude oil and natural gas producing activities and related accumulated depreciation, depletion, and amortization are summarized as follows:

                                                                   DECEMBER 31
                                                    -----------------------------------------
                                                       1993           1994           1995
                                                    -----------    -----------    -----------
    Proved crude oil and natural gas properties...  $12,015,897    $15,284,453    $37,493,394
    Unproved crude oil and natural gas
      properties..................................           --             --        707,913
    Accumulated depreciation, depletion, and
      amortization................................   (1,400,618)    (2,320,378)    (5,366,293)
                                                    -----------    -----------    -----------
                                                    $10,615,279    $12,964,075    $32,835,014
                                                    ===========    ===========    ===========

     The unproven properties are excluded from the amortization base and consist primarily of acreage, acquisition costs, and related geological and geophysical costs. These costs are expected to be evaluated during the Company's 1996 drilling program.

     Costs incurred in crude oil and natural gas producing activities for the years ended December 31, 1993, 1994 and 1995, are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                      ---------------------------------------
                                                         1993          1994          1995
                                                      ----------    ----------    -----------
    Acquisitions of properties:
      Proved........................................  $4,283,855    $1,153,548    $13,657,383
      Unproved......................................  $       --    $  134,512    $   707,913
    Exploration costs...............................  $       --    $  130,182    $    73,034
    Development costs...............................  $  371,550    $2,006,183    $ 8,595,363
    Amortization rate per equivalent barrel.........  $     4.08    $     4.20    $      5.97

     Depletion, depreciation and amortization increased $351,964 for the fourth quarter of 1995 due to downward revisions in estimated proved reserves at December 31, 1995.

                          NATIONAL ENERGY GROUP, INC.

     Revenues from individual customers exceed 10% of total crude oil and natural gas sales are as follows:

                                                               YEAR ENDED DECEMBER 31
                                                        ------------------------------------
                                                          1993         1994          1995
                                                        --------    ----------    ----------
    Plains Marketing and Transportation...............  $542,502    $1,614,711    $4,618,136
    Energy Source, Inc................................        --            --    $  870,285
    GPM Natural Gas Corporation.......................  $296,894    $  553,613    $       --

     The Company believes that the loss of these customers would not have a significant impact on the Company's results of operations or financial condition.

9. SUPPLEMENTARY CRUDE OIL AND NATURAL GAS RESERVE INFORMATION (UNAUDITED)

     The Company has interests in crude oil and natural gas properties that are principally located in Texas, Oklahoma, New Mexico, Wyoming and offshore Texas. The Company does not own or lease any crude oil and natural gas properties outside the United States.

     The Company retains independent engineering firms to provide annual year-end estimates of the Company's future net recoverable crude oil, natural gas, and natural gas liquids reserves. Estimated proved net recoverable reserves as shown below include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under existing regulatory practices and with conventional equipment and operating methods.

     Proved developed reserves represent only those reserves expected to be recovered through existing wells. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

                          NATIONAL ENERGY GROUP, INC.

     Net quantities of proved developed and undeveloped reserves of natural gas and crude oil, including condensate and natural gas liquids, are summarized as follows:

                                                                                NATURAL GAS
                                                                 CRUDE OIL       (THOUSAND
                                                                 (BARRELS)      CUBIC FEET)
                                                                -----------     -----------
    December 31, 1992.........................................      955,519       7,784,592
    Purchase of reserves in place.............................    2,861,349       3,310,747
    Extensions and discoveries................................       10,808         997,422
    Revisions of previous estimates...........................      (57,773)       (562,127)
    Production................................................      (48,819)       (483,241)
                                                                 ----------      ----------
    December 31, 1993.........................................    3,721,084      11,047,393
    Purchase of reserves in place.............................    1,035,137       1,858,271
    Extensions and discoveries................................      906,526       1,996,771
    Revisions of previous estimates...........................     (387,840)       (879,838)
    Production................................................     (115,642)       (620,843)
    Sales of reserves in place................................       (3,524)        (21,280)
                                                                 ----------      ----------
    December 31, 1994.........................................    5,155,741      13,380,474
    Purchase of reserves in place.............................      190,063      25,785,458
    Revisions of previous estimates...........................   (1,141,288)     (6,453,623)
    Production................................................     (283,440)     (1,752,990)
    Sales of reserves in place................................           --         (90,207)
                                                                 ----------      ----------
    December 31, 1995.........................................    3,921,076      30,869,112
                                                                 ==========      ==========
    Proved developed reserves:
      December 31, 1992.......................................      671,619       7,258,287
      December 31, 1993.......................................    1,641,800       8,781,785
      December 31, 1994.......................................    1,532,470       9,205,784
      December 31, 1995.......................................    1,632,404      13,304,031

     The Company's principal properties are the GAU and Oak Hill, both of which are located onshore in Texas, and Mustang Island located in offshore Nueces County, Texas. As of December 31, 1993, 1994 and 1995, the Company's net interest in the proved reserves of the GAU was approximately 3,613,000 BOE, 5,422,000 BOE and 4,167,000 BOE, respectively. As of December 31, 1995, the Company's net interests in the proved reserves of Oak Hill and Mustang Island were 3,342,632 BOE and 721,313 BOE, respectively.

     The following is a summary of a standardized measure of discounted net cash flows related to the Company's proved crude oil and natural gas reserves. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using crude oil and natural gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic lives of the individual leases and costs were not escalated for the future. Estimated future income tax expenses were calculated by applying future statutory tax rates (based on the current tax law adjusted for permanent differences and tax credits) to the estimated future pretax net cash flows related to proved crude oil and natural gas reserves, less the tax basis of the properties involved.

     The Company cautions against using this data to determine the fair value of its crude oil and natural gas properties. To obtain the best estimate of fair value of the crude oil and natural gas properties, forecasts of future economic conditions, varying discount rates, and consideration of other than proved reserves would have to be incorporated into the calculation. In addition, there are significant uncertainties inherent in estimating quantities of proved reserves and in projecting rates of production that impair the usefulness of the data.

                          NATIONAL ENERGY GROUP, INC.

     The standardized measure of discounted future net cash flows relating to proved crude oil and natural gas reserves are summarized as follows:

                                                                       DECEMBER 31
                                                              -----------------------------
                                                                  1994             1995
                                                              ------------     ------------
    Future cash inflows...................................... $107,208,656     $132,218,400
    Future production and development costs..................  (55,049,902)     (71,109,500)
    Future income tax expenses...............................  (12,687,965)      (7,123,405)
                                                              ------------     ------------
    Future net cash flows....................................   39,470,789       53,985,495
    10% annual discount for estimated timing of cash flows...  (18,631,286)     (21,858,394)
                                                              ------------     ------------
    Standardized measure of discounted future net cash
      flows.................................................. $ 20,839,503     $ 32,127,101
                                                              ============     ============

     The following are the principal sources of change in the standardized measure of discounted future net cash flows:

                                                             YEAR ENDED DECEMBER 31
                                                   ------------------------------------------
                                                      1993           1994            1995
                                                   -----------    -----------    ------------
    Sales and transfers of crude oil and natural
      gas produced, net of production costs....... $(1,117,711)   $(1,775,145)   $ (5,710,325)
    Net changes in prices and production costs....  (1,662,230)    14,785,630      14,654,096
    Development costs incurred during the period
      and changes in estimated future development
      costs.......................................          --       (119,443)    (11,886,400)
    Purchases of reserves in place................   6,570,174      3,414,926      15,455,400
    Sales of reserves in place....................          --        (30,585)        (97,210)
    Extensions and discoveries, less related
      costs.......................................   1,447,183      4,605,206              --
    Revisions of previous quantity estimates......    (390,769)    (1,985,978)     (8,871,208)
    Accretion of discount.........................   1,437,375      1,439,950       2,744,504
    Net change in income taxes....................  (1,079,408)    (6,952,217)      5,564,560
    Changes in production rates (timing) and
      other.......................................  (2,238,430)    (4,221,647)       (565,819)
                                                   -----------    -----------    ------------
    Net change.................................... $ 2,966,184    $ 9,160,697    $ 11,287,598
                                                   ===========    ===========    ============

     During recent years, there have been significant fluctuations in the prices paid for crude oil in the world markets. This situation has had a destabilizing effect on crude oil posted prices in the United States, including the posted prices paid by purchasers of the Company's crude oil. The net weighted average prices of crude oil and natural gas at December 31, 1993, 1994 and 1995 used in the above table were $13.03, $16.59 and $18.71 per barrel of crude oil, respectively, and $1.86, $1.62 and $1.91 per thousand cubic feet of natural gas, respectively.

10. LEGAL PROCEEDINGS AND CLAIMS

     On August 31, 1995, R.E. Steakley and N.M. Steakley filed a lawsuit in the District Court of Harris County, Texas, against Amoco Production Company, Phillips Petroleum Company, the Company and others. The lawsuit alleges certain environmental claims and related tortuous and contractual claims. The plaintiffs seek unspecified damages which include remediation and various tortuous and contractual damages.

     The Company believes that it is operating in compliance with applicable environmental laws and regulations and believes, based on the advice of counsel, that the ultimate resolution of the lawsuit will not have a material effect on the Company's financial condition or results of operations.

                          NATIONAL ENERGY GROUP, INC.

11. PROPOSED MERGER

     On December 29, 1995, the Company and Alexander Energy Corporation ("Alexander") signed a letter of intent providing for the merger of Alexander and the Company. The letter of intent was subject to, among other conditions, the execution of a definitive merger agreement. On March 25, 1996, the Company and Alexander modified the terms of the letter of intent to reduce the original exchange ratio from 1.8 to 1.7 shares of the Company's Common Stock for each share of Alexander common stock.

     On June 6, 1996, the Company and Alexander executed a definitive Merger Agreement. Consummation of the Merger is subject to certain conditions, including the approval by the shareholders of the Company and Alexander.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Alexander Energy Corporation

     We have audited the accompanying consolidated balance sheets of Alexander Energy Corporation as of December 31, 1994 and 1995 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the 1994 and 1995 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Alexander Energy Corporation at December 31, 1994 and 1995 and the consolidated results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

     We previously audited and reported on the consolidated statements of operations, stockholders' equity, and cash flows of Alexander Energy Corporation for the year ended December 31, 1993, prior to the 1994 restatement for the pooling of interests as described in Note 2. The contribution of Alexander Energy Corporation to total revenues and net income represented 65% and 50% of the respective restated totals. Financial statements of the other pooled company included in the 1993 restated consolidated statements were audited and reported on separately by other auditors. We also have audited, as to combination only, the consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1993 after restatement for the 1994 pooling of interests; in our opinion, such 1993 consolidated financial statements have been properly combined on the basis described in Note 2 to the consolidated financial statements.

     As discussed in Note 1 to the consolidated financial statements, in 1993 the Company changed its method of accounting for income taxes.

                                            ERNST & YOUNG LLP

Oklahoma City, Oklahoma
March 30, 1996, except Notes 4 and 13
for which the date is May 10, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
American Natural Energy Corporation

     We have audited the consolidated balance sheet of American Natural Energy Corporation and Subsidiaries as of December 31, 1993 (not included herein) and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of American Natural Energy Corporation and Subsidiaries as of December 31, 1993 and the consolidated results of their operations and their cash flows for the year ended December 31, 1993, in conformity with generally accepted accounting principles.

     As discussed in Notes 2 and 4 of the Company's 1993 financial statements, the Company changed its method of accounting for its oil and gas properties and income taxes.

                                            COOPERS & LYBRAND

Tulsa, Oklahoma
February 22, 1994

                          ALEXANDER ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1994 AND 1995

                                ASSETS (Note 4)

                                                                                1994             1995
                                                                            ------------     ------------
Current assets:
  Cash and cash equivalents...............................................  $    792,752     $  1,451,983
  Accounts receivable:
    Joint interest operations and other:
      Limited partnerships and other related parties (Note 3).............       271,617          299,374
      Others..............................................................     1,877,781          602,265
    Oil and gas sales.....................................................     3,252,954        3,291,252
  Supply inventories, at lower of cost or market..........................       306,653          370,057
  Prepaid expenses and other..............................................       145,102          158,032
                                                                            ------------     ------------
         Total current assets.............................................     6,646,859        6,172,963
Properties and equipment, at cost (Note 11):
  Oil and gas properties, based on full cost accounting:
    Properties subject to amortization....................................   126,490,676      130,833,467
    Unproved properties not being amortized...............................       991,652          734,757
                                                                            ------------     ------------
                                                                             127,482,328      131,568,224
  Other properties and equipment..........................................     2,392,986        2,450,669
                                                                            ------------     ------------
                                                                             129,875,314      134,018,893
    Less accumulated amortization, depreciation and impairment............    38,330,143       49,863,075
                                                                            ------------     ------------
         Net properties and equipment.....................................    91,545,171       84,155,818
Notes receivable from related parties, gas balancing receivables, deferred
  charges and other assets, at cost (Note 3)..............................     1,622,105        1,537,917
                                                                            ------------     ------------
                                                                            $ 99,814,135     $ 91,866,698
                                                                            ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable:
    Trade.................................................................  $  6,589,976     $  2,723,334
    Limited partnerships and other related parties (Note 3)...............       181,492           29,316
  Gas balancing, deferred revenue and oil and gas proceeds:
    Limited partnerships (Note 3).........................................       765,150          592,094
    Others................................................................     3,675,130        5,160,770
  Long-term debt due within one year (Note 4):
    Stockholder...........................................................     1,000,000        1,000,000
    Others................................................................        16,253        3,162,475
                                                                            ------------     ------------
         Total current liabilities........................................    12,228,001       12,667,989
Long-term debt due after one year (Note 4):
  Stockholder.............................................................     3,000,000        2,000,000
  Others..................................................................    42,588,280       41,426,018
Non-recourse debt (Note 5)................................................       925,452          924,967
Gas balancing and other noncurrent liabilities............................     4,047,859        3,163,282
Deferred income taxes (Note 6)............................................     2,800,000        1,056,000
Commitments and contingencies (Note 7)
Stockholders' equity (Notes 2, 4 and 8):
  Preferred stock -- $.01 par value; 2,000,000 shares authorized; none
    issued and outstanding................................................            --               --
  Common stock -- $.03 par value; 20,000,000 and 50,000,000 shares authorized in 1994 and 1995, respectively; issued -- 12,271,563 in
    1994 and 12,451,605
    in 1995...............................................................       368,147          373,548
  Paid-in capital.........................................................    39,405,383       40,262,808
  Accumulated deficit.....................................................    (5,548,987)     (10,007,914)
                                                                            ------------     ------------
         Total stockholders' equity.......................................    34,224,543       30,628,442
                                                                            ------------     ------------
                                                                            $ 99,814,135     $ 91,866,698
                                                                            ============     ============

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
Revenues:
  Oil and gas sales (Note 9)........................  $17,707,809     $17,389,814     $16,599,191
  Well operator and management fees:
     Related parties (Note 3).......................      532,816         361,488         308,045
     Others.........................................    2,135,315       2,253,853       2,334,257
  Marketing fees, interest and other (Notes 3 and
     10)............................................    1,532,800         677,401         370,235
                                                      -----------     -----------     -----------
          Total revenues............................   21,908,740      20,682,556      19,611,728
Costs and expenses:
  Direct lifting costs (Note 3).....................    4,129,383       4,959,323       5,030,648
  Gross production and severance tax................    1,170,109       1,175,680       1,076,841
  Amortization and depreciation (Note 11)...........    5,762,107       7,246,329       9,252,410
  Provision for impairment of oil and gas properties
     (Note 11)......................................           --              --       2,300,000
  General and administrative (Note 3)...............    3,878,892       4,033,984       3,441,701
  Interest expense:
     Stockholder....................................      713,852         550,211         447,172
     Others.........................................    1,348,809       1,845,285       3,513,571
  Nonrecurring expenses (Notes 2 and 10)............           --       2,432,002         752,312
  Litigation settlement (Note 10)...................           --         733,964              --
                                                      -----------     -----------     -----------
          Total costs and expenses..................   17,003,152      22,976,778      25,814,655
                                                      -----------     -----------     -----------
Income (loss) before provision (credit) for income
  taxes, extraordinary items and cumulative effect
  of change in accounting for income taxes..........    4,905,588      (2,294,222)     (6,202,927)
Provision (credit) for deferred income taxes (Note
  6):
  Deferred tax......................................    1,131,000              --      (1,744,000)
  Nonrecurring change in ownership..................    1,200,000              --              --
                                                      -----------     -----------     -----------
                                                        2,331,000              --      (1,744,000)
                                                      -----------     -----------     -----------
Income (loss) before extraordinary items and
  cumulative effect of change in accounting for
  income taxes......................................    2,574,588      (2,294,222)     (4,458,927)
Extraordinary items (Note 12):
  Gain on extinguishment of long-term obligation....           --       1,051,760              --
  Loss on early extinguishment of debt, net of
     income tax benefit of $298,000.................     (510,000)             --              --
                                                      -----------     -----------     -----------
Income (loss) before cumulative effect of change in
  accounting for income taxes.......................    2,064,588      (1,242,462)     (4,458,927)
Cumulative effect of change in accounting for income
  taxes (Note 1)....................................      425,000              --              --
                                                      -----------     -----------     -----------
Net income (loss)...................................  $ 2,489,588     $(1,242,462)    $(4,458,927)
                                                      ===========     ===========     ===========
Net income (loss) applicable to common stock........  $ 2,452,931     $(1,242,462)    $(4,458,927)
                                                      ===========     ===========     ===========
Weighted average common and common equivalent shares
  outstanding.......................................   10,148,552      12,168,172      12,344,767
                                                      ===========     ===========     ===========
Net income (loss) per common and common equivalent
  share:
  Income (loss) before extraordinary items and
     cumulative effect of change in accounting for
     income taxes...................................  $       .25     $      (.19)    $      (.36)
  Extraordinary items...............................         (.05)            .09              --
  Cumulative effect of change in accounting for
     income taxes...................................          .04              --              --
                                                      -----------     -----------     -----------
Net income (loss)...................................  $       .24     $      (.10)    $      (.36)
                                                      ===========     ===========     ===========

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                    PREFERRED     COMMON       PAID-IN      ACCUMULATED     TREASURY
                                      STOCK       STOCK        CAPITAL        DEFICIT         STOCK         TOTAL
                                    ---------    --------    -----------    ------------    ---------    -----------
Balance at December 31, 1992......  $ 360,735    $198,456    $24,253,971    $ (6,709,457)   $(460,116)   $17,643,589
  Common stock issued and
     conversion of preferred
     stock, net of issuance
     costs........................     (1,000)    134,575     13,167,456              --      460,116     13,761,147
  Issuance of common stock for
     royalty interest.............         --       6,755        187,843              --           --        194,598
  Retirement of Series B preferred
     stock........................   (359,735)         --        (40,265)             --           --       (400,000)
  Issuance of warrants............         --          --         65,099              --           --         65,099
  Issuance of common stock in
     connection with exercise of
     warrants.....................         --      10,935        624,065              --           --        635,000
  Exercise of employee stock
     options and issuance of stock
     awards, net of unearned
     compensation.................         --         744         48,157              --           --         48,901
  Net income......................         --          --             --       2,489,588           --      2,489,588
  Dividends.......................         --          --             --         (86,656)          --        (86,656)
                                    ---------    --------    -----------    ------------    ---------    -----------
Balance at December 31, 1993......         --     351,465     38,306,326      (4,306,525)          --     34,351,266
  Exercise of stock options and
     issuance of stock awards, net
     of unearned compensation.....         --      16,682      1,099,057              --           --      1,115,739
Net loss..........................         --          --             --      (1,242,462)          --     (1,242,462)
                                    ---------    --------    -----------    ------------    ---------    -----------
Balance at December 31, 1994......         --     368,147     39,405,383      (5,548,987)          --     34,224,543
  Exercise of stock options and
     vesting of stock awards, net
     of unearned compensation.....         --       5,401        857,425              --           --        862,826
Net loss..........................         --          --             --      (4,458,927)          --     (4,458,927)
                                    ---------    --------    -----------    ------------    ---------    -----------
Balance at December 31, 1995......  $      --    $373,548    $40,262,808    $(10,007,914)   $      --    $30,628,442
                                    =========    ========    ===========    ============    =========    ===========

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1993            1994           1995
                                                                      ------------    ------------    -----------
Cash flows from operating activities:
  Net income (loss).................................................  $  2,489,588    $ (1,242,462)   $(4,458,927)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Extraordinary loss (gain) before tax and after cash payment....       707,600      (1,131,100)            --
     Cumulative effect of change in accounting for income taxes.....      (425,000)             --             --
     Amortization and depreciation..................................     5,762,107       7,246,329      9,252,410
     Provision for impairment of oil and gas properties.............            --              --      2,300,000
     Amortization of deferred compensation for stock awards.........            --          68,615        405,744
     Amortization of loan discount and issuance cost................        65,000              --         97,381
     Loss on disposal of other equipment............................         8,705              --             --
     Accretion of imputed interest..................................       361,534         220,500        149,500
     Deferred income tax provision (credit).........................     2,033,000              --     (1,744,000)
     Change in assets and liabilities as a result of operating
      activities:
       Decrease (increase) in accounts receivable...................       395,167        (654,804)     1,196,268
       Decrease (increase) in supply inventories, prepaid expenses
        and other...................................................      (251,243)        503,552        (76,334)
       Increase (decrease) in accounts payable......................     1,478,546      (1,930,431)    (4,018,818)
       Increase (decrease) in gas balancing, natural gas
        prepayments, oil and gas proceeds due others and other
        noncurrent liabilities......................................      (560,211)     (1,615,384)       278,507
                                                                      ------------    ------------    -----------
          Net cash provided by operating activities.................    12,064,793       1,464,815      3,381,731
Cash flows from investing activities:
  Additions to oil and gas properties...............................   (17,940,203)    (36,009,580)    (5,880,605)
  Additions to other properties and equipment.......................      (351,001)       (440,742)       (74,683)
  Change in deferred charges and other assets, net..................       595,498              --             --
  Proceeds from the sale of assets..................................       694,007       4,163,219      1,792,231
                                                                      ------------    ------------    -----------
          Net cash used by investing activities.....................   (17,001,699)    (32,287,103)    (4,163,057)
Cash flows from financing activities:
  Proceeds from long-term debt......................................    18,488,572      30,986,958      2,000,000
  Payments on long-term debt and for extinguishment of long-term
     obligation.....................................................   (26,417,193)     (2,358,639)    (1,016,525)
  Collection of stock subscription receivable.......................            --         645,000             --
  Proceeds from sale of common, preferred stock and treasury stock,
     net of offering costs..........................................    13,761,246              --             --
  Exercise of employee stock options................................        48,901       1,047,124        457,082
  Payments to retire preferred stock................................      (400,000)             --             --
  Payment of preferred stock dividend...............................      (136,656)             --             --
                                                                      ------------    ------------    -----------
          Net cash provided by financing activities.................     5,344,870      30,320,443      1,440,557
                                                                      ------------    ------------    -----------
Net increase (decrease) in cash and cash equivalents during the
  year..............................................................       407,964        (501,845)       659,231
Cash and cash equivalents at beginning of year......................       886,633       1,294,597        792,752
                                                                      ------------    ------------    -----------
Cash and cash equivalents at end of year............................  $  1,294,597    $    792,752    $ 1,451,983
                                                                      ============    ============    ===========

SUPPLEMENTAL INFORMATION:

     Interest paid amounted to $1,701,127, $2,174,996 and $4,037,025 for the years ended December 31, 1993, 1994 and 1995, respectively.

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of consolidation -- The consolidated financial statements include the accounts of Alexander Energy Corporation (the "Company"), its wholly-owned subsidiaries which were merged with the Company on June 30, 1995 (Note 2), and the Company's proportionate share of the assets, liabilities, revenues and costs and expenses of oil and gas limited partnerships in which the Company acts as general partner.

     Nature of operations -- The Company's business activities include property acquisitions and exploitation; geological and geophysical evaluation of prospective acreage; selection, negotiation and purchase of oil and gas prospects; participation in drilling exploratory and development wells; and operation of producing oil and gas properties. The Company diversifies its exploration efforts between oil and gas with particular emphasis in the Mid-Continent region of the United States.

     Oil and gas properties -- The Company follows the full cost method of accounting for oil and gas properties prescribed by the Securities and Exchange Commission ("SEC"). Under the full cost method, all acquisition, exploration and development costs are capitalized. The Company capitalizes internal costs including: salaries and related fringe benefits of employees directly engaged in the acquisition, exploration and development of oil and gas properties, as well as other directly identifiable general and administrative costs associated with such activities. Such capitalized internal costs were approximately $885,000, $1,232,000, and $1,101,000, respectively, in each of the three years in the period ended December 31, 1995.

     The costs of unproved properties are excluded from costs to be amortized pending a determination of the existence of proved reserves. Such unproved properties are assessed periodically for impairment. The amount of impairment is included in the costs to be amortized.

     Under the full cost method, the net book value of oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per annum plus the lower of cost or fair market value of unproved properties. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes which are fixed and determinable by existing contracts. The net book value is compared to the ceiling on a quarterly basis. The excess, if any, of the net book value above the ceiling is required to be written off as an expense. As described in Note 11, in 1995 the Company recognized a provision for impairment of the carrying value of its oil and gas properties. Under the SEC's full cost accounting rules, any write down recorded may not be reversed even though higher oil and gas prices may increase the ceiling applicable to future periods. There can be no assurance that future oil and gas reserve volume or product price decreases will not result in additional reductions in the net book value of the oil and gas properties.

     Amortization and depreciation -- Amortization of oil and gas properties is computed using a unit of revenue method based on current gross revenues from production in relation to estimated future gross revenues from production of proved oil and gas reserves (Note 11).

     Depreciation of other properties and equipment is computed on the straight-line method over estimated useful lives of 3 to 40 years.

     Capitalization of interest -- Interest costs related to significant exploratory oil and gas wells and unproved oil and gas leases not being amortized are capitalized until such time as the properties are evaluated and transferred to the full cost amortization base. For the years ended December 31, 1993, 1994 and 1995 total interest costs amounted to $2,077,890, $2,423,496 and $3,995,743 with $15,229, $28,000 and $35,000 being capitalized, respectively.

     Income taxes -- On January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" ("SFAS 109"). Among other changes, SFAS 109 relaxed the recognition and measurement criteria for deferred tax assets and alternative minimum

                          ALEXANDER ENERGY CORPORATION
tax from that provided for under its previous method of accounting for income taxes under SFAS No. 96. Adoption of this standard resulted in the elimination of deferred income taxes payable of $425,000, related entirely to alternative minimum tax, which is reflected in the 1993 statement of operations as the cumulative effect of a change in accounting principle.

     Under SFAS 109, deferred income taxes are provided on the tax effect of presently existing temporary differences, net of operating loss carryforwards and statutory depletion carryforwards. The tax effect is measured using the enacted marginal tax rates and laws that will be in effect when the differences and carryforwards are expected to reverse or be utilized.

     Net income (loss) per common and common equivalent share -- Net income
(loss) per common and common equivalent share is computed on the basis of weighted average shares of common stock, stock options and warrants outstanding during each period, as applicable.

     Stock-based compensation -- In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation," which establishes financial accounting and reporting standards for stock-based employee compensation plans. Effective for fiscal years beginning after December 15, 1995, the statement provides the option to continue under the accounting provisions of APB Opinion 25, while requiring pro forma footnote disclosures of the effects on net income and earnings per share, calculated as if the new method had been implemented. The Company will adopt the financial reporting provisions of SFAS 123 for 1996, but expects to elect to continue under the accounting provisions of APB Opinion 25.

     Gas balancing and natural gas prepayments -- The Company records gas sales on the entitlement method, recognizing only its net share of all production as revenues. Any amount received in excess of the Company's revenue interest is recorded as a gas balancing liability and, conversely, amounts not received for the Company's entitled interest in gas produced are accrued as a gas balancing receivable (collectively referred to as "net gas balancing liability"). The Company has also received non-interest bearing prepayments on future natural gas production which provide for recoupment, most of which are refundable upon the earlier of the end of the productive life of each well or expiration of the gas purchase contract. The natural gas prepayments will be recognized as revenue when, and if, the gas is delivered. The portion of the net gas balancing and natural gas prepayment liabilities that may be contractually recouped during the next fiscal year is recorded as due within one year in the accompanying balance sheets. As of December 31, 1994 and 1995 the Company has net gas balancing and natural gas prepayment liabilities aggregating $3,457,000 and $3,528,000, respectively, of which $785,000 and $1,604,000 are classified as due within one year.

     Cash equivalents -- Temporary investments with a maturity at the date of acquisition of 90 days or less are considered to be cash equivalents.

     Credit and market risk -- The Company conducts the majority of its operations in the states of Oklahoma, Texas and Arkansas and operates exclusively in the oil and natural gas industry. The Company's joint interest and oil and gas sales receivables are generally unsecured; however, the Company has not experienced any significant losses in prior years and is not aware of any significant uncollectible accounts at December 31, 1995.

     Fair value of financial statements -- Cash and cash equivalents, accounts receivable, accounts payable and revenues payable are estimated to have a fair value approximating the carrying amount due to the short maturity of these instruments.

     Due to the uncertainty of the timing of recoupment for net gas balancing liabilities and gas prepayments management is unable to determine the fair value of such instruments, however, based upon current product pricing and expected reserve depletion management believes that the fair value is not materially different than the carrying value.

                          ALEXANDER ENERGY CORPORATION

     The fair value of the unsecured revolving credit facility is believed to approximate its carrying value due to variable interest rates on the instruments. Fair values for fixed-rate borrowing approximate carrying values inasmuch as management believes that the rates and terms approximate such terms that could be obtained under similar instruments.

     Use of estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. BUSINESS COMBINATIONS

     On June 30, 1995, a certificate of merger was filed with the State of Oklahoma merging its wholly-owned subsidiaries, American Natural Energy Corporation ("ANEC"), Edwards & Leach Oil Company and Bradmar Petroleum Corporation ("Bradmar") into the Company as the surviving corporation. The merger had no effect on the consolidated financial position or on the consolidated results of operations for the periods presented.

     In July 1994, the Company acquired ANEC, an Oklahoma corporation based in Tulsa, Oklahoma, in a merger (the "Merger") accounted for as a pooling of interests. Accordingly, in 1994 the Merger was given retroactive effect and the Company's financial statements for periods prior to the Merger represent the combined financial statements of the previously separate entities adjusted to conform ANEC's accounting policies to those used by the Company. ANEC became a wholly owned subsidiary of the Company and each issued and outstanding share of ANEC's common stock was converted into the right to receive 1.62 shares of the Company's common stock. In addition, the Company assumed all outstanding options granted under the stock option plans maintained by ANEC. As a result of the 1994 transaction, the Company issued approximately 5.8 million shares of Company common stock.

     Separate and combined results of Alexander Energy Corporation and ANEC prior to the Merger are as follows (in thousands):

                                                    COMPANY     ANEC     ADJUSTMENTS   COMBINED
                                                    -------    ------    -----------   --------
                                                                  (IN THOUSANDS)
    Six months ended June 30, 1994 (unaudited)
      Revenue.....................................  $ 5,938    $4,636       $ (44)     $10,530
      Net income..................................      318     1,014         104        1,436
    Year ended December 31, 1993
      Revenue.....................................   14,207     8,425        (723)      21,909
      Income before extraordinary item and
         cumulative effect of a change in
         accounting principle.....................      820     1,214         540        2,574
      Net income..................................    1,245       704         540        2,489

     The adjustments consist principally of conforming ANEC's policies to the policies used by the Company. These conformed policies include revenue recognition related to gas balancing, amortization of oil and gas properties and equipment, income taxes and overhead reimbursements on Company operated properties. The cumulative effect of these conforming adjustments increased consolidated accumulated deficit at December 31, 1991 by approximately $950,000.

                          ALEXANDER ENERGY CORPORATION

     In connection with the Merger, the Company incurred nonrecurring charges to operations in 1994 of $2.4 million related to the combination of the Company and ANEC. These costs include legal, accounting, investment banking, printing and other costs.

     In November 1994, the Company acquired certain producing gas properties, located principally in Oklahoma and Arkansas, from JMC Exploration, Inc. (the "JMC Acquisition") for a net purchase price of approximately $18.2 million, including the assumption of a net gas balancing liability of $320,000. The operations of the JMC Acquisition have been included in the accompanying statements of operations and cash flows beginning November 15, 1994.

     The following unaudited pro forma combined data gives effect to the JMC Acquisition as if such transaction had been consummated as of January 1, 1993 and 1994. The pro forma information is based on the historical financial statements of the Company and the JMC Acquisition, giving effect to the transaction under the purchase method of accounting. The unaudited pro forma combined data are presented for illustrative purposes and are not necessarily indicative of the actual results that would have occurred had the acquisition been consummated as of January 1, 1993 or 1994, respectively, or of future results of the combined operations. The data reflect adjustments for (1) amortization and depreciation of the JMC Acquisition's oil and gas properties,
(2) incremental general and administrative expenses of the JMC Acquisition, (3) incremental interest expense resulting from the borrowings on the Company's credit facility used to fund the cash requirements of the acquisition, and (4) certain other pro forma adjustments.

                                                                          YEARS ENDED
                                                                          DECEMBER 31,
                                                                      --------------------
                                                                       1993         1994
                                                                      -------      -------
                                                                         (IN THOUSANDS,
                                                                        EXCEPT PER SHARE
                                                                             DATA)
                                                                      --------------------
    Revenues........................................................  $30,046      $25,295
    Income (loss) before discontinued operations, extraordinary
      items and cumulative effect of change in accounting...........    4,170       (1,741)
    Net income (loss)...............................................    4,085         (689)
    Net income (loss) per common share and common equivalent
      share.........................................................  $   .40      $  (.06)

3. TRANSACTIONS WITH RELATED PARTIES

     In June 1988, the Chief Executive Officer purchased 200,000 shares of the Company's treasury stock for a sum aggregating $322,500. In connection with this transaction the Company advanced the Chief Executive Officer $77,500 bearing interest at 10% repayable in 10 annual installments. The remaining balance of this advance aggregated $52,801 at December 31, 1993. In November 1994, the Board of Directors approved a resolution to forgive the outstanding receivable from the Chief Executive Officer and also refund the principle and interest previously paid to the Company, resulting in an aggregate charge to 1994 operations of approximately $190,000.

     The Company has interests in three limited partnerships engaged in oil and gas activities. The Company acts as general partner of these partnerships and arranges for the exploration, development and subsequent operations of the partnerships' properties. In return, the Company is entitled to receive management fees, reimbursement for administrative overhead and share in the partnerships' revenues and costs and expenses according to the respective partnership agreements.

     During June 1993, the Company acquired the limited partner's interest in an oil and gas partnership for which the Company served as the general partner. The purchase price of this acquisition was $1,350,000 and was accounted for under the purchase method of accounting. The results of the acquisition is included in the results of operations of the Company since the date of the acquisition.

                          ALEXANDER ENERGY CORPORATION

     During the year ended December 31, 1993 and the eight months ended August 31, 1994, the Company sold approximately 20% and 16%, respectively, of its oil production through an entity (IEM, Ltd.) in which the Company owned a limited partner interest recorded on the equity method (Note 9). Net distributable income of IEM, Ltd. was allocated 60% to the limited partners and 40% to the general partner. For the year ended December 31, 1993 and the eight months ended August 31, 1994, the Company received 100% of the amount allocable to the limited partners. Effective August 31, 1994, the Company terminated its marketing arrangement with IEM and thus, withdrew as a limited partner. As a result, the Company's equity interests in IEM's operating profit or loss ceased as of August 31, 1994. The Company received the highest posted price for all such production, an indirect marketing fee from the ultimate purchaser and a percentage of operating profit of IEM, if any. In 1993 and the eight-month period ended August 31, 1994, the Company recorded pass-through marketing fees of $96,000 each period and operating profits (losses) of $1,500 and $(9,700), respectively. At December 31, 1994, the Company had an undistributed net operating profit receivable associated with this interest of approximately $84,000 (none in 1995).

     The Company also purchases certain well operating chemicals and stimulants from another entity in which the Company owns a limited partner interest. In 1993, 1994 and 1995 oil and gas operating expenses and property development costs include approximately $521,000, $726,000 and $465,000, respectively, related to purchases from this related party.

     As a requirement of the 1992 acquisition of Bradmar, the Company entered into consulting/non-compete agreements with two former officers and directors of Bradmar, one of which presently serves on the board of directors of the Company. The agreements required total payments of a minimum $1,320,000 to be paid in monthly payments of $36,667 over a thirty-six-month period from the date of the acquisition. During 1995, the Company paid the final installments under these agreements in the amount of $91,624 ($440,000 in each of 1993 and 1994).

4. LONG-TERM DEBT

     Long-term debt consists of:

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1995
                                                                -----------     -----------
    Revolving credit facility(A)..............................  $42,000,000     $33,000,000
    Term note(A)..............................................           --      11,000,000
    Notes to stockholder(B)...................................    4,000,000       3,000,000
    Mortgage note payable, interest at 10.5%; principal and
      interest due in monthly installments of $5,382, with the
      balance due in December 1999; secured by real estate
      with a net book value of $669,429 at December 31,
      1995....................................................      546,545         539,825
    Other.....................................................       57,988          48,668
                                                                -----------     -----------
                                                                 46,604,533      47,588,493
    Less amounts due within one year..........................    1,016,253       4,162,475
                                                                -----------     -----------
    Long-term debt due after one year.........................  $45,588,280     $43,426,018
                                                                ===========     ===========

                          ALEXANDER ENERGY CORPORATION

- ---------------

(A) At December 31, 1995, the Company had $44 million outstanding under its revolving credit facility with a bank. Subsequent to December 31, 1995, the lender reduced the borrowing base to $33 million, effective to December 31, 1995, requiring the $11 million excess borrowings to be converted to a term note. In May 1996, the Company amended the credit agreement (the "Amended Agreement"). Under the Amended Agreement, the term note requires monthly payments of principal of $350,000 plus interest, effective beginning April 1996, through its maturity date of April 1, 1997 at which time the unpaid principal and interest become due. The Company will also be required to make a principal payment of $750,000 in May 1996 representing proceeds from the sale of oil and gas properties completed in January 1996. The Amended Agreement further requires that monthly cash flow from operations, as defined, in excess of $700,000 and proceeds from the sale of assets, common or preferred stock, debt placements or capital from any other source to be applied first against the outstanding balance of the term note. The term note will bear interest at the prime rate plus 3% (an aggregate rate of 11.25% at March 31, 1996) through October 15, 1996 and the prime rate plus 4% thereafter. The borrowings associated with the revolving credit facility cannot exceed the borrowing base, which relates to the Company's oil and gas reserve base. The borrowing base is subject to semiannual redeterminations each April and October until April 1, 1997, at which time the borrowing base is reduced quarterly by 1/16th through December 31, 2000. In addition to the foregoing semiannual redeterminations, the lender has the right, at its sole discretion, to redetermine the borrowing base, subject to certain limitations, any time until maturity. Under the Amended Agreement, the revolving credit facility interest rate will also increase beginning effective April 1996. Under the revolving credit facility, the Company has the ability to choose the index the interest rate is based on and can fix the rate for a term of up to six months. At December 31, 1995, the Company had elected to use the one-month London Interbank Offering Rate ("LIBOR") plus 1.5% (an aggregate rate of 7.3125%), which will increase under the Amendment to LIBOR plus 2%.

     The Amended Agreement requires, among other things, that the company maintain minimum amounts of tangible net worth, a specified interest coverage and current ratio, and places limitations on investments, additional indebtedness, capital expenditures, mergers and liquidations, consolidations, acquisitions, amounts of gas balancing liabilities and payment of dividends. In May 1996, the Company obtained a waiver from the lender for events of noncompliance. Also, in connection with the Amended Agreement, the lender reduced the minimum requirements related to the interest coverage and current ratio covenants, as defined, from 4:1 and 1:1 to 2.65:1 and .5:1, respectively, through April 1, 1997. The Company expects to be able to comply with the amended financial requirements in future periods. All of the borrowings outstanding with this lender, under the Amended Agreement, are secured by a first and prior lien on substantially all of the Company's assets.

(B) In June 1988, the Company entered into an agreement with a stockholder whereby the Company issued 10% unsecured notes in the amount of $5,000,000. This note agreement requires semiannual interest payments, with annual principal payments of $1,000,000 beginning in June 1994 and continuing through 1998. This note agreement requires principal prepayments if less than 50% of the Company's consolidated cash flow is not expended on indebtedness, as defined, and capital expenditures. It also limits the sale or disposition of subsidiaries, partnerships or joint ventures, the sale of Company assets, the incurrence of additional indebtedness, declarations of dividends and requires the Company to maintain cash flow each fiscal year equal to the greater of a) 200% of the aggregate consolidated principal payments during such fiscal year, b) 200% of the aggregate consolidated principal payments during the next succeeding fiscal year, or c) discounted future net revenues equal to 225% of the aggregate consolidated debt (as defined).

     In May 1996, the Company obtained a waiver from the stockholder through April 1, 1997, for noncompliance with certain covenants existing as of December 31, 1995. Under the waiver, the Company will be required to make its previously scheduled principal payment of $1.0 million plus interest in June 1996. The stockholder may at its sole discretion, require the remaining $2 million of unpaid

                          ALEXANDER ENERGY CORPORATION
     principal and accumulated interest due anytime after April 1, 1997. The Company also secured the stockholder loan on an equal basis with the bank debt discussed in (A) above and agreed to liquidate and distribute the assets of the AEJH 1985, AEJH 1987 and AEJH 1989 Limited Partnerships.

     As of December 31, 1995, long-term debt, which excludes the non-recourse debt maturities discussed in Note 5, maturing during the subsequent five years and thereafter is as follows (based on the Company's borrowing base and outstanding borrowings at December 31, 1995 and waivers received from lenders):
1996 -- $4,162,475; 1997 -- $16,050,700; 1998 -- $8,263,110; 1999 -- $8,257,600;
2000 -- $10,320,300 and thereafter -- $534,308.

5. NON-RECOURSE DEBT

     In 1989, AEJH 1989 Limited Partnership ("AEJH 1989"), for which the Company serves as general partner, entered into an agreement with a stockholder of the Company (and limited partner of AEJH 1989), whereby AEJH 1989 issued secured
10 1/2% notes payable in the amount of $2,185,276 ($1,092,638 net to the Company's interest at the date of issuance) to acquire leasehold interests in a group of producing oil and gas properties. These notes require monthly principal and interest payments equal to 80.75% of net proceeds, as defined, from the producing oil and gas properties. The lender may recover the outstanding balance on the notes only from proceeds from the oil and gas properties of AEJH 1989.

     Inasmuch as the future payments on these notes will be paid only from net proceeds from these producing oil and gas properties, no amounts are included in current portion of long-term debt in the accompanying balance sheets.

6. INCOME TAXES

     A reconciliation of the Company's income tax provision (credit) and the amount computed by applying the statutory federal income tax rate of 35% to income (loss) before income taxes, extraordinary items and cumulative effect of change in accounting is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------
                                                       1993          1994           1995
                                                    ----------     ---------     -----------
    Statutory rate applied to income (loss) before
      income taxes, extraordinary items and
      cumulative effect of change in accounting...  $1,717,000     $(803,000)    $(2,171,000)
    Increase (decrease) relating to:
      Permanent differences, 1994 primarily
         related to nondeductible merger costs....          --       852,000          16,000
      Statutory depletion.........................     (79,000)     (106,000)        (75,000)
      State income taxes, net of federal
         benefit..................................     112,000            --        (143,000)
      Change in the valuation allowance on
         deferred tax assets(2)...................     641,000        57,000         635,000
      Other.......................................     (60,000)           --          (6,000)
                                                    ----------     ---------     -----------
    Provision (credit) for deferred income
      taxes(1)....................................  $2,331,000     $      --     $(1,744,000)
                                                    ==========     =========     ===========

                          ALEXANDER ENERGY CORPORATION

- ---------------

(1) Includes $2,121,000 and $210,000 in 1993 and ($1,589,000) and ($155,000) in
    1995 for federal and state income taxes, respectively.

(2) The 1993 change relates primarily to the nonrecurring change in ownership. The 1995 change is due to the change in the estimated timing of future taxable temporary differences and the utilization of net operating loss and statutory depletion carryforwards as a result of the provision for impairment of oil and gas properties (Note 11).

     Deferred tax assets and liabilities consist of the following at December
31:

                                                                   1994            1995
                                                                -----------     -----------
    Deferred tax liabilities:
      Depreciation and intangible drilling costs deducted for
         tax in excess of financial...........................  $12,564,000     $12,324,000
    Deferred tax assets:
      Oil and gas revenues recognized for tax before
         financial............................................      723,000         836,000
      Net operating loss carryforwards........................   10,859,000      12,429,000
      Statutory depletion carryforwards.......................    1,354,000       1,429,000
      Investment tax credit carryforwards.....................      201,000         201,000
      Other...................................................       45,000          89,000
                                                                -----------     -----------
                                                                 13,182,000      14,984,000
      Valuation allowances(1).................................   (3,418,000)     (3,716,000)
                                                                -----------     -----------
      Net deferred tax assets.................................    9,764,000      11,268,000
                                                                -----------     -----------
      Net deferred tax liabilities............................  $ 2,800,000     $ 1,056,000
                                                                ===========     ===========

- ---------------

(1) The change in the valuation allowance primarily relates to the effect of the provision for impairment of oil and gas properties as described above, partially offset by the expiration of a net operating loss carryforward in 1995 which was included in the 1994 deferred tax assets and valuation allowance.

     In connection with the Offering in March 1993 (Note 8), the Company had an ownership change pursuant to Section 382 of the Internal Revenue Code. The Company sustained a nonrecurring non-cash charge to operations of approximately $1.2 million during the three months ended March 31, 1993 due to an increase in the valuation allowance. The increase in the valuation allowance represents the effects of the annual limitations on the utilization of net operating loss carryforwards resulting from the change in ownership. In addition, ANEC had an ownership change in September 1993 as a result of its 1993 offering, which resulted in a limitation on the utilization of its net operating loss carryforwards.

     At December 31, 1995, the Company has federal income tax net operating loss ("NOL") carryforwards of approximately $33.3 million which begin to expire in 1996. For federal income tax purposes, the Company also has investment tax credit and statutory depletion carryforwards of approximately $201,000 (expiring from 1996 through 2001) and $3.8 million, respectively. The actual utilization of net operating loss and other carryforwards may differ from the estimated usage of such tax assets for purposes of estimating the valuation allowance. As a result, such changes could result in subsequent changes to the valuation allowance and could have a material impact on the results of operations and the Company's financial position. Quarterly, management of the Company evaluates the realizability of its deferred tax assets by assessing the need for additional valuation allowances.

                          ALEXANDER ENERGY CORPORATION

7. COMMITMENTS AND CONTINGENCIES

     In December 1994, the Company executed employment agreements, special severance agreements and implemented a corporate separation policy for its management, technical support staff and other employees, respectively, which become effective upon a change in control of ownership, as defined. As of December 31, 1995, severance benefits under such agreements, assuming a change in control, would aggregate approximately $4.1 million. A provision for these benefits will not be made until a change in control is probable. See Note 13.

     The Company's capital expenditure budget for 1996 was approximately $13 million, of which approximately $1.6 million had been committed as of December 1995.

     A petition was filed in Oklahoma County District Court on July 25, 1995, against the Company and its directors by Bill V. Dean and Elliott Associates, L.P. ("Elliott"). The suit purported to be a derivative action on behalf of the Company against the Board of Directors for breach of fiduciary duties in enacting a share rights plan, approving certain severance contracts and policy, and proposing the Senior Note Offering. No damages are being sought against the Company. The suit asks that the Company's share rights plan and severance contracts and policy be invalidated, seeks an injunction against the Company's Senior Note Offering and requests damages to the Company from the directors in excess of $10,000. In August 1995, the Company elected to defer its proposed Senior Note Offering. The Company filed a motion to dismiss which was granted by the court in 1995 dismissing Elliott as plaintiff. The court granted Elliott leave to file an amended petition. Elliott declined to file an amended petition and is appealing its dismissal to the Oklahoma Court of Appeals. The Company and its directors have filed their answer denying all allegations. The suit is currently in discovery. The Company believes the derivative action is without merit and will vigorously defend against this action.

     The Company is involved in various legal actions arising in the normal course of business. In the opinion of management, the Company's liability, if any, in these pending actions would not have a material effect on the Company's financial position or the results of operations.

8. PREFERRED AND COMMON STOCK

     In April 1990, stockholders authorized the Board of Directors of the Company to issue up to 2,000,000 shares of $.01 par value preferred stock with preferences, qualifications, limitations and designations as deemed appropriate.

     On May 30, 1990, the Company issued 100,000 shares of 5% Series A cumulative convertible preferred stock, $.01 par value, to MWR Investments, Inc., a wholly owned subsidiary of Midwest Capital Group, Inc., ("MWR") for $1,000,000. The preferred stock was converted into common stock of the Company in March 1993 at a conversion rate of 1 share of preferred for 3.33 shares of common.

     In 1993, dividends of $.50 per share ($60,273; $50,000 of which was in arrears at December 31, 1992) and $.20 per share ($26,383) were paid on the Company's Series A preferred stock and ANEC's Series B preferred stock, respectively.

     In December 1994, the Board of Directors authorized the Company to reserve 300,000 shares of Series A Junior Participating Preferred Stock in connection with establishing a rights plan providing shareholders one right for each share of common stock held. Each right entitles its holder to purchase 1/100 of a share of Series A Junior Participating Preferred Stock for $25.00, subject to adjustment. The rights become exercisable and separately transferable ten business days after a) an announcement that a person has acquired or obtained the right to acquire 20% or more of the common stock or b) commencement of a tender offer that could result in a person owning 20% or more of the common stock. See Note 7.

     If any person becomes the beneficial owner of 20% or more of the Company's common stock, each right not beneficially owned by that person entitles its holder to purchase, in lieu of Series A Junior Participating

                          ALEXANDER ENERGY CORPORATION

Preferred Stock, Company common stock with a value equal to twice the exercise price of the right, subject to adjustment to prevent dilution. In the event of certain merger or asset sale transactions with another party or transactions which would increase the equity ownership of a shareholder who then owned 20% or more of the Company, each right will entitle its holder to purchase a similar value of the merging or acquiring party's common stock. The rights, which have no voting power, expire on December 15, 2004. The rights may be redeemed for $.01 per right until ten business days after a person has acquired 20% or more of the common stock.

     On December 31, 1992, ANEC issued 133,333 shares of Series B preferred stock and 30,000 shares of ANEC's common stock (48,600 shares of the Company's common stock) for $400,000. In September 1993, ANEC redeemed such preferred stock for $400,000 out of the proceeds of a secondary public offering of equity securities.

     In March 1993, the Company registered 2,990,000 shares of the Company's common stock (the "Offering"), of which the Company and a stockholder sold 2,556,667 and 433,333 shares, respectively. In conjunction with the Offering, the Company issued to the underwriters warrants to purchase 75,000 shares of common stock. The warrants are exercisable beginning March 1994 at an exercise price of $5.10 per share and expire in March 1998. The exercise price and the number of shares of common stock for which the warrants are exercisable are subject to adjustment upon the occurrence of certain dilutive events.

     In September 1993, ANEC sold 1,100,000 shares of ANEC's common stock (1,782,000 shares of the Company's common stock) and received $4 million, net of underwriters commissions and costs of the offering (the "ANEC Offering"). In connection with this offering, ANEC issued purchase warrants to purchase 97,500 shares of ANEC's common stock (157,950 shares of the Company's common stock) at $5.70 per share ($3.52 for the Company's common stock), expiring in September 1998.

     In April 1993, ANEC issued 139,000 shares of ANEC's common stock (225,180 shares of the Company's common stock) in connection with the acquisition of a 7.5% overriding royalty interest in ANEC's oil and gas properties in connection with the early termination of a credit agreement.

     Also in April 1993, ANEC issued warrants to purchase 260,000 shares of ANEC's common stock (421,200 shares of the Company's common stock) at $3.00 per share ($1.85 for the Company's common stock), expiring in April 1996, in connection with the issuance of subordinated notes, retired in September 1993 with proceeds from the ANEC Offering. In December 1993, ANEC issued 225,000 shares of common stock (364,500 shares of the Company's common stock) upon the exercise of a like number of warrants in exchange for a stock subscription receivable of $645,000 which was collected in January 1994. The remaining 35,000 warrants at December 31, 1993 were exercised during 1994 for 56,700 shares of the Company's common stock.

     The Company initially reserved 66,666 shares of its common stock for issuance to directors and key employees under a nonqualified stock option plan (which terminated in 1991, except for outstanding options at the date of termination). The plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The exercise period of the options was determined by the Committee at the date of grant, provided the exercise period is between one and ten years from the date of grant. These options provide for accelerated vesting schedules upon a change in control, as defined (Note 13).

                          ALEXANDER ENERGY CORPORATION

     Information regarding the Company's nonqualified stock option plan is summarized as follows:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1993      1994      1995
                                                                 ------    ------    ------
    Options outstanding at beginning of period.................  14,660     9,245     7,413
    Exercised..................................................    (250)       --      (583)
    Surrendered or forfeited...................................  (5,165)   (1,832)   (4,665)
                                                                 ------    ------    ------
    Options outstanding at end of period ($1.50 to $1.65 per
      share at December 31, 1995; all options are exercisable
      at December 31, 1995)....................................   9,245     7,413     2,165
                                                                 ======    ======    ======

     The Company also has reserved 133,333 shares (10,022 available for future grants at December 31, 1995) of its common stock for issuance to directors and key employees under an incentive stock option plan (the "Plan"). The Plan is administered by the Committee and, with the exception of a time period under which options can be issued, contains similar provisions to the nonqualified stock option plan.

                                                                 YEARS ENDED DECEMBER 31,
                                                               ----------------------------
                                                                1993       1994       1995
                                                               -------    -------    ------
    Options outstanding at beginning of period...............  120,393    103,348    86,016
    Exercised................................................  (17,045)    (7,333)   (9,080)
    Surrendered or forfeited.................................       --     (9,999)       --
                                                               -------    -------    ------
    Options outstanding at end of period ($1.50 to $4.125 per
      share at December 31, 1995; all options are exercisable
      at December 31, 1995)..................................  103,348     86,016    76,936
                                                               =======    =======    ======

     The Company also has reserved 250,000 (157,964 available for future grants at December 31, 1995) shares of its common stock for issuance to directors and key employees under a stock option plan approved at the 1993 annual stockholders' meeting authorizing grants of both nonqualified and incentive stock options (the "1993 Plan"). The 1993 Plan is administered by the Committee and, with the exception of a time period under which options can be issued, contains similar provisions to the nonqualified and incentive stock option plans discussed above. During 1993, ANEC granted options for 51,000 shares (exercise price of $3.25 per share) of its common stock under a plan similar to the Company's 1993 Plan. As a result of the Merger, those options were converted to options to acquire shares of the Company's common stock, under the 1993 Plan.

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1993       1994       1995
                                                              -------    -------    -------
    Options outstanding at beginning of period..............       --    121,920    116,660
    Granted (1993 -- $2.01 to $5.00 per share;
      1994 -- $4.625 per share 121,920).....................  121,920     35,000         --
    Exercised...............................................       --     (3,316)    (8,879)
    Surrendered or forfeited................................       --    (36,944)   (27,940)
                                                              -------    -------    -------
    Options outstanding at end of period ($2.01 to $5.00 per
      share at December 31, 1995; 41,096 options are
      exercisable at December 31, 1995).....................  121,920    116,660     79,841
                                                              =======    =======    =======

     The Company also has reserved 500,000 shares of its common stock for awards to directors and key employees under a restricted stock award plan approved at the 1993 annual stockholders' meeting (the "Award Plan"). The Award Plan is administered by the Committee. Stock is awarded, issued and held by an

                          ALEXANDER ENERGY CORPORATION
escrow agent until such time as a vesting period, which period is determined by the Committee, has been satisfied. Voting rights commence at the time of award. In the fourth quarter of 1993 and 1994, the Company granted 7,500 and 100,000 shares, respectively, under the Award Plan (none in 1995). The market value, at the award date, was $38,000 and $603,000, respectively, for the 1993 and 1994 awards. Unearned compensation ($113,000, net of forfeitures, at December 31, 1995) is being amortized over the three-year vesting period. Such amortization amounted to $2,200, $69,000, and $406,000 in 1993, 1994 and 1995 respectively.
At December 31, 1995 55,375 shares were vested under the Award Plan. The awards provide for accelerated vesting schedules upon a change in control, as defined (Note 13).


     In 1993, ANEC issued options to purchase 51,000 shares of ANEC common stock (82,620 shares of the Company's common stock) to three business advisors at $3.00 per share, all of which were exercised during 1994.

     In 1993, ANEC granted options to certain members of management to purchase 287,500 shares of ANEC's common stock (465,750 shares of the Company's common stock), at prices ranging from $3.25 to $5.00 per share ($2.01 to $3.09 for the Company's shares). These options provided for accelerated vesting schedules upon change in control. In 1994, immediately prior to and in connection with the Merger, options were exercised for 187,500 shares of ANEC common stock (303,750 of the Company's common stock) at prices of $5.00 and $3.25 ($2.01 and $3.09 for the Company's common stock). In 1995, the remaining options for 162,000 shares of the Company's common stock were exercised at a price of $2.01 (81,000 shares) and $3.09 (81,000 shares).

9. MAJOR PURCHASERS

     The Company's oil and gas production is sold under contracts with various purchasers (Note 3). Gas sales to two purchasers individually approximated 12% and 13% of total oil and gas revenues for the years ended December 31, 1993 and 1994, respectively. Gas sales to one purchaser approximated 13% of total oil and gas revenues for the year ended December 31, 1995.

10. OTHER REVENUES, LITIGATION SETTLEMENT, AND OTHER NONRECURRING EXPENSES

     In May 1993, the Company settled a lawsuit over the prices received by Bradmar under certain gas contracts. The Company included approximately $1.25 million of proceeds from the settlement in 1993 revenues.

     In the fourth quarter of 1994, in an effort to resolve ANEC's litigation with Unit Drilling Company ("Unit") and Midwest Energy Corporation ("MEC"), the Company acquired Unit's claim against MEC and in late December, agreed to mediation with MEC. On December 22, 1994, the Company agreed to a negotiated settlement with MEC, the effect of which was a release of the Company's claim against MEC, the exchange of certain interests in oil and gas properties and a net payment to MEC of $625,000. The aggregate effect of this negotiated settlement resulted in a charge to 1994 operations, including legal fees, of approximately $734,000.

     During 1995, the Company incurred aggregate costs of $752,000 related to a proposed merger and a subsequent senior note offering. As a result of terminating such merger and debt offering activities, the Company expensed such costs.

11. AMORTIZATION AND IMPAIRMENT OF OIL AND GAS PROPERTIES

     Oil and gas properties amortization expense, excluding impairment, per dollar of oil and gas revenue for the years ended December 31, 1993, 1994 and 1995 was $.32, $.41 and $.55, respectively. Accumulated amortization and impairment relating to oil and gas producing activities at December 31, 1994 and 1995 amounted to $37,374,264 and $48,804,474, respectively.

                          ALEXANDER ENERGY CORPORATION

     In the fourth quarter of 1995, the Company recorded approximately $660,000 of incremental amortization on oil and gas properties over that recorded in each of the previous three quarters. The increase is attributable to the downward revisions in oil and gas reserve estimates (Note 14).

     As of December 31, 1995, the Company's net book value of oil and gas properties exceeded the ceiling (Note 1). The ceiling has been reduced for the effect of the oil and gas properties sold in January 1996 of approximately $1.9 million and the timing of development cost expenditures of approximately $1.1 million. Accordingly, a provision for impairment was recognized in the fourth quarter of 1995 of $2.3 million ($2.0 million, net of the deferred tax benefit). The provision for impairment is primarily attributable to declines in estimated reserves due to downward revisions to reserve estimates as described in Note 14 and is highly dependent upon the development of proved undeveloped reserves consistent with the timing projected in the reserve studies and the prevailing market prices of oil and gas at each measurement date. Also, see Note 4.

12. EXTRAORDINARY ITEMS

     During April 1993, ANEC terminated a lending agreement with Endowment Energy Partners, L.P. and repaid the outstanding indebtedness. The action resulted in an early extinguishment of debt and an extraordinary loss of $510,000, net of applicable income taxes.

     In November 1994, the Company settled a dispute with a stockholder to whom the Company had issued unsecured notes payable and warrants (the "Stock Purchase Warrants") to purchase 223,333 shares of the Company's common stock, resulting in a gain of approximately $1.1 million. In anticipation of the lender exercising the Stock Purchase Warrants and a related warrant put option, the Company had accrued $2,231,100 as of December 31, 1993; however, the Company alleged that the lender failed to exercise the Stock Purchase Warrants, and failed to properly exercise its warrant put option. After litigating this matter, through the Federal Court, the Company settled this dispute, resulting in a $1.1 million reduction of the $2.2 million liability previously recorded and cancellation of the Stock Purchase Warrants.

13. SUBSEQUENT EVENT

     On January 2, 1996, the Company announced that it had signed a letter of intent providing for a combination of National Energy Group, Inc. ("NEG") and the Company. Under terms of the letter of intent as extended, the Company and NEG had until April 30, 1996 to complete their due diligence investigations and attempt to reach a definitive agreement on the terms of a transaction. On May 6, 1996, the Company announced that the Company and NEG had not reached agreement on the terms of a definitive merger agreement by the April 30, 1996 standstill deadline; however, both companies are continuing to negotiate. NEG is an independent oil and gas company with 1995 revenues of approximately $7.9 million.

                          ALEXANDER ENERGY CORPORATION

14. SUPPLEMENTARY OIL AND GAS INFORMATION

FINANCIAL DATA

     All of the oil and gas producing activities of the Company are located in the United States and represent substantially all of the business activities of the Company. The following costs include all such costs incurred during each period, except for depreciation and amortization of costs capitalized:

COSTS INCURRED IN OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES:

                                                            YEARS ENDED DECEMBER 31,
                                                   ------------------------------------------
                                                      1993            1994            1995
                                                   -----------     -----------     ----------
    Acquisition of properties:
      Proved (2).................................  $ 3,971,549     $19,303,678     $  331,571
      Unproved (1)...............................      493,886         647,269        416,392
                                                   -----------     -----------     ----------
                                                     4,465,435      19,950,947        747,963
    Exploration costs............................       20,977         302,098        569,576
    Development costs (2)........................   11,244,307      12,014,693      2,770,835
                                                   -----------     -----------     ----------
    Total costs incurred.........................  $15,730,719     $32,267,738     $4,088,374
                                                   ===========     ===========     ==========

- ---------------

(1) Net of reimbursed costs and the excess of sales proceeds over cost of properties transferred to the limited partnerships.

(2) Net of reimbursed costs and sales proceeds from properties sold.

CAPITALIZED COSTS:

                                                                  DECEMBER 31,
                                                    -----------------------------------------
                                                       1993           1994           1995
                                                    -----------   ------------   ------------
      Proved and unproved properties being
         amortized................................  $94,599,583   $126,490,676   $130,833,467
      Unproved properties not being amortized.....      615,007        991,652        734,757
      Less accumulated amortization and
         impairment...............................  (30,291,574)   (37,374,264)   (48,804,474)
                                                    -----------   ------------   ------------
      Net capitalized costs.......................  $64,923,016   $ 90,108,064   $ 82,763,750
                                                    ===========   ============   ============

UNPROVED PROPERTIES NOT BEING AMORTIZED:

                                                                    DECEMBER 31,
                                                         ----------------------------------
                                                           1993         1994         1995
                                                         --------     --------     --------
    Property acquisition costs.........................  $533,673     $882,318     $624,953
    Capitalized interest...............................    81,334      109,334      109,804
                                                         --------     --------     --------
                                                         $615,007     $991,652     $734,757
                                                         ========     ========     ========

     The costs of unproved properties not being amortized are related to properties which are not individually significant and on which the evaluation process has not been completed. When evaluated these costs will be transferred to properties being amortized.

OIL AND GAS RESERVE DATA (UNAUDITED)

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES:

     The estimates of proved reserves of the Company were estimated by independent petroleum engineers, Netherland, Sewell and Associates, Inc. for 1995 and by independent petroleum engineers, Edinger Engineering Inc. for the 1993 and 1994 proved producing reserves, except as noted below for ANEC. Proved

                          ALEXANDER ENERGY CORPORATION
nonproducing and proved undeveloped reserves for 1993 and 1994 were estimated by Company petroleum engineers and the 1994 reserves were reviewed by Edinger Engineering Inc., as specified in their letter dated March 29, 1995 except as noted below for ANEC. This review should not be construed to be an audit as defined by the Society of Petroleum Engineers' audit guidelines. The estimated proved reserves of ANEC were determined by ANEC petroleum engineers for 1993 and are combined with the Company below.

     All studies have been prepared in accordance with regulations prescribed by the SEC. Proved reserves cannot be measured exactly because the estimation of reserves involves numerous judgmental and arbitrary determinations. Accordingly, reserve estimates must be continually revised as a result of new information obtained from drilling and production history or as a result of changes in economic conditions. It is reasonably possible that significant revisions of end of the period reserves could occur in the near-term based on the new information. Additionally, the 1995 reserve study estimates for proved nonproducing and proved undeveloped reserves are based upon approximately $22.5 million of future capital expenditures, estimated to be incurred primarily over the next three years. The Company believes it has the capability of executing such expenditures on a timely basis; however, there can be no assurances of such. Should the actual timing of such expenditures differ from the projected timing, the differences could result in subsequent revisions to the discounted future net revenues associated with such reserves. The majority of the Company's reserves are located in Arkansas, Oklahoma and onshore Texas.

                                                   CRUDE OIL, CONDENSATE AND
                                                 NATURAL GAS LIQUIDS (BARRELS)                   NATURAL GAS (MCF)
                                               ----------------------------------     ----------------------------------------
                                                    YEARS ENDED DECEMBER 31,                  YEARS ENDED DECEMBER 31,
                                               ----------------------------------     ----------------------------------------
                                                 1993        1994         1995           1993          1994           1995
                                               ---------   ---------   ----------     -----------   -----------   ------------
Proved developed and undeveloped reserves:
  Beginning of period........................  3,967,994   3,939,915    3,931,981     101,510,640   121,920,500    145,202,568
  Purchases of minerals-in-place.............    371,201      43,344       20,657       4,142,156    28,610,484        359,755
  Sales of minerals-in-place.................    (47,759)   (107,935)    (373,568)       (686,463)   (6,293,000)    (4,294,334)
  Revisions of previous estimates (A)........   (262,482)   (247,542)  (1,167,618)       (539,002)  (13,971,181)   (35,172,247)
  Extensions, discoveries and other
    additions................................    194,151     528,429       77,542      23,825,184    22,986,453      2,042,021
  Production.................................   (283,190)   (224,230)    (181,022)     (6,332,015)   (8,050,688)    (9,067,588)
                                               ---------   ---------   ----------     -----------   -----------    -----------
  End of period..............................  3,939,915   3,931,981    2,307,972     121,920,500   145,202,568     99,070,175
                                               =========   =========   ==========     ===========   ===========    ===========

- ---------------

(A) In 1994, the Company's oil and gas reserves were revised downwards as a result of declines in product prices which shortened the economic lives of the properties. Additionally, gas reserves associated with one field were revised downward by approximately 13 Bcf based upon the performance history of the field (which had previously been estimated using the volumetric method and the limited production data available at that time). Revisions to this field were somewhat offset by other upward revisions made to certain producing Oklahoma properties based on the performance history of those properties.

     In 1995, approximately 31 Bcfe was reclassified from proved undeveloped to probable and possible. The Company believes this is the result of a more conservative application of engineering assumptions than used previously. Additionally, in 1995 the Company experienced approximately 11 Bcfe of additional downward reserve revisions. A significant portion of these revisions relates to certain undeveloped locations which the company now believes is being depleted through existing proved producing properties, previously thought to be accessible only through recompletions and/or additional development drilling.

                                                     CRUDE OIL, CONDENSATE AND
                                                   NATURAL GAS LIQUIDS (BARRELS)                 NATURAL GAS (MCF)
                                                -----------------------------------    --------------------------------------
                                                     YEARS ENDED DECEMBER 31,                 YEARS ENDED DECEMBER 31,
                                                -----------------------------------    --------------------------------------
                                                  1993         1994         1995          1993          1994          1995
                                                ---------    ---------    ---------    ----------    ----------    ----------
Proved developed reserves:
  Beginning of period.........................  1,819,924    1,797,023    1,754,840    47,289,039    65,068,990    86,085,662
                                                =========    =========    =========    ==========    ==========    ==========
  End of period...............................  1,797,023    1,754,820    1,215,916    65,068,990    86,085,662    66,697,746
                                                =========    =========    =========    ==========    ==========    ==========

                          ALEXANDER ENERGY CORPORATION

     Reserves of wells which have performance history were estimated through analysis of production trends and other appropriate performance relationships. Where production and reservoir data was limited, the volumetric method was used and it is more susceptible to subsequent revisions.

OIL AND GAS RESERVE DATA (UNAUDITED)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS:

     Future net cash inflows are based on the future production of proved reserves of crude oil, condensate, natural gas and natural gas liquids as estimated by petroleum engineers by applying current prices of oil and gas (with consideration of price changes only to the extent fixed and determinable and with consideration of the timing of gas sales under existing contracts or spot market sales) to estimated future production of proved reserves. Prices used in determining future cash inflows for oil and natural gas for the periods ended December 31, 1993, 1994 and 1995 were as follows: 1993 -- $12.75, $2.20;
1994 -- $16.25, $1.62; and 1995 -- $18.40, $1.96, respectively. Future net cash flows are then calculated by reducing such estimated cash inflows by the estimated future expenditures (based on current costs) to be incurred in developing and producing the proved reserves and by the estimated future income taxes. Estimated future income taxes are computed by applying the appropriate year-end tax rate to the future pretax net cash flows relating to the Company's estimated proved oil and gas reserves. The estimated future income taxes give effect to permanent differences and tax credits and allowances.

     The standardized measure of discounted future net cash flows is based on criteria established by Financial Accounting Standards Statement No. 69, "Accounting for Oil and Gas Producing Activities" and is not intended to be a "best estimate" of the fair value of the Company's oil and gas properties. For this to be the case, forecasts of future economic conditions, varying price and cost estimates, varying discount rates and consideration of other than proved reserves (i.e., probable reserves) would have to be incorporated into the valuations.

     The following table sets forth the Company's estimated standardized measure of discounted future net cash flows (in thousands):

                                                               YEARS ENDED DECEMBER 31,
                                                           --------------------------------
                                                             1993        1994        1995
                                                           --------    --------    --------
    Future cash inflows..................................  $318,762    $298,771    $236,825
    Future development costs.............................   (35,797)    (38,731)    (22,528)
    Future production costs..............................   (78,793)    (70,993)    (71,314)
    Future income taxes..................................   (55,291)    (38,127)    (22,193)
                                                           --------    --------    --------
    Future net cash flows................................   148,881     150,920     120,790
    10% annual discount..................................   (54,216)    (52,027)    (36,742)
                                                           --------    --------    --------
    Standardized measure of discounted future net cash
      flows..............................................  $ 94,665    $ 98,893    $ 84,048
                                                           ========    ========    ========

The standardized measure of estimated cash flows includes amounts related to properties sold in January 1996. It also assumes development costs relating to proved undeveloped reserves in 1996 of $11.6 million, substantially all of which will have to be funded from various financing alternatives. Proceeds from the financing alternative will have to be sufficient in amount to also retire the Company's outstanding term note with a bank. See Notes 4 and 11.

                          ALEXANDER ENERGY CORPORATION

OIL AND GAS RESERVE DATA (UNAUDITED)

     The following table sets forth changes in the standardized measure of discounted future net cash flows as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                         ----------------------------------
                                                           1993         1994         1995
                                                         --------     --------     --------
    Standardized measure of discounted future cash
      flows -- beginning of period.....................  $ 84,879     $ 94,665     $ 98,893
    Net changes in sales prices and production costs...       557      (21,775)       7,337
    Sales of oil and gas produced, net of operating
      expenses.........................................   (12,358)     (11,255)     (10,492)
    Purchases of minerals-in-place(A)..................     5,445       20,414          400
    Sales of minerals-in-place.........................      (523)      (7,233)      (3,626)
    Revisions of previous quantity estimates...........      (675)     (11,558)     (38,157)
    Extensions, discoveries and improved recovery, less
      related costs....................................    20,169       15,119        2,394
    Previously estimated development costs incurred
      during the year and change in future development
      costs............................................     4,195        9,347       14,567
    Accretion of discount..............................     6,207        7,715        7,140
    Net change in income taxes.........................    (8,987)      12,931        7,896
    Other(B)...........................................    (4,244)      (9,477)      (2,304)
                                                         --------     --------     --------
    Standardized measure of discounted future cash
      flows -- end of period...........................  $ 94,665     $ 98,893     $ 84,048
                                                         ========     ========     ========

- ---------------

(A) The purchases in 1994 consists primarily of the JMC Acquisition, which includes proved developed and undeveloped reserves.

(B) The change included in the caption "Other" results principally from net changes in the timing of production of oil and gas reserves and the change in timing related to the development of proved undeveloped reserves.

                          ALEXANDER ENERGY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                 (INFORMATION AT MARCH 31, 1996 IS UNAUDITED.)

                                     ASSETS

                                                                   DECEMBER 31,      MARCH 31,
                                                                       1995            1996
                                                                   ------------     -----------
Current assets:
  Cash and cash equivalents......................................  $  1,451,983     $ 1,824,020
  Accounts receivable............................................     4,192,891       4,007,860
  Prepaid expenses and other.....................................       528,089         660,134
                                                                   ------------     -----------
          Total current assets...................................     6,172,963       6,492,014
Properties and equipment, less accumulated amortization and
  depreciation of $49,863,075 as of December 31, 1995 and
  $51,932,658 as of March 31, 1996...............................    84,155,818      82,277,467
Other assets, net................................................     1,537,917       1,504,136
                                                                   ------------     -----------
                                                                   $ 91,866,698     $90,273,617
                                                                   ============     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.......................  $  8,505,514     $ 6,832,847
  Long-term debt due within one year.............................     4,162,475       5,962,475
                                                                   ------------     -----------
          Total current liabilities..............................    12,667,989      12,795,322
Long-term debt due after one year................................    44,350,985      42,512,100
Noncurrent gas balancing, gas prepayments and other noncurrent
  liabilities....................................................     3,163,282       2,886,571
Deferred income taxes............................................     1,056,000       1,158,825
Stockholders' equity:
  Preferred stock -- none issued and outstanding.................            --              --
  Common stock -- issued -- 12,451,605 and 12,456,985 shares at
     December 31, 1995 and March 31, 1996, respectively..........       373,548         373,709
  Paid-in capital................................................    40,262,808      40,355,404
  Accumulated deficit............................................   (10,007,914)     (9,808,314)
                                                                   ------------     -----------
          Total stockholders' equity.............................    30,628,442      30,920,799
                                                                   ------------     -----------
                                                                   $ 91,866,698     $90,273,617
                                                                   ============     ===========

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                              MARCH 31,
                                                                      -------------------------
                                                                         1995           1996
                                                                      ----------     ----------
Revenues:
  Oil and gas sales.................................................  $4,523,633     $4,511,548
  Interest and other................................................      35,021        105,914
  Management fees and well operator reimbursements..................     698,152        492,776
                                                                      ----------     ----------
          Total revenues............................................   5,256,806      5,110,238
Costs and expenses:
  Direct lifting costs..............................................   1,405,989        943,723
  Gross production and severance tax................................     277,460        276,558
  Amortization and depreciation.....................................   2,257,487      2,083,195
  General and administrative expenses...............................     746,663        584,615
  Interest expense..................................................     970,509        919,722
  Nonrecurring abandoned merger costs...............................     300,000             --
                                                                      ----------     ----------
          Total costs and expenses..................................   5,958,108      4,807,813
                                                                      ----------     ----------
Income (loss) before provision (benefit) for income taxes...........    (701,302)       302,425
Provision (benefit) for deferred income taxes.......................    (260,000)       102,825
                                                                      ----------     ----------
Net income (loss)...................................................  $ (441,302)    $  199,600
                                                                      ==========     ==========
Weighted average shares of common stock and common equivalent shares
  outstanding.......................................................  12,272,616     12,504,790
                                                                      ==========     ==========
Net income (loss) per common and common equivalent share............  $     (.04)    $      .02
                                                                      ==========     ==========

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 1)
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                             MARCH 31,
                                                                    ---------------------------
                                                                       1995            1996
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income (loss)...............................................  $  (441,302)    $   199,600
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
     Amortization and depreciation................................    2,257,487       2,083,195
     Amortization of deferred compensation for stock awards.......      101,435          30,326
     Accretion of imputed interest................................       37,425          24,408
     Deferred income taxes........................................     (260,000)        102,825
     Decrease in accounts receivable..............................      277,777         185,031
     Increase in prepaid expenses and other.......................     (427,792)       (132,045)
     Increase (decrease) in accounts payable and accrued
      liabilities.................................................       53,294      (1,672,667)
     Increase in noncurrent gas balancing liability and other
      noncurrent liabilities......................................       26,794          40,596
                                                                    -----------     -----------
          Net cash provided by operating activities...............    1,625,118         861,269
Cash flows from investing activities:
  Decrease in other assets, net...................................       92,776          33,781
  Additions to properties and equipment...........................   (2,181,042)     (1,348,491)
  Proceeds from the sale of properties and equipment..............       45,691         801,932
                                                                    -----------     -----------
          Net cash used by investing activities...................   (2,042,575)       (512,778)
Cash flows from financing activities:
  Proceeds from borrowings on long-term debt......................    2,000,000              --
  Payments on long-term debt......................................       (5,691)        (38,885)
  Proceeds from exercise of employee stock options................        4,876          62,431
                                                                    -----------     -----------
          Net cash provided by financing activities...............    1,999,185          23,546
                                                                    -----------     -----------
Net increase in cash and cash equivalents during the period.......    1,581,728         372,037
                                                                    -----------     -----------
Cash and cash equivalents at beginning of period..................      792,752       1,451,983
                                                                    -----------     -----------
Cash and cash equivalents at end of period........................  $ 2,374,480     $ 1,824,020
                                                                    ===========     ===========

Interest paid amounted to $837,574 and $847,907 for the three months ended March 31, 1995 and 1996, respectively.

In 1996, the Company eliminated gas balancing liabilities of approximately $342,000 in connection with the sale of certain properties.

                            See accompanying notes.

                          ALEXANDER ENERGY CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     1. The consolidated results presented for the three-month periods ended March 31, 1995 and 1996 are unaudited but the management of Alexander Energy Corporation believes that all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the consolidated results of operations for the periods have been included. The consolidated results are not necessarily indicative of those to be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1995.

     2. Net income (loss) per common and common equivalent share is computed on the basis of weighted average shares of common stock, and dilutive stock options and warrants. Fully diluted per share information is considered equal to primary per share information because the addition of potentially dilutive securities that are not common stock equivalents would have been either antidilutive or immaterial.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
National Energy Group, Inc.

     We have audited the accompanying statements of operating revenues and direct operating expenses for the Mustang Island Interest (as defined in Note A to the accompanying statements) purchased by National Energy Group, Inc. (the "Company") for the years ended December 31, 1994 and 1993. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the accompanying statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accompanying statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses of the Mustang Island Interest.

     In our opinion, the statements referred to above present fairly, in all material respects, the operating revenues and direct operating expenses of the Mustang Island Interest for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
September 12, 1995

                            MUSTANG ISLAND INTEREST

         STATEMENTS OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES
                                    (NOTE A)





                                                           THREE-MONTH           YEAR ENDED
                                                           PERIOD ENDED         DECEMBER 31,
                                                            MARCH 31,       ---------------------
                                                               1995           1994         1993
                                                           ------------     --------     --------
                                                           (UNAUDITED)
Oil and gas sales........................................    $126,602       $358,785     $401,309
Direct operating expenses:
  Lease operating........................................      56,474        238,171      173,871
  Oil and gas production taxes...........................       7,224         21,211       23,127
                                                             --------       --------     --------
                                                               63,698        259,382      196,998
                                                             --------       --------     --------
Excess of operating revenues over direct operating
  expenses...............................................    $ 62,904       $ 99,403     $204,311
                                                             ========       ========     ========

         See accompanying notes to statements of operating revenues and direct operating expenses.

                            MUSTANG ISLAND INTEREST

                 NOTES TO STATEMENTS OF OPERATING REVENUES AND
                           DIRECT OPERATING EXPENSES

NOTE A -- BASIS OF PRESENTATION

     In April 1995, the Company acquired a producing oil and gas property in the Mustang Island Field in offshore Nueces County, Texas ("Mustang Island Interest") from Sierra Mineral Development, L.C. and LLOG Production Company (the Company assumed Sierra Mineral's contractual rights and obligations with LLOG).

     The consideration given for the acquisition of the Mustang Island Interest consisted of $900,000 in cash and 352,500 shares of the Company's Class A Common Stock. The Company funded the cash portion of the Mustang Island Interest acquisition with available cash balances.

     The operating revenues and direct operating expenses presented herein relate only to the interest in the producing oil and gas properties acquired and do not represent all of the oil and gas operations of the sellers. Direct operating expenses include the actual costs of maintaining the producing properties and their production, but do not include charges for depletion, depreciation, and amortization; federal and state income taxes; interest; or general and administrative expenses, including well overhead charges. Presentation of complete historical financial statements for the three-month period ended March 31, 1995 and the years ended December 31, 1994 and 1993 is not practicable since the Mustang Island Interest was not accounted for as a separate entity; and therefore, such statements are not available. The operating revenues and direct operating expenses for the periods presented may not be representative of future operations.

NOTE B -- SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED MEASURE INFORMATION (UNAUDITED)

     The Company retained an independent engineering firm to provide an estimate of the future net oil and gas reserves of the Mustang Island Interest as of April 1, 1995. The reserve quantity information has been derived from this report.

     Estimated quantities of proved net reserves include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the effective date of the acquisition, under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

                    ESTIMATED QUANTITIES OF PROVED RESERVES

                                                                       OIL          GAS
                                                                      (BBL)        (MCF)
                                                                     -------     ---------
    January 1, 1993................................................  154,786     3,064,568
      Production...................................................   13,989        16,555
                                                                     -------     ---------
    December 31, 1993..............................................  140,797     3,048,013
      Production...................................................   19,812        44,253
                                                                     -------     ---------
    December 31, 1994..............................................  120,985     3,003,760
                                                                     =======     =========

                            MUSTANG ISLAND INTEREST

                 NOTES TO STATEMENTS OF OPERATING REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

               ESTIMATED QUANTITIES OF PROVED DEVELOPED RESERVES

                                                                         OIL         GAS
                                                                        (BBL)       (MCF)
                                                                       -------     -------
    January 1, 1993..................................................  108,230     211,568
    December 31, 1993................................................   94,241     195,013
    December 31, 1994................................................   74,429     150,760

     The following is a summary of a standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Mustang Island Interest. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using oil and gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic life of the properties, and costs were not escalated for the future. The Mustang Island Interest is not a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes. The information presented below should not be viewed as an estimate of the fair value of the Mustang Island Interest, nor should it be considered indicative of any future trends.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                DECEMBER 31,     DECEMBER 31,
                                                                    1994             1993
                                                                ------------     ------------
    Future cash inflows.......................................   $ 7,475,215      $ 7,058,775
    Future production and development costs...................    (3,819,609)      (4,078,991)
    Discount of future net cash flows at 10% per annum........      (716,104)        (641,910)
                                                                 -----------      -----------
    Discounted future net cash flows before income taxes......   $ 2,939,502      $ 2,337,874
                                                                 ===========      ===========

     The weighted average prices of oil and gas at December 31, 1994 and December 31, 1993 used in the above table were $18.50 and $14.54 per barrel, respectively, and $1.75 and $1.71 per Mcf, respectively.

     The following are the principal sources of change in the standardized measure of discounted future net cash flows of the Mustang Island Interest:

                                                                  YEAR ENDED DECEMBER 31,
                                                                  ------------------------
                                                                    1994          1993
                                                                  --------     -----------
    Sales and transfers of oil and gas produced, net of
      production costs..........................................  $(99,403)    $  (204,311)
    Net changes in prices and production costs..................   467,244      (1,412,443)
    Accretion of discount.......................................   233,787         359,512
                                                                  --------     -----------
    Net change..................................................  $601,628     $(1,257,242)
                                                                  ========     ===========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
National Energy Group, Inc.

     We have audited the accompanying statements of operating revenues and direct operating expenses for the Oak Hill Interest (as defined in Note A to the accompanying statements) purchased by National Energy Group, Inc. (the "Company") for the years ended December 31, 1994 and 1993. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the accompanying statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accompanying statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses of the Oak Hill Interest.

     In our opinion, the statements referred to above present fairly, in all material respects, the operating revenues and direct operating expenses of the Oak Hill Interest for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
September 12, 1995

                               OAK HILL INTEREST

         STATEMENTS OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES
                                    (NOTE A)

                                                            FIVE-MONTH           YEAR ENDED
                                                           PERIOD ENDED         DECEMBER 31,
                                                             MAY 31,        ---------------------
                                                               1995           1994         1993
                                                           ------------     --------     --------
                                                           (UNAUDITED)
Oil and gas sales........................................    $868,306       $382,427     $323,182
Direct operating expenses:
  Lease operating........................................     212,387        163,171       70,128
  Oil and gas production taxes...........................       3,193         16,773       24,239
                                                             --------       --------     --------
                                                              215,580        179,944       94,367
                                                             --------       --------     --------
Excess of operating revenues over direct operating
  expenses...............................................    $652,726       $202,483     $228,815
                                                             ========       ========     ========

         See accompanying notes to statements of operating revenues and direct operating expenses.

                               OAK HILL INTEREST

                 NOTES TO STATEMENTS OF OPERATING REVENUES AND
                           DIRECT OPERATING EXPENSES

NOTE A -- BASIS OF PRESENTATION

     In June 1995, the Company completed the acquisition of producing gas properties in the Oak Hill Field in Rusk County, Texas ("Oak Hill Interest") from Sierra 1994 I Limited Partnership ("Sierra").

     The consideration paid by the Company to Sierra for the Oak Hill Interest acquisition consisted of $7,200,000 in cash, 612,311 shares of the Company's Class A Common Stock and warrants to purchase 200,000 shares of Class A Common Stock at a price per share of $2.00. The cash portion of the acquisition was funded primarily by the Company's new Facility with Bank One (See discussion in Note A to the Pro Forma Statement of Operations).

     The operating revenues and direct operating expenses presented herein relate only to the interest in the producing oil and gas properties acquired and do not represent all of the oil and gas operations of Sierra. Direct operating expenses include the actual costs of maintaining the producing properties and their production, but do not include charges for depletion, depreciation, and amortization; federal and state income taxes; interest; or general and administrative expenses, including well overhead charges. Presentation of complete historical financial statements for the five-month period ended May 31, 1995 and the years ended December 31, 1994 and 1993 is not practicable since the Oak Hill Interest was not accounted for as a separate entity; and therefore, such statements are not available. The operating revenues and direct operating expenses for the periods presented may not be representative of future operations.

NOTE B -- SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED MEASURE INFORMATION
          (UNAUDITED)

     The Company retained an independent engineering firm to provide an estimate of the future net oil and gas reserves of the Oak Hill Interest as of April 1, 1995. The reserve quantity information has been derived from this report.

     Estimated quantities of proved net reserves include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the effective date of the acquisition, under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

                    ESTIMATED QUANTITIES OF PROVED RESERVES

                                                                      OIL          GAS
                                                                     (BBL)        (MCF)
                                                                     ------     ----------
    January 1, 1993................................................  43,773     22,312,163
      Production...................................................     338        183,646
                                                                     ------     ----------
    December 31, 1993..............................................  43,435     22,128,517
      Production...................................................     433        239,292
                                                                     ------     ----------
    December 31, 1994..............................................  43,002     21,889,225
                                                                     ======     ==========

                               OAK HILL INTEREST

                 NOTES TO STATEMENTS OF OPERATING REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

               ESTIMATED QUANTITIES OF PROVED DEVELOPED RESERVES

                                                                       OIL          GAS
                                                                      (BBL)        (MCF)
                                                                      ------     ---------
    January 1, 1993.................................................  20,882     9,024,163
    December 31, 1993...............................................  20,544     8,840,517
    December 31, 1994...............................................  20,111     8,601,225

     The following is a summary of a standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Oak Hill Interest. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using oil and gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic life of the properties, and costs were not escalated for the future. The Oak Hill Interest is not a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes. The information presented below should not be viewed as an estimate of the fair value of the Oak Hill Interest, nor should it be considered indicative of any future trends.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1994             1993
                                                              ------------     ------------
    Future cash inflows.....................................  $ 40,338,294     $ 43,770,703
    Future production and development costs.................   (21,056,247)     (21,236,191)
    Discount of future net cash flows at 10% per annum......    (8,027,752)      (9,130,408)
                                                              ------------     ------------
    Discounted future net cash flows before income taxes....  $ 11,254,295     $ 13,404,104
                                                              ============     ============

     The weighted average prices of oil and gas at December 31, 1994 and December 31, 1993 used in the above table were $18.50 and $19.86 per barrel, respectively, and $1.82 and $1.96 per Mcf, respectively.

     The following are the principal sources of change in the standardized measure of discounted future net cash flows of the Oak Hill Interest:

                                                                  YEAR ENDED DECEMBER 31,
                                                                 --------------------------
                                                                    1994            1993
                                                                 -----------     ----------
    Sales and transfers of oil and gas produced, net of
      production
      costs....................................................  $  (202,483)    $ (228,815)
    Net changes in prices and production costs.................   (3,287,736)     1,908,944
    Accretion of discount......................................    1,340,410      1,065,816
                                                                 -----------     ----------
    Net change.................................................  $(2,149,809)    $2,745,945
                                                                 ===========     ==========

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
National Energy Group, Inc.

     We have audited the accompanying statements of operating revenues and direct operating expenses for the Enron Interest (as defined in Note A to the accompanying statements) purchased by National Energy Group, Inc. (the "Company") for the years ended December 31, 1994 and 1993. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the accompanying statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the accompanying statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the revenues and expenses of the Enron Interest.

     In our opinion, the statements referred to above present fairly, in all material respects, the operating revenues and direct operating expenses of the Enron Interest for the years ended December 31, 1994 and 1993 in conformity with generally accepted accounting principles.

                                            ERNST & YOUNG LLP

Dallas, Texas
September 12, 1995

                                 ENRON INTEREST

         STATEMENTS OF OPERATING REVENUES AND DIRECT OPERATING EXPENSES
                                    (NOTE A)

                                                         FIVE-MONTH
                                                        PERIOD ENDED      YEAR ENDED DECEMBER 31,
                                                          MAY 31,        -------------------------
                                                            1995            1994           1993
                                                        ------------     ----------     ----------
                                                        (UNAUDITED)
Oil and gas sales.....................................    $400,579       $1,151,294     $2,178,702
Direct operating expenses:
  Lease operating.....................................     144,398          314,821        206,368
  Oil and gas production taxes........................      30,043           86,347        163,403
                                                          --------       ----------     ----------
                                                           174,441          401,168        369,771
                                                          --------       ----------     ----------
Excess of operating revenues over direct operating
  expenses............................................    $226,138       $  750,126     $1,808,931
                                                          ========       ==========     ==========

         See accompanying notes to statements of operating revenues and direct operating expenses.

                                 ENRON INTEREST

                 NOTES TO STATEMENTS OF OPERATING REVENUES AND
                           DIRECT OPERATING EXPENSES

NOTE A -- BASIS OF PRESENTATION

     In June 1995, the Company completed the acquisition of producing oil and gas properties in Eddy County, New Mexico, for Enron Oil and Gas Company ("Enron Interest"), pursuant to a Purchase and Sale Agreement dated as of March 29, 1995 between the Company and Enron. The acquisition consists of six gas wells and two oil wells, which contain approximately 4 billion cubic feet of gas equivalent. The Company will be the operator of a majority of the properties. The consideration given for the acquisition was $2,119,295 in cash. This acquisition was funded by the Company's new credit Facility with Bank One (see discussion in Note A to the Pro Forma Statement of Operations) and available cash balances.

     The operating revenues and direct operating expenses presented herein relate only to the interest in the producing oil and gas properties acquired and do not represent all of the oil and gas operations of Enron. Direct operating expenses include the actual costs of maintaining the producing properties and their production, but do not include charges for depletion, depreciation, and amortization; federal and state income taxes; interest; or general and administrative expenses, including well overhead charges. Presentation of complete historical financial statements for the five-month period ended May 31, 1995 and the years ended December 31, 1994 and 1993 is not practicable since the Enron Interest was not accounted for as a separate entity; and therefore, such statements are not available. The operating revenues and direct operating expenses for the periods presented may not be representative of future operations.

NOTE B -- SUPPLEMENTAL OIL AND GAS RESERVE AND STANDARDIZED MEASURE INFORMATION
          (UNAUDITED)

     The Company's internal reserve engineers prepared as estimate of the future net oil and gas reserves of the Enron Interest as of May 1, 1995. The reserve quantity information has been derived from this estimate.

     Estimated quantities of proved net reserves include only those quantities that can be expected to be commercially recoverable at prices and costs in effect at the effective date of the acquisition, under existing regulatory practices and with conventional equipment and operating methods. Proved developed reserves represent only those reserves expected to be recovered through existing wells with existing equipment and operating methods. Proved undeveloped reserves include those reserves expected to be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure is required for recompletion.

                    ESTIMATED QUANTITIES OF PROVED RESERVES

                                                                        OIL         GAS
                                                                       (BBL)       (MCF)
                                                                      -------    ----------
    January 1, 1993.................................................   20,505     5,720,454
      Production....................................................    3,881     1,104,216
                                                                       ------     ---------
    December 31, 1993...............................................   16,624     4,616,238
      Production....................................................    2,889       660,574
                                                                       ------     ---------
    December 31, 1994...............................................   13,735     3,955,664
                                                                       ======     =========

               ESTIMATED QUANTITIES OF PROVED DEVELOPED RESERVES

                                                                        OIL         GAS
                                                                       (BBL)       (MCF)
                                                                      -------    ----------
    January 1, 1993.................................................   20,505     5,720,454
    December 31, 1993...............................................   16,624     4,616,238
    December 31, 1994...............................................   13,735     3,955,664

                                 ENRON INTEREST

                 NOTES TO STATEMENTS OF OPERATING REVENUES AND
                    DIRECT OPERATING EXPENSES -- (CONTINUED)

     The following is a summary of a standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Enron Interest. For these calculations, estimated future cash flows from estimated future production of proved reserves were computed using oil and gas prices as of the end of each period presented. Future development and production costs attributable to the proved reserves were estimated assuming that existing conditions would continue over the economic life of the properties, and costs were not escalated for the future. The Enron Interest is not a separate tax paying entity. Accordingly, the standardized measure of discounted future net cash flows from proved reserves is presented before deduction of federal income taxes. The information presented below should not be viewed as an estimate of the fair value of the Enron Interest, nor should it be considered indicative of any future trends.

            STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

                                                                DECEMBER 31,     DECEMBER 31,
                                                                    1994             1993
                                                                ------------     ------------
    Future cash inflows.......................................  $  6,137,850     $  8,383,973
    Future production and development costs...................      (986,357)      (1,368,349)
    Discount of future net cash flows at 10% per annum........    (1,623,848)      (1,956,358)
                                                                ------------     ------------
    Discounted future net cash flows before income taxes......  $  3,527,645     $  5,059,266
                                                                ============     ============

     The weighted average prices of oil and gas at December 31, 1994 and December 31, 1993 used in the above table were $17.50 and $20.13 per barrel, respectively, and $1.50 and $1.73 per Mcf, respectively.

     The following are the principal sources of change in the standardized measure of discounted future net cash flows of the Enron Interest:

                                                                  YEAR ENDED DECEMBER 31,
                                                                ---------------------------
                                                                   1994            1993
                                                                -----------     -----------
    Sales and transfers of oil and gas produced, net of
      production
      costs...................................................  $  (750,126)    $(1,808,931)
    Net changes in prices and production costs................   (1,287,422)     (2,567,101)
    Accretion of discount.....................................      505,927         857,754
                                                                -----------     -----------
    Net change................................................  $(1,531,621)    $(3,518,278)
                                                                ===========     ===========

                                  ADDENDUM A-1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          NATIONAL ENERGY GROUP, INC.,

                                  NEG-OK, INC.

                                      AND

                          ALEXANDER ENERGY CORPORATION

                                  June 6, 1996

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                       ------
ARTICLE I.  THE MERGER
     1.01  The Exchange Ratio........................................................  A-1-1
     1.02  The Merger................................................................  A-1-1
     1.03  Effect of the Merger......................................................  A-1-2
     1.04  Exchange of Certificates..................................................  A-1-2
     1.05  Taking Necessary Action; Further Action...................................  A-1-3
     1.06  Closing...................................................................  A-1-3
     1.07  No Fractional Shares......................................................  A-1-3
     1.08  Dissenting Shares.........................................................  A-1-3

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF NEG
     2.01  Organization, NEG's Subsidiaries, etc.....................................  A-1-4
     2.02  Capital Stock of NEG and Acquisition......................................  A-1-4
     2.03  Ownership Interests in and Securities of Others...........................  A-1-5
     2.04  Financial Matters.........................................................  A-1-5
     2.05  Tax Matters...............................................................  A-1-6
     2.06  Title and Liens...........................................................  A-1-7
     2.07  Agreements, Contracts and Commitments.....................................  A-1-7
     2.08  No Breach of Statute or Contract; Governmental Authorizations.............  A-1-8
     2.09  Litigation or Adverse Events..............................................  A-1-8
     2.10  Patents, Trademarks, etc..................................................  A-1-9
     2.11  Authorization of Agreement................................................  A-1-9
     2.12  Disclosure in Proxy Statement -- Prospectus...............................  A-1-9
     2.13  Broker's or Finder's Fees.................................................  A-1-9
     2.14  Insurance.................................................................  A-1-9
     2.15  Permits...................................................................  A-1-10
     2.16  Completeness of Documents Furnished by NEG................................  A-1-10
     2.17  Disposition of Assets.....................................................  A-1-10
     2.18  Employees and Labor.......................................................  A-1-10
     2.19  Obligations to Employees..................................................  A-1-11
     2.20  Vested Vacation Entitlement...............................................  A-1-12
     2.21  Environmental Matters.....................................................  A-1-12
     2.22  Books of Account..........................................................  A-1-13
     2.23  Prior Obligations.........................................................  A-1-13
     2.24  Oil and Gas Reserve Report................................................  A-1-13
     2.25  Title to Interests........................................................  A-1-13
     2.26  Compliance with Leases and Laws...........................................  A-1-14
     2.27  Sale of Production........................................................  A-1-15
     2.28  Contracts.................................................................  A-1-15
     2.29  Status of NEG Wells.......................................................  A-1-15
     2.30  Tax Partnerships..........................................................  A-1-15
     2.31  Equipment and Off-Lease Facilities........................................  A-1-16
     2.32  SEC Documents.............................................................  A-1-16
     2.33  Related Party Transactions................................................  A-1-16
     2.34  Certain Payments..........................................................  A-1-16
     2.35  Royalty Accounts..........................................................  A-1-16
     2.36  Accounts Payable..........................................................  A-1-16

                                       (i)

                                                                                        PAGE
                                                                                       ------
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF ALEXANDER
     3.01  Organization, Alexander's Subsidiaries, etc...............................  A-1-17
     3.02  Capital Stock of Alexander................................................  A-1-18
     3.03  Ownership Interests in and Securities of Others...........................  A-1-18
     3.04  Financial Matters.........................................................  A-1-18
     3.05  Tax Matters...............................................................  A-1-19
     3.06  Title and Liens...........................................................  A-1-20
     3.07  Agreements, Contracts and Commitments.....................................  A-1-20
     3.08  No Breach of Statute or Contract; Governmental Authorizations.............  A-1-21
     3.09  Litigation or Adverse Events..............................................  A-1-21
     3.10  Patents, Trademarks, etc..................................................  A-1-21
     3.11  Authorization of Agreement................................................  A-1-22
     3.12  Disclosure in Proxy Statement-Prospectus..................................  A-1-22
     3.13  Broker's or Finder's Fees.................................................  A-1-22
     3.14  Insurance.................................................................  A-1-22
     3.15  Permits...................................................................  A-1-23
     3.16  Completeness of Documents Furnished by Alexander..........................  A-1-23
     3.17  Disposition of Assets.....................................................  A-1-23
     3.18  Employees and Labor.......................................................  A-1-23
     3.19  Obligations to Employees..................................................  A-1-24
     3.20  Vested Vacation Entitlement...............................................  A-1-25
     3.21  Environmental Matters.....................................................  A-1-25
     3.22  Books of Account..........................................................  A-1-26
     3.23  Prior Obligations.........................................................  A-1-26
     3.24  Oil and Gas Reserve Report................................................  A-1-26
     3.25  Title to Interests........................................................  A-1-26
     3.26  Compliance with Leases and Laws...........................................  A-1-27
     3.27  Sale of Production........................................................  A-1-28
     3.28  Contracts.................................................................  A-1-28
     3.29  Status of Alexander Wells.................................................  A-1-28
     3.30  Tax Partnerships..........................................................  A-1-28
     3.31  Equipment and Off-Lease Facilities........................................  A-1-28
     3.32  SEC Documents.............................................................  A-1-28
     3.33  Related Party Transactions................................................  A-1-29
     3.34  Certain Payments..........................................................  A-1-29
     3.35  Royalty Accounts..........................................................  A-1-29
     3.36  Accounts Payable..........................................................  A-1-29

ARTICLE IV.  CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE DATE OF THE MERGER
     4.01  Investigations; Operation of Business of Alexander........................  A-1-29
     4.02  Investigations; Operation of Business of NEG..............................  A-1-31
     4.03  Shareholder Approvals.....................................................  A-1-33
     4.04  NEG Registration Statement, etc...........................................  A-1-33
     4.05  Information for Proxy Statement-Prospectus................................  A-1-34
     4.06  Restricted Common Stock...................................................  A-1-34
     4.07  Letters from Affiliates...................................................  A-1-34
     4.08  Consents..................................................................  A-1-34
     4.09  NEG Board of Directors....................................................  A-1-34
     4.10  Outstanding Alexander Options, Warrants and Stock Awards..................  A-1-34
     4.11  Filings...................................................................  A-1-35
     4.12  Notices of Certain Events.................................................  A-1-35

                                      (ii)

                                                                                        PAGE
                                                                                       ------
     4.13  Tax Free Reorganization...................................................  A-1-35
     4.14  Recognition of Employment and Severance Agreements........................  A-1-35

ARTICLE V.  CONDITIONS OF MERGER; ABANDONMENT OF MERGER
     5.01  Conditions of Obligations of Alexander....................................  A-1-35
           (a) Resolutions of Shareholders and Board of Directors....................  A-1-35
           (b) Representations and Warranties of NEG and Acquisition to be True......  A-1-36
           (c) Third Party Consents..................................................  A-1-36
           (d) Registration of NEG Stock.............................................  A-1-36
           (e) No Material Adverse Change............................................  A-1-36
           (f) Statutory Requirements................................................  A-1-36
           (g) Opinion of Counsel of NEG.............................................  A-1-36
           (h) Fairness Opinion......................................................  A-1-37
           (i) NEG Stock Price.......................................................  A-1-37
           (j) NEG Financing.........................................................  A-1-37
           (k) Filing of Form S-4....................................................  A-1-37
     5.02  Conditions of Obligation of NEG...........................................  A-1-37
           (a) Resolutions of Shareholders and Boards of Directors...................  A-1-37
           (b) Representations and Warranties of Alexander to be True................  A-1-38
           (c) Third Party Consents..................................................  A-1-38
           (d) Registration of NEG Stock.............................................  A-1-38
           (e) No Material Adverse Change............................................  A-1-38
           (f) Statutory Requirements................................................  A-1-38
           (g) Opinion of Counsel of Alexander.......................................  A-1-38
           (h) Receipt of Letters from Alexander Affiliates..........................  A-1-39
           (i) Fairness Opinion......................................................  A-1-39
           (j) Outstanding Alexander Common Stock....................................  A-1-39
           (k) NEG Stock Price.......................................................  A-1-39
           (l) NEG Financing.........................................................  A-1-39
     5.03  Conditions of Obligations of NEG and Alexander............................  A-1-40
           (a) Tax Opinion...........................................................  A-1-40
           (b) Payment of Prudential and McAfee & Taft...............................  A-1-40
     5.04  Termination of Agreement and Abandonment of Merger........................  A-1-40
           (a) Mutual Consent........................................................  A-1-40
           (b) By Alexander..........................................................  A-1-40
           (c) By NEG................................................................  A-1-40
     5.05  Effect of Termination and Abandonment.....................................  A-1-41

ARTICLE VI.  GENERAL
     6.01  Amendments................................................................  A-1-41
     6.02  "Subsidiaries"; "Material Adverse Effect"; "Knowledge")...................  A-1-41
     6.03  Schedules.................................................................  A-1-41
     6.04  Survival of Covenants, Representations and Warranties.....................  A-1-41
     6.05  Governing Law.............................................................  A-1-41
     6.06  Notices...................................................................  A-1-42
     6.07  No Assignment.............................................................  A-1-42
     6.08  Fees and Expenses.........................................................  A-1-42
     6.09  Headings..................................................................  A-1-42
     6.10  Counterparts..............................................................  A-1-42
     6.11  Entire Agreement..........................................................  A-1-42
     6.12  Publicity.................................................................  A-1-43
     6.13  No Third Party Beneficiaries..............................................  A-1-43

                                      (iii)

                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

EXHIBIT A        Amendment to Certificate of Incorporation of NEG
EXHIBIT B        Certificate of Merger
EXHIBIT C        Form of Affiliates Letter

                                   SCHEDULES

Schedule 2.01    Subsidiaries and Partnerships of NEG
Schedule 2.02    Capital Stock of NEG
Schedule 2.03    Ownership Interests in Securities of Others
Schedule 2.04    Financial Matters
Schedule 2.05    Tax and Other Returns and Reports
Schedule 2.06    Title and Liens
Schedule 2.07    Agreements, Contracts and Commitments
Schedule 2.08    No Breach of Statute or Contract; Governmental Authorizations
Schedule 2.09    Litigation or Adverse Events
Schedule 2.13    Brokers
Schedule 2.14    Insurance
Schedule 2.17    Disposition of Assets
Schedule 2.18    Employees and Labor
Schedule 2.19    Obligations to Employees
Schedule 2.20    Vested Vacation Entitlement
Schedule 2.21    Environmental
Schedule 2.25A   Title to NEG Interests -- Producing Leases
Schedule 2.25B   Title to NEG Interests -- Non-Producing Leases
Schedule 2.25C   Title to NEG Interests -- Non-Producing Mineral Fee Interests
Schedule 2.26    Compliance with Leases and Laws
Schedule 2.27    Sale of Production
Schedule 2.28    Contracts
Schedule 2.29    Status of NEG Wells
Schedule 2.30    Tax Partnerships
Schedule 2.32    SEC Documents of NEG
Schedule 2.33    Related Party Transactions of NEG
Schedule 2.34    Certain Payments of NEG
Schedule 2.35    Royalty Accounts
Schedule 2.36    Accounts Payable
Schedule 3.01    Subsidiaries and Partnerships of Alexander
Schedule 3.02    Capital Stock of Alexander
Schedule 3.03    Ownership Interests in Securities of Others
Schedule 3.04    Financial Matters
Schedule 3.05    Tax and Other Returns and Reports
Schedule 3.06    Title and Liens
Schedule 3.07    Agreements, Contracts and Commitments
Schedule 3.08    No Breach of Statute or Contract; Governmental Authorizations
Schedule 3.09    No Litigation or Adverse Events
Schedule 3.13    Brokers
Schedule 3.14    Insurance
Schedule 3.17    Disposition of Assets
Schedule 3.18    Employees and Labor
Schedule 3.19    Obligations to Employees

                                      (iv)

Schedule 3.20    Vested Vacation Entitlement
Schedule 3.21    Environmental Matters
Schedule 3.25A   Title to Alexander Interests -- Producing Leases
Schedule 3.25B   Title to Alexander Interests -- Non-Producing Leases
Schedule 3.25C   Title to Alexander Interests -- Non-Producing Mineral Fee Interests
Schedule 3.26    Compliance with Leases and Laws
Schedule 3.27    Sale of Production
Schedule 3.28    Contracts
Schedule 3.29    Status of Alexander Wells
Schedule 3.30    Tax Partnerships
Schedule 3.32    SEC Documents of Alexander
Schedule 3.33    Related Party Transactions of Alexander
Schedule 3.34    Certain Payments of Alexander
Schedule 3.35    Royalty Accounts
Schedule 3.36    Accounts Payable
Schedule 4.01    Alexander's Proposed Capital Expenditures
Schedule 4.02    NEG's Proposed Capital Expenditures and Conduct of Business Pending
                 Closing

                                       (v)

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          NATIONAL ENERGY GROUP, INC.,
                                NEG-OK, INC. AND
                          ALEXANDER ENERGY CORPORATION

                             ---------------------

     AGREEMENT AND PLAN OF MERGER (hereinafter called the "Agreement"), dated as of the 7th of June, 1996, by and among NATIONAL ENERGY GROUP, INC., a Delaware corporation ("NEG"), NEG-OK, Inc., a Delaware corporation ("Acquisition"), and ALEXANDER ENERGY CORPORATION, an Oklahoma corporation ("Alexander").

                                  WITNESSETH:

     WHEREAS, all of the outstanding capital stock of Acquisition is owned by NEG; and

     WHEREAS, the Boards of Directors of NEG, Acquisition and Alexander, respectively, deem it advisable and in the best interests of the respective companies and their respective shareholders that Alexander merge with and into Acquisition pursuant to this Agreement and applicable provisions of the Oklahoma General Corporation Act (the "Oklahoma Act") and the General Corporation Law of the State of Delaware (the "DGCL") (the "Merger"); and

     WHEREAS, this Agreement, among other things, provides for (i) the merger of Alexander with and into Acquisition, and (ii) the automatic conversion of each share of Alexander's common stock, par value $0.03 per share ("Alexander Common Stock"), outstanding at the Effective Time (as defined in Section 1.02), together with any and all rights associated with such Alexander Common Stock pursuant to the Rights Agreement ("Rights Agreement") dated December 15, 1994, between Alexander and Liberty Bank and Trust Company of Oklahoma City, N.A. and all related documents ("Associated Rights"), into one and seven tenths (1.7) shares of Common Stock of NEG, par value $0.01 per share (the "NEG Common Stock") which is currently entitled Class A Common Stock, but which will be renamed Common Stock after shareholder approval of NEG's Amendment to Certificate of Incorporation, a copy of which is attached hereto as Exhibit A; and

     WHEREAS, the Boards of Directors of the respective companies have approved and adopted this Agreement as a plan of reorganization within the provisions of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.01 The Exchange Ratio. NEG shall acquire Alexander through the merger of Alexander with and into NEG's wholly-owned subsidiary, Acquisition, under the terms of which each share of Alexander Common Stock issued and outstanding at the Effective Time (as defined in Section 1.02 hereof), together with all Associated Rights, will be converted as a result of the Merger into one and seven tenths (1.7) shares of fully paid and nonassessable shares of NEG's Common Stock (the "Exchange Ratio").

     Each share of Acquisition issued and outstanding at the Effective Time shall remain outstanding.

     1.02 The Merger. Subject to Article V of this Agreement, a Certificate of Merger substantially in the form attached hereto as Exhibit B (the "Certificate of Merger") shall be executed with reasonable promptness by the parties after satisfaction or waiver of the conditions to the Merger set forth herein and delivered to the Secretary of State of the State of Oklahoma (the "Oklahoma Secretary of State") and the Secretary of State of the State of Delaware (the "Delaware Secretary of State") for filing and to be effective

                                      A-1-1
on such date (the "Effective Date" or the "Effective Date of the Merger") and time (the "Effective Time" or the "Time of Filing") as may be mutually agreed by NEG and Alexander and set forth in the Certificate of Merger. As of the Effective Time of the Merger, the separate existence of Alexander shall cease and Alexander shall be merged with and into Acquisition, and the name of Acquisition shall be changed to NEG-OK, Inc.

     1.03 Effect of the Merger. In accordance with the provisions of this Agreement, the Oklahoma Act and the DGCL, at the Effective Time, Alexander shall be merged with and into Acquisition, which shall be the surviving corporation (Acquisition being herein sometimes referred to as the "Surviving Corporation"). The Certificate of Incorporation and By-Laws of Acquisition as in effect at the Effective Time shall continue to be the Certificate of Incorporation and By-Laws of the Surviving Corporation until amended or supplemented in accordance with the DGCL. The officers and directors of Acquisition at the Effective Time shall be the officers and directors of Acquisition immediately after the Effective Time, each to serve until his respective successor is duly elected and qualified, or until his earlier resignation or removal. Acquisition, as the Surviving Corporation, shall, at and after the Effective Time, possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of Alexander and Acquisition (the "Constituent Corporations"), subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due on whatever account, as well as stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations and the title to any real estate, or any interest thereto, vested in any of the Constituent Corporations shall not revert or be in any way impaired by reason of the provisions of the Merger, the Oklahoma Act or the DGCL; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall assume and be liable for all of the obligations of Alexander under Alexander's Certificate of Incorporation and By-Laws as in effect immediately prior to the Effective Time relating to the indemnification of persons who are directors or officers of Alexander immediately prior to the Effective Time; it is the intent of this provision that the officers and directors be as fully indemnified after the Effective Time of the Merger for acts or omissions prior thereto as they were prior to the Merger. The provisions of this Section 1.03 shall survive the termination of the Agreement and shall be enforceable after the Effective Time by each of the persons who are officers and directors of Alexander immediately prior to the Effective Time.

     1.04 Exchange of Certificates. Immediately after the Effective Time, each holder of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Alexander Common Stock and Associated Rights (the "Certificates") shall surrender the same to a bank or other financial institution selected by NEG and satisfactory to Alexander, which shall act as exchange agent for all such holders (the "Exchange Agent"), and such holders shall be entitled upon such surrender to receive in exchange therefor certificates representing the number of whole shares of NEG Common Stock into which the shares theretofore represented by the Certificates so surrendered shall have been converted pursuant to Section 1.01 above. Approval of this Agreement by the shareholders of Alexander shall constitute ratification of the appointment of the Exchange Agent. At the Effective Time, all rights of holders of Alexander Common Stock and the Associated Rights, except with respect to Alexander Dissenting Shares (as defined below), if any, shall cease, except for the right to receive shares of NEG Common Stock as provided herein, and neither shares of Alexander Common Stock nor the Associated Rights shall be deemed to be outstanding for any purpose whatsoever. Until so surrendered, each outstanding Certificate shall be deemed for all corporate purposes (except the payment of dividends) from and after the Effective Time to evidence the ownership of the number of whole shares of NEG Common Stock into which the shares and rights represented thereby prior to such Effective Time shall have been converted. After the Effective Time and until the Certificates are so surrendered, no dividend payable to holders of record of NEG shall be paid to the holders of such

                                      A-1-2

Certificates in respect thereof. Upon surrender of such Certificates, however, there shall be paid to the holders of the Certificates for NEG Common Stock issued in exchange therefor the amount of dividends, if any, which theretofore became payable after the Effective Time with respect to such whole shares of NEG Common Stock, but which have not theretofore been paid on such stock. No interest shall be payable with respect to the payment of any such dividends. Promptly after the Effective Time, the Exchange Agent shall mail or deliver to each recordholder of Certificates a form letter of transmittal and instructions for use in surrendering Certificates and receiving payment therefor, which letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Exchange Agent. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder or established to the satisfaction of NEG that such tax has been paid or is not applicable.

     1.05 Taking Necessary Action; Further Action. The parties shall use all reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible, including recording the Certificate of Merger for the State of Delaware in the Office of the Recorder of the County of Newcastle in Delaware, if appropriate. If, at any time after the Effective Time of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take, and shall take, all such action.

     1.06 Closing. Subject to the terms and provisions hereof, after satisfaction or waiver of the conditions to the Merger set forth herein, the effectiveness of the Merger will be confirmed at 11:00 a.m. at the offices of Strasburger & Price, LLP, 901 Main Street, Suite 4300, Dallas, Texas on August 30, 1996, or at such earlier or later date or place as shall be mutually agreed by NEG and Alexander, such date and time herein sometimes referred to as the "Closing" or "Closing Date."

     1.07 No Fractional Shares. No certificates or scrip for fractional shares of NEG Common Stock will be issued and no such fractional share interest shall entitle the owner thereof to vote or to have any rights of a shareholder of NEG. In lieu of such fractional shares, any holder of Alexander Common Stock and Associated Rights who otherwise would have been entitled to receive fractional shares of NEG Common Stock shall, after surrender of his Certificate, be paid the cash value of each such fraction, which shall be equal to the fraction multiplied by the closing sales price of NEG Common Stock on the Nasdaq National Market for the trading day preceding the Closing Date. The Exchange Agent shall, subject to any applicable abandoned property, escheat or similar law, until one year after the Effective Date, pay to such holders, upon surrender of their Certificates, the cash value of such fraction so determined, without interest. Any balance of such cash, as to which Certificates shall not have been surrendered by the expiration of such one-year period, shall thereafter be returned to and held by NEG subject to any applicable statute of limitations or any abandoned property, escheat or similar law.

     1.08 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, all shares of Alexander Common Stock which are outstanding immediately prior to the Effective Time and which are held by holders who shall have delivered a written demand for appraisal of such Alexander Common Stock ("Alexander Dissenting Shares") in the manner provided in Section 1091 of the Oklahoma Act shall not be converted into or be exchangeable for the right to receive the consideration provided for in Section 1.01; but the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1091 of the Oklahoma Act; provided, however, that
(i) if any holder of Alexander Dissenting Shares shall subsequently deliver a written withdrawal of such holder's demand for appraisal of such Alexander Common Stock (with the written approval of NEG, if such withdrawal is not tendered within 60 days after the Effective Time), or (ii) if neither any holder of Alexander Dissenting Shares nor NEG has filed a petition demanding a determination of the value of all Alexander Dissenting Shares within the time provided in Section 1091 of the Oklahoma Act, such holders shall forfeit the right to appraisal of such shares

                                      A-1-3
and such shares shall thereupon be deemed to have become exchangeable for, as of the Effective Time, the right to receive the merger consideration provided in
Section 1.01, without any interest thereon.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF NEG

     NEG (unless the context otherwise indicates, for purposes of this Agreement NEG shall include the NEG Subsidiaries and the NEG Partnerships as defined herein) represents and warrants to Alexander as follows:

     2.01 Organization, NEG's Subsidiaries, etc. NEG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NEG has the corporate power and authority to own its property and to carry on its business as now being conducted. NEG has the corporate power and authority to execute, deliver and perform this Agreement and the Certificate of Merger and to consummate the transactions contemplated hereby and thereby; and NEG is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not individually or in the aggregate have or result in a Material Adverse Effect (as defined in Section 6.02(b) hereof) on or to NEG.

     NEG has delivered to Alexander certified copies of its Certificate of Incorporation and Bylaws which reflect all amendments made at any time prior to the date of this Agreement and are complete and accurate in all respects as of the date hereof. The minute books containing the records of meetings of the shareholders and Board of Directors of NEG are complete and correct in all respects. Such minute books have been made available to Alexander for examination. NEG is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws except for such defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on or to NEG.

     Schedule 2.01 hereto sets forth a complete and correct description of (i) the name and jurisdiction of incorporation of each of the direct and indirect Subsidiaries of NEG (such subsidiaries are sometimes hereafter collectively referred to as the "NEG Subsidiaries" or individually as an "NEG Subsidiary" and, except for those accounted for on the equity method of accounting, sometimes collectively referred to as the "NEG Consolidated Subsidiaries") and
(ii) the name and jurisdiction of organization of, and interest of NEG in, each partnership or joint venture in which NEG owns an equity interest (collectively the "NEG Partnerships" or individually an "NEG Partnership"). Except as set forth on Schedule 2.01, (i) all of the issued and outstanding shares of capital stock of each NEG Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly or beneficially by NEG or an NEG Subsidiary free and clear of any liens, claims or other encumbrances or rights of third parties, and (ii) the interest of NEG or an NEG Subsidiary in each NEG Partnership is owned by NEG or an NEG Subsidiary free and clear of any liens, claims or encumbrances or rights of third parties. Except as set forth on
Schedule 2.01, there are no outstanding options, warrants or rights to purchase or acquire any capital stock of any of the NEG Subsidiaries, and there are no contracts, commitments, understandings, arrangements or restrictions by which any NEG Subsidiary or NEG is bound to sell or issue any shares of capital stock of such NEG Subsidiary or any interest in any NEG Partnership.

     Each NEG Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its respective property and to carry on its respective business as now being conducted, and is duly qualified and/or licensed as may be required and in good standing as a foreign corporation, as the case may be, in each jurisdiction in which the nature of the business conducted by it or the character of the property owned, leased or used by any of them makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on NEG.

                                      A-1-4

     2.02  Capital Stock of NEG and Acquisition.

     (a) As of the date of this Agreement, the authorized capital stock of NEG consists of (i) 50,000,000 shares of Class A Common Stock, $0.01 par value, of which 12,114,532 shares are issued and outstanding; (ii) 200,000 shares of Class B Common Stock, $0.01 par value, none of which are issued and outstanding; and
(iii) 1,000,000 shares of preferred stock, $1.00 par value, of which 52,500 shares of 10% Cumulative Convertible Preferred Stock, Series B ("Series B Preferred") and 40,000 shares of 10 1/2% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred") (collectively, the "NEG Preferred Stock") are issued and outstanding. As of the date of this Agreement, there are no shares of capital stock held in the treasury of NEG. Such issued and outstanding shares of NEG Common Stock and NEG Preferred Stock are validly authorized and issued and fully paid and nonassessable. Except as set forth in Schedule 2.02 attached hereto, NEG has not, subsequent to December 31, 1995, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Except as set forth in Schedules 2.02 and 2.18, there are no contracts, commitments, understandings, arrangements or restrictions by which NEG is bound to sell or issue any shares of capital stock of NEG. Except as described at
Schedule 2.02, all dividends which have been declared by NEG with respect to its capital stock have been fully paid or distributed, as applicable. Except as set forth on Schedule 2.02, NEG has not heretofore agreed to take any such action, will not take any such action during the period between the date of this Agreement and the Effective Date of the Merger and there are no outstanding contractual obligations of NEG to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of NEG.

     (b) Set forth on Schedule 2.02 attached hereto is a list of all outstanding options, warrants or other rights to subscribe for or to purchase from NEG any capital stock of NEG or securities convertible into or exchangeable for capital stock of NEG setting forth, in each case, the name of the optionee, the number of shares subject to options which are currently exercisable, the number of shares subject to options which will become exercisable in the future and the date on which such options become exercisable, the option exercise price, whether or not stock appreciation rights ("SAR's") are attached to the options and the date or dates on which such SAR's become exercisable.

     (c) The authorized capital stock of Acquisition consists of 50,000 shares of common stock, par value $1.00 per share, of which 100 shares of Acquisition Common Stock are issued and outstanding and owned of record by NEG. No shares of common stock of Acquisition are held in the treasury. As of the date of this Agreement, there are no outstanding options, warrants or other rights to subscribe for or purchase from Acquisition any capital stock of Acquisition, or securities convertible into capital stock of Acquisition.

     2.03  Ownership Interests in and Securities of Others. Set forth in
Schedule 2.03 attached hereto are (i) a description of the types and amounts of investment securities, bonds and debentures owned by NEG and (ii) a list of all equity or ownership interests of NEG in other business enterprises or entities other than the NEG Consolidated Subsidiaries, and Schedule 2.03 indicates any such interests which are held subject to any legal, contractual or other limitations or restrictions on the right to resell the same. Except as set forth in Schedule 2.03, there are no outstanding options, warrants or other rights to subscribe for or purchase from NEG any of the debt, equity, or ownership interests set forth in such Schedule 2.03.

     2.04  Financial Matters.

     (a) NEG has previously furnished Alexander a true and complete copy of (i) NEG's Annual Report on Form 10-KSB, as amended on Form 10-KSB/A Amendment No. 1, and Form 10-KSB/A Amendment No. 2, filed with the Securities and Exchange Commission ("SEC"), for the year ended December 31, 1995, which amended report (the "NEG 10-K") includes Balance Sheets of NEG as at December 31, 1995 and December 31, 1994, and the related Statements of Operations, Statements of Changes in Stockholders' Equity and Statements of Cash Flows for each of the years ended December 31, 1995 and December 31, 1994 reported upon by Ernst & Young LLP ("Ernst & Young"), independent certified public accountants, and (ii) NEG's Quarterly Report on Form 10-QSB filed with the SEC for the period ended March 31, 1996 (the "NEG 10-Q"), which report includes the unaudited Balance Sheet of NEG at that date (the "NEG

                                      A-1-5

March 31 Balance Sheet"), and the end of the preceding year, and the related Statements of Operations and Statements of Cash Flow for the required periods. All year end financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, except as set forth in such financial statements and the notes thereto. Except as set forth in Schedule 2.04, the Balance Sheets of NEG as at December 31, 1995 and December 31, 1994 contained in the NEG 10-K present fairly the financial condition of NEG as of the dates thereof, and the related Statements of Operations of NEG contained in the NEG 10-K present fairly the results of the operations thereof for the periods indicated. Except as disclosed in Schedule 2.04, the NEG March 31 Balance Sheet fairly presents the financial condition of NEG as of the date thereof, and the related Statement of Operations of NEG contained in the NEG 10-Q fairly presents the results of operations thereof for the period indicated, including all necessary adjustments (which consist of only normal recurring accruals). For the purposes of this Agreement, all financial statements of NEG shall include any notes to such financial statements.

     (b) NEG does not have any liabilities or obligations, either accrued, absolute, contingent or otherwise, which in the aggregate are material to NEG, which have not been:

          (i) reflected in the Balance Sheet and notes thereto of NEG dated December 31, 1995 (the "NEG Balance Sheet"), or the NEG March 31 Balance Sheet; or

          (ii) disclosed to Alexander in writing in connection with this Agreement; or

          (iii) incurred, consistent with past practices, in or as a result of the ordinary course of business since December 31, 1995.

     (c) Except as is determinable from the NEG Balance Sheet, the NEG 10-Q, as set forth on Schedule 2.04 or except as contemplated by this Agreement, between December 31, 1995 and the date of this Agreement, NEG has not engaged in any material transaction not in the ordinary course of its business and, except as set forth in Schedule 2.04, there has not been, occurred or arisen since December 31, 1995:

          (i) any material adverse change in the financial condition or in the operations of the business of NEG from that shown on the NEG Balance Sheet; or

          (ii) any damage or destruction in the nature of a casualty loss, or interference with its business from such loss or from any labor dispute or court or governmental action, order or decree, whether covered by insurance or not, either individually or in the aggregate, which had a Material Adverse Effect on or to NEG; or

          (iii) any event, condition or state of facts (other than the general state of the national economy, prices of oil and gas generally in the United States and proposed state or federal legislation or regulation) of any character which would have a Material Adverse Effect on or to NEG; or

          (iv) any extraordinary loss or collective losses (as defined in Opinions No. 9 and No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) suffered by NEG which has a Material Adverse Effect on NEG, or any waiver by NEG of any rights which are material to NEG.

     2.05  Tax Matters.

     (a) Except as set forth on Schedule 2.05, all federal, state, local and foreign tax returns, reports and declarations required to be filed by NEG have been timely filed (or appropriate extensions or waivers have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed.

     (b) All federal, state, local and foreign income, profits, franchise, sales, use, occupation, property, production, severance, excise and other taxes (including interest and penalties) (collectively "Taxes") due from NEG (i) have been fully paid or adequately reserved against on the books of NEG, the NEG Balance Sheet or the NEG March 31 Balance Sheet, or (ii) are being contested in good faith by appropriate proceedings and are disclosed in Schedule 2.05 attached hereto. Any deficiencies or assessments claimed or

                                      A-1-6
made as a result of examination of the federal or state income tax returns of NEG by the Internal Revenue Service (the "IRS") or the appropriate state taxing authority have either been paid or settled or fully reserved against on its books or on the financial statements of NEG.

     (c) No waivers of statutes of limitation in respect of any tax returns or tax reports have been given or requested, except as shown on Schedule 2.05.

     (d) There are no potential tax deficiencies which are reasonably likely to arise from issues which have been raised by the IRS or any other taxing authority that have not been disclosed in Schedule 2.05 and are reasonably likely to have a Material Adverse Effect on or to NEG.

     (e) Notwithstanding the foregoing representations regarding Taxes and tax returns described in this Section 2.05, NEG represents and warrants that with respect to all taxable years ended on and prior to December 31, 1995, NEG shall owe no additional Taxes except those that have been paid or as to which proper and adequate reserves and allowances have been provided on the books of NEG or the NEG Balance Sheet.

     2.06 Title and Liens. NEG has defensible title to all of the properties and assets included in the NEG Balance Sheet, including, without limitation, the NEG Leases (as defined in, and after giving effect to the provisions of Section 2.25), which are material to NEG and its Consolidated Subsidiaries considered as one enterprise except for properties and assets disposed of in the ordinary course of its business subsequent to the date thereof. There are no mortgages, liens, security interests, assignments of production, deeds of trust, charges, deficiencies or encumbrances of any nature whatsoever covering or affecting any of such properties or assets except (i) as set forth on Schedule 2.06, (ii) liens for taxes and assessments not yet subject to penalties for nonpayment, or
(iii) such liens, security interests, assignments of production, encumbrances, charges or deficiencies, which individually or in the aggregate are immaterial to such property or asset.

     2.07  Agreements, Contracts and Commitments. NEG has listed on Schedule
2.07 (or, with respect to employee benefit obligations, Schedule 2.18) all contracts, agreements and instruments to which it is a party or by which it is bound as of the date hereof and which are in any single case of material importance to the conduct of the business of NEG and its Consolidated Subsidiaries considered as one enterprise. Each such document, or a true and correct copy thereof, has been made available for inspection and copying by Alexander at its sole expense, and Alexander has been provided a written description of each oral arrangement so listed. Except as set forth in Schedule
2.07 or Schedule 2.18 attached hereto, NEG does not have as of the date hereof
(i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from NEG to any person or entity, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of NEG Common Stock or any other outstanding securities of NEG, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of NEG to engage in any line of business or compete with any person, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $10,000 and involving future payments, (viii) any agreement, contract or commitment relating to the acquisition of capital stock or an amount of assets exceeding $10,000 in value of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business. Except as set forth on Schedule 2.07, NEG has not breached, nor to NEG's knowledge is there any claim or any legal basis for a claim that NEG has breached, any of the terms or conditions of any agreement, contract or commitment set forth in any of the Schedules attached to this Agreement or of any other agreement, contract or commitment, if any such breach, whether considered individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on or to NEG.

                                      A-1-7

     2.08  No Breach of Statute or Contract; Governmental Authorizations.

     (a) Assuming compliance with NEG's obligations under this Agreement, neither the execution and delivery of this Agreement by NEG nor compliance by NEG with the terms and provisions of this Agreement will violate any applicable law, statute, rule or regulation of any municipal, parish, local, city, county, state or federal court, agency, board, legislature, commission, or other legislative, judicial, administrative or regulatory body ("Governmental Body"), or will as of the Effective Date of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Governmental Body to which NEG is subject or of any agreement or instrument to which NEG is a party or by which it is bound, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any property or asset of NEG or cause any acceleration of maturity on any obligation or loan, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of NEG and its Consolidated Subsidiaries considered as one enterprise, except as set forth in Schedule 2.08 attached hereto which describes all third party consents necessary to the consummation of this Agreement.

     (b) Except for applicable requirements, if any, of the Securities and Exchange Act of 1934 ("34 Act"), the Securities Act of 1933 (the "33 Act"), the premerger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Nasdaq National Market, the filing and recordation of appropriate merger documents as required by the Oklahoma Act and the DGCL, filings required pursuant to any state securities or "blue sky" laws and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on NEG or prevent or materially impair the consummation of the transactions contemplated hereby, NEG is not required to submit any notice, report or other filing to any Governmental Body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (c) NEG has delivered to Alexander true and complete copies, described in
Schedule 2.08, of all reports made by it during the past two fiscal years to the Equal Employment Opportunity Commission ("EEOC"), Occupational Safety and Health Administration ("OSHA") and the Department of Labor (the "DOL"), and tax returns to, and tax rulings and tax audit reports from, the IRS and state and local jurisdictions. Schedule 2.08 also contains a brief description of all other types of material periodic reports to all other state or federal Governmental Bodies other than the SEC.

     (d) NEG is not in violation of any applicable law, statute, rule, governmental regulation or order, or court decree or judgment which violation, considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to NEG. NEG and, where applicable, its employees and agents hold all licenses, franchises, authorizations and permits required for the conduct of NEG business which the failure to hold would result in a Material Adverse Effect on or to NEG.

     2.09 Litigation or Adverse Events. Schedule 2.09 attached hereto contains a description of each suit, action and legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of NEG, threatened (the "NEG Cases"), to which NEG is a party or of which any of its assets or properties are the subject, which description reflects the names of the parties, the style of the action and a brief description of the subject matter of the action. NEG has made available to Alexander true and correct copies of all pleadings and other filings made in connection with the NEG Cases. None of the NEG Cases, whether considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to NEG, except as set forth in Schedule 2.09.

     Except as set forth in Schedule 2.09, there are no claims against or liabilities or obligations of, or to the knowledge of NEG, any legal basis for any claims against or liabilities or obligations of, NEG or its Consolidated Subsidiaries which are reasonably likely to result in a material reduction in the consolidated net worth of NEG and its Consolidated Subsidiaries, considered as one enterprise, from that shown on the NEG Balance Sheet or the NEG March 31 Balance Sheet or any material charge against consolidated net earnings of NEG and its Consolidated Subsidiaries, considered as one enterprise, except as expressly disclosed in this

                                      A-1-8

Agreement or any Schedule hereto, financial data and other material submitted in connection therewith or except as disclosed in writing to Alexander.

     2.10 Patents, Trademarks, etc. NEG and the NEG Subsidiaries own, or have adequate licenses or other rights to use all patents, trade names, common law trademarks, private labels, trademark registrations and applications, copyrights and copyright registrations and applications used in or necessary for their respective businesses as now conducted. To the knowledge of NEG, there are no claims or demands of any other person, firm or corporation pertaining to any of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications and no proceedings have been instituted, are pending or, to the knowledge of NEG, threatened which challenge the rights of NEG in respect thereof. To the knowledge of NEG, none of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications, as the case may be, infringes on, or, to NEG's knowledge, is being infringed by, other patents, trade names, private labels, trademarks or copyrights and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the ownership or use of such patents, trade names, trademarks or copyrights. NEG has not given nor is it bound by an agreement of indemnification for patent, trade name, trademark or copyright infringement as to any property produced, used or sold by it.

     2.11 Authorization of Agreement. The execution, delivery and performance of this Agreement by NEG and Acquisition have been duly and validly authorized and approved by the Board of Directors of NEG and Acquisition, and NEG and Acquisition have taken, or, prior to the Effective Date of the Merger, will use all reasonable efforts to take, all other action required by law, their Certificates of Incorporation and bylaws, and any other action required, to authorize such execution, delivery and performance.

     The execution, delivery and performance by NEG and Acquisition of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of NEG and Acquisition. This Agreement has been, and the other agreements and instruments contemplated hereby, when executed, will be, duly executed and delivered by NEG and Acquisition and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of NEG and Acquisition, enforceable against NEG and Acquisition in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     2.12 Disclosure in Proxy Statement -- Prospectus. None of the information which has been or will be supplied by NEG to Alexander which has been or will be included (or incorporated by reference to SEC filings of NEG) in the Registration Statement on Form S-4, as amended (the "Registration Statement"), containing a Prospectus covering shares of NEG Common Stock to be issued pursuant to the Merger and Proxy Statements for Alexander and NEG (the Prospectus and the Proxy Statements and any supplements thereto are herein referred to as the "Proxy Statement-Prospectus") in connection with the meeting of the shareholders of Alexander held to approve the Merger will, (i) in the case of the Proxy Statement-Prospectus contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any prior communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, or (ii) in the case of the Registration Statement at the time it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     2.13 Broker's or Finder's Fees. Except as disclosed in Schedule 2.13, no agent, broker, person or firm acting on behalf of NEG or under its authority is, or will be entitled to, any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     2.14 Insurance. Schedule 2.14 lists each policy of insurance under which NEG may currently make a claim or has made any claim which remains unresolved. NEG has provided Alexander with a true and correct

                                      A-1-9
copy of each such policy or the binder therefor. Except as disclosed in Schedule 2.14, with respect to each such insurance policy or binder, (i) to NEG's knowledge, the policy is legal, valid, binding and enforceable and in full force and effect; (ii) to NEG's knowledge, if the term of the policy extends beyond the Effective Time, the policy will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Effective Time; and (iii) neither NEG nor, to NEG's knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to NEG's knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy. Schedule 2.14 describes any self-insurance arrangement affecting NEG. In all material respects, NEG has at all times been insured in respect of its properties, assets and businesses in such amounts, of such types, and covering such casualties, risks and contingencies as is ordinarily carried by prudent companies engaged in similar businesses and owning similar properties and assets in the same general areas in which NEG operates.

     2.15 Permits. NEG has all material governmental licenses, authorizations, code approvals and permits (the "Permits") required by any governmental authority for the lawful operation of its business and each of its properties. There is no outstanding violation of any of the Permits that would have a Material Adverse Effect on or to NEG, and none is anticipated. The Permits are in full force and effect and have been duly and validly issued. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby gives or will give any governmental body or licensor or licensee of NEG any right to change the terms or provisions of, or terminate or cancel, any Permit to which NEG is a party.

     2.16 Completeness of Documents Furnished by NEG. The Certificate of Incorporation and bylaws of NEG, as amended, and all leases, instruments, agreements and other documents (including all Schedules and documents made available, furnished or delivered pursuant to this Agreement), and all copies thereof, which have been or will be made available, furnished or delivered to Alexander for its inspection and review pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby, are, or if not heretofore made available, furnished or delivered, will, when made available, furnished or delivered, be complete and correct originals or copies of the originals.

     2.17 Disposition of Assets. Since December 31, 1995, NEG has not made any sale or other disposition of any of its material properties or assets or surrendered any of its rights with respect thereto or the usage thereof, or made any material additions to its properties or assets, or entered into or amended any material agreements, or entered into any material transaction, except as set forth on Schedule 2.17.

     2.18  Employees and Labor.

     (a) NEG has listed in Schedule 2.18 and has made available for inspection and copying by Alexander at Alexander's sole expense true and complete copies of all employee benefit plans within the meaning of Section 3(3) of ERISA (as defined below), or any plan, program, arrangement, agreement, or obligation to provide benefits in the form of bonus, incentive, deferred compensation, dental, medical, disability, hospitalization, insurance, death benefits, vacation, severance, pension, profit sharing, retirement benefits, stock purchase, stock option, restricted stock, fringe benefits, or any other employee benefits of any kind whatsoever (collectively, the "NEG Single Employer Plans"), as well as any other written agreements or other arrangements, which are currently in effect, between NEG and any of its officers, directors, employees, independent contractors and consultants and anyone who has formerly served in any such capacity (or any of their respective dependents, heirs, legatees, beneficiaries or legal representatives). NEG has not entered into any similar oral agreements or other arrangements, which in either instance is currently in effect. Except as disclosed in Schedule 2.18, there are no loans or other obligations payable or owing by NEG to any officer, director or employee of NEG (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to NEG or any guarantees by NEG of any loan or obligation of any nature to which any such person is a party.

     (b) NEG has complied with all applicable laws relating to the employment of labor, including, without limitation, provisions relating to wages, hours, insurance and other benefits, equal opportunity, age discrimination, collective bargaining, workers' compensation and the payment of social security and other taxes (collectively the "Employment Laws"), except for such noncompliance as would not individually or in the

                                     A-1-10
aggregate result in a Material Adverse Effect on or to NEG. Except as described in Schedule 2.18, there is not and will not be any material liability of NEG arising out of claims made or suits brought for injury, sickness, disease, death, termination of employment or conditions of employment of any person (including any employee or former employee or any contractor or subcontractor of NEG or any agent or distributor of NEG) arising out of or in connection with any event occurring or a state of facts existing prior to the Effective Date arising under any Employment Laws. NEG is not a party to or otherwise bound by any compliance or affirmative action plan, award, settlement agreement, decree or other obligation arising out of or in connection with any violation or alleged violation of any Employment Laws.

     (c) There are no collective bargaining agreements or other labor union agreements or understandings to which NEG or its Subsidiaries is a party or by which any of them is bound. Since December 31, 1995, neither NEG nor its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     (d) Except as set forth on Schedule 2.18, NEG does not have any liabilities, taxes or sanctions that have arisen under the Consolidated Omnibus Budget Reconciliation Act of 1984 ("COBRA") or the Code, nor is there any action, suit, proceeding, claim, appeal, or demand against NEG and/or any of its employees arising by reason of or relating to any failure by NEG to comply with the continuing health care coverage of COBRA and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974 ("ERISA"), which failure occurred with respect to any current or prior employee of NEG or any qualified beneficiary of such employee (as defined in COBRA).

     (e) Except as set forth in Schedule 2.18, no person has asserted any claim under which NEG has any liability under any health insurance, sickness, life insurance, disability, medical, surgical, hospital, death benefit or any other employee benefit plan maintained by NEG or to which NEG is a party or may be bound or under any workers compensation or similar law which exceeds $10,000 and is not fully covered by insurance maintained with responsible insurers or which has not been reserved for in the books of accounts of NEG as of the date of this Agreement. Except as set forth on Schedule 2.18, NEG does not provide any benefits to retirees or former employees, under NEG's medical plans, the aggregate expense for which is required to be accrued under Statement of Financial Accounting Standards No. 106 ("FASB 106"). Except as set forth on
Schedule 2.18, to the extent such benefits are provided to retirees or former employees of NEG, such benefits may be terminated at any time with no liability to NEG.

     2.19  Obligations to Employees.

     (a) All obligations of NEG, whether arising by operation of law, contract, agreement, or otherwise, for bonuses or other forms of compensation or benefits, or for payments to trusts or other funds or to any Governmental Body or to any employees, former employees, directors, officers, agents, or any other individual (or any of their respective heirs, legatees, beneficiaries, or legal representatives), with respect to any NEG Single Employer Plan of any kind whatsoever with respect to periods ending on or before the date of this Agreement have been paid or accrued at December 31, 1995, if due, all in accordance with generally accepted accounting principles.

     (b) NEG does not have any accumulated funding deficiencies, as such term is defined in ERISA and in the Code, with respect to any NEG Single Employer Plans. NEG has not incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC"), other than for the payment of insurance premiums, all of which have been paid when due, the IRS or the DOL with respect to any NEG Single Employer Plan. As to each multiemployer pension plan ("Multiemployer Plan") which is subject to the Multiemployer Pension Plan Amendments Act of 1980 ("MEPPA"), NEG has not incurred and does not expect to incur any withdrawal liability. The consummation of this Agreement will not result in either a complete or partial withdrawal from any of the Multiemployer Plans. All of the NEG Single Employer Plans have been amended as, when and to the extent necessary to comply with and qualify under the applicable provisions of the Code.

     (c) Except as described in Schedule 2.19, the NEG Single Employer Plans which are pension benefit plans have received, or have applied for and expect to receive, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a),

                                     A-1-11
respectively, of the Code, and no amendments have been made to such NEG Single Employer Plans other than those covered by such determination letters or applications for such determination letters with respect to such amendments which have been timely filed with the IRS. No determination letter received with respect to any NEG Single Employer Plan has been revoked nor, to the knowledge of NEG, has revocation been threatened. Each of the NEG Single Employer Plans has been administered at all times in all respects in accordance with its respective terms. There are no pending investigations by any governmental agency involving the NEG Single Employer Plans, no deficiency or termination proceedings involving the NEG Single Employer Plans, and no pending or, to the knowledge of NEG, threatened claims (except for claims for benefits payable in the normal operation of the NEG Single Employer Plans), suits or proceedings against any NEG Single Employer Plan or asserting any rights or claims to benefits under any NEG Single Employer Plan nor, to the knowledge of NEG, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

     (d) Neither the NEG Single Employer Plans nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" with respect to any NEG Single Employer Plan (as such term is defined in Section 4975 of the Code or Section 406 of ERISA). Except as set forth in Schedule 2.19, NEG has not experienced any reportable event within the meaning of ERISA or other event or condition which constitutes a reportable event, or any other event or condition which presents a material risk of termination of any NEG Single Employer Plan by the PBGC, or has had any tax imposed upon it by the IRS for any alleged violation under Section 4975 of the Code, or has engaged in any transaction which might subject NEG or any such NEG Single Employer Plan to any liability for such tax. The terms of any such NEG Single Employer Plans comply with ERISA and the Code, if applicable, in all respects, and any and all reporting and disclosure requirements of ERISA or the IRS and the DOL with respect to any such NEG Single Employer Plan have been timely met. The information supplied to the actuary by NEG for use in preparing those annual reports for the NEG Single Employer Plans was complete and accurate and NEG has no reason to believe that the conclusions expressed in such reports are incorrect.

     (e) If termination (whether complete or partial) of any NEG Single Employer Plan has occurred, then all liabilities with respect thereto have been satisfied in full and no present liability exists with respect to any such prior termination.

     2.20 Vested Vacation Entitlement. Except as set forth on Schedule 2.20, NEG books of account and financial statements referred to in Section 2.04 hereof provide for vested vacation entitlement in accordance with Statement of Financial Accounting Standards No. 43 ("FASB 43") and for all other material accruals for other employee benefits required by generally accepted accounting principles.

     2.21 Environmental Matters. Except as disclosed at Schedule 2.21, in connection with the use, ownership or operation of NEG's assets or oil well, gas well or other well located on lands covered by a lease in which NEG has any interest or on lands spaced, pooled or unitized therewith, NEG and, to NEG's knowledge, each person or entity owning or having owned any interest (leasehold, fee, equitable or otherwise) in, or using or operating or having operated or used, any such asset or well, have complied in all material respects with all applicable laws, ordinances, permits, licenses, orders, statutes, rules, permitting and licensing requirements, and regulations promulgated or issued by any Governmental Body, relating to the protection of the environment (including, without limitation, ambient air, and subsurface and surface waters, soils and lands), natural resources, wildlife or human health, including, without limitation, all laws, statutes, orders, ordinances, rules, permits, licenses, permitting and licensing requirements, and regulations concerning (i) emissions, discharges, migrations, spills, leaks, releases or threatened releases ("Releases") of petroleum (including, without limitation, oil, used oil, waste oil, gasoline, diesel, and petroleum based fuels), petroleum products and by-products, petroleum wastes, petroleum contaminated soils, salt water, brine, asbestos, wastes associated with oil and gas drilling, exploration and production activities, wastes associated with naturally occurring radioactive materials, pollutants, contaminants, deleterious substances, chemicals, radioactive substances and materials, "hazardous substances," as that term is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as same may be amended, or "hazardous wastes," as that term is defined in the Resource Conservation and Recovery Act, as same may be amended (hereinafter individually and collectively called "Pollutants"), into the environment or the workplace, and/or (ii) the production,

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

manufacture, processing, distribution, generation, use, treatment, storage, disposal, transportation, or handling of Pollutants (collectively, "Environmental Laws"), for which the failure to have complied or be in compliance therewith or the remedial obligations resulting therefrom would result in a Material Adverse Effect on or to NEG.

     Except as disclosed at Schedule 2.21, NEG does not have knowledge of, and has not received notice from any Governmental Body, person or entity, of any Release, or any event, condition, circumstance, activity, practice or incident concerning or affecting NEG assets that (i) would result in NEG failing to comply with any Environmental Law or the terms of any Permit issued pursuant thereto, or (ii) would result in any common law or other liability of NEG to any person, entity or Governmental Body for damage or injury to natural resources, wildlife, human health or the environment, which failure or liability would result in a Material Adverse Effect on or to NEG.

     Except as disclosed at Schedule 2.21, there is no civil, criminal, or administrative action, lawsuit, demand, litigation, claim, hearing, notice of violation, investigation, or proceeding pending or, to NEG's knowledge, threatened against NEG, or any present or former owner of any interest in, or operator of, any oil well, gas well or other well in which NEG has any interest or any other of NEG's assets as a result of the maintenance of a nuisance, or the violation or breach of any Environmental Law or any remedial obligation arising thereunder, the terms of any Permit issued under any Environmental Law affecting NEG's assets, properties or business or any duty arising at common law to any person, entity or Governmental Body relating to the protection of the environment, which would result in a Material Adverse Effect on or to NEG.

     2.22 Books of Account. NEG has maintained its books of account in the usual, regular and ordinary manner.

     2.23 Prior Obligations. NEG has no contractual obligation relating to the disposition, by merger or otherwise, of any of the equity securities of NEG or of all or any significant portion of NEG's assets except as described in this Agreement or the Schedules hereto.

     2.24 Oil and Gas Reserve Report. To NEG's knowledge, the proved oil and gas quantities included in the reserve report prepared for NEG by Netherland, Sewell and Associates ("N&S") as of December 31, 1995 (the "NEG Reserve Report")fairly presents the estimated quantities of projected oil and gas production attributable to the assets of NEG as stated therein as of the date thereof. It is understood that such estimated quantities are based in whole or in part on studies performed by independent engineers, and NEG does not represent or warrant the accuracy of such studies. NEG made available to N&S all information within its possession or its control relevant to such studies and, to NEG's knowledge, such information was true and correct. To NEG's knowledge, there has been no material adverse change in the information provided to N&S, and no event or circumstance has occurred which could reasonably be expected to result in a decrease of more than 10% in the projected proved oil and gas quantities in the aggregate set forth in the NEG Reserve Report since the date of such report, except for the production of oil, gas and other hydrocarbons in the ordinary course of business, the acquisition and disposition of interests in oil and gas properties described on Schedules 2.25A, B and C and decreases in oil and gas prices generally in the United States.

     2.25 Title to Interests. Schedule 2.25A identifies (i) each oil well and gas well in which NEG owns an interest, vested or contingent, and which is producing or capable of producing hydrocarbons in commercial quantities (individually an "NEG Well" and collectively the "NEG Wells") and (ii) NEG's net revenue interest and leasehold cost bearing interest (i.e., working interest) in each NEG Well. Adjacent to the name of each NEG Well is a description of all lands constituting the drilling and spacing unit or other allowable production unit in which such NEG Well is situated. Each oil, gas, and mineral lease in which NEG owns any interest and which interest is entitled to share in the production of hydrocarbons or the proceeds of sale of the production of hydrocarbons from the NEG Wells is hereinafter individually and are collectively called the "NEG Producing Leases." Schedule 2.25B describes all oil, gas, and mineral leases, other than the NEG Producing Leases, in which NEG owns any interest and the type of interest which NEG owns therein (hereinafter individually and collectively called the "NEG Non-Producing Leases;" the NEG Non-Producing Leases and the NEG Producing Leases are hereinafter individually and collectively called the "NEG Leases"). Schedule 2.25C describes (i) all lands in which NEG owns a fee simple or term mineral or royalty

                                     A-1-13
interest, which is not entitled to share in the production of hydrocarbons from the NEG Wells or the proceeds of sale of the production of hydrocarbons from the NEG Wells (the "NEG Non-Producing Mineral Fee Interests"), and (ii) NEG's interest in and to the NEG Non-Producing Mineral Fee Interests by virtue of such ownership. The lands described at Schedules 2.25A-C are individually and collectively called the "NEG Land." The NEG Wells, the NEG Leases, and the NEG Land, together with (i) all contracts, agreements, leases, licenses, permits, authorizations, easements, and orders (individually and collectively called the "NEG Agreements") in any way relating to the NEG Wells, NEG Leases and/or the NEG Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all wells, personal property, fixtures (including, without limitation, pipe, plants and pipelines), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the NEG Wells, the NEG Leases and/or the NEG Land, or used or obtained in connection therewith or with the operation or maintenance of the NEG Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the NEG Wells, the NEG Leases, the NEG Agreements, and/or the NEG Land (including, without limitation, all mineral and royalty interests, and all overriding royalty interests and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the "NEG Interests."

     As respects each NEG Well, NEG's interests in the NEG Producing Leases and the NEG Lands are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to the limitations described in Schedule 2.25A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production attributable to third parties, (i) NEG is entitled, during the entire extended terms of the NEG Producing Leases covering such NEG Well, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such NEG Well which is not less than the "net revenue interest" set out in connection with the description of such NEG Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in
Schedule 2.06, (ii) NEG owns an undivided interest (expressed as a decimal) equal to the "working interest" set out in connection with the description of such NEG Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) NEG is obligated, during the entire extended terms of the NEG Producing Leases to which production from such NEG Well is attributable, for a share of the costs relating to the exploration, development, and operation of such NEG Well which is no greater than the "working interest" set out in connection with the description of such NEG Well.

     2.26 Compliance With Leases and Laws. NEG has complied in all material respects with the terms and provisions of the NEG Leases. To NEG's knowledge and except as disclosed on Schedule 2.26, no default exists under any of the terms and provisions, express or implied, of any of the NEG Leases or under any of the terms and provisions of any agreement to which any of the NEG Leases are subject, and NEG has not received notice of any claim of such default. All bonuses, rentals, shut-in royalties and royalties due under the NEG Leases and applicable laws, rules and regulations of the federal and state Governmental Bodies having jurisdiction with respect to same have been timely and properly paid and are not in suspense for any reason, except as disclosed in Schedule
2.26. NEG's aggregate delay rental and bonus obligations due under the terms of the NEG Non-Producing Leases for each of calendar years 1996, 1997 and 1998 are set forth at Schedule 2.26. There is no express provision under any NEG Lease or any agreement which requires the drilling of additional wells or other operations to earn or continue to hold any of the NEG Leases and all lands covered thereby, except as disclosed in Schedule 2.26. All NEG Wells have been drilled, completed, and operated in compliance with all applicable federal, state and local laws and regulations applicable thereto (including, without limitation, the Environmental Laws), except to the extent such failure to comply would not result in a Material Adverse Effect to NEG. Based on information available to NEG, all production from

                                     A-1-14
the NEG Wells has been properly accounted for and all proceeds attributable thereto have been properly paid to the persons entitled thereto in accordance with payment practices customary in the oil and gas industry and applicable law, except as disclosed in Schedule 2.26, and all necessary filings with Governmental Bodies have been properly made in connection with the drilling, completion, and operations of each NEG Well and all other oil and gas operations on the NEG Land and, except as disclosed in Schedule 2.26, no production or sale of oil, gas and other hydrocarbons heretofore produced or sold from or attributable to the NEG Leases has been in excess of any allowable quantity (plus permitted tolerances) or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities. Schedule 2.26 identifies by amount all proceeds attributable to the production of hydrocarbons through December 31, 1995, which are owing to third parties and which are in the possession or under the control of NEG. Except as disclosed in Schedule 2.26, no gas produced from the NEG Interests is subject to the price control jurisdiction of the Federal Energy Regulatory Commission ("FERC") under the Natural Gas Policy Act ("NGPA").

     2.27 Sale of Production. Except as set forth in Schedule 2.27, to NEG's knowledge, NEG has no production from any NEG Well which is subject to balancing rights of third parties or is subject to balancing duties under governmental requirements, and no third party has production from any NEG Well which is subject to the balancing rights of NEG. Except as set forth on Schedule 2.27, no production from any NEG Well has exceeded the allowable production established therefor by the appropriate Governmental Body. Except as set forth on Schedule 2.27, NEG is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause or relating to the settlement of a take-or-pay dispute, or under any similar arrangement, to deliver oil, gas, natural gas liquids or other hydrocarbons or minerals produced from or allocated to any of the NEG Leases at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except as disclosed on Schedule 2.27, NEG has not collected any proceeds from the sale of hydrocarbons produced from the NEG Interests which are subject to refund. Except as set forth in Schedule 2.27, proceeds from the sale of oil, gas and natural gas liquids from the NEG Wells are being received by NEG in a timely manner and based upon the net revenue interest described at Schedule 2.25 for each such NEG Well and in accordance with the terms of the applicable purchase agreement governing such sale, and are not being held in suspense for any reason. NEG has described in Schedule 2.27 and made available to Alexander for examination all contracts and agreements (other than routine division orders terminable by NEG upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the NEG Interests are sold, transported, processed or otherwise disposed of or marketed. Except as disclosed in Schedule 2.27, no person has any call upon, right of first refusal, preferential right or option to purchase or similar rights with respect to the NEG Interests or to the production therefrom. Except as disclosed in Schedule 2.27, price renegotiation procedures have not been commenced under FERC Order No. 451 which involve or which hereafter may affect any gas produced from the NEG Interests. Except as disclosed in Schedule 2.27, no offer of credits under FERC Order No. 500 has been made which would entitle any purchaser of gas produced from the NEG Interests to credit transported volumes against such purchaser's take-or-pay obligations under any contract for the sale of gas produced from the NEG Interests.

     2.28 Contracts. NEG has described in Schedule 2.28 all partnership, joint venture, farmout, dry hole, bottom hole, acreage contribution, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which may affect the NEG Interests, and all other executory contracts to which NEG is a party which would have a Material Adverse Effect on any item of the NEG Interests.

     2.29 Status of NEG Wells. Except as disclosed on Schedule 2.29, all NEG Wells are producing or capable of producing hydrocarbons in commercial quantities (based upon prevailing economic conditions) without the necessity of reworking or recompletion operations. To NEG's knowledge and except as disclosed in Schedule 2.29, there are no obligations existing for the plugging or abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located at the NEG Interests.

     2.30 Tax Partnerships. Except as disclosed on Schedule 2.30, no item of the NEG Interests is treated for income tax purposes as being owned by a partnership.

                                     A-1-15

     2.31 Equipment and Off-Lease Facilities. That portion of the NEG Interests consisting of personal property, facilities, and fixtures, including without limitation, all property and assets used in connection with the operation of the NEG Interests, is in good condition and repair, ordinary wear and tear excepted, and is adequate for the proper operation of the NEG Interests, except for such repairs and additions necessary for the proper operation of the NEG Interests and which individually or in the aggregate would not result in a Material Adverse Effect on NEG.

     2.32 SEC Documents. NEG has delivered or made available to Alexander the Registration Statement of NEG filed with the SEC on Form S-4 (No. 33-38331) in 1991, and all exhibits, amendments and supplements thereto (the "NEG Registration Statement"), and each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since the effective date of the NEG Registration Statement, which are listed on Schedule 2.32, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "NEG Reports"). The NEG Reports, which were filed with the SEC in a timely manner except as set forth in Schedule 2.32, constitute all forms, reports and documents required to be filed by NEG under the 33 Act, the 34 Act and the rules and regulations promulgated thereunder. As of their respective dates, the NEG Reports (i) complied as to form in all material respects with the applicable requirements of the 33 Act and/or the 34 Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of NEG included in or incorporated by reference into the NEG Reports (including the related notes and schedules) fairly presents the financial position of NEG as of its date and each of the statements of income, retained earnings and cash flows of NEG included in or incorporated by reference into the NEG Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of NEG for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

     2.33 Related Party Transactions. Set forth in Schedule 2.33 is a complete list of all arrangements, agreements and contracts between NEG and any person who is an officer, director or affiliate of NEG, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate.

     2.34 Certain Payments. Except as set forth in Schedule 2.34, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any NEG benefit plan, policy, practice, agreement or other arrangement or any trust or loan (the "NEG Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of NEG, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of NEG or Alexander to amend or terminate any NEG Employee Arrangements and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in Schedule 2.34, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or NEG benefit plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of NEG will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     2.35 Royalty Accounts. Schedule 2.35 sets forth as of April 30, 1996, the amount of funds held by NEG in suspense and which are owed to third party owners of royalty, overriding royalty, working or other interests for past production of oil and gas attributable to the NEG Interests.

     2.36 Accounts Payable. The accounts payable reflected on the NEG Balance Sheet, the NEG March 31 Balance Sheet and those reflected on the books of NEG at the time of the Closing reflect all amounts owed by NEG, in respect of trade accounts due and other payables as required by generally accepted accounting principles to be identified on such NEG Balance Sheet, NEG March 31 Balance Sheet or in the books of

                                     A-1-16

NEG. Schedule 2.36 sets forth all accounts payable past due as of April 30, 1996 and will be updated by NEG to set forth all accounts payable past due as of the date of Closing.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF ALEXANDER

     Alexander (unless the context otherwise indicates, for purposes of this Agreement Alexander shall include the Alexander Subsidiaries and the Alexander Partnerships as defined herein) represents and warrants to NEG and Acquisition as follows:

     3.01 Organization, Alexander's Subsidiaries, etc. Alexander is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Alexander has the corporate power and authority to own its property and to carry on its business as now being conducted. Alexander has the corporate power and authority to execute, deliver, and perform this Agreement and the Certificate of Merger and to consummate the transactions contemplated hereby and thereby; and Alexander is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not individually or in the aggregate have or result in a Material Adverse Effect on or to Alexander.

     Alexander has delivered to NEG certified copies of its Certificate of Incorporation and Bylaws which reflect all amendments made at any time prior to the date of this Agreement and are complete and accurate in all respects as of the date hereof. The minute books containing the records of meetings of the shareholders and Board of Directors of Alexander are complete and correct in all respects. Such minute books have been made available to NEG for examination. Alexander is not in default under or in violation of any provision of its Certificate of Incorporation or Bylaws except for such defaults or violations which individually or in the aggregate would not have a Material Adverse Effect on or to Alexander.

     Schedule 3.01 hereto sets forth a complete and correct description of (i) the name and jurisdiction of incorporation of each of the direct and indirect Subsidiaries of Alexander (such subsidiaries are sometimes hereafter collectively referred to as the "Alexander Subsidiaries" or individually as an "Alexander Subsidiary" and, except for those accounted for on the equity method of accounting, sometimes collectively referred to as the "Alexander Consolidated Subsidiaries") and (ii) the name and jurisdiction of organization of, and interest of Alexander in, each partnership or joint venture in which Alexander owns an equity interest (collectively the "Alexander Partnerships" or individually an "Alexander Partnership"). Except as set forth on Schedule 3.01,
(i) all of the issued and outstanding shares of capital stock of each Alexander Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially or directly by Alexander or an Alexander Subsidiary free and clear of any liens, claims or other encumbrances or rights of third parties, and (ii) the interest of Alexander or an Alexander Subsidiary in each Alexander Partnership is owned by Alexander or an Alexander Subsidiary free and clear of any liens, claims or encumbrances or rights of third parties. Except as set forth on Schedule 3.01, there are no outstanding options, warrants or rights to purchase or acquire any capital stock of any of the Alexander Subsidiaries, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Alexander Subsidiary or Alexander is bound to sell or issue any shares of capital stock of such Alexander Subsidiary or any interest in any Alexander Partnership.

     Each Alexander Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its respective property and to carry on its respective business as now being conducted, and is duly qualified and/or licensed as may be required and in good standing as a foreign corporation, as the case may be, in each jurisdiction in which the nature of the business conducted by it or the character of the property owned, leased or used by any of them makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified would not individually or in the aggregate have a Material Adverse Effect on Alexander.

                                     A-1-17

     3.02  Capital Stock of Alexander.

     (a) As of the date of this Agreement, the authorized capital stock of Alexander consists of 20,000,000 shares of common stock, par value $.03 per share, and 2,000,000 shares of preferred stock, par value $.01 per share, of which 12,463,931 shares of Alexander Common Stock and no shares of preferred stock, are issued and outstanding. As of the date of this Agreement, there are no shares of Alexander Common Stock held in the treasury of Alexander. Such shares of issued and outstanding Alexander Common Stock are validly authorized and issued and fully paid and nonassessable. Except as set forth in Schedule
3.02 attached hereto, Alexander has not, subsequent to December 31, 1995, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Except as described at Schedule 3.02, all dividends which have been declared by Alexander have been fully paid or distributed as applicable. Except as set forth in Schedules 3.02 and 3.18, there are no contracts, commitments, understandings, arrangements or restrictions by which Alexander is bound to sell or issue any shares of capital stock of Alexander. Except as set forth on Schedule 3.02, Alexander has not heretofore agreed to take any such action, will not take any such action during the period between the date of this Agreement and the Effective Date of the Merger and there are no outstanding contractual obligations of Alexander to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of Alexander.

     (b) Set forth on Schedule 3.02 attached hereto is a list of all outstanding options, warrants or other rights to subscribe for or to purchase from Alexander any capital stock of Alexander or securities convertible into or exchangeable for capital stock of Alexander setting forth, in each case, the name of the optionee, the number of shares subject to options which are currently exercisable, the number of shares subject to options which will become exercisable in the future and the date on which such options become exercisable, the option exercise price, whether or not stock appreciation rights ("SAR's") are attached to the options and the date or dates on which such SAR's become exercisable. Schedule 3.02 also lists all awards of stock to employees of Alexander which are subject to forfeiture upon termination of employment setting forth, in each case, the name of the recipient of the award of stock, the number of shares of such award, the vesting of any such award and the terms of the forfeiture of such award.

     3.03  Ownership Interests in and Securities of Others. Set forth in
Schedule 3.03 attached hereto are (i) a description of the types and amounts of investment securities, bonds and debentures owned by Alexander and (ii) a list of all equity or ownership interests of Alexander in other business enterprises or entities other than the Alexander Consolidated Subsidiaries, and Schedule
3.03 indicates any such interests which are held subject to any legal, contractual or other limitations or restrictions on the right to resell the same. Except as set forth in Schedule 3.03, there are no outstanding options, warrants or other rights to subscribe for or purchase from Alexander any of the debt, equity, or ownership interests set forth in such Schedule 3.03.

     3.04  Financial Matters.

     (a) Alexander has previously furnished NEG a true and complete copy of (i) Alexander's Annual Report on Form 10-K, filed with the SEC, for the year ended December 31, 1995, which report (the "Alexander 10-K") includes Consolidated Balance Sheets of Alexander and the Alexander Consolidated Subsidiaries as at December 31, 1995 and December 31, 1994, and the related Consolidated Statements of Operations, Consolidated Statements of Changes in Stockholders' Equity and Consolidated Statements of Cash Flows for each of the years ended December 31, 1995, December 31, 1994 and December 31, 1993, reported upon by Ernst & Young, independent certified public accountants, and (ii) Alexander's Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 1996 ("Alexander 10-Q"), which report includes the unaudited Consolidated Balance Sheet of Alexander and its Consolidated Subsidiaries at that date (the "Alexander March 31 Balance Sheet") and the end of the preceding year, and related Consolidated Statements of Operations and Consolidated Statements of Cash Flow for the required periods. All year end financial statements have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with prior periods, except as set forth in such financial statements and the notes thereto. Except as set forth in Schedule 3.04, the Consolidated Balance Sheets of Alexander and its

                                     A-1-18

Consolidated Subsidiaries as at December 31, 1995 and December 31, 1994 contained in the Alexander 10-K present fairly the financial condition of Alexander and its Consolidated Subsidiaries as of the dates thereof, and the related Consolidated Statements of Operations of Alexander and its Consolidated Subsidiaries contained in the Alexander 10-K present fairly the results of the operations thereof for the periods indicated. Except as disclosed in Schedule 3.04, the Alexander March 31 Balance Sheet fairly presents the financial condition of Alexander as of the date thereof, and the related Consolidated Statement of Operations of Alexander and its Consolidated Subsidiaries contained in the Alexander 10-Q fairly present the results of operations thereof for the period indicated, including all necessary adjustments (which consist only of normal recurring accruals). For the purposes of this Agreement, all financial statements of Alexander and its Consolidated Subsidiaries shall include any notes to such financial statements.

     (b) Neither Alexander nor any of the Alexander Consolidated Subsidiaries has any liabilities or obligations, either accrued, absolute, contingent or otherwise, which in the aggregate are material to Alexander and its Consolidated Subsidiaries, considered as one enterprise, which have not been:

          (i) reflected in the Consolidated Balance Sheet and notes thereto of Alexander and its Consolidated Subsidiaries dated December 31, 1995 (the "Alexander Balance Sheet"), or the Alexander March 31 Balance Sheet; or

          (ii) disclosed to NEG in writing in connection with this Agreement; or

          (iii) incurred, consistent with past practices, in or as a result of the ordinary course of business since December 31, 1995.

     (c) Except as is determinable from the Alexander Balance Sheet, the Alexander 10-Q or except as contemplated by this Agreement, between December 31, 1995 and the date of this Agreement neither Alexander nor any of its Consolidated Subsidiaries has engaged in any material transaction not in the ordinary course of its business and, except as set forth in Schedule 3.04, there has not been, occurred or arisen since December 31, 1995:

          (i) any material adverse change in the financial condition or in the operations of the business of Alexander and its Consolidated Subsidiaries, considered as one enterprise, from that shown on the Alexander Balance Sheet; or

          (ii) any damage or destruction in the nature of a casualty loss, or interference with its business from such loss or from any labor dispute or court or governmental action, order or decree, whether covered by insurance or not, either individually or in the aggregate, which had a Material Adverse Effect on or to Alexander; or

          (iii) any event, condition or state of facts (other than the general state of the national economy, prices of oil and gas generally in the United States and proposed state or federal legislation or regulation) of any character which would have a Material Adverse Effect on or to Alexander; or

          (iv) any extraordinary loss or collective losses (as defined in Opinions No. 9 and No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) suffered by Alexander or any of its Consolidated Subsidiaries which had a Material Adverse Effect on Alexander, or any waiver by Alexander or any of its Consolidated Subsidiaries of any rights which are material to Alexander and its Consolidated Subsidiaries considered as one enterprise.

     3.05  Tax Matters.

     (a) All federal, state, local and foreign tax returns, reports and declarations required to be filed by Alexander have been timely filed (or appropriate extensions or waivers have been obtained) with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed.

     (b) All Taxes due from Alexander (i) have been fully paid or adequately reserved against on the books of Alexander, the Alexander Balance Sheet or the Alexander March 31 Balance Sheet, or (ii) are being

                                     A-1-19
contested in good faith by appropriate proceedings and are disclosed in Schedule
3.05 attached hereto. Any deficiencies or assessments claimed or made as a result of examination of the federal or state income tax returns of Alexander by the IRS or the appropriate state taxing authority have either been paid or settled or fully reserved against on its books or on the financial statements of Alexander.

     (c) No waivers of statutes of limitation in respect of any tax returns or tax reports have been given or requested, except as shown on Schedule 3.05.

     (d) There are no potential tax deficiencies which are reasonably likely to arise from issues which have been raised by the IRS or any other taxing authority that have not been disclosed in Schedule 3.05 and are reasonably likely to have a Material Adverse Effect on or to Alexander.

     (e) Notwithstanding the foregoing representations regarding Taxes and tax returns described in this Section 3.05, Alexander represents and warrants that with respect to all taxable years ended on and prior to December 31, 1995, Alexander shall owe no additional Taxes except those that have been paid or as to which proper and adequate reserves and allowances have been provided on the books of Alexander or the Alexander Balance Sheet.

     3.06 Title and Liens. Alexander has defensible title to all of the properties and assets included in the Alexander Balance Sheet, including, without limitation, the Alexander Leases (as defined in, and after giving effect to the provisions of Section 3.25), which are material to Alexander and its Consolidated Subsidiaries considered as one enterprise, except for properties and assets disposed of in the ordinary course of its business subsequent to the date thereof. There are no mortgages, liens, security interests, assignments of production, deeds of trust, charges, deficiencies or encumbrances of any nature whatsoever covering or affecting any of such properties or assets except (i) as set forth on Schedule 3.06, (ii) liens for taxes and assessments not yet subject to penalties for nonpayment, or (iii) such liens, security interests, assignments of production, encumbrances, charges or deficiencies, which individually or in the aggregate are immaterial to such property or asset.

     3.07  Agreements, Contracts and Commitments. Alexander has listed on
Schedule 3.07 (or, with respect to employee benefit obligations, Schedule 3.18) all contracts, agreements and instruments to which it is a party or by which it is bound as of the date hereof and which are in any single case of material importance to the conduct of the business of Alexander and its Consolidated Subsidiaries considered as one enterprise. Each such document, or a true and correct copy thereof, has been made available for inspection and copying by NEG at its sole expense, and NEG has been provided a written description of each oral arrangement so listed. Except as set forth in Schedule 3.07 or Schedule
3.18 attached hereto, Alexander does not have as of the date hereof (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from Alexander to any person or entity, (v) any agreement, indenture or other instrument for borrowed money and any agreement or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of Alexander Common Stock or any other outstanding securities of Alexander, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Alexander to engage in any line of business or compete with any person, (vii) any agreement, contract or commitment relating to capital expenditures in excess of $10,000 and involving future payments, (viii) any agreement, contract or commitment relating to the acquisition of capital stock or an amount of assets exceeding $10,000 in value of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business. Except as set forth on Schedule 3.07, Alexander has not breached, nor to Alexander's knowledge is there any claim or any legal basis for a claim that Alexander has breached, any of the terms or conditions of any agreement, contract or commitment set forth in any of the Schedules attached to this Agreement or of any other agreement, contract or commitment, if any such breach, whether considered individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on or to Alexander.

                                     A-1-20

     3.08  No Breach of Statute or Contract; Governmental Authorizations.

     (a) Assuming compliance with Alexander's obligations under this Agreement, neither the execution and delivery of this Agreement by Alexander nor compliance by Alexander with the terms and provisions of this Agreement will violate any applicable law, statute, rule or regulation of any Governmental Body, or will as of the Effective Date of the Merger conflict with or result in a breach of any of the terms, conditions or provisions of any judgment, order, injunction, decree or ruling of any Governmental Body to which Alexander is subject or of any agreement or instrument to which Alexander is a party or by which it is bound, or constitute a default thereunder, or result in the creation of any lien, charge or encumbrance upon any property or asset of Alexander or cause any acceleration of maturity on any obligation or loan, or give to others any interest or rights, including rights of termination or cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of Alexander and its Consolidated Subsidiaries considered as one enterprise, except as set forth in Schedule 3.08 attached hereto which describes all third party consents necessary to the consummation of this Agreement.

     (b) Except for applicable requirements, if any, of the 33 Act, 34 Act, the premerger notification requirements of the HSR Act, the Nasdaq National Market, the filing and recordation of appropriate merger documents as required by the DGCL and the Oklahoma Act, filings required pursuant to any state securities or "blue sky" laws, and such other notices, reports or other filings the failure of which to be made would not, individually or in the aggregate, have a Material Adverse Effect on Alexander or prevent or materially impair the consummation of the transactions contemplated hereby, Alexander is not required to submit any notice, report or other filing to any Governmental Body, domestic or foreign, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

     (c) Alexander has delivered to NEG true and complete copies, described in
Schedule 3.08, of all reports made by it during the past two fiscal years to the EEOC, OSHA and the DOL, and tax returns to, and tax rulings and tax audit reports from, the IRS and state and local jurisdictions. Schedule 3.08 also contains a brief description of all other types of material periodic reports to all other state or federal Governmental Bodies other than the SEC.

     (d) Alexander is not in violation of any applicable law, statute, rule, governmental regulation or order, or court decree or judgment which violation, considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to Alexander. Alexander and, where applicable, its employees and agents hold all licenses, franchises, authorizations and permits required for the conduct of Alexander's business which the failure to hold would result in a Material Adverse Effect on or to Alexander.

     3.09 Litigation or Adverse Events. Schedule 3.09 attached hereto contains a description of each suit, action and legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of Alexander, threatened (the "Alexander Cases"), to which Alexander is a party or of which any of its assets or properties are the subject, which description reflects the names of the parties, the style of the action and a brief description of the subject matter of the action. Alexander has made available to NEG true and correct copies of all pleadings and other filings made in connection with the Alexander Cases. None of the Alexander Cases, whether considered individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect on or to Alexander, except as set forth in Schedule 3.09.

     Except as set forth in Schedule 3.09, there are no claims against or liabilities or obligations of, or to the knowledge of Alexander, any legal basis for any claims against or liabilities or obligations of, Alexander or its Consolidated Subsidiaries which are reasonably likely to result in a material reduction in the consolidated net worth of Alexander and its Consolidated Subsidiaries, considered as one enterprise, from that shown on the Alexander Balance Sheet or the Alexander March 31 Balance Sheet or any material charge against consolidated net earnings of Alexander and its Consolidated Subsidiaries, considered as one enterprise, except as expressly disclosed in this Agreement or any Schedule hereto, financial data and other material submitted in connection therewith or except as disclosed in writing to NEG.

     3.10 Patents, Trademarks, etc. Alexander and the Alexander Subsidiaries own, or have adequate licenses or other rights to use all patents, trade names, common law trademarks, private labels, trademark

                                     A-1-21
registrations and applications, copyrights and copyright registrations and applications used in or necessary for their respective businesses as now conducted. To the knowledge of Alexander, there are no claims or demands of any other person, firm or corporation pertaining to any of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications and no proceedings have been instituted, are pending or, to the knowledge of Alexander, threatened which challenge the rights of Alexander in respect thereof. To the knowledge of Alexander, none of such patents, trade names, trademark registrations and applications, common law trademarks, copyrights or copyright registrations and applications, as the case may be, infringes on, or, to Alexander's knowledge, is being infringed by, other patents, trade names, private labels, trademarks or copyrights and none is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the ownership or use of such patents, trade names, trademarks or copyrights. Alexander has not given nor is it bound by an agreement of indemnification for patent, trade name, trademark or copyright infringement as to any property produced, used or sold by it.

     3.11 Authorization of Agreement. The execution, delivery and performance of this Agreement by Alexander have been duly and validly authorized and approved by the Board of Directors of Alexander, and Alexander has taken, or, prior to the Effective Date of the Merger, will use all reasonable efforts to take, all other action required by law, its Certificate of Incorporation and bylaws, and any other action required, to authorize such execution, delivery and performance.

     The execution, delivery and performance by Alexander of all other agreements and transactions contemplated hereby have been, or prior to Closing will be, duly authorized and approved by all requisite corporate action on the part of Alexander. This Agreement has been, and the other agreements and instruments contemplated hereby, when executed, will be, duly executed and delivered by Alexander and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto or thereto, this Agreement constitutes and, when executed, each of the other agreements contemplated hereby will constitute, a valid and binding obligation of Alexander, enforceable against Alexander in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance and similar laws affecting creditors' rights generally from time to time and to general principles of equity.

     3.12 Disclosure in Proxy Statement-Prospectus. None of the information which has been or will be supplied by Alexander to NEG which has been or will be included (or incorporated by reference to SEC filings of Alexander) in the Registration Statement in connection with the meeting of the shareholders of NEG held to approve the Merger will, (i) in the case of the Proxy Statement-Prospectus contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any prior communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, or
(ii) in the case of the Registration Statement at the time it becomes effective, contain an untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     3.13 Broker's or Finder's Fees. Except as disclosed in Schedule 3.13, no agent, broker, person or firm acting on behalf of Alexander or under its authority is, or will be entitled to, any advisory, commission or broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated herein.

     3.14 Insurance. Schedule 3.14 lists each policy of insurance under which Alexander may currently make a claim or has made any claim which remains unresolved. Alexander has provided NEG with a true and correct copy of each such policy or the binder therefor. Except as disclosed in Schedule 3.14, with respect to each such insurance policy or binder, (i) to Alexander's knowledge, the policy is legal, valid, binding and enforceable and in full force and effect; (ii) to Alexander's knowledge, if the term of the policy extends beyond the Effective Time, the policy will continue to be legal, valid, binding and enforceable and in full force and effect on identical terms following the Effective Time; and (iii) neither Alexander nor, to Alexander's knowledge, any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and, to Alexander's knowledge, no event has occurred which,

                                     A-1-22
with notice or the lapse of time, would constitute such a breach or default or permit termination, modification or acceleration, under the policy. Schedule
3.14 describes any self-insurance arrangement affecting Alexander. In all material respects, Alexander has at all times been insured in respect of its properties, assets and businesses in such amounts, of such types, and covering such casualties, risks and contingencies as is ordinarily carried by prudent companies engaged in similar businesses and owning similar properties and assets in the same general areas in which Alexander operates.

     3.15 Permits. Alexander has all of the Permits required by any governmental authority for the lawful operation of its business and each of its properties. There is no outstanding violation of any of the Permits that would have a Material Adverse Effect on or to Alexander, and none is anticipated. The Permits are in full force and effect and have been duly and validly issued. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby gives or will give any Governmental Body or licensor or licensee of Alexander any right to change the terms or provisions of, or terminate or cancel, any Permit to which Alexander is a party.

     3.16 Completeness of Documents Furnished by Alexander. The Certificate of Incorporation and bylaws of Alexander, as amended, and all leases, instruments, agreements and other documents (including all Schedules and documents made available, furnished or delivered pursuant to this Agreement), and all copies thereof, which have been or will be made available, furnished or delivered to NEG for its inspection and review pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby, are, or if not heretofore made available, furnished or delivered, will, when made available, furnished or delivered, be complete and correct originals or copies of the originals.

     3.17 Disposition of Assets. Since December 31, 1995, Alexander has not made any sale or other disposition of any of its material properties or assets or surrendered any of its rights with respect thereto or the usage thereof, or made any material additions to its properties or assets, or entered into or amended any material agreements, or entered into any material transaction, except as set forth on Schedule 3.17.

     3.18  Employees and Labor.

     (a) Alexander has listed in Schedule 3.18 and has made available for inspection and copying by NEG at NEG's expense true and complete copies of all employee benefit plans within the meaning of Section 3(3) of ERISA, or any plan, program, arrangement, agreement or obligation to provide benefits in the form of bonus, incentives, deferred compensation, dental, medical, disability, hospitalization, insurance, death benefits, vacation, severance, pension, profit sharing, retirement benefits, stock purchase, stock option, restricted stock, fringe benefits, or any other employee benefits of any kind whatsoever (collectively, the "Alexander Single Employer Plans"), as well as any other written agreements or other arrangements, which in either instance are currently in effect, between Alexander and any of its officers, directors, employees, independent contractors and consultants and anyone who has formerly served in any such capacity (or any of their respective defendants, heirs, legatees, beneficiaries or legal representatives). Alexander has not entered into any similar oral agreements or other arrangements, which in either instance is currently in effect. Except as disclosed in Schedule 3.18, there are no loans or other obligations payable or owing by Alexander to any officer, director or employee of Alexander (except salaries and wages incurred and accrued in the ordinary course of business), nor are there any loans or debts payable or owing by any of such persons to Alexander or any guarantees by Alexander of any loan or obligation of any nature to which any such person is a party.

     (b) Alexander has complied with all applicable Employment Laws, except for such noncompliance as would not individually or in the aggregate result in a Material Adverse Effect on or to Alexander. Except as described in Schedule 3.18, there is not and will not be any material liability of Alexander arising out of claims made or suits brought for injury, sickness, disease, death, termination of employment or conditions of employment of any person (including any employee or former employee or any contractor or subcontractor of Alexander or any agent or distributor of Alexander) arising out of or in connection with any event occurring or a state of facts existing prior to the Effective Date arising under any Employment Laws. Alexander is not a party to or otherwise bound by any compliance or affirmative action plan, award, settlement agreement, decree or other obligation arising out of or in connection with any violation or alleged violation of any Employment Laws.

                                     A-1-23

     (c) There are no collective bargaining agreements or other labor union agreements or understandings to which Alexander or its Subsidiaries is a party or by which any of them is bound. Since December 31, 1995, neither Alexander nor its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

     (d) Except as set forth on Schedule 3.18, Alexander does not have any liabilities, taxes or sanctions that have arisen under COBRA or the Code, nor is there any action, suit, proceeding, claim, appeal, or demand against Alexander and/or any of its employees arising by reason of or relating to any failure by Alexander to comply with the continuing health care coverage of COBRA and Sections 601 through 608 of ERISA, which failure occurred with respect to any current or prior employee of Alexander or any qualified beneficiary of such employee (as defined in COBRA).

     (e) Except as set forth in Schedule 3.18, no person has asserted any claim under which Alexander has any liability under any health insurance, sickness, life insurance, disability, medical, surgical, hospital, death benefit or any other employee benefit plan maintained by Alexander or to which Alexander is a party or may be bound or under any workers compensation or similar law which exceeds $10,000 and is not fully covered by insurance maintained with responsible insurers or which has not been reserved for in the books of accounts of Alexander as of the date of this Agreement. Alexander does not provide any benefits to retirees or former employees under Alexander's medical plans, the aggregate expense for which is required to be accrued under FASB 106. To the extent such benefits are provided to retirees or former employees of Alexander, such benefits may be terminated at any time with no liability to Alexander.

     3.19  Obligations to Employees.

     (a) All obligations of Alexander, whether arising by operation of law, contract, agreement, or otherwise, for bonuses or other forms of compensation or benefits, or for payments to trusts or other funds or to any Governmental Body or to any employees, former employees, directors, officers, agents, or any other individual (or any of their respective heirs, legatees, beneficiaries, or legal representatives) with respect to any Alexander Single Employer Plans of any kind whatsoever with respect to periods ending on or before the date of this Agreement have been paid or accrued at December 31, 1995, if due, all in accordance with generally accepted accounting principles.

     (b) Alexander does not have any accumulated funding deficiencies, as such term is defined in ERISA and in the Code, with respect to any Alexander Single Employer Plans. Alexander has not incurred any liability to the PBGC, other than for the payment of insurance premiums, all of which have been paid when due, the IRS or the DOL with respect to any such Alexander Single Employer Plan. As to each Multiemployer Plan which is subject to MEPPA, Alexander has not incurred and does not expect to incur any withdrawal liability. The consummation of this Agreement will not result in either a complete or partial withdrawal from any of the Multiemployer Plans. All of the Alexander Single Employer Plans have been amended as, when and to the extent necessary to comply with and qualify under the applicable provisions of the Code.

     (c) Except as described in Schedule 3.19, the Alexander Single Employer Plans which are pension benefit plans have received, or have applied for and expect to receive, determination letters from the IRS to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no amendments have been made to such Alexander Single Employer Plans other than those covered by such determination letters or applications for such determination letters with respect to such amendments which have been timely filed with the IRS. No determination letter received with respect to any Alexander Single Employer Plan has been revoked nor, to the knowledge of Alexander, has revocation been threatened. Each of the Alexander Single Employer Plans has been administered at all times in all respects in accordance with its respective terms. There are no pending investigations by any governmental agency involving the Alexander Single Employer Plans, no deficiency or termination proceedings involving the Alexander Single Employer Plans, and no pending or, to the knowledge of Alexander, threatened claims (except for claims for benefits payable in the normal operation of the Alexander Single Employer Plans), suits or proceedings against any Alexander Single Employer Plan or asserting any rights or

                                     A-1-24
claims to benefits under any Alexander Single Employer Plan nor, to the knowledge of Alexander, are there any facts which could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

     (d) Neither the Alexander Single Employer Plans nor any trusts created thereunder, nor any trustee, administrator or other fiduciary thereof, has engaged in a "prohibited transaction" with respect to any Alexander Single Employer Plan (as such term is defined in Section 4975 of the Code or Section 406 of ERISA). Except as set forth in Schedule 3.19, Alexander has not experienced any reportable event within the meaning of ERISA or other event or condition which constitutes a reportable event, or any other event or condition which presents a material risk of termination of any Alexander Single Employer Plan by the PBGC, or has had any tax imposed upon it by the IRS for any alleged violation under Section 4975 of the Code, or has engaged in any transaction which might subject Alexander or any such Alexander Single Employer Plan to any liability for such tax. The terms of any such Alexander Single Employer Plans comply with ERISA and the Code, if applicable, in all respects, and any and all reporting and disclosure requirements of ERISA or the IRS and the DOL with respect to any such Alexander Single Employer Plan have been timely met. The information supplied to the actuary by Alexander for use in preparing those annual reports for the Alexander Single Employer Plans was complete and accurate and Alexander has no reason to believe that the conclusions expressed in such reports are incorrect.

     (e) If termination (whether complete or partial) of any Alexander Single Employer Plan has occurred, then all liabilities with respect thereto have been satisfied in full and no present liability exists with respect to any such prior termination.

     (f) All stock options and restricted stock referred to in Section 4.10 satisfy the requirements of Code Section 162(m) and applicable regulations for performance based compensation, or otherwise are exempt from the provisions of Code Section 162(m). Any cancellation, substitution or modification of stock options or restricted stock required by Section 4.10 is permitted under the terms of the applicable benefit plan or agreement, and does not require the consent or agreement of any holder of stock options or restricted stock.

     3.20 Vested Vacation Entitlement. Except as set forth on Schedule 3.20, Alexander's books of account and financial statements referred to in Section
3.04 hereof provide for vested vacation entitlement in accordance with FASB 43 and for all other material accruals for other employee benefits required by generally accepted accounting principles.

     3.21 Environmental Matters. Except as disclosed at Schedule 3.21, in connection with the use, ownership or operation of Alexander's assets or any oil well, gas well or other well located on lands covered by a lease in which Alexander has any interest or on lands spaced, pooled or unitized therewith, Alexander and, to Alexander's knowledge, each person or entity owning or having owned any interest (leasehold, fee, equitable or otherwise) in, or using or operating or having operated or used, any such asset or well, have complied in all material respects with all Environmental Laws, for which the failure to have complied or be in compliance therewith or the remedial obligations resulting therefrom would result in a Material Adverse Effect on or to Alexander.

     Except as disclosed at Schedule 3.21, Alexander does not have knowledge of, and has not received notice from, any Governmental Body, person or entity, of any Release, or any event, condition, circumstance, activity, practice or incident concerning or affecting Alexander's assets that (i) would result in Alexander failing to comply with any Environmental Law or the terms of any Permit issued pursuant thereto, or (ii) would result in any common law or other liability of Alexander to any person, entity or Governmental Body for damage or injury to natural resources, wildlife, human health or the environment, which failure or liability would result in a Material Adverse Effect on or to Alexander.

     Except as disclosed at Schedule 3.21, there is no civil, criminal, or administrative action, lawsuit, demand, litigation, claim, hearing, notice of violation, investigation, or proceeding pending or, to Alexander's knowledge, threatened against Alexander, or any present or former owner of any interest in, or operator of, any oil well, gas well or other well in which Alexander has any interest or any other of Alexander's assets as a result of the maintenance of a nuisance, or the violation or breach of any Environmental Law or any remedial obligation arising thereunder, the terms of any Permit issued under any Environmental Law affecting

                                     A-1-25

Alexander's assets, properties or business, or any duty arising at common law to any person, entity or Governmental Body relating to the protection of the environment, which would result in a Material Adverse Effect on or to Alexander.

     3.22 Books of Account. Alexander has maintained its books of account in the usual, regular and ordinary manner.

     3.23 Prior Obligations. Alexander has no contractual obligation relating to the disposition, by merger or otherwise, of any of the equity securities of Alexander or of all or any significant portion of Alexander's assets except as described in this Agreement or the Schedules hereto.

     3.24 Oil and Gas Reserve Report. To Alexander's knowledge, the proved oil and gas quantities in the reserve report prepared with respect to Alexander by N&S as of December 31, 1995 (the "Alexander Reserve Report") fairly present the estimated quantities of projected oil and gas production attributable to the assets of Alexander as stated therein as of the date thereof. It is understood that such estimated quantities are based in whole or in part on studies performed by independent engineers, and Alexander does not represent or warrant the accuracy of such studies. Alexander made available to N&S all information within its possession or its control relevant to such studies and, to Alexander's knowledge, such information was true and correct. To Alexander's knowledge, there has been no material adverse change in the information provided to N&S, and no event or circumstance has occurred which could reasonably be expected to result in a decrease of more than 10% in the projected proved oil and gas quantities in the aggregate set forth in the Alexander Reserve Report since the date of such report, except for the production of oil, gas and other hydrocarbons in the ordinary course of business, the acquisition and disposition of interests in oil and gas properties described on Schedules 3.25A, B and C, and decreases in oil and gas prices generally in the United States.

     3.25 Title to Interests. Schedule 3.25A identifies (i) each oil well and gas well in which Alexander owns an interest, vested or contingent, and which is producing or capable of producing hydrocarbons in commercial quantities (individually an "Alexander Well" and collectively called the "Alexander Wells") and (ii) Alexander's net revenue interest and leasehold cost bearing interest (i.e., working interest) in each Alexander Well. Adjacent to the name of each Alexander Well is a description of all lands constituting the drilling and spacing unit or other allowable production unit in which such Alexander Well is situated. Each oil, gas, and mineral lease in which Alexander owns any interest and which interest is entitled to share in the production of hydrocarbons or the proceeds of sale of the production of hydrocarbons from the Alexander Wells is hereinafter individually and are collectively called the "Alexander Producing Leases." Schedule 3.25B describes all oil, gas, and mineral leases, other than the Alexander Producing Leases, in which Alexander owns any interest and the type of interest which Alexander owns therein (hereinafter individually and collectively called the "Alexander Non-Producing Leases;" the Alexander Non-Producing Leases and the Alexander Producing Leases are hereinafter individually and collectively called the "Alexander Leases"). Schedule 3.25C describes (i) all lands in which Alexander owns a fee simple or term mineral or royalty interest, which are not entitled to share in the production of hydrocarbons from the Alexander Wells or the proceeds of sale of the production of hydrocarbons from the Alexander Wells (the "Alexander Non-Producing Mineral Fee Interests"), and (ii) Alexander's interest in and to the Alexander Non-Producing Mineral Fee Interests by virtue of such ownership. The lands described at Schedules 3.25A-C are individually and collectively called the "Alexander Land." The Alexander Wells, the Alexander Leases, and the Alexander Land, together with (i) all contracts, agreements, leases, licenses, permits, authorizations, easements, and orders (individually and collectively called the "Alexander Agreements") in any way relating to the Alexander Wells, Alexander Leases and/or the Alexander Land, the operations conducted or to be conducted pursuant thereto or thereon, or the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, (ii) all wells, personal property, fixtures (including, without limitation, pipe, plants and pipelines), equipment (including, without limitation, compressors, parts, rods, tubular goods and supplies) and improvements located at, under or on the Alexander Wells, the Alexander Leases and/or the Alexander Land, or used or obtained in connection therewith or with the operation or maintenance of the Alexander Wells or other facilities thereon or with the production, treatment, sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) all other rights and interests in, to or under or derived from the Alexander Wells, the Alexander Leases, the Alexander Agreements, and/or the Alexander Land (including,

                                     A-1-26
without limitation, all mineral and royalty interests, and all overriding royalty interests and all other interests in or payable out of or measured by production, and all surface interests, for a term or in fee), or in any way relating thereto, are referred to herein as the "Alexander Interests."

     As respects each Alexander Well, Alexander's interests in the Alexander Producing Leases and the Alexander Land are such that, after giving effect to existing spacing orders, operating agreements, unit agreements, communitization agreements and orders, unitization orders and pooling designations and orders, subject to the limitations described in Schedule 3.25A, and after taking into account all royalty interests, overriding royalty interests, net profit interests, production payments and other burdens on production attributable to third parties, (i) Alexander is entitled, during the entire extended terms of the Alexander Producing Leases covering such Alexander Well, to a share (expressed as a decimal) of all oil, gas and other minerals produced from such Alexander Well which is not less than the "net revenue interest" set out in connection with the description of such Alexander Well, free and clear of all liens, claims, mortgages, deeds of trust, assignments of production, and security interests, other than those described in Schedule 3.06, (ii) Alexander owns an undivided interest (expressed as a decimal) equal to the "working interest" set out in connection with the description of such Alexander Well in and to all property and rights incident thereto, including all rights in, to and under all agreements, leases, permits, easements, licenses and orders in any way relating thereto, and in and to all wells, personal property, fixtures and improvements thereon, appurtenant thereto or used or obtained in connection therewith or with the production or treatment or sale or disposal of hydrocarbons or water produced therefrom or attributable thereto, and (iii) Alexander is obligated, during the entire extended terms of the Alexander Producing Leases to which production from such Alexander Well is attributable, for a share of the costs relating to the exploration, development, and operation of such Alexander Well which is no greater than the "working interest" set out in connection with the description of such Alexander Well.

     3.26 Compliance With Leases and Laws. Alexander has complied in all material respects with the terms and provisions of the Alexander Leases. To Alexander's knowledge and except as disclosed on Schedule 3.26, no default exists under any of the terms and provisions, express or implied, of any of the Alexander Leases or under any of the terms and provisions of any agreement to which any of the Alexander Leases are subject, and Alexander has not received notice of any claim of such default. All bonuses, rentals, shut-in royalties and royalties due under the Alexander Leases and applicable law, rules and regulations of the federal and state Governmental Bodies having jurisdiction with respect to same have been timely and properly paid and are not in suspense for any reason, except as disclosed in Schedule 3.26. Alexander's aggregate delay rental and bonus obligations due under the terms of the Alexander Non-Producing Leases for each of calendar years 1996, 1997, and 1998 are set forth at Schedule 3.26. There is no express provision under any Alexander Lease or any agreement which requires the drilling of additional wells or other operations to earn or continue to hold any of the Alexander Leases and all lands covered thereby, except as disclosed in Schedule 3.26. All Alexander Wells have been drilled, completed, and operated in compliance with all applicable federal, state and local laws and regulations applicable thereto (including, without limitation, the Environmental Laws), except to the extent such failure to comply would not result in a Material Adverse Effect to Alexander. Based on information available to Alexander, all production from the Alexander Wells has been properly accounted for and all proceeds attributable thereto have been properly paid to the persons entitled thereto in accordance with payment practices customary in the oil and gas industry and applicable law, except as disclosed in
Schedule 3.26, and all necessary filings with Governmental Bodies have been properly made in connection with the drilling, completion, and operations of each Alexander Well and all other oil and gas operations on the Alexander Land and, except as disclosed in Schedule 3.26, no production or sale of oil, gas and other hydrocarbons heretofore produced or sold from or attributable to the Alexander Leases has been in excess of any allowable quantity (plus permitted tolerances) or price or in violation of any other rule or regulation affecting the sale of hydrocarbons as established by the applicable regulatory authorities. Schedule 3.26 identifies by amount all proceeds attributable to the production of hydrocarbons through December 31, 1995, which are owing to third parties and which are in the possession or under the control of Alexander. Except as disclosed in Schedule 3.26, no gas produced from the Alexander Interests is subject to the price control jurisdiction of the FERC under the NGPA.

                                     A-1-27

     3.27 Sale of Production. Except as set forth in Schedule 3.27, to Alexander's knowledge, Alexander has no production from any Alexander Well which is subject to balancing rights of third parties or is subject to balancing duties under governmental requirements, and no third party has production from any Alexander Well which is subject to the balancing rights of Alexander. Except as set forth on Schedule 3.27, no production from any Alexander Well has exceeded the allowable production established therefor by the appropriate Governmental Body. Except as set forth on Schedule 3.27, Alexander is not obligated by virtue of any prepayment made under any production sales contract or any other contract containing a take-or-pay clause or relating to the settlement of a take-or-pay dispute, or under any similar arrangement, to deliver oil, gas, natural gas liquids or other hydrocarbons or minerals produced from or allocated to any of the Alexander Leases at any time after the Effective Time without receiving full payment therefor at the time of delivery. Except as disclosed on Schedule 3.27, Alexander has not collected any proceeds from the sale of hydrocarbons produced from the Alexander Interests which are subject to refund. Except as set forth in Schedule 3.27, proceeds from the sale of oil, gas and natural gas liquids from the Alexander Wells are being received by Alexander in a timely manner and based upon the net revenue interest described at Schedule
3.25 for each such Alexander Well and in accordance with the terms of the applicable purchase agreement governing such sale, and are not being held in suspense for any reason. Alexander has described in Schedule 3.27 and made available to NEG for examination all contracts and agreements (other than routine division orders terminable by Alexander upon less than sixty (60) days' notice) pursuant to which hydrocarbons produced from the Alexander Interests are sold, transported, processed or otherwise disposed of or marketed. Except as disclosed in Schedule 3.27, no person has any call upon, right of first refusal, preferential right or option to purchase or similar rights with respect to the Alexander Interests or to the production therefrom. Except as disclosed in
Schedule 3.27, price renegotiation procedures have not been commenced under FERC Order No. 451 which involve or which hereafter may affect any gas produced from the Alexander Interests. Except as disclosed in Schedule 3.27, no offer of credits under FERC Order No. 500 has been made which would entitle any purchaser of gas produced from the Alexander Interests to credit transported volumes against such purchaser's take-or-pay obligations under any contract for the sale of gas produced from the Alexander Interests.

     3.28 Contracts. Alexander has described in Schedule 3.28 all partnership, joint venture, farmout, dry hole, bottom hole, acreage contribution, area of mutual interest, purchase and/or acquisition agreements of which any terms remain executory which may affect the Alexander Interests, and all other executory contracts to which Alexander is a party which would have a Material Adverse Effect on any item of the Alexander Interests.

     3.29 Status of Alexander Wells. Except as disclosed on Schedule 3.29, all Alexander Wells are producing or capable of producing hydrocarbons in commercial quantities (based upon prevailing economic conditions) without the necessity of reworking or recompletion operations. To Alexander's knowledge and except as disclosed in Schedule 3.29, there are no obligations existing for the plugging or abandonment (including obligations for restoration of the surface) of any oil and/or gas well, salt water disposal well or other well located at the Alexander Interests.

     3.30 Tax Partnerships. Except as disclosed on Schedule 3.30, no item of the Alexander Interests is treated for income tax purposes as being owned by a partnership.

     3.31 Equipment and Off-Lease Facilities. That portion of the Alexander Interests consisting of personal property, facilities, and fixtures, including without limitation, all property and assets used in connection with the operation of the Alexander Interests, is in good condition and repair, ordinary wear and tear excepted, and is adequate for the proper operation of the Alexander Interests, except for such repairs and additions necessary for the proper operation of the Alexander Interests and which individually or in the aggregate would not result in a Material Adverse Effect on Alexander.

     3.32 SEC Documents. Alexander has delivered or made available to NEG each registration statement, report, definitive proxy statement or definitive information statement and all exhibits thereto filed since December 31, 1991, which are listed on Schedule 3.32, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Alexander Reports"). The Alexander Reports, which were filed with the SEC in a timely manner except as set forth in Schedule 3.32, constitute all forms,

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

reports and documents required to be filed by Alexander under the 33 Act, the 34 Act and the rules and regulations promulgated thereunder. As of their respective dates, the Alexander Reports (i) complied as to form in all material respects with the applicable requirements of the 33 Act and/or the 34 Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the balance sheets of Alexander included in or incorporated by reference into the Alexander Reports (including the related notes and schedules) fairly presents the financial position of Alexander as of its date and each of the statements of income, retained earnings and cash flows of Alexander included in or incorporated by reference into the Alexander Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Alexander for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of any unaudited statements, as permitted by Form 10-Q promulgated under the 34 Act.

     3.33 Related Party Transactions. Set forth in Schedule 3.33 is a complete list of all arrangements, agreements and contracts between Alexander and any person who is an officer, director or affiliate of Alexander, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate.

     3.34 Certain Payments. Except as set forth in Schedule 3.34, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Alexander benefit plan, policy, practice, agreement or other arrangement or any trust or loan (the "Alexander Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Alexander or (ii) result in the triggering or imposition of any restrictions or limitations on the right of NEG or Alexander to amend or terminate any Alexander Employee Arrangements and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in Schedule 3.34, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Alexander benefit plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Alexander will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

     3.35 Royalty Accounts. Schedule 3.35 sets forth as of April 30, 1996, the amount of funds held by Alexander in suspense and which are owed to third party owners of royalty, overriding royalty, working or other interests for past production of oil and gas attributable to the Alexander Interests.

     3.36 Accounts Payable. The accounts payable reflected on the Alexander Balance Sheet, the Alexander March 31 Balance Sheet and those reflected on the books of Alexander at the time of the Closing reflect all amounts owed by Alexander, in respect of trade accounts due and other payables as required by generally accepted accounting principles to be identified on such Alexander Balance Sheet, Alexander March 31 Balance Sheet or in the books of Alexander.
Schedule 3.36 sets forth all accounts payable past due as of April 30, 1996 and will be updated by Alexander to set forth all accounts payable past due as of the date of Closing.

                                   ARTICLE IV

                       CONDUCT AND TRANSACTIONS PRIOR TO
                          EFFECTIVE DATE OF THE MERGER

     4.01 Investigations; Operation of Business of Alexander. Between the date of this Agreement and the Effective Date of the Merger:

     (a) (i) Alexander shall give NEG, its agents and representatives, full access to all of the premises of Alexander, the Alexander Partnerships, and the Alexander Subsidiaries, including well sites, and books and

                                     A-1-29
records and to cause their respective officers to furnish NEG, its agents and representatives with such financial and operating data and other information with respect to the respective businesses and properties of Alexander, the Alexander Partnerships, and the Alexander Subsidiaries as NEG, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of Alexander hereunder, and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of Alexander, the Alexander Partnerships, and the Alexander Subsidiaries. In the event of termination of this Agreement, except as prevented by law, NEG will, and shall cause its agents and representatives to, return to Alexander all documents, work papers and other materials obtained from Alexander, the Alexander Partnerships, and the Alexander Subsidiaries in connection with the transactions contemplated hereby, and all copies, extracts or other reproductions thereof in whole or in part (the "Alexander Confidential Material"). The term Alexander Confidential Information does not include information which (i) is public information, (ii) was already known to NEG, (iii) is developed by NEG independently from the information supplied to NEG pursuant to this Agreement, or (iv) is furnished to NEG by a third party who is not an employee, agent, representative, or advisor of Alexander or any entity in which Alexander has an interest independently from NEG's investigation pursuant to the transactions contemplated by this Agreement. NEG agrees, and shall cause its affiliates and their respective officers, directors, employees, financial advisors and agents (collectively, "NEG Representatives") to keep confidential any information obtained pursuant to this Agreement unless such information is readily ascertainable from public or published information or trade sources. If this Agreement is terminated, NEG shall not use, and shall cause each NEG Representative not to use, any of the Alexander Confidential Information to NEG's or any other person's or entity's financial advantage or to the detriment of Alexander. The confidentiality provisions of this Section 4.01(a) shall survive the termination of this Agreement.

     (ii) Subject to Subsection 4.01(a)(iii) below or except as required by law, the Alexander Confidential Material will be kept confidential and will not, without the prior written consent of Alexander, be disclosed by NEG or the NEG Representatives, in whole or in part, and will not be used by NEG or the NEG Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger, the other transactions contemplated by this Agreement or evaluating, negotiating or advising NEG with respect to the transactions contemplated herein. Moreover, NEG agrees to transmit the Alexander Confidential Material to the NEG Representatives only if and to the extent that the NEG Representatives need to know the Alexander Confidential Material for purposes of such transaction and are informed by NEG of the confidential nature of the Alexander Confidential Material and of the terms of this Section. In any event, NEG will be responsible for any actions by the NEG Representatives which are not in accordance with the provisions hereof.

     (iii) In the event that NEG, the NEG Representatives or anyone to whom NEG or the NEG Representatives supply the Alexander Confidential Material are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any Governmental Body or otherwise in connection with legal processes) to disclose any of the Alexander Confidential Material, NEG agrees (i) to immediately notify Alexander of the existence, terms and circumstances of such a request, (ii) to consult with Alexander on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Alexander Confidential Material which, in the opinion of NEG's counsel, NEG is legally compelled to disclose and to cooperate with any action by Alexander to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Alexander Confidential Material (it being agreed that Alexander shall reimburse NEG for all reasonable out-of-pocket expenses incurred by NEG in connection with such cooperation).

     (b) Alexander will, to the extent required for continued operation of its business without impairment, use its reasonable efforts to preserve substantially intact the books and records and the business organization of Alexander, to keep available the services of its present officers and employees, and to preserve the present relationships of Alexander with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise and to promptly notify NEG of an emergency or other change which

                                     A-1-30
would have a Material Adverse Effect on Alexander, any governmental complaints, investigations, hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

     (c) Alexander will conduct its business only in the ordinary course and, by way of amplification and not limitation, Alexander will not, without the prior written consent of NEG, except with respect to the issuance of shares previously reserved for issuance as described in Schedule 3.02, (i) issue, sell or otherwise dispose of any shares of its capital stock, or (ii) grant any other options or warrants or other rights to purchase or otherwise acquire any shares of Alexander's capital stock or issue any securities convertible into shares of Alexander's capital stock, or (iii) adopt any new employee benefit plans or modify or alter any existing employee benefit plan, or (iv) declare, set aside, or pay any dividend or distribution with respect to the capital stock of Alexander, or (v) directly or indirectly redeem, purchase or otherwise acquire any capital stock of Alexander, or (vi) effect a split or reclassification of any capital stock of Alexander or a recapitalization of Alexander, or (vii) change the charter or bylaws of Alexander, or (viii) grant any increase in the compensation payable or to become payable by Alexander to officers or salaried employees of Alexander or any increase in any Alexander Single Employer Plan or Alexander Employee Arrangement for any officers or employees, or (ix) borrow, except for working capital purposes not to exceed $10,000, or agree to borrow any funds, or guarantee or agree to guarantee the obligations of others, or (x) waive any rights of substantial value, or (xi) except in the ordinary course of business enter into an agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment, or (xii) take any action or omit to take any action which would result in any of its representations or warranties set forth in this Agreement becoming untrue or any of the conditions or obligations of Alexander set forth in Section 5.02 hereof not being satisfied. Listed on Schedule 4.01 hereto are all of Alexander's presently proposed capital expenditures exceeding $10,000. Without the prior written consent of NEG, Alexander will not make any other capital expenditures in excess of $100,000 in any one case or $150,000 in the aggregate.

     (d) Alexander shall furnish NEG a copy of all amendments to the Alexander 10-K and of any other form filed with the SEC under the 34 Act from the date of filing of the Alexander 10-K to the Effective Date of the Merger.

     (e) Following its execution of this Agreement, neither Alexander nor any of its affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any person other than NEG with respect to the disposition of any of the equity securities of Alexander or any options with respect thereto or merger of Alexander with another corporation, or any disposition of all or any significant portion of the assets of Alexander not in the ordinary course of business, or similar transaction (each an "Alexander Acquisition Proposal"), nor shall Alexander or any of its affiliates or agents provide any information concerning Alexander with respect to an Alexander Acquisition Proposal, unless Alexander has been advised by counsel that participation in such negotiations or the provision of such information in response to any unsolicited offer is required by the fiduciary duties of Alexander's Board of Directors under applicable law. In the event anyone should solicit, initiate negotiations with or make inquiries of Alexander relative to an Alexander Acquisition Proposal, Alexander will promptly notify NEG.

     (f) Alexander will continue to maintain its books of account in the usual, regular and ordinary manner.

     4.02 Investigations; Operation of Business of NEG. Between the date of this Agreement and the Effective Date of the Merger:

     (a) (i) NEG shall give Alexander, its agents and representatives, full access to all of the premises of NEG, the NEG Partnerships, and the NEG Subsidiaries including well sites, and books and records, and to cause their respective officers to furnish Alexander, its agents and representatives with such financial and operating data and other information with respect to the respective businesses and properties of NEG, the NEG Partnerships, and the NEG Subsidiaries as Alexander, its agents and representatives shall from time to time reasonably request; provided, however, that any such investigation shall not affect any of the representations and warranties of NEG hereunder, and provided further, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of NEG, the

                                     A-1-31

NEG Partnerships, and the NEG Subsidiaries. In the event of termination of this Agreement, except as prevented by law, Alexander will, and shall cause its agents and representatives to, return to NEG all documents, work papers and other materials obtained from NEG, the NEG Partnerships, and the NEG Subsidiaries in connection with the transactions contemplated hereby, and all copies, extracts or other reproductions thereof in whole or in part (the "NEG Confidential Material"). The term NEG Confidential Information does not include information which (i) is public information, (ii) was already known to Alexander, (iii) is developed by Alexander independently from the information supplied to Alexander pursuant to this Agreement, or (iv) is furnished to Alexander by a third party who is not an employee, agent, representative, or advisor of NEG or any entity in which NEG has an interest independently from Alexander's investigation pursuant to the transactions contemplated by this Agreement. Alexander agrees, and shall cause its affiliates and their respective officers, directors, employees, financial advisors and agents (collectively, "Alexander Representatives") to keep confidential any information obtained pursuant to this Agreement unless such information is readily ascertainable from public or published information or trade sources. If this Agreement is terminated, Alexander shall not use, and shall cause each Alexander Representative not to use, any of the NEG Confidential Information to Alexander's or any other person's or entity's financial advantage or to the detriment of NEG. The confidentiality provisions of this Section 4.02(a) shall survive the termination of this Agreement.

     (ii) Subject to Subsection 4.02(a)(iii) below or except as required by law, the NEG Confidential Material will be kept confidential and will not, without the prior written consent of NEG, be disclosed by Alexander or the Alexander Representatives, in whole or in part, and will not be used by Alexander or the Alexander Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger, the other transactions contemplated by this Agreement or evaluating, negotiating or advising Alexander with respect to the transactions contemplated herein. Moreover, Alexander agrees to transmit the NEG Confidential Material to the Alexander Representatives only if and to the extent that the Alexander Representatives need to know the NEG Confidential Material for purposes of such transaction and are informed by Alexander of the confidential nature of the NEG Confidential Material and of the terms of this Section. In any event, Alexander will be responsible for any actions by the Alexander Representatives which are not in accordance with the provisions hereof.

     (iii) In the event that Alexander, the Alexander Representatives or anyone to whom Alexander or the Alexander Representatives supply the NEG Confidential Material are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any Governmental Body or otherwise in connection with legal processes) to disclose any of the NEG Confidential Material, Alexander agrees (i) to immediately notify NEG of the existence, terms and circumstances of such a request, (ii) to consult with NEG on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the NEG Confidential Material which, in the opinion of Alexander's counsel, Alexander is legally compelled to disclose and to cooperate with any action by NEG to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the NEG Confidential Material (it being agreed that NEG shall reimburse Alexander for all reasonable out-of-pocket expenses incurred by Alexander in connection with such cooperation).

     (b) NEG will, to the extent required for continued operation of its business without impairment, use its reasonable efforts to preserve substantially intact the books and records and the business organization of NEG, to keep available the services of its present officers and employees, and to preserve the present relationships of NEG with persons having significant business relations therewith such as suppliers, customers, brokers, agents or otherwise and to promptly notify Alexander of an emergency or other change which would have a Material Adverse Effect on NEG, any governmental complaints, investigations, hearings (or communications indicating that the same may be contemplated) or the breach in any material respect of any representation, warranty, covenant or agreement contained herein.

     (c) NEG will conduct its business only in the ordinary course and, by way of amplification and not limitation, NEG will not, without the prior written consent of Alexander, except with respect to the issuance of shares as described in Schedule 2.02, (i) issue, sell or otherwise dispose of shares of its capital stock, or

                                     A-1-32

(ii) grant any other options or warrants or other rights to purchase or otherwise acquire any shares of NEG's capital stock or issue any securities convertible into shares of NEG's capital stock, or (iii) adopt any new employee benefit plans or modify or alter any existing employee benefit plan except as otherwise disclosed on Schedule 4.02, or (iv) declare, set aside, or pay any dividend or distribution with respect to the capital stock of NEG other than ordinary semi-annual cash dividends by NEG consistent with past practice in an amount not in excess of $5.00 per share of Series B Preferred and $5.25 per share of Series C Preferred, or (v) directly or indirectly redeem, purchase or otherwise acquire any capital stock of NEG, or (vi) effect a split or reclassification of any capital stock of NEG or a recapitalization of NEG, or
(vii) change the charter or bylaws of NEG except as otherwise disclosed on
Schedule 4.02, or (viii) grant any increase in the compensation payable or to become payable by NEG to officers or salaried employees of NEG or any increase in any NEG Single Employer Plan or NEG Employee Arrangement for any officers or employees except as otherwise disclosed on Schedule 4.02, or (ix) borrow, except for working capital purposes not to exceed $10,000 and except as set forth on
Schedule 4.02, or agree to borrow any funds, or guarantee or agree to guarantee the obligations of others, or (x) waive any rights of substantial value, or (xi) except in the ordinary course of business and except as set forth on Schedule 4.02, enter into an agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of any such agreement, contract or commitment, or (xii) take any action or omit to take any action which would result in any of its representations or warranties set forth in this Agreement becoming untrue or any of the conditions or obligations of NEG set forth in Section 5.01 hereof not being satisfied. Listed on Schedule 4.02 hereto are all of NEG's presently proposed capital expenditures exceeding $10,000. Without the prior written consent of Alexander, NEG will not make any other capital expenditures in excess of $100,000 in any one case or $150,000 in the aggregate.

     (d) NEG shall furnish Alexander a copy of any amendment to the NEG 10-K and of any other report filed with the SEC under the 34 Act from the date of filing of the NEG 10-K to the Effective Date of the Merger.

     (e) Following its execution of this Agreement, neither NEG nor any of its affiliates or agents, will directly or indirectly solicit, initiate or participate in negotiations with any person other than Alexander with respect to the disposition of any of the equity securities of NEG or any options with respect thereto or merger of NEG with any corporation, or any disposition of all or any significant portion of the assets of NEG not in the ordinary course of business, or similar transaction (each an "NEG Acquisition Proposal"), nor shall NEG or any of its affiliates or agents provide any information concerning NEG with respect to an NEG Acquisition Proposal, unless NEG has been advised by counsel that participation in such negotiations or the provision of such information in response to any unsolicited offer is required by the fiduciary duties of NEG's Board of Directors under applicable law. In the event anyone should solicit, initiate negotiations with or make inquiries of NEG relative to an NEG Acquisition Proposal, NEG will promptly notify Alexander.

     (f) NEG will maintain its books of account in the usual, regular and ordinary manner.

     4.03 Shareholder Approvals. NEG and Alexander each shall submit this Agreement to its respective shareholders for approval, all as provided by law and their respective Certificates of Incorporation. Each of Alexander and NEG will, through its respective Board of Directors, recommend to the holders of their respective Common Stock the approval of the Merger and will not rescind its declaration that the Merger is advisable unless such party has been advised by counsel that such recommendation cannot be made by the Board of Directors or must be rescinded because such recommendation violates the fiduciary duties of such Board of Directors under applicable law. Such actions shall be effected with reasonable promptness and as the parties shall mutually determine desirable.

     4.04 NEG Registration Statement, etc. Prior to the Effective Date of the Merger, NEG shall have prepared and filed with the SEC the Registration Statement under the 33 Act, for the purpose of registering the shares of NEG Common Stock to be exchanged for the shares of Alexander Common Stock pursuant to Article I of this Agreement. NEG and Alexander will use all reasonable efforts to cause such Registration

                                     A-1-33

Statement, together with applicable state securities law qualifications, to become effective by August 9, 1996, or as soon thereafter as may be practicable.

     4.05 Information for Proxy Statement-Prospectus. NEG and Alexander will each furnish to the other such data and information relating to it as the other may reasonably request for the purpose of including such data and information in the Proxy Statement-Prospectus or the Registration Statement.

     4.06 Restricted Common Stock. Alexander will deliver to NEG not later than ten (10) days before the Effective Date of the Merger, a schedule listing Alexander's Affiliates (as herein defined) and the amounts of shares of Alexander Common Stock owned by Such Affiliates and the numbers of the certificates representing the same. Alexander shall furnish NEG with such information and documents as NEG shall reasonably request for purposes of reviewing and updating such list. For the purposes of Sections 4.06 and 4.07 and Exhibit C to this Agreement, "Affiliates" means each director or executive officer and each person who, should he sell, transfer or distribute NEG Common Stock acquired by him in connection with the Merger, would be subject to the requirements of paragraphs (c) and (d) of Rule 145, as amended, under the 33 Act, or who would otherwise be considered to be an Affiliate under the applicable rules and regulations of the SEC and the 33 Act.

     4.07 Letters from Affiliates. Prior to Closing, Alexander will use its reasonable efforts to obtain from each of its Affiliates a letter substantially in the form attached as Exhibit C hereto.

     4.08 Consents. Prior to Closing, NEG and Alexander shall each use its respective reasonable efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit it to consummate the Merger.

     4.09 NEG Board of Directors. In connection with the Merger, the following persons shall be nominated for election as directors of NEG at the annual shareholders meeting of NEG at which the Merger is considered to serve for the ensuing year or until their successors are duly elected and qualified: George B. McCullough, Norman C. Miller, Miles D. Bender, Robert H. Kite, George N. McDonald, Robert V. Sinnott and Elwood W. Schafer and immediately after the Effective Time, the board of directors of NEG shall increase the size of the NEG board of directors to ten and elect Bob G. Alexander, Jim L. David and Robert A. West as directors to serve for the ensuing year or until their successors are duly elected and qualified; provided, however, if any such person becomes unwilling or unable to serve prior to the Effective Time, any person who is to replace George B. McCullough, Norman C. Miller, Miles D. Bender, Robert H. Kite, George N. McDonald, Robert V. Sinnott or Elwood W. Schafer (an NEG designated director) shall be named by NEG, and any person who is to replace Bob G. Alexander, Jim L. David or Robert A. West (an Alexander designated director) shall be named by Alexander.

     4.10 Outstanding Alexander Options, Warrants and Stock Awards. NEG shall deliver at Closing to each record holder of options or warrants identified in
Schedule 3.02 hereof that remain unexercised in whole or in part at the Effective Time, in substitution therefor and in cancellation thereof, options or warrants, as the case may be, to purchase a number of shares of NEG Common Stock determined by multiplying the number of shares of Alexander Common Stock subject to the option or warrant by the Exchange Ratio (rounded to the nearest whole number of shares). The per share exercise price of each substitute option or warrant shall be determined by dividing the per share exercise price for the Alexander option or warrant by the Exchange Ratio, and rounding the exercise price to the nearest whole cent. Other terms of such substitute options or warrants shall be the same terms as are contained in the options and warrants identified on Schedule 3.02. As promptly as practicable after the Effective Time, NEG shall use its best efforts to cause a registration statement on Form S-8, or any successor form to be declared effective by the SEC under the 33 Act for the issuance and sale of all shares of NEG Common Stock which are subject to such options or warrants. NEG shall deliver at Closing to each holder of restricted stock awards set forth on Schedule 3.02 that remain subject to forfeiture at the Effective Time, in substitution therefor and in cancellation thereof, a number of shares of NEG Common Stock determined by multiplying the number of such shares subject to forfeiture by the Exchange Ratio. The provisions of this Section 4.10 shall survive the Effective Time and the Closing.

                                     A-1-34

     4.11 Filings. Subject to the terms and conditions herein provided, NEG and Alexander shall use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Bodies in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations.

     4.12 Notices of Certain Events. Each of Alexander or NEG, as appropriate, shall promptly notify the other of receipt of:

     (a) any notice or other communication from any person other than a Governmental Body alleging that the consent of such person is or may be required in connection with, or that any rights or properties of Alexander or NEG may be lost or subjected to any preferential purchase or other similar rights by reason of, the transactions contemplated by this Agreement;

     (b) any notice or other communication from any Governmental Body in connection with the transactions contemplated by this Agreement; and

     (c) notice of any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened, against, relating to or involving or otherwise affecting Alexander, NEG or Acquisition or any of their respective Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed in a Schedule which relate to the consummation of the transactions contemplated by this Agreement.

     4.13 Tax Free Reorganization. During the period from the date of this Agreement through the Effective Time, unless the other parties shall otherwise agree in writing, none of NEG, Acquisition, any other Subsidiary of NEG, Alexander or any Subsidiary of Alexander shall knowingly take or fail to take any action which action or failure to act would jeopardize the treatment of NEG's combination with Alexander as a tax free reorganization under the Code.

     4.14 Recognition of Employment and Severance Agreements. Alexander has previously adopted certain employment and severance agreements for certain of its executive officers entitled The Alexander Energy Corporation Employment Agreement, The Alexander Energy Corporation Special Severance Agreement, and The Alexander Energy Corporation Separation Policy (collectively such agreements are herein called the "Severance Agreements") which are listed on Schedule 3.18. NEG recognizes that the Severance Agreements are a significant benefit to the affected employees of Alexander and acknowledges that NEG has reviewed these Severance Agreements and agrees that, after the Effective Time, such agreements remaining in existence after the Effective Time will be enforceable against NEG to the same extent as enforceable against Alexander prior to the Merger. NEG agrees that it shall take no acts to terminate, amend or modify the Severance Agreements in any manner which would be detrimental to the employees of Alexander who are covered under the Severance Agreements without the prior consent of the employee who would be adversely effected by any such termination, amendment or modification.

                                   ARTICLE V

                  CONDITIONS OF MERGER; ABANDONMENT OF MERGER

     5.01 Conditions of Obligations of Alexander. The obligations of Alexander to effect the Merger shall be subject to the following conditions:

     (a) Resolutions of Shareholders and Board of Directors. NEG and Acquisition shall have furnished Alexander with (i) certified copies of resolutions duly adopted by the holders of at least a majority of the outstanding stock of NEG and Acquisition entitled to vote thereon approving and authorizing the transactions contemplated by this Agreement and (ii) certified copies of resolutions duly adopted by the Board of Directors of NEG and Acquisition authorizing all necessary and proper corporate action to enable NEG and Acquisition to comply with the terms of this Agreement and approving the execution and delivery to Alexander of this Agreement.

                                     A-1-35

     (b) Representations and Warranties of NEG and Acquisition to be True. Except to the extent waived in writing by Alexander hereunder, (i) the representations and warranties of NEG and Acquisition herein contained shall be true in all material respects at the Time of Filing with the same effect as though made at such time; and (ii) NEG and Acquisition shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by them prior to the Time of Filing. Each of NEG and Acquisition shall have also delivered to Alexander a certificate, dated the Closing Date and signed by two of their respective officers, to both of the aforementioned effects. In the event any of the Schedules need to be updated as a result of any events that have occurred since the execution of this Agreement, such certificate shall have attached to it updates of all such Schedules to this Agreement; provided, however, no change in or amendment to a Schedule by a party hereto made after the date hereof shall constitute a waiver hereunder of any right of the other party or any condition to the such other party's obligations hereunder without the specific written consent of such other party.

     (c) Third Party Consents. NEG shall have obtained and delivered to Alexander consents to the transactions contemplated by this Agreement from the parties to all material contracts referred to in the Schedules attached hereto in accordance with this Agreement, which require such consent.

     (d) Registration of NEG Stock. The Registration Statement shall have been declared effective under the 33 Act and applicable state securities laws, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or be pending.

     (e) No Material Adverse Change. There shall not have occurred since December 31, 1995, (i) any material adverse change in the business, properties, results of operations or financial condition of NEG and its Consolidated Subsidiaries, considered as one enterprise, or (ii) any loss or damage to any of the properties or assets (whether or not covered by insurance) of NEG or any of its Consolidated Subsidiaries which, in either case, will have a Material Adverse Effect on NEG.

     (f) Statutory Requirements. All statutory requirements for the valid consummation by NEG of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all Governmental Bodies required to be obtained in order to permit consummation by NEG of the transactions contemplated by this Agreement and to permit the business presently carried on by NEG to continue unimpaired to any material degree immediately following the Effective Date of the Merger shall have been obtained. Neither the Federal Trade Commission, the United States Department of Justice, nor any other governmental agency, whether federal, state or local, shall have instituted (or threatened to institute in a writing directed to NEG or Alexander or any of the NEG or Alexander Subsidiaries) an investigation which is pending at the Time of Filing relating to the Merger, and between the date of this Agreement and the Time of Filing no action or proceeding shall have been instituted or, to the knowledge of NEG, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

     (g) Opinion of Counsel of NEG. Alexander shall have received from Strasburger & Price, LLP, counsel to NEG, an opinion dated the Closing Date, in form and substance satisfactory to Alexander's counsel, McAfee & Taft A Professional Corporation, to the effect that (i) each of NEG and the NEG Subsidiaries is a corporation duly incorporated and validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) each of NEG and the NEG Subsidiaries has the corporate power to carry on its business as now being conducted; (iii) the authorized capital stock of NEG and the number of shares of capital stock outstanding are as set forth in Section
2.02 of this Agreement, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable; (iv) the shares of NEG Common Stock into which the shares of Alexander Common Stock are to be converted pursuant to Article I of this Agreement have been duly authorized and, immediately after the Effective Date of the Merger, will be duly and validly issued and will be fully paid and nonassessable; (v) NEG and Acquisition each has the requisite corporate power and authority and has taken all requisite corporate action necessary to enable NEG and Acquisition to execute and deliver this Agreement and to consummate the transactions contemplated thereby; (vi) this Agreement has been duly and validly executed and delivered by NEG and Acquisition and is the valid, binding and enforceable obligation of NEG and Acquisition (subject to

                                     A-1-36
bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally, and to principles of equity); (vii) neither the execution and delivery by NEG and Acquisition of this Agreement nor compliance with the terms and provisions thereof will violate any law, statute, rule or regulation, injunction, order or decree of any governmental agency or authority or court, of which such counsel is aware, or conflict with or result in the breach of any term, condition or provision of any material agreement or commitment listed as an exhibit to or described in the NEG Reports and any SEC filings under Section 4.02(d) hereof, or cause any acceleration of maturity of any material obligation or loan known to such counsel, or give to others any material interests or rights known to counsel (including rights of termination or cancellation) in or with respect to any material properties or assets; (viii) to such counsel's knowledge, neither NEG nor any NEG Subsidiary is engaged in any legal or administrative proceeding which is reasonably likely to have a Material Adverse Effect on NEG; (ix) except as described in such opinion, to such counsel's knowledge, all authorizations, consents and approvals of all Governmental Bodies required to be obtained by NEG and Acquisition in order to permit consummation of the Merger (excluding state securities or "Blue Sky" requirements) have been obtained; and (x) upon filing of the Certificate of Merger, the Merger shall become effective in accordance with this Agreement.

     Such counsel shall also provide a statement in their opinion letter to the effect that nothing has come to their attention that would lead them to believe the Registration Statement with respect to the information supplied by NEG (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement-Prospectus with respect to the information supplied by NEG (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time the Proxy Statement-Prospectus was mailed or at the Effective Date of the Merger, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Such opinion shall also cover such other matters incidental to the matters herein contemplated as Alexander and its counsel may reasonably request. In rendering such opinion, counsel may rely, to the extent counsel determines such reliance necessary or appropriate, upon opinions of local counsel as to matters of law other than that of the United States and Texas and, as to matters of fact, upon certificates of state officials or of any officer or officers of NEG provided the extent of such reliance is stated in the opinion.

     (h) Fairness Opinion. Alexander shall have received an opinion, dated as of the date of this Agreement and confirmed as of the date of the Proxy Statement-Prospectus, from Prudential Securities Incorporated to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Alexander Common Stock, which opinion shall not have been withdrawn.

     (i) NEG Stock Price. The average closing sales price for the NEG Common Stock on the Nasdaq National Market for the ten (10) trading days immediately prior to the Closing Date (the "NEG Average Price") shall not be less than $2.40.

     (j) NEG Financing. Alexander shall have received on or before the date of this Agreement satisfactory evidence of a commitment from a bank or banks to provide NEG with financing after the Closing for not less than $65,000,000 (the "Commitment"), which Commitment may not be amended or terminated on or before the Effective Time.

     (k) Filing of Form S-4. NEG shall have filed with the SEC the Registration Statement on Form S-4 used to register the shares of NEG Common Stock to be exchanged for the shares of Alexander Common Stock pursuant to this Agreement on or before June 14, 1996.

     5.02 Conditions of Obligation of NEG. The obligation of NEG to effect the Merger shall be subject to the following conditions:

     (a) Resolutions of Shareholders and Boards of Directors. Alexander shall have furnished NEG with (i) certified copies of resolutions duly adopted by the holders of at least a majority of the outstanding stock of Alexander entitled to vote thereon approving and authorizing the transactions contemplated by this Agree-

                                     A-1-37
ment and (ii) certified copies of resolutions duly adopted by the Board of Directors of Alexander authorizing all necessary and proper corporate action to enable Alexander to comply with the terms of this Agreement and approving the execution and delivery to NEG of this Agreement.

     (b) Representations and Warranties of Alexander to be True. Except to the extent waived in writing by NEG hereunder, (i) the representations and warranties of Alexander herein contained shall be true in all material respects at the Time of Filing with the same effect as though made at such time; and (ii) Alexander shall have performed all material obligations and complied with all material covenants required by this Agreement to be performed or complied with by it prior to the Time of Filing. Alexander shall have also delivered to NEG a certificate of Alexander, dated the Closing Date and signed by two of its officers, to both of the aforementioned effects. In the event any of the Schedules need to be updated as a result of any events that have occurred since the execution of this Agreement, such certificate shall have attached to it updates of all Schedules to this Agreement; provided, however, no change in or amendment to a Schedule by a party hereto made after the date hereof shall constitute a waiver hereunder of any right of the other party or any condition to the such other party's obligations hereunder without the specific written consent of such other party.

     (c) Third Party Consents. Alexander shall have obtained and delivered to NEG consents to the transactions contemplated by this Agreement from the parties to all material contracts referred to in the Schedules attached hereto in accordance with this Agreement, which require such consent.

     (d) Registration of NEG Stock. The Registration Statement shall have been declared effective under the 33 Act and applicable state securities laws, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been instituted or be pending.

     (e) No Material Adverse Change. There shall not have occurred since December 31, 1995 (i) any material adverse change in the business, properties, results of operations or financial condition of Alexander and its Consolidated Subsidiaries, considered as one enterprise, or (ii) any loss or damage to any of the properties or assets (whether or not covered by insurance) of Alexander or any of its Consolidated Subsidiaries which, in either case, will have a Material Adverse Effect on Alexander.

     (f) Statutory Requirements. All statutory requirements for the valid consummation by Alexander of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents and approvals of all Governmental Bodies required to be obtained in order to permit consummation by Alexander of the transactions contemplated by this Agreement and to permit the business presently carried on by Alexander to be continued by Acquisition unimpaired to any material degree immediately following the Effective Date of the Merger shall have been obtained. Neither the Federal Trade Commission, the United States Department of Justice, nor any other governmental agency, whether federal, state or local, shall have instituted (or threatened to institute in a writing directed to NEG or Alexander or any of the NEG or Alexander Subsidiaries) an investigation which is pending at the Time of Filing relating to the Merger, and between the date of this Agreement and the Time of Filing no action or proceeding shall have been instituted or, to the knowledge of Alexander, shall have been threatened by any party (public or private) before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages in respect thereof.

     (g) Opinion of Counsel of Alexander. NEG shall have received from McAfee & Taft A Professional Corporation, counsel to Alexander, an opinion, dated the Closing Date, in form and substance satisfactory to NEG counsel, Strasburger & Price, LLP, to the effect that (i) each of Alexander and the Alexander Subsidiaries is a corporation duly incorporated and validly existing and in good standing under the laws of its respective jurisdiction of incorporation; (ii) each of Alexander and the Alexander Subsidiaries has the corporate power to carry on its business as now being conducted; (iii) the authorized capital stock of Alexander and the number of shares of capital stock outstanding are as set forth in Section 3.02 of this Agreement, and that such issued shares have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable; (iv) Alexander has the requisite corporate power and authority and has taken all requisite corporate action necessary to enable it to execute and deliver this Agreement and to consummate the transactions contemplated thereby; (v) this Agreement has been duly and validly executed and delivered by

                                     A-1-38

Alexander and is the valid, binding and enforceable obligation of Alexander (subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally, and to principles of equity); (vi) neither the execution and delivery by Alexander of this Agreement nor compliance with the terms and provisions of thereof will violate any law, statute, rule or regulation, injunction, order or decree of any governmental agency or authority or court, of which such counsel is aware, or conflict with or result in a breach of any term, condition or provision of any material agreement or commitment listed as an exhibit to or described in the Alexander reports and any SEC filings under Section 4.01(d) hereof, or cause any acceleration or maturity of any material obligation or loan known to such counsel, or give to others any material interests or rights known to counsel (including rights of termination or cancellation) in or with respect to any material properties or assets; (vii) to such counsel's knowledge, neither Alexander nor any Alexander Subsidiary is engaged in any legal or administrative proceeding which is reasonably likely to have a Material Adverse Effect on Alexander; (viii) except as described in such opinion, to such counsel's knowledge, all authorizations, consents and approvals of all Governmental Bodies required to be obtained by Alexander in order to permit consummation of the Merger (excluding state securities or "Blue Sky" requirements) have been obtained; (ix) upon filing of the Certificate of Merger, the Merger shall become effective in accordance with this Agreement; (x) no anti-takeover statutes or regulations under Oklahoma law are applicable to the transactions contemplated by the Agreement, including but not limited to Section 1090.3 of the Oklahoma Act; and (xi) no Associated Rights will become exercisable as a result of consummating the transactions contemplated by the Agreement.

     Such counsel shall also provide a statement in their opinion letter to the effect that nothing has come to their attention that would lead them to believe the Registration Statement with respect to the information supplied by Alexander (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time it became effective, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement-Prospectus with respect to the information supplied by Alexander (except for the financial statements or other financial or statistical data, as to which they need make no comment), at the time the Proxy Statement-Prospectus was mailed or at the Effective Date of the Merger, contained an untrue statement of material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     Such opinion shall also cover such other matters incidental to the matters herein contemplated as NEG and its counsel may reasonably request. In rendering such opinion, counsel may rely, to the extent counsel determines such reliance necessary or appropriate, upon opinions of local counsel as to matters of law other than that of the United States and Oklahoma and, as to matters of fact, upon certificates of state officials and of any officer or officers of Alexander provided the extent of such reliance is specified in the opinion.

     (h) Receipt of Letters from Alexander Affiliates. NEG shall have received from each Alexander Affiliate a duly executed letter substantially in the form of Exhibit C attached hereto.

     (i) Fairness Opinion. NEG shall have received an opinion, dated as of the date of this Agreement and confirmed as of the date of the Proxy
Statement-Prospectus, from Oppenheimer & Co., Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of NEG Common Stock, which opinion shall not have been withdrawn.

     (j) Outstanding Alexander Common Stock. Alexander shall have no more than 12,850,000 shares of Alexander Common Stock outstanding, on a fully diluted basis, immediately prior to the Effective Time.

     (k) NEG Stock Price. The NEG Average Price shall not be greater than $3.60.

     (l) NEG Financing. NEG shall have received on or before the date of this Agreement the Commitment, and such bank or banks shall fund the loan described in the Commitment on the terms set forth therein simultaneous with the Closing. NEG shall use its best efforts to cause the loan described in the Commitment to close simultaneous with the Closing; provided, however, that NEG shall not be obligated to close if the sum of the refinancing of the existing debt of NEG and Alexander and the costs of closing the transactions contemplated by this Agreement (including all estimated costs under Section 1.08) exceeds $80,000,000.

                                     A-1-39

     5.03 Conditions of Obligations of NEG and Alexander. The obligations of each of NEG and Alexander to effect the Merger shall be subject to the following conditions:

     (a) Tax Opinion. NEG, Alexander and Acquisition shall have received an opinion of Strasburger & Price, LLP, in form and substance satisfactory to NEG, Alexander and Acquisition, dated the date of this Agreement and confirmed as of the date of the Proxy Statement-Prospectus and confirmed as of the Effective Date, substantially to the effect that, for United States federal income tax purposes, on the basis of facts, representations and assumptions set forth in such opinion (and such facts so stated, represented or assumed and information relied upon will not, to the actual knowledge of the attorneys with such law firm devoting substantive attention to this matter, be false or incorrect as of the date of such opinion):

          (i) The Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code and Alexander, NEG and Acquisition will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

          (ii) No gain or loss will be recognized by NEG, Acquisition or Alexander for federal income tax purposes as a result of the Merger;

          (iii) No gain or loss will be recognized for federal income tax purposes by holders of Alexander Common Stock who are United States persons (within the meaning of the Code) upon the exchange of their shares of Alexander Common Stock for shares of NEG Common Stock pursuant to the conversion of shares that will occur in the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received (i) in lieu of fractional shares of NEG Common Stock, or (ii) for shares of Alexander Common Stock pursuant to exercise of dissenters' rights of appraisal;

          (iv) For federal income tax purposes, the basis of the shares of any NEG Common Stock received in exchange for shares of Alexander Common Stock pursuant to the Merger will be the same as the basis of the Alexander Common Stock surrendered in exchange therefor, decreased by the amount of any tax basis allocable to (i) a fractional share interest for which cash is received, or (ii) shares for which cash is received pursuant to exercise of dissenter's rights of appraisal; and

          (v) For federal income tax purposes, the holding period of the shares of NEG Common Stock received in exchange for shares of Alexander Common Stock will include the holding period of such shares of Alexander Common Stock, provided that such shares of Alexander Common Stock were held as capital assets by the holder thereof as of the Effective Date.

          (vi) In rendering such opinion, Strasburger & Price, LLP, may receive and rely upon representations contained in certificates of Alexander, NEG and Acquisition.

     (b) Payment of Prudential and McAfee & Taft. Alexander, and if Alexander is financially unable, NEG, as immediate successor to Alexander, shall pay any and all fees or expenses due Prudential Securities Incorporated ("Prudential") and McAfee & Taft for services rendered to Alexander in conjunction with the Merger, in cash or other readily available funds acceptable to Prudential and McAfee & Taft, as the case may be, at or immediately prior to Closing.

     5.04 Termination of Agreement and Abandonment of Merger. Anything herein to the contrary notwithstanding, this Agreement and the Merger contemplated hereby may be terminated at any time before the Time of Filing, whether before or after approval of this Agreement by the respective shareholders of Alexander and NEG, as follows, and in no other manner:

     (a) Mutual Consent. By mutual consent of the Boards of Directors of Alexander and NEG.

     (b) By Alexander. By the Board of Directors of Alexander if, by October 1, 1996, the conditions set forth in Section 5.01 or 5.03 of this Article V shall not have been met (or waived as provided in this Agreement).

     (c) By NEG. By the Board of Directors of NEG if, by October 1, 1996, the conditions set forth in Section 5.02 or 5.03 of this Article V shall not have been met (or waived as provided in this Agreement).

                                     A-1-40

     5.05 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article V, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Sections 4.01 or 4.02 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE VI

                                    GENERAL

     6.01 Amendments. Subject to applicable law, this Agreement and the form of any exhibit attached hereto may be amended upon authorization by the Boards of Directors of the parties hereto before and after the meetings of shareholders referred to in Section 4.03 of Article IV hereof at any time prior to the Time of Filing except that no such amendment after any shareholders' meeting approving the Merger shall affect the rates of conversion and exchange provided for in Article I of this Agreement.

     6.02  "Subsidiaries"; "Material Adverse Effect"; "Knowledge".

     (a) A "S(s)ubsidiary" with respect to any corporation referred to in this Agreement shall mean a corporation (or equivalent legal entity under foreign law) of which NEG, Alexander or any other corporation referred to in this Agreement, as the case may be, owns more than 50% of the stock, the holders of which are ordinarily and generally, in the absence of contingencies, entitled to vote for the election of a majority of the directors except that, with respect to consolidated financial statements referred to in this Agreement, a "S(s)ubsidiary" shall include only those corporations the accounts of which are consolidated with NEG or Alexander or any other corporation referred to in this Agreement, as the case may be.

     (b) Whenever in this Agreement the term "Material Adverse Effect" is used with respect to any entity, it shall mean any material adverse change in or effect upon the business, operations, assets, properties or financial condition of such entity and its Subsidiaries considered as a single enterprise.

     (c) Whenever in this Agreement the term "knowledge" is used with respect to any entity, it shall mean the actual knowledge of the officers and directors of the entity, after reasonable investigation and all knowledge which such officers or directors, as the case may be, after the exercise of reasonable judgment, should have known.

     6.03 Schedules. The Schedules delivered pursuant to the terms of this Agreement shall be bound together, initialed by each of Alexander and NEG and deemed attached hereto and made a part hereof. To the extent any information disclosed in a schedule to any Section of this Agreement or the initialed documentation referred to in the next succeeding sentence is also responsive disclosure to any other Section of this Agreement, such disclosure shall have been deemed referred to therein. To the extent Alexander or NEG makes a representation in a Section of this Agreement that does not call for a disclosure schedule, and such disclosure is made in a schedule to this Agreement it shall be nonetheless deemed disclosed under this Agreement, as shall documentation concurrently furnished to the other party with such Schedules.

     6.04 Survival of Covenants, Representations and Warranties. The respective covenants, representations and warranties of Alexander, NEG and Acquisition contained herein shall expire and be terminated at the Effective Time, unless otherwise specifically herein provided.

     6.05 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Delaware.

                                     A-1-41

     6.06 Notices. All notices, requests, demands or other communications required or permitted by this Agreement shall be in writing and effective when received, and delivery shall be made personally or by registered or certified mail, return receipt requested, postage prepaid, or overnight courier or confirmed facsimile transmission, addressed as follows:

     (a) If to Alexander:

         Alexander Energy Corporation
         701 Cedar Lake Blvd.
         Oklahoma City, Oklahoma 73114-7800

         Attention: Mr. Bob G. Alexander
                    President

         Facsimile No.: (405) 552-4550

         with a copy to:

         McAfee & Taft
         A Professional Corporation
         10th Floor, Two Leadership Square
         Oklahoma City, Oklahoma 73102

         Attention: Jerry A. Warren, Esq.

         Facsimile No.: (405) 235-0439

     (b) If to NEG or Acquisition:

         National Energy Group, Inc.
         1400 One Energy Square
         4925 Greenville Avenue
         Dallas, Texas 75206

         Attention: Mr. Miles D. Bender, President

         Facsimile No.: (214) 692-9310

         with a copy to:

         Strasburger & Price, LLP
         901 Main Street, Suite 4300
         Dallas, Texas 75202

         Attention: Mike Joplin, Esq.

         Facsimile No.: (214) 651-4330

     6.07 No Assignment. This Agreement may not be assigned by operation of law or otherwise.

     6.08 Fees and Expenses. All fees and expenses, including attorneys' fees, shall be borne by the respective party who has incurred such fee or expense.

     6.09 Headings. The descriptive headings of the several Articles, Sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     6.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     6.11 Entire Agreement. This Agreement constitutes the entire agreement among NEG, Alexander and Acquisition with respect to the subject matter hereof and supersedes all other prior agreements and understandings among the parties with respect to the subject matter.

                                     A-1-42

     6.12 Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter NEG and Alexander shall, subject to their respective legal obligations (including requirements of the Nasdaq National Market and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with the Nasdaq National Market with respect thereto.

     6.13 No Third Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to it, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any rights of subrogation or action over or against any party to this Agreement.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

                                            ALEXANDER ENERGY CORPORATION

                                                By /s/ BOB G. ALEXANDER
ATTEST:                                            ----------------------------
/s/ SUE BARNARD                                    Bob G. Alexander, President
- ------------------------------
Sue Barnard, Secretary
                                                NEG-OK, Inc.
ATTEST:
/s/ GRACE BRICKER                               By /s/ MILES D. BENDER
- ------------------------------                     ----------------------------
Grace Bricker, Secretary                           Miles D. Bender, President

ATTEST:                                         NATIONAL ENERGY GROUP, INC.
/s/ RANDALL A. CARTER
- ------------------------------
Randall A. Carter, Secretary                    By /s/ MILES D. BENDER
                                                   ----------------------------
                                                   Miles D. Bender, President

                                     A-1-43

                                  ADDENDUM A-2

                FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This First Amendment to Agreement and Plan of Merger (the "Amendment") is made and entered into as of this 20th day of June, 1996, by and among National Energy Group, Inc., a Delaware corporation ("NEG"), NEG-OK, Inc., a Delaware corporation ("Acquisition"), and Alexander Energy Corporation, an Oklahoma corporation ("Alexander").

     WHEREAS, all of the outstanding capital stock of Acquisition is owned by NEG; and

     WHEREAS, the Boards of Directors of NEG, Acquisition and Alexander, respectively, have determined that it is in the best interests of the respective companies and their respective shareholders that Alexander merge with and into Acquisition pursuant to the Agreement and Plan of Merger dated as of June 6, 1996 (the "Agreement") and applicable provisions of the Oklahoma General Corporation Act (the "Oklahoma Act") and the General Corporation Law of the State of Delaware (the "Merger"); and

     WHEREAS, the parties executed the Agreement providing the terms, conditions and agreements applicable to the Merger; and

     WHEREAS, the parties to this Amendment desire to amend the Agreement to revise and clarify several provisions of the Agreement and to supplement their understandings with respect to certain matters relating to dissenters' rights and payments for fractional shares; and

     WHEREAS, the shareholders of Alexander that dissent from the Merger and elect to exercise their appraisal rights under the Oklahoma Act will be entitled to receive from Acquisition payment of the fair value of their shares of Alexander Common Stock as determined under the Oklahoma Act (the "Dissenters' Payments"); and

     WHEREAS, expenses incurred (i) to determine the entitlement to, and the amount of, the Dissenters' Payments, and (ii) for the administration effort involved in handling disbursement of the Dissenters' Payments (collectively, the "Appraisal Expense Payments"); and

     WHEREAS, Section 1.07 of the Agreement provides for the payment of cash in lieu of issuing fractional shares of NEG Common Stock to the holders of Alexander Common Stock that receive NEG Common Stock in exchange for their Alexander Common Stock pursuant to the Merger (the "Fractional Share Payments"); and

     WHEREAS, NEG, Acquisition and Alexander, respectively, deem it advisable and in the best interest of the respective companies and their respective shareholders that NEG make capital contributions to Acquisition equal to the sum of (i) the aggregate of all Dissenters' Payments, (ii) the aggregate of all Appraisal Expense Payments incurred by Acquisition, and (iii) the aggregate of all Fractional Share Payments made by Acquisition; and

     WHEREAS, the parties intend that these understandings with respect to dissenters' rights and payments for fractional shares shall be incorporated into, and made a part of, the Agreement.

     NOW THEREFORE, in consideration of the mutual premises and covenants and subject to the terms and conditions hereinafter set forth, the parties hereby agree as follows:

     1. Reference to Section 6.02 on page (iv) of the Table of Contents to the Agreement is hereby amended to read, in its entirety, as follows:

           "6.02 "Subsidiaries"; "Material Adverse Effect"; "Knowledge"......67"

     2. A reference to Section 6.14 on page (iv) of the Table of Contents to the Agreement is hereby added to read, in its entirety, as follows:

           "6.14 "Capital Contribution by NEG to Acquisition"................70"

                                      A-2-1

     3. The initial paragraph on page 1 of the Agreement is hereby amended to reflect that the Agreement is dated as of the 6th day of June, 1996.

     4. The last sentence of Section 1.02 of the Agreement is hereby amended to read, in its entirety, as follows:

           "As of the Effective Time of the Merger, the separate existence of Alexander shall cease and Alexander shall be merged with and into Acquisition."

     5. The first sentence of Section 4.06 of the Agreement is hereby amended to read, in its entirety, as follows:

           "Alexander will deliver to NEG not later than ten (10) days before the Effective Date of the Merger, a schedule listing Alexander's Affiliates (as herein defined) and the amounts of shares of Alexander Common Stock owned by such Affiliates and the numbers of the certificates representing the same."

     6. Section 5.01(h) of the Agreement is hereby amended to read, in its entirety, as follows:

           "(h) Fairness Opinion. Alexander shall have received an opinion, dated as of the date of this Agreement, from Prudential Securities Incorporated to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of Alexander Common Stock, which opinion shall not have been withdrawn."

     7. Section 5.01(k) of the Agreement is hereby deleted in its entirety.

     8. Section 5.02(i) of the Agreement is hereby amended to read, in its entirety, as follows:

           "(i) Fairness Opinion. NEG shall have received an opinion, dated as of the date of this Agreement, from Oppenheimer & Co., Inc. to the effect that the Exchange Ratio is fair, from a financial point of view, to the holders of NEG Common Stock, which opinion shall not have been withdrawn."

     9. Section 5.02(l) is hereby amended to read in its entirety as follows:

           "(l) NEG Financing. NEG shall have received on or before the date of this Agreement the Commitment, and such bank or banks shall fund the loan described in the Commitment on the terms set forth therein simultaneous with or immediately after the Closing. NEG shall use its best efforts to cause the loan described in the Commitment to close simultaneous with or immediately after the Closing; provided, however, that NEG shall not be obligated to close if the sum of the refinancing of the existing debt of NEG and Alexander and the costs of closing the transactions contemplated by this Agreement (including all estimated costs under Section 1.08) exceeds $80,000,000.

     10. A new Section 6.14 is hereby added to the Agreement to read in its entirety as follows:

                "6.14 Capital Contribution by NEG to Acquisition. At the Effective Time of the Merger, and from time to time thereafter, NEG shall make contributions of capital to Acquisition which in the aggregate shall equal the amount of the Agreed Capital Contributions. "Agreed Capital Contributions" shall be equal to the sum of (i) the aggregate of all payments made by Acquisition to holders of Alexander Dissenting Shares (the "Dissenters' Payments"), (ii) the aggregate of all expenses incurred (A) to determine the entitlement to, and the amount of, the Dissenters' Payments, and (B) for the administration effort involved in handling disbursement of the Dissenters' Payments (collectively, the "Appraisal Expense Payments"), and (iii) the aggregate of all payments of cash made by Acquisition pursuant to
           Section 1.07 in lieu of issuing fractional shares of NEG Common Stock to the holders of Alexander Common Stock that receive NEG Common Stock in exchange for their Alexander Common Stock pursuant to the Merger (the "Fractional Share Payments"). The parties intend that Acquisition shall acquire substantially all of the assets of Alexander pursuant to the Agreement and that the

                                      A-2-2
           assets of Alexander acquired by Acquisition shall not be dissipated by the payment of (i) Dissenters' Payments, (ii) Appraisal Expense Payments by Acquisition, or (iii) Fractional Share Payments by Acquisition, and the parties agree that the Agreement shall be construed in a manner consistent with such intention."

     11. Unless otherwise specified herein, each capitalized term used herein shall have the meaning assigned to such term in the Agreement.

     12. All of the other terms and conditions of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the undersigned have cause this First Amendment to Agreement and Plan of Merger to be duly executed as of the date and year first written above.

                                            NATIONAL ENERGY GROUP, INC.

                                            By:  /s/  MILES D. BENDER
                                               ------------------------------
                                                 Miles D. Bender, President

                                            NEG-OK, INC.

                                            By:  /s/  MILES D. BENDER
                                               ------------------------------
                                                 Miles D. Bender, President

                                            ALEXANDER ENERGY CORPORATION

                                            By:  /s/  BOB G. ALEXANDER
                                               ------------------------------
                                                 Bob G. Alexander, President

                                      A-2-3

                                   ADDENDUM B

                      [OPPENHEIMER & CO., INC. LETTERHEAD]

June 6, 1996

The Board of Directors
National Energy Group, Inc.
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Class A Voting Common Stock, par value $0.01 per share, (the "National Stock") of National Energy Group Inc. (the "Company" or "National") of the offer of 1.7 shares of National Stock per share of Alexander Energy Corporation ("Alexander") Common Stock (the "Alexander Stock"). The consideration being offered to such holders pursuant to the terms and conditions set forth in the Agreement and Plan of Merger by and among National Energy Group, Inc. and Alexander Energy Corporation dated as of June 6, 1996 (the "Agreement") which includes, among other conditions, provisions which provide that the proposed merger may not be effected if the average of the share price for National Stock for the ten trading days immediately prior to the date of closing of the merger exceeds $3.60 per share or is less than $2.40 per share.

     In arriving at our opinion, we reviewed the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and of Alexander concerning the business, operations and prospects of the Company and of Alexander. We examined certain publicly available business and financial information relating to the Company and Alexander as well as certain financial forecasts, reserve reports and other data which were provided to us by the senior managements of the Company and of Alexander. We reviewed the financial terms set forth in the Agreement in relation to, among other things: current and historical market prices and trading volumes of the National Stock and the Alexander Stock; the Company's and Alexander's historical and projected earnings and cash flow; and the capitalization and financial condition of the Company and of Alexander. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the transaction set forth in the Agreement and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of the Company and of Alexander. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed necessary to arrive at our opinion.

     In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available, including such information furnished to us or otherwise discussed with us by management of the Company and of Alexander. With respect to financial forecasts and other information so provided or otherwise discussed with us, we assumed, with the consent of the Board of Directors of the Company, that such forecasts and other information were reasonably prepared to reflect the best currently available estimates and judgments of the management of the Company and of Alexander as to the expected future financial performance of the Company and of Alexander. Other than reserve reports prepared by Netherland, Sewell & Associates, Inc. dated December 31, 1995 for the Company and January 1, 1996 for Alexander, we have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or of Alexander nor have we made physical inspection of all of the properties or assets of the Company or of Alexander. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

     Oppenheimer & Co., Inc. has been engaged to render financial advisory services to the Company in connection with the Agreement and activities leading up to the receipt of the offer set forth in the Agreement. Oppenheimer & Co., Inc. will receive a fee for its services which include the delivery of this opinion. In addition, Oppenheimer & Co., Inc. may provide investment banking services to the Company in the future for which Oppenheimer & Co., Inc. will receive customary fees. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company, for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Oppenheimer & Co., Inc. has informed the Company that certain of its employees have, prior to their employment by Oppenheimer & Co., Inc., performed investment banking services for Alexander. The Board of Directors of the Company has acknowledged this fact and has agreed to waive any potential conflicts relating to those prior services.

     Our advisory services and the opinion expressed herein are provided for the use of the Board of Directors of the Company in its evaluation of the Agreement, and our opinion may not be published or otherwise used or referred to, in whole or in part, nor shall any public reference to Oppenheimer & Co., Inc. be made without our prior written consent; provided that this opinion may be included in its entirety in any filing made by the Company or Alexander with the Securities and Exchange Commission with respect to the merger contemplated by the Agreement and the transactions related thereto.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the consideration to be paid to the holders of Alexander Stock, pursuant to the Agreement is fair, from a financial point of view, to the holders of National Stock.

Very truly yours,

OPPENHEIMER & CO., INC.

BY:    /s/  RONALD D. ORMAND
- ------------------------------------
          Ronald D. Ormand
         Managing Director

                                   ADDENDUM C

                       [PRUDENTIAL SECURITIES LETTERHEAD]

                                  June 6, 1996

Board of Directors
Alexander Energy Corporation
701 Cedar Lake Blvd.
Oklahoma City, OK 73114-7800

Members of the Board:

     We understand that Alexander Energy Corporation ("Alexander" or the "Company"), National Energy Group, Inc. ("NEG"), and NEG Acquisition Company, a wholly-owned subsidiary of NEG (the "Merger Sub"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated June 6, 1996, pursuant to which Alexander will be merged with and into Merger Sub (the "Merger"). At the Merger, Alexander will cease to exist and Merger Sub will succeed to all of the assets, rights, liabilities and obligations of Alexander. We further understand that in the Merger, each outstanding share of Alexander common stock will be converted into 1.70 shares of common stock of NEG (the "Merger Consideration").

     You have requested our opinion as to the fairness from a financial point of view of the Merger Consideration to be received by the stockholders of Alexander.

     In conducting our analysis and arriving at the opinion expressed herein, we have:

          (1) read the Merger Agreement and reviewed the terms of the Merger;

          (2) reviewed historical audited financial information for both the Company and NEG for each of the three fiscal years ending December 31, 1995 and the unaudited Company and NEG financial information for the quarter ending March 31, 1996;

          (3) analyzed certain operating and financial information with respect to the business, operations and prospects of the Company and NEG, including financial forecasts furnished to us by the Company and NEG;

          (4) analyzed the trading history of Alexander and NEG common stock from January 1, 1994 to the present and compared those trading histories with those of other companies that we deemed comparable;

          (5) reviewed certain reserve and production estimates for Alexander and NEG included in audits performed by Netherland, Sewell & Associates, Inc. as of December 31, 1995;

          (6) compared the historical financial results and present financial condition of Alexander and NEG with other companies we deemed comparable;

          (7) compared the financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;

          (8) reviewed such other financial studies and analyses and performed such other investigations as we deemed necessary, including our assessment of economic and market conditions generally and with respect to the exploration and development industry;

          (9) conducted discussions with the management of Alexander and NEG concerning their respective businesses, operations, assets, financial condition and prospects, including financial forecasts, and undertook such other studies, analyses and investigations as we deemed appropriate; and

          (10) contacted 59 companies regarding the possible acquisition of the Company.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company and NEG that they are not aware of any facts that would make such information inaccurate or misleading. With respect to the financial projections of the Company and NEG, upon advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the management of the Company and NEG, as the case may be, as to the future financial performance of the Company and NEG and that the Company and NEG will perform substantially in accordance with such projections. In addition, we have assumed that the $65.0 million of new bank financing and the private placement of 5,555,556 shares of NEG common stock at $2.25 per share, as contemplated in the combined projections of the Company and NEG, will occur at or prior to the Merger. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or NEG and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or NEG. Our opinion necessarily is based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair from a financial point of view.

     We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services which is contingent upon the consummation of the Merger. A portion of our fee may be paid in common stock of NEG and warrants to purchase common stock of NEG. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In the ordinary course of our business, we may trade in the equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger. Furthermore, no opinion is expressed herein as to the price at which the NEG common stock or the Alexander common stock may trade at any time.

     This opinion has been prepared at the request and for the use of the Board of Directors of the Company in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any other person or otherwise made public, without the prior written consent of Prudential Securities Incorporated.

                                            Very truly yours,

                                            PRUDENTIAL SECURITIES
                                              INCORPORATED

                                            By: /s/  ALLEN MORTON
                                                -----------------------------

                                   ADDENDUM D

              SECTION 1091 OF THE OKLAHOMA GENERAL CORPORATION ACT

     A. Any shareholder of a corporation of this state who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection D of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection D of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to the provisions of Section 1073 of this title shall be entitled to an appraisal by the district court of the fair value of his shares of stock under the circumstances described in subsections B and C of this section. As used in this section, the word "shareholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation. The provisions of this subsection shall be effective only with respect to mergers or consolidations consummated pursuant to an agreement of merger or consolidation entered into after November 1, 1988.

     B. 1. Except as otherwise provided for in this subsection, appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation, or of the acquired corporation in a share acquisition, to be effected pursuant to the provision of
Section 1081, 1082, 1086, 1087, or 1091.1 of this title or Section 12 of this act.

     2. a. No appraisal rights under this section shall be available for the shares of any class or series of stock which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation, were either:

          (1) listed on a national securities exchange; or

          (2) held of record by more than two thousand shareholders.

     b. In addition, no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the shareholders of the surviving corporation as provided for in subsection F of section 1081 of this title.

     3. Notwithstanding the provisions of paragraph 2 of this subsection, appraisal rights provided for in this section shall be available for the shares of any class or series of stock of a constitute corporation if the holders thereof are required by the terms of any agreement of merger or consolidation pursuant to the provisions of Sections 1081, 1082, 1086 or 1087 of this title to accept for such stock anything except:

     a. shares of stock of the corporation surviving or resulting from such merger or consolidation; or

     b. shares of stock of any other corporation which at the effective date of the merger or consolidation, will be either listed on a national securities exchange or held of record by more than two thousand shareholders; or

     c. cash in lieu of fractional shares of the corporations described in subparagraphs a and b of this paragraph; or

     d. any combination of the shares of stock and cash in lieu of the fractional shares described in subparagraphs a, b and c of this paragraph.

     4. In the event all of the stock of a subsidiary Oklahoma corporation party to a merger effected pursuant to the provisions of Section 1083 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Oklahoma corporation.

     C. Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections D and E of this section, shall apply as nearly as is practicable.

     D. Appraisal rights shall be perfected as follows:

     1. If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of shareholders, the corporation, not less than twenty (20) days prior to the meeting, shall notify each of its shareholders entitled to such appraisal rights that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each shareholder electing to demand the appraisal of the shares of the shareholder shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends thereby to demand the appraisal of shares of the shareholder. A proxy or vote against the merger or consolidation shall not constitute such a demand. A shareholder electing to take such action must do so by a separate written demand as herein provided. Within ten (10) days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each shareholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation as of the date that the merger or consolidation has become effective; or

     2. If the merger or consolidation was approved pursuant to the provisions of Section 1073 or 1083 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within ten
(10) days thereafter, shall notify each of the shareholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constitute corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receive requested, addressed to the shareholder at the address of the shareholder as it appears on the records of the corporation. Any shareholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of the shares of the shareholder. Such demand will be sufficient if it reasonably informs the corporation of the identity of the shareholder and that the shareholder intends to demand the appraisal of the shares of the shareholder.

     E. Within one hundred twenty (120) days after the effective date of the merger or consolidation, the surviving or resulting corporation or any shareholder who has complied with the provisions of subsections A and D of this section and who is otherwise entitled to appraisal rights, may file a petition in district court demanding a determination of the value of the stock of all such shareholders. Provided however, at any time within sixty (60) days after the effective date of the merger or consolidation, any shareholder shall have the right to withdraw the demand of the shareholder for appraisal and to accept the terms offered upon the merger or consolidation. Within one hundred twenty
(120) days after the effective date of the merger or consolidation, any shareholder who has complied with the requirements of subsections A and D of this section, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the shareholder within ten (10) days after the shareholder's written request for such a statement is received by the surviving or resulting corporation or within ten (10) days after expiration of the period for delivery of demands for appraisal pursuant to the provisions of subsection D of this section, whichever is later.

     F. Upon the filing of any such petition by a shareholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which, within twenty (20) days after such service, shall file in the office of the court clerk of the district court in which the petition was filed a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and written agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The court clerk, if so ordered by the court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the shareholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one
(1) week before the day of the hearing, in a newspaper of general circulation published in the City of Oklahoma City, Oklahoma, or such publication as the court deems advisable. The forms of the notices by mail and by publication shall be approved by the court, and the costs thereof shall be borne by the surviving or resulting corporation.

     G. At the hearing on such petition, the court shall determine the shareholders who have complied with the provisions of this section and who have become entitled to appraisal rights. The court may require the shareholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the court clerk for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with such direction, the court may dismiss the proceedings as to such shareholder.

     H. After determining the shareholders entitled to an appraisal, the court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the court shall take into account all relevant factors. In determining the fair rate of interest, the court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any shareholder entitled to participate in the appraisal proceeding, the court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the shareholder entitled to an appraisal. Any shareholder whose name appears on the list filed by the surviving or resulting corporation pursuant to the provisions of subsection F of this section and who has submitted the certificates of stock of the shareholder to the court clerk, if such is required, may participate fully in all proceedings until it is finally determined that the shareholder is not entitled to appraisal rights pursuant to the provisions of this section.

     I. The court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the shareholders entitled thereto. Interest may be simple or compound, as the court may direct. Payment shall be so made to each such shareholder, in the case of holders of uncertificated stock immediately, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The court's decree may be enforced as other decrees in the district court may be enforced, whether such surviving or resulting corporation be a corporation of this state or of any other state.

     J. The costs of the proceeding may be determined by the court and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

     K. From and after the effective date of the merger or consolidation, no shareholder who has demanded the appraisal rights of the shareholder as provided for in subsection D of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions payable to shareholders of record at a date which is prior to the effective date of the merger or consolidation; provided, however, that if no petition for an appraisal shall be filed within the time provided for in subsection E of this section, or if such shareholder shall deliver to the surviving or resulting corporation a written withdrawal of the shareholder's demand for an appraisal and an acceptance of the merger or consolidation, either within sixty (60) days after the effective date of the merger or consolidation as provided for in subsection E of this section or thereafter with the written approval of the corporation, then the right of such shareholder to an appraisal shall cease. Provided, however, no appraisal proceeding in the district court shall be dismissed as to any shareholder without the approval of the court, and such approval may be conditioned upon such terms as the court deems just.

     L. The shares of the surviving or resulting corporation into which the shares of such objecting shareholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   ADDENDUM E

               [NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

                               February 15, 1996

Mr. William T. Jones
National Energy Group, Inc.
1400 One Energy Square
4925 Greenville Avenue
Dallas, Texas 75206

Dear Mr. Jones:

     In accordance with your request, we have estimated the proved reserves and future revenue, as of December 31, 1995, to the National Energy Group, Inc.
(NEG) interest in certain oil and gas properties located in the United States as listed in the accompanying tabulations. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission (SEC).

     As presented in the accompanying summary projections, Tables I through IV, we estimate the net reserves and future net revenue to the NEG interest, as of December 31, 1995, to be:

                                               NET RESERVES               FUTURE NET REVENUE
                                          -----------------------    ----------------------------
                                             OIL          GAS                       PRESENT WORTH
                  CATEGORY                (BARRELS)      (MCF)          TOTAL          AT 10%
    ------------------------------------  ---------    ----------    -----------    -------------
    Proved Developed
      Producing.........................  1,630,373    11,854,030    $27,880,900     $20,562,700
      Non-Producing.....................      2,031     1,450,001      1,410,000         776,200
    Proved Undeveloped..................  2,288,672    17,565,081     31,818,000      14,939,700
                                          ---------    ----------    -----------     -----------
              Total Proved..............  3,921,076    30,869,112    $61,108,900     $36,278,600

     The oil reserves shown include crude oil, condensate, and gas plant liquids. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet
(MCF) at the contract temperature and pressure bases.

     As shown in the Table of Contents, this report includes summary projections of reserves and revenue for each reserve category along with one-line summaries of reserves, economics, and basic data by lease. For the purposes of this report, the term "lease" refers to a single economic projection.

     The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, and proved undeveloped reserves. In accordance with SEC guidelines, our estimates do not include any value for probable or possible reserves which may exist for these properties. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

     Future gross revenue to the NEG interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     Oil prices used in this report are based on a December 31, 1995 West Texas Intermediate posted price of $18.00 per barrel, adjusted by lease for gravity, transportation fees, and regional posted price differentials. Gas prices used in this report are the December 1995 prices received for each lease. Oil and gas prices are held constant in accordance with SEC guidelines.

     Lease and well operating costs are based on operating expense records of NEG. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. Headquarters general and administrative overhead expenses of NEG are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the NEG interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on NEC receiving its net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily represent only informed professional judgments.

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from National Energy Group, Inc. and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                            Very truly yours,

                                            /s/  FREDERIC D. SEWELL
                                            ---------------------------------

                                   ADDENDUM F

               [NETHERLAND, SEWELL & ASSOCIATES, INC. LETTERHEAD]

                                 March 1, 1996

Mr. Bob G. Alexander
Alexander Energy Corporation
701 Cedar Lake Boulevard
Oklahoma City, Oklahoma 73114

Dear Mr. Alexander:

     In accordance with your request, we have estimated the proved, probable, and possible reserves and future revenue, as of January 1, 1996, to the Alexander Energy Corporation (Alexander) corporate interest in certain oil and gas properties located in the United States as listed in the accompanying tabulations. This interest includes directly owned interest and General Partner interest derived from 3 limited partnerships managed by Alexander. This report has been prepared using constant prices and costs in accordance with the guidelines of the Securities and Exchange Commission (SEC). However, inasmuch as the SEC does not recognize probable and possible reserves, the sections of this report dealing with such reserves should not be used in filings with the SEC.

     As presented in the accompanying summary projections, Tables I through VI, we estimate the net reserves and future net revenue to the Alexander interest, as of January 1, 1996, to be:

                                              NET RESERVES               FUTURE NET REVENUE
                                         -----------------------    -----------------------------
                                            OIL          GAS                        PRESENT WORTH
                 CATEGORY                (BARRELS)      (MCF)          TOTAL           AT 10%
    -----------------------------------  ---------    ----------    ------------    -------------
    Proved Developed
      Producing........................  1,036,340    58,201,146    $ 84,342,800     $53,597,300
      Non-Producing....................    179,576     8,496,600      13,286,800       7,776,900
    Proved Undeveloped.................  1,092,056    32,372,429      45,353,100      24,073,400
                                         ---------    ----------    ------------     -----------
              Total Proved.............  2,307,972    99,070,175    $142,982,700     $85,447,600
    Probable(1)........................    558,499    14,765,057    $ 19,451,600     $ 9,119,800
    Possible(1)........................    466,167    10,118,921    $ 15,060,500     $ 6,643,800

- ---------------

(1) These reserves and future revenue are not risk weighted.

     The oil reserves shown include crude oil and condensate. Oil volumes are expressed in barrels which are equivalent to 42 United States gallons. Gas volumes are expressed in thousands of standard cubic feet (MCF) at the contract temperature and pressure bases.

     As shown in the Table of Contents, this report includes summary projections of reserves and revenue for each reserve category along with one-line summaries of reserves, economics, and basic data by lease. For the purposes of this report, the term "lease" refers to a single economic projection.

     The estimated reserves and future revenue shown in this report are for proved developed producing, proved developed non-producing, proved undeveloped, probable, and possible reserves. This report does not include any value which could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated.

     Future gross revenue to the Alexander corporate interest is prior to deducting state production taxes and ad valorem taxes. Future net revenue is after deducting these taxes, future capital costs, and operating expenses, but before consideration of federal income taxes. In accordance with SEC guidelines, the future net revenue has been discounted at an annual rate of 10 percent to determine its "present worth." The present worth is shown to indicate the effect of time on the value of money and should not be construed as being the fair market value of the properties.

     For the purposes of this report, a field inspection of the properties has not been performed nor has the mechanical operation or condition of the wells and their related facilities been examined. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs which may be incurred due to such possible liability. Also, our estimates do not include any salvage value for the lease and well equipment nor the cost of abandoning the properties.

     Oil prices used in this report are based on a December 31, 1995 West Texas Intermediate posted price of $18.00 per barrel, adjusted by lease for gravity, transportation fees, and regional posted price differentials. Gas prices used in this report are based on either the most current price available for each lease, adjusted to a December 1995 regional spot market price, or the contract price. Oil and gas prices are held constant in accordance with SEC guidelines.

     Lease and well operating costs are based on operating expense records of Alexander. For non-operated properties, these costs include the per-well overhead expenses allowed under joint operating agreements along with costs estimated to be incurred at and below the district and field levels. As requested, lease and well operating costs for the operated properties include only direct lease and field level costs. Headquarters general and administrative overhead expenses of Alexander are not included. Lease and well operating costs are held constant in accordance with SEC guidelines. Capital costs are included as required for workovers, new development wells, and production equipment.

     We have made no investigation of potential gas volume and value imbalances which may have resulted from overdelivery or underdelivery to the Alexander corporate interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Alexander receiving its net revenue interest share of estimated future gross gas production.

     The reserves included in this report are estimates only and should not be construed as exact quantities. They may or may not be recovered; if recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. The sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions included in this report due to governmental policies and uncertainties of supply and demand. Also, estimates of reserves may increase or decrease as a result of future operations.

     In evaluating the information at our disposal concerning this report, we have excluded from our consideration all matters as to which legal or accounting, rather than engineering and geological, interpretation may be controlling. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geological data; therefore, our conclusions necessarily present only informed professional judgments.

     The titles to the properties have not been examined by Netherland, Sewell & Associates, Inc., nor has the actual degree or type of interest owned been independently confirmed. The data used in our estimates were obtained from Alexander Energy Corporation, other interest owners, various operators of the properties, and the nonconfidential files of Netherland, Sewell & Associates, Inc. and were accepted as accurate. We are independent petroleum engineers, geologists, and geophysicists; we do not own an interest in these properties and are not employed on a contingent basis. Basic geologic and field performance data together with our engineering work sheets are maintained on file in our office.

                                            Very truly yours,

                                            /s/ FREDERIC D. SEWELL
                                            -------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 145 of the General Corporation Law of Delaware (the "Delaware Corporation Law"), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney's fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Delaware Corporation Law, as amended, to the extent such amendment permits the Registrant to provide broader indemnification rights. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise.

     Article Eighth of the Certificate of Incorporation of the Registrant, a copy of which is filed as Exhibit 3.1 to this Registration Statement, provides that no Director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a Director except for liability; (1) for any breach of duty of loyalty to the Registrant or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under
Section 174 of the Delaware Corporation Law, or (4) for any transaction from which the Director derived an improper personal benefit. In addition, Article Ninth of the Certificate of Incorporation and Section 7.4 of the By-laws of the Registrant, a copy of which is filed as Exhibit 3.2 hereto, require the Registrant to indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative, or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer, employee or agent of the Registrant or serves or served at the request of the Registrant any other enterprise as a director, officer, employee or agent.

     The Registrant has agreed to indemnify the officers and directors of the Registrant against any and all damages to which such indemnified individuals may become subject, pursuant to any securities, corporate or other laws, which damages arise in connection with this Registration Statement or any amendment thereto, or from the inaccuracy or omission of any information in connection with this Proxy Statement and Prospectus and related Registration Statement. In the event that the foregoing indemnity is unavailable or insufficient, then the indemnifying party shall contribute to amounts paid or payable by the indemnified party in respect to the damages of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified and indemnifying parties.

     Pursuant to Section 1.03 of the Agreement and Plan of Merger, dated June 6, 1996, among the Registrant, NEG-OK, Inc. ("NEG-OK") and Alexander Energy Corporation ("Alexander"), the Registrant agreed to assume and be liable for all of the obligations of Alexander under Alexander's Certificate of Incorporation and By-Laws as in effect immediately prior to the Effective Time of the Merger relating to the indemnification of persons who are directors or officers of Alexander immediately prior to the Effective Time, with the intent that such officers and directors, including those Alexander officers and directors who will become officers or directors of the Registrant immediately after the Effective Time, be as fully indemnified after the Effective Time for acts or omissions prior thereto as they were prior to the Merger.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


         2.1         -- Agreement and Plan of Merger, dated June 6, 1996, among the
                        Registrant, NEG-OK, and Alexander (included as Addendum A-1 to the
                        Registration Statement (schedules omitted -- the Registrant agrees to furnish a copy of any schedules thereto to the Commission upon request))(7)
         2.2         -- First Amendment to Agreement and Plan of Merger, dated as of June 20,
                        1996, among the Registrant, NEG-OK and Alexander (included as
                        Addendum A-2 to the Registration Statement)(7)
         3.1         -- Certificate of Incorporation, as amended, of the Registrant(1)
         3.2         -- By-laws of the Registrant(1)
         4.1         -- Instrument defining the Rights of Class A Common Stock(2)
         4.2         -- Certificate of Designations of the Registrant of 10% Cumulative
                        Convertible Preferred Stock, Series B(3)
         4.3         -- Certificate of Designations of the Registrant of 10-1/2% Cumulative
                        Convertible Preferred Stock, Series C(4)
         5           -- Opinion of Strasburger & Price, L.L.P. regarding legality of securities being issued(7)
         8           -- Opinion of Strasburger & Price, L.L.P. as to certain tax matters(8)
        10.1         -- Crude Oil Purchase Contract, dated November 30, 1992, between the
                        Registrant and Plains Liquids Transport Inc.(5)
        10.2         -- Amendment to Crude Oil Purchase Contract, dated November 17, 1993, between the Registrant and Plains Liquids Transport, Inc.(3)
        10.3         -- Crude Oil Purchase Contract, dated February 8, 1993, between the
                        Registrant and Plains Marketing and Transportation Inc. and the
                        predecessor contract, the Crude Oil Purchase Contract, dated November
                        12, 1991, between Sunnybrook Transmission, Inc. and TriSearch Inc.(5)
        10.4         -- Stock Purchase Agreement, dated as of June 2, 1994, among the
                        Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., and Opportunity
                        Associates L.P.(3)
        10.5         -- Gaines Berland, Inc. Warrant, dated January 27, 1995(7)
        10.6         -- Loan Agreement, dated June 30, 1995, between the Registrant and
                        BankOne, Texas, N.A. ("Bank One")(4)
        10.7         -- First Amendment to Loan Agreement, dated September 20, 1995, between the Registrant and Bank One(7)
        10.8         -- Second Amendment to Loan Agreement, dated December 29, 1995, between the Registrant and Bank One(7)
        10.9         -- Third Amendment to Loan Agreement, dated March 19, 1996, between the
                        Registrant and Bank One(7)
        10.10        -- Fourth Amendment to Loan Agreement, dated April 19, 1996, between the
                        Registrant and Bank One(7)
        10.11        -- Purchase and Sale Agreement, dated as of March 29, 1995, between the
                        Registrant and Enron Oil and Gas Company(4)
        10.12        -- Agreement for Purchase and Sale (Oak Hill), dated April 12, 1995, between the Registrant and Sierra 1994 I Limited Partnership(4)
        10.13        -- Agreement for Purchase and Sale (Mustang Island), dated April 20,
                        1995, between the Registrant and Sierra Mineral Development, L.C.(4)
        10.14        -- Stock Purchase Agreement, dated as of June 14, 1995, among the
                        Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
                        Kayne, Anderson Nontraditional Investments L.P., and Opportunity
                        Associates L.P.(4)
        10.15        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and Miles D. Bender(6)

        10.16        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and R. Thomas Fetters, Jr.(6)
        10.17        -- Agreement, dated January 1, 1996, between the Registrant and Randall
                        A. Carter(6)
        10.18        -- Agreement, dated January 1, 1996, between the Registrant and Robert
                        A. Imel(6)
        10.19        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and Melissa Rutledge(6)
        10.20        -- Executive Employment Agreement, dated January 1, 1996, between the
                        Registrant and William T. Jones(6)
        10.21        -- Commitment Letter, dated May 29, 1996, between the Registrant and
                        Bank One(7)
        10.22        -- Executive Employment Agreement, dated June 6, 1996, between the
                        Registrant and David E. Grose(7)
        10.23        -- Executive Employment Agreement, dated June 5, 1996, between the
                        Registrant and Sue Barnard(7)
        10.24        -- Executive Employment Agreement, dated June 6, 1996, between the
                        Registrant and Jim L. David(7)
        10.25        -- Employment Agreement, dated June 6, 1996, between the Registrant and
                        Bob G. Alexander(7)
        10.26        -- Employment Agreement, dated June 6, 1996, between the Registrant and
                        Roger G. Alexander(7)
        10.27        -- Term Sheet, dated as of July 25, 1996, between the Registrant and
                        Kayne, Anderson Investment Management, Inc.(7)
        10.28        -- Term Sheet dated as of July 19, 1996, between the Registrant and High
                        River Limited Partnership(7)
        10.29        -- Form of Prudential Securities Incorporated Warrant to Purchase
                        100,000 Shares of the Registrant's Common Stock(7)
        10.30        -- Form of Gaines Berland, Inc. Warrant to Purchase 300,000 Shares of
                        the Registrant's Common Stock(7)
        10.31        -- Form of Gaines Berland, Inc. Warrant to Purchase 700,000 Shares of
                        the Registrant's Common Stock(7)
        10.32        -- Agreement dated January 1, 1996 between the Registrant and Sandefer
                        Oil & Gas, Inc.(7)
        10.33        -- Consulting Agreement dated January 1, 1996 between Sandefer Oil &
                        Gas, Inc. and Potosky Oil & Gas, Inc. and Atocha Exploration, Inc.(7)
        10.34        -- Stock Purchase Agreement dated August 7, 1996 between the Registrant and High River Limited Partnership(8)
        11.1         --Computation of Alexander Earnings (Loss) Per Share for the Years Ended
                        December 31, 1995, 1994 and 1993
        11.2         -- Computation of Alexander Earnings (Loss) Per Share for the Three
                        Months Ended March 31, 1995 and 1996
        23.1         -- Consent of Ernst & Young LLP, independent auditors(8)
        23.2         -- Consent of Coopers & Lybrand L.L.P., independent accountants(8)
        23.3         -- Consent of Ernst & Young LLP, independent auditors(8)
        23.4         -- Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers(7)

        23.5         -- Consent of Strasburger & Price, L.L.P.(8)
        23.6         -- Consent of Bob G. Alexander(7)
        23.7         -- Consent of Jim L. David(7)
        23.8         -- Consent of Robert A. West(7)
        23.9         -- Consent of Robert J. Mitchell(8)
        23.10        -- Consent of Oppenheimer & Co., Inc., financial advisor(7)
        23.11        -- Consent of Prudential Securities Incorporated, financial advisor(7)
        99.1         -- Form of the Registrant's Proxy Card(8)
        99.2         -- Form of Alexander's Proxy Card(7)
        99.3         -- Form of Certificate of Amendment of Certificate of Incorporation of
                        the Registrant(8)
        99.4         -- Form of Certificate of Designations of the Registrant of Convertible
                        Preferred Stock, Series D(8)


- ---------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-38331), dated April 23, 1991.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 33-81172), dated July 27, 1994.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated June 17, 1994.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated July 17, 1995.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1992.

(6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.


(7) Previously filed with the Registration Statement on Form S-4, which this Amendment No. 1 amends.



(8) Filed herewith.


     (b) Financial Statement Schedules:

     None.

ITEM 22. UNDERTAKINGS


     (a) As to Rule 415 offering:



     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) As to indemnification:

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

     (c) As to registration on Form S-4 of securities offered for resale, the undersigned Registrant hereby undertakes:

          (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of the registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

          (2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415 under the Securities Act of 1933, as amended, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities as that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 7th day of August, 1996.


                                            NATIONAL ENERGY GROUP, INC.

                                            By:                    /s/  MILES D.
                                            BENDER

                                            ------------------------------------

                                                Name:  Miles D. Bender

                                            ------------------------------------

                                                Title:  President and Chief
                                            Executive Officer

                                            ------------------------------------


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by or on behalf of the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------   ---------------
            /s/  MILES D. BENDER               President, Chief Executive       August 7, 1996
- ---------------------------------------------    Officer and Director
               Miles D. Bender                   (Principal Executive
                                                 Officer)
            /s/  ROBERT A. IMEL*               Chief Financial Officer          August 7, 1996
- ---------------------------------------------    (Principal Financial
               Robert A. Imel                    Officer)
          /s/  MELISSA H. RUTLEDGE             Controller and Chief             August 7, 1996
- ---------------------------------------------    Accounting Officer
             Melissa H. Rutledge                 (Principal Accounting
                                                 Officer)
         /s/  GEORGE B. McCULLOUGH*            Chairman of the Board and        August 7, 1996
- ---------------------------------------------    Director
            George B. McCullough
           /s/  NORMAN C. MILLER*              Director                         August 7, 1996
- ---------------------------------------------
              Norman C. Miller
            /s/  ROBERT H. KITE*               Director                         August 7, 1996
- ---------------------------------------------
               Robert H. Kite
            /s/  GEORGE McDONALD*              Director                         August 7, 1996
- ---------------------------------------------
               George McDonald
           /s/  ROBERT V. SINNOTT*             Director                         August 7, 1996
- ---------------------------------------------
              Robert V. Sinnott
           /s/  ELWOOD W. SCHAFER*             Director                         August 7, 1996
- ---------------------------------------------
              Elwood W. Schafer


- ---------------

* Signed by Miles D. Bender, Attorney-in-fact

                               INDEX TO EXHIBITS


 EXHIBIT                                                                           SEQUENTIAL
  NUMBER                                   EXHIBIT                                 PAGE NUMBER
- ---------- -----------------------------------------------------------------------------------
    2.1    -- Agreement and Plan of Merger, dated June 6, 1996, among the
              Registrant, NEG-OK, and Alexander (included as Addendum A-1 to the
              Registration Statement (schedules omitted -- the Registrant agrees to furnish a copy of any schedules thereto to the Commission upon request))(7)
    2.2    -- First Amendment to Agreement and Plan of Merger, dated as of June 20,
              1996, among the Registrant, NEG-OK and Alexander (included as
              Addendum A-2 to the Registration Statement)(7)
    3.1    -- Certificate of Incorporation, as amended, of the Registrant(1)
    3.2    -- By-laws of the Registrant(1)
    4.1    -- Instrument defining the Rights of Class A Common Stock(2)
    4.2    -- Certificate of Designations of the Registrant of 10% Cumulative
              Convertible Preferred Stock, Series B(3)
    4.3    -- Certificate of Designations of the Registrant of 10-1/2% Cumulative
              Convertible Preferred Stock, Series C(4)
    5      -- Opinion of Strasburger & Price, L.L.P. regarding legality of securities being issued(7)
    8      -- Opinion of Strasburger & Price, L.L.P. as to certain tax matters(8)
   10.1    -- Crude Oil Purchase Contract, dated November 30, 1992, between the
              Registrant and Plains Liquids Transport Inc.(5)
   10.2    -- Amendment to Crude Oil Purchase Contract, dated November 17, 1993, between the Registrant and Plains Liquids Transport, Inc.(3)
   10.3    -- Crude Oil Purchase Contract, dated February 8, 1993, between the
              Registrant and Plains Marketing and Transportation Inc. and the
              predecessor contract, the Crude Oil Purchase Contract, dated November
              12, 1991, between Sunnybrook Transmission, Inc. and TriSearch Inc.(5)
   10.4    -- Stock Purchase Agreement, dated as of June 2, 1994, among the
              Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
              Kayne, Anderson Nontraditional Investments L.P., and Opportunity
              Associates L.P.(3)
   10.5    -- Gaines Berland, Inc. Warrant, dated January 27, 1995(7)
   10.6    -- Loan Agreement, dated June 30, 1995, between the Registrant and
              BankOne, Texas, N.A. ("Bank One")(4)
   10.7    -- First Amendment to Loan Agreement, dated September 20, 1995, between the Registrant and Bank One(7)
   10.8    -- Second Amendment to Loan Agreement, dated December 29, 1995, between the Registrant and Bank One(7)
   10.9    -- Third Amendment to Loan Agreement, dated March 19, 1996, between the
              Registrant and Bank One(7)
   10.10   -- Fourth Amendment to Loan Agreement, dated April 19, 1996, between the
              Registrant and Bank One(7)
   10.11   -- Purchase and Sale Agreement, dated as of March 29, 1995, between the
              Registrant and Enron Oil and Gas Company(4)
   10.12   -- Agreement for Purchase and Sale (Oak Hill), dated April 12, 1995, between the Registrant and Sierra 1994 I Limited Partnership(4)

 EXHIBIT                                                                           SEQUENTIAL
  NUMBER                                   EXHIBIT                                 PAGE NUMBER
- ---------- -----------------------------------------------------------------------------------
   10.13   -- Agreement for Purchase and Sale (Mustang Island), dated April 20,
              1995, between the Registrant and Sierra Mineral Development, L.C.(4)
   10.14   -- Stock Purchase Agreement, dated as of June 14, 1995, among the
              Registrant, Arbco Associates L.P., Offense Group Associates L.P.,
              Kayne, Anderson Nontraditional Investments L.P., and Opportunity
              Associates L.P.(4)
   10.15   -- Executive Employment Agreement, dated January 1, 1996, between the
              Registrant and Miles D. Bender(6)
   10.16   -- Executive Employment Agreement, dated January 1, 1996, between the
              Registrant and R. Thomas Fetters, Jr.(6)
   10.17   -- Agreement, dated January 1, 1996, between the Registrant and Randall
              A. Carter(6)
   10.18   -- Agreement, dated January 1, 1996, between the Registrant and Robert
              A. Imel(6)
   10.19   -- Executive Employment Agreement, dated January 1, 1996, between the
              Registrant and Melissa Rutledge(6)
   10.20   -- Executive Employment Agreement, dated January 1, 1996, between the
              Registrant and William T. Jones(6)
   10.21   -- Commitment Letter, dated May 29, 1996, between the Registrant and
              Bank One(7)
   10.22   -- Executive Employment Agreement, dated June 6, 1996, between the
              Registrant and David E. Grose(7)
   10.23   -- Executive Employment Agreement, dated June 5, 1996, between the
              Registrant and Sue Barnard(7)
   10.24   -- Executive Employment Agreement, dated June 6, 1996, between the
              Registrant and Jim L. David(7)
   10.25   -- Employment Agreement, dated June 6, 1996, between the Registrant and
              Bob G. Alexander(7)
   10.26   -- Employment Agreement, dated June 6, 1996, between the Registrant and
              Roger G. Alexander(7)
   10.27   -- Term Sheet, dated as of July 25, 1996, between the Registrant and
              Kayne, Anderson Investment Management, Inc.(7)
   10.28   -- Term Sheet dated as of July 19, 1996, between the Registrant and High
              River Limited Partnership(7)
   10.29   -- Form of Prudential Securities Incorporated Warrant to Purchase
              100,000 Shares of the Registrant's Common Stock(7)
   10.30   -- Form of Gaines Berland, Inc. Warrant to Purchase 300,000 Shares of
              the Registrant's Common Stock(7)
   10.31   -- Form of Gaines Berland, Inc. Warrant to Purchase 700,000 Shares of
              the Registrant's Common Stock(7)
   10.32   -- Agreement dated January 1, 1996 between the Registrant and Sandefer
              Oil & Gas, Inc.(7)
   10.33   -- Consulting Agreement dated January 1, 1996 between Sandefer Oil &
              Gas, Inc. and Potosky Oil & Gas, Inc. and Atocha Exploration, Inc.(7)
   10.34   -- Stock Purchase Agreement dated August 7, 1996 between the Registrant and High River Limited Partnership(8)

 EXHIBIT                                                                           SEQUENTIAL
  NUMBER                                   EXHIBIT                                 PAGE NUMBER
- ---------- -----------------------------------------------------------------------------------
   11.1    --Computation of Alexander Earnings (Loss) Per Share for the Years Ended
              December 31, 1995, 1994 and 1993
   11.2    -- Computation of Alexander Earnings (Loss) Per Share for the Three
              Months Ended March 31, 1995 and 1996
   23.1    -- Consent of Ernst & Young LLP, independent auditors(8)
   23.2    -- Consent of Coopers & Lybrand L.L.P., independent accountants(8)
   23.3    -- Consent of Ernst & Young LLP, independent auditors(8)
   23.4    -- Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers(7)
   23.5    -- Consent of Strasburger & Price, L.L.P.(8)
   23.6    -- Consent of Bob G. Alexander(7)
   23.7    -- Consent of Jim L. David(7)
   23.8    -- Consent of Robert A. West(7)
   23.9    -- Consent of Robert J. Mitchell(8)
   23.10   -- Consent of Oppenheimer & Co., Inc., financial advisor(7)
   23.11   -- Consent of Prudential Securities Incorporated, financial advisor(7)
   99.1    -- Form of the Registrant's Proxy Card(8)
   99.2    -- Form of Alexander's Proxy Card(7)
   99.3    -- Form of Certificate of Amendment of Certificate of Incorporation of
              the Registrant(8)
   99.4    -- Form of Certificate of Designations of the Registrant of Convertible
              Preferred Stock, Series D(8)


- ---------------

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-4 (No. 33-38331), dated April 23, 1991.

(2) Incorporated by reference to the Registrant's Registration Statement on Form S-3 (No. 33-81172), dated July 27, 1994.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated June 17, 1994.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K, dated July 17, 1995.

(5) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1992.

(6) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.


(7) Previously filed with the Registration Statement on Form S-4, which this Amendment No. 1 amends.



(8) Filed herewith.